                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                          [ ]  Confidential, for Use of the Commission Only (as
                                                              permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                              BOWATER INCORPORATED
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[ ]  No fee required.

[X]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

    (1)  Title of each class of securities to which transaction applies:

         Common Shares ("Avenor Common Shares") of Avenor Inc. ("Avenor")

    (2)  Aggregate number of securities to which transaction applies:

         66,842,000, being the number of Avenor Common Shares expected to be acquired in the transaction.

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

         The filing fee of $322,513 is calculated in accordance with Rule 0-11(c)(1) under the Securities Exchange Act of 1934 (the "Exchange Act") as follows: one-fiftieth of one percent of $1,612,563,250, which is the sum of (a) the amount of cash to be paid, (b) the value of the common stock, par value $1 per share ("Bowater Common Stock"), of Bowater Incorporated to be issued and (c) the value of the exchangeable shares (the "Exchangeable Shares") of Bowater Canada Inc. to be issued, to holders of Avenor Common Shares in the transaction. The cash to be paid, $990,391,590, was calculated as (x) the product of: (a) C$35, (b) 66,842,000, the aggregate number of outstanding Avenor Common Shares assuming the exercise of all Avenor stock options and (c) .60 divided by (y) 1.4173, the value in Canadian dollars of one U.S. dollar at the rate of exchange equal to the Bank of Canada's noon spot exchange rate for such currencies on April 1, 1998. The value of the Bowater Common Stock and the value of the Exchangeable Shares were determined in accordance with Rule 0-11(a)(4) under the Exchange Act based on the value of the Avenor Common Shares to be acquired by Bowater in the transaction. The value of the Avenor Common Shares to be acquired in exchange for the Bowater Common Stock and Exchangeable Shares is $622,171,660, calculated as (x) the product of (a) $24.125, the average of the high and low sales prices per share of Avenor Common Shares on April 2, 1998, as reported on the New York Stock Exchange, multiplied by (b) 66,842,000; reduced by (y) $990,391,590, the amount of cash to be paid.

    (4)  Proposed maximum aggregate value of transaction:

         $1,612,563,250

    (5)  Total fee paid:

         $322,513

[X]  Fee paid previously with preliminary materials:

   $322,513 (Fee paid by wire transfer on April 3, 1998.)

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1)  Amount Previously Paid:

    (2)  Form, Schedule or Registration Statement No.:

    (3)  Filing Party:

    (4)  Date Filed:

(BOWATER LOGO)

                                                          55 East Camperdown Way
                                                            Post Office Box 1028
                                                            Greenville, SC 29602

                                                                   June 18, 1998

Dear Shareholders:

     You are cordially invited to attend a special meeting of shareholders of Bowater Incorporated ("Bowater"), which will be held at 55 East Camperdown Way, Greenville, South Carolina, on Tuesday, July 21, 1998, at 11:00 a.m. local time.

     At the special meeting, Bowater will ask for your approval of a transaction by which Bowater will acquire the business of Avenor Inc. ("Avenor"), a corporation incorporated under the laws of Canada. We believe that this combination will offer significant and compelling opportunities for our shareholders, as more fully described in the attached Joint Management Information Circular and Proxy Statement (the "Joint Proxy Statement").

     We believe that the transaction will create a premier North American forest products company with an enhanced ability to serve the major newsprint markets. Further, we believe that the transaction adds complementary, cost-competitive mills to Bowater's current asset base. Over the past ten years, the Avenor mills generally have had significant capital investments, including extensive upgrades to both pulp and paper manufacturing facilities, making them productive and efficient assets. By increasing the geographic diversity of Bowater's operations, we expect that the combination should create significant advantages in delivery and service optimization for our customers. As a result of the integration of Avenor with Bowater, we foresee significant opportunities for cost reductions and operating efficiencies as discussed in the Joint Proxy Statement under the captions "The Transaction--Bowater's Reasons for the Transaction; Recommendation of the Bowater Board" and "Risk Factors".

     Specifically, at this special meeting you will be asked to consider a proposal to approve the issuance of shares of common stock, par value $1 per share, of Bowater pursuant to the Amended and Restated Arrangement Agreement dated as of March 9, 1998 (the "Arrangement Agreement"), between Avenor and Bowater, and the transactions related thereto. Pursuant to the Arrangement Agreement, Bowater and Avenor agreed to engage in a transaction that has the economic effect of Bowater acquiring Avenor pursuant to a plan of arrangement (the "Arrangement") involving Avenor and its shareholders under Canadian law.

     THE BOARD OF DIRECTORS OF BOWATER HAS UNANIMOUSLY APPROVED THE TERMS OF THE ARRANGEMENT AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY AND UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE ISSUANCE OF SHARES OF BOWATER COMMON STOCK AT THE SPECIAL MEETING.

     Under the Arrangement, each holder of Avenor Common Shares (other than holders who exercise and perfect their dissent rights) may elect to receive for each such share, subject to proration as discussed below, (i) C$35 in cash, without interest thereon, (ii) a number of shares of Bowater Common Stock equal to the Exchange Ratio, (iii) a number of Exchangeable Shares (described below) equal to the Exchange Ratio, or (iv) a combination of the foregoing. The "Exchange Ratio" will equal C$35 divided by the product of the weighted average trading price of shares of Bowater Common Stock on the New York Stock Exchange for the 20 trading days ending on the third business day prior to the effective date of the Arrangement (but not more than US$55.6187 or less than US$45.5062) multiplied by the value in Canadian dollars of one U.S. dollar on the last of such trading days. The maximum aggregate number of Avenor Common Shares that may be exchanged for cash may not exceed 60% of the total number of outstanding Avenor Common Shares. The maximum aggregate number of Avenor Common Shares that may be exchanged for shares of Bowater Common Stock and/or Exchangeable Shares may not exceed 50% of the total number of outstanding Avenor Common Shares.

     The Exchangeable Shares will be issued by a newly-incorporated Canadian subsidiary of Bowater and will be exchangeable, at any time at the option of the holder, on a one-for-one basis for shares of Bowater Common Stock. Pursuant to a Voting and Exchange Trust Agreement, a trustee will be appointed who will be the holder of one share of a new class of special voting stock of Bowater that will entitle the trustee to a number of votes on all matters on which holders of shares of Bowater Common Stock are entitled to vote equal to the number of Exchangeable Shares outstanding from time to time (other than those held by Bowater or its affiliates). By furnishing instructions to the trustee, holders of Exchangeable Shares will be able to exercise voting rights equivalent to those they would have after the exchange of their Exchangeable Shares for shares of Bowater Common Stock. Holders of Exchangeable Shares will also be entitled to receive dividends paid by Bowater's Canadian subsidiary equivalent on a per share basis to any dividends paid on shares of Bowater Common Stock as described in the attached Joint Proxy Statement.

     The Board of Directors of Avenor has also unanimously approved the terms of the Arrangement Agreement and the transactions contemplated thereby and has unanimously recommended to Avenor's shareholders that they vote in favor of a special resolution approving the Arrangement.

     The Arrangement is conditioned on the approval by the holders of Bowater Common Stock of the issuance of shares of Bowater Common Stock in connection with the Arrangement. Accordingly, whether or not you plan to attend the special meeting, please complete, sign and date the enclosed proxy card and return it in the enclosed postage-paid envelope to ensure that your shares will be represented at the special meeting.

                                  Sincerely yours,

                                  /s/ Arnold M. Nemirow
                                  ARNOLD M. NEMIROW
                                  Chairman of the Board,
                                  President and Chief Executive Officer

                              BOWATER INCORPORATED
                             55 EAST CAMPERDOWN WAY
                              POST OFFICE BOX 1028
                              GREENVILLE, SC 29602

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                          TO BE HELD ON JULY 21, 1998

TO THE SHAREHOLDERS
OF BOWATER INCORPORATED:

     Notice is hereby given that a special meeting of shareholders of Bowater Incorporated ("Bowater") will be held at 55 East Camperdown Way, Greenville, South Carolina, on Tuesday, July 21, 1998, at 11:00 a.m. local time (together with any and all adjournments or postponements thereof, the "Bowater Meeting"), for the following purposes:

          1. To consider and vote upon a proposal to approve the issuance of shares of common stock ("Bowater Common Stock"), par value US$1 per share, of Bowater pursuant to the Amended and Restated Arrangement Agreement (the "Arrangement Agreement"), dated as of March 9, 1998, between Avenor Inc. ("Avenor"), a corporation incorporated under the laws of Canada, and Bowater, and pursuant to the transactions related to the Arrangement Agreement. Under the Arrangement Agreement, Bowater and Avenor agreed to engage in a transaction that has the economic effect of Bowater acquiring Avenor. Pursuant to the Arrangement Agreement, Avenor will apply to the Ontario Court of Justice for an order for an arrangement (the "Arrangement"), pursuant to which Bowater, through two newly-incorporated Canadian subsidiaries, will acquire outstanding common shares of Avenor ("Avenor Common Shares"), other than the shares of holders who exercise and perfect their dissent rights, and each holder of Avenor Common Shares will be entitled to elect to receive for each such share, subject to proration as described below, (i) C$35 in cash, without interest thereon, (ii) a number of shares of Bowater Common Stock equal to the Exchange Ratio, (iii) a number of exchangeable shares (the "Exchangeable Shares") of one of the newly-incorporated subsidiaries of Bowater equal to the Exchange Ratio, or
     (iv) a combination of the foregoing. The "Exchange Ratio" will equal C$35 divided by the product of the weighted average trading price of shares of Bowater Common Stock on the New York Stock Exchange for the 20 trading days ending on the third business day prior to the effective date of the Arrangement (but not more than US$55.6187 or less than US$45.5062) multiplied by the value in Canadian dollars of one U.S. dollar on the last of such trading days. The maximum aggregate number of Avenor Common Shares that may be exchanged for cash may not exceed 60% of the total number of outstanding Avenor Common Shares. The maximum aggregate number of Avenor Common Shares that may be exchanged for shares of Bowater Common Stock and/or Exchangeable Shares may not exceed 50% of the total number of outstanding Avenor Common Shares; and

          2. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

     The Board of Directors of Bowater has fixed the close of business on June 8, 1998, as the record date for determining the shareholders entitled to notice of, and to vote at, the Bowater Meeting. Each share of Bowater Common Stock will entitle the holder to one vote at the Bowater Meeting.

     WHETHER OR NOT YOU PLAN TO ATTEND THE BOWATER MEETING, PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT IN THE ENCLOSED POSTAGE-PAID ENVELOPE. THE PROXY MAY BE REVOKED AT ANY TIME PRIOR TO THE VOTE AT THE BOWATER MEETING BY FOLLOWING THE PROCEDURES SET FORTH IN THE ATTACHED JOINT MANAGEMENT INFORMATION CIRCULAR AND PROXY STATEMENT.

                                          By Order of the Board of Directors,

                                          /s/ WENDY C. SHIBA
                                          WENDY C. SHIBA
                                          Vice President,
                                          Secretary and Assistant General
                                          Counsel

Greenville, South Carolina
June 18, 1998

                                                             (AVENOR LETTERHEAD)

                                                                   June 18, 1998

Dear Shareholder:

     You are cordially invited to attend the annual and special meeting of shareholders (the "Avenor Meeting") of Avenor Inc. ("Avenor"), which will be held in the West Ballroom of the Sheraton Centre Hotel, 1201 Rene-Levesque Boulevard West, Montreal, Quebec, on Tuesday, July 21, 1998, at 11:00 a.m. Montreal time.

     At the Avenor Meeting, you will be asked to approve a proposed plan of arrangement (the "Arrangement") under Canadian law involving Avenor and its shareholders pursuant to an Amended and Restated Arrangement Agreement (the "Arrangement Agreement") dated as of March 9, 1998, between Avenor and Bowater Incorporated, a Delaware corporation ("Bowater"). Under the Arrangement Agreement, Bowater and Avenor agreed to engage in a transaction that has the economic effect of Bowater acquiring Avenor.

     THE BOARD OF DIRECTORS OF AVENOR HAS UNANIMOUSLY APPROVED THE TERMS OF THE ARRANGEMENT AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY AND UNANIMOUSLY RECOMMENDS THAT YOU VOTE IN FAVOUR OF THE ARRANGEMENT RESOLUTION AND THE SHAREHOLDER RIGHTS PLAN RESOLUTION DESCRIBED BELOW.

     The Board of Directors of Bowater has also unanimously approved the terms of the Arrangement Agreement and the transactions contemplated thereby and has unanimously recommended to its shareholders that they approve the issuance of shares of Bowater Common Stock in connection with the Arrangement.

     Under the Arrangement, each holder of Avenor Common Shares (other than holders who exercise and perfect their dissent rights) may elect to receive for each such share, subject to proration as discussed below, (i) C$35 in cash, without interest thereon, (ii) a number of shares of Bowater Common Stock equal to the Exchange Ratio (described below), (iii) a number of Exchangeable Shares (described below) equal to the Exchange Ratio, or (iv) a combination of the foregoing. The "Exchange Ratio" will equal C$35 divided by the product of the weighted average trading price of shares of Bowater Common Stock on the New York Stock Exchange for the 20 trading days ending on the third business day prior to the effective date of the Arrangement (but not more than US$55.6187 or less than US$45.5062, pursuant to the Arrangement Agreement) multiplied by the value in Canadian dollars of one U.S. dollar on the last of such trading days. The maximum aggregate number of Avenor Common Shares that may be exchanged for cash may not exceed 60% of the total number of outstanding Avenor Common Shares. The maximum aggregate number of Avenor Common Shares that may be exchanged for shares of Bowater Common Stock and/or Exchangeable Shares may not exceed 50% of the total number of outstanding Avenor Common Shares.

     The Exchangeable Shares will be issued by a newly-incorporated Canadian subsidiary of Bowater and will be exchangeable at any time at the option of the holder, on a one-for-one basis, for shares of Bowater Common Stock. Pursuant to a Voting and Exchange Trust Agreement, a trustee will be appointed who will be the holder of one share of a new class of special voting stock of Bowater that will entitle the trustee to a number of votes on all matters on which holders of shares of Bowater Common Stock are entitled to vote equal to the number of Exchangeable Shares outstanding from time to time, other than those held by Bowater or its affiliates. By furnishing instructions to the trustee, holders of Exchangeable Shares will be able to exercise voting rights equivalent to those they would have after the exchange of their Exchangeable Shares for shares of Bowater Common Stock. Holders of Exchangeable Shares will also be entitled to receive dividends paid by Bowater's Canadian subsidiary equivalent on a per share basis to any dividends paid on shares of Bowater Common Stock. The Exchangeable Shares provide an opportunity for certain shareholders of Avenor to achieve Canadian tax deferral in certain circumstances and will be an eligible investment under certain Canadian statutes, as described in the attached Joint Management Information Circular and Proxy Statement (the "Joint Proxy Statement").

     At the Avenor Meeting, you will be asked to vote on a special resolution to approve the Arrangement (the "Arrangement Resolution"). The Arrangement Resolution must be approved by not less than two-thirds of the votes cast by shareholders on such resolution at the Avenor Meeting, either in person or by proxy. In addition, you will be asked to vote on a resolution to approve the waiving of the application of Avenor's Shareholder Rights Plan Agreement dated as of October 20, 1995, between Avenor and Montreal Trust Company, as rights agent, in respect of the Arrangement (the "Shareholder Rights Plan Resolution"). The Shareholder Rights Plan Resolution must be approved by a majority of the votes cast by shareholders at the Avenor Meeting, either in person or by proxy. You will also be asked to elect the directors of Avenor and to appoint the auditors of Avenor and authorize the directors to fix the remuneration of the auditors, both of which must be approved by a majority of the votes cast by shareholders at the Avenor Meeting.

     The Joint Proxy Statement accompanying this letter contains a detailed description of the background and mechanics of the Arrangement and the businesses of Avenor and Bowater, as well as historical financial information of both Avenor and Bowater. Please give this material your careful consideration and, if you require assistance, consult your financial, income tax or other professional advisors.

     The Arrangement is conditional on approval by the holders of Avenor Common Shares of the Arrangement Resolution and the Shareholder Rights Plan Resolution. Accordingly, whether or not you plan to attend the Avenor Meeting, please complete, sign and date the enclosed proxy card and return it in the enclosed postage-paid envelope or by facsimile to ensure that your shares will be represented at the meeting.

     A Letter of Transmittal and Election Form and a Notice of Guaranteed Delivery are being mailed together with the Joint Proxy Statement to each person who was a holder of Avenor Common Shares on the June 12, 1998 record date. Each such holder (and each holder of record of Avenor Common Shares on or prior to July 20, 1998) will have the right to submit a Letter of Transmittal and Election Form specifying the number of Avenor Common Shares that such person desires to have exchanged for cash, Exchangeable Shares or shares of Bowater Common Stock, or a combination of the foregoing, subject to proration. Shareholders who do not make an election will be deemed to have elected to receive Exchangeable Shares under the Arrangement. Accordingly, whether or not you plan to attend the Avenor Meeting, please complete, sign and date the enclosed Letter of Transmittal and Election Form and return it in the enclosed postage-paid envelope.

                                          Yours very truly,

                                          /s/ ARTHUR R. SAWCHUK

                                          ARTHUR R. SAWCHUK
                                          President and Chief Executive Officer

                                  AVENOR INC.
                         1250 Rene-Levesque Blvd. West
                            Montreal, Quebec H3B 4Y3

              NOTICE OF ANNUAL AND SPECIAL MEETING OF SHAREHOLDERS
                          TO BE HELD ON JULY 21, 1998

To the Shareholders of Avenor Inc.:

     NOTICE IS HEREBY GIVEN that the annual and special meeting of shareholders of Avenor Inc. ("Avenor") will be held in the West Ballroom of the Sheraton Centre Hotel, 1201 Rene-Levesque Boulevard West, Montreal, Quebec on Tuesday, July 21, 1998, at 11:00 a.m. (Montreal time) for the following purposes:

          1. pursuant to an interim order dated June 16, 1998 of the Ontario Court of Justice (General Division), to consider and, if deemed advisable, to approve, with or without amendment, a special resolution to approve a plan of arrangement (the "Arrangement") under section 192 of the Canada Business Corporations Act, which will involve, among other things, certain transactions resulting in Bowater Incorporated ("Bowater") holding indirectly all the issued and outstanding common shares of Avenor;

          2. to consider and, if deemed advisable, to approve, with or without amendment, a resolution to approve the waiving in respect of the Arrangement of the application of Avenor's shareholder rights plan agreement dated as of October 20, 1995, between Avenor and Montreal Trust Company;

          3. to receive and consider the consolidated financial statements of Avenor and its subsidiaries for the fiscal year ended December 31, 1997, and the auditors' report thereon;

          4. to elect directors;

          5. to appoint auditors and authorize the directors to fix the auditors' remuneration; and

          6. to transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

     The Board of Directors of Avenor has fixed the close of business on June 12, 1998, as the record date for determining shareholders entitled to notice of, and to vote at, the meeting.

     A copy of the special resolution referred to in item 1 and the resolution referred to in item 2 are attached to the Joint Management Information Circular and Proxy Statement as Annex A and Annex B, respectively.

     DATED at Montreal, Quebec this 18th day of June, 1998.

                                          By Order of the Board of Directors,

                                          /s/ MARC REGNIER

                                          MARC REGNIER
                                          Senior Vice President,
                                          General Counsel and Secretary

---------------

Notes:
(1) Shareholders who are unable to be present in person at the meeting are requested to sign and return the accompanying form of proxy for use at the meeting in the envelope provided for that purpose. To be effective, proxies must be deposited with Montreal Trust Company of Canada, Proxy Department, 6th Floor, 1800 McGill College Avenue, Montreal, Quebec H3A 3K9, or by facsimile to Montreal Trust Company of Canada at (514) 982-7635 by 10:00 a.m. (Montreal time) on the day of the meeting or any adjournment or postponement thereof.
(2) Only holders of Avenor Common Shares of record at the close of business on June 12, 1998, will be entitled to vote at the meeting, except to the extent that the person has transferred any of such shares after that date and the transferee of such shares establishes proper ownership and requests before 10:00 a.m. on the day of the meeting (or any adjournment or postponement thereof) that the transferee's name be included in the list of shareholders for the meeting.

            BOWATER INCORPORATED                                AVENOR INC.
           55 East Camperdown Way                      1250 Rene-Levesque Blvd. West
                P.O. Box 1028                                Montreal, Quebec
      Greenville, South Carolina 29602                            H3B 4Y3

                             ---------------------

           JOINT MANAGEMENT INFORMATION CIRCULAR AND PROXY STATEMENT

     This Joint Management Information Circular and Proxy Statement (the "Joint Proxy Statement") is being furnished to holders of shares of common stock, par value US$1 per share ("Bowater Common Stock"), of Bowater Incorporated, a Delaware corporation ("Bowater"), in connection with the solicitation of proxies by the Board of Directors of Bowater (the "Bowater Board") for use at the special meeting of Bowater shareholders to be held on July 21, 1998, and any adjournment or postponement thereof (the "Bowater Meeting").

     This Joint Proxy Statement is also being furnished to holders of common shares ("Avenor Common Shares") of Avenor Inc., a corporation incorporated under the laws of Canada ("Avenor"), in connection with the solicitation of proxies by the management of Avenor for use at the annual and special meeting of Avenor shareholders to be held on July 21, 1998, and any adjournment or postponement thereof (the "Avenor Meeting", and together with the Bowater Meeting, the "Meetings").

     At the Bowater Meeting, holders of shares of Bowater Common Stock will be asked to consider and vote upon a proposal to approve the issuance of shares (the "Share Issuance") of Bowater Common Stock pursuant to the Amended and Restated Arrangement Agreement dated as of March 9, 1998, between Bowater and Avenor (the "Arrangement Agreement") and pursuant to the transactions related thereto (collectively, the "Transaction"). At the Avenor Meeting, holders of Avenor Common Shares will be asked to consider and vote upon, among other things, a special resolution (the "Arrangement Resolution") to approve the plan of arrangement (the "Arrangement") contemplated by the Arrangement Agreement and a resolution (the "Shareholder Rights Plan Resolution") to approve the waiving of the application of Avenor's shareholder rights plan agreement (the "Shareholder Rights Plan") dated as of October 20, 1995, between Avenor and Montreal Trust Company, as rights agent, in respect of the Arrangement.

     SEE "RISK FACTORS" BEGINNING ON PAGE 23 FOR CERTAIN CONSIDERATIONS RELEVANT TO APPROVAL OF THE MATTERS REFERRED TO ABOVE AND AN INVESTMENT IN THE SECURITIES REFERRED TO HEREIN.
                                                        (Continued on next page)

                             ---------------------

     This Joint Proxy Statement and the accompanying forms of proxy are first being mailed to shareholders of Bowater and Avenor on or about June 22, 1998.

    THE SECURITIES TO BE ISSUED IN THE TRANSACTION HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
    SECURITIES COMMISSION NOR HAS THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR
ADEQUACY OF THIS JOINT PROXY STATEMENT. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

            The date of this Joint Proxy Statement is June 18, 1998.

(Continued from previous page)

     Pursuant to the Arrangement Agreement, Avenor will apply to the Ontario Court of Justice (General Division) (the "Ontario Court") for an order for the Arrangement under the provisions of section 192 of the Canada Business Corporations Act (the "CBCA"), pursuant to which Bowater, through Bowater Canadian Holdings Incorporated ("Bowater Holdings") and Bowater Canada Inc. ("Bowater Canada"), two newly-incorporated Canadian subsidiaries of Bowater, will acquire outstanding Avenor Common Shares and each holder of Avenor Common Shares (other than holders who exercise and perfect their dissent rights) will be entitled to elect to receive for each such share, subject to proration (as discussed below), (i) C$35 in cash, without interest thereon, (ii) a number of shares of Bowater Common Stock equal to the Exchange Ratio, or (iii) a number of exchangeable shares ("Exchangeable Shares") of Bowater Canada equal to the Exchange Ratio, or (iv) a combination of the foregoing. The "Exchange Ratio" will equal C$35 divided by the product of the weighted average trading price of shares of Bowater Common Stock on the New York Stock Exchange (the "NYSE") for the 20 trading days ending on the third business day prior to the effective date of the Arrangement (but not more than US$55.6187 or less than US$45.5062) multiplied by the value in Canadian dollars of one U.S. dollar on the last of such trading days. The maximum aggregate number of Avenor Common Shares that may be exchanged for cash may not exceed 60% of the total number of outstanding Avenor Common Shares. The maximum aggregate number of Avenor Common Shares that may be exchanged for shares of Bowater Common Stock and/or Exchangeable Shares may not exceed 50% of the total number of outstanding Avenor Common Shares. See "Summary--The Transaction--Proration" and "The Transaction--Transaction Mechanics and Description of Exchangeable Shares--Proration".

     The Exchangeable Shares will be issued by Bowater Canada and will be exchangeable, at any time at the option of the holder, on a one-for-one basis for shares of Bowater Common Stock. Pursuant to a Voting and Exchange Trust Agreement (the "Voting and Exchange Trust Agreement") to be entered into between Bowater, Bowater Holdings, Bowater Canada and Montreal Trust Company of Canada (together with its successors, the "Trustee"), the Trustee thereunder will be the holder of one share of a new class of special voting stock of Bowater (the "Special Voting Stock") that will entitle the Trustee to a number of votes on all matters on which holders of shares of Bowater Common Stock are entitled to vote equal to the number of Exchangeable Shares outstanding from time to time (other than those held by Bowater or its affiliates) for which the Trustee has timely received voting instructions from the holders of Exchangeable Shares. By furnishing instructions to the Trustee, holders of Exchangeable Shares will be able to exercise voting rights equivalent to those they would have after the exchange of their Exchangeable Shares for shares of Bowater Common Stock. Holders of Exchangeable Shares will also be entitled to receive dividends paid by Bowater Canada equivalent on a per share basis to any dividends paid on shares of Bowater Common Stock.

     All information in this Joint Proxy Statement relating to Bowater has been supplied by Bowater, and all information relating to Avenor has been supplied by Avenor.

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION, OTHER THAN THOSE CONTAINED IN THIS JOINT PROXY STATEMENT, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION SHOULD NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS JOINT PROXY STATEMENT DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY OR AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO PURCHASE, ANY SECURITIES IN ANY JURISDICTION IN WHICH SUCH SOLICITATION OR OFFERING MAY NOT LAWFULLY BE MADE.

     NEITHER THE DELIVERY OF THIS JOINT PROXY STATEMENT NOR ANY DISTRIBUTION OF SECURITIES REFERRED TO IN THIS JOINT PROXY STATEMENT SHALL, UNDER ANY CIRCUMSTANCES, IMPLY THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION SET FORTH HEREIN OR IN THE AFFAIRS OF BOWATER OR AVENOR SINCE THE DATE HEREOF OR THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                               TABLE OF CONTENTS

                                                              PAGE
                                                              -----
GLOSSARY....................................................     vi
REPORTING CURRENCIES AND ACCOUNTING PRINCIPLES..............   xiii
CURRENCY EXCHANGE RATES.....................................   xiii
SUMMARY.....................................................      1
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS...     22
RISK FACTORS................................................     23
  Risks Related to the Transaction..........................     23
  Risks Related to Operations after the Transaction.........     25
COMPARATIVE MARKET PRICE DATA...............................     28
THE BOWATER MEETING.........................................     29
THE AVENOR MEETING..........................................     30
THE TRANSACTION.............................................     33
  Background of the Transaction.............................     33
  Bowater's Reasons for the Transaction; Recommendation of
     the Bowater Board......................................     36
  Opinions of Bowater's Financial Advisors..................     38
  Avenor's Reasons for the Transaction; Recommendation of
     the Avenor Board.......................................     43
  Opinion of Avenor's Financial Advisor.....................     45
  Plans and Proposals.......................................     48
  Interests of Certain Persons in the Transaction...........     49
  Transaction Mechanics and Description of Exchangeable
     Shares.................................................     50
  Court Approval of the Arrangement and Completion of the
     Transaction............................................     55
  Election Procedures.......................................     55
  Exchange Procedures.......................................     56
  Stock Exchange Listings...................................     59
  Accounting Treatment......................................     59
  Plan of Financing.........................................     59
  Eligibility for Investment in Canada......................     60
  Resale of Exchangeable Shares and Bowater Common Stock
     Received in the Transaction............................     60
  Ongoing Canadian Reporting Obligations....................     61
OTHER TERMS OF THE ARRANGEMENT AGREEMENT....................     62
  Representations and Warranties............................     62
  Conduct of Business Pending the Arrangement...............     62
  Non-Solicitation..........................................     66
  Mutual Standstill.........................................     68
  Employment Agreements.....................................     68
  Conditions to Closing.....................................     68
  Amendment and Waiver......................................     71
  Termination and Termination Fees..........................     71
  Expenses..................................................     72
REGULATORY MATTERS..........................................     72
  Hart-Scott-Rodino Act.....................................     72
  Competition Act (Canada)..................................     72
  Investment Canada Act.....................................     73
INCOME TAX CONSIDERATIONS...................................     74
  Canadian Federal Income Tax Considerations for Avenor
     Shareholders...........................................     74
  Shareholders Resident in Canada...........................     75
  Shareholders Not Resident in Canada.......................     81
  United States Federal Income Tax Considerations for
     Bowater Shareholders...................................     82
  United States Federal Income Tax Considerations for Avenor
     Shareholders...........................................     83

                                                              PAGE
                                                              -----
DESCRIPTION OF CAPITAL STOCK................................     90
  Principal Holders of Securities...........................     90
  Bowater Capital Stock.....................................     90
  Bowater Holdings Share Capital............................     92
  Bowater Canada Share Capital..............................     92
  Avenor Share Capital......................................     95
  Voting and Exchange Trust Agreement.......................     96
  Support Agreement.........................................     97
  Registration and Listing of Bowater Common Stock..........     98
  Avenor Convertible Debentures.............................     98
  Transfer Agents and Registrars............................     98
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL
  STATEMENTS................................................     99
NOTES TO PRO FORMA CONDENSED COMBINED FINANCIAL
  STATEMENTS................................................    103
AVENOR MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
  CONDITION AND RESULTS OF OPERATIONS.......................    109
INFORMATION CONCERNING AVENOR...............................    123
  Incorporation and History.................................    123
  Subsidiaries and Interests in Partnerships................    124
  General Development of the Business.......................    124
  Business and Properties...................................    125
  Manufacturing Facilities..................................    127
  Investment in Ponderay Partnership........................    129
  Capital Expenditures......................................    129
  Fibre Supply..............................................    129
  Major Developments........................................    131
  Competition and Business Environment......................    132
  Transportation............................................    133
  Energy....................................................    133
  Research and Development..................................    133
  Environmental Matters.....................................    133
  Human Resources...........................................    134
  Share Capital of Avenor...................................    134
  Principal Holders of Avenor Common Shares.................    135
  Directors and Officers....................................    135
  Executive Compensation....................................    139
  Report on Executive Compensation..........................    142
  Indebtedness of Directors and Officers....................    143
  Statement of Corporate Governance Practices...............    144
  Performance Graph.........................................    146
  Interest of Management and Others in Material
     Transactions...........................................    146
  Debt......................................................    146
  Legal Proceedings.........................................    147
  Dividend Record...........................................    147
BOWATER MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
  CONDITION AND RESULTS OF OPERATIONS.......................    148
INFORMATION CONCERNING BOWATER..............................    160
  Business..................................................    160
  Properties................................................    165
  Legal Proceedings.........................................    166

                                                              PAGE
                                                              -----
  Executive Officers and Directors..........................    166
  Board and Committee Meetings..............................    169
  Director Compensation.....................................    169
  Security Ownership of Certain Beneficial Owners and
     Management.............................................    170
  Human Resources and Compensation Committee Report on
     Executive Compensation.................................    173
  Executive Compensation....................................    176
  Shareholder Return Performance Presentation...............    181
  Certain Relationships and Related Transactions............    181
INFORMATION CONCERNING BOWATER CANADA.......................    182
  Business..................................................    182
  Share Capital.............................................    182
  Directors and Officers....................................    182
COMPARISON OF SHAREHOLDER RIGHTS............................    183
  Vote Required for Extraordinary Transactions..............    183
  Amendment to Governing Documents..........................    184
  Dissenters' Rights........................................    184
  Oppression Remedy.........................................    185
  Derivative Action.........................................    185
  Shareholder Consent in Lieu of Meeting....................    186
  Director Qualifications...................................    186
  Fiduciary Duties of Directors.............................    186
  Indemnification of Officers and Directors.................    186
  Director Liability........................................    187
  Anti-Takeover Provisions and Interested Stockholder
     Transactions...........................................    187
DISSENTING SHAREHOLDERS' RIGHTS.............................    189
  Avenor....................................................    189
  Bowater...................................................    190
ADDITIONAL MATTERS FOR CONSIDERATION OF AVENOR
  SHAREHOLDERS..............................................    191
  Election of Directors.....................................    191
  Appointment of Auditors...................................    191
PROPOSALS BY BOWATER SHAREHOLDERS...........................    191
ACCOUNTANTS.................................................    192
AVAILABLE INFORMATION.......................................    192
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.............    192
APPROVAL OF PROXY STATEMENT BY AVENOR BOARD OF DIRECTORS....    194
INDEX TO BOWATER CONSOLIDATED FINANCIAL STATEMENTS..........   FS-1
INDEX TO AVENOR CONSOLIDATED FINANCIAL STATEMENTS...........   FS-1
ANNEX A -- Form of Arrangement Resolution...................    A-1
ANNEX B -- Form of Shareholder Rights Plan Resolution.......    B-1
ANNEX C -- Notice of Application............................    C-1
ANNEX D -- Arrangement Agreement............................    D-1
ANNEX E -- Plan of Arrangement Including Exchangeable Share
           Provisions.......................................    E-1
ANNEX F -- Form of Voting and Exchange Trust Agreement......    F-1
ANNEX G -- Form of Support Agreement........................    G-1
ANNEX H -- Opinion of Goldman, Sachs & Co...................    H-1
ANNEX I -- Opinion of TD Securities Inc.....................    I-1
ANNEX J -- Opinion of RBC Dominion Securities Inc...........    J-1
ANNEX K -- Section 190 of the CBCA..........................    K-1

                                    GLOSSARY

     Unless the context otherwise requires, the following terms shall have the following meanings when used in this Joint Proxy Statement:

     "Acquisition Proposal" means any merger, amalgamation, take-over bid, sale of material assets (or any lease, long-term supply agreement or other arrangement having the same economic effect as a sale), any material sale of shares or rights or interests therein or thereto or similar transactions involving Avenor or Bowater or any material subsidiaries (as defined in the Arrangement Agreement) of Avenor or Bowater, or a proposal to do so, excluding the Arrangement and transactions permitted in Avenor's covenants under the Arrangement Agreement.

     "Ancillary Rights" means, collectively, the Voting Rights and the Exchange Rights.

     "Antitrust Division" means the Antitrust Division of the United States Department of Justice.

     "ARC" means an advance ruling certificate issued under section 102 of the Competition Act.

     "Arrangement" means the proposed arrangement involving Avenor and its shareholders under section 192 of the CBCA, pursuant to the Plan of Arrangement.

     "Arrangement Agreement" means the Amended and Restated Arrangement Agreement dated as of March 9, 1998, between Avenor and Bowater, a copy of which is attached to this Joint Proxy Statement as Annex D.

     "Arrangement Resolution" means the special resolution of Avenor Shareholders approving the Arrangement in the form attached to this Joint Proxy Statement as Annex A.

     "Articles of Arrangement" means the Articles of Arrangement to be filed by Avenor under the CBCA to give effect to the Arrangement.

     "Available Cash Elected Shares" means, in the event the Requested Cash Amount exceeds the Cash Cap, the number of a holder's Cash Elected Shares reduced to the product of the Cash Proration Factor and the number of Cash Elected Shares of such holder.

     "Available Share Elected Shares" means, in the event the Requested Share Amount exceeds the Share Cap, the number of a holder's Deemed Share Elected Shares reduced to the product of the Share Proration Factor and the number of Deemed Share Elected Shares of such holder.

     "Avenor" means Avenor Inc., a corporation incorporated under the CBCA.

     "Avenor Articles" means the articles of amalgamation of Avenor dated January 1, 1989, as amended.

     "Avenor Board" means the Board of Directors of Avenor.

     "Avenor By-laws" means Avenor's By-laws, as amended from time to time.

     "Avenor Common Shares" means the common shares in the capital of Avenor.

     "Avenor Convertible Debentures" means the 7.5% Convertible Debentures of Avenor issued on February 8, 1994.

     "Avenor KESOP" means Avenor's Key Employee Stock Option Plan providing for the issuance of Avenor Options and Avenor SARs.

     "Avenor Management Nominees" means the persons named in the form of proxy mailed to Avenor Shareholders.

     "Avenor Meeting" means the annual and special meeting of Avenor Shareholders to be held on July 21, 1998, and any adjournment or postponement thereof, to be held with respect to, among other things, the approval by Avenor Shareholders of the Arrangement Resolution, the Shareholder Rights Plan Resolution, the election of directors and the appointment of auditors.

     "Avenor Options" means stock options of Avenor issued under the Avenor
KESOP.

     "Avenor Record Date" means June 12, 1998.

     "Avenor SARs" means stock appreciation rights of Avenor issued under the Avenor KESOP.

     "Avenor Shareholders" means holders of Avenor Common Shares.

     "Bowater" means Bowater Incorporated, a Delaware corporation.

     "Bowater Average Trading Price" means the weighted average trading price of shares of Bowater Common Stock on the NYSE for the 20 trading days ending on the third business day prior to the Effective Date.

     "Bowater Board" means the Board of Directors of Bowater.

     "Bowater Bylaws" means Bowater's Bylaws, as amended from time to time.

     "Bowater Canada" means Bowater Canada Inc., a subsidiary of Bowater Holdings incorporated under the CBCA.

     "Bowater Canada Common Shares" means common shares in the capital of Bowater Canada.

     "Bowater Canada Insolvency Event" means the institution by Bowater Canada of any proceeding to be adjudicated a bankrupt or insolvent or to be wound up, or the consent of Bowater Canada to the institution of bankruptcy, insolvency or winding-up proceedings against it, or the filing of a petition, answer or consent seeking dissolution or winding-up under any bankruptcy, insolvency or analogous laws, including without limitation the Companies Creditors' Arrangement Act (Canada) and the Bankruptcy and Insolvency Act (Canada), and the failure by Bowater Canada to contest in good faith any such proceedings commenced in respect of Bowater Canada within 30 days of becoming aware thereof, or the consent by Bowater Canada to the filing of any such petition or to the appointment of a receiver, or the making by Bowater Canada of a general assignment for the benefit of creditors, or the admission in writing by Bowater Canada of its inability to pay its debts generally as they become due, or Bowater Canada not being permitted, pursuant to solvency requirements of applicable law, to redeem any Exchangeable Shares in connection with a Retraction Request.

     "Bowater Canada Preferred Shares" means non-voting preferred shares in the capital of Bowater Canada.

     "Bowater Certificate" means Bowater's Restated Certificate of Incorporation, as amended.

     "Bowater Common Stock" means the common stock, par value US$1 per share, of Bowater.

     "Bowater Depositary Shares" means the Depositary Shares of Bowater, each of which represents a one-fourth interest in a share of Bowater Series C Preferred Stock.

     "Bowater Elected Share" means an Avenor Common Share for which an effective election to receive shares of Bowater Common Stock is made or is deemed to be made as a result of proration.

     "Bowater Holdings" means Bowater Canadian Holdings Incorporated, a subsidiary of Bowater incorporated under the Companies Act (Nova Scotia).

     "Bowater Holdings Call Notice" means notification in writing provided to Bowater Canada by Bowater Holdings in order to exercise the Retraction Call Right.

     "Bowater Holdings Common Shares" means common shares in the capital of Bowater Holdings.

     "Bowater Holdings Preferred Shares" means non-voting preferred shares in the capital of Bowater Holdings.

     "Bowater Liquidation Event" means any determination by the Bowater Board to institute voluntary liquidation, dissolution or winding-up proceedings with respect to Bowater or to effect any other distribution of assets of Bowater among its shareholders for the purpose of winding up its affairs or the receipt by Bowater of notice of, or Bowater otherwise becoming aware of, any threatened or instituted claim, suit, petition or other proceedings with respect to the involuntary liquidation, dissolution or winding-up of Bowater or to effect any other distribution of assets of Bowater among its shareholders for the purpose of winding up its affairs, in each case where Bowater has failed to contest in good faith any such proceeding commenced in respect of Bowater within 30 days of becoming aware thereof.

     "Bowater Meeting" means the special meeting of Bowater Shareholders to be held on July 21, 1998, and any adjournment or postponement thereof, to be held with respect to, among other things, approval by Bowater Shareholders of the Share Issuance.

     "Bowater Record Date" means June 8, 1998.

     "Bowater Series C Preferred Stock" means 8.4% Series C Cumulative Preferred Stock, par value US$1 per share, of Bowater.

     "Bowater Shareholders" means holders of shares of Bowater Common Stock.

     "C$" means Canadian dollars.

     "Call Rights" means the Liquidation Call Right, the Redemption Call Right and the Retraction Call Right, collectively.

     "Canadian GAAP" means generally accepted accounting principles in Canada.

     "Canadian Tax Act" means the Income Tax Act (Canada), as amended.

     "Cash Cap" means the maximum aggregate amount of cash that may be paid to holders of Avenor Common Shares pursuant to the Arrangement.

     "Cash Elected Share" means an Avenor Common Share for which an effective election to receive cash is made or is deemed to be made as a result of proration.

     "Cash Proration Factor" means the cash proration factor determined by dividing the Cash Cap by the Requested Cash Amount.

     "CBCA" means the Canada Business Corporations Act.

     "Certificate of Arrangement" means the Certificate of Arrangement to be issued by the Director giving effect to the Arrangement.

     "Chase" means The Chase Manhattan Bank.

     "Competition Act" means the Competition Act (Canada), as amended.

     "Competition Director" means the Director of Investigation and Research appointed under the Competition Act.

     "Credit Facility" means an unsecured credit facility in an amount of up to US$1 billion which Chase has committed to provide to Bowater and with respect to which CSI has committed to act as exclusive advisor and arranger.

     "CSI" means Chase Securities Inc.

     "Currency Exchange Rate" means the noon spot rate of exchange for one U.S. dollar (expressed in Canadian dollars) on the last trading day used to calculate the Bowater Average Trading Price based on information provided by the Bank of Canada.

     "Deemed Share Elected Shares" means the difference between (i) the number of outstanding Avenor Common Shares immediately prior to the Effective Time (other than shares of holders who have delivered a notice of dissent in accordance with the CBCA) and (ii) the aggregate number of Cash Elected Shares.

     "Depositary" means The Trust Company of Bank of Montreal.

     "Depositary Receipts" means those depositary receipts that evidence the Bowater Depositary Shares.

     "DGCL" means the Delaware General Corporation Law.

     "Director" means the Director appointed under the CBCA.

     "Director of Investments" means the Director of Investments appointed under the Investment Canada Act.

     "Dissent Notice" means a written objection to the Arrangement sent by an Avenor Shareholder to Avenor as described under "Dissenting Shareholders' Rights".

     "Effective Date" means the date when the Arrangement will become effective, being the date shown on the Certificate of Arrangement issued by the Director.

     "Effective Time" means 12:01 a.m. (Montreal time) on the Effective Date.

     "Election Date" means July 20, 1998.

     "EPA" means the United States Environmental Protection Agency.

     "Exchange Act" means the United States Securities Exchange Act of 1934, as amended.

     "Exchange Ratio" means C$35 divided by the product of the Bowater Average Trading Price (but not more than US$55.6187 or less than US$45.5062), multiplied by the Currency Exchange Rate.

     "Exchange Rights" means, collectively, the optional exchange right granted to the Trustee for the use and benefit of the holders of the Exchangeable Shares pursuant to the Voting and Exchange Trust Agreement to require Bowater, upon the occurrence of a Bowater Canada Insolvency Event, to exchange Exchangeable Shares for shares of Bowater Common Stock and the right of holders of Exchangeable Shares to have their shares purchased by Bowater upon the occurrence of a Bowater Liquidation Event.

     "Exchangeable Share Elected Share" means an Avenor Common Share for which an effective election to receive Exchangeable Shares is made or is deemed to be made by reason of the failure to make a timely election or as a result of proration.

     "Exchangeable Share Provisions" means the provisions attaching to the Exchangeable Shares, which provisions are set forth in Exhibit I to the Plan of Arrangement, which is attached to this Joint Proxy Statement as Annex E.

     "Exchangeable Shares" means the exchangeable shares in the capital of Bowater Canada.

     "Final Order" means the final order of the Ontario Court approving the Arrangement.

     "Flip-In Event" means a flip-in event under the Shareholder Rights Plan.

     "FTC" means the United States Federal Trade Commission and all successors thereto.

     "Goldman Sachs" means Goldman, Sachs & Co., one of the financial advisors to Bowater.

     "HSR Act" means the United States Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

     "Interim Order" means the interim order of the Ontario Court providing for the calling and holding of the Avenor Meeting and other procedural matters.

     "Joint Proxy Statement" means this joint management information circular and proxy statement relating to the Avenor Meeting and the Bowater Meeting.

     "Letter of Transmittal and Election Form" means the letter of transmittal and election form delivered to Avenor Shareholders which, when duly completed and forwarded to the Depositary or the U.S. Forwarding Agent with a certificate for Avenor Common Shares, will enable the Avenor Shareholder to exchange such shares for cash, Exchangeable Shares, shares of Bowater Common Stock or a combination of the foregoing.

     "Liquidation Amount" means the amount per Exchangeable Share that a holder of Exchangeable Shares is entitled to receive on the liquidation, dissolution or winding-up of Bowater Canada or other distribution of the assets of Bowater Canada among its shareholders for the purpose of winding up its affairs, as described in the Exchangeable Share Provisions, to be satisfied by the delivery of one share of Bowater Common Stock.

     "Liquidation Call Right" means the overriding right of Bowater Holdings, in the event of a proposed liquidation, dissolution or winding-up of Bowater Canada or any other distribution of the assets of Bowater Canada among its shareholders for the purpose of winding up its affairs, to purchase all but not less than all of the outstanding Exchangeable Shares from the holders thereof on the Liquidation Date in exchange for the Liquidation Amount.

     "Liquidation Date" means the effective date of any liquidation, dissolution or winding-up of Bowater Canada or any other distribution of the assets of Bowater Canada among its shareholders for the purpose of winding up its affairs.

     "ME" means the Montreal Exchange.

     "Notice of Guaranteed Delivery" means the notice of guaranteed delivery delivered to Avenor Shareholders to be used to deposit Avenor Common Shares under the Arrangement by Avenor Shareholders whose Avenor Common Share certificate(s) are not immediately available or who cannot cause their Avenor Common Share certificate(s) and all other required documents to be delivered to the Depositary or the U.S. Forwarding Agent at or prior to 5:00 p.m. (Montreal time) on July 20, 1998.

     "NYSE" means the New York Stock Exchange, Inc.

     "Ontario Court" means the Ontario Court of Justice (General Division).

     "OSC" means the Ontario Securities Commission.

     "Plan of Arrangement" means the plan of arrangement relating to the Arrangement in the form attached to this Joint Proxy Statement as Annex E.

     "Proposed Amendments" means the proposals to amend the Canadian Tax Act and the regulations thereunder publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof.

     "RBC DS" means RBC Dominion Securities Inc., the financial advisor to
Avenor.

     "Redemption Call Right" means the overriding right of Bowater Holdings to purchase all but not less than all of the outstanding Exchangeable Shares from the holders thereof on the Redemption Date in exchange for the Redemption Price.

     "Redemption Date" means the date fixed by the Board of Directors of Bowater Canada for the redemption of the Exchangeable Shares, which date will not be earlier than June 30, 2008 (except as described in "The Transaction--Transaction Mechanics and Description of Exchangeable Shares").

     "Redemption Price" means the amount per Exchangeable Share that a holder of Exchangeable Shares is entitled to receive on a redemption of the Exchangeable Shares, as described in the Exchangeable Share Provisions, to be satisfied by the delivery of one share of Bowater Common Stock.

     "Requested Cash Amount" means the product of (a) the aggregate number of Cash Elected Shares and (b) C$35.

     "Requested Share Amount" means the product of the Deemed Share Elected Shares and the Exchange Ratio.

     "Retracted Shares" means the Exchangeable Shares to be redeemed by Bowater Canada, as specified in a Retraction Request.

     "Retraction Call Right" means the overriding right of Bowater Holdings, in the event of a Retraction Request, to purchase all but not less than all of the Retracted Shares of a holder in exchange for the Retraction Price.

     "Retraction Date" means the business day on which a holder of Retracted Shares desires to have Bowater Canada redeem such Retracted Shares or, when such day is not specified in the Retraction Request, the fifteenth business day after the Retraction Request is received by Bowater Canada.

     "Retraction Price" means the amount per Exchangeable Share that a holder of Exchangeable Shares is entitled to receive on a retraction of the Exchangeable Shares, as described in the Exchangeable Share Provisions, to be satisfied by the delivery of one share of Bowater Common Stock.

     "Retraction Request" means a duly executed retraction request given to Bowater Canada by a holder of Exchangeable Shares in the form of Schedule A to the Exchangeable Share Provisions, or in such other form as may be acceptable to Bowater Canada.

     "Right" means a right issued pursuant to the Shareholder Rights Plan and attached to an Avenor Common Share.

     "SEC" means the United States Securities and Exchange Commission.

     "Securities Act" means the United States Securities Act of 1933, as amended.

     "Share Cap" means the maximum aggregate number of Exchangeable Shares and shares of Bowater Common Stock that may be issued to holders of Avenor Common Shares pursuant to the Arrangement.

     "Share Issuance" means the issuance of shares of Bowater Common Stock pursuant to the Arrangement Agreement and the transactions related thereto.

     "Share Proration Factor" means the share proration factor determined by dividing the Share Cap by the Requested Share Amount.

     "Shareholder Rights Plan" means the shareholder rights plan agreement dated as of October 20, 1995, as amended, between Avenor and Montreal Trust Company, as rights agent.

     "Shareholder Rights Plan Resolution" means the resolution approving the waiving of the application of the Shareholder Rights Plan to the Arrangement in the form attached to this Joint Proxy Statement as Annex B.

     "Special Voting Stock" means the special voting stock, par value US$1 per share, of Bowater, one share of which will be issued by Bowater and deposited with the Trustee pursuant to the Voting and Exchange Trust Agreement.

     "Superior Proposal" means any unsolicited, bona fide written Acquisition Proposal that the Avenor Board determines in good faith, after consultation with financial advisors and after receiving an opinion of outside counsel to the effect that the Avenor Board is required to take such action in order to discharge properly its fiduciary duties, would, if consummated in accordance with its terms, result in a transaction more favorable to Avenor Shareholders than the Transaction.

     "Support Agreement" means the Support Agreement to be entered into between Bowater, Bowater Holdings and Bowater Canada, in substantially the form attached to this Joint Proxy Statement as Annex G.

     "Tax Treaty" means the Canada-United States Income Tax Convention.

     "TD Securities" means TD Securities Inc., one of the financial advisors to Bowater.

     "Transaction" means the Arrangement and the other transactions related to the Arrangement Agreement.

     "Trustee" means Montreal Trust Company of Canada, together with successors thereto, in its capacity as trustee under the Voting and Exchange Trust Agreement.

     "TSE" means The Toronto Stock Exchange.

     "US$" means United States dollars.

     "U.S. Code" means the United States Internal Revenue Code of 1986, as amended.

     "U.S. Forwarding Agent" means Harris Trust Company of New York.

     "U.S. GAAP" means generally accepted accounting principles in the United States.

     "Voting and Exchange Trust Agreement" means the voting and exchange trust agreement to be entered into between Bowater, Bowater Holdings, Bowater Canada and the Trustee, in substantially the form attached to this Joint Proxy Statement as Annex F.

     "Voting Rights" means the rights of the holders of Exchangeable Shares other than Bowater or its affiliates to direct the votes attached to the share of Special Voting Stock in accordance with the Voting and Exchange Trust Agreement.

                 REPORTING CURRENCIES AND ACCOUNTING PRINCIPLES

     The consolidated financial statements and pro forma financial statements of, and the summaries of historical and pro forma financial information concerning, Bowater contained in this Joint Proxy Statement are reported in U.S. dollars and have been prepared in accordance with U.S. generally accepted accounting principles ("U.S. GAAP").

     The consolidated financial statements of, and the summaries of historical consolidated financial information concerning, Avenor contained in this Joint Proxy Statement are reported in Canadian dollars and have been prepared in accordance with Canadian generally accepted accounting principles ("Canadian GAAP"), except where indicated that conversion to U.S. GAAP has been made.

     Canadian GAAP differs in certain respects from U.S. GAAP. See Note 19 of the notes to the consolidated financial statements of Avenor included elsewhere in this Joint Proxy Statement. For a discussion of the conversion of Avenor's historical financial statements for the purposes of the Pro Forma Condensed Combined Financial Statements included elsewhere in this Joint Proxy Statement, see Note 2 to such pro forma financial statements.

                            CURRENCY EXCHANGE RATES

     In this Joint Proxy Statement, dollar amounts are expressed either in U.S. dollars ("US$") or Canadian dollars ("C$").

     The following table sets forth, for each period indicated, the high and low exchange rates for one Canadian dollar expressed in U.S. dollars, the average noon spot rate (the "Noon Spot Rate") of such exchange rates during such period, and the exchange rate at the end of such period, based upon information provided by the Bank of Canada:

                                QUARTER
                                 ENDED                YEAR ENDED DECEMBER 31,
                               MARCH 31,   ----------------------------------------------
                                 1998       1997      1996      1995      1994      1993
                               ---------   ------    ------    ------    ------    ------
High.........................   0.7123     0.7493    0.7526    0.7533    0.7642    0.8065
Low..........................   0.6810     0.6945    0.7212    0.7009    0.7097    0.7416
Average......................   0.6991     0.7223    0.7334    0.7285    0.7321    0.7753
Period End...................   0.7043     0.6991    0.7296    0.7331    0.7134    0.7566

     On June 17, 1998, the exchange rate for one Canadian dollar expressed in U.S. dollars was 0.6833 based on the Noon Spot Rate.

     The following table sets forth, for each period indicated, the high and low exchange rates for one U.S. dollar expressed in Canadian dollars, the average Noon Spot Rate of such exchange rates during such period, and the exchange rate at the end of such period, based upon information provided by the Bank of
Canada:

                                QUARTER
                                 ENDED                YEAR ENDED DECEMBER 31,
                               MARCH 31,   ----------------------------------------------
                                 1998       1997      1996      1995      1994      1993
                               ---------   ------    ------    ------    ------    ------
High.........................   1.4685     1.4399    1.3865    1.4267    1.4090    1.3484
Low..........................   1.4040     1.3345    1.3287    1.3275    1.3085    1.2400
Average......................   1.4304     1.3844    1.3636    1.3726    1.3659    1.2898
Period End...................   1.4198     1.4305    1.3706    1.3640    1.4018    1.3217

     On June 17, 1998, the exchange rate for one U.S. dollar expressed in Canadian dollars was 1.4634, based on the Noon Spot Rate.

                                    SUMMARY

     The following is a summary of certain information including more detailed information contained elsewhere in this Joint Proxy Statement. Reference is made to, and this summary is qualified in its entirety by, the more detailed information contained in this Joint Proxy Statement, in the attached Annexes and in the documents incorporated herein by reference. Bowater Shareholders and Avenor Shareholders are encouraged to read carefully this Joint Proxy Statement and the attached Annexes in their entirety. References in this Joint Proxy Statement to "US$" are to United States dollars and references to "C$" are to Canadian dollars. Unless otherwise indicated, the operational and financial data contained in this Joint Proxy Statement are presented as of December 31, 1997.

THE COMPANIES

  Bowater

     Bowater is engaged in the manufacture, sale and distribution of newsprint, directory paper, uncoated groundwood specialties, coated groundwood paper, market pulp and lumber. Bowater owns and operates five papermills, four in the United States and one in Canada, and three sawmills, two in the United States and one in Canada. As of December 31, 1997, Bowater managed and controlled approximately 3.5 million acres of timberlands to support these facilities. Bowater markets and distributes its various products in North America, Latin America, Europe, Asia and the Pacific Rim. Bowater's principal executive offices are located at 55 East Camperdown Way, Greenville, South Carolina 29601, and its telephone number at that address is (864) 271-7733. Bowater Holdings, a subsidiary of Bowater, was incorporated under the Companies Act (Nova Scotia) and Bowater Canada, a subsidiary of Bowater Holdings, was incorporated under the CBCA, both for the purpose of implementing the Arrangement Agreement. Bowater Holdings' registered office address is 1959 Upper Water Street, Halifax, Nova Scotia B3J 2X2. Bowater Canada's registered office address is Suite 4100, 1 First Canadian Place, 100 King Street West, Toronto, Ontario M5X 1B2.

  Avenor

     Avenor is a manufacturer of newsprint, pulp, white paper and wood products. Avenor owns and operates three newsprint mills in Canada which supply printers and publishers around the world and, in its capacity as managing partner in the Ponderay Newsprint Company, operates one newsprint mill at Usk in the State of Washington. Avenor also operates three mills which manufacture market pulp, one white paper mill and three sawmills, all located in Canada. Avenor's primary mills are located in the Provinces of New Brunswick, Quebec, Ontario and British Columbia. Avenor is a major forest land owner/manager and holds substantial timber rights in Canada. Avenor's principal executive offices are located at 1250 Rene-Levesque Boulevard West, Montreal, Quebec H3B 4Y3, and its telephone number at that address is (514) 846-4811. Avenor's registered office is Suite 4200, 40 King Street West, Toronto, Ontario M5H 3Y4.

THE MEETINGS

  Time, Date and Place

     The Bowater Meeting will be held at 55 East Camperdown Way, Greenville, South Carolina, on Tuesday, July 21, 1998, at 11:00 a.m. local time.

     The Avenor Meeting will be held in the West Ballroom of the Sheraton Centre Hotel, 1201 Rene-Levesque Boulevard West, Montreal, Quebec, on Tuesday, July 21, 1998, at 11:00 a.m. Montreal time.

  Record Dates and Shares Entitled to Vote

     Holders of shares of Bowater Common Stock ("Bowater Shareholders") of record at the close of business on June 8, 1998 (the "Bowater Record Date"), are entitled to notice of and to vote at the Bowater Meeting. At the close of business on the Bowater Record Date, there were outstanding and entitled to vote 40,562,019 shares of Bowater Common Stock, each of which will be entitled to one vote on each matter to be acted upon.

     Holders of Avenor Common Shares ("Avenor Shareholders") of record at the close of business on June 12, 1998 (the "Avenor Record Date"), are entitled to notice of and to vote at the Avenor Meeting. At the close of business on the Avenor Record Date, there were outstanding and entitled to vote 65,788,413 Avenor Common Shares, each of which will be entitled to one vote on each matter to be acted upon.

  Matters to be Considered at the Meetings

     At the Bowater Meeting, the Bowater Shareholders will consider and vote upon: (i) approval of the Share Issuance and (ii) such other business as may properly come before the Bowater Meeting. Whether or not Bowater Shareholders are personally able to attend the Bowater Meeting, they are urged to complete, sign and date the enclosed Bowater proxy card and return it in the enclosed postage-paid envelope, as soon as possible.

     At the Avenor Meeting, the Avenor Shareholders will consider and vote upon:
(i) the Arrangement Resolution, (ii) the Shareholder Rights Plan Resolution,
(iii) the election of the directors of Avenor, (iv) the appointment of the auditors of Avenor and authorizing the Board of Directors of Avenor (the "Avenor Board") to fix the auditors' remuneration, and (v) such other business as may properly come before the Avenor Meeting. Avenor Shareholders who are unable to attend the Avenor Meeting are urged to complete, sign and date the enclosed Avenor proxy card and return it in the enclosed postage-paid envelope, or by facsimile, as soon as possible.

  Votes Required

     Approval of the Share Issuance will require the affirmative vote of the holders of a majority of the shares of Bowater Common Stock voted thereon at the Bowater Meeting, provided that the holders of a majority of the outstanding shares of Bowater Common Stock are present, in person or by proxy, and vote on the Share Issuance; provided further that under the terms of Bowater's Bylaws, as amended from time to time (the "Bowater Bylaws"), approval of the Share Issuance requires the affirmative vote of holders of Bowater Common Stock entitled to cast at least a majority of the votes that all holders of Bowater Common Stock present in person or by proxy at the Bowater Meeting are entitled to cast thereon.

     The Arrangement Resolution will require the affirmative vote of not less than two-thirds of the votes cast by the Avenor Shareholders who vote in respect of the Arrangement Resolution, in person or by proxy, at the Avenor Meeting. The Shareholder Rights Plan Resolution will require the affirmative vote of not less than a majority of the votes cast thereon at the Avenor Meeting. The election of the directors of Avenor, the appointment of the auditors of Avenor and the authorization of the Avenor Board to fix the auditors' remuneration will require the affirmative vote of not less than a majority of the votes cast thereon at the Avenor Meeting.

  Recommendations of the Boards of Directors

     THE BOWATER BOARD HAS UNANIMOUSLY APPROVED THE TERMS OF THE ARRANGEMENT AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY AND UNANIMOUSLY RECOMMENDS THAT BOWATER SHAREHOLDERS VOTE FOR THE PROPOSAL TO APPROVE THE SHARE ISSUANCE AT THE BOWATER MEETING.

     THE AVENOR BOARD HAS UNANIMOUSLY APPROVED THE TERMS OF THE ARRANGEMENT AGREEMENT AND THE TRANSACTION AND UNANIMOUSLY RECOMMENDS THAT AVENOR SHAREHOLDERS VOTE IN FAVOUR OF THE ARRANGEMENT RESOLUTION AND THE SHAREHOLDER RIGHTS PLAN RESOLUTION AT THE AVENOR MEETING.

  Dissenting Shareholders' Rights

     Under the Delaware General Corporation Law (the "DGCL"), Bowater Shareholders who object to the Share Issuance will not be entitled to demand appraisal of, or receive payment for, their shares of Bowater Common Stock.

     Avenor Shareholders are entitled to dissent from the Arrangement Resolution in the manner provided in section 190 of the CBCA. See "Dissenting Shareholders' Rights". Section 190 of the CBCA is reprinted in its entirety and attached to this Joint Proxy Statement as Annex K. Avenor Shareholders are not entitled to dissent with respect to the Shareholder Rights Plan Resolution.

THE TRANSACTION

  Bowater's Reasons for the Transaction

     Bowater believes that the Transaction adds complementary, cost-competitive mills to Bowater's current asset base. In addition, the Avenor mills generally have had significant capital investments over the past ten years, including extensive upgrades to both pulp and paper manufacturing facilities, making them productive and efficient assets. Bowater also expects that the combination should create significant advantages in delivery and service optimization for its customers by increasing the geographic diversity of Bowater's operations.

     As part of its analyses of the Transaction, Bowater's management developed assumptions, prepared financial projections and performed analyses to determine the financial benefit of the Transaction to Bowater. Bowater believes that the Transaction presents significant opportunities for cost reductions and operating efficiencies. Bowater estimates the cost reductions and operational efficiencies arising from the Transaction to be US$75 million per year. Bowater anticipates that approximately half of these could be implemented in 1998 and the full amount could be achieved by the end of 1999. These estimates did not include any one-time charges associated with attaining such savings or other charges incurred in connection with other matters that might arise out of the Transaction in 1998. Based on Bowater's analyses and underlying assumptions, Bowater expects that the Transaction will be slightly accretive to earnings per share in 1998, significantly accretive to earnings per share in 1999, and significantly accretive to cash flow per share in both 1998 and 1999. Although Bowater's ratio of total debt to total capitalization is expected to exceed 50% immediately after the Transaction, the application of all or a substantial portion of the proceeds from the planned sale of Avenor's Dryden, Ontario mill and projected cash flow from operations should enable Bowater to improve its debt to capital ratio. Although Bowater's management is experienced in achieving cost reductions and operating efficiencies, there can be no assurance that any specified level of cost reductions or other synergies will be fully achieved or will be achieved within the time periods contemplated, nor can there be any assurance as to the effect of the Transaction on Bowater's results of operations. See "Risk Factors--Risks Related to the Transaction--Uncertainties in Integrating Business Operations and Achieving Cost Reductions"; "--Risks Related to Operations after the Transaction"; "The Transaction--Bowater's Reasons for the Transaction; Recommendation of the Bowater Board".

  Avenor's Reasons for the Transaction

     In reaching its conclusions that the Arrangement is fair to and in the best interests of Avenor Shareholders and its recommendation that Avenor Shareholders vote in favour of the Arrangement Resolution and the Shareholder Rights Plan Resolution, the Avenor Board considered information with respect to the business and affairs of Avenor and Bowater as well as the following factors:

          (i) the unsolicited take-over bid announced by Abitibi-Consolidated Inc. ("Abitibi-Consolidated") on February 25, 1998, for all of the outstanding Avenor Common Shares at a price of C$28 per share in cash or
     1.422 Abitibi-Consolidated common shares plus C$0.05 (the "Abitibi Offer") was considered by the Avenor Board to be inadequate;

          (ii) the consideration of C$35 per Avenor Common Share offered by Bowater was significantly higher than the consideration offered under the Abitibi Offer and the trading prices of the Avenor Common Shares, both prior to the announcement of the Abitibi Offer and after such announcement;

          (iii) the presentations of RBC Dominion Securities Inc. ("RBC DS") to the Avenor Board and financial analyses provided by and the opinion of RBC DS that the Arrangement is fair from a financial point of view to Avenor Shareholders;

          (iv) the combination of Bowater and Avenor will create the second largest producer of newsprint in the world and the third largest producer of pulp in North America, operating eight newsprint mills and five market pulp mills which will enable Avenor to continue to participate in the further consolidation of the forest products industry;

          (v) Avenor Shareholders have flexibility in deciding whether to receive cash, Exchangeable Shares, shares of Bowater Common Stock or a combination of the foregoing, within the limits imposed under the Arrangement;

          (vi) the Arrangement provides Avenor Shareholders with an opportunity to receive a substantial proportion of their consideration in the form of Exchangeable Shares or shares of Bowater Common Stock. To the extent that Avenor Shareholders receive Exchangeable Shares or shares of Bowater Common Stock, they will continue to participate in the forest products industry through Bowater, which will have a significantly larger market capitalization and liquidity than Avenor alone;

          (vii) certain Avenor Shareholders who hold their Avenor Common Shares as capital property and file a joint election with Bowater Canada will generally be able to exchange their Avenor Common Shares for Exchangeable Shares under the Arrangement on a tax-deferred basis under Canadian federal income tax legislation (see "Income Tax Considerations--Canadian Federal Income Tax Considerations for Avenor Shareholders"); and

          (viii) under the terms of the Arrangement Agreement, the Avenor Board is able to respond, if required in accordance with its fiduciary duties, to unsolicited proposals by third parties that would, if consummated in accordance with their terms, result in a transaction that would be superior to the transactions with Bowater contemplated by the Arrangement. See "Other Terms of the Arrangement Agreement--Non-Solicitation".

  General

     Pursuant to the Arrangement Agreement, Avenor will apply to the Ontario Court for an order for the Arrangement under the provisions of section 192 of the CBCA, pursuant to which Bowater, through Bowater Holdings and Bowater Canada, will acquire outstanding Avenor Common Shares and each Avenor Shareholder (other than holders who exercise and perfect their dissent rights) will be entitled to receive, subject to the terms of the Arrangement Agreement, C$35 for each Avenor Common Share held by such holder, payable, at the election of such holder and subject to proration as described below, in cash, Exchangeable Shares, shares of Bowater Common Stock, or a combination of the foregoing.

     Each Avenor Common Share for which an effective election to receive cash is made (a "Cash Elected Share") will be purchased by Bowater Canada for cash in an amount equal to C$35, without interest thereon (subject to proration). Each Avenor Common Share for which an effective election to receive Exchangeable Shares is made (an "Exchangeable Share Elected Share") will be exchanged with Bowater Canada for a number of Exchangeable Shares equal to the Exchange Ratio (subject to proration). Each Avenor Common Share for which an effective election to receive shares of Bowater Common Stock is made (a "Bowater Elected Share") will be exchanged with Bowater Holdings for a number of shares of Bowater Common Stock equal to the Exchange Ratio (subject to proration). As used herein, the "Exchange Ratio" means C$35 divided by the product of the weighted average trading price of shares of Bowater Common Stock on the NYSE for the 20 trading days ending on the third business day prior to the effective date of the Arrangement (the "Bowater Average Trading Price") (but not more than US$55.6187 or less than US$45.5062, pursuant to the terms of the Arrangement Agreement) multiplied by the value in Canadian dollars of one U.S. dollar at the rate of exchange equal to the Bank of Canada's noon spot exchange rate for such currencies on the last of such trading days (the "Currency Exchange Rate"). If an Avenor Shareholder fails to make an effective election with respect to an Avenor Common Share, such holder will be deemed to have elected to exchange such Avenor Common Share for Exchangeable Shares (subject to proration).

     Assuming (i) a Currency Exchange Rate of 1.45, (ii) that there are 66,842,000 outstanding Avenor Common Shares (assuming that all outstanding options are exercised but that no 7.5% Convertible Debentures of Avenor (the "Avenor Convertible Debentures") are converted), (iii) that Avenor Shareholders elect (or are deemed to elect) to exchange 50% of the outstanding Avenor Common Shares for shares of Bowater Common Stock and/or Exchangeable Shares and (iv) that no Avenor Shareholders exercise dissent rights, Bowater and Bowater Canada may issue in the aggregate as many as 17,727,000, or as few as 14,505,000, shares of Bowater Common Stock and/or Exchangeable Shares, and the aggregate amount of cash to be paid to Avenor Shareholders will be approximately C$1,170,000,000. Assuming (i) a Currency Exchange Rate of 1.45, (ii) that there are 66,842,000 outstanding Avenor Common Shares (assuming that all outstanding options are exercised but that no Avenor Convertible Debentures are converted), (iii) that Avenor Shareholders elect (or are deemed to elect) to exchange 40% of the outstanding Avenor Common Shares for shares of Bowater Common Stock and/or Exchangeable Shares and (iv) that no Avenor Shareholders exercise dissent rights, Bowater and Bowater Canada may issue in the aggregate as many as 14,181,000, or as few as 11,604,000, shares of Bowater Common Stock and/or Exchangeable Shares, and the aggregate amount of cash to be paid to Avenor Shareholders will be approximately C$1,404,000,000. If the actual Currency Exchange Rate is higher than the assumed Currency Exchange Rate (i.e., if the Canadian dollar depreciates against the U.S. dollar), then the number of shares of Bowater Common Stock and/or Exchangeable Shares to be issued will be less than the numbers shown above, and if the actual Currency Exchange Rate is lower than the assumed Currency Exchange Rate (i.e., if the Canadian dollar appreciates against the U.S. dollar), then the number of shares of Bowater Common Stock and/or Exchangeable Shares to be issued will be greater than the numbers shown above. Because the Bowater Average Trading Price may in no event be more than US$55.6187 or less than US$45.5062 (and because the Exchangeable Shares may have a trading value that differs from the value indicated by the Bowater Average Trading Price), there can be no assurance that the actual value of the consideration received by the Avenor Shareholders will equal C$35 per Avenor Common Share. If the consideration in fact has a value of C$35 per Avenor Common Share, the value of the total consideration to be received by Avenor Shareholders will be approximately C$2,339,470,000.

     Following the consummation of the Arrangement, former Avenor Shareholders will own as much as approximately 30%, or as little as 0%, of the outstanding shares of Bowater Common Stock (excluding the Exchangeable Shares, which are exchangeable at any time for shares of Bowater Common Stock) depending upon the Exchange Ratio (which in turn is affected by the Bowater Average Trading Price and the Currency Exchange Rate), the percentage of Avenor Shareholders who elect to receive cash consideration for their Avenor Common Shares and, as among the Avenor Shareholders who elect to receive shares of Bowater Common Stock and/or Exchangeable Shares, the number of such shareholders who elect to receive shares of Bowater Common Stock. Although holders of Exchangeable Shares will not be holders of Bowater Common Stock and as such will not have the direct right to vote together with holders of Bowater Common Stock, such holders, by furnishing instructions to the Trustee as described below under "--The Exchangeable Shares", will be entitled to exercise voting rights equivalent to those they would have after the exchange of their Exchangeable Shares for shares of Bowater Common Stock. The total voting power with respect to Bowater that former Avenor Shareholders will be able to exercise after giving effect to the Transaction (taking together such shareholders' interest in shares of Bowater Common Stock and Exchangeable Shares) will vary based on the factors described above and could range from as much as approximately 30% to as little as approximately 22% of such voting power.

     The following table illustrates ranges of possible percentages of the total voting power with respect to Bowater that former Avenor Shareholders will be able to exercise following the consummation of the Arrangement at various assumed Exchange Ratios:

                     PRO FORMA PERCENTAGE VOTING POWER THAT
              FORMER AVENOR SHAREHOLDERS WILL BE ABLE TO EXERCISE

   BOWATER AVERAGE                              50% DEEMED          40% DEEMED
TRADING PRICE (IN US$)   EXCHANGE RATIO(1)   SHARE ELECTION(2)   SHARE ELECTION(3)
----------------------   -----------------   -----------------   -----------------
        58.00                 0.4340               26.3%               22.2%
        57.75                 0.4340               26.3                22.2
        57.50                 0.4340               26.3                22.2
        57.25                 0.4340               26.3                22.2
        57.00                 0.4340               26.3                22.2
        56.75                 0.4340               26.3                22.2
        56.50                 0.4340               26.3                22.2
        56.25                 0.4340               26.3                22.2
        56.00                 0.4340               26.3                22.2
        55.75                 0.4340               26.3                22.2
----------------------------------------------------------------------------------
        55.62                 0.4340               26.3                22.2
        54.50                 0.4429               26.7                22.6
        53.50                 0.4512               27.1                22.9
        52.50                 0.4598               27.5                23.3
        51.50                 0.4687               27.9                23.6
        50.50                 0.4780               28.3                24.0
        49.50                 0.4876               28.7                24.3
        48.50                 0.4977               29.1                24.7
        47.50                 0.5082               29.5                25.1
        46.50                 0.5191               30.0                25.5
        45.51                 0.5304               30.4                25.9
----------------------------------------------------------------------------------
        45.25                 0.5304               30.4                25.9
        45.00                 0.5304               30.4                25.9
        44.75                 0.5304               30.4                25.9
        44.50                 0.5304               30.4                25.9
        44.25                 0.5304               30.4                25.9
        44.00                 0.5304               30.4                25.9
        43.75                 0.5304               30.4                25.9
        43.50                 0.5304               30.4                25.9
        43.25                 0.5304               30.4                25.9
        43.00                 0.5304               30.4                25.9

---------------
Notes:
(1) Assumes a Currency Exchange Rate of 1.45.

(2) Assumes that Avenor Shareholders elect (or are deemed to have elected) to exchange 50% of the outstanding Avenor Common Shares for shares of Bowater Common Stock and/or Exchangeable Shares.

(3) Assumes that Avenor Shareholders elect (or are deemed to have elected) to exchange 40% of the outstanding Avenor Common Shares for shares of Bowater Common Stock and/or Exchangeable Shares.

     The following chart shows the structural corporate relationship between Bowater and Avenor immediately following the consummation of the Arrangement:

                         [Corporate Relationship Chart]

     The following table illustrates the applicable Exchange Ratio at various assumed Bowater Average Trading Prices and the corresponding value of a number of shares of Bowater Common Stock or Exchangeable Shares equal to the Exchange Ratio (assuming the value of either a share of Bowater Common Stock or an Exchangeable Share is equal to the Bowater Average Trading Price):

                                            VALUE OF THE SHARE       VALUE OF THE SHARE
                                             CONSIDERATION PER       CONSIDERATION PER
    BOWATER AVERAGE          EXCHANGE       AVENOR COMMON SHARE     AVENOR COMMON SHARE
TRADING PRICE (IN US$)       RATIO(1)           (IN US$)(2)              (IN C$)(2)
-----------------------   ---------------   -------------------   ------------------------
         58.00                 0.4340              25.17                   36.50
         57.75                 0.4340              25.06                   36.34
         57.50                 0.4340              24.96                   36.19
         57.25                 0.4340              24.85                   36.03
         57.00                 0.4340              24.74                   35.87
         56.75                 0.4340              24.63                   35.71
         56.50                 0.4340              24.52                   35.55
         56.25                 0.4340              24.41                   35.39
         56.00                 0.4340              24.30                   35.24
         55.75                 0.4340              24.20                   35.09
------------------------------------------------------------------------------------------
         55.62                 0.4340              24.14                   35.00
         54.50                 0.4429              24.14                   35.00
         53.50                 0.4512              24.14                   35.00
         52.50                 0.4598              24.14                   35.00
         51.50                 0.4687              24.14                   35.00
         50.50                 0.4780              24.14                   35.00
         49.50                 0.4876              24.14                   35.00
         48.50                 0.4977              24.14                   35.00
         47.50                 0.5082              24.14                   35.00
         46.50                 0.5191              24.14                   35.00
         45.51                 0.5304              24.14                   35.00
------------------------------------------------------------------------------------------
         45.25                 0.5304              24.00                   34.80
         45.00                 0.5304              23.87                   34.61
         44.75                 0.5304              23.74                   34.42
         44.50                 0.5304              23.60                   34.22
         44.25                 0.5304              23.47                   34.03
         44.00                 0.5304              23.34                   33.84
         43.75                 0.5304              23.21                   33.65
         43.50                 0.5304              23.07                   33.45
         43.25                 0.5304              22.94                   33.26
         43.00                 0.5304              22.81                   33.07

---------------
Notes:

(1) Assumes a Currency Exchange Rate of 1.45.

(2) The cash consideration has a fixed value of C$35 per share. Accordingly, if an Avenor Shareholder receives under the Arrangement a combination of cash, on the one hand, and Bowater Common Stock and/or Exchangeable Shares, on the other hand, either because the holder makes a cash election with respect to some but not all the shares held by such holder or because of proration, the blended value such holder will receive in respect of each Avenor Common Share will be (i) less than the amounts shown (but more than C$35) if the Bowater Average Trading Price is greater than US$55.6187 or (ii) greater than the amounts shown (but less than C$35) if the Bowater Average Trading Price is less than US$45.5062.

     See "Risk Factors--Risks Related to the Transaction--Relationship Between the Exchange Ratio, Stock Prices and Currency Exchange Rates".

  Proration

     The total amount of cash consideration and the total amount of share consideration available to Avenor Shareholders under the Arrangement is limited pursuant to the proration provisions of the Arrangement discussed in detail under "The Transaction--Transaction Mechanics and Description of Exchangeable Shares" below. The maximum aggregate number of Avenor Common Shares that may be exchanged for cash may not exceed 60%, and the maximum aggregate number of Avenor Common Shares that may be exchanged for shares of Bowater Common Stock and/or Exchangeable Shares may not exceed 50%, of the total number of outstanding Avenor Common Shares. Subject to the terms of the Arrangement Agreement, the number of Avenor Common Shares that may be exchanged for cash will be reduced to the extent that Avenor Shareholders exercise dissent rights. The proration will take place without any action by the Avenor Shareholders.

     Because of possible proration, (i) Avenor Shareholders who elect to receive cash may actually receive a combination of cash, on the one hand, and shares of Bowater Common Stock or Exchangeable Shares, on the other hand, instead of all cash and (ii) Avenor Shareholders who elect to receive shares of Bowater Common Stock or Exchangeable Shares may receive a combination of cash and shares of Bowater Common Stock or Exchangeable Shares instead of all stock. If Avenor Shareholders elect to receive cash with respect to more than 60% of the outstanding Avenor Common Shares, Avenor Common Shares for which an election to receive cash is made will be converted into the right to receive a prorated amount of cash and shares of Bowater Common Stock or Exchangeable Shares. If Avenor Shareholders elect to receive shares of Bowater Common Stock and/or Exchangeable Shares with respect to more than 50% of the outstanding Avenor Common Shares, then Avenor Common Shares for which an election to receive shares of Bowater Common Stock or Exchangeable Shares is made will be converted into the right to receive a prorated amount of shares of Bowater Common Stock or Exchangeable Shares, as the case may be, and cash. See "The Transaction--Transaction Mechanics and Description of Exchangeable Shares" and "The Transaction--Election Procedures".

     The following tables set forth the effect of the proration provisions on the form of consideration to be received by Avenor Shareholders (assuming that no Avenor Shareholders exercise dissent rights).

             OPERATION OF THE PRORATION MECHANISM ON CASH ELECTIONS

                                                                                                  PERCENT OF EACH
                                                                                                      AVENOR
                                                                          PERCENT OF TOTAL         SHAREHOLDER'S
                                  PERCENT OF TOTAL                       OUTSTANDING AVENOR           COMMON
                                    OUTSTANDING       PERCENT OF TOTAL      COMMON SHARES       SHARES WITH RESPECT
                                   AVENOR COMMON        OUTSTANDING      ACTUALLY EXCHANGED       TO WHICH A CASH
                                    SHARES WITH        AVENOR COMMON         FOR BOWATER       ELECTION IS MADE THAT
                                 RESPECT TO WHICH A   SHARES ACTUALLY          COMMON              ARE ACTUALLY
                                  CASH ELECTION IS       EXCHANGED          STOCK AND/OR             EXCHANGED
                                        MADE              FOR CASH       EXCHANGEABLE SHARES         FOR CASH
                                 ------------------   ----------------   -------------------   ---------------------
                                        100                  60                  40                     60
    Cash is Prorated                     90                  60                  40                     67
                                         80                  60                  40                     75
                                         70                  60                  40                     86
                                 -----------------------------------------------------------------------------------
                                         60                  60                  40                    100
    No Proration                         50                  50                  50                    100
                                 -----------------------------------------------------------------------------------
                                         40                  50                  50                    (1)
                                         30                  50                  50                    (1)
    Stock is Prorated                    20                  50                  50                    (1)
                                         10                  50                  50                    (1)
                                          0                  50                  50                 -

---------------
Note:
(1) Under these circumstances, Avenor Shareholders who elect to receive cash for some shares and stock for some shares will receive more cash and less stock than requested (and shareholders who requested all cash will receive all cash).

            OPERATION OF THE PRORATION MECHANISM ON SHARE ELECTIONS

                                                                                              PERCENT OF EACH
                                                                                                   AVENOR
                                                                                               SHAREHOLDER'S
                                PERCENT OF TOTAL                                               COMMON SHARES
                                  OUTSTANDING       PERCENT OF TOTAL    PERCENT OF TOTAL      WITH RESPECT TO
                                 AVENOR COMMON        OUTSTANDING      OUTSTANDING AVENOR      WHICH A SHARE
                                  SHARES WITH        AVENOR COMMON       COMMON SHARES       ELECTION IS DEEMED
                               RESPECT TO WHICH A   SHARES ACTUALLY         ACTUALLY           MADE THAT ARE
                               SHARE ELECTION IS       EXCHANGED         EXCHANGED FOR       ACTUALLY EXCHANGED
                                  DEEMED MADE          FOR STOCK              CASH               FOR STOCK
                               ------------------   ----------------   ------------------   --------------------
                                      100                  50                  50                    50
                                       90                  50                  50                    56
     Stock is Prorated                 80                  50                  50                    63
                                       70                  50                  50                    71
                                       60                  50                  50                    83
                               ---------------------------------------------------------------------------------
     No Proration                      50                  50                  50                   100
                                       40                  40                  60                   100
                               ---------------------------------------------------------------------------------
                                       30                  40                  60                   (1)
     Cash is Prorated                  20                  40                  60                   (1)
                                       10                  40                  60                   (1)
                                        0                  40                  60                -

---------------

Note:
(1) Under these circumstances, Avenor Shareholders who elect to receive stock for some shares and cash for some shares will receive more stock and less cash than requested (and shareholders who requested all stock will receive all stock).

  Rights Under Avenor's Shareholder Rights Plan

     Pursuant to the Shareholder Rights Plan, the Avenor Board previously authorized the issuance of one right (a "Right") in respect of each Avenor Common Share. The Shareholder Rights Plan provides that prior to the time (the "Separation Time") the Rights separate from the Avenor Common Shares, each Right is transferable only together with the associated Avenor Common Share. On March 8, 1998, the Avenor Board passed a resolution to defer the Separation Time that would otherwise have occurred as a result of the announcement of the Transaction. As a result, each Avenor Shareholder who disposes of Avenor Common Shares under the Arrangement also will be disposing of the Rights associated with such Avenor Common Shares at the same time.

  The Exchangeable Shares

     The Exchangeable Shares will be exchangeable at any time at the option of the holder, on a one-for-one basis, for shares of Bowater Common Stock. Pursuant to the Voting and Exchange Trust Agreement, the Trustee will be the holder of one share of Special Voting Stock that will entitle the Trustee to a number of votes on all matters on which holders of Bowater Common Stock are entitled to vote equal to the number of Exchangeable Shares outstanding from time to time (except those held by Bowater or its affiliates) with respect to which instructions are received. By furnishing instructions to the Trustee, the holders of Exchangeable Shares will be able to exercise voting rights equivalent to those they would have after exchange of their Exchangeable Shares for shares of Bowater Common Stock.

     Holders of Exchangeable Shares will also be entitled to receive dividends from Bowater Canada on a per-share basis equivalent to any dividends paid on shares of Bowater Common Stock. The Support Agreement (the "Support Agreement") to be entered into between Bowater, Bowater Holdings and Bowater Canada will restrict Bowater from paying dividends on shares of Bowater Common Stock unless equivalent dividends are paid on the Exchangeable Shares. Holders of Exchangeable Shares will also be entitled, pursuant to the Voting and Exchange Trust Agreement, to participate in any liquidation of Bowater on the same basis as holders of shares of Bowater Common Stock.

     See "The Transaction--Transaction Mechanics and Description of Exchangeable Shares".

     The Exchangeable Shares are included as part of the Arrangement to enable certain Avenor Shareholders, by virtue of the various redemption and exchange rights attaching to the Exchangeable Shares and the provisions of the Voting and Exchange Trust Agreement, to acquire a security of a Canadian issuer having economic and voting rights that are, as nearly as practicable, equivalent to those of a share of Bowater Common Stock. The Exchangeable Shares permit certain shareholders to take advantage of a tax deferral available under the Canadian Tax Act. See "Income Tax Considerations--Canadian Federal Income Tax Considerations for Avenor Shareholders". Also, the Exchangeable Shares, if listed on a prescribed stock exchange in Canada (which currently includes The Toronto Stock Exchange (the "TSE") and the Montreal Exchange (the "ME")), will not be foreign property for certain Canadian tax purposes. See "The Transaction--Eligibility for Investment in Canada". For the above reasons, Avenor Shareholders may want to elect to receive Exchangeable Shares rather than cash or shares of Bowater Common Stock. Such an election, however, may be subject to proration. See "The Transaction--Transaction Mechanics and Description of Exchangeable Shares--Proration". A disadvantage of holding Exchangeable Shares is the possibility of there being a limited or no active trading market for the shares. See "Risk Factors--Risks Related to the Transaction--Market for Exchangeable Shares". Moreover, if Bowater Holdings' call rights are not exercised on redemption of the Exchangeable Shares by Bowater Canada, a holder of Exchangeable Shares may realize a dividend for Canadian tax purposes that may exceed the holder's economic gain. See "Income Tax Considerations--Canadian Federal Income Tax Considerations for Avenor Shareholders".

  Exchange of Exchangeable Shares for Shares of Bowater Common Stock

     Holders of Exchangeable Shares will be entitled at any time, upon delivery of a certificate representing such Exchangeable Shares and a duly executed retraction request (a "Retraction Request"), to require Bowater Canada to redeem such Exchangeable Shares. The retraction price per share will be the amount per Exchangeable Share that a holder of Exchangeable Shares is entitled to receive on a retraction of the Exchangeable Shares, as described in the provisions attaching to the Exchangeable Shares (the "Exchangeable Share Provisions"), to be satisfied by the delivery of one share of Bowater Common Stock (the "Retraction Price"). However, Bowater Canada must deliver all such Retraction Requests to Bowater and Bowater Holdings, whereupon Bowater Holdings, instead of Bowater Canada, will have the right (the "Retraction Call Right"), but not the obligation, to purchase for the Retraction Price the Exchangeable Shares that are the subject of the Retraction Request. If the Retraction Call Right is not exercised by Bowater Holdings, Bowater Canada is required to effect the requested redemption.

     On or at any time after June 30, 2008, subject to acceleration in certain circumstances described in this Joint Proxy Statement, Bowater Canada may, but is not obligated to, redeem all the outstanding Exchangeable Shares. The redemption price per share will be the amount per Exchangeable Share that a holder of Exchangeable Shares is entitled to receive on a redemption of Exchangeable Shares, as described in the Exchangeable Share Provisions, to be satisfied by the delivery of one share of Bowater Common Stock (the "Redemption Price"). In such event, Bowater Holdings will have the overriding right (the "Redemption Call Right"), but not the obligation, to acquire the outstanding Exchangeable Shares in exchange for the Redemption Price on the date (the "Redemption Date") fixed by the Board of Directors of Bowater Canada for redemption of the Exchangeable Shares. If Bowater Holdings exercises the Redemption Call Right, Bowater Canada's obligation to redeem the Exchangeable Shares will terminate. The Support Agreement provides that Bowater will enable Bowater Canada to cause to be delivered Bowater Common Stock to satisfy a Retraction Request or a redemption.

     Any Canadian tax deferral obtained by an Avenor Shareholder who receives Exchangeable Shares under the Arrangement will end on the exchange or redemption of Exchangeable Shares for shares of Bowater Common Stock. See "Risk Factors--Risks Related to the Transaction--Canadian Tax Consequences of Redemption or Exchange of Exchangeable Shares". The exchange or redemption will also result in the security held after the exchange (i.e., the shares of Bowater Common Stock) being foreign property for certain Canadian tax purposes. See "The Transaction--Eligibility for Investment in Canada".

  Election and Exchange Procedures

     A Letter of Transmittal and Election Form and a Notice of Guaranteed Delivery are being mailed with this Joint Proxy Statement to each person who was a holder of Avenor Common Shares on the Avenor Record Date. Each such holder (and each holder of record of Avenor Common Shares on or prior to the business day immediately preceding the Avenor Meeting) will have the right to submit a Letter of Transmittal and Election Form to The Trust Company of Bank of Montreal ("the Depositary") or Harris Trust Company of New York (the "U.S. Forwarding Agent") specifying the number of Avenor Common Shares that such person desires to have exchanged for cash, Exchangeable Shares, or shares of Bowater Common Stock, or a combination of the foregoing, subject to proration. Holders of Avenor Common Shares who do not make an election will be deemed to have elected to receive Exchangeable Shares under the Arrangement. Avenor Shareholders whose Avenor Common Share certificate(s) are not immediately available or who cannot cause their Avenor Common Share certificate(s) and all other required documents to be delivered to the Depositary or the U.S. Forwarding Agent at or prior to 5:00 p.m. (Montreal time) on July 20, 1998, must deliver their Avenor Common Shares according to the guaranteed delivery procedures set forth in Instruction 2 to the Letter of Transmittal and Election Form. See "The Transaction--Election Procedures".

  Opinions of Financial Advisors

     Opinion of Goldman, Sachs & Co. On March 8, 1998, Goldman, Sachs & Co. ("Goldman Sachs") delivered its oral opinion to the Bowater Board, which was confirmed in writing on March 9, 1998, to the effect that, as of such dates, the cash consideration and stock consideration (collectively, the "Aggregate Consideration") to be paid by Bowater pursuant to the Arrangement Agreement was fair from a financial point of view to Bowater. The full text of the written opinion of Goldman Sachs, which sets forth assumptions made, matters considered and limitations on the review undertaken in connection with the opinion, is attached to this Joint Proxy Statement as Annex H and is incorporated herein by reference. The opinion of Goldman Sachs referred to herein was provided for the information and assistance of the Bowater Board in connection with its consideration of the Transaction, and such opinion does not constitute a recommendation as to how any holder of Bowater Common Stock should vote with respect to the Share Issuance. BOWATER SHAREHOLDERS ARE URGED TO, AND SHOULD, READ SUCH OPINION IN ITS ENTIRETY. See "The Transaction--Opinions of Bowater's Financial Advisors--Opinion of Goldman Sachs".

     Opinion of TD Securities Inc. On March 8, 1998, TD Securities Inc. ("TD Securities") delivered its oral opinion to the Bowater Board, which was confirmed in writing on March 9, 1998, to the effect that, as of such dates, the Aggregate Consideration to be paid by Bowater pursuant to the Arrangement was fair from a financial point of view to Bowater. The full text of the written opinion of TD Securities, which sets forth assumptions made, matters considered and limitations on the review undertaken in connection with the opinion, is attached to this Joint Proxy Statement as Annex I and is incorporated herein by reference. The opinion of TD Securities referred to herein was provided for the information and assistance of the Bowater Board in connection with its consideration of the Transaction and such opinion does not constitute a recommendation as to how any holder of Bowater Common Stock should vote with respect to the Share Issuance. BOWATER SHAREHOLDERS ARE URGED TO, AND SHOULD, READ SUCH OPINION IN ITS ENTIRETY. See "The Transaction--Opinions of Bowater's Financial Advisors--Opinion of TD Securities".

     Opinion of RBC Dominion Securities Inc. On March 8, 1998, RBC DS provided the Avenor Board with a verbal opinion that the Arrangement is fair from a financial point of view to the Avenor Shareholders. In addition, RBC DS delivered a written opinion to the Avenor Board, dated as of March 9, 1998, confirming in writing the March 8, 1998 verbal opinion. A copy of the opinion of RBC DS dated June 18, 1998, is attached to this Joint Proxy Statement as Annex J and is incorporated herein by reference. The opinion of RBC DS addresses only the fairness of the Arrangement from a financial point of view and does not constitute a recommendation to any Avenor Shareholder as to how to vote at the Avenor Meeting. AVENOR SHAREHOLDERS ARE URGED TO, AND SHOULD, READ SUCH OPINION IN ITS ENTIRETY. See "The Transaction--Opinion of Avenor's Financial Advisor".

  Effective Time of the Arrangement

     Upon the satisfaction or waiver of the conditions to the Arrangement, including the approval of the Share Issuance at the Bowater Meeting, the approval of the Arrangement Resolution and the Shareholder Rights Plan Resolution at the Avenor Meeting and the receipt of the final order of the Ontario Court (the "Final Order") approving the Arrangement, Avenor will file articles of arrangement ("Articles of Arrangement") with the Director appointed under the CBCA (the "Director"). The Arrangement will become effective upon the date (the "Effective Date") of the certificate of arrangement (the "Certificate of Arrangement") issued by the Director giving effect to the Arrangement. It is currently anticipated that the Effective Date will be on or about July 24, 1998. The effective time (the "Effective Time") of the Arrangement will be deemed to be 12:01 a.m. (Montreal time) on the Effective Date. See "The Transaction--Transaction Mechanics and Description of Exchangeable Shares".

  Conditions to the Transaction

     The obligations of Avenor and Bowater to consummate the Transaction are subject to the satisfaction of certain conditions, including the approval of the Arrangement by the Ontario Court, approval of the Share Issuance by the Bowater Shareholders at the Bowater Meeting, approval of the Arrangement Resolution and the Shareholder Rights Plan Resolution by the Avenor Shareholders at the Avenor Meeting, expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), either the expiration of the applicable waiting period or the issuance of an advance ruling certificate (an "ARC") under the Competition Act (Canada) (the "Competition Act"), the receipt of the necessary approval under the Investment Canada Act (the "Investment Canada Act"), and the accuracy of representations and warranties. The waiting period under the HSR Act has expired and an ARC has been issued under the Competition Act. See "Regulatory Matters".

  Non-Solicitation

     Avenor has agreed that it will not, directly or indirectly, through any director, officer, employee, representative or agent, solicit, initiate or knowingly encourage the initiation of any inquiries or proposals regarding any Acquisition Proposal (as defined below), participate in any discussions or negotiations regarding an Acquisition Proposal, withdraw or modify in a manner adverse to Bowater the approval of the Avenor Board of the Transaction, approve or recommend any Acquisition Proposal or cause Avenor to enter into any agreement relating to any Acquisition Proposal; provided, however, that, subject to Avenor's obligations described below, nothing will prevent the Avenor Board from considering, negotiating, approving, recommending to its shareholders or entering into an agreement in respect of an unsolicited bona fide written Acquisition Proposal that the Avenor Board determines in good faith, after consultation with financial advisors and after receiving an opinion of outside counsel to the effect that the Avenor Board is required to take such action in order to discharge properly its fiduciary duties, would, if consummated in accordance with its terms, result in a transaction more favorable to the Avenor Shareholders than the Transaction (any such Acquisition Proposal being referred to herein as a "Superior Proposal"). An "Acquisition Proposal" means any merger, amalgamation, take-over bid, sale of material assets (or any lease, long-term supply agreement or other arrangement having the same economic effect as a sale), any material sale of shares or rights or interests therein or thereto or similar transactions involving Avenor or Bowater or any material subsidiaries of Avenor or Bowater, or a proposal to do so, excluding the Arrangement and certain transactions permitted pursuant to the Arrangement Agreement.

     Bowater has agreed that it will not, directly or indirectly, through any officer, director, employee, representative or agent of Bowater or any of its subsidiaries, solicit, initiate or knowingly encourage the initiation of any inquiries or proposals regarding an Acquisition Proposal; provided, however, that nothing will prevent the Bowater Board from considering, negotiating, approving, recommending to its shareholders or entering into an agreement in respect of an unsolicited bona fide written Acquisition Proposal if the Bowater Board determines in good faith, after consultation with its financial advisors and after receiving an opinion from outside counsel, that it is required to do so in order to discharge properly its fiduciary duties.

     Avenor has agreed that it will not accept, approve, recommend or enter into any agreement in respect of an Acquisition Proposal (other than a confidentiality agreement) on the basis that it would constitute a

Superior Proposal until five business days have elapsed from the date it has provided Bowater with a copy of the Acquisition Proposal. During the five business day period, Bowater will have the opportunity, but not the obligation, to offer to amend the terms of the Arrangement Agreement or the Arrangement. The Avenor Board will review any such offer in good faith to determine, in its discretion in the exercise of its fiduciary duties, whether Bowater's amended offer, upon acceptance by Avenor, would result in the Acquisition Proposal not being a Superior Proposal. If the Avenor Board so determines, it will enter into an amended agreement with Bowater. Otherwise, it will pay Bowater the termination fee described below.

     See "Other Terms of the Arrangement Agreement--Non-Solicitation".

  Termination

     The Arrangement Agreement may be terminated at any time prior to the Effective Time by mutual written consent of Avenor and Bowater, or by either Avenor or Bowater, subject to the other party's right to cure in certain circumstances, if the conditions to the Arrangement have not been waived or satisfied on or before September 30, 1998. In addition, either Bowater or Avenor may terminate the Arrangement Agreement if an event occurs that causes the other party to be obligated to pay a termination fee as described below. Avenor may also terminate the Arrangement Agreement upon any determination by Avenor in accordance with the terms of the Arrangement Agreement that an Acquisition Proposal constitutes a Superior Proposal, subject to its obligation to pay a termination fee as described below. See "Other Terms of the Arrangement Agreement--Termination and Termination Fees".

  Termination Fees

     If the Bowater Shareholders do not approve the Share Issuance (an "Avenor Termination Fee Event") at the Bowater Meeting, then Bowater must pay Avenor C$70 million; provided, however, that the Avenor Shareholders have not disapproved the Arrangement Resolution and the Arrangement Agreement has not been duly terminated prior to the occurrence of such Avenor Termination Fee Event.

     If (i) the Avenor Board has withdrawn or modified in a manner adverse to Bowater its approval or recommendation of the Arrangement, or approved or recommended any Superior Proposal, or determined that any Acquisition Proposal is a Superior Proposal, or resolved to take any such action, or (ii) an Acquisition Proposal has been made known to Avenor or has been made directly to the Avenor Shareholders or any person has publicly announced an intention to make an Acquisition Proposal and after such Acquisition Proposal has been made known, made or announced (a) the Avenor Shareholders do not approve the Arrangement Resolution at the Avenor Meeting or (b) the Arrangement Resolution is not, prior to September 30, 1998, submitted for shareholders' approval (each of the events described in clauses (i) and (ii) being a "Bowater Termination Fee Event"), then Avenor must pay Bowater C$70 million; provided, however, that in the case of clause (ii), the Bowater Shareholders have not disapproved the Share Issuance; and in the case of both clauses (i) and (ii), the Arrangement Agreement has not been duly terminated prior to the occurrence of such Bowater Termination Fee Event.

     See "Other Terms of the Arrangement Agreement--Termination and Termination Fees".

  Interests of Certain Persons in the Transaction

     Avenor Shareholders should be aware that certain directors or officers of Avenor may have interests in the Transaction that are different than Avenor Shareholders generally, including the following:

     Indemnification of Avenor's Directors and Officers. The Arrangement Agreement provides that Bowater will ensure that the provisions in Avenor's By-laws (the "Avenor By-laws") relating to indemnification of Avenor's directors, officers, employees or agents immediately prior to the Effective Date will survive the Arrangement and will not be modified for a period of six years from the Effective Date in a manner that would adversely affect the rights of such individuals thereunder. Bowater has agreed, subject to certain limitations, to maintain insurance for Avenor's present and former directors and officers equivalent to Avenor's current directors' and officers' liability insurance for at least six years after the Effective Date. See "The Transaction--Interests of Certain Persons in the Transaction--Indemnification and Insurance".

     Change in Control Agreements. Avenor has entered into severance agreements with certain of its senior officers in the normal course of its business. The severance agreements, the majority of which were entered into in September 1993, provide for the payment of certain severance benefits if a change in control of Avenor occurs and, within the three-year period following such change in control, the individual's employment is terminated by Avenor other than for cause, disability, retirement or death, or by the individual for certain defined reasons such as a change in responsibilities or reduction in salary or benefits. The Transaction will result in a change in control of Avenor for the purposes of such severance agreements. See "Information Concerning Avenor--Directors and Officers--Termination of Employment, Change in Responsibilities and Employment Contracts" and "The Transaction--Interests of Certain Persons in the Transaction--Change in Control Agreements".

     Vesting of Options and SARs. Certain directors, officers, employees and former employees of Avenor have outstanding stock options ("Avenor Options") and stock appreciation rights ("Avenor SARs") pursuant to Avenor's Key Employee Stock Option Plan (the "Avenor KESOP"). The Avenor KESOP provides for the acceleration of the vesting of the Avenor Options and Avenor SARs upon the occurrence of a change in control of Avenor. In connection with the Transaction, Avenor has received the approval of the TSE and the ME to make technical amendments to the Avenor KESOP to provide for the vesting of all outstanding Avenor Options and Avenor SARs immediately prior to the Effective Time, in order to allow such directors, officers, employees and former employees to participate in the Arrangement. Certain of the outstanding Avenor Options and Avenor SARs have an exercise price that exceeds C$35. In connection with the Transaction, Avenor intends to purchase such securities from the holders thereof. It is currently anticipated that all such securities will be acquired by Avenor at a cost of less than C$45,000. Any Avenor Options or Avenor SARs that are not exercised prior to the Effective Time will be terminated as of the Effective Time. See "The Transaction--Interests of Certain Persons in the Transaction--Vesting of Options".

  Accounting Treatment

     The Transaction will be treated as a "purchase" for financial reporting and accounting purposes, in accordance with U.S. GAAP.

  Income Tax Considerations for Avenor Shareholders

     Certain Canadian Federal Income Tax Considerations. A Canadian tax deferral may be available to certain Avenor Shareholders who receive Exchangeable Shares in exchange for at least a portion of their Avenor Common Shares and file the appropriate tax elections, for so long as they hold Exchangeable Shares. Such shareholders generally will recognize a capital gain or a capital loss for Canadian federal income tax purposes upon the exchange of their Exchangeable Shares for Bowater Common Stock or upon the sale of their Exchangeable Shares. Where the exchange is made with Bowater Canada (on a redemption or retraction), such shareholders will also realize a deemed dividend. There are certain conditions and limitations on qualifying for Canadian tax deferral including filing a tax election. Avenor Shareholders who hold their Avenor Common Shares as capital property and who receive cash or shares of Bowater Common Stock for their Avenor Common Shares generally will recognize a capital gain or a capital loss on the disposition of their Avenor Common Shares. See "Income Tax Considerations--Canadian Federal Income Tax Considerations for Avenor Shareholders". AVENOR SHAREHOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS.

     Certain United States Federal Income Tax Considerations. A non-United States Holder (as defined in this Joint Proxy Statement) will generally not recognize gain or loss for United States federal income tax purposes in connection with the Arrangement, except as discussed below. The exchange by a United States Holder (as defined in this Joint Proxy Statement) of Avenor Common Shares for shares of Bowater Common Stock or a combination of shares of Bowater Common Stock and cash, will be fully taxable for United States federal income tax purposes. Although it is not free from doubt, the exchange by a United States Holder of Avenor Common Shares for Exchangeable Shares, or Exchangeable Shares and shares of Bowater Common Stock, cash or both, generally should be fully taxable for United States federal income tax purposes. See "Income Tax Considerations--United States Federal Income Tax Considerations for Avenor Shareholders". AVENOR SHAREHOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS.

  Income Tax Considerations for Bowater Shareholders

     In the opinion of Cravath, Swaine & Moore, special United States counsel to Bowater, Bowater Shareholders will not recognize gain or loss for United States federal income tax purposes as a result of the consummation of the Arrangement, except by reason of their ownership of Avenor Common Shares, if any. See "Income Tax Considerations--United States Federal Income Tax Considerations for Bowater Shareholders". For a discussion of the United States federal income tax consequences of the Arrangement to a Bowater Shareholder who also owns Avenor Common Shares, see "Income Tax Considerations--United States Federal Income Tax Considerations for Avenor Shareholders". BOWATER SHAREHOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS.

  Eligibility for Investment in Canada of Exchangeable Shares

     Provided the Exchangeable Shares are listed on a prescribed stock exchange in Canada (which currently includes the TSE and the ME), such shares will be qualified investments under the Income Tax Act (Canada) (the "Canadian Tax Act") for trusts governed by registered retirement savings plans, registered retirement income funds and deferred profit sharing plans and will not be foreign property under the Canadian Tax Act or the proposals to amend the Canadian Tax Act and the regulations thereunder publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof (the "Proposed Amendments"), for trusts governed by registered retirement savings plans, registered retirement income funds and deferred profit sharing plans, for registered pension plans or for certain other persons to whom Part XI of the Canadian Tax Act applies. See "The Transaction--Eligibility for Investment in Canada".

  Stock Exchange Listings

     The TSE and the ME have conditionally approved the listing of the Exchangeable Shares. Such listings are subject to Bowater Canada fulfilling all of the requirements of the TSE and the ME, including distribution of the Exchangeable Shares to a minimum number of public shareholders. There is no current intention to list the Exchangeable Shares on any other stock exchange (including the NYSE).

     The Bowater Common Stock is listed on the NYSE, U.S. regional exchanges, the London Stock Exchange and the Swiss Stock Exchange. An application will be made by Bowater to each of the NYSE and the Pacific Exchange, Inc. to list the additional shares of Bowater Common Stock issuable in connection with the Arrangement or upon the exchange of Exchangeable Shares. There is no current intention to list the Bowater Common Stock on any other stock exchange. Bowater is in the process of delisting the Bowater Common Stock from the Swiss Stock Exchange.

BOWATER SELECTED CONSOLIDATED FINANCIAL DATA

     The following selected financial data presented for, and as of the end of, each of the years in the five-year period ended December 31, 1997, are derived from the consolidated financial statements of Bowater, which consolidated financial statements have been audited by KPMG Peat Marwick LLP, independent certified public accountants. The selected consolidated financial data for the three-month periods ended March 31, 1998 and 1997, were derived from unaudited condensed consolidated financial statements of Bowater. The consolidated financial statements of Bowater as of December 31, 1997 and 1996, and for each of the years in the three-year period ended December 31, 1997, and the report thereon are included in this Joint Proxy Statement and reference should be made to these financial statements, including the notes thereto. The condensed consolidated financial statements of Bowater as of March 31, 1998, and for the three-month periods ended March 31, 1998 and 1997, are included in this Joint Proxy Statement and reference should be made to these financial statements, including notes thereto. See "Index to Bowater Consolidated Financial Statements".

                            THREE MONTHS
                            ENDED AND AT
                              MARCH 31,                      YEAR ENDED AND AT DECEMBER 31,
                        ---------------------   ---------------------------------------------------------
                          1998        1997        1997        1996        1995        1994        1993
                        ---------   ---------   ---------   ---------   ---------   ---------   ---------
                                     (IN MILLIONS OF U.S. DOLLARS, EXCEPT PER SHARE AMOUNTS)
INCOME STATEMENT DATA:
Net sales.............  $  383.2    $  348.5    $1,484.5    $1,718.3    $2,001.1    $1,359.0    $1,353.7
Gross profit..........      63.6        25.3       207.9       394.3       643.0       118.2         8.5
Operating income
  (loss)..............      46.3        10.1       135.7       301.2       549.3        42.1       (63.3)
Income (loss) from
  continuing
  operations before
  extraordinary
  charge(1)...........      24.8        (0.3)       53.7       204.1       258.2        (4.8)      (64.5)
Net income (loss).....      24.8        (0.3)       53.7       200.2       246.9        (4.8)      (64.5)
Basic earnings (loss)
  per common share....        .60        (.03)       1.26        4.97        5.76        (.59)      (1.84)
Diluted earnings
  (loss) per common
  share...............        .59        (.03)       1.25        4.55        5.22        (.59)      (1.84)
Dividends declared per
  common share(2).....        .20         .20         .80         .80         .60         .60         .60
BALANCE SHEET DATA(3):
Timber and
  timberlands.........     383.0       394.2       394.0       395.7       430.4       426.4       422.5
Fixed assets, net.....   1,543.7     1,608.6     1,554.5     1,636.7     1,711.0     1,785.0     1,750.7
Total assets..........   2,779.0     2,736.8     2,745.8     2,865.5     2,908.2     2,851.4     2,726.2
Total debt............     758.5       760.2       758.9       760.6       818.1     1,118.5     1,120.2
Total debt and
  redeemable preferred
  stock...............     758.5       785.1       758.9       785.4       867.8     1,193.0     1,194.6
Total
  capitalization(4)...   2,054.8     2,022.3     2,038.3     2,082.8     2,113.9     2,222.5     2,071.8
CASH FLOW DATA:
Cash flow from (used
  for) operations.....      72.5        23.0       195.7       336.2       607.7        80.9       (30.6)
Cash invested in fixed
  assets, timber and
  timberlands.........      37.1        23.6        99.6       107.0        96.0       216.1       121.8

---------------

Notes:
(1) Extraordinary charges relate to debt retirements in 1996 and 1995.
(2) Dividends are declared quarterly.
(3) In 1996, Bowater sold its wholly owned subsidiary, Star Forms Incorporated.
(4) Total capitalization includes total debt, minority interests in subsidiaries, redeemable preferred stock and shareholders' equity.

AVENOR SELECTED CONSOLIDATED FINANCIAL DATA

     The following selected financial data presented for, and as of the end of, each of the years in the five-year period ended December 31, 1997, are derived from the consolidated financial statements of Avenor, which consolidated financial statements have been audited by Price Waterhouse, Chartered Accountants. The selected consolidated financial data for the three-month periods ended March 31, 1998 and 1997, were derived from unaudited consolidated financial statements of Avenor. The consolidated financial statements of Avenor as of December 31, 1997, 1996 and 1995, and for each of the years in the three-year period ended December 31, 1997, and the report thereon are included in this Joint Proxy Statement and reference should be made to these financial statements, including the notes thereto. The consolidated financial statements of Avenor as of March 31, 1998, and for the three-month periods ended March 31, 1998 and 1997, are included in this Joint Proxy Statement and reference should be made to these financial statements. See "Index to Avenor Consolidated Financial Statements".

                       THREE MONTHS ENDED AND AT
                               MARCH 31,                        YEAR ENDED AND AT DECEMBER 31,
                       -------------------------   ---------------------------------------------------------
                          1998          1997         1997        1996        1995        1994        1993
                       -----------   -----------   ---------   ---------   ---------   ---------   ---------
                                    (IN MILLIONS OF CANADIAN DOLLARS, EXCEPT PER SHARE AMOUNTS)
STATEMENT OF EARNINGS
  INFORMATION
Net sales............     C$450.6        C$444.9   C$1,991.7   C$2,061.3   C$2,612.3   C$1,821.7   C$1,508.1
Depreciation and
  amortization.......        36.0          44.9        181.1       164.6       157.7       152.4       178.7
Gross profit
  (loss).............        78.5          (2.3)       176.4       257.3       808.5       147.2      (104.0)
Operating earnings
  (loss) before
  unusual items......        68.6         (19.3)        98.6       180.0       728.7        84.5      (156.1)
Unusual items(1).....          --         (48.2)      (287.8)         --        24.8       (15.5)     (158.8)
Operating earnings
  (loss).............        68.6         (67.5)      (189.2)      180.0       753.5        69.0      (314.9)
Gain from sale of a
  subsidiary(2)......          --            --        186.2          --          --          --          --
Gain from the issue
  of equity by a
  subsidiary(3)......          --            --           --          --          --          --        68.1
Interest expense,
  net................        25.0          31.4        125.2       111.4       118.5       150.3       155.6
Earnings (loss) from
  continuing
  operations(4)......        28.5         (93.7)      (212.5)       11.3       348.1       (91.2)     (273.3)
Net earnings (loss)..        28.5         (93.7)      (212.5)       11.3       348.1       (67.6)     (285.6)
Net earnings (loss)
  applicable to
  common shares......        27.2         (94.9)      (217.4)        6.7       343.8       (71.3)     (285.6)
PER SHARE DATA
Earnings (loss) from
  continuing
  operations.........        0.42         (1.45)       (3.32)       0.10        5.12       (1.43)      (4.67)
Net earnings (loss)
  applicable to
  common shares:
  Basic..............        0.42         (1.45)       (3.32)       0.10        5.12       (1.07)      (4.88)
  Fully diluted......        0.40         (1.45)       (3.32)       0.10        4.75       (1.07)      (4.88)
Dividends declared...        0.12            --         0.36        0.48        0.24          --          --

                       THREE MONTHS ENDED AND AT
                               MARCH 31,                        YEAR ENDED AND AT DECEMBER 31,
                       -------------------------   ---------------------------------------------------------
                          1998          1997         1997        1996        1995        1994        1993
                       -----------   -----------   ---------   ---------   ---------   ---------   ---------
                                    (IN MILLIONS OF CANADIAN DOLLARS, EXCEPT PER SHARE AMOUNTS)
FINANCIAL POSITION
  INFORMATION
Cash and temporary
  investments........       137.9          14.4        185.4        28.4       344.8       117.4        16.0
Cash held in
  escrow(4)..........          --            --           --          --          --       247.5          --
Funds held in a
  segregated
  account(5).........          --         263.7           --       325.8       263.3          --          --
Capital assets.......     1,866.9       2,243.5      1,877.0     2,266.2     2,136.0     2,042.5     2,130.0
Total assets.........     2,654.9       3,294.1      2,718.0     3,397.8     3,573.2     3,204.9     3,030.9
Current portion of
  long-term debt.....        15.0          13.1         76.3        11.9        89.1        31.1        31.5
Long-term debt.......     1,055.0       1,389.3      1,056.7     1,432.5     1,438.0     1,714.4     1,604.8
Non-controlling
  interest...........        34.2         132.6         34.7       132.7       119.6        89.7       161.5
Shareholders'
  equity.............     1,080.3       1,192.8      1,054.5     1,285.5     1,341.3     1,005.5       860.2

---------------

Notes:
(1) In 1993, Unusual items included a provision of C$146.8 million for Avenor's total investment in the Gold River Newsprint Limited Partnership and other related closure costs. The remaining balance of C$12.0 million related to other restructuring costs. In 1994, additional closure costs of C$15.5 million relating to the partnership were recorded. In 1995, certain newsprint assets of the partnership were sold to a third party and the outstanding indebtedness of the partnership to its third party lenders was extinguished. As a result certain provisions relating to Avenor's interest in the partnership were reversed in 1995 and an amount of C$24.8 million was recorded. In 1997, Unusual items consisted of C$225.2 million related to asset write-downs. C$57.5 million (C$48.2 million in the three-month period ended March 31, 1997) related to the implementation of a workforce reduction program and C$5.1 million related to the costs of modifying internal use computer software to be Year 2000 compliant.
(2) In 1997, a gain of C$186.2 million was recognized from the sale of Avenor's 53% interest in Pacific Forest Products Limited.
(3) In 1993, a gain of C$68.1 million was recognized as a result of the issue of equity by Avenor's subsidiary, Pacific Forest Products Limited.
(4) In 1993 and 1994, the results of the paperboard business were reclassified as discontinued operations. The gross proceeds received from the sale of this business were held in escrow until June 1995.
(5) In 1995, Avenor created a segregated account dedicated to debt reduction. In 1997, all the funds were used to repay long-term debt and the segregated account was closed.

SELECTED UNAUDITED PRO FORMA COMBINED FINANCIAL DATA

     The following table sets forth selected unaudited pro forma combined financial data for Bowater for the one-year period ended December 31, 1997, and as of and for the three-month period ended March 31, 1998, which are presented to reflect the estimated impact of the Transaction on the historical consolidated financial statements of Bowater. The Transaction is accounted for as a purchase and assumes the use of approximately US$500 million in cash and marketable securities, additional debt of US$324 million and the issuance of approximately 15.0 million shares of either Bowater Common Stock or Exchangeable Shares. The income statement data assume that the Transaction had been consummated on January 1, 1997, and the balance sheet data assume that the Transaction had been consummated on March 31, 1998. The unaudited pro forma combined financial data do not reflect any cost savings and other synergies anticipated by Bowater management as a result of the Transaction and are not necessarily indicative of the results of operations or the financial position that would have occurred had the Transaction been consummated on January 1, 1997, or March 31, 1998, nor are they necessarily indicative of Bowater's future results of operations or financial position. The unaudited pro forma combined data should be read in conjunction with the historical consolidated financial statements of Bowater and Avenor and the Unaudited Pro Forma Condensed Combined Financial Statements, including the notes thereto, appearing elsewhere in this Joint Proxy Statement. See "Index to Bowater Consolidated Financial Statements", "Index to Avenor Consolidated Financial Statements" and "Unaudited Pro Forma Condensed Combined Financial Statements".

                                                              THREE MONTHS
                                                                 ENDED
                                                               MARCH 31,         YEAR ENDED
                                                                  1998        DECEMBER 31, 1997
                                                              ------------    -----------------
                                                                (IN MILLIONS OF U.S. DOLLARS,
                                                                  EXCEPT PER SHARE AMOUNTS)
INCOME STATEMENT DATA:
Net sales...................................................    $  684.5          $2,869.8
Gross profit................................................       102.5              52.8
Operating income (loss).....................................        78.3             (75.5)
Income (loss) before extraordinary charges..................        42.5            (165.1)
Basic income (loss) before extraordinary charges per
  share.....................................................         .76             (3.04)
Diluted income (loss) before extraordinary charges per
  share.....................................................         .73             (3.04)
BALANCE SHEET DATA (AT PERIOD END):
Timber and timberlands......................................       477.1
Fixed assets................................................     3,595.6
Total assets................................................     5,589.3
Total debt(1)...............................................     2,062.2
Total debt and redeemable preferred stock...................     2,062.2
Total capitalization(2).....................................     4,207.4

---------------

Notes:
(1) Total debt consists of short-term borrowings and total long-term debt (including current installments).
(2) Total capitalization includes total debt, minority interests in subsidiaries and shareholders' equity.

COMPARATIVE PER SHARE DATA FOR BOWATER AND AVENOR

     The following table sets forth certain earnings, dividend and book value per share data for Bowater and Avenor on historical and pro forma bases. The pro forma data are derived from the Unaudited Pro Forma Condensed Combined Financial Statements appearing elsewhere in this Joint Proxy Statement, which give effect to the Transaction as a purchase. The pro forma dividend data assume dividend payments consistent with Bowater's historical payments. Book value data for all pro forma presentations are based upon the number of outstanding shares of Bowater Common Stock as of March 31, 1998, adjusted to include shares of Bowater Common Stock or Exchangeable Shares to be issued in connection with the Transaction. The information set forth below should be read in conjunction with the historical consolidated financial statements of Bowater and Avenor and the Unaudited Pro Forma Condensed Combined Financial Statements, including the notes thereto, appearing elsewhere in this Joint Proxy Statement. See "Index to Bowater Consolidated Financial Statements", "Index to Avenor Consolidated Financial Statements" and "Unaudited Pro Forma Condensed Combined Financial Statements".

     The pro forma data do not reflect any cost savings and other synergies anticipated by Bowater management as a result of the Transaction and are not necessarily indicative of the results of operations or the financial position that would have occurred had the Transaction been consummated on January 1, 1997, or March 31, 1998, nor are they necessarily indicative of Bowater's future results of operations or financial position.

                                                                                   PRO FORMA
                                                              HISTORICAL            COMBINED
             Three months ended March 31, 1998:               ----------        ----------------
BOWATER
     Basic earnings per share before extraordinary
       charges..............................................      US$.60              US$.76
     Diluted earnings per share before extraordinary
       charges..............................................        .59                  .73
     Cash dividends per share...............................        .20                  .20
     Book value per common share at period end..............      29.16                36.15

                                                                                   AVENOR PRO FORMA
                                                              HISTORICAL(1)         EQUIVALENT(2)
                                                              -------------        ----------------
AVENOR
     Basic earnings per share before extraordinary
       charges..............................................         C$.75                C$.48
     Diluted earnings per share before extraordinary
       charges..............................................         .70                    .48
     Cash dividends per share...............................         .12                    .13
     Book value per common share at period end..............       13.15                  23.00

                                                                                   PRO FORMA
                                                              HISTORICAL            COMBINED
               Year ended December 31, 1997:                  ----------        ----------------
BOWATER
     Basic earnings (loss) per share before extraordinary
       charges..............................................     US$1.26            US$(3.04)
     Diluted earnings (loss) per share before extraordinary
       charges..............................................       1.25                (3.04)
     Cash dividends per share...............................        .80                  .80

                                                                                   AVENOR PRO FORMA
                                                              HISTORICAL(1)         EQUIVALENT(2)
                                                              -------------        ----------------
AVENOR
     Basic earnings (loss) per share before extraordinary
       charges..............................................     C$(3.26)               C$(1.93)
     Diluted earnings (loss) per share before extraordinary
       charges..............................................       (3.26)                 (1.93)
     Cash dividends per share...............................         .36                    .51

---------------

Note:
(1) The Avenor historical financial results per share and book value per common share were calculated using U.S. GAAP.
(2) The Avenor pro forma equivalent represents the pro forma combined book value, dividends and earnings (loss) per common share multiplied by an assumed Exchange Ratio of .4486 and a currency conversion rate of 1.4184. See Note 1, Major Assumptions, in the Notes to Pro Forma Condensed Combined Financial Statements. The actual Exchange Ratio and currency conversion rate may be different. See "The Transaction--Transaction Mechanics and Description of Exchangeable Shares".

           CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

     This Joint Proxy Statement includes "forward-looking statements" within the meaning of various provisions of the Securities Act of 1933, as amended (the "Securities Act") and the United States Securities Exchange Act of 1934, as amended (the "Exchange Act"). All statements, other than statements of historical facts, included in this Joint Proxy Statement that address activities, events or developments that Bowater or Avenor expects or anticipates will or may occur in the future, including such things as future cost savings or capital expenditures (including the amount and nature thereof), business strategy and measures to implement strategy, competitive strengths, goals, expansion and growth of Bowater's, Avenor's and their respective subsidiaries' businesses and operations, plans, references to future success and other such matters are forward-looking statements. When used in this Joint Proxy Statement, the words "estimate", "project", "anticipate", "expect", "intend", "believe" and similar expressions are intended to identify forward-looking statements.

     These forward-looking statements are based on certain assumptions and analyses made by Bowater and Avenor in light of their experience and their perception of historical trends, current conditions and expected future developments as well as other factors they believe are appropriate in the circumstances. However, whether actual future results and developments will conform with their expectations and predictions is subject to a number of risks and uncertainties, including the significant considerations discussed in this Joint Proxy Statement, and particularly the "Risk Factors" section beginning on page 23 hereof. The forward-looking statements in this Joint Proxy Statement are based on Bowater's or Avenor's management's expectations and involve a number of business risks and uncertainties, any of which could cause actual results to differ materially from the forward-looking statements. These factors include, but are not limited to: increases or decreases in production capacity; changes in market prices; industry cyclicality; cost of raw materials; general economic, market and business conditions; the opportunities (or lack thereof) that may be presented to and pursued by Bowater, Avenor and their respective subsidiaries; competitive actions by other forest products companies; changes in laws or regulations, including, without limitation, those respecting environmental compliance; and other factors, many of which are beyond the control of Bowater, Avenor and their respective subsidiaries. Consequently, all of the forward-looking statements made in this Joint Proxy Statement are qualified by these cautionary statements and there can be no assurance that the actual results or developments anticipated by Bowater or Avenor will be realized or, even if substantially realized, that they will have the expected consequences to or effects on Bowater, Avenor and their respective subsidiaries or their respective businesses or operations.

     The cautionary statements contained or referred to in this section should be considered in connection with any written or oral forward-looking statements that may subsequently be issued by Bowater or Avenor or persons authorized to act on their behalf. Neither Bowater nor Avenor undertakes any obligation to release publicly any revisions to any forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

                                  RISK FACTORS

     The following risk factors should be considered by Bowater Shareholders and Avenor Shareholders in evaluating whether to approve the Share Issuance, in the case of Bowater Shareholders, and the Arrangement Resolution in the case of Avenor Shareholders. Some of these risk factors relate directly to the Transaction while others relate to the business and properties of Bowater and/or Avenor and their respective affiliates, independent of the Transaction. These risk factors should be considered in conjunction with the other information included in this Joint Proxy Statement. Bowater Shareholders and Avenor Shareholders are urged to read this section in its entirety.

RISKS RELATED TO THE TRANSACTION

  Uncertainties in Integrating Business Operations and Achieving Cost Reductions

     The value of shares of Bowater Common Stock following the Transaction may be affected by the ability of the management of Bowater to achieve the cost reductions from operating and administrative efficiencies and other synergies expected to result from the consummation of the Transaction. The consolidation of functions and the integration of departments, systems and procedures present significant management challenges. Although Bowater's management is experienced in achieving cost reductions and operating efficiencies, there can be no assurance that any specified level of cost savings or other synergies will be fully achieved or will be achieved within the time periods contemplated, nor can there be any assurance as to the effect of the Transaction on Bowater's results of operations. See "The Transaction--Plans and Proposals".

  Relationship Between the Exchange Ratio, Stock Prices and Currency Exchange Rates

     The Exchange Ratio will be equal to C$35 divided by the product of the Bowater Average Trading Price, which will be the weighted average trading price of Bowater Common Stock on the NYSE for the 20 trading days ending on the third business day prior to the Effective Date (but not less than US$45.5062 or more than US$55.6187, pursuant to the Arrangement Agreement), multiplied by the Currency Exchange Rate. The Bowater Average Trading Price may vary from the price of shares of Bowater Common Stock at the date of this Joint Proxy Statement. Such variations may be the result of changes in the business, operations or prospects of Bowater or Avenor, market assessments of the likelihood that the Transaction will be consummated and the timing thereof, regulatory considerations, general market and economic conditions and other factors. Because the Effective Date will occur at a date later than the date of the Meetings, there can be no assurance that the price of shares of Bowater Common Stock on the date of the Meetings will be indicative of the Bowater Average Trading Price.

     The actual Exchange Ratio also will depend on the actual Currency Exchange Rate, which may vary from the exchange rate as of the date of this Joint Proxy Statement. The degree of such variation depends on economic and political events and on the supply and demand for Canadian and U.S. dollars, factors that are beyond the control of either Bowater or Avenor. Because the Effective Date will occur on a date later than the date of the Meetings, there can be no assurance that the exchange rate on the date of the Meetings will be indicative of the actual Currency Exchange Rate. Depreciation of the Canadian dollar with respect to the U.S. dollar between the date of the Meetings and the Effective Date, reflected in an increased Currency Exchange Rate, would have the effect of reducing the number of Exchangeable Shares or shares of Bowater Common Stock, as the case may be, to be received by Avenor Shareholders pursuant to the Arrangement. Appreciation of the Canadian dollar would have the effect of increasing the number of such shares to be issued by Bowater and Bowater Canada. Bowater has entered into currency hedge contracts for the Transaction covering a substantial portion of the risk of appreciation in the value of the Canadian dollar.

     Furthermore, for the purposes of determining the Exchange Ratio, the Bowater Average Trading Price cannot be less than US$45.5062 or greater than US$55.6187. If the actual Bowater Average Trading Price is greater than US$55.6187, Avenor Shareholders who have not elected to receive cash, or who have elected to receive cash but are subject to the proration provisions described in "The Transaction--Transaction Mechanics and Description of Exchangeable Shares--Proration", will be entitled to receive for each Avenor

Common Share held by them a fraction of an Exchangeable Share or a share of Bowater Common Stock (depending on the election) that is likely to have an initial value that is greater than C$35. If the actual Bowater Average Trading Price is less than US$45.5062, such Avenor Shareholders will be entitled to receive for each Avenor Common Share held by them a fraction of an Exchangeable Share or share of Bowater Common Stock (depending on the election) that is likely to have an initial value that is less than C$35. There is no minimum or maximum initial value, and the terms of the Arrangement Agreement do not permit Bowater to terminate the Arrangement Agreement in the event such initial value is above C$35 or permit Avenor to terminate in the event such initial value is below C$35.

     The actual Exchange Ratio and the number of Exchangeable Shares and/or shares of Bowater Common Stock to be issued to an Avenor Shareholder in exchange for an Avenor Common Share pursuant to the Arrangement Agreement will not be determined until three business days prior to the Effective Date.

  Potentially Adverse U.S. Income Tax Consequences to Avenor Shareholders

     No statutory, judicial or administrative authority exists that directly addresses certain of the U.S. federal income tax consequences of the issuance and ownership of instruments and rights comparable to the Exchangeable Shares, the Ancillary Rights granted to the Avenor Shareholders and the Call Rights. Consequently, the U.S. federal income tax consequences of the issuance and ownership of the Exchangeable Shares, the Ancillary Rights and the Call Rights are subject to significant uncertainty.

     In particular, Bowater Canada and Bowater intend to treat dividends received by a non-United States Holder on the Exchangeable Shares as dividends from Bowater Canada rather than from Bowater and therefore not subject to United States withholding tax, and Bowater Canada and Bowater do not intend that Bowater Canada or Bowater will withhold any amounts in respect of such tax from such dividend. There is some possibility, however, that the United States Internal Revenue Service (the "Service") may assert that United States withholding tax is payable with respect to any dividends paid on the Exchangeable Shares to non-United States Holders. See "Income Tax Considerations--United States Federal Income Tax Considerations for Avenor Shareholders".

  Canadian Tax Consequences of Redemption or Exchange of Exchangeable Shares

     The Transaction provides the opportunity for a tax deferral to certain holders of Avenor Common Shares who receive Exchangeable Shares pursuant to the Arrangement and file the appropriate election. However, such shareholders will generally only be able to obtain Canadian tax deferral for as long as they hold the Exchangeable Shares. If the number of outstanding Exchangeable Shares (other than shares held by Bowater or its affiliates) is fewer than 500,000 or there is an acquisition of Control of Bowater (as defined in the Exchangeable Share Provisions), and in any event on or at any time after June 30, 2008, Bowater Canada may, at its option, redeem the Exchangeable Shares for shares of Bowater Common Stock. Moreover, if Bowater Holdings' call rights are not exercised on redemption of the Exchangeable Shares by Bowater Canada, a holder of Exchangeable Shares may realize a dividend for Canadian tax purposes that may exceed the holder's economic gain. See "Description of Capital Stock--Avenor Share Capital" and "Income Tax Considerations--Canadian Federal Income Tax Considerations for Avenor Shareholders".

  Market for Exchangeable Shares

     Although the economic value of the Exchangeable Shares is expected to be closely linked to the trading value of shares of Bowater Common Stock due to the right to exchange at any time Exchangeable Shares for shares of Bowater Common Stock, there can be no assurance that an active trading market in the Exchangeable Shares will develop or be sustained or that the Exchangeable Shares will continue to meet the listing requirements of the TSE and the ME. There is no current intention to list the Exchangeable Shares on any other stock exchange (including the NYSE).

RISKS RELATED TO OPERATIONS AFTER THE TRANSACTION

  Industry Conditions and Competition

     Bowater's and Avenor's operating results reflect the general cyclical pattern of the pulp and paper industry. Most of Bowater's and Avenor's products are world-traded commodity products. Consequently, Bowater and Avenor, like other participants in this industry, have little direct influence over the timing and extent of price changes. Product pricing is significantly affected by the relationship between industry supply and demand, with the former influenced primarily by fluctuations in available manufacturing capacity and the latter by the health of the economy in general and the strength of print media in particular.

     The markets for Bowater's and Avenor's products are highly competitive, with a number of major companies competing in each market. Certain of Bowater's and Avenor's competitors may have greater financial resources than Bowater and Avenor. In addition, some of Bowater's and Avenor's competitors are currently lower cost producers in some of the businesses in which Bowater and Avenor operate, including newsprint. Bowater and Avenor compete with North American, European, and Asian producers in most of their product lines. Variations in the exchange rate between the United States dollar and other currencies, particularly those of Sweden, Finland, and certain Asian countries, significantly affect the relative competitive position of Bowater and Avenor as compared to many of their competitors.

     A significant portion of Bowater's revenues after the Transaction will be represented by newsprint sales. Any material decline in newsprint prices or any other adverse development in the market for newsprint could have a material adverse effect on Bowater after the Transaction.

     Sales of market pulp are expected to constitute the second largest source of revenues of Bowater after the Transaction. Market pulp prices historically have been volatile. Significant declines in market pulp prices or any other adverse development in the market for market pulp could have a material adverse effect on Bowater after the Transaction.

     Trends in electronic data transmission and storage could adversely affect traditional print media, including products of Bowater's and Avenor's customers; however, neither the timing nor extent of these trends can be predicted with certainty. Industry reports indicate that Bowater's newspaper publishing customers in North America have experienced some loss in market share to other forms of media and advertising, such as direct mailings and newspaper inserts (both of which are end uses for several of Bowater's products), cable television and the Internet. Some of these customers are also facing a decline in newspaper readership, circulation and advertising lineage. Bowater does not believe that this is the case in most overseas markets. Bowater's magazine and catalog publishing customers have also been affected by the use of electronic media for merchandising products, while benefiting from the increase in magazine and catalog publications dealing with electronic media, especially computer hardware and software.

  Environmental Regulation and Significant Environmental Expenditures

     Each of Bowater and Avenor is subject to a variety of federal, state and provincial environmental laws and regulations in the jurisdictions in which it operates. Bowater and Avenor each believe its operations are currently in substantial compliance with applicable environmental laws and regulations.

     In late 1993, the U.S. Environmental Protection Agency (the "EPA") proposed regulations that would impose new air and water quality standards aimed at further reductions of pollutants. Known as the "Cluster Rule", these regulations were issued in final form by the EPA in November 1997. Bowater's compliance period begins in the first quarter of 1998 and extends until the year 2006; however, the majority of the compliance requirements must be met by 2001. These new rules will require capital expenditures at all of Bowater's U.S. paper mills.

     Bowater anticipates spending approximately US$60 million to US$75 million to enable its present facilities to comply with the new effluent guidelines, with the majority to be spent at Bowater's Catawba, South Carolina, location. Additional capital expenditures will also be required to meet the new air quality standards. Engineering studies are currently under way to define this additional cost, which is expected to be in the same range as the requirement for the effluent guideline expenditure. Bowater's capital spending plan for 1998 (without giving effect to the Transaction) includes amounts relating to this study and implementation of the new effluent quality regulations. Other than the Cluster Rule regulations described above, Bowater anticipates approximately US$10 million to US$15 million of capital expenditures per year for the foreseeable future to maintain the compliance of its existing operations with environmental regulations. In addition to these capital expenditures, Avenor has currently projected environmental capital expenditures of C$20 million over the period 1998 to 2000 to allow its facilities to meet the requirements of current environmental laws and regulations applicable to it.

     Regulations adopted in British Columbia have an additional objective to be met before the end of 2002 with respect to the reduction of adsorbable organic halogens (AOX) to non-detectable levels, which could require Avenor and Bowater to undertake significant further capital expenditures. Currently, it is unclear what action would be required to meet this objective in its present form and, therefore, the cost of additional capital expenditures cannot be estimated.

     Unforeseen expenditures required to allow Avenor or Bowater to remain in compliance with laws and regulations governing air emissions, wastewater discharge, waste management and landfill sites, including site or other remediation costs, or unforeseen environmental liabilities, could have an adverse effect on Avenor's and Bowater's business and financial condition. There can be no assurance that internally generated funds or other sources of liquidity will be sufficient for Avenor's and Bowater's requirements with respect to unforeseen environmental compliance expenditures. Additionally, there can be no assurance that changes in the substance or enforcement of environmental laws and regulations or their application will not require further significant expenditures.

  Increased Exposure to Currency Fluctuations

     Most of Bowater's sales and costs are denominated in U.S. dollars. Most of Avenor's sales are also denominated in U.S. dollars, but many of its costs are denominated in Canadian dollars. After giving effect to the Transaction, Bowater will have increased exposure to fluctuations in the Canadian dollar. As a result, Bowater's earnings will be affected to a greater extent than in the past by increases or decreases in the value of the Canadian dollar. Increases in the value of the Canadian dollar versus the U.S. dollar would tend to reduce reported earnings in U.S. dollar terms, and decreases in the value of the Canadian dollar would tend to increase reported earnings.

  Increased Leverage

     Bowater expects to finance the cash consideration to be paid in connection with the Arrangement and related fees and expenses through the use of existing cash and marketable securities and borrowings under a committed US$1 billion unsecured credit facility, a substantial portion of which will be unused after giving effect to the Transaction. As a result of the new borrowings and addition of Avenor's existing debt, Bowater's indebtedness as a percentage of total capitalization will be higher than in recent years. Bowater anticipates repaying a substantial portion of indebtedness through the planned sale of Avenor's Dryden, Ontario mill. However, there can be no assurance as to the timing of any such sale or the amount of the proceeds to be received therefrom. If Bowater is unsuccessful in completing the sale of the Dryden, Ontario mill, Bowater's leverage will remain at a higher than normal level for a longer period than if the sale were completed. While such higher leverage would not be above reasonable levels within the forest products industry, such leverage would increase Bowater's financial risk by: (i) increasing the cost of additional financing for working capital, capital expenditures, and other purposes and (ii) increasing the amount of cash flow dedicated to the payment of interest and principal.

  Effect of Weak Asian Markets

     Asian demand for paper and pulp products has declined as a result of weak economic conditions and financial market turmoil, leading to downward pricing pressure and a reduction of shipments into the region.

In addition, producers for the Asian markets have redirected their tonnage to other regions, thereby creating a downward pressure on prices elsewhere. Neither Bowater nor Avenor currently has production facilities located in Asia, although Bowater has signed an agreement for the purchase of a mill in Korea. Completion of the purchase, which is expected within two months, is subject to satisfaction of several conditions as described in "Bowater Management's Discussion and Analysis of Financial Condition and Results of Operations--Three Months Ended March 31, 1998, versus March 31, 1997--Pending Transactions".

     In 1997, Bowater and Avenor had export sales to Asia totaling 6% and 21%, respectively, of total net revenues, compared with 8% and 22% in 1996. Since late 1997, tonnage that Bowater and Avenor otherwise would have shipped to Asia has in general been shifted to markets that are experiencing stronger demand such as the United States, Latin America and Europe. This stronger demand has substantially offset the effect of the Asian weakness on the total volume of shipments by Bowater and Avenor. There can be no assurance that non-Asian markets will continue to absorb reduced Asian demand.

     Following completion of the Transaction, weak market conditions in Asia may continue to have an adverse effect on the level of worldwide demand for pulp and paper products as producers for the Asian markets may redirect their tonnage to other regions. Significant future weakness in Asian markets could erode world-wide pricing for the companies' products, thereby adversely affecting financial results for the combined company. In addition, Asian producers may use their depreciated currencies to increase exports. Any significant destabilization of one or more major Asian trading currencies could further erode prices for commodity-grade products such as those produced by Bowater and Avenor.

                         COMPARATIVE MARKET PRICE DATA

     Shares of Bowater Common Stock are traded under the symbol "BOW" on the NYSE, U.S. regional exchanges, the London Stock Exchange and the Swiss Stock Exchange. Avenor Common Shares are traded under the symbol "AVR" on the TSE and the ME and under the symbol "ANR" on the NYSE. Avenor Common Shares began trading on the NYSE on March 19, 1997.

     The following table sets forth the high and low sales prices of Avenor Common Shares on the TSE and NYSE and of shares of Bowater Common Stock on the NYSE and the quarterly cash dividends per share paid on Bowater Common Stock and Avenor Common Shares for the periods indicated. The quotations are as reported in published financial sources. TSE quotations are expressed in C$; NYSE quotations are expressed in US$.

                             BOWATER
                          COMMON STOCK              AVENOR COMMON SHARES               CASH        CASH
                        -----------------   -------------------------------------   DIVIDENDS    DIVIDENDS
                              NYSE                 TSE                NYSE          ON BOWATER   ON AVENOR
                        -----------------   -----------------   -----------------     COMMON      COMMON
                         HIGH       LOW      HIGH       LOW      HIGH       LOW       STOCK       SHARES
                        -------   -------   -------   -------   -------   -------   ----------   ---------
CALENDAR 1996
  First Quarter.......  $41.500   $33.000   $25.500   $18.875        --        --    US$0.20      C$0.12
  Second Quarter......   41.625    35.375    24.500    19.125        --        --       0.20        0.12
  Third Quarter.......   38.750    31.500    24.500    21.500        --        --       0.20        0.12
  Fourth Quarter......   39.500    33.000    24.000    18.400        --        --       0.20        0.12

CALENDAR 1997
  First Quarter.......  $43.375   $36.875   $24.000   $19.500   $17.375   $15.625    US$0.20          --
  Second Quarter......   50.500    37.500    28.000    22.000    20.125    16.000       0.20      C$0.12
  Third Quarter.......   57.000    46.000    29.700    24.500    21.125    18.000       0.20        0.12
  Fourth Quarter......   52.375    41.500    25.500    20.000    18.625    14.000       0.20        0.12

CALENDAR 1998
  First Quarter.......  $56.500   $40.875   $34.300   $18.550   $24.250   $13.375    US$0.20      C$0.12
  Second Quarter
     (through June 17,
     1998)............   60.500    47.000    35.450    33.750    24.625    23.063         --          --

     The following table sets forth the last reported sales prices of shares of Bowater Common Stock and Avenor Common Shares on March 6, 1998, the last trading day before the announcement of the Arrangement Agreement, and on June 17, 1998, the last trading day prior to the date of this Joint Proxy Statement:

                                                                BOWATER           AVENOR
                                                              COMMON STOCK    COMMON SHARES
                                                              ------------   ----------------
                                                                  NYSE        TSE      NYSE
                                                              ------------   ------   -------
March 6, 1998...............................................    $50.6875     $30.95   $21.938
June 17, 1998...............................................      48.750     34.250    23.375

     SHAREHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR SHARES OF BOWATER COMMON STOCK AND AVENOR COMMON SHARES.

                              THE BOWATER MEETING

DATE, TIME AND PLACE

     The Bowater Meeting will be held at 55 East Camperdown Way, Greenville, South Carolina, on Tuesday, July 21, 1998, at 11:00 a.m. local time.

PURPOSE

     This Joint Proxy Statement is being furnished to the holders of shares of Bowater Common Stock in connection with the solicitation of proxies by the Bowater Board for use at the Bowater Meeting. At the Bowater Meeting, the Bowater Shareholders will consider and vote upon a proposal to approve the Share Issuance and any other business that may properly be brought before the Bowater Meeting.

     It is a condition of the consummation of the Arrangement that the Bowater Shareholders approve the Share Issuance at the Bowater Meeting.

     THE BOWATER BOARD HAS UNANIMOUSLY APPROVED THE TERMS OF THE ARRANGEMENT AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY AND UNANIMOUSLY RECOMMENDS THAT THE BOWATER SHAREHOLDERS VOTE FOR THE PROPOSAL TO APPROVE THE SHARE ISSUANCE AT THE BOWATER MEETING. SEE "THE TRANSACTION--BACKGROUND OF THE TRANSACTION" AND "--BOWATER'S REASONS FOR THE TRANSACTION; RECOMMENDATION OF THE BOWATER BOARD".

BOWATER RECORD DATE; VOTING RIGHTS; REQUIRED VOTE

     Only holders of record of shares of Bowater Common Stock at the close of business on the Bowater Record Date, June 8, 1998, are entitled to receive notice of and to vote at the Bowater Meeting. At the close of business on the Bowater Record Date, there were 40,562,019 shares of Bowater Common Stock outstanding, each of which entitles the registered holder thereof to one vote.

     The Share Issuance is being submitted for the approval of the holders of shares of Bowater Common Stock pursuant to the requirements applicable to companies whose securities are listed on the NYSE. Pursuant to these requirements, approval of the Share Issuance will require the affirmative vote of the holders of a majority of the shares of Bowater Common Stock voted thereon at the Bowater Meeting; provided that holders of a majority of the outstanding shares of Bowater Common Stock are present, in person or by proxy, at the Bowater Meeting and vote on the Share Issuance; provided further that under the terms of the Bowater Bylaws, approval of the Share Issuance requires the affirmative vote of holders of Bowater Common Stock entitled to cast at least a majority of the votes that all holders of Bowater Common Stock present in person or by proxy at the Bowater Meeting are entitled to cast thereon. An abstention by a Bowater Shareholder who is present in person or by proxy at the Bowater Meeting will have the same effect as a vote against approval of the Share Issuance. Brokers who hold shares of Bowater Common Stock as nominees will not have discretionary authority to vote such shares in the absence of instructions from the beneficial owners thereof. Any shares that are not voted because the nominee-broker lacks such discretionary authority will not be counted as having voted upon the Share Issuance.

     The presence at the Bowater Meeting, in person or by properly executed proxy, of holders of one-third of the outstanding shares of Bowater Common Stock entitled to vote at the Bowater Meeting will constitute a quorum at such meeting. Shares of Bowater Common Stock represented by proxies that are marked "abstain" will be counted as shares present for purposes of determining the presence of a quorum, as will shares of Bowater Common Stock that are represented by proxies that are executed by any broker, fiduciary or other nominee on behalf of the beneficial owner(s) thereof, regardless of whether authority to vote is withheld by such broker, fiduciary or nominee on one or more matters.

STOCK OWNERSHIP OF MANAGEMENT

     At the close of business on the Bowater Record Date, directors and executive officers of Bowater and their affiliates were the beneficial owners of an aggregate of approximately 806,418 shares of Bowater

Common Stock, or approximately 1.95% of the voting power of the outstanding shares of Bowater Common Stock. All such directors have indicated their intention to vote their shares at the Bowater Meeting for approval of the Share Issuance.

VOTING AND REVOCATION OF PROXIES

     All shares of Bowater Common Stock represented by properly executed proxies in the enclosed form that are received in time for the Bowater Meeting and have not been revoked will be voted in accordance with the instructions indicated in such proxies. If no instructions are indicated, shares represented by properly executed proxies will be voted FOR approval of the Share Issuance.

     Bowater does not know of any matter not described in the Notice of Special Meeting of Shareholders that is expected to come before the Bowater Meeting. If, however, any other matters are properly presented for action at the Bowater Meeting, the persons named in the enclosed form of proxy and acting thereunder will have the discretion to vote on such matters in accordance with their best judgment, unless such authority is withheld.

     Execution of the enclosed proxy will not affect a shareholder's right to attend the Bowater Meeting and vote in person. Any shareholder giving a proxy has the right to revoke it by giving written notice of revocation to the Secretary of Bowater at any time before the proxy is voted, or by executing and delivering to Bowater a later-dated proxy at any time before the earlier proxy is voted, or by attending the Bowater Meeting and voting his or her shares in person (although attendance at the Bowater Meeting will not, in and of itself, constitute revocation of a proxy). No such notice of revocation or later-dated proxy, however, will be effective until received by the Secretary of Bowater at or prior to the Bowater Meeting.

SOLICITATION OF PROXIES

     Proxies are being solicited hereby on behalf of the Bowater Board. The cost of proxy solicitation for the Bowater Meeting, including the reasonable expenses of brokers, fiduciaries and other nominees in forwarding solicitation material to beneficial owners, will be borne by Bowater. In addition to the use of the mail, solicitation may be made by telephone or otherwise by officers and regular employees of Bowater. Such officers and employees will not be additionally compensated for such solicitation, but may be reimbursed for out-of-pocket expenses incurred in connection therewith. If undertaken, the expense of such solicitation by officers and employees would be nominal. Bowater has retained Morrow & Company to aid in the solicitation of proxies from its stockholders. The fees of such firm are estimated to be US$10,000, plus reimbursement of out-of-pocket expenses.

                               THE AVENOR MEETING

     THIS JOINT PROXY STATEMENT ACCOMPANIES THE NOTICE OF THE AVENOR MEETING (THE "AVENOR NOTICE OF MEETING") TO BE HELD IN THE WEST BALLROOM OF THE SHERATON CENTRE HOTEL, 1201 RENE-LEVESQUE BOULEVARD WEST, MONTREAL, QUEBEC, ON TUESDAY, JULY 21, 1998, AT THE HOUR OF 11:00 A.M. (MONTREAL TIME) AND ANY ADJOURNMENT OR POSTPONEMENT THEREOF AND IS FURNISHED IN CONNECTION WITH THE SOLICITATION OF PROXIES BY THE MANAGEMENT OF AVENOR (THE "AVENOR MANAGEMENT") FOR USE AT THE AVENOR MEETING. The solicitation of proxies will be primarily by mail but proxies may also be solicited by regular employees of Avenor. Avenor will provide proxy materials to brokers, custodians, nominees and fiduciaries and request that such materials be promptly forwarded to the beneficial owners of Avenor Common Shares registered in the names of such brokers, custodians, nominees and fiduciaries. The cost of such solicitation will be borne by Avenor.

     The persons named in the form of proxy mailed to Avenor Shareholders are directors of Avenor (the "Avenor Management Nominees"). A HOLDER OF AVENOR COMMON SHARES DESIRING TO APPOINT SOME OTHER PERSON TO REPRESENT HIM OR HER AT THE AVENOR MEETING MAY DO SO. To exercise that right, a holder of Avenor Common Shares may either insert such other person's name in the blank space in the accompanying proxy form and return the same to Montreal Trust Company of Canada or the Secretary of Avenor or submit another appropriate proxy prior to the Avenor Meeting. A person acting as a proxy holder need not be an

Avenor Shareholder. Avenor Common Shares represented by properly executed Avenor proxies in the enclosed form deposited with Montreal Trust Company of Canada, Proxy Department, 6th Floor, 1800 McGill College Avenue, Montreal, Quebec H3A 3K9 or sent by facsimile to Montreal Trust Company of Canada at (514) 982-7635 at any time up to 10:00 a.m. (Montreal time) on the day of the Avenor Meeting, or any adjournment or postponement thereof, will be voted for or against or withheld from voting in accordance with the instructions of the shareholder on the proxy on any ballot that may be called for. In the absence of any instructions on the proxy, such Avenor Common Shares will be voted at the Avenor
Meeting:

           (i) FOR the approval of the Arrangement Resolution (as described below);

           (ii) FOR the approval of the Shareholder Rights Plan Resolution (as described below);

          (iii) FOR the election as directors of Avenor of persons listed under the heading "Additional Matters for Consideration of Avenor
     Shareholders--Election of Directors"; and

          (iv) FOR the appointment of Price Waterhouse, Chartered Accountants, as auditors of Avenor and to authorize the Avenor Board to fix the auditors' remuneration.

MATTERS TO BE CONSIDERED BY AVENOR SHAREHOLDERS

  Arrangement Resolution

     At the Avenor Meeting, Avenor Shareholders will be asked to approve the Arrangement Resolution. Pursuant to the Arrangement Agreement, Bowater and Avenor agreed to engage in a transaction that has the economic effect of Bowater acquiring Avenor. Avenor will apply to the Ontario Court for an order for the Arrangement pursuant to which Bowater, through Bowater Holdings and Bowater Canada, will acquire outstanding Avenor Common Shares and each Avenor Shareholder (other than holders who exercise and perfect their dissent rights) will be entitled to receive C$35 for each Avenor Common Share held by such holder, payable, at the election of such holder and subject to proration and subject to the minimum and maximum Exchange Ratio, in cash, Exchangeable Shares, shares of Bowater Common Stock, or a combination of the foregoing. See "The Transaction".

     It is a condition of the consummation of the Arrangement that the Arrangement Resolution be approved by the Avenor Shareholders at the Avenor Meeting.

     THE AVENOR BOARD UNANIMOUSLY RECOMMENDS THAT AVENOR SHAREHOLDERS VOTE IN FAVOUR OF THE ARRANGEMENT RESOLUTION ATTACHED TO THIS JOINT PROXY STATEMENT AS ANNEX A.

  Shareholder Rights Plan Resolution

     At the Avenor Meeting, Avenor Shareholders will be asked to approve the Shareholder Rights Plan Resolution. Pursuant to the Shareholder Rights Plan, the Avenor Board previously authorized the issuance of a Right in respect of each Avenor Common Share. The Shareholder Rights Plan provides that prior to the Separation Time, each Right is transferable only together with the associated Avenor Common Share. On March 8, 1998, the Avenor Board passed a resolution to defer the Separation Time that would otherwise have occurred as a result of the announcement of the Transaction.

     On the Effective Date of the Arrangement, Bowater will become an "Acquiring Person" as defined under the Shareholder Rights Plan because Bowater will be the beneficial owner of more than 20% of the outstanding Avenor Common Shares. As a result of Bowater becoming an "Acquiring Person", a flip-in event (a "Flip-In Event") under the Shareholder Rights Plan will occur. Upon the occurrence of a Flip-In Event, the Rights (other than those beneficially owned by Bowater) will become exercisable to purchase Avenor Common Shares. In order for the Arrangement to be implemented, it is necessary that the waiver of the application of the Shareholder Rights Plan in respect of the Flip-In Event that would otherwise occur as a result of the Transaction be approved by Avenor Shareholders pursuant to Section 6.1 of the Shareholder Rights Plan.

     It is a condition of the consummation of the Arrangement that the Shareholder Rights Plan Resolution be approved by the Avenor Shareholders at the Avenor Meeting.

     THE AVENOR BOARD UNANIMOUSLY RECOMMENDS THAT AVENOR SHAREHOLDERS VOTE IN FAVOUR OF THE SHAREHOLDER RIGHTS PLAN RESOLUTION ATTACHED TO THIS JOINT PROXY STATEMENT AS ANNEX B.

  Election of Directors

     The articles of amalgamation of Avenor (the "Avenor Articles") provide that the Avenor Board shall consist of not less than three and not more than twenty-five directors to be elected annually. It is proposed that the eight directors who currently comprise the Avenor Board be re-elected at the Avenor Meeting. See "Information Concerning Avenor--Directors and Officers" for information relating to such individuals. Each director elected will hold office until the close of the next annual meeting of Avenor Shareholders or until his or her successor is duly elected or appointed, unless his or her office is vacated earlier. However, if the Transaction is completed, it is anticipated that each of the directors of Avenor will resign in favour of nominees of Bowater.

     THE AVENOR MANAGEMENT NOMINEES INTEND TO VOTE FOR THE RE-ELECTION OF THE CURRENT DIRECTORS OF AVENOR. AVENOR MANAGEMENT DOES NOT CONTEMPLATE THAT ANY OF SUCH DIRECTOR NOMINEES WILL BE UNABLE TO SERVE AS A DIRECTOR, BUT, IF SUCH EVENT SHOULD OCCUR FOR ANY REASON PRIOR TO THE AVENOR MEETING, THE AVENOR MANAGEMENT NOMINEES RESERVE THE RIGHT TO VOTE IN THEIR DISCRETION FOR ANOTHER NOMINEE UNLESS AN AVENOR SHAREHOLDER HAS SPECIFIED IN HIS OR HER PROXY THAT HIS OR HER AVENOR COMMON SHARES ARE TO BE WITHHELD FROM VOTING IN RESPECT OF THE ELECTION OF DIRECTORS.

  Appointment of Auditors

     The Avenor Management Nominees intend to vote for the re-appointment of Price Waterhouse, Chartered Accountants, as auditors of Avenor and authorize the Avenor Board to fix the auditors' remuneration unless an Avenor Shareholder has specified in his or her proxy that his or her shares are to be withheld from voting on this matter.

SHARE OWNERSHIP

     At June 12, 1998, there were 65,788,413 outstanding Avenor Common Shares entitled to vote at the Avenor Meeting. Each Avenor Shareholder is entitled to one vote on all matters to come before the Avenor Meeting for each Avenor Common Share registered in the shareholder's name on the list of holders of Avenor Common Shares prepared as of the Avenor Record Date, unless a person has transferred shares after such date and the new holder of such shares establishes proper ownership and makes a request not later than 10:00 a.m. (Montreal time) on the day of the Avenor Meeting to the Secretary of Avenor to be included on the list of holders of Avenor Common Shares eligible to vote at the Avenor Meeting.

     To the knowledge of the directors and officers of Avenor, no one beneficially owns or exercises control or direction over more than 10% of the outstanding Avenor Common Shares.

     At the close of business on the Avenor Record Date, directors and executive officers of Avenor and their affiliates were the beneficial owners of an aggregate of approximately 35,258 Avenor Common Shares, or approximately 0.05% of the voting power of the outstanding Avenor Common Shares. All such directors have indicated their intention to vote their Avenor Common Shares at the Avenor Meeting in favour of the Arrangement Resolution and the Shareholder Rights Plan Resolution.

AVENOR RECORD DATE AND QUORUM

     The holders of Avenor Common Shares whose names appear on the list of shareholders prepared as of the close of business on the Avenor Record Date, June 12, 1998, will be entitled to vote at the Avenor Meeting if present or represented by proxy thereat. A transferee of Avenor Common Shares acquired after the Avenor Record Date is entitled to vote those shares at the Avenor Meeting, if he or she properly produces his or her share certificates for such Avenor Common Shares or if he or she otherwise establishes that he or she owns the shares and demands, not later than 10:00 a.m. (Montreal time) on the day of the Avenor Meeting, that his or her name be included on the list of Avenor Shareholders entitled to receive notice of the Avenor Meeting, such list having been prepared as of the Avenor Record Date.

     The presence at the Avenor Meeting of two persons, each being an Avenor Shareholder or a duly appointed proxyholder, holding or representing in the aggregate not less than 20% of the outstanding Avenor Common Shares, will constitute a quorum.

VOTING AND PROXIES

     The Avenor form of proxy confers discretionary authority with respect to amendments or variations to the matters identified in the Notice of the Avenor Meeting and other matters that may properly come before the Avenor Meeting.

     An Avenor Shareholder who has given a proxy may revoke it by an instrument in writing, including another proxy, executed by the shareholder or by the shareholder's attorney authorized in writing and deposited at the executive offices of Avenor at 1250 Rene-Levesque Boulevard West, Montreal, Quebec H3B 4Y3 at any time up to 10:00 a.m. on the day of the Avenor Meeting or with the Chairman at the Avenor Meeting.

     The Arrangement Resolution must be approved by the affirmative vote of not less than two-thirds of the votes cast by the Avenor Shareholders who vote in respect of the Arrangement Resolution at the Avenor Meeting. The Shareholder Rights Plan Resolution must be approved by the affirmative vote of not less than a majority of the votes cast thereon at the Avenor Meeting. The directors of Avenor must be elected by the affirmative vote of a majority of the votes cast on the resolution relating thereto at the Avenor Meeting. The appointment of Price Waterhouse, Chartered Accountants, as auditors of Avenor at a remuneration to be fixed by the Avenor Board, must be approved by the affirmative vote of a majority of the votes cast on the resolution relating thereto at the Avenor Meeting.

     Avenor Management knows of no other matters to come before the Avenor Meeting other than the matters referred to in the Avenor Notice of Meeting. However, if any other matters which are not now known to Avenor Management should properly come before the Avenor Meeting, the Avenor Common Shares represented by proxies in favour of the Avenor Management Nominees will be voted on such matters in accordance with the best judgment of the Avenor Management Nominee.

     Avenor's Annual Report, including financial statements for the year ended December 31, 1997, accompanies the proxy material being mailed to Avenor Shareholders who have not previously been sent a copy of the Annual Report. The Annual Report is not part of the proxy solicitation material.

                                THE TRANSACTION

     The description of the Transaction contained in this Joint Proxy Statement describes all material elements of the Transaction, the Arrangement Agreement, the Plan of Arrangement, the Voting and Exchange Trust Agreement and the Support Agreement. The full texts of the Arrangement Agreement, the Plan of Arrangement, the Voting and Exchange Trust Agreement and the Support Agreement are attached hereto as Annex D, Annex E, Annex F and Annex G, respectively.

BACKGROUND OF THE TRANSACTION

     In April 1997, following the termination of Avenor's agreement to acquire Repap Enterprises Inc., Arnold M. Nemirow, the Chairman, President and Chief Executive Officer of Bowater, contacted Paul Gagne, then the President and Chief Executive Officer of Avenor, to discuss the possibility of a combination of Bowater and Avenor. At the time, Bowater had been studying various acquisition opportunities consistent with its previously announced strategies to grow through acquisition and increase its market share in one or more of its primary product lines, expand its presence in overseas markets and generate additional shareholder value. Avenor was a good candidate because of the complementary fit between the companies' core newsprint and market pulp product lines and their respective asset bases. It also presented the opportunity for Bowater to acquire low cost, well-maintained and strategically located mills. The two companies subsequently executed a mutual confidentiality agreement dated April 10, 1997. On April 17, 1997, Mr. Nemirow, David G. Maffucci, the Senior Vice President and Chief Financial Officer of Bowater, and H. Gordon MacNeill, then a Bowater director, met with Mr. Gagne and Norman W. Lord, Avenor's then Vice President, Corporate Development and Logistics, to discuss further a possible combination of Bowater and Avenor. At that meeting, the parties determined that the idea of a combination warranted further exploration and a working group was created with representatives from each company to determine the synergies that might be achievable from such a combination. During April, May and early June of 1997, discussions continued with respect to synergies and with respect to the structure and general terms of a transaction.

     In May 1997, as a result of the approach from Bowater and other interested parties and to ensure preparedness in the event of a take-over bid for Avenor, the Avenor Board formed a special committee of independent directors to explore and evaluate various strategic alternatives available to Avenor. The special committee's mandate consisted of, among other things, examining Avenor's position in the industry to assess the likelihood of a take-over bid being made, adopting formal procedures for responding to a take-over bid in the event that one was made, profiling strategic alternatives to a take-over bid, analyzing Avenor's business to be in a position to evaluate a take-over bid, and considering appropriate defensive measures to give the Avenor Board an appropriate amount of time to evaluate a take-over bid and any alternatives. The specific alternatives considered by the special committee are described in the eighth succeeding paragraph below.

     On June 6, 1997, the Avenor Board reviewed the status of the discussions with respect to a possible transaction with Bowater, and determined that Avenor's interests would be best served by terminating the discussions at that time. The Avenor Board determined that the shareholder value that would result from a transaction with Bowater on the general terms then being discussed would not be materially superior to the value that could be achieved by other means. The Avenor Board concluded that greater shareholder value could be achieved through the sale of certain assets and the implementation of cost saving measures through Avenor's Operational Excellence Program.

     On November 6, 1997, Mr. Gagne left the employ of Avenor. On November 10, 1997, the Avenor Board appointed Arthur R. Sawchuk, one of the members of the Avenor Board, as acting President and Chief Executive Officer of Avenor.

     Over the next several weeks, representatives of TD Securities, co-financial advisor to Bowater, contacted Mr. Sawchuk to arrange a meeting to explore the possibility of reopening discussions regarding a possible transaction. Five months had passed since the prior discussions with Bowater. Mr. Sawchuk, the new acting President and Chief Executive Officer of Avenor, was amenable to revisiting discussions with Bowater to determine whether a transaction on favourable terms could be negotiated, and agreed to a meeting. On December 17, 1997, at Bowater's request, representatives of TD Securities met with Lino J. Celeste, the Chairman of Avenor, and Mr. Sawchuk. Following that meeting, discussions continued between representatives of TD Securities and Avenor, and on January 20, 1998, Mr. Nemirow and representatives of Goldman Sachs, co-financial advisor to Bowater, and TD Securities met with Mr. Celeste, Mr. Sawchuk and Frederic V. Salerno, the Chairman of the special committee of Avenor, to clarify the terms under which a transaction could be effected. On January 28, 1998, at a regularly-scheduled meeting of the Bowater Board, management of Bowater reviewed with the Bowater Board the progress of the discussions with Avenor.

     On February 13, 1998, the Avenor Board instructed Avenor's senior management and RBC DS, the financial advisor to Avenor, to pursue discussions with Bowater regarding a possible transaction between the two companies. On February 18, 1998, representatives of RBC DS met with representatives of Goldman Sachs and TD Securities to discuss the possibility of a transaction between Bowater and Avenor.

     On February 25, 1998, Abitibi-Consolidated announced the Abitibi Offer for all the outstanding Avenor Common Shares at a price of C$28 per share in cash or
1.422 Abitibi-Consolidated common shares plus C$0.05 in cash. On February 25, 1998, Avenor issued a press release stating that Avenor considered the Abitibi Offer to be grossly inadequate. Avenor believed it was grossly inadequate because Bowater had already indicated that it would be willing to offer a higher price and because greater shareholder value could be achieved through the sale of certain assets and the Operational Excellence Program. On February 25, 1998, after the issuance of Avenor's press release, Mr. Nemirow spoke with Mr. Sawchuk and confirmed Bowater's willingness to enter into a transaction with a higher value to Avenor Shareholders than under the Abitibi Offer.

     On February 26, 1998, at a regularly scheduled planning conference of the Bowater Board, management reported on the status of the discussions with Avenor. TD Securities and Goldman Sachs made presentations to the Bowater Board with respect to the financial aspects of a transaction with Avenor. Later that day, Mr. Sawchuk and Francois R. Roy, the Executive Vice President and Chief Financial Officer of Avenor, and a representative of RBC DS, called Mr. Nemirow to inform him that Bowater's new proposal was not acceptable. Although Bowater's proposal was superior to the Abitibi Offer, the price was not sufficiently compelling to cause the Avenor Board to enter into exclusive negotiations with Bowater without considering potential offers from other interested parties.

     On February 27, 1998, at its regularly scheduled meeting, the Bowater Board authorized management to continue discussions with Avenor to attempt to reach an agreement.

     Prior to the Abitibi Offer, the Avenor special committee described above had established a process whereby over a period of several months the desirability of strategic alternatives available to Avenor was considered. The primary alternatives considered by the special committee were (i) a sale to or merger with a forest products company, including Bowater, (ii) a share recapitalization, by means of a share buy-back or special dividend, conditional on the sale of certain assets, particularly the sale of Avenor's Dryden, Ontario mill, and (iii) remaining independent and enhancing shareholder value through the Operational Excellence Program.

     The Abitibi Offer accelerated the Avenor Board's evaluation of strategic alternatives. The Avenor Board concluded that, if a sale or merger transaction with a forest products company could be negotiated on favourable terms and conditions, including price, entering into such a transaction with a third party could result in higher and more immediate shareholder value than the potential shareholder value that might result through a share recapitalization or the Operational Excellence Program.

     Following the announcement of the Abitibi Offer, Avenor was approached by several parties who expressed interest in acquiring Avenor or certain of its assets. Based upon the expressions of interest of Bowater and others, Avenor decided that it would request selected interested parties to submit their offers to acquire Avenor.

     On March 4, 1998, Mr. Sawchuk called Mr. Nemirow to inform him that Avenor was receiving from interested parties offers to acquire Avenor and that the deadline for receipt of an offer from Bowater, together with evidence of the availability of financing for the offer, was 5:00 p.m. on March 5, 1998.

     On March 5, 1998, Bowater submitted its offer to acquire all outstanding Avenor Common Shares, together with a commitment letter from The Chase Manhattan Bank with respect to the financing required to complete the offer.

     Although a number of parties other than Bowater had inquired about transactions involving Avenor, including transactions involving the sale of the Dryden, Ontario mill, only one other formal offer resulted from those discussions. That offer, received on March 5, 1998, from a company in the forest products industry was a cash offer for all the Avenor Common Shares at a lower price than the Bowater offer.

     On March 6, 1998, the Avenor Board held a meeting to consider the Bowater offer and the offer from the other bidder. After considering the terms of such offers, including the conditions of the offers and the price and type of consideration offered, and after consulting with its financial and legal advisors, the Avenor Board decided to continue discussions with Bowater.

     Subsequently, these discussions resulted in a preliminary agreement on the basic terms of a transaction, subject to the negotiation and execution of definitive agreements and to the approval of the Bowater Board and the Avenor Board. The agreement provided that Bowater would offer C$35 per Avenor Common Share, payable, at the election of Avenor Shareholders and subject to proration, up to 60% in cash, with the value of the non-cash consideration to be fixed pursuant to a "collar" arrangement at Bowater Common Stock prices up to 10% above or below the March 5, 1998, closing price.

     On March 7 and 8, 1998, the terms of the definitive documentation were negotiated by Bowater and Avenor and their legal and financial advisors and Bowater and Avenor exchanged due diligence information.

     On March 8, 1998, the Bowater Board held a special meeting to consider the proposed transaction. Mr. Nemirow updated the Bowater Board on the negotiations with Avenor, and members of senior management briefed the Bowater Board on the results of Bowater's due diligence review. The Bowater Board then reviewed with Bowater's general counsel the terms of the definitive documentation and related legal issues and received the opinions of TD Securities and Goldman Sachs as to the fairness to Bowater of the consideration to be paid by Bowater in the transaction from a financial point of view. After discussion, the Bowater Board unanimously approved the Arrangement Agreement.

     On March 8, 1998, the Avenor Board held a meeting to consider the proposed transaction with Bowater. Members of senior management of Avenor and Avenor's financial and legal advisors updated the Avenor Board as to the status of the discussions with Bowater and the terms of the agreement proposed to be entered into with Bowater. The Avenor Board received an opinion from RBC DS that the transaction with Bowater was fair from a financial point of view to Avenor Shareholders. After discussion, the Avenor Board unanimously approved the Arrangement Agreement. See also "Avenor's Reasons for the Transaction; Recommendation of the Avenor Board".

     On March 9, 1998, Bowater and Avenor executed the Arrangement Agreement and publicly announced the Transaction.

BOWATER'S REASONS FOR THE TRANSACTION; RECOMMENDATION OF THE BOWATER BOARD

     THE BOWATER BOARD HAS UNANIMOUSLY APPROVED THE TERMS OF THE ARRANGEMENT AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY AND UNANIMOUSLY RECOMMENDS THAT THE BOWATER SHAREHOLDERS VOTE FOR THE PROPOSAL TO APPROVE THE SHARE ISSUANCE AT THE BOWATER MEETING.

     Bowater believes that the Transaction will create a premier North American forest products company with an enhanced ability to serve the major newsprint markets. After the Transaction, Bowater will be a leading global producer of newsprint and the third largest producer of market pulp in North America, operating eight newsprint mills and five market pulp mills.

     Bowater believes that the Transaction adds complementary, cost-competitive mills to Bowater's current asset base. In addition, the Avenor mills generally have had significant capital investments over the past ten years, including extensive upgrades to both pulp and paper manufacturing facilities, making them productive and efficient assets.

     Bowater also expects that the combination should create significant advantages in delivery and service optimization for its customers by increasing the geographic diversity of Bowater's operations. Bowater's existing mills in Calhoun, Tennessee, and Catawba, South Carolina, would be able to focus on serving the expanding markets in the United States South and Southwest and Avenor's Canadian newsprint mills would augment market presence and customer focus throughout North America by filling gaps in Bowater's United States Northeast operations, increasing its presence in the Midwest and establishing a United States West Coast presence. In addition, the combination, under one sales management team, of Bowater's Liverpool, Nova Scotia mill and Avenor's Dalhousie, New Brunswick mill, should better position Bowater to accelerate its strategy for growth in Latin America, Europe and Asia.

     As part of its analyses of the Transaction, Bowater's management developed assumptions, prepared financial projections and performed analyses to determine the financial benefits of the Transaction for Bowater. In order to confirm certain of the assumptions underlying such projections and analyses, Bowater performed a due diligence investigation of Avenor during the period immediately preceding the signing of the

Arrangement Agreement. The assumptions underlying Bowater's analyses include the sale of Avenor's Dryden, Ontario mill.

     Bowater believes that the Transaction presents significant opportunities for cost reductions and operating efficiencies. Bowater estimates the cost reductions and operational efficiencies arising from the Transaction to be US$75 million per year. Bowater anticipates that approximately half of these could be implemented in 1998, and the full amount could be achieved by the end of 1999. These cost reductions can be achieved primarily in the areas of distribution and sales optimization, purchasing economies of scale, and selling, general and administrative expenses. These estimates did not include any one-time charges associated with attaining these savings or other charges incurred in connection with other matters that might arise out of the Transaction in 1998. Based on Bowater's analyses and underlying assumptions, Bowater expects that the Transaction will be slightly accretive to earnings per share in 1998, significantly accretive to earnings per share in 1999 and significantly accretive to cash flow per share in both 1998 and 1999. In considering the effect of the Transaction on earnings per share, the Bowater Board placed less weight on Avenor's 1997 historical results because of their unusual nature. In 1997, Avenor recognized approximately US$210 million in restructuring and impairment charges and pricing for its major products reached cyclical lows. Although Bowater's ratio of total debt to total capitalization is expected to exceed 50% immediately after the Transaction, the application of all or a substantial portion of the proceeds from the planned sale of the Dryden, Ontario mill and projected cash flow from operations should enable Bowater to improve its debt to capital ratio. Although Bowater's management is experienced in achieving cost reductions and operating efficiencies, there can be no assurance that any specified level of cost reductions or other synergies will be fully achieved or will be achieved within the time periods contemplated, nor can there be any assurance as to the effect of the Transaction on Bowater's results of operations. See "Risk Factors--Risks Related to the Transaction--Uncertainties in Integrating Business Operations and Achieving Cost Reductions" and "--Risks Related to Operations after the Transaction".

     For the foregoing reasons, the Bowater Board believes that the terms of the Arrangement Agreement and the transactions contemplated thereby are in the best interests of Bowater and its shareholders. In reaching its conclusion, the Bowater Board considered, among other things, (i) the judgment, advice and analyses of its management, (ii) the judgment and advice of, and the analyses prepared by, Goldman Sachs and TD Securities, (iii) the financial condition, results of operations and cash flows of each of Bowater and Avenor, both on a historical and a prospective basis, (iv) the synergies, cost reductions and operating efficiencies that are currently expected to be available to the combined enterprise as a result of the Transaction, (v) the anticipated challenges associated with successfully integrating the businesses of two major corporations, (vi) the expected strategic benefits of the Transaction, including the significant worldwide enhancement of the market position of the combined enterprise, (vii) the current and anticipated environment in the industry and the other strategic alternatives available or that might become available to Bowater, (viii) the terms and conditions of the Arrangement Agreement, (ix) historical market prices and trading information with respect to Bowater Common Stock and Avenor Common Shares, (x) the expected likelihood of receiving regulatory clearance for the Transaction, (xi) the business and financial information received by Bowater from Avenor, (xii) current industry, economic and market conditions and (xiii) the potential variation in the Exchange Ratio based upon possible changes in the price of Bowater Common Stock.

     The foregoing discussion of the information and factors considered by the Bowater Board is not intended to be exhaustive but is believed to include all the material factors considered by the Bowater Board. In view of the variety of factors considered in connection with its evaluation of the proposed Transaction, the Bowater Board did not find it practicable to and did not quantify or otherwise assign relative weights to the specific factors considered in reaching its determination.

OPINIONS OF BOWATER'S FINANCIAL ADVISORS

  Opinion of Goldman Sachs

     On March 8, 1998, Goldman Sachs delivered its oral opinion to the Bowater Board, which was confirmed in writing as of March 9, 1998, to the effect that, as of such dates, the Aggregate Consideration to be paid by Bowater pursuant to the Arrangement was fair from a financial point of view to Bowater.

     THE FULL TEXT OF THE MARCH 9, 1998, WRITTEN OPINION OF GOLDMAN SACHS, WHICH SETS FORTH ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN IN CONNECTION WITH THE OPINION, IS ATTACHED TO THIS JOINT PROXY STATEMENT AS ANNEX H AND IS INCORPORATED HEREIN BY REFERENCE. HOLDERS OF BOWATER COMMON STOCK ARE URGED TO, AND SHOULD, READ SUCH OPINION IN ITS ENTIRETY.

     In connection with its opinion, Goldman Sachs reviewed, among other things,
(i) the Arrangement Agreement; (ii) Annual Reports to Shareholders and Annual Reports on Form 10-K of Bowater for the five years ended December 31, 1996;
(iii) Annual Reports to Shareholders and Annual Reports on Form 40-F of Avenor for the five years ended December 31, 1996; (iv) audited financial statements for the year ended December 31, 1997, for Avenor and Bowater; (v) certain interim reports to shareholders and Quarterly Reports on Form 10-Q of Bowater;
(vi) certain interim reports to shareholders of Avenor; (vii) certain other communications from Bowater and Avenor to their respective shareholders; (viii) certain internal financial analyses and forecasts for Avenor prepared by the management of Avenor; and (ix) certain internal financial analyses and forecasts for Bowater and Avenor prepared by the management of Bowater. Goldman Sachs also held discussions with members of the senior management of Bowater and Avenor regarding the strategic rationale for, and the potential benefits of, the Transaction and the past and current business operations, financial condition and future prospects of their respective companies. In addition, Goldman Sachs reviewed the reported price and trading activity for the Bowater Common Stock and the Avenor Common Shares, compared certain financial and stock market information for Bowater and Avenor with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the paper and forest products industry specifically and in other industries generally and performed such other studies and analyses as it considered appropriate.

     Goldman Sachs relied upon the accuracy and completeness of all of the financial and other information reviewed by it and assumed such accuracy and completeness for purposes of rendering its opinion. In that regard, Goldman Sachs assumed, with Bowater's consent, that the financial forecasts for Bowater and Avenor, including without limitation, the projected cost savings and operating synergies expected to result from the transaction contemplated by the Arrangement Agreement had been reasonably prepared on a basis reflecting the best currently available judgments of Bowater and that such forecasts will be realized in the amounts and the times contemplated thereby. Goldman Sachs did not make an independent evaluation or appraisal of the assets and liabilities of Bowater or Avenor or any of their respective subsidiaries and was not furnished with any such evaluation or appraisal. Goldman Sachs' advisory services and the opinion referred to herein were provided for the information and assistance of the Bowater Board in connection with its consideration of the transaction contemplated by the Arrangement Agreement and such opinion does not constitute a recommendation as to how any holder of Bowater Common Stock should vote with respect to such transaction.

     The following is a summary of the material financial analyses used by Goldman Sachs in connection with providing its opinion to the Bowater Board.

          (i) Selected Companies Analysis. Goldman Sachs reviewed and compared certain financial information relating to Avenor and Bowater to corresponding financial information, ratios and public market multiples (with certain data points not being meaningful) for nine publicly traded Canadian corporations (the "Selected Canadian Companies") and fourteen publicly traded U.S. corporations (the "Selected U.S. Companies" and, together with the Selected Canadian Companies, the "Selected Companies"). The Selected Canadian Companies consisted of Abitibi-Consolidated, Alliance Forest Products Inc., Domtar Inc., Donohue Inc., Fletcher Challenge Canada Ltd., MacMillan Bloedel Ltd., Noranda Forest Inc., St. Laurent Paperboard Inc. and West Fraser Timber Co. Ltd. The Selected U.S. Companies consisted of Boise Cascade Corporation, Champion International Corporation, Georgia-

     Pacific Corporation, International Paper Company, Jefferson Smurfit Corporation, Longview Fibre Company, The Mead Corporation, Rayonier Inc., Stone Container Corporation, Temple-Inland Inc., Union Camp Corporation, Westvaco Corporation, Willamette Industries, Inc. and Weyerhaeuser Company. The Selected Companies were chosen because they are publicly traded companies with operations that for purposes of analysis may be considered similar to certain operations of Avenor and Bowater. The multiples and ratios for each of the Selected Companies were based on the most recent publicly available information, including estimates for 1998 from Goldman Sachs' equity research department and stock prices as of March 4, 1998.

          With respect to the Selected Companies, Goldman Sachs considered the enterprise value (i.e., market value of common equity plus net debt) as a multiple of earnings before interest, taxes, depreciation and amortization ("EBITDA") and as a multiple of sales, in each of 1995 (the "Peak Year"), 1997 and 1998. Such analyses indicated that enterprise value as a multiple of Peak Year EBITDA ranged from 3.1x to 12.8x for the Selected Canadian Companies and 3.4x to 7.1x for the Selected U.S. Companies; enterprise value as a multiple of 1997 EBITDA ranged from 5.7x to 24.5x for the Selected Canadian Companies and 5.3x to 23.0x for the Selected U.S. Companies; and enterprise value as a multiple of 1998 estimated EBITDA ranged from 5.6x to 8.2x for the Selected Canadian Companies and 4.7x to 9.7x for the Selected U.S. Companies. Goldman Sachs' analysis of the Selected Companies indicated that enterprise value as a multiple of Peak Year sales ranged from 0.6x to 4.0x for the Selected Canadian Companies and 0.6x to 1.8x for the Selected U.S. Companies; enterprise value as a multiple of 1997 sales ranged from 0.8x to 3.0x for the Selected Canadian Companies and 0.7x to 1.8x for the Selected U.S. Companies; and enterprise value as a multiple of 1998 estimated sales ranged from 0.7x to 1.9x for the Selected Canadian Companies and 0.6x to 1.7x for the Selected U.S. Companies.

          Goldman Sachs also considered for the Selected Companies Peak Year price/earnings ("P/E") ratios which ranged from 5.1x to 20.6x for the Selected Canadian Companies and 2.9x to 12.2x for the Selected U.S. Companies; 1997 P/E ratios which ranged from 14.0x to 36.0x for the Selected Canadian Companies and 16.4x to 60.9x for the Selected U.S. Companies; and 1998 estimated P/E ratios which ranged from 11.8x to 47.4x for the Selected Canadian Companies and 16.0x to 47.0x for the Selected U.S. Companies. In addition, Goldman Sachs' analysis indicated price multiples of book value ranging from 1.0x to 2.2x for the Selected Canadian Companies and 1.2x to 4.4x for the Selected U.S. Companies, and dividend yields in 1997 ranging from 1.1% to 4.3% for the Selected Canadian Companies and 0.4% to 5.0% for the Selected U.S. Companies.

          (ii) Selected Transactions Analysis. Goldman Sachs analyzed certain information relating to selected transactions in the paper and forest products industry since July 1984 (the "Selected Paper and Forest Products Transactions"), and certain information relating to selected transactions in the newsprint industry since July 1994 (the "Selected Newsprint Transactions"). Such analysis indicated that, among other things, for the Selected Paper and Forest Products Transactions and the Selected Newsprint Transactions, levered aggregate consideration, (i) as a multiple of latest twelve months ("LTM") sales ranged from 0.6x to 3.6x and 1.0x to 1.5x, respectively, compared to a levered multiple of 1997 revenue of 1.8x at a purchase price of C$35.00 per Avenor Common Share, and (ii) as a multiple of LTM EBITDA ranged from 3.6x to 28.4x and 3.6x to 10.2x, respectively, compared to a levered multiple of 1997 EBITDA of 12.6x at a purchase price of C$35.00 per Avenor Common Share.

          (iii) Discounted Cash Flow Analysis. Goldman Sachs performed a discounted cash flow ("DCF") analysis for Avenor based on Avenor's projections for 1998 and Bowater's assumptions for Avenor for the years 1999 through 2001 under the following two scenarios: (a) excluding estimated synergies projected by Bowater (the "DCF Status Quo Case") and
     (b) including synergies of US$75 million based on Bowater's projections (the "DCF Management Expectation Case"). Goldman Sachs calculated a net present value of free cash flows for the years 1998 through 2001 using discount rates ranging from 11% to 13%, and terminal value normalized EBITDA multiples ranging from 5.0x to 7.0x discounted from the end of 2001. Based on this analysis, the implied value per Avenor Common Share ranged from C$24.90 to C$39.60 in the DCF Status Quo Case and C$30.10 to C$46.40 in the DCF Management Expectation Case.
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

          (iv) Summary Transaction Analysis. Goldman Sachs performed a summary merger analysis (assuming a transaction structure of 60% cash/40% stock (the "60/40 Case") and a transaction structure of 50% cash/50% stock (the "50/50 Case")) that indicated, among other things, the following impacts of the Arrangement on pro forma earnings per share ("EPS") under the following four scenarios at a purchase price of C$35.00 per Avenor Common Share: (a) using Bowater's 1998 and 1999 EPS estimates for both Bowater and Avenor and excluding Bowater's projected synergies estimates of US$75 million in 1998 and 1999: accretive in 1998 and 1999; (b) using Bowater's 1998 and 1999 EPS estimates for both Bowater and Avenor and Bowater's projected synergies estimates of US$75 million in 1998 and 1999: accretive in 1998 and 1999;
     (c) using Institutional Brokers Estimate System ("IBES") 1998 and 1999 EPS estimates for both Avenor and Bowater and excluding Bowater's projected synergies estimates of US$75 million in 1998 and 1999: dilutive in 1998 and accretive in 1999 (with the 50/50 case being mildly accretive); and (d) using IBES 1998 and 1999 EPS estimates for both Avenor and Bowater and Bowater's synergies estimates of US$75 million in each of 1998 and 1999: mildly accretive in the 60/40 case and neutral in the 50/50 case in 1998 and accretive in 1999 in each case.

          (v) Contribution Analysis. Goldman Sachs reviewed certain historical and estimated future operating and financial information including, among other things, sales, EBITDA, earnings before interest and taxes ("EBIT"), equity market capitalization and levered market capitalization for Avenor, Bowater and the pro forma combined entity resulting from the Arrangement based on estimates and projections provided by their respective managements. This analysis indicated among other things that, based on estimates of their respective managements, in 1998 Avenor and Bowater would contribute to the combined entity: 48.1% and 51.9%, respectively, to sales; 43.4% and 56.6%, respectively, to EBITDA; 45.8% and 54.2%, respectively, to EBIT; 46.1% and 53.9%, respectively, to equity market capitalization; and 50.3% and 49.7%, respectively, to levered market capitalization.

     The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Goldman Sachs' opinion. In arriving at its fairness determination, Goldman Sachs considered the results of all such analyses. No company or transaction used in the above analyses as a comparison is directly comparable to Bowater or Avenor or the Arrangement. The analyses were prepared solely for purposes of Goldman Sachs' providing its opinion to the Bowater Board as to the fairness from a financial point of view of the Aggregate Consideration to be paid by Bowater pursuant to the Arrangement and do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by such analyses. Because such analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of Bowater, Avenor, Goldman Sachs or any other person assumes responsibility if future results are materially different from those forecast. As described above, Goldman Sachs' opinion to the Bowater Board was one of many factors taken into consideration by the Bowater Board in making its determination to approve the Arrangement Agreement.

     Goldman Sachs, as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. Goldman Sachs provides a full range of financial advisory and securities services and, in the course of its normal trading activities, may from time to time effect transactions and hold positions in the securities or options on securities of Bowater and/or Avenor for its own account and for the accounts of customers. Bowater selected Goldman Sachs as its financial advisor because it is a nationally recognized investment banking firm that has substantial experience in transactions similar to this one.

     Pursuant to an engagement letter dated January 9, 1998, Bowater engaged Goldman Sachs to act as its financial advisor in connection with a potential business combination with Avenor. Pursuant to the terms of the engagement letter, Bowater has agreed to pay Goldman Sachs a fee of 0.21% of the aggregate
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

consideration (as described in such engagement letter) less fees already paid. Bowater has also agreed to reimburse Goldman Sachs for its reasonable out-of-pocket expenses, including attorney's fees, and to indemnify Goldman Sachs against certain liabilities, including certain liabilities under the federal securities laws.

  Opinion of TD Securities

     On March 8, 1998, TD Securities delivered its oral opinion to the Bowater Board, which was confirmed in writing as of March 9, 1998, to the effect that, as of such date, the Aggregate Consideration to be paid by Bowater pursuant to the Arrangement was fair, from a financial point of view, to Bowater.

     THE FULL TEXT OF THE MARCH 9, 1998, WRITTEN OPINION OF TD SECURITIES, WHICH SETS FORTH ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN IN CONNECTION WITH THE OPINION, IS ATTACHED TO THIS JOINT PROXY STATEMENT AS ANNEX I AND IS INCORPORATED HEREIN BY REFERENCE. HOLDERS OF BOWATER COMMON STOCK ARE URGED TO, AND SHOULD, READ SUCH OPINION IN ITS ENTIRETY.

     In preparing the opinion, TD Securities relied upon, among other things,
(i) the terms of the Arrangement Agreement; (ii) the audited financial statements of Bowater for the four years ended December 31, 1997; (iii) the Annual Reports and Form 10-K of Bowater for the three years ended December 31, 1996, and other public disclosure materials of Bowater; (iv) other financial information obtained from management of Bowater, including internal management forecasts, projections, strategic plans and budgets; (v) discussions with senior management of Bowater with respect to the information referred to above, among other things; (vi) representations obtained from senior management of Bowater as to matters of fact relevant to its engagement; (vii) discussions with the auditors and legal counsel of Bowater; (viii) the audited financial statements of Avenor for five years ended December 31, 1997; (ix) the Annual Reports, Annual Information Form and Form 40-F for Avenor for the four years ended December 31, 1996; (x) other financial information obtained from management of Avenor, including historical internal financial statements and 1998 budget; (xi) the trust indenture for the Avenor Convertible Debentures; (xii) discussions with senior management of Avenor during due diligence sessions; (xiii) discussions with RBC DS, Avenor's financial advisor, and Davies, Ward & Beck, Avenor's legal counsel; (xiv) certain generally available financial performance data and relevant stock market and other trading information relating to the Bowater Common Stock, Avenor Common Shares, and the convertible debentures of Avenor and securities of certain other publicly traded companies that it considered to be relevant; (xv) generally available statistics on certain transactions that it considered to be relevant; (xvi) generally available information regarding the forest products industry; (xvii) tax matters related to or arising from the Arrangement; and (xviii) such other information, investigations and analyses as it considered necessary or appropriate in the circumstances.

     TD Securities relied upon, without independent verification, all financial and other information that was obtained by and from public sources and that was provided to TD Securities by Bowater, Avenor, their respective advisors, or otherwise. TD Securities assumed that this information was complete and accurate and did not omit to state any material fact or any fact necessary to be stated to make that information not misleading. TD Securities' opinion is conditional upon such completeness and accuracy. With respect to the budgets, financial forecasts and projections provided to TD Securities and used in the analysis, TD Securities assumed that they were reasonably prepared on bases reflecting the best currently available estimates and judgments of management of Bowater and Avenor as to the matters covered thereby, and in rendering the opinion TD Securities expressed no view as to the reasonableness of such budgets, forecasts or projections or the assumptions on which they were based. The opinion of TD Securities referred to herein was provided for the information and assistance of the Bowater Board in connection with its consideration of the transaction contemplated by the Arrangement Agreement, and such opinion does not constitute a recommendation as to how any holder of Bowater Common Stock should vote with respect to such transaction.

     The following is a summary of the material financial analyses used by TD Securities in connection with providing its opinion to the Bowater Board.

          (i) Selected Comparable Companies Analysis. TD Securities reviewed and compared certain financial information relating to Avenor and Bowater to corresponding financial information, ratios and
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

     public market multiples (with certain data points not being meaningful) for six publicly traded Canadian corporations ("Comparable Companies") comprised of Abitibi-Consolidated, Alliance Forest Products Inc., Domtar Inc., Donohue Inc., MacMillan Bloedel Ltd. and Noranda Forest Inc. The Comparable Companies were chosen because they are publicly traded companies with operations that for purposes of analysis may be considered similar to certain operations of Avenor and Bowater. The multiples and ratios for each of the Comparable Companies were based on the most recent publicly available information, including estimates for 1998 from TD Securities' equity research department and stock prices as of March 4, 1998.

          With respect to the Comparable Companies, TD Securities considered the enterprise value (i.e., market value of common equity plus net debt) as a multiple of EBITDA, in each of 1995 (the "Peak Year"), 1997 and 1998. Such analyses indicated that enterprise value as a multiple of peak year EBITDA ranged from 3.9x to 8.0x for the Comparable Companies; enterprise value as a multiple of 1997 EBITDA ranged from 6.8x to 26.3x; and enterprise value as a multiple of 1998 estimated EBITDA ranged from 5.7x to 9.8x for the Comparable Companies. The enterprise to EBITDA multiples for the Comparable Companies compare to the Avenor 1995, 1997 and 1998 EBITDA multiples of 3.9x, 11.0x and 7.9x, respectively, adjusted for 1997 realized Avenor cost savings, at a purchase price of C$35.00 per Avenor Common Share.

          (ii) Selected Transaction Analysis. TD Securities analyzed certain information with respect to selected transactions in the paper and forest products sector, but most importantly relied on transactions in the newsprint industry since August 1995 (the "Selected Transactions"). Such analysis indicated that, among other things, aggregate consideration, (i) as a multiple of 1995 EBITDA ranged from 4.1x to 5.6x compared to, in the case of Avenor, a multiple of 4.2x at a purchase price of C$35.00 per Avenor Common Share and (ii) as a multiple of annual unit newsprint capacity ranged from C$1,287 per tonne to C$1,587 per tonne compared to, in the case of Avenor, C$1,358 per tonne, at a purchase price of C$35.00 per Avenor Common Share. In arriving at both aggregate consideration to 1995 EBITDA and aggregate consideration to annual unit newsprint capacity for Avenor at C$35.00 per Avenor Common Share, aggregate consideration was reduced by value estimates for Avenor's pulp, white paper and lumber businesses.

          (iii) Discounted Cash Flow Analysis. TD Securities performed a DCF analysis for Avenor based on Avenor's projections for 1998 and Bowater's assumptions for Avenor for the years 1999 to 2001 under two pricing scenarios: (a) Bowater pricing assumptions and (b) TD Securities' pricing assumptions as provided by TD Securities' equity research department. For each of these pricing scenarios, TD Securities performed a DCF analyses on Avenor assuming no synergies from the transaction ("DCF Stand Alone Scenario"), and with US$75 million of synergies from the transaction as estimated by Bowater ("DCF Management Scenario"). TD Securities calculated a net present value of free cash flows for the years 1998 through 2001 using discount rates ranging from 10.0% to 12.0% and terminal value average EBITDA multiples ranging from 5.0x to 8.0x discounted from the end of 2001. Based on this analysis, the implied value per Avenor Common Share under the DCF Stand Alone Scenario ranged from C$21.85 to C$38.97 under Bowater pricing assumptions, and C$27.78 to C$48.00 under the TD Securities pricing assumptions. The implied value per Avenor Common Share under the DCF Management Scenario ranged from C$29.14 to C$49.62 under the Bowater pricing assumptions, and C$35.07 to C$58.65 under the TD Securities pricing assumptions.

          (iv) Summary Transaction Analysis. TD Securities performed a summary analysis (assuming consideration paid of 60% in cash and 40% in stock) that indicated, among other things, the following impacts of the Arrangement on pro forma EPS under the following four scenarios at a purchase price of C$35.00 per Avenor Common Share: (a) using Bowater's 1998 and 1999 EPS estimates for both Bowater and Avenor and excluding Bowater's projected synergies estimates: accretive in 1998 and 1999; (b) using Bowater's 1998 and 1999 EPS estimates for both Bowater and Avenor and Bowater's projected synergies estimates of US$75 million in each of 1998 and 1999: accretive in 1998 and 1999; (c) using IBES 1998 and 1999 EPS estimates for both Avenor and Bowater and excluding Bowater's projected synergies estimates: dilutive in 1998 and accretive in 1999; and (d) using IBES 1998 and 1999 EPS estimates for both Avenor and Bowater and Bowater's synergies estimates of US$75 million in each of 1998 and 1999: accretive in 1998 and 1999.

     The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying TD Securities' opinion. In arriving at its fairness determination, TD Securities considered the results of all such analyses. No company or transaction used in the above analyses as a comparison is directly comparable to Bowater or Avenor or the Arrangement. The analyses were prepared solely for purposes of TD Securities' providing its opinion to the Bowater Board as to the fairness from a financial point of view of the Aggregate Consideration to be paid by Bowater pursuant to the Arrangement and do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by such analyses. Because such analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of Bowater, Avenor, TD Securities or any other person assumes responsibility if future results are materially different from those forecast. As described above, TD Securities' opinion to the Bowater Board was one of many factors taken into consideration by the Bowater Board in making its determination to approve the Arrangement Agreement.

     TD Securities, a wholly-owned subsidiary of The Toronto-Dominion Bank, is a Canadian investment banking firm with operations in a broad range of investment banking activities, including corporate and government finance, mergers and acquisitions, sales and trading of fixed income instruments and equities, and investment management. In the course of its normal trading activities, TD Securities may, from time to time, effect transactions and hold positions in the securities or options on securities of Bowater and/or Avenor for its own account and for the accounts of its customers. Bowater selected TD Securities as its financial advisor because it is a nationally recognized investment banking firm in Canada that has substantial experience in transactions similar to this one.

     Pursuant to a letter agreement dated January 22, 1998 (the "TD Securities Letter"), Bowater engaged TD Securities to provide financial advisory services and to act as non-exclusive agent to Bowater in connection with the proposed acquisition of Avenor. Pursuant to the terms of the TD Securities Letter, Bowater has agreed to pay a fee of 0.25% of the total consideration (as described in the TD Securities Letter) paid by Bowater less fees already paid. Bowater has also agreed to reimburse TD Securities for its reasonable out-of-pocket expenses, including attorney's fees, and to indemnify TD Securities against certain liabilities.

AVENOR'S REASONS FOR THE TRANSACTION; RECOMMENDATION OF THE AVENOR BOARD

     THE AVENOR BOARD HAS UNANIMOUSLY APPROVED THE TERMS OF THE ARRANGEMENT AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY. THE AVENOR BOARD BELIEVES THAT THE ARRANGEMENT IS FAIR TO, AND IN THE BEST INTERESTS OF, AVENOR AND THE AVENOR SHAREHOLDERS AND UNANIMOUSLY RECOMMENDS THAT AVENOR SHAREHOLDERS VOTE IN FAVOUR OF THE ARRANGEMENT RESOLUTION AND THE SHAREHOLDER RIGHTS PLAN RESOLUTION AT THE AVENOR MEETING.

     In reaching its conclusions that the Arrangement is fair to, and in the best interests of, Avenor and the Avenor Shareholders and its recommendation that Avenor Shareholders vote in favour of the Arrangement Resolution and the Shareholder Rights Plan Resolution, the Avenor Board considered information with respect to the business and affairs of Avenor and Bowater, as well as the following factors:

          (i) the unsolicited Abitibi Offer announced on February 25, 1998, for all of the outstanding Avenor Common Shares at a price of C$28 per share in cash or 1.422 Abitibi-Consolidated common shares plus C$0.05 was considered by the Avenor Board to be inadequate;

          (ii) the consideration of C$35 per Avenor Common Share offered by Bowater was significantly higher than the consideration offered under the Abitibi Offer and the trading prices of the Avenor Common Shares, both prior to the announcement of the Abitibi Offer and after such announcement;

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

          (iii) the presentations and financial analyses provided by RBC DS to the Avenor Board and the opinion of RBC DS that the Arrangement is fair from a financial point of view to Avenor Shareholders;

          (iv) the combination of Bowater and Avenor will create the second largest producer of newsprint in the world and the third largest producer of pulp in North America, operating eight newsprint mills and five market pulp mills which will enable Avenor to continue to participate in the further consolidation of the forest products industry;

          (v) Avenor Shareholders have flexibility in deciding whether to receive cash, Exchangeable Shares, shares of Bowater Common Stock, or a combination of the foregoing, within the limits imposed under the Arrangement;

          (vi) the Arrangement provides Avenor Shareholders with an opportunity to receive a substantial proportion of their consideration in the form of Exchangeable Shares or shares of Bowater Common Stock. To the extent that Avenor Shareholders receive Exchangeable Shares or shares of Bowater Common Stock, they will continue to participate in the forest products industry through Bowater, which will have a significantly larger market capitalization and liquidity than Avenor alone;

          (vii) certain Avenor Shareholders who hold their Avenor Common Shares as capital property and file a joint election with Bowater Canada will generally be able to exchange their Avenor Common Shares for Exchangeable Shares under the Arrangement on a tax-deferred basis under Canadian federal income tax legislation (see "Income Tax Considerations--Canadian Federal Income Tax Considerations for Avenor Shareholders"); and

          (viii) under the terms of the Arrangement Agreement, the Avenor Board is able to respond, if required in accordance with its fiduciary duties, to unsolicited proposals by third parties that would, if consummated in accordance with their terms, result in a transaction that would be superior to the transactions with Bowater contemplated by the Arrangement. See "Other Terms of the Arrangement Agreement--Non-Solicitation".

     In reaching its determination, the Avenor Board also considered and evaluated, among other things: (i) other strategic alternatives with other bidders that may have been available to Avenor in light of the Abitibi Offer as described in "--Background of the Transaction"; (ii) alternatives referred to in "--Background of the Transaction" involving a share recapitalization and continuing the Operational Excellence Program; (iii) the terms of the Arrangement, including the potential variation in the Exchange Ratio based upon possible changes in the price of the Bowater Common Stock; (iv) the structure of the Transaction; (v) the tax consequences of the Transaction; (vi) the judicial and regulatory approval requirements, including approval by the Ontario Court;
(vii) the right of Avenor Shareholders to dissent under the CBCA; (viii) current economic, industry and market conditions affecting Avenor and Bowater; and (ix) historical market prices and trading information with respect to Avenor Common Shares and shares of Bowater Common Stock.

     This discussion of the information and factors considered and given weight by the Avenor Board is not intended to be exhaustive but is believed to include all material factors considered by the Avenor Board. In addition, in reaching the determination to approve and recommend the Arrangement Agreement and the transactions contemplated thereby, the Avenor Board did not assign any relative or specific weights to the foregoing factors which were considered, and individual directors may have given differing weights to different factors. The Avenor Board is, however, unanimous in its recommendation to the Avenor Shareholders that the Arrangement Resolution and the Shareholder Rights Plan Resolution be approved at the Avenor Meeting.

     The Avenor Board realizes that there are certain risks associated with the Transaction, including the risks set forth in this Joint Proxy Statement under "Risk Factors". However, the Avenor Board believes that the positive factors should outweigh any risks, although there can be no assurances in this regard.

     The Avenor Board unanimously recommends that Avenor Shareholders vote in favour of the Arrangement Resolution attached to this Joint Proxy Statement as Annex A to approve the Arrangement and in favour of the Shareholder Rights Plan Resolution attached to this Joint Proxy Statement as Annex B to

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

approve the waiving of the Shareholder Rights Plan in respect of the Flip-In Event that would otherwise occur as a result of the Transaction.

OPINION OF AVENOR'S FINANCIAL ADVISOR

     Avenor retained RBC DS to act as its financial advisor in connection with evaluating Avenor's stand-alone and strategic transaction alternatives (including the Transaction) and to provide an opinion with respect to the fairness of a transaction from a financial point of view to the Avenor Shareholders. RBC DS verbally advised the Avenor Board on March 8, 1998, which opinion was confirmed in writing as at March 9, 1998, that the terms of the Transaction between Bowater and Avenor contemplated by the Arrangement Agreement were fair to the Avenor Shareholders from a financial point of view. RBC DS has delivered to the Avenor Board its written opinion dated June 18, 1998 (the "RBC DS Opinion").

     THE FULL TEXT OF THE RBC DS OPINION WHICH SETS FORTH ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN IN CONNECTION WITH THE OPINION, IS ATTACHED TO THIS JOINT PROXY STATEMENT AS ANNEX J AND IS INCORPORATED HEREIN BY REFERENCE. AVENOR SHAREHOLDERS ARE URGED TO, AND SHOULD, READ SUCH OPINION IN ITS ENTIRETY.

     The RBC DS Opinion addresses only the fairness of the Arrangement from a financial point of view and does not constitute a recommendation to any Avenor Shareholder as to how to vote at the Avenor Meeting.

     In connection with rendering its opinion, RBC DS reviewed and relied upon, among other things: (i) the Arrangement Agreement; (ii) the Joint Proxy Statement; (iii) the unaudited interim report of Avenor for the quarterly period ended March 31, 1998; (iv) audited financial statements of Avenor for each of the three years ended December 31, 1995, 1996 and 1997; (v) annual reports of Avenor for each of the two years ended December 31, 1995 and 1996; (vi) first three quarterly reports of Avenor for 1996 and 1997; (vii) the Notice of Annual Meeting of Shareholders and Management Proxy Circular of Avenor for each of the two years ended December 31, 1995 and 1996; (viii) annual information forms of Avenor for each of the two years ended December 31, 1996 and 1997; (ix) internal management budget of Avenor for the year ending December 31, 1998; (x) other internal documents of Avenor including historical financial information by mill, terms of long-term debt and credit facilities, and material supply agreements;
(xi) projected financial statements for Avenor for the years ending December 31, 1998 through December 31, 2000; (xii) discussions with senior management of Avenor; (xiii) discussions with Avenor's outside legal counsel; (xiv) site visits to certain of Avenor's facilities; (xv) the unaudited interim report of Bowater for the quarterly period ended March 31, 1998; (xvi) audited financial statements of Bowater for each of the two years ended December 31, 1996 and 1997; (xvii) annual reports of Bowater for each of the two years ended December 31, 1996 and 1997; (xviii) first three quarterly reports of Bowater for 1996 and 1997; (xix) the Notice of Annual Meeting of Shareholders and Proxy Statement of Bowater for each of the two years ended December 31, 1996 and 1997; (xx) the Form 10-K of Bowater for each of the two years ended December 31, 1996 and 1997;
(xxi) due diligence with senior management of Bowater; (xxii) public information relating to the business, operations, financial performance and stock trading history of Avenor, Bowater and other selected public companies considered by RBC DS to be relevant; (xxiii) public information with respect to other transactions of a comparable nature considered by RBC DS to be relevant; (xxiv) representations contained in a certificate addressed to RBC DS, dated as of the date of the RBC DS Opinion, from senior officers of Avenor as to the completeness and accuracy of the information upon which the RBC DS Opinion is based; and (xxv) such other corporate, industry and financial market information investigations and analyses as RBC DS considered necessary or appropriate in the circumstances.

     RBC DS was not, to the best of its knowledge, denied access by Avenor to any information requested by RBC DS. RBC DS' access to Bowater was limited to a review of publicly available information only and verbal due diligence sessions with certain members of Bowater's senior management team. RBC DS was not, to the best of its knowledge, denied any information or access which was requested at such sessions.

     RBC DS relied upon and assumed the completeness, accuracy and fair presentation of all of the financial and other information obtained by it from public sources and provided by senior management of Avenor, Bowater and their respective consultants and advisors. The RBC DS Opinion is conditional upon the completeness, accuracy and fair presentation of such information. RBC DS has not attempted to verify independently the completeness, accuracy or fair presentation of such information. The RBC DS Opinion is rendered on the basis of securities markets, economic, financial and general business conditions prevailing as at the date of the RBC DS Opinion and the condition and prospects, financial and otherwise, of Avenor, Bowater and their respective subsidiaries and affiliates, as they were reflected in the information and documents reviewed and as they were represented to RBC DS in discussions with the management of Avenor and Bowater. In its analyses and in preparing the RBC DS Opinion, RBC DS made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of RBC DS or any party involved in the Arrangement.

     The following is a summary of the material financial analyses used by RBC DS in connection with providing its opinion to the Avenor Board.

          (i) Discounted Cash Flow Analysis. RBC DS performed a DCF analysis of Avenor for the years 1998 to 2000 based upon Avenor's business plan for 1998 and projections for 1999 and 2000 based upon consensus commodity price forecasts derived from estimates from certain equity research analysts. In addition, RBC DS assumed full realization of C$140 million in operating savings in 1999 and 2000 as part of Avenor's Operational Excellence Program that was announced in April 1997. RBC DS calculated a terminal value for Avenor's projected free cash flows using a terminal EBITDA (earnings before interest, taxes, depreciation and amortization) multiple approach. In deriving a terminal value based upon the EBITDA multiple approach, RBC DS applied a range of 5.0x to 6.0x to Avenor's projected three-year average EBITDA for 1998 to 2000. RBC DS calculated a net present value of Avenor's projected free cash flows for the years 1998 to 2000 using a discount rate of 10.0% and terminal value EBITDA multiples ranging from 5.0x to 6.0x. Based upon this analysis and taking into account certain sensitivity analyses, including, among other things, changes in commodity price forecasts and Canadian/U.S. exchange rate fluctuations, the implied value per Avenor Common Share ranged from C$34.00 per share to C$40.00 per share. The DCF analysis generates results that are consistent with the price per Avenor Common Share proposed under the Arrangement.

          (ii) Net Asset Value Analysis. RBC DS prepared a net asset value analysis of Avenor based upon estimated realizable values per unit of capacity derived from selected precedent transactions in the paper and forest products industry involving newsprint, uncoated freesheet, market pulp and lumber assets in North America from 1988 to present. Such analysis indicated that, among other things, for: (a) newsprint transactions, the enterprise value paid per tonne of capacity ranged from C$848 per tonne to C$1,512 per tonne; (b) uncoated freesheet transactions, the enterprise value paid per ton of capacity ranged from C$1,145 per ton to C$1,875 per ton; (c) market pulp transactions, the enterprise value paid per tonne of capacity ranged from C$534 per tonne to C$1,512 per tonne; and (d) lumber assets, the cost allocated to fixed assets ranged from C$216 per thousand board feet to C$757 per thousand board feet and the price paid per cubic meter of annual allowable cut ranged from C$57 per cubic meter of annual allowable cut to C$164 per cubic meter of annual allowable cut. Based upon the above transactions values, RBC DS employed the following capacity value ranges for: (a) newsprint, C$1,100 per tonne to C$1,500 per tonne; (b) uncoated freesheet, C$1,600 per ton to C$1,800 per ton; (c) market pulp, C$1,100 per tonne to C$1,300 per tonne; and (d) lumber, C$300 per thousand board feet to C$350 per thousand board feet for lumber capacity and C$70 per cubic meter to C$100 per cubic meter of annual allowable cut. Based upon these estimated realizable values per unit of capacity, RBC DS calculated a net asset value per Avenor Common Share in the range of C$31.00 per share to C$36.00 per share. The net asset value analysis generates results that are consistent with the price per Avenor Common Share proposed under the Arrangement.

          (iii) Precedent Transaction Multiples Analysis. RBC DS analyzed certain information with respect to two specific precedent transactions in the newsprint industry -- Donohue Inc.'s acquisition of QUNO Corporation in February 1996 and Stone-Consolidated Corporation's acquisition of Rainy River Forest Products Inc. in November 1995. Such analysis indicated that, among other things: (i) equity value per share, (a) as a multiple of earnings per share ranged from 9.9x to 15.2x and (b) as a multiple of cash flow per share ranged from 4.6x to 8.4x; and (ii) enterprise value as a multiple of EBITDA ranged from 4.7x to 6.0x. Based upon these precedent transaction multiples, RBC DS calculated an implied equity value per Avenor Common Share in the range of C$25.00 per share to C$35.50 per share. The precedent transaction multiples analysis generates results that are consistent with the price per Avenor Common Share proposed under the Arrangement. RBC DS also reviewed these two precedent transactions based upon enterprise value as a multiple of annual unit newsprint capacity, which ranged from C$1,236 per tonne to C$1,417 per tonne compared to, in the case of Avenor, C$1,624 per tonne, at a purchase price of C$35.00 per Avenor Common Share. In arriving at enterprise value as a multiple of annual unit newsprint capacity for Avenor at C$35.00 per Avenor Common Share, enterprise value was reduced by value estimates for Avenor's uncoated freesheet, market pulp, fibre and lumber businesses.

          (iv) Comparable Public Company Analysis. RBC DS reviewed Avenor's public market trading level compared to other North American paper and forest product companies. RBC DS grouped these companies into the following product categories: (a) newsprint producers -- Abitibi-Consolidated, Alliance Forest Products Inc., Bowater, Donohue Inc. and Fletcher Challenge Canada Ltd.; (b) coated and uncoated paper producers -- Champion International Corporation, Consolidated Papers, Inc., Domtar Inc., International Paper Company, The Mead Corporation, P.H. Glatfelter Company, Potlatch Corporation, Repap Enterprises Inc., Wausau Paper Mills Company and Westvaco Corporation; and (c) diversified forest products companies -- Georgia-Pacific Corporation, Fort James Corporation, MacMillan Bloedel Ltd., Noranda Forest Inc., Union Camp Corporation, Weyerhaeuser Company and Willamette Industries, Inc. RBC DS relied primarily upon the market trading multiples derived from the newsprint producers as the five companies in this group were deemed to have, for the purposes of RBC DS' analysis, operations similar to those of Avenor. With respect to the five newsprint companies (the "Newsprint Comparables"), RBC DS considered the equity value per share as a multiple of both earnings per share and cash flow per share, and the enterprise value as a multiple of EBITDA for 1995 (the "peak year"), the 12 months ended March 31, 1998 (the "LTM period") and estimated 1998. Such analysis indicated that: (i) the equity value per share, (a) as a multiple of peak year earnings per share ranged from 5.1x to 8.4x, (b) as a multiple of the LTM period earnings per share ranged from 15.9x to 35.6x, and (c) as a multiple of 1998 estimated earnings per share ranged from 13.5x to 17.3x; (ii) the equity value per share, (a) as a multiple of peak year cash flow per share ranged from 3.2x to 5.4x, (b) as a multiple of the LTM period cash flow per share ranged from 6.6x to 9.4x, and (c) as a multiple of 1998 estimated cash flow per share ranged from 5.7x to 6.7x; and (iii) the enterprise value, (a) as a multiple of peak year EBITDA ranged from 3.4x to 5.8x, (b) as a multiple of the LTM period EBITDA ranged from 6.5x to 9.9x, and (c) as a multiple of 1998 estimated EBITDA ranged from 6.1x to 7.9x. The equity value per share as a multiple of earnings per share for the Newsprint Comparables compares to the Avenor peak year and 1998 earnings multiples of 7.4x and 21.9x, respectively, at a purchase price of C$35.00 per Avenor Common Share. The equity value per share as a multiple of cash flow per share for the Newsprint Comparables compares to the Avenor peak year, LTM period and 1998 cash flow multiples of 3.7x, 18.1x, and 8.1x, respectively, at a purchase price of C$35.00 per Avenor Common Share. The enterprise value as a multiple of EBITDA for the Newsprint Comparables compares to the Avenor peak year, LTM period and 1998 EBITDA multiples of 3.9x, 9.2x, and 7.2x, respectively, at a purchase price of C$35.00 per Avenor Common Share.

          (v) Recent Trading Levels of Avenor Common Shares. The price per Avenor Common Share under the Arrangement of C$35.00 represents a premium of 51.5% to the C$23.10 closing market price of the Avenor Common Shares on the TSE on February 24, 1998, the last trading day immediately prior to the announcement by Abitibi-Consolidated of its unsolicited take-over bid for 100% of the Avenor Common Shares at a price of C$28.00 per share. RBC DS noted that this premium is above the average premium for similar transactions in the paper and forest products industry.

          (vi) Review of Non-Cash Consideration. Under the Arrangement, the non-cash consideration will be based upon the volume weighted average trading price of the shares of Bowater Common Stock on the NYSE for the 20 trading days ending on the third business day prior to the Effective Date. RBC DS noted that the 20-day volume weighted average trading price of the shares of Bowater Common Stock ending June 17, 1998 of US$50.51 per share is not inconsistent with their recent trading levels.

          (vii) Liquidity Analysis of Shares of Bowater Common Stock. RBC DS considered the liquidity of the shares of Bowater Common Stock. Over the 253 trading days during the one-year period ended on February 24, 1998, 54,466,200 shares of Bowater Common Stock have traded on the NYSE representing an average daily volume of 215,281 shares of Bowater Common Stock. RBC DS noted that over this same timeframe, 48,867,825 Avenor Common Shares have traded on the TSE, representing an average daily volume of 193,153 Avenor Common Shares. RBC DS also measured the liquidity of the shares of Bowater Common Stock based upon the number of trading days required to trade US$100 million, and noted that for Bowater such time period was approximately three times shorter than for Avenor. In addition, RBC DS calculated the number of trading days required to trade either the minimum or maximum number of shares of Bowater Common Stock to be issued pursuant to the Arrangement, and noted that such time periods ranged from approximately 33 days to 60 days, and 40 days to 73 days, respectively.

     RBC DS believes that its analyses must be considered as a whole and that selecting portions of the analyses or the factors considered by it, without considering all factors and analyses together, could create a misleading view of the process underlying the RBC DS Opinion. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Any attempt to do so could lead to undue emphasis on any particular factor or analysis. The RBC DS Opinion is not to be construed as a recommendation to Avenor Shareholders as to how to vote at the Avenor Meeting.

     RBC DS is one of Canada's largest investment banking firms, with operations in all facets of corporate and government finance, mergers and acquisitions, equity and fixed income sales, and trading and investment research. The RBC DS Opinion represents the opinion of RBC DS and the form and content thereof have been approved for release by a committee of its directors, each of whom is experienced in merger, acquisition, divestiture and fairness opinion matters. Avenor selected RBC DS as its financial advisor because it is a nationally recognized investment banking firm in Canada, has substantial expertise in mergers and acquisitions in the forest products sector, and has extensive knowledge of Avenor and Avenor's business.

     RBC DS was initially contacted by the Avenor Board on November 28, 1997, and was formally engaged by Avenor pursuant to the terms of an engagement agreement dated February 13, 1998. The terms of the engagement agreement provide that RBC DS is to be paid a fee of approximately C$13 million for its services as financial advisor if the Arrangement is completed. In addition, Avenor agreed to reimburse RBC DS for any reasonable out-of-pocket expenses, including the fees and disbursements of legal counsel, and to indemnify RBC DS and certain related persons against certain liabilities in certain circumstances.

PLANS AND PROPOSALS

     Following the consummation of the Arrangement, Bowater intends to execute the strategy described under "--Bowater's Reasons for the Transaction; Recommendation of the Bowater Board".

     Bowater has no plans to close any of Avenor's or Bowater's mills. It is intended that, immediately following the Arrangement, Avenor's facility in Dryden, Ontario, will be made available for sale as uncoated freesheet does not represent a core business for Bowater. Most of the proceeds of any sale of this mill would be used to pay down debt. It is expected that a sale of this mill could be completed by the end of 1998. As previously announced, Bowater is seeking a buyer for its Millinocket, Maine, paper mill, which no longer meets Bowater's long-term objectives. This facility includes four paper machines and related assets. During the course of marketing the Millinocket properties, Bowater received unsolicited expressions of interest in purchasing all of Bowater's properties located in the State of Maine (which include the Millinocket mill, a mill located in East Millinocket, a hydroelectric facility, a sawmill and two million acres of timberlands). Bowater does not intend to enter into discussions with respect to these inquiries pending completion of the Transaction. During 1997, Avenor's Gold River, British Columbia, mill was closed for a total of 53 days of scheduled maintenance and market-related downtime. It was closed in late December 1997 and reopened in late March 1998. Bowater has not yet made a decision as to whether to continue to operate or otherwise dispose of the mill.

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

     It is currently anticipated that the headquarters of Bowater will remain in Greenville, South Carolina. Bowater intends to maintain a presence in Montreal, Quebec. Bowater anticipates that, in terms of overall employment, there will be redundancies which will likely be in administrative and management positions. Bowater has not yet made a determination as to how many positions may be eliminated, or as to the amount and timing of any restructuring charge.

     Bowater estimates that the capital spending for the combined companies in each of 1998 and 1999 will approximate US$300 million, which amounts include the major modernization programs at the mills in Calhoun, Tennessee and East Millinocket, Maine (which is a separate facility from the Millinocket properties held for sale). Bowater expects that, in a capital intensive industry, Bowater will have adequate resources from which it will be able to fund capital requirements.

     Bowater believes that the Transaction presents significant opportunities for cost reductions and operating efficiencies. Bowater estimates the cost reductions and operational efficiencies arising from the Transaction to be US$75 million per year. Bowater anticipates that approximately half of these could be implemented in 1998 and the full amount could be achieved by the end of 1999. These cost reductions are anticipated to be achieved primarily in the areas of distribution and sales optimization, purchasing economics of scale and selling, general and administrative costs. These estimates did not include any one-time charges associated with attaining those savings or other charges incurred in connection with other matters that might arise out of the Transaction in 1998. The anticipated cost reductions represent management's best estimate and there can be no assurance that such improvements will be fully realized, or fully realized in the indicated time frame.

INTERESTS OF CERTAIN PERSONS IN THE TRANSACTION

     In considering the recommendation of the Avenor Board with respect to the Transaction, Avenor Shareholders should be aware that certain officers and directors of Avenor have interests in the Transaction, including those referred to below, that may be different from those of Avenor Shareholders generally.

  Indemnification and Insurance

     Bowater will ensure that the Avenor By-laws or of any corporation continuing following the amalgamation, merger, plan of arrangement, consolidation or winding-up of Avenor with or into one or more other persons (a "Surviving Corporation") will contain the provisions with respect to indemnification now set forth in section 5.02 of the Avenor By-laws (or as provided in Article Eleventh of the Restated Certificate of Incorporation of Bowater (the "Bowater Certificate")) which provision will not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who, immediately prior to the Effective Time, were directors, officers, employees or agents of Avenor, unless required by law, and Bowater will ensure that the obligations of Avenor under any indemnification agreements between Avenor and its directors and certain officers are assumed by the Surviving Corporation.

     Bowater has also agreed that from the Effective Time until the sixth anniversary of the Effective Time it will maintain or cause Avenor or any Surviving Corporation to maintain Avenor's current directors' and officers' insurance or another policy or "discovery" endorsement, on terms and conditions which are no less advantageous to the directors and officers of Avenor and providing no less coverage than Avenor's existing directors' and officers' insurance, for all present and former directors and officers of Avenor, covering claims made prior to or within such period of time. At the election of Bowater and upon reasonable notice to Avenor, Avenor will acquire the insurance through a "discovery" endorsement prior to the Effective Date. Avenor has agreed that it will not, and will use its commercially reasonable efforts to cause the insured persons under such directors' and officers' insurance policies not to, take any actions which might impair the coverage thereunder.

  Change in Control Agreements

     Avenor has entered into severance agreements with certain of its senior officers in the normal course of business. The severance agreements, the majority of which were entered into in September 1993, provide for the payment of certain severance benefits if a change in control of Avenor occurs and, within the three-year period following the change in control, the individual's employment is terminated by Avenor other than for cause, disability, retirement or death, or by the individual for certain defined reasons such as a change in his position, reporting relationship, in the nature or status of his responsibilities or reduction in salary or benefits. The agreements provide that the executive officer would receive a lump sum severance payment equal to the base salary and the target bonus payable under Avenor's Short-Term Incentive Plan (the "STIP") that would have been earned through the end of the severance period (36 months) based on the individual's highest monthly rate of base salary during the preceding 36-month period. In addition to the lump sum severance payment, the agreements provide that the executive officer is entitled to the continuation of benefits and certain perquisites under Avenor's benefit plans through the end of the severance period, including the continuation of certain insurance plan benefits and a lump sum payment equal to the actuarial present-day value of pension arrangements under Avenor's Supplementary Executive Retirement Plan (the "SERP") taking into account pensionable service and earnings during the severance period. The severance benefits provided for in the severance agreements would be the only benefits provided to an individual in the event of the termination of his employment following a change in control. The Transaction will result in a change in control of Avenor for the purposes of such severance agreements. See "Information Concerning Avenor--Directors and Officers--Termination of Employment, Change in Responsibilities and Employment Contracts".

  Vesting of Options

     Certain directors, officers, employees and former employees of Avenor have outstanding Avenor Options and Avenor SARs pursuant to the Avenor KESOP. The Avenor KESOP provides for the acceleration of the vesting of the Avenor Options and Avenor SARs upon the occurrence of a change in control of Avenor. In connection with the Transaction, Avenor has received the approval of the TSE and the ME to make technical amendments to the Avenor KESOP to provide for the vesting of all outstanding Avenor Options and Avenor SARs immediately prior to the Effective Time in order to allow such directors and officers to participate in the Arrangement. Certain of the outstanding Avenor Options and Avenor SARs have an exercise price that exceeds C$35. In connection with the Transaction, Avenor intends to purchase such securities from the approximately 33 holders thereof, consisting of current and former employees of Avenor. The purchase price to be paid by Avenor for such securities has been determined by Avenor with the assistance of RBC DS, taking into account, among other things, the exercise price and the expiry date of each security. It is currently anticipated that all such securities will be acquired by Avenor at a cost of less than C$45,000. Any Avenor Options and Avenor SARs that are not exercised prior to the Effective Time will be terminated as at the Effective Time.

TRANSACTION MECHANICS AND DESCRIPTION OF EXCHANGEABLE SHARES

  General

     Pursuant to the Arrangement Agreement, Avenor will apply to the Ontario Court for the Final Order for the Arrangement under the provisions of section 192 of the CBCA, pursuant to which Bowater, through Bowater Holdings and Bowater Canada, will acquire outstanding Avenor Common Shares and each Avenor Shareholder (other than holders who exercise and perfect their dissent rights) will be entitled to receive, subject to the terms of the Arrangement Agreement, C$35 for each Avenor Common Share held by such holder, payable, at the election of such holder and subject to proration, in cash, Exchangeable Shares, shares of Bowater Common Stock, or a combination of the foregoing. Each holder of an Avenor Common Share at any time up to 5:00 p.m., Montreal time, on July 20, 1998, the business day immediately preceding the Avenor Meeting, will have an opportunity to make an election on the Letter of Transmittal and Election Form to receive cash, Exchangeable Shares, shares of Bowater Common Stock or a combination of the foregoing with respect to the Avenor Common Shares held by such holder (subject to proration).

  The Arrangement

     Pursuant to the terms of the Plan of Arrangement, commencing at the Effective Time, the following will occur and will be deemed to occur in the following order without any further act or formality:

          (a) subject to the proration provisions described below under "--Proration", each Bowater Elected Share will be transferred by the holder thereof to Bowater Holdings in exchange for that number of shares of Bowater Common Stock equal to the Exchange Ratio, and the name of each such holder will be removed from the register of holders of Avenor Common Shares and added to the register of holders of shares of Bowater Common Stock and Bowater Holdings will be added to the register of holders of Avenor Common Shares accordingly;

          (b) Bowater Holdings will transfer to Bowater Canada all the Avenor Common Shares then owned by Bowater Holdings and, as consideration therefor, Bowater Canada will issue an equivalent number of common shares in the capital of Bowater Canada to Bowater Holdings, and Bowater Holdings will be removed from the register of holders of Avenor Common Shares and Bowater Canada will be added to the register of holders of Avenor Common Shares accordingly;

          (c) subject to the proration provisions described below under "--Proration", each Cash Elected Share and Exchangeable Share Elected Share will be transferred by the holder thereof to Bowater Canada in exchange for
     (i) in the case of a Cash Elected Share, cash equal to C$35, without interest thereon, and (ii) in the case of an Exchangeable Share Elected Share, that number of Exchangeable Shares equal to the Exchange Ratio, and each holder who receives cash will be removed from the register of holders of Avenor Common Shares and each holder who receives Exchangeable Shares will be removed from the register of holders of Avenor Common Shares and added to the register of holders of Exchangeable Shares and Bowater Canada shall be recorded as the registered holder of such Avenor Common Shares so exchanged; provided, however, that where a holder receives both cash and Exchangeable Shares, each Avenor Common Share transferred to Bowater Canada by the holder thereof will be deemed to have been transferred to Bowater Canada for a combination of cash and Exchangeable Shares, with the cash portion of such consideration received by such holder for such share being equal to the aggregate cash consideration received by such holder divided by the number of Avenor Common Shares so transferred;

          (d) subject to the proration provisions described below under "--Proration", each Avenor Common Share in respect of which an effective election has not been made (other than the shares of holders who exercise and perfect their dissent rights) will be deemed to be an Exchangeable Share Elected Share and will be transferred to Bowater Canada in exchange for Exchangeable Shares in accordance with the provisions described in paragraph (c) above, and each such holder will be removed from the register of holders of Avenor Common Shares and added to the register of holders of Exchangeable Shares and Bowater Canada shall be recorded as the registered holder of such Avenor Common Shares so exchanged; and

          (e) all outstanding Avenor Options and Avenor SARs will be terminated.

     See "Summary--The Transaction--General" for a table illustrating, for various assumed Bowater Average Trading Prices, the applicable Exchange Ratio and the corresponding value of the fraction of a share of Bowater Common Stock or Exchangeable Share equal to such Exchange Ratio.

  Proration

     Notwithstanding the provisions described above under "--The Arrangement", the maximum aggregate amount of cash that may be paid to holders of Avenor Common Shares pursuant to the Arrangement (the "Cash Cap") will be equal to the difference between (A) the product of (i) C$35, (ii) the number of outstanding Avenor Common Shares immediately prior to the Effective Time and (iii) 0.60 and
(B) the lesser of (i) the product of the number of Avenor Common Shares in respect of which a notice of dissent has been delivered by Avenor Shareholders in accordance with the CBCA and C$21 and (ii) C$65 million.

     If the product of (i) the aggregate number of Cash Elected Shares and (ii) C$35 (such product, the "Requested Cash Amount"), exceeds the Cash Cap, then a cash proration factor (the "Cash Proration Factor") will be determined by dividing the Cash Cap by the Requested Cash Amount and the number of Cash Elected Shares of each holder thereof will be reduced to the product of (x) the Cash Proration Factor and (y) the number of Cash Elected Shares of such holder (the "Available Cash Elected Shares"), and the difference between such holder's Cash Elected Shares and such holder's Available Cash Elected Shares will be deemed to be Exchangeable Share Elected Shares of such holder; provided, however, that if such holder has made an effective election to have Cash Elected Shares that are subject to this provision be deemed to be Bowater Elected Shares, such Cash Elected Shares will be deemed to be Bowater Elected Shares.

     Notwithstanding the provisions described above, the maximum aggregate number of Exchangeable Shares and shares of Bowater Common Stock that may be issued to or received by holders of Avenor Common Shares pursuant to the Arrangement (the "Share Cap") will be equal to the product of (x) the Exchange Ratio, (y) the number of outstanding Avenor Common Shares immediately prior to the Effective Time and (z) 0.50.

     If the product (the "Requested Share Amount") of (w) the difference between
(A) the number of outstanding Avenor Common Shares immediately prior to the Effective Time (other than shares of holders who have delivered a notice of dissent in accordance with the CBCA), and (B) the aggregate number of Cash Elected Shares (such difference, the "Deemed Share Elected Shares") and (x) the Exchange Ratio, exceeds the Share Cap, then a share proration factor (the "Share Proration Factor") will be determined by dividing the Share Cap by the Requested Share Amount and the number of Deemed Share Elected Shares of each holder thereof will be reduced to the product of (y) the Share Proration Factor and (z) the number of Deemed Share Elected Shares of such holder (the "Available Share Elected Shares") and the difference between such holder's Deemed Share Elected Shares and such holder's Available Share Elected Shares will be deemed to be Cash Elected Shares of such holder. If the number of Deemed Share Elected Shares is reduced as described in this provision, such reduction will be made pro rata as between the Exchangeable Share Elected Shares and the Bowater Share Elected Shares of such holder.

  Retraction and Redemption of Exchangeable Shares and Call Rights

     Holders of Exchangeable Shares will be entitled at any time following the Effective Time to retract (i.e., to require Bowater Canada to redeem) any or all Exchangeable Shares owned by them and to receive the Retraction Price therefor, subject to the Retraction Call Right of Bowater Holdings described below. Holders of Exchangeable Shares may effect such retraction by presenting to Bowater Canada or its transfer agent a certificate or certificates representing the Exchangeable Shares the holder desires to have Bowater Canada redeem, together with such other documents and instruments as may be required under the CBCA or the by-laws of Bowater Canada or by the transfer agent, and a duly executed Retraction Request (i) specifying that the holder desires to have all or any number specified therein of the Exchangeable Shares represented by such certificate or certificates (the "Retracted Shares") redeemed by Bowater Canada,
(ii) stating the business day on which the holder desires to have Bowater Canada redeem the Retracted Shares (the "Retraction Date"), provided that the Retraction Date is not less than ten business days nor more than 15 business days after the date on which the Retraction Request is received by Bowater Canada and further provided that, in the event that no such business day is specified by the holder in the Retraction Request, the Retraction Date will be deemed to be the fifteenth business day after the date on which the Retraction Request is received by Bowater Canada, and (iii) acknowledging the Retraction Call Right of Bowater Holdings to purchase all but not less than all the Retracted Shares directly from the holder and that the Retraction Request will be deemed to be a revocable offer by the holder to sell the Retracted Shares to Bowater Holdings in accordance with the Retraction Call Right on the terms and conditions described below.

     Upon receipt by Bowater Canada of a Retraction Request, Bowater Canada will promptly notify Bowater and Bowater Holdings of the Retraction Request. In order to exercise the Retraction Call Right, Bowater Holdings must notify Bowater Canada of its determination to do so (the "Bowater Holdings Call Notice") within five business days of notification to Bowater Holdings by Bowater Canada of the receipt by Bowater Canada of the Retraction Request. If Bowater Holdings delivers the Bowater Holdings Call Notice within such five business days time period, and provided that the Retraction Request is not revoked by the holder in the manner described below, Bowater Canada will not redeem the Retracted Shares and Bowater Holdings will purchase from such holder and such holder will sell to Bowater Holdings on the Retraction Date the Retracted Shares for the Retraction Price. In the event that Bowater Holdings does not deliver a Bowater Holdings Call Notice within such five business day period, and provided that the Retraction Request is not revoked by the holder in the manner described below, Bowater Canada will redeem the Retracted Shares on the Retraction Date for the Retraction Price.

     A holder of Retracted Shares may, by notice in writing given by the holder to Bowater Canada before the close of business on the business day immediately preceding the Retraction Date, withdraw its Retraction Request, in which event such Retraction Request will be null and void and the revocable offer constituted by the Retraction Request to sell the Retracted Shares to Bowater Holdings will be deemed to have been revoked.

     Subject to applicable law, and provided that Bowater Holdings has not exercised the Redemption Call Right, on the Redemption Date, if any, established by the Board of Directors of Bowater Canada, which date will not be earlier than June 30, 2008 (except as described in the following sentence), Bowater Canada may, at its option and (except in the case of an acquisition of Control of Bowater, in which case, in the event the Board of Directors of Bowater Canada elects to redeem the Exchangeable Shares, the notice will be provided the number of days prior to the Redemption Date as the Board of Directors of Bowater Canada determines to be reasonably practicable under the circumstances), upon at least 60 days prior notice to the holders of the Exchangeable Shares, redeem the whole of the then outstanding Exchangeable Shares by delivery of the Redemption Price to each holder thereof. The Redemption Date may be earlier than June 30, 2008, if earlier than such date there are fewer than 500,000 Exchangeable Shares outstanding (other than Exchangeable Shares held by Bowater or its affiliates and subject to necessary adjustments to such number of shares to reflect permitted changes to Exchangeable Shares) or a transaction is proposed that will result in an acquisition of Control of Bowater. In the event that a transaction is proposed that will result in Control of Bowater being acquired by any person and the Board of Directors of Bowater Canada elects to redeem the Exchangeable Shares, the Redemption Date will be the date immediately prior to the date the acquisition of Control of Bowater occurs pursuant to such transaction. Notice of such redemption will at the same time be sent to Bowater and Bowater Holdings and, notwithstanding any proposed redemption of the Exchangeable Shares, Bowater Holdings will have the Redemption Call Right to purchase all, but not less than all, of the outstanding Exchangeable Shares on the Redemption Date by delivery of the Redemption Price to each holder thereof. To exercise the Redemption Call Right, Bowater Holdings must notify Bowater Canada of Bowater Holding's intention to exercise such right at least five business days before the Redemption Date or on or before the Redemption Date in the event of an acquisition of Control of Bowater as described above.

     Any Canadian tax deferral obtained by an Avenor Shareholder who receives Exchangeable Shares under the Arrangement will end on the exchange or redemption of Exchangeable Shares for shares of Bowater Common Stock. Moreover, if Bowater Holdings' call rights are not exercised on redemption of the Exchangeable Shares by Bowater Canada, a holder of Exchangeable Shares may realize a dividend for Canadian tax purposes that may exceed the holder's economic gain. See "Risk Factors--Risks Related to the Transaction--Canadian Tax Consequences of Redemption or Exchange of Exchangeable Shares" and "Income Tax Considerations--Canadian Federal Income Tax Considerations for Avenor Shareholders". The exchange will also result in the security held after the exchange (i.e. the shares of Bowater Common Stock) being foreign property for certain Canadian tax purposes. See "The Transaction--Eligibility for Investment in Canada".

  Voting, Dividend and Liquidation Rights of Holders of Exchangeable Shares

     Prior to the Effective Time, Bowater, Bowater Holdings, Bowater Canada and the Trustee will enter into the Voting and Exchange Trust Agreement in substantially the form attached to this Joint Proxy Statement as Annex F. Pursuant to the terms of the Voting and Exchange Trust Agreement, on the Effective Date Bowater will deposit with the Trustee the share of Special Voting Stock, which will entitle the Trustee to a number of votes equal to the number of Exchangeable Shares outstanding from time to time (other than those held by

Bowater or its affiliates) and for which timely voting instructions have been received by the Trustee from the holders of Exchangeable Shares. With respect to any matter as to which holders of shares of Bowater Common Stock are entitled to vote, each holder of an Exchangeable Share will have the right (the "Voting Right") to instruct the Trustee as to the manner of voting for one of the votes attached to the share of Special Voting Stock for each Exchangeable Share owned by such holder.

     In the event of the liquidation, dissolution or winding-up of Bowater Canada or any other proposed distribution of the assets of Bowater Canada among its shareholders for the purpose of winding up its affairs, holders of the Exchangeable Shares will have preferential rights to receive the Liquidation Amount from the assets of Bowater Canada on the effective date of such liquidation, dissolution or winding-up (the "Liquidation Date"). In the event of such proposed liquidation, dissolution or winding-up of Bowater Canada, Bowater Holdings will have the right (the "Liquidation Call Right") to purchase all, but not less than all, the outstanding Exchangeable Shares from the holders thereof on the Liquidation Date by delivery of one share of Bowater Common Stock (the "Liquidation Amount") to each holder thereof.

     Upon the occurrence of a Bowater Canada Insolvency Event (as defined below), the Trustee on behalf of the holders of Exchangeable Shares will have the right to require Bowater to purchase any Exchangeable Share then outstanding (other than Exchangeable Shares held by Bowater or its affiliates) for a purchase price to be satisfied by the delivery of one share of Bowater Common Stock for each Exchangeable Share purchased. As used herein, a "Bowater Canada Insolvency Event" means the institution by Bowater Canada of any proceeding to be adjudicated a bankrupt or insolvent or to be wound up, or the consent of Bowater Canada to the institution of bankruptcy, insolvency or winding-up proceedings against it, or the filing of a petition, answer or consent seeking dissolution or winding-up under any bankruptcy, insolvency or analogous laws, including without limitation the Companies Creditors' Arrangement Act (Canada) and the Bankruptcy and Insolvency Act (Canada), and the failure by Bowater Canada to contest in good faith any such proceedings commenced in respect of Bowater Canada within 30 days of becoming aware thereof, or the consent by Bowater Canada to the filing of any such petition or to the appointment of a receiver, or the making by Bowater Canada of a general assignment for the benefit of creditors, or the admission in writing by Bowater Canada of its inability to pay its debts generally as they become due, or Bowater Canada not being permitted, pursuant to solvency requirements of applicable law, to redeem any Exchangeable Shares in connection with a Retraction Request.

     Upon the occurrence of a Bowater Liquidation Event (as defined below), in order for the holders of the Exchangeable Shares to participate on a pro rata basis with the holders of shares of Bowater Common Stock, on the fifth business day prior to the effective date of a Bowater Liquidation Event, Bowater will purchase each outstanding Exchangeable Share (other than Exchangeable Shares held by Bowater or its affiliates) on such date for a purchase price to be satisfied by the delivery of one share of Bowater Common Stock. As used herein, a "Bowater Liquidation Event" means any determination by the Bowater Board to institute voluntary liquidation, dissolution or winding-up proceedings with respect to Bowater or to effect any other distribution of assets of Bowater among its shareholders for the purpose of winding up its affairs or the receipt by Bowater of notice of, or Bowater otherwise becoming aware of, any threatened or instituted claim, suit, petition or other proceedings with respect to the involuntary liquidation, dissolution or winding-up of Bowater or to effect any other distribution of assets of Bowater among its shareholders for the purpose of winding up its affairs, where Bowater has failed to contest in good faith any such proceeding within 30 days of becoming aware thereof.

     The optional exchange right of holders of Exchangeable Shares in respect of a Bowater Canada Insolvency Event and the right of such holders to have their Exchangeable Shares purchased by Bowater upon a Bowater Liquidation Event are collectively referred to as the "Exchange Rights" which, together with the Voting Rights, are referred to as the "Ancillary Rights". See also "Description of Capital Stock--Voting and Exchange Trust Agreement".

  Support Agreement

     Prior to the Effective Time, Bowater, Bowater Holdings and Bowater Canada will enter into the Support Agreement in substantially the form attached to the Joint Proxy Statement as Annex G. Pursuant to the

Support Agreement, Bowater will make the following covenants in favor of Bowater Canada regarding the Exchangeable Shares: (i) Bowater will not declare or pay dividends on the Bowater Common Stock unless (a) Bowater Canada immediately thereafter declares or pays, as the case may be, an equivalent dividend on the Exchangeable Shares and (b) Bowater Canada has sufficient money or other assets or authorized but unissued securities available to enable the due declaration and the due and punctual payment, in accordance with applicable law, of an equivalent dividend on the Exchangeable Shares; (ii) Bowater will advise Bowater Canada in advance of the declaration of any dividend on the shares of Bowater Common Stock and ensure that the declaration date, record date and payment date for dividends on the Exchangeable Shares are the same as that for corresponding dividends on the shares of Bowater Common Stock; (iii) Bowater will take other actions reasonably necessary to ensure that the record date for any dividend declared on the shares of Bowater Common Stock is not less than 10 business days after the declaration date of such dividend; and (iv) Bowater will take all actions and do all things that are reasonably necessary or desirable to enable and permit Bowater Canada, in accordance with applicable law, to pay the Liquidation Amount, the Retraction Price or the Redemption Price to the holders of the Exchangeable Shares in the event of a liquidation, dissolution or winding-up of Bowater Canada, a Retraction Request by a holder of Exchangeable Shares or a redemption of Exchangeable Shares by Bowater Canada, as the case may be. See "Description of Capital Stock--Support Agreement".

COURT APPROVAL OF THE ARRANGEMENT AND COMPLETION OF THE TRANSACTION

     The Arrangement requires approval by the Ontario Court and the approval of the Avenor Shareholders at the Avenor Meeting. Prior to the mailing of this Joint Proxy Statement, Avenor obtained the Interim Order providing for the calling and holding of the Avenor Meeting and other procedural matters. A copy of the Interim Order is attached to this Joint Proxy Statement as Annex C.

     Subject to the approval of the Arrangement Resolution by the Avenor Shareholders at the Avenor Meeting, the hearing in respect of the Final Order is scheduled to take place on July 23, 1998 at 10:00 a.m. (Toronto time) in the Ontario Court at 393 University Avenue, Toronto, Ontario. All Avenor Shareholders who wish to participate or be represented or to present evidence or arguments at that hearing must serve and file a notice of appearance as set out in the Notice of Motion for the Final Order and satisfy any other requirements. At the hearing of the motion in respect of the Final Order, the Ontario Court will consider, among other things, the fairness and reasonableness of the Arrangement. The Ontario Court may approve the Arrangement as proposed or as amended in any manner the Ontario Court may direct, subject to compliance with such terms and conditions, if any, as the Ontario Court deems fit.

     Assuming the Final Order is granted and other conditions to the Arrangement Agreement are satisfied or waived, it is anticipated that the following will occur substantially simultaneously: the Support Agreement and the Voting and Exchange Trust Agreement will be executed and delivered; Articles of Arrangement will be filed with the Director under the CBCA to give effect to the Arrangement; and the various other documents necessary to consummate the transactions contemplated under the Arrangement Agreement will be executed and delivered.

     Subject to the foregoing, it is currently anticipated that the Effective Date will occur on or about July 24, 1998.

ELECTION PROCEDURES

     A Letter of Transmittal and Election Form and Notice of Guaranteed Delivery are being mailed together with this Joint Proxy Statement to each person who was a holder of Avenor Common Shares on the Avenor Record Date. Each such holder (and each holder of record of Avenor Common Shares on or prior to the business day immediately preceding the date of the Avenor Meeting (the "Election Date")), will have the right to submit a Letter of Transmittal and Election Form to the Depositary or the U.S. Forwarding Agent specifying the whole number of Avenor Common Shares that such person desires to have exchanged for cash, Exchangeable Shares, shares of Bowater Common Stock, or a combination of the foregoing, subject to proration. The Letter of Transmittal and Election Form also allows Avenor Shareholders to indicate whether, in the event the Avenor Shareholders are to receive shares as a result of proration, they wish to receive either Exchangeable Shares or shares of Bowater Common Stock.

     ANY ELECTION WILL HAVE BEEN PROPERLY MADE ONLY IF THE DEPOSITARY OR THE U.S. FORWARDING AGENT HAS RECEIVED AT THEIR RESPECTIVE DESIGNATED OFFICES (AS SET FORTH IN THE LETTER OF TRANSMITTAL AND ELECTION FORM ENCLOSED HEREWITH), BY 5:00 P.M., MONTREAL TIME, ON THE ELECTION DATE, A LETTER OF TRANSMITTAL AND ELECTION FORM PROPERLY COMPLETED AND SIGNED AND ACCOMPANIED BY THE CERTIFICATES FOR THE AVENOR COMMON SHARES TO WHICH THE LETTER OF TRANSMITTAL AND ELECTION FORM RELATES, PROPERLY ENDORSED OR OTHERWISE IN PROPER FORM FOR TRANSFER. AVENOR SHAREHOLDERS WHOSE AVENOR COMMON SHARE CERTIFICATE(S) ARE NOT IMMEDIATELY AVAILABLE OR WHO CANNOT CAUSE THEIR AVENOR COMMON SHARE CERTIFICATE(S) AND ALL OTHER REQUIRED DOCUMENTS TO BE DELIVERED TO THE DEPOSITARY OR THE U.S. FORWARDING AGENT AT OR PRIOR TO 5:00 P.M., MONTREAL TIME, ON THE ELECTION DATE MUST DELIVER TO THE DEPOSITARY A NOTICE OF GUARANTEED DELIVERY IN ACCORDANCE WITH INSTRUCTION 2 OF THE LETTER OF TRANSMITTAL AND ELECTION FORM, PROVIDED THE CERTIFICATE(S) ARE IN FACT DELIVERED TO THE DEPOSITARY WITHIN THREE TSE TRADING DAYS AFTER THE ELECTION DATE.

     Any holder of Avenor Common Shares who has made an election by submitting a Letter of Transmittal and Election Form to the Depositary or the U.S. Forwarding Agent or a Notice of Guaranteed Delivery to the Depositary may revoke such election by written notice or by filing a later dated Letter of Transmittal and Election Form received by the Depositary or the U.S. Forwarding Agent or a later dated Notice of Guaranteed Delivery to the Depositary in each case prior to 5:00 p.m., Montreal time, on the Election Date. In addition, all Letters of Transmittal and Election Forms and Notices of Guaranteed Delivery will be automatically revoked if the Depositary is notified in writing by Bowater and Avenor that the Arrangement Agreement has been terminated. If a Letter of Transmittal and Election Form is revoked, the certificate or certificates for the Avenor Common Shares to which the Letter of Transmittal and Election Form relates will be promptly returned to the holder of Avenor Common Shares submitting the same to the Depositary or the U.S. Forwarding Agent.

     The determination of the Depositary as to whether elections have been properly made or revoked and when elections and revocations were received by it will be binding. If no Letter of Transmittal and Election Form or Notice of Guaranteed Delivery is received with respect to Avenor Common Shares, or if the Depositary determines that any election was not properly made with respect to any Avenor Common Shares, such shares will be deemed to be Exchangeable Share Elected Shares and will be exchanged for Exchangeable Shares, subject to proration as described in "--Transaction Mechanics and Description of Exchangeable Shares--The Arrangement" and "--Transaction Mechanics and Description of Exchangeable Shares--Proration". The Depositary will also make all computations as to the proration contemplated by the Arrangement and any such computation will be conclusive and binding. The Depositary may, with the mutual agreement of Bowater and Avenor, make such rules as are consistent with the Arrangement for the implementation of the elections contemplated by the Arrangement and as are necessary or desirable fully to effect such elections.

     The Letter of Transmittal and Election Form will also permit certain Avenor Shareholders who elect to receive Exchangeable Shares or are deemed to have elected to receive Exchangeable Shares under the Arrangement to ask for a Tax Election Filing Package in order to make a joint election with Bowater Canada. See "Income Tax Considerations--Canadian Federal Income Tax Considerations for Avenor Shareholders".

     The instructions for making elections, exchanging certificates representing Avenor Common Shares, depositing such share certificates with the Depositary or the U.S. Forwarding Agent, and requesting a Tax Election Filing Package, are set out in the Letter of Transmittal and Election Form.

EXCHANGE PROCEDURES

     At or promptly after the Effective Time, Bowater Holdings will deposit with the Depositary, for the benefit of the holders of Bowater Elected Shares, certificates representing the required number of shares of Bowater Common Stock to satisfy the payment to the holders of the Bowater Elected Shares under the Arrangement, and Bowater Canada will deposit with the Depositary cash and certificates representing the required number of Exchangeable Shares to satisfy the payments to the holders of the Cash Elected Shares and the Exchangeable Share Elected Shares under the Arrangement. All cash deposited with the Depositary will be held in an interest-bearing account, and any interest earned thereon will be for the account of Bowater Canada. Upon surrender to the Depositary for cancelation of a certificate that immediately prior to the Effective Time represented one or more Avenor Common Shares, together with such other documents and instruments as would have been required to effect the transfer of the shares formerly represented by such certificate under the CBCA and the Avenor By-laws and such additional documents and instruments as the Depositary may reasonably require, the holder of such surrendered certificate will be entitled to receive in exchange therefor, and the Depositary will deliver to such holder, as applicable, a certificate representing that number (rounded down to the nearest whole number) of Exchangeable Shares or shares of Bowater Common Stock, and/or cash, or a combination thereof, that such holder has the right to receive (together with any dividends or distributions with respect thereto and any cash in lieu of fractional shares) pursuant to the Arrangement, and the surrendered certificate will be canceled.

     In the event of a transfer of ownership of Avenor Common Shares that is not registered in the transfer records of Avenor, a certificate representing the proper number of Exchangeable Shares or shares of Bowater Common Stock may be issued, and cash may be paid, to the transferee if the certificate representing such Avenor Common Shares is presented to the Depositary, accompanied by all documents required to evidence and effect such transfer.

     Until surrendered, each certificate that immediately prior to the Effective Time represented Avenor Common Shares will be deemed, at any time after the Effective Time, to represent only the right to receive upon such surrender the certificates representing Exchangeable Shares or shares of Bowater Common Stock and any cash (including cash in lieu of fractional shares or pursuant to proration or dividends or distributions with a record date after the Effective Time theretofore paid or payable with respect to Exchangeable Shares or shares of Bowater Common Stock) that the holder thereof has the right to receive in respect of the certificate pursuant to the Arrangement.

     No dividends or other distributions declared or made after the Effective Time with respect to Exchangeable Shares or shares of Bowater Common Stock with a record date after the Effective Time will be paid to the holder of any unsurrendered certificate that immediately prior to the Effective Time represented outstanding Avenor Common Shares that were exchanged pursuant to the Arrangement, and no cash payment in lieu of fractional shares will be paid to any such holder, unless and until the holder of record of such certificate surrenders such certificate. Subject to applicable law, at the time of such surrender of any such certificate, there will be paid to the holder of record of the certificates representing whole Exchangeable Shares or shares of Bowater Common Stock, as the case may be, without interest (i) the amount of any cash payable in lieu of a fractional Exchangeable Share or share of Bowater Common Stock to which such holder is entitled, (ii) the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole Exchangeable Share or share of Bowater Common Stock, as the case may be, and (iii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole Exchangeable Share or share of Bowater Common Stock, as the case may be.

     No certificates or scrip representing fractional Exchangeable Shares or fractional shares of Bowater Common Stock will be issued upon the surrender for exchange of certificates and, subject to the last sentence of this paragraph, no dividend, stock split or other change in the capital structure of Bowater Canada or Bowater will relate to any such fractional security and such fractional interests will not entitle the owner thereof to vote or to exercise any rights as a security holder of Bowater Canada or Bowater. In lieu of any such fractional securities, each person otherwise entitled to a fractional interest in an Exchangeable Share or a share of Bowater Common Stock will receive a cash payment equal to such person's pro rata portion of the net proceeds after expenses received by the Depositary upon the sale of whole shares representing an accumulation of all fractional interests in Exchangeable Shares or shares of Bowater Common Stock, as the case may be, to which all such persons would otherwise be entitled. The Depositary will sell such Exchangeable Shares involved by private sale or on any stock exchange upon which they are listed and will sell such shares of Bowater Common Stock on the NYSE, as soon as reasonably practicable following the Effective Time. The aggregate net proceeds after expenses of such sale will be distributed by the Depositary, pro rata in relation to the respective fractions, among the persons otherwise entitled to receive fractional interests in Exchangeable Shares or shares of Bowater Common Stock, as the case may be.

     If any certificate that immediately prior to the Effective Time represented one or more outstanding Avenor Common Shares has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such certificate to be lost, stolen or destroyed, the Depositary will issue in exchange for such lost, stolen or destroyed certificate, cash and/or one or more certificates representing one or more Exchangeable Shares or shares of Bowater Common Stock (and any dividends or distributions with respect thereto and any cash) deliverable in respect thereof in accordance with such holder's Letter of Transmittal and Election Form, subject to proration, as determined in accordance with the Arrangement. When authorizing such payment in exchange for any lost, stolen or destroyed certificate, the person to whom certificates representing Exchangeable Shares or shares of Bowater Common Stock are to be issued must, as a condition precedent to the issuance thereof, give a bond satisfactory to Bowater Holdings or Bowater Canada, as the case may be, in such sum as Bowater Holdings or Bowater Canada may, acting reasonably, direct or otherwise indemnify Bowater Holdings or Bowater Canada in a manner satisfactory to Bowater Holdings or Bowater Canada, acting reasonably, against any claim that may be made against Bowater Holdings or Bowater Canada with respect to the certificate alleged to have been lost, stolen or destroyed.

     Any certificate which immediately prior to the Effective Time represented outstanding Avenor Common Shares that were exchanged pursuant to the Arrangement and which has not been deposited with the Depositary, together with all other instruments required by the exchange procedures referred to above, on or prior to the third anniversary of the Effective Date, shall cease to represent a claim or interest of any kind or nature as a shareholder of Bowater Canada or Bowater. On such date, the Exchangeable Shares or shares of Bowater Common Stock to which the former registered holder of the certificate referred to in the preceding sentence was ultimately entitled shall be deemed to have been surrendered to Bowater Canada or Bowater, as the case may be, together with all entitlements to dividends, distributions and interest thereon held for such former registered holder.

     Bowater, Bowater Holdings, Bowater Canada and the Depositary are entitled to deduct and withhold from any dividend or consideration otherwise payable under the Arrangement to any holder of Avenor Common Shares, shares of Bowater Common Stock or Exchangeable Shares such amounts as Bowater, Bowater Holdings, Bowater Canada or the Depositary is required or permitted to deduct and withhold with respect to such payment under the Canadian Tax Act, U.S. Code or any provision of provincial, state, local or foreign tax law, in each case as amended. To the extent that amounts are so withheld, such withheld amounts will be treated for all purposes hereof as having been paid to the holder of the shares in respect of which such deduction and withholding was made, provided that such withheld amounts are actually remitted to the appropriate taxing authority. To the extent that the amount so required or permitted to be deducted or withheld from any payment to a holder exceeds the cash portion of the consideration otherwise payable to the holder, Bowater, Bowater Holdings, Bowater Canada and the Depositary are authorized to sell or otherwise dispose of such portion of the consideration as is necessary to provide sufficient funds to Bowater, Bowater Holdings, Bowater Canada or the Depositary, as the case may be, to enable it to comply with such deduction or withholding requirement and Bowater, Bowater Holdings, Bowater Canada or the Depositary will notify the holder thereof and remit any unapplied balance of the net proceeds of such sale. It is not intended that any United States or Canadian federal income tax will be deducted or withheld from any consideration payable under the Arrangement to any holder of Avenor Common Shares (except with respect to certain holders who exercise and perfect their dissent rights under the CBCA).

STOCK EXCHANGE LISTINGS

  Exchangeable Shares

     The TSE and the ME have conditionally approved the listing of the Exchangeable Shares. Such listings are subject to Bowater Canada fulfilling all of the requirements of the TSE and the ME, including distribution of the Exchangeable Shares to a minimum number of public shareholders. There is no current intention to list the Exchangeable Shares on any other stock exchange (including the NYSE).

  Bowater Common Stock

     The Bowater Common Stock is listed on the NYSE, U.S. regional exchanges, the London Stock Exchange and the Swiss Stock Exchange. An application will be made by Bowater to each of the NYSE and the Pacific Exchange, Inc. to list the shares of Bowater Common Stock issued pursuant to the Arrangement or issuable from time to time in exchange for the Exchangeable Shares. There is no current intention to list the Bowater Common Stock on any other stock exchange. Bowater is in the process of delisting the Bowater Common Stock from the Swiss Stock Exchange.

ACCOUNTING TREATMENT

     The Transaction will be treated as a "purchase" for financial reporting and accounting purposes, in accordance with U.S. GAAP. For a presentation of certain anticipated effects of the accounting treatment on the combined financial position and results of operations of Bowater after giving effect to the purchase of Avenor by Bowater, see "Unaudited Pro Forma Condensed Combined Financial Statements". Although management plans to sell Avenor's Dryden, Ontario, mill upon completion of the Transaction, the Unaudited Pro Forma Condensed Combined Financial Statements do not give effect to the planned sale. Upon completion of the Transaction, Bowater will account for the Dryden, Ontario mill as an "asset held for sale". As such, the cost to finance the purchase of the Dryden mill along with any operating earnings, including depreciation, generated by this mill will not be reflected in Bowater's future results from operations. The portion of the excess purchase price estimated to be allocated to the Dryden mill, net of deferred taxes, and therefore not allocated to depreciable assets would be US$266.2 million, or US$13.3 million annually. In addition, the per share amount of pro forma diluted loss before extraordinary charges would be US$2.86 for the year ended December 31, 1997.

PLAN OF FINANCING

     The aggregate cash consideration to be paid in connection with the Arrangement, together with fees and expenses and the other cash costs of the Transaction, estimated to be US$854.7 million (if 50% of the aggregate consideration is paid in cash), will be financed through existing cash and marketable securities and borrowings by Bowater under two unsecured credit facilities in an aggregate amount of up to US$1 billion (collectively, the "Credit Facility"), a substantial portion of which will be unused after giving effect to the Transaction. The Credit Facility will consist of a $650 million 364-day facility and a $350 million five-year facility. The Credit Facility is expected to be partially repaid out of the proceeds of the anticipated sale of Avenor's Dryden, Ontario mill. Pursuant to a commitment letter dated April 29, 1998, Chase Securities Inc. ("CSI") agreed to structure, arrange and syndicate, and The Chase Manhattan Bank ("Chase") committed to provide the entire principal amount of, the Credit Facility. Chase will serve as administrative agent for the Credit Facility and CSI will serve as exclusive advisor and arranger for the Credit Facility. Chase's and CSI's intention is to syndicate the Credit Facility to a group of financial institutions identified by Chase and CSI in consultation with Bowater.

     Chase's commitment under the commitment letter and CSI's agreement to perform the services described in the commitment letter are subject to: (a) the negotiation, execution and delivery of definitive documentation, in form mutually satisfactory to Bowater, Chase and CSI; (b) there not having occurred any material adverse change in the assets, results of operations or financial condition of Bowater and its subsidiaries (taken as a whole), or Avenor and its subsidiaries (taken as a whole); (c) there not having occurred any change or disruption of financial or capital market conditions that, in the judgment of Chase and

CSI, could materially and adversely affect the satisfactory arrangements and syndication of the Credit Facility; (d) the terms and conditions of the Arrangement Agreement being satisfactory to Chase and CSI, and the Arrangement Agreement being consummated in all material respects in accordance with such terms and conditions; (e) Chase and CSI's satisfaction that prior to and during the syndication of the Credit Facility there shall be no competing offering, placement or arrangement of any debt securities or bank financing by or on behalf of Bowater, Avenor or any of their affiliates; and (f) other customary conditions.

     The obligations of Bowater and Avenor to complete the Transaction are not subject to Bowater's obtaining financing under the contemplated Credit Facility or otherwise.

ELIGIBILITY FOR INVESTMENT IN CANADA

     Eligibility for Investment -- Qualified Investments. Provided the Exchangeable Shares are listed on a prescribed stock exchange in Canada (which currently includes the TSE and the ME), based on the law as of the date hereof, the Exchangeable Shares will be a qualified investment under the Canadian Tax Act for trusts governed by registered retirement savings plan, registered retirement income funds and deferred profit sharing plans. Similarly, shares of Bowater Common Stock will be a qualified investment under the Canadian Tax Act for such plans provided such shares remain listed on the NYSE (or are listed on certain other stock exchanges). The Ancillary Rights will not be qualified investments under the Canadian Tax Act for such plans. However, each of Bowater and Bowater Canada is of the view that the fair market value of these rights is nominal.

     Eligibility for Investment -- Foreign Property. Provided the Exchangeable Shares are listed on a prescribed stock exchange in Canada (which currently includes the TSE and the ME), the Exchangeable Shares will not be foreign property under the Canadian Tax Act and the Proposed Amendments for trusts governed by registered retirement savings plans, registered retirement income funds and deferred profit sharing plans, for registered pension plans or for certain other persons to whom Part XI of the Canadian Tax Act applies. The Ancillary Rights will be foreign property under the Canadian Tax Act. However, each of Bowater and Bowater Canada is of the view that the fair market value of these rights is nominal. Shares of Bowater Common Stock will be foreign property under the Canadian Tax Act.

RESALE OF EXCHANGEABLE SHARES AND BOWATER COMMON STOCK RECEIVED IN THE
TRANSACTION

  United States

     The issuance of Exchangeable Shares and shares of Bowater Common Stock to holders of Avenor Common Shares will not be registered under the Securities Act. Such shares will instead be issued in reliance upon the exemption provided by
Section 3(a)(10) of the Securities Act. Section 3(a)(10) exempts from the general requirement of registration securities issued in exchange for one or more outstanding securities where the terms and conditions of the issuance and exchange of such securities have been approved by any court of competent jurisdiction, after a hearing upon the fairness of the terms and conditions of the issuance and exchange at which all persons to whom such securities will be issued have the right to appear. The Ontario Court is authorized to conduct a hearing to determine the fairness of the terms and conditions of the Arrangement, including the proposed issuance of securities in exchange for other outstanding securities. See "--Court Approval of the Arrangement and Completion of the Transaction".

     The Exchangeable Shares and shares of Bowater Common Stock received in exchange for Avenor Common Shares in the Arrangement will be freely transferable under U.S. federal securities laws, except Exchangeable Shares and shares of Bowater Common Stock held by certain affiliates of Avenor. Persons who may be deemed to be affiliates of an issuer generally include individuals or entities that control, are controlled by, or are under common control with, such issuer and may include certain officers and directors of such issuer as well as principal shareholders of such issuer.

     The shares of Bowater Common Stock to be issued from time to time upon the exchange of Exchangeable Shares for such shares of Bowater Common Stock will be registered under the Securities Act prior to the Effective Time. Accordingly, such shares of Bowater Common Stock will be freely tradeable under U.S. federal securities laws, except for restrictions on resale of shares of Bowater Common Stock held by certain affiliates of Bowater.

  Canada

     Bowater, Bowater Holdings and Bowater Canada have applied for rulings or orders from the Ontario Securities Commission ("OSC") and the other provincial securities regulatory authorities in Canada to permit, as applicable, the issuance to Avenor Shareholders of Exchangeable Shares and shares of Bowater Common Stock and certain related securities and to permit the resale thereof in such provinces without restriction on an Avenor Shareholder other than a "control person", provided that no unusual effort is made to prepare the market for any such resale or to create a demand for the securities that are the subject of any such resale and no extraordinary commission or consideration is paid in respect thereof. Applicable Canadian securities legislation provides a rebuttable presumption that a person or company is a control person in relation to an issuer where the person or company alone or in combination with others holds more than 20% of the outstanding voting securities of the issuer. Upon completion of the Arrangement, Bowater Canada will become a reporting issuer in Ontario and the other Canadian provinces that have a reporting issuer concept. Bowater Canada has applied for certain exemptions from statutory financial and other reporting requirements on the condition that Bowater files with the relevant provincial securities regulatory authorities in Canada copies of certain of its reports filed with the Securities and Exchange Commission (the "SEC") and that the holders of Exchangeable Shares receive materials that are sent to Bowater Shareholders. Upon completion of the Arrangement, Avenor will continue to be a reporting issuer in Ontario and certain other provinces of Canada. It is intended that Avenor will apply to be deemed to have ceased to be a reporting issuer in each jurisdiction in Canada where Avenor is currently a reporting issuer.

     Bowater, Bowater Holdings and Bowater Canada have also applied or will apply for rulings or orders of certain provincial securities regulatory authorities in Canada to permit the issuance of shares of Bowater Common Stock to holders of Exchangeable Shares, and to permit the resale of shares of Bowater Common Stock by such holders (other than "control persons") without the requirement of filing a prospectus.

ONGOING CANADIAN REPORTING OBLIGATIONS

     Upon completion of the Arrangement, Bowater Canada will become a reporting issuer in certain Canadian provinces. Application has been made for certain exemptions from statutory financial and other reporting requirements, including exempting insiders of Bowater Canada from the requirement of filing reports with respect to trades of Bowater Canada securities in those Canadian provinces, on the condition that Bowater files with the relevant provincial securities regulatory authorities copies of certain of its reports filed with the SEC and that holders of Exchangeable Shares receive materials that are sent to holders of shares of Bowater Common Stock.

                    OTHER TERMS OF THE ARRANGEMENT AGREEMENT

     The following is a summary of the material provisions of the Arrangement Agreement not previously described in "The Transaction". The full text of the Arrangement Agreement is attached as Annex D to this Joint Proxy Statement.

REPRESENTATIONS AND WARRANTIES

     The Arrangement Agreement contains various representations and warranties of Bowater with respect to Bowater and its subsidiaries relating to, among other things: (a) their corporate organization, existence and similar corporate matters; (b) their capitalization; (c) the authorization, execution, delivery and enforceability of the Arrangement Agreement; (d) the absence of any material violation of, breach of or required consent under their articles or bylaws, any law, regulation, order or judgment and other agreements and documents, any material acceleration of indebtedness or termination of available credit, or any material encumbrance, charge or lien on their assets; (e) the absence of certain required consents, approvals, orders, or authorizations of, or declarations or filings with, certain governmental entities relating to the Arrangement; (f) the availability of funds and financing for the Arrangement; (g) the documents and reports filed with the SEC and the accuracy of the information contained therein; (h) the absence of material changes or events since December 31, 1997;
(i) employment agreements; (j) financial statements; (k) the absence of material pending or threatened litigation and material compliance with applicable laws;
(l) environmental matters; (m) insurance matters; (n) filing of tax returns and payment of taxes; (o) pension and employee benefit matters; (p) real property matters; and (q) the existence of necessary licences and permits from certain governmental entities.

     The Arrangement Agreement also contains various representations and warranties of Avenor with respect to Avenor and its subsidiaries relating to, among other things, (a) their corporate organization, existence and similar corporate matters; (b) their capitalization; (c) the authorization, execution, delivery and enforceability of the Arrangement Agreement; (d) the absence of any material violation, breach of or required consent under their articles or by-laws, any law, regulation, order or judgment and other agreements and documents, any material acceleration of indebtedness or termination of available credit, or any material encumbrance, charge or lien on their assets which would, individually, or in the aggregate, have a materially adverse effect on Avenor;
(e) the absence of certain required consents, approvals, orders, or authorizations of, or declarations or filings with, certain governmental entities relating to the Arrangement; (f) material customers; (g) rights with respect to intellectual property; (h) the absence of material changes or events since December 31, 1997; (i) employment agreements and labor matters; (j) the documents filed with the Canadian securities authorities and the accuracy of the information contained therein; (k) financial statements; (l) the absence of material pending or threatened litigation and material compliance with applicable laws; (m) environmental matters; (n) insurance matters; (o) filing of tax returns and payment of taxes; (p) pension and employee benefit matters; (q) real property matters; (r) the existence of necessary licences and permits from certain governmental entities; and (s) the absence of certain non-competition agreements.

CONDUCT OF BUSINESS PENDING THE ARRANGEMENT

     Each of Bowater and Avenor has agreed that, except as otherwise contemplated in the Arrangement Agreement, until the Effective Date or the day upon which the Arrangement Agreement is terminated:

          (a) in a timely and expeditious manner it will (i) forthwith carry out such terms of the Interim Order as are required under the terms thereof to be done by it, (ii) prepare, in consultation with the other party, and file this Joint Proxy Statement with respect to the Avenor Meeting and the Bowater Meeting in all jurisdictions where the same is required to be filed and mail the same as ordered by the Interim Order and in accordance with all applicable laws, in all jurisdictions where the same is required, complying in all material respects with all applicable laws on the date of mailing thereof and containing full, true and plain disclosure of all material facts relating to the Arrangement and Avenor and Bowater and not containing any misrepresentation (as defined under applicable securities laws) with respect thereto, (iii) convene the Bowater Meeting or the Avenor Meeting, as the case may be, on a date agreed to by the parties, which will be no later than September 30, 1998, and distribute copies of the Arrangement Agreement (or a written summary thereof prepared by Avenor or Bowater, as the case may be, in form and substance reasonably satisfactory to the other party), in each case as ordered by the Interim Order, (iv) provide notice to the other party of its respective Meeting and allow the other party's representatives to attend such Meeting (unless, in the case of the Avenor Meeting, such attendance is prohibited by the Interim Order), and (v) conduct its Meeting in accordance with the Interim Order, its bylaws and any instrument governing such meeting, as applicable, and as otherwise required by applicable laws;

          (b) in a timely and expeditious manner, it will prepare (in consultation with the other party) and file any mutually agreed (or otherwise required by applicable laws) amendments or supplements to the Joint Proxy Statement and mail the same as required by the Interim Order and in accordance with all applicable laws, in all jurisdictions where the same is required, complying in all material respects with all applicable legal requirements on the date of mailing thereof;

          (c) except for proxies and other non-substantive communications, it will furnish promptly to the other party a copy of each notice, report, schedule or other document or communication delivered, filed or received by it in connection with the Arrangement or the Interim Order, its Meeting or any other meeting of its security holders or class of security holders which all such holders, as the case may be, are entitled to attend, any filings under applicable laws and any dealings with regulatory agencies in connection with, or in any way affecting, the Transaction;

          (d) in a timely and expeditious manner, it will provide the other party all information as may be reasonably requested by the other party or as required by the Interim Order or applicable laws with respect to it and its subsidiaries and their respective businesses and properties for inclusion in the Joint Proxy Statement or in any amendments or supplements to the Joint Proxy Statement complying in all material respects with all applicable legal requirements on the date of mailing thereof and containing full, true and plain disclosure of all material facts relating to the other party and not containing any misrepresentation (as defined under applicable securities laws) with respect thereto;

          (e) it will prepare and file with all applicable securities commissions or similar securities regulatory authorities in Canada and the United States all necessary applications to seek exemptions, if required, from the prospectus, registration and other requirements of the applicable securities laws of Canada and the United States for the issue of Exchangeable Shares and the issue of shares of Bowater Common Stock pursuant to the Arrangement and the resale of such shares (other than by control persons and subject to requirements of general application);

          (f) it will use all commercially reasonable efforts to satisfy (or cause the satisfaction of) the conditions precedent to its obligations under the Arrangement Agreement to the extent the same is within its control and to take, or cause to be taken, all other action and to do, or cause to be done, all other things necessary, proper or advisable under all applicable laws to complete the Transaction, including using its commercially reasonable efforts to (i) obtain all necessary waivers, consents and approvals required to be obtained by it from other parties to loan agreements, leases and other contracts; (ii) obtain all necessary consents, approvals and authorizations as are required to be obtained by it under any applicable law; (iii) effect all necessary registrations and filings and submissions of information requested by governmental entities required to be effected by it in connection with the Transaction, and participate and appear in any proceedings of either party before governmental entities; (iv) oppose, lift or rescind any injunction or restraining order or other order or action seeking to stop, or otherwise adversely affecting the ability of the parties to consummate, the Transaction; (v) fulfill all conditions and satisfy all provisions of the Arrangement Agreement and the Arrangement; and (vi) cooperate with the other party in connection with the performance by it of its obligations under the Arrangement Agreement; and

          (g) it will not take any action, refrain from taking any action (subject to its commercially reasonable efforts), or permit any action to be taken or not taken, inconsistent with the Arrangement Agreement or which would reasonably be expected to significantly impede the consummation of the Arrangement, provided that where it is required to take any such action or refrain from taking such action

     (subject to its commercially reasonable efforts) as a result of the Arrangement Agreement, it will immediately notify the other party in writing of such circumstances.

     In addition, Avenor has agreed that, except as contemplated in the Arrangement Agreement or the Arrangement, until the Effective Date or the day upon which the Arrangement Agreement is terminated, whichever is earlier:

          (a) in a timely and expeditious manner, it will file, proceed with and diligently prosecute an application to the Ontario Court for the Interim Order; provided, however, that the parties have agreed to consult regarding, as soon as possible, seeking the Interim Order and mailing this Joint Proxy Statement earlier than as required by the Arrangement Agreement;

          (b) subject to the approval of the Arrangement at the Avenor Meeting in accordance with the provisions of the Interim Order, it will forthwith file, proceed with and diligently prosecute an application for the Final Order;

          (c) it will forthwith carry out the terms of the Interim Order and the Final Order and, subject to the receipt of the Final Order, the satisfaction of the conditions precedent in favor of Avenor and the receipt of the written confirmation of Bowater that the conditions precedent in favor of Bowater have been satisfied, file Articles of Arrangement and the Final Order with the Director in order for the Arrangement to become effective;

          (d) except as previously disclosed in writing to Bowater, it will, and will cause each of its subsidiaries to, conduct its and their respective businesses only in, and not take any action except in, the usual, ordinary and regular course of business and consistent with past practice;

          (e) except as previously disclosed in writing to Bowater, it will not, without the prior written consent of Bowater, which consent will not be unreasonably withheld, directly or indirectly do or permit to occur any of the following: (i) issue, sell, pledge, lease, dispose of, encumber or agree to issue, sell, pledge, lease, dispose of or encumber (or permit any of its subsidiaries to do so): (A) any shares of, or any options, warrants, calls, conversion privileges or rights of any kind to acquire any shares of it or any of its subsidiaries, other than (I) the issue of Avenor Common Shares on the conversion of the Avenor Convertible Debentures; or (II) pursuant to the exercise of stock options (whether vested or unvested) currently outstanding or under existing share issuance plans in accordance with their current terms; (B) except in the usual, ordinary and regular course of business and consistent with past practice, any assets of it or any of its material subsidiaries; (ii) amend or propose to amend its articles or by-laws or those of any of its material subsidiaries; (iii) split, combine or reclassify any of its outstanding shares, or declare, set aside or pay any dividend or other distribution payable in cash, stock, property or otherwise with respect to its shares (other than regular quarterly dividends in respect of its common shares, in amounts consistent with past practice); (iv) redeem, purchase or offer to purchase (or permit any of its material subsidiaries to redeem, purchase or offer to purchase) any shares or other securities of it or any of its material subsidiaries, unless otherwise required by the terms of such securities; (v) reorganize, amalgamate or merge it or any of its material subsidiaries with any other person, corporation, partnership or other business organization whatsoever;
     (vi) acquire or agree to acquire any person, corporation, partnership, joint venture or other business organization or division or acquire or agree to acquire any assets, which, in each case are, individually or in the aggregate, material; (vii) except in the usual, ordinary and regular course of business and consistent with past practice: (A) satisfy or settle any claims or liabilities, except such as have been reserved against in its financial statements delivered to Bowater, which are, individually or in the aggregate, material; (B) relinquish any contractual rights which are, individually or in the aggregate, material; or (C) enter into any interest rate, currency or commodity swaps, hedges or other similar financial instruments; (viii) except for the purpose of the renewal of or the replacement of existing credit facilities, incur or commit to provide guarantees, incur any indebtedness for borrowed money or issue any amount of debt securities, which are, individually or in the aggregate, material;
     (ix) incur or commit to capital expenditures prior to the Effective Date, individually or in the aggregate, exceeding C$50 million; or (x) make any changes to its existing accounting practices or make any material tax election;

          (f) without the prior written consent of Bowater, which consent will not be unreasonably withheld, it will not, and will cause each of its subsidiaries not to: (i) other than as previously disclosed in writing to Bowater or in the usual, ordinary and regular course of business and consistent with past practice or pursuant to existing employment, pension, supplemental pension, termination, compensation arrangements or policies, enter into or modify any employment, severance, collective bargaining or similar agreements, policies or arrangements with, or grant any bonuses, salary increases, stock options, pension or supplemental pension benefits, profit sharing, retirement allowances, deferred compensation, incentive compensation, severance or termination pay to, or make any loan to, any officers or directors of it; or (ii) other than as previously disclosed in writing to Bowater or in the usual, ordinary and regular course of business and consistent with past practice or pursuant to existing employment, pension, supplemental pension, termination or compensation arrangements or policies, in the case of employees who are not officers or directors, take any action with respect to the entering into or modifying of any employment, severance, collective bargaining or similar agreements, policies or arrangements or with respect to the grant of any bonuses, salary increases, stock options, pension or supplemental pension benefits, profit sharing, retirement allowances, deferred compensation, incentive compensation, severance or termination pay or any other form of compensation or profit sharing or with respect to any increase of benefits payable; provided that the foregoing will not prevent Avenor from taking such action that is reasonably necessary so that the condition relating to the exercise or termination of Avenor stock options can be fulfilled. In such regard, Avenor has agreed to keep Bowater informed as to the arrangements which Avenor believes are necessary to fulfill such condition so that Bowater can participate in the decisions made by Avenor;

          (g) it will use its reasonable commercial efforts (or cause each of its subsidiaries to use reasonable commercial efforts) to cause its current insurance (or re-insurance) policies not to be canceled or terminated or any of the coverage thereunder to lapse, unless simultaneously with such termination, cancelation or lapse, replacement policies underwritten by insurance and re-insurance companies of nationally recognized standing providing coverage equal to or greater than the coverage under the canceled, terminated or lapsed policies for substantially similar premiums are in full force and effect and, at or prior to the Effective Date, to acquire insurance through a "discovery" endorsement which protects directors and officers of Avenor (including former directors and officers) if requested by Bowater and on such terms as approved by Bowater;

          (h) it will: (i) use its reasonable commercial efforts, and cause each of its subsidiaries to use its reasonable commercial efforts, to preserve intact its business organizations and goodwill, to maintain satisfactory relationships with suppliers, agents, distributors, customers and others having business relationships with it or its subsidiaries; (ii) not take any action, or permit any of its subsidiaries to take any action, that would interfere with or be inconsistent with the completion of the transactions contemplated by the Arrangement Agreement or would render, or that reasonably may be expected to render, any representation or warranty made by it in the Arrangement Agreement untrue in any material respect at any time prior to the Effective Date if then made; and (iii) promptly notify Bowater of any material adverse change, or any change which could reasonably be expected to become a material adverse change, in respect of its or any of its subsidiaries' businesses or in the operation of its or any of its subsidiaries' businesses or in the operation of its or any of its subsidiaries' properties, and of any material governmental entity or third party complaints, investigations or hearings (or communications indicating that the same may be contemplated);

          (i) it will not and will cause its subsidiaries not to settle or compromise any claim brought by any present, former or purported holder of any of its securities in connection with the Transaction prior to the Effective Date without the prior written consent of Bowater, which consent will not be unreasonably withheld;

          (j) except in the usual, ordinary and regular course of business and consistent with past practice, or except as previously disclosed in writing to Bowater or as required by applicable laws, it and its subsidiaries will not enter into or modify in any material respect any contract, agreement, commitment or arrangement which new contract or series of related new contracts or modification to an existing contract or series of related existing contracts would be material to Avenor or which would have a material adverse effect on Avenor;

          (k) it will, in all material respects, conduct itself so as to keep Bowater fully informed as to the material decisions or actions required or required to be made with respect to the operation of its business; provided that such disclosure is not otherwise prohibited by reason of a confidentiality obligation owed to a third party for which a waiver could not be obtained or is in respect of customer-specific competitively sensitive information relating to areas or projects where Avenor and Bowater are competitors;

          (l) it will make, or cooperate as necessary in the making of, all other necessary filings and applications under all applicable laws required in connection with the Transaction and take all reasonable action necessary to be in compliance with such laws;

          (m) it will use its reasonable commercial efforts to conduct its affairs and will cause its subsidiaries to conduct their affairs so that all of its representations and warranties contained in the Arrangement Agreement will be true and correct in all material respects on and as of the Effective Date as if made on and as of such date; and

          (n) it will not allow the Debt Ratio (as defined in the Arrangement Agreement) to exceed 70%.

     Bowater has also agreed that, except as contemplated by the Arrangement Agreement, the Arrangement and transactions (including financing transactions) necessary to implement the Arrangement, until the Effective Date or the day upon which the Arrangement Agreement is terminated, whichever is earlier:

          (a) except as previously disclosed in writing to Avenor, it will, and will cause each of its subsidiaries to, refrain from entering into any transaction or making any other decision which would result in a material adverse change in Bowater;

          (b) it will take all such steps and do all such acts and things, including without limitation, making or causing to be made cash payments and issuing shares of Bowater Common Stock, as are specified in the Arrangement and the Final Order to be taken or done by Bowater;

          (c) except as previously disclosed in writing to Avenor or as required by its obligation described in paragraph (e) below, it will not amend or propose to amend the Bowater Certificate;

          (d) except as previously disclosed in writing to Avenor, it will not split, combine or reclassify any of its outstanding shares, or declare, set aside or pay any dividend or other distribution payable in cash, stock, property or otherwise with respect to its shares (other than regular quarterly dividends in respect of its common shares, in amounts consistent with past practice, and dividends provided for pursuant to the provisions of its preferred stock);

          (e) it will (i) create one share of Special Voting Stock, which entitles the holder of record to a number of votes at meetings of holders of Bowater Common Stock equal to the number of Exchangeable Shares outstanding from time to time (other than those Exchangeable Shares held by Bowater and its affiliates) with respect to which it has received instructions to vote and (ii) authorize shares of Bowater Common Stock to be issued under the Arrangement and a sufficient number of shares of Bowater Common Stock so that the retraction and exchange rights attached to the Exchangeable Shares may be honored; and

          (f) it will forthwith carry out such terms of the Final Order required under the terms thereof to be done by Bowater.

NON-SOLICITATION

     Avenor has agreed that it will not, directly or indirectly, through any officer, director, employee, representative or agent of Avenor or any of its subsidiaries, solicit, initiate or knowingly encourage (including by way of furnishing information or entering into any form of agreement, arrangement or understanding) the initiation of any inquiries or proposals regarding an Acquisition Proposal, participate in any discussions or negotiations regarding any Acquisition Proposal, withdraw or modify in a manner adverse to Bowater the approval of the Avenor Board of the Transaction, approve or recommend any Acquisition Proposal or cause Avenor to enter into any agreement related to any Acquisition Proposal; provided, however, that subject to Avenor's obligation to give notice and Bowater's right to respond, nothing will prevent the Avenor Board from considering, negotiating, approving, recommending to its shareholders or entering into an agreement in respect of an unsolicited bona fide written Acquisition Proposal that the Avenor Board determines in good faith, after consultation with financial advisors and after receiving an opinion of outside counsel to the effect that the Avenor Board is required to take such action in order to discharge properly its fiduciary duties, would, if consummated in accordance with its terms, result in a Superior Proposal.

     Bowater has agreed that it will not, directly or indirectly, through any officer, director, employee, representative or agent of Bowater or any of its subsidiaries, solicit, initiate or knowingly encourage (including by way of furnishing information or entering into any form of agreement, arrangement or understanding) the initiation of any inquiries or proposals regarding an Acquisition Proposal; provided, however, that notwithstanding any other provision of the Arrangement Agreement, nothing will prevent the Bowater Board from considering, negotiating, approving, recommending to its shareholders or entering into an agreement in respect of an unsolicited bona fide written Acquisition Proposal if the Bowater Board determines in good faith, after consultation with financial advisors and after receiving an opinion of outside counsel, that it is required to do so in order to discharge properly its fiduciary duties.

     Each of Bowater and Avenor has agreed that it will promptly notify the other party of any current Acquisition Proposals or of any future Acquisition Proposal of which directors or senior officers become aware, or any amendments to the foregoing, or any request for non-public information relating to it or any of its material subsidiaries in connection with an Acquisition Proposal or for access to the properties, books or records of it or any of its material subsidiaries by any person or entity that informs it or such material subsidiary that such person is considering making, or has made, an Acquisition Proposal. Such notice will include a description of the material terms and conditions of any proposal and provide such details of the proposal, inquiry or contact as the other party may reasonably request, including the identity of the person making such proposal, inquiry or contact.

     Bowater and Avenor have further agreed that if Avenor receives a request for material non-public information from a person who proposes a bona fide Acquisition Proposal in respect of Avenor (the existence and content of which have been disclosed to Bowater), and the Avenor Board determines that such proposal would be a Superior Proposal having received the advice of its financial advisors and outside counsel as described above, then, and only in such case, the Avenor Board may, subject to the execution of a confidentiality agreement containing a standstill provision substantially similar to that described below in "--Mutual Standstill", provide such person with access to information regarding Avenor; provided, however, that the person making the Acquisition Proposal will not be precluded thereunder from making the Acquisition Proposal, and provided further that Avenor sends a copy of any such confidentiality agreement to Bowater immediately upon its execution and Bowater is provided with a list of or copies of the information provided to such person and immediately provided with access to similar information to which such person was provided.

     Bowater and Avenor have also agreed that Avenor will not accept, approve, recommend or enter into any agreement in respect of an Acquisition Proposal (other than a confidentiality agreement) on the basis that it would constitute a Superior Proposal unless (i) it has provided Bowater with a copy of the Acquisition Proposal document which the Avenor Board has determined would be a Superior Proposal, and (ii) five business days have elapsed from the later of the date Bowater received notice of the proposed determination to accept, approve, recommend or enter into an agreement in respect of such Acquisition Proposal, and the date Bowater received a copy of the Acquisition Proposal document.

     During such five business day period, Bowater will have the opportunity, but not the obligation, to offer to amend the terms of the Arrangement Agreement and the Arrangement. The Avenor Board will review any offer by Bowater to amend the terms of the Arrangement Agreement in good faith in order to determine, in its discretion in the exercise of its fiduciary duties, whether Bowater's offer upon acceptance by Avenor would result in the Acquisition Proposal not being a Superior Proposal. If the Avenor Board so determines, it will

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

enter into an amended agreement with Bowater reflecting Bowater's amended proposal. If the Avenor Board determines that the Acquisition Proposal is nonetheless a Superior Proposal, Avenor will pay to Bowater the termination fee payable to Bowater described in "--Termination and Termination Fees".

MUTUAL STANDSTILL

     During the period commencing on the date of the Arrangement Agreement and continuing until the Effective Date or the termination of the Arrangement Agreement, other than pursuant to the Arrangement Agreement, the Arrangement and the Transaction, each of Bowater and Avenor has agreed that it will not, except in connection with the Arrangement Agreement or the Arrangement or with the prior approval of the other party, which approval may be given on such terms as the other party may determine: (i) in any manner acquire, agree to acquire or make any proposal or offer to acquire, directly or indirectly, any securities or property of the other party; (ii) propose or offer to enter into, directly or indirectly, any merger or business combination involving the other party or to purchase, directly or indirectly, a material portion of the assets of the other party; (iii) directly or indirectly, "solicit", or participate or join with any person in the "solicitation" of, any "proxies" (as such terms are defined in the Securities Act (Ontario), as the same may be amended from time to time) to vote, to seek to advise or to influence any person with respect to the voting of any voting securities of the other party (but Avenor has acknowledged that Bowater and its agents and advisors (including TD Securities and Goldman Sachs) will be entitled to solicit proxies and otherwise influence any person to vote in favor of the Arrangement at the Avenor Meeting or Bowater Meeting and Bowater has acknowledged that Avenor and its agents and advisors (including RBC DS) will be entitled to solicit proxies and otherwise influence any person to vote in favor of the Arrangement at the Avenor Meeting or Bowater Meeting); (iv) otherwise act alone or in concert with others to seek to control or to influence the management, Board of Directors or policies of the other party; (v) make any public or private disclosure of any consideration, intention, plan or arrangement inconsistent with any of the foregoing; or (vi) advise, assist or encourage any of the foregoing or work in concert with others in respect of the foregoing. For the purpose of the provisions described in this section, each party includes its subsidiaries and their successors. The termination of the Arrangement Agreement will also terminate any other agreements between the parties that have a similar effect as the provisions described in this section, including but not limited to any such standstill provisions contained in the Confidentiality Agreement dated as of April 10, 1997, between Avenor and Bowater.

EMPLOYMENT AGREEMENTS

     Bowater has agreed, and has agreed to cause Avenor and any successor to Avenor, after the Effective Time, to agree, (i) to honor and comply with the terms of the existing employment and severance agreements of Avenor which Avenor has disclosed to Bowater in writing at the time of the Arrangement Agreement and
(ii) that for a period of one year it will deal with any employees of Avenor whose employment may be terminated after the Effective Date in a fair and equitable manner consistent with the existing termination policies of Avenor as disclosed to Bowater in writing.

CONDITIONS TO CLOSING

     The obligations of Avenor and Bowater to complete the Transaction are subject to the fulfilment of the following conditions on or before the Effective Date or such other time as is specified below:

          (a) the Interim Order having been granted in form and substance satisfactory to Avenor and Bowater, acting reasonably, and not being set aside or modified in a manner unacceptable to such parties, acting reasonably, on appeal or otherwise;

          (b) the Share Issuance having been duly approved at the Bowater Meeting and the Arrangement Resolution and the Shareholder Rights Plan Resolution having been passed at the Avenor Meeting, duly approving the Arrangement, in accordance with the Interim Order;

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

          (c) the Final Order having been granted in form and substance satisfactory to Avenor and Bowater, acting reasonably, and not having been set aside or modified in a manner unacceptable to such parties on appeal or otherwise;

          (d) the Articles of Arrangement being in form and substance satisfactory to Avenor and Bowater, acting reasonably;

          (e) the Effective Date being on or before September 30, 1998, subject to certain notice and cure provisions described below;

          (f) no action having been taken under any law or by any governmental entity that (i) makes it illegal or otherwise directly or indirectly restrains, enjoins or prohibits the Arrangement or any other transactions contemplated by the Arrangement Agreement, or (ii) results, or could reasonably be expected to result, in a judgment or assessment of damages, directly or indirectly, relating to the Transaction which is materially adverse;

          (g) all consents, waivers, permits, orders and approvals of any governmental entity (other than as described in paragraphs (h) and (i) below) or other person, and the expiry of any waiting periods, in connection with, or required to permit, the consummation of the Arrangement, the failure of which to obtain or the non-expiry of which would be materially adverse to Avenor or Bowater, as the case may be, or materially impede the completion of the Arrangement, having been obtained or received on terms that will not have a material adverse effect on Avenor and/or Bowater or reasonably satisfactory evidence thereof having been delivered to each party;

          (h) the Arrangement having received the allowance or approval or deemed allowance or approval by the responsible Minister under the Investment Canada Act in respect of the Arrangement, to the extent such allowance or approval is required, and such allowance or approval being on terms and conditions satisfactory to the parties, acting reasonably;

          (i) without limiting the scope of the condition described in clause
     (g) of this section, any applicable waiting periods under the HSR Act having expired or been earlier terminated and (i) the applicable waiting period under section 123 of the Competition Act having expired without the Director of Investigation and Research appointed under the Competition Act (the "Competition Director"), having given notice that he intends to make an application to the Competition Tribunal for an order under section 92 or 100 of the Competition Act in respect of the Arrangement or (ii) the Competition Director having issued an ARC under section 102 of the Competition Act in respect of the Arrangement;

          (j) the Exchangeable Shares and the shares of Bowater Common Stock issuable pursuant to the Arrangement having been conditionally approved for listing on the TSE and the NYSE, respectively, subject to the filing of required documentation, any required prospectus exemptions having been obtained or being available and such securities not being subject to resale restrictions in Canada and the United States other than in respect of control persons and subject to the requirements of general application; and

          (k) the Arrangement Agreement not having been terminated.

     The obligation of Avenor to complete the Transaction is subject to the fulfilment of the following conditions on or before the Effective Date or such other time as specified below:

          (a) the representations and warranties made by Bowater in the Arrangement Agreement being true and correct as of the Effective Date as if made on and as of such date (except to the extent such representations and warranties speak as of an earlier date, in which event such representations and warranties must be true and correct as of such earlier date, or except as affected by transactions contemplated or permitted by the Arrangement Agreement or except for any failures or breaches of representations and warranties which individually or in the aggregate would not have a material adverse effect on Bowater or materially impede the completion of the Arrangement or the other transactions contemplated by the Arrangement Agreement, it being understood by the parties that for the purposes of this paragraph any reference to materiality, material adverse change or material adverse effect in such representation or warranty will be disregarded), and Bowater having provided to Avenor the certificate of two qualified officers of Bowater certifying such accuracy on the Effective Date;

          (b) Bowater having complied with its covenants in the Arrangement Agreement, if the failure to comply with such covenants would individually or in the aggregate have a material adverse effect on Bowater or materially impede the completion of the Arrangement or the other transactions contemplated in the Arrangement Agreement, and Bowater having provided to Avenor the certificate of two qualified officers of Bowater certifying that Bowater has so complied with such covenants;

          (c) from the date of the Arrangement Agreement up to and including the Effective Date, there having been no change, condition, event or occurrence which, in the reasonable judgment of Avenor has, or is reasonably likely to have, a material adverse effect on Bowater; and

          (d) the Bowater Board having made and not having modified or amended, in any material respect, prior to the Avenor Meeting and the Bowater Meeting, an affirmative recommendation that its shareholders approve the Share Issuance.

     The obligation of Bowater to complete the Transaction is subject to the fulfilment of the following conditions on or before the Effective Date or such other time as specified below:

          (a) the representations and warranties made by Avenor in the Arrangement Agreement being true and correct as of the Effective Date as if made on and as of such date (except to the extent such representations and warranties speak as of an earlier date, in which event such representations and warranties must be true and correct as of such earlier date, or except as affected by transactions contemplated or permitted by the Arrangement Agreement or except for any failures or breaches of representations and warranties which individually or in the aggregate would not have a material adverse effect on Avenor or materially impede the completion of the Arrangement or the other transactions contemplated by the Arrangement Agreement, and it being understood by the parties that for purposes of this paragraph, any reference to materiality, material adverse change or material adverse effect in such representation or warranty will be disregarded), and Avenor having provided to Bowater the certificate of two qualified officers of Avenor certifying such accuracy on the Effective Date;

          (b) Avenor having complied with its covenants in the Arrangement Agreement, if the failure to comply with such covenants would individually or in the aggregate have a material adverse effect on Avenor or materially impede the completion of the Arrangement or the other transactions contemplated by the Arrangement Agreement, and Avenor having provided to Bowater the certificate of two qualified officers of Avenor certifying that Avenor has so complied with its covenants in the Arrangement Agreement;

          (c) from the date of the Arrangement Agreement up to and including the Effective Date, there having been no change, condition, event or occurrence which, in the reasonable judgment of Bowater has, or is reasonably likely to have, a material adverse effect on Avenor;

          (d) the Avenor Board having made and having not modified or amended, in any material respect, prior to the Avenor Meeting, an affirmative recommendation that its shareholders approve the Arrangement;

          (e) the Debt Ratio being less than 70% at the Effective Date and the Debt Ratio not having been in excess of 70% for a period of 20 consecutive days during the period from the date of the Arrangement Agreement to the Effective Date;

          (f) all Avenor Options having been exercised or terminated prior to the Effective Time; and

          (g) the holders of not more than 5% of the issued and outstanding Avenor Common Shares having exercised dissent rights in relation to the Arrangement.

     Each of Bowater and Avenor has agreed that it will give prompt notice to the other party of the occurrence, or failure to occur, at any time from the date of the Arrangement Agreement until the Effective Date, of any event or state of facts which occurrence or failure would, or would be likely to (i) cause any of
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

the representations or warranties of either party contained in the Arrangement Agreement to be untrue or inaccurate in any material respect on the date of the Arrangement Agreement or on the Effective Date, or (ii) result in the failure to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by either party under the Arrangement Agreement prior to the Effective Date.

     Bowater and Avenor have also agreed that neither party may elect not to complete the Transaction pursuant to the conditions described in this section or exercise any termination right arising therefrom, unless forthwith and in any event prior to the filing of the Final Order for acceptance by the Director, the party intending to rely thereon has delivered a written notice to the other party specifying in reasonable detail all breaches of covenants, representations and warranties or other matters which the party delivering such notice is asserting as the basis for the non-fulfilment of the applicable condition precedent or termination right, as the case may be. If any such notice is delivered, provided that a party is proceeding diligently to cure such matter, if such matter is susceptible to being cured, the other party may not terminate the Arrangement Agreement until the later of September 30, 1998, and the expiration of a period of 30 days from such notice. If such notice has been delivered prior to the date of the Avenor Meeting and the Bowater Meeting, such meetings will be postponed until the expiry of such period.

AMENDMENT AND WAIVER

     The Arrangement Agreement may, at any time before or after the Avenor Meeting and the Bowater Meeting, be amended by mutual written agreement of Avenor and Bowater without further notice to or authorization on the part of their respective shareholders, and any such amendment may, without limitation:
(i) change the time for performance of any of the obligations or acts of the parties; (ii) waive any inaccuracies or modify any representation contained in the Arrangement Agreement or in any document delivered pursuant thereto; (iii) waive compliance with or modify any of the covenants contained in the Arrangement Agreement and waive or modify performance of any of the obligations of the parties; and (iv) waive compliance with or modify any conditions to closing contained in the Arrangement Agreement; provided, however, that any such change, waiver or modification does not invalidate any required security holder approval of the Arrangement.

TERMINATION AND TERMINATION FEES

     The Arrangement Agreement may be terminated at any time prior to the Effective Time (i) by mutual written consent of Avenor and Bowater, (ii) by either Avenor or Bowater, subject to the other party's right to cure in certain circumstances, if the conditions to the Arrangement have not been satisfied on or before September 30, 1998, (iii) by Avenor upon the occurrence of the Avenor Termination Fee Event, (iv) by Bowater upon the occurrence of a Bowater Termination Fee Event, or (v) by Avenor upon any determination by Avenor that an Acquisition Proposal constitutes a Superior Proposal, subject to the payment of the termination fee payable to Bowater as described below.

     If the holders of Bowater Common Stock do not approve the Share Issuance at the Bowater Meeting (the Avenor Termination Fee Event), then Bowater must pay to Avenor, on the business day following such vote, C$70 million in immediately available funds to an account designated by Avenor; provided, however, that (i) the holders of Avenor Common Shares have not disapproved the Arrangement and
(ii) the Arrangement Agreement has not been duly terminated prior to the occurrence of such Avenor Termination Fee Event.

     If (x) the Avenor Board has withdrawn or modified in a manner adverse to Bowater its approval or recommendation of the Arrangement, or approved or recommended any Superior Proposal, or determined that any Acquisition Proposal is a Superior Proposal, or resolved to take any of the foregoing actions, or (y) an Acquisition Proposal has been made known to Avenor or made directly to the holders of Avenor Common Shares or any person has publicly announced an intention to make an Acquisition Proposal and, after such Acquisition Proposal has been made known, made or announced (A) the holders of Avenor Common Shares do not approve the Arrangement at the Avenor Meeting or (B) the Arrangement is not, prior to September 30, 1998, submitted for their approval (each of the events described in clauses (x) and (y) being Bowater Termination Fee Events), then Avenor must pay to Bowater, in the case of clause (x), one business

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

day after taking any such action, and, in the case of clause (y) (A), on the business day following such vote and, in the case of clause (y) (B), on November 1, 1998, C$70 million in immediately available funds to an account designated by Bowater; provided, however, that in the case of clause (y), the holders of Bowater Common Stock have not disapproved the Share Issuance; and in the case of clauses (x) and (y), the Arrangement Agreement has not been duly terminated prior to the occurrence of such Bowater Termination Fee Event.

     Neither Bowater nor Avenor will be obligated to make more than one payment pursuant to the termination fee provisions described above.

EXPENSES

     Bowater and Avenor have agreed that all out-of-pocket third-party expenses incurred in connection with the Transaction, including legal fees, financial advisor fees, regulatory filing fees, all disbursements by advisors and printing and mailing costs, will be paid by the party incurring such expenses.

                               REGULATORY MATTERS

HART-SCOTT-RODINO ACT

     Under the HSR Act, and the rules promulgated thereunder by the Federal Trade Commission (the "FTC"), the Transaction may not be consummated until notifications and certain information have been given to the Antitrust Division of the U.S. Department of Justice (the "Antitrust Division") and the FTC and waiting period requirements have been satisfied. The applicable waiting period expired on May 14, 1998.

     The Antitrust Division and the FTC frequently scrutinize the legality under the antitrust laws of transactions such as the Transaction. At any time before or after the Meetings, the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the Transaction or seeking the divestiture of substantial assets of Bowater, Avenor or their affiliates.

     In addition, state antitrust authorities may also bring legal action under state antitrust laws. Such action could include seeking to enjoin the consummation of the Transaction or seeking divestiture of certain assets of Bowater or Avenor or their affiliates. Private parties may also seek to take legal action under the antitrust laws under certain circumstances. There can be no assurance that a challenge to the Transaction on antitrust grounds will not be made or, if such a challenge is made, of the result thereof.

COMPETITION ACT (CANADA)

     Under the Competition Act, certain transactions involving the acquisition of voting shares of a corporation that carries on an operating business in Canada require prior notification to the Competition Director. If a transaction is subject to the notification requirement (a "Notifiable Transaction"), notification must be made either on the basis of a short-form filing (in respect of which there is a seven-day statutory waiting period) or a long-form filing (in respect of which there is a 21-day statutory waiting period). The decision as to whether to make a short-form or long-form filing is at the discretion of the parties; however, if a short-form filing is made, the Competition Director may, within the seven-day waiting period, require that the parties make a long-form filing, thereby extending the waiting period for a further 21 days following receipt of the long-form filing.

     A Notifiable Transaction may not be completed until the applicable statutory waiting period has expired. However, the Competition Director's review of a Notifiable Transaction may take longer than the statutory waiting period. Upon completion of the Competition Director's review of a Notifiable Transaction, the Competition Director may decide to (i) challenge the Notifiable Transaction, if the Competition Director concludes that it is likely to substantially lessen or prevent competition, and ultimately seek an order of the Competition Tribunal (a) prohibiting the completion of the Notifiable Transaction on an interim or permanent basis if the parties insist on proceeding with it without addressing the Competition Director's
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

concerns, (b) requiring the divestiture of shares or assets or the dissolution of the Notifiable Transaction, if it has been completed, or (c) with the consent of the person against whom the order is directed, requiring that person to take any other action; (ii) issue an advisory opinion stating that the Competition Director does not intend to challenge the Notifiable Transaction at that time but retains the authority to do so for three years after completion of the Notifiable Transaction; or (iii) issue an ARC. Where an ARC is issued and the Notifiable Transaction to which the ARC relates is substantially completed within one year after the ARC is issued, the Competition Director cannot seek an order of the Competition Tribunal in respect of the Notifiable Transaction solely on the basis of information that is the same or substantially the same as the information on the basis of which the ARC was issued.

     As the Arrangement is a Notifiable Transaction, Avenor and Bowater filed a short-form notification with the Competition Director on April 9, 1998, and also requested that an ARC or favorable advisory opinion be issued. The seven-day statutory waiting period expired on April 16, 1998. The Competition Director issued an ARC in respect of the Arrangement on May 8, 1998. As previously noted, the obligations of Avenor and Bowater to consummate the Arrangement are subject to the condition that the applicable waiting period under the Competition Act has expired or the Competition Director has issued an ARC in respect of the Arrangement.

INVESTMENT CANADA ACT

     Under the Investment Canada Act, certain transactions involving the acquisition of control of a Canadian business by a non-Canadian are subject to review and cannot be implemented unless the Minister responsible for the Investment Canada Act (the "Minister") is satisfied that the transaction is likely to be of net benefit to Canada. If a transaction is subject to the review requirement (a "Reviewable Transaction"), an application for review must be filed with the Director of Investments appointed under the Investment Canada Act (the "Director of Investments") prior to the implementation of the Reviewable Transaction. The Minister is then required to determine whether the Reviewable Transaction is likely to be of net benefit to Canada taking into account, among other things, certain factors specified in the Investment Canada Act and any written undertakings that may have been given by the applicant. The Investment Canada Act contemplates an initial review period of 45 days after filing; however, if the Minister has not completed the review by that date, the Minister may unilaterally extend the review period by a further 30 days (or such longer period as may be agreed to by the applicant) to permit completion of the review.

     The prescribed factors of assessment to be considered by the Minister include, among other things, the effect of the investment on the level and nature of economic activity in Canada (including the effect on employment, resource processing, utilization of Canadian products and services and exports), the degree and significance of participation by Canadians in the acquired business, the effect of the investment on productivity, industrial efficiency, technological development, product innovation and product variety in Canada, the effect of the investment on competition within any industry in Canada, the compatibility of the investment with national industrial, economic and cultural policies (taking into consideration corresponding provincial policies), and the contribution of the investment to Canada's ability to compete in world markets. If the Minister determines that he or she is not satisfied that a Reviewable Transaction is likely to be of net benefit to Canada, the Reviewable Transaction may not be implemented.

     As the Arrangement is a Reviewable Transaction, Bowater filed an application with the Director of Investments on April 9, 1998. The Minister has not yet completed the review of the Arrangement and has extended the initial 45 day review period by a further 30 days. The obligations of Avenor and Bowater to consummate the Arrangement are subject to the condition that the Minister has concluded, or deemed to have concluded, on terms and conditions satisfactory to Avenor and Bowater that the Transaction is of net benefit to Canada.

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

                           INCOME TAX CONSIDERATIONS

CANADIAN FEDERAL INCOME TAX CONSIDERATIONS FOR AVENOR SHAREHOLDERS

     Subject to the qualifications and assumptions contained herein, the following discussion is the opinion of Davies, Ward & Beck, Canadian counsel to Avenor, and Fraser & Beatty, Canadian counsel to Bowater, as to the principal Canadian federal income tax considerations, as of the date of this Joint Proxy Statement, generally applicable to Avenor Shareholders who at all relevant times, for purposes of the Canadian Tax Act, hold their Avenor Common Shares and will hold their Exchangeable Shares and shares of Bowater Common Stock as capital property and deal at arm's length with, and are not affiliated with, Avenor or Bowater. This discussion does not apply to a holder with respect to whom Bowater is a foreign affiliate within the meaning of the Canadian Tax Act. Each Avenor Shareholder who disposes of Avenor Common Shares on the Arrangement also will be disposing of the Rights associated with such Avenor Common Shares. Because approval of the Shareholder Rights Plan Resolution is a condition to the Arrangement, it has been assumed that the Rights have no adjusted cost base and no value. All references to Avenor Common Shares in this discussion refer to the Avenor Common Shares and the Rights.

     All Avenor Shareholders should consult their own tax advisors as to whether, as a matter of fact, they hold their Avenor Common Shares and will hold their Exchangeable Shares and shares of Bowater Common Stock as capital property for purposes of the Canadian Tax Act. Certain provisions in the Canadian Tax Act (the "mark-to-market rules") relating to financial institutions (including certain financial institutions, registered securities dealers and corporations controlled by one or more of the foregoing) will preclude such financial institutions from treating their Avenor Common Shares, Exchangeable Shares and shares of Bowater Common Stock as capital property for purposes of the Canadian Tax Act. (The Proposed Amendments will expand the definition of financial institution.) This discussion does not take into account the mark-to-market rules, and Avenor Shareholders that are financial institutions for purposes of these rules should consult their own tax advisors to determine the tax consequences to them of the Arrangement.

     This discussion is based on the current provisions of the Canadian Tax Act and the regulations thereunder, the current provisions of the Canada-United States Income Tax Convention (the "Tax Treaty"), and counsel's understanding of the current published administrative practices of Revenue Canada. This discussion takes into account the Proposed Amendments and assumes that all such Proposed Amendments will be enacted in their present form. No assurances can be given that the Proposed Amendments will be enacted in the form proposed, if at all; however, the Canadian federal income tax considerations generally applicable to Avenor Shareholders with respect to the Arrangement will not be different in a material adverse way if the Proposed Amendments are not enacted.

     Except for the foregoing, this discussion does not take into account or anticipate any changes in law, whether by legislative, administrative or judicial decision or action, nor does it take into account provincial, territorial or foreign income tax legislation or considerations, which may differ from the Canadian federal income tax considerations described herein.

     WHILE INTENDED TO ADDRESS ALL PRINCIPAL CANADIAN FEDERAL INCOME TAX CONSIDERATIONS, THIS DISCUSSION IS OF A GENERAL NATURE ONLY. THEREFORE, AVENOR SHAREHOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THEIR PARTICULAR CIRCUMSTANCES. NO ADVANCE INCOME TAX RULING HAS BEEN OBTAINED FROM REVENUE CANADA TO CONFIRM THE TAX CONSEQUENCES OF ANY OF THE TRANSACTIONS DESCRIBED HEREIN.

     For purposes of the Canadian Tax Act, all amounts relating to the acquisition, holding or disposition of Bowater Common Stock, including dividends, adjusted cost base and proceeds of disposition, must be converted into Canadian dollars based on the prevailing United States dollar exchange rate at the time such amounts arise. In computing a shareholder's liability for tax under the Canadian Tax Act, any cash amounts received by a shareholder in United States dollars must be converted into the Canadian dollar equivalent, and the amount of any non-cash consideration received by a shareholder must be expressed in Canadian dollars at the time such consideration is received.
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

SHAREHOLDERS RESIDENT IN CANADA

     The following portion of this discussion is applicable to Avenor Shareholders who, for purposes of the Canadian Tax Act and any applicable tax treaty or convention, are resident or deemed to be resident in Canada at all relevant times. Certain of such persons to whom the Avenor Common Shares might not constitute capital property may elect, in certain circumstances, to have such property treated as capital property by making the irrevocable election permitted by subsection 39(4) of the Canadian Tax Act.

     Certain Avenor Shareholders may be subject to the "tax-free zone" rules, applicable in respect of property owned or deemed owned on December 31, 1971, in determining the adjusted cost base of such shareholder's Avenor Common Shares. Such Avenor Shareholders should consult their own tax advisors.

     Exchange of Avenor Common Shares for Shares of Bowater Common Stock. On the exchange of Avenor Common Shares for shares of Bowater Common Stock, an Avenor Shareholder will realize a capital gain (or a capital loss) equal to the amount by which the proceeds of disposition for the Avenor Common Shares, net of any reasonable costs of disposition, exceed (or are less than) the aggregate adjusted cost base to the holder of the Avenor Common Shares so exchanged. For this purpose, the proceeds of disposition will be the fair market value at the time of the exchange of the shares of Bowater Common Stock received plus any cash in lieu of fractional shares of Bowater Common Stock. The taxation of capital gains and capital losses is described below.

     Exchange of Avenor Common Shares for Cash and/or Exchangeable Shares Where No Election Is Made under Section 85 of the Canadian Tax Act. An Avenor Shareholder who disposes of Avenor Common Shares to Bowater Canada will realize a capital gain (or a capital loss) equal to the amount by which the proceeds of disposition, net of any reasonable costs of disposition, exceed (or are less than) the adjusted cost base of the Avenor Common Shares to the shareholder unless such holder is eligible to make and makes a joint tax election under subsection 85(1) or (2) of the Canadian Tax Act as discussed below. For this purpose, the proceeds of disposition will equal the sum of (i) any cash received, (ii) the fair market value, at the time of the exchange, of the Exchangeable Shares received, and (iii) the fair market value, at the time of the exchange, of the Ancillary Rights acquired by such holder in connection with the exchange. The taxation of capital gains and capital losses is described below.

     The cost of the Exchangeable Shares received in exchange for the Avenor Common Shares will be equal to the fair market value of the Exchangeable Shares at the time of the exchange. The cost of the Ancillary Rights received in connection with the exchange of the Avenor Common Shares will be equal to their fair market value at the time of the exchange.

     For these purposes, a holder of Avenor Common Shares will be required to determine the fair market value of the Ancillary Rights on a reasonable basis. Each of Bowater and Bowater Canada is of the view, and has advised counsel, that the Ancillary Rights have only nominal value. Such determination of value is not binding on Revenue Canada and counsel can express no opinion on matters of factual determination such as this.

     Exchange of Avenor Common Shares for Exchangeable Shares or Cash and Exchangeable Shares Where an Election Is Made under Section 85 of the Canadian Tax Act. An "Eligible Holder" (as defined below) who disposes of Avenor Common Shares to Bowater Canada and who receives Exchangeable Shares may obtain a full or partial tax deferral by entering into a joint tax election with Bowater Canada and filing with Revenue Canada (and where applicable a provincial tax authority) a joint tax election under subsection 85(1) of the Canadian Tax Act or, in the case of an Eligible Holder that is a partnership, under subsection 85(2) of the Canadian Tax Act, (and the corresponding provisions of any applicable provincial tax legislation) in respect of such Avenor Common Shares and specifying therein a transfer price (the "Elected Transfer Price") within the limits described below.

     An "Eligible Holder" is an Avenor Shareholder who is (i) a resident of Canada for the purposes of the Canadian Tax Act and who is not exempt from Canadian tax under the Canadian Tax Act, or (ii) a non-resident of Canada for the purposes of the Canadian Tax Act whose Avenor Common Shares constitute "taxable Canadian property" (as defined in the Canadian Tax Act) and who is not exempt from Canadian tax in respect of any gain that would be realized on the disposition of the Avenor Common Shares by reason of an exemption contained in an applicable income tax treaty or convention. A partnership that holds Avenor Common Shares is also an Eligible Holder if one or more members of the partnership would be an Eligible Holder if such member held the Avenor Common Shares directly.

     The joint tax election must specify the Elected Transfer Price in respect of the Avenor Common Shares transferred to Bowater Canada. The Elected Transfer Price may not:

          (a) be less than the aggregate of the fair market value of the Ancillary Rights and any cash received by the Eligible Holder;

          (b) be less than the lesser of the Eligible Holder's adjusted cost base of those Avenor Common Shares at the time of disposition and the fair market value of those Avenor Common Shares at that time; and

          (c) exceed the fair market value of those Avenor Common Shares at the time of disposition.

Elected Transfer Prices which do not otherwise comply with the foregoing limitations will be automatically adjusted under the Canadian Tax Act so that they are in compliance.

     Where an Eligible Holder makes a joint tax election in respect of the disposition of such holder's Avenor Common Shares to Bowater Canada in the form prescribed under the Canadian Tax Act and specifies therein an Elected Transfer Price within the limits set out in the Canadian Tax Act, and the joint tax election is filed with Revenue Canada within the time prescribed in the Canadian Tax Act, the Canadian federal income tax consequences are as follows:

          (a) Such Avenor Common Shares will be deemed to have been disposed of for proceeds of disposition equal to the Elected Transfer Price. If the proceeds of disposition in respect of such Avenor Common Shares are equal to the aggregate of the shareholder's adjusted cost base of those Avenor Common Shares (determined immediately before the disposition) and any reasonable costs of disposition, no capital gain or capital loss will be realized by the shareholder. Subject to the limitations set out in subsections 85(1) and (2) of the Canadian Tax Act, to the extent that the proceeds of disposition in respect of the Avenor Common Shares exceed (or are less than) the aggregate of the adjusted cost base thereof and any reasonable costs of disposition, the holder will realize a capital gain (or a capital loss). The taxation of capital gains and capital losses is described below.

          (b) The cost to a shareholder of the Exchangeable Shares received upon the disposition of the Avenor Common Shares to Bowater Canada will be equal to the Elected Transfer Price in respect of those Avenor Common Shares, less the aggregate of any cash consideration received and the fair market value, at the time of the exchange, of the Ancillary Rights acquired by such holder in connection with the exchange.

     Consequently, notwithstanding any election, if the aggregate of the cash consideration received by an Avenor Shareholder and the fair market value, at the time of the exchange, of the Ancillary Rights acquired by such holder in connection with the exchange exceeds the adjusted cost base of his Avenor Common Shares and any reasonable costs of disposition, the holder will realize a capital gain at least equal to such excess. The taxation of capital gains and capital losses is described below.

     For these purposes, an Avenor Shareholder will be required to determine the fair market value of the Ancillary Rights on a reasonable basis. Each of Bowater and Bowater Canada is of the view, and has advised counsel, that the Ancillary Rights have only nominal value. Such determination of value is not binding on Revenue Canada and counsel can express no opinion on matters of factual determination such as this.

     A Tax Election Filing Package may be obtained from the Depositary by checking the appropriate box on the Letter of Transmittal and Election Form. The election forms may also be obtained directly from Revenue Canada and (if applicable) the appropriate provincial election forms may be obtained from the relevant provincial income tax authorities. An Eligible Holder interested in obtaining a Tax Election Filing Package should so indicate on the Letter of Transmittal and Election Form accompanying this Joint Proxy Statement in the space provided therein.

     In order to make a joint tax election, a duly completed Tax Election Filing Package together with any required supporting schedules must be signed and forwarded by the Eligible Holder to KPMG, Chartered Accountants, at its address at 4120 Yonge Street, Suite 500, North York, Ontario M2P 2B8 on or before November 30, 1998. BOWATER CANADA WILL NOT EXECUTE ANY TAX ELECTION RECEIVED BY KPMG AFTER NOVEMBER 30, 1998. The Tax Election Filing Package consists of:

          (a) two (2) copies of Revenue Canada form T2057 or, if the Eligible Holder is a partnership as indicated on the Letter of Transmittal and Election Form, two (2) copies of Revenue Canada form T2058;

          (b) if the Eligible Holder is required to file in Quebec as indicated by the Eligible Holder on the Letter of Transmittal and Election Form, then two (2) copies of the Quebec Tax Election Form TP-518V or, if the Eligible Holder is a partnership as indicated on the Letter of Transmittal and Election Form, three (3) copies of Quebec Tax Election Form TP-529V; and

          (c) a tax election filing authorization letter (in duplicate if the Eligible Holder is required to file in Quebec as indicated on the Letter of Transmittal and Election Form).

     Where Avenor Common Shares are held in joint ownership and two or more of the co-owners wish to elect, one of the co-owners designated for such purpose should file the designation and a copy of the Revenue Canada form T2057 (and, where applicable, the corresponding provincial form) for each co-owner along with a list of all co-owners electing, which list should contain the address and social insurance number or tax account number of each co-owner. Where the Avenor Common Shares are held as partnership property, a partner designated by the partnership must file one copy of Revenue Canada form T2058 on behalf of all members of the partnership (and, where applicable, the corresponding form in duplicate with the provincial taxation authorities). Such Revenue Canada form T2058 (and provincial form, if applicable) must be accompanied by a list containing the name and social insurance number or account number of each partner and must be signed by each partner or be accompanied by a copy of the document authorizing the designated partner to complete, execute and file the form on behalf of the other partners.

     Bowater Canada will make a joint tax election under subsection 85(1) or (2) of the Canadian Tax Act and the corresponding provisions of any applicable provincial tax legislation only with an Eligible Holder, and at the amount(s) determined by the Eligible Holder subject to the limitations set out in subsections 85(1) and (2) of the Canadian Tax Act and any applicable provincial tax statute. Bowater Canada agrees only to execute any joint tax election and to forward such tax election by mail (within 30 days after the receipt thereof by KPMG) to the appropriate tax authorities with a copy to the Eligible Holder. With the exception of execution and filing of the election by Bowater Canada, compliance with the requirements to ensure the validity of a joint tax election will be the sole responsibility of the Eligible Holder making the election. Bowater Canada will not be responsible for the proper completion of any joint tax election, and the Eligible Holder will be solely responsible for the payment of any late filing penalty that does not result from a failure on the part of Bowater Canada. Accordingly, Bowater Canada will not be responsible or liable for taxes, interest, penalties, damages or expenses resulting from the failure by anyone to properly complete any joint tax election form or to properly file such form within the time prescribed and in the form prescribed under the Canadian Tax Act or the corresponding provisions of any applicable provincial legislation.

     In order for Revenue Canada to accept the joint tax election without a late filing penalty being paid by an Eligible Holder, the joint tax election, duly completed and executed by both the Eligible Holder and Bowater Canada, must be received by Revenue Canada on or before the day that is the earliest of the days on or before which either Bowater Canada or the Eligible Holder is required to file an income tax return for the taxation year in which the disposition occurs. Bowater Canada has advised counsel that its current taxation year is scheduled to end on December 31, 1998. Bowater Canada will be required to file an income tax return for the current taxation year on or before June 30, 1999. In general, the joint tax elections of Eligible Holders who are individuals (other than trusts) must be filed by April 30, 1999. HOWEVER, REGARDLESS OF SUCH DEADLINE, THE TAX

ELECTION FILING PACKAGES OF ELIGIBLE HOLDERS MUST BE RECEIVED BY KPMG NO LATER THAN NOVEMBER 30, 1998. CERTAIN ELIGIBLE HOLDERS MAY BE REQUIRED TO FORWARD THEIR TAX ELECTION FILING PACKAGE TO KPMG BEFORE THAT DATE TO AVOID LATE FILING PENALTIES. If, for whatever reason, the current taxation year of Bowater Canada were to terminate before December 31, 1998, the joint tax elections might have to be filed earlier to avoid late filing penalties. In such event, Bowater Canada has agreed to notify forthwith, through the Depositary, every Avenor Shareholder who received Exchangeable Shares on the Arrangement of such change. ELIGIBLE HOLDERS ARE URGED TO CONSULT THEIR OWN ADVISORS AS SOON AS POSSIBLE REGARDING THE DEADLINES APPROPRIATE TO THEIR CIRCUMSTANCES. ANY ELIGIBLE HOLDER WHO DOES NOT ENSURE THAT KPMG HAS RECEIVED A DULY COMPLETED TAX ELECTION FILING PACKAGE ON OR BEFORE NOVEMBER 30, 1998, WILL NOT BE ABLE TO BENEFIT FROM THE ROLLOVER PROVISIONS OF THE CANADIAN TAX ACT. ACCORDINGLY, ALL ELIGIBLE HOLDERS WHO WISH TO ENTER INTO A JOINT ELECTION WITH BOWATER CANADA SHOULD GIVE THEIR IMMEDIATE ATTENTION TO THIS MATTER. THE INSTRUCTIONS FOR REQUESTING A TAX ELECTION FILING PACKAGE ARE SET OUT IN THE LETTER OF TRANSMITTAL AND ELECTION FORM.

     Eligible Holders who wish to make a joint tax election are referred for further information to Information Circular 76-19R3 and Interpretation Bulletin IT-291R2 issued by Revenue Canada.

     ELIGIBLE HOLDERS WISHING TO COMPLETE A FEDERAL OR, IF APPLICABLE, A PROVINCIAL TAX ELECTION SHOULD CONSULT THEIR OWN TAX ADVISORS. THE COMMENTS HEREIN WITH RESPECT TO SUCH JOINT TAX ELECTIONS ARE PROVIDED FOR GENERAL ASSISTANCE ONLY. THE LAW IN THIS AREA IS COMPLEX AND CONTAINS NUMEROUS TECHNICAL REQUIREMENTS. COMPLIANCE WITH SUCH REQUIREMENTS TO ENSURE THE VALIDITY OF THE JOINT TAX ELECTION WILL BE THE SOLE RESPONSIBILITY OF THE ELIGIBLE HOLDER.

     Call Rights. Each of Bowater and Bowater Canada is of the view, and has advised counsel, that the Liquidation Call Right, the Redemption Call Right and the Retraction Call Right have nominal value. On this basis, a holder of Avenor Common Shares who receives Exchangeable Shares in exchange therefor should not realize a gain at the time that any of such rights are granted to Bowater Holdings. Such determinations of value are not binding on Revenue Canada and counsel can express no opinion on matters of factual determination such as this.

     Dividends on Exchangeable Shares. In the case of a shareholder who is an individual, dividends received or deemed to be received on the Exchangeable Shares will be included in computing the shareholder's income, and will be subject to the gross-up and dividend tax credit rules normally applicable to taxable dividends received from taxable Canadian corporations.

     Subject to the discussion below, in the case of a shareholder that is a corporation other than a "specified financial institution" (as defined in the Canadian Tax Act), dividends received or deemed to be received on the Exchangeable Shares normally will be included in the corporation's income and deductible in computing its taxable income.

     A shareholder that is a "private corporation" (as defined in the Canadian Tax Act) or any other corporation resident in Canada and controlled or deemed to be controlled by or for the benefit of an individual or a related group of individuals may be liable under Part IV of the Canadian Tax Act to pay a refundable tax of 33 1/3% of dividends received or deemed to be received on the Exchangeable Shares to the extent that such dividends are deductible in computing the shareholder's taxable income.

     If Bowater or any person with whom Bowater does not deal at arm's length is a specified financial institution for purposes of the Canadian Tax Act at the time a dividend is paid on an Exchangeable Share, then, subject to the exemption described in the next paragraph, dividends received or deemed to be received by a shareholder that is a corporation will be fully includible in income and will not be deductible in computing taxable income under Part I of the Canadian Tax Act. A corporation will generally be a specified financial institution for these purposes if it is a bank, a trust company, a credit union, an insurance corporation or a corporation whose principal business is the lending of money to persons with whom the corporation is dealing at arm's length or the purchasing of debt obligations issued by such persons or a combination thereof, or a corporation controlled by one or more such entities, or related to such entities. Bowater has informed counsel that it is of the view that neither it nor any person with whom it does not deal at arm's length is a specified financial institution at the current time. Avenor has informed counsel that it is of the view that neither it nor any person with whom it does not deal at arm's length is a specified financial institution at the current time. However, there can be no assurances that this status will not change prior to any dividend on the Exchangeable Shares being received or deemed to be received by a corporate shareholder.

     This denial of the dividend deduction to a corporate shareholder will not apply if, at the time a dividend is received or deemed to be received, the Exchangeable Shares are listed on a prescribed stock exchange (which currently includes the TSE and the ME), Bowater controls Bowater Holdings and Bowater Canada, and the recipient (together with persons with whom the recipient does not deal at arm's length and any partnership or trust of which the recipient or such person is a member or beneficiary, respectively) does not receive dividends on more than 10% of the issued and outstanding Exchangeable Shares.

     The Exchangeable Shares will be "term preferred shares" as defined in the Canadian Tax Act. Consequently, in the case of a shareholder that is a specified financial institution, such a dividend will be deductible in computing its taxable income only if:

          (i) where neither Bowater nor any person with whom Bowater does not deal at arm's length is a specified financial institution at the time the dividend is received, the specified financial institution did not acquire the Exchangeable Shares in the ordinary course of the business carried on by such institution; or

          (ii) in any case, at the time the dividend is received by the specified financial institution, the Exchangeable Shares are listed on a prescribed stock exchange in Canada (which currently includes the TSE and the ME) and the specified financial institution, either alone or together with persons with whom it does not deal at arm's length, does not receive (or is not deemed to receive) dividends in respect of more than 10% of the issued and outstanding Exchangeable Shares.

In addition, to the extent that a deemed dividend arises on the redemption of the Exchangeable Shares by Bowater Canada, a portion of the dividend may not be subject to the denial of dividend deduction applicable in respect of term preferred shares. Specified financial institutions should consult their own tax advisors.

     A shareholder that is throughout the relevant taxation year a "Canadian-controlled private corporation" (as defined in the Canadian Tax Act) may be liable to pay an additional refundable tax of 6 2/3% on its "aggregate investment income" for the year which will include dividends or deemed dividends that are not deductible in computing taxable income.

     The Exchangeable Shares will be "taxable preferred shares" and "short-term preferred shares" for purposes of the Canadian Tax Act. Accordingly, Bowater Canada will be subject to a 66 2/3% tax under Part VI.1 of the Canadian Tax Act on dividends (other than "excluded dividends" as defined in the Canadian Tax
Act) paid or deemed to be paid on the Exchangeable Shares and will be entitled to deduct an amount equal to 9/4 of the tax so payable in computing its taxable income for purposes of the Canadian Tax Act. Dividends received or deemed to be received on the Exchangeable Shares will not be subject to the 10% tax under
Part IV.1 of the Canadian Tax Act applicable to certain corporations.

     Redemption of Exchangeable Shares. On the redemption (including a retraction) of an Exchangeable Share by Bowater Canada, the holder of an Exchangeable Share will be deemed to have received a dividend equal to the amount, if any, by which the redemption proceeds exceed the paid-up capital at that time of the Exchangeable Share so redeemed. For these purposes, the redemption proceeds will be the fair market value, at the time of the redemption, of the shares of Bowater Common Stock received from Bowater Canada plus the amount, if any, of all accrued but unpaid dividends on the Exchangeable Share paid on the redemption. The amount of such deemed dividend generally will be subject to the same tax treatment accorded to dividends on the Exchangeable Shares as described above. On the redemption, the holder of an Exchangeable Share will also be considered to have disposed of the Exchangeable Share, but the amount of such deemed dividend will be excluded in computing the shareholder's proceeds of disposition for purposes of computing any capital gain or capital loss arising on the disposition. In the case of a shareholder that is a corporation, in some circumstances, the amount of any such deemed dividend may be treated as proceeds of disposition and not as a dividend. The taxation of capital gains and capital losses is described below.

     Exchange of Exchangeable Shares with Bowater Holdings or Bowater. On the exchange of an Exchangeable Share with Bowater Holdings or Bowater for shares of Bowater Common Stock, the holder will generally realize a capital gain (or a capital loss) equal to the amount by which the proceeds of disposition of the Exchangeable Share, net of any reasonable costs of disposition, exceed (or are less than) the adjusted cost base to the holder of the Exchangeable Share immediately before the exchange. For these purposes, the proceeds of disposition will be the fair market value at the time of exchange of the shares of Bowater Common Stock plus any other amount received by the holder from Bowater Holdings or Bowater as part of the exchange consideration. The taxation of capital gains and capital losses is described below.

     BECAUSE OF THE EXISTENCE OF THE RETRACTION CALL RIGHT, A HOLDER EXERCISING THE RIGHT OF RETRACTION IN RESPECT OF AN EXCHANGEABLE SHARE CANNOT CONTROL WHETHER SUCH HOLDER WILL RECEIVE BOWATER COMMON STOCK BY WAY OF REDEMPTION OF THE EXCHANGEABLE SHARE BY BOWATER CANADA OR BY WAY OF PURCHASE OF THE EXCHANGEABLE SHARE BY BOWATER HOLDINGS. AS DESCRIBED ABOVE, THE CANADIAN FEDERAL INCOME TAX CONSEQUENCES OF A REDEMPTION DIFFER FROM THOSE OF A PURCHASE.

     Dividends on Bowater Common Stock. Dividends on shares of Bowater Common Stock will be included in the recipient's income for the purposes of the Canadian Tax Act. Such dividends received by an individual shareholder will not be subject to the gross-up and dividend tax credit rules in the Canadian Tax Act. A shareholder that is a corporation will include such dividends in computing its income and generally will not be entitled to deduct the amount of such dividends in computing its taxable income. A shareholder that is throughout the relevant taxation year a "Canadian-controlled private corporation" (as defined in the Canadian Tax Act) may be liable to pay an additional refundable tax of 6 2/3% on its "aggregate investment income" for the year which will include such dividends. United States non-resident withholding tax on such dividends will be eligible for foreign tax credit or deduction treatment, where applicable, under the Canadian Tax Act.

     Disposition of Shares of Bowater Common Stock. The cost of a share of Bowater Common Stock received on the Arrangement or on a retraction, redemption or exchange of an Exchangeable Share will be equal to the fair market value of such share at the time of such event. A disposition or deemed disposition of a share of Bowater Common Stock by a holder will generally result in a capital gain (or a capital loss) equal to the amount by which the proceeds of disposition, net of any reasonable costs of disposition, exceed (or are less than) the adjusted cost base to the holder of such share immediately before the disposition. The adjusted cost base to a holder of shares of Bowater Common Stock acquired on the Arrangement or on a retraction, redemption or exchange of an Exchangeable Share will be determined by averaging the cost of such share with the adjusted cost base of all other shares of Bowater Common Stock held by such holder as capital property immediately before the Arrangement, retraction, redemption or exchange, as the case may be. The taxation of capital gains and capital losses is described below.

     Taxation of Capital Gains and Capital Losses. Three-quarters of any capital gain ("taxable capital gain") must be included in a shareholder's income for the year of disposition. Three-quarters of any capital loss ("allowable capital loss") generally must be deducted by the holder from taxable capital gains for the year of disposition. Any allowable capital losses in excess of taxable capital gains for the year of disposition generally may be carried back up to three taxation years or forward indefinitely and deducted against net taxable capital gains in such other years to the extent and under the circumstances described in the Canadian Tax Act.

     Capital gains realized by an individual or trust, other than other certain specified trusts, may give rise to alternative minimum tax under the Canadian Tax Act.

     A shareholder that is throughout the relevant taxation year a "Canadian-controlled private corporation" (as defined in the Canadian Tax Act) may be liable to pay an additional refundable tax of 6 2/3% on its "aggregate investment income" for the year which will include an amount in respect of taxable capital gains.

     If the holder of an Avenor Common Share or an Exchangeable Share is a corporation, the amount of any capital loss arising from a disposition or deemed disposition of such share may be reduced by the amount of dividends received or deemed to have been received by it on such share to the extent and under circumstances prescribed by the Canadian Tax Act. Similar rules may apply where a corporation is a member of a partnership or a beneficiary of a trust that owns Avenor Common Shares or Exchangeable Shares or where a trust or partnership of which a corporation is a beneficiary or a member is a member of a partnership or a beneficiary of a trust that owns Avenor Common Shares or Exchangeable Shares. Shareholders to whom these rules may be relevant should consult their own tax advisors.

     Foreign Property Information Reporting. A holder of Bowater Common Stock who is a "specified Canadian entity" for a taxation year or fiscal period and whose total cost amount of "specified foreign property", including such shares, at any time in the year or fiscal period exceeds C$100,000 will be required to file an information return for the year or period disclosing prescribed information, including the shareholder's cost amount, any dividends received in the year, and any gains or losses realized in the year, in respect of such property. With some exceptions, a taxpayer resident in Canada in the year will be a specified Canadian entity. A holder of Bowater Common Stock should consult its own advisors about whether it must comply with these rules. On October 2, 1997, the Minister of Finance (Canada) and the Minister of National Revenue announced that this requirement to report such specified foreign property is suspended pending a review and that the first filing date has been delayed until April 1999.

     Dissenting Shareholders. Avenor Shareholders are permitted to dissent from the Arrangement in the manner set out in section 190 of the CBCA. A dissenting Avenor Shareholder will be entitled, in the event the Arrangement becomes effective, to be paid by Avenor the fair value of the Avenor Common Shares held by such holder determined as of the appropriate date. See "Dissenting Shareholders' Rights". Such shareholder will be considered to have realized a deemed dividend and a capital gain (or a capital loss) based on redemption proceeds equal to such fair value, computed as generally described above with respect to a redemption of an Exchangeable Share by Bowater Canada under "Redemption of Exchangeable Shares". Additional income tax considerations may be relevant to dissenting Avenor Shareholders who fail to perfect or withdraw their claims pursuant to the right of dissent. Dissenting Avenor Shareholders should consult their own tax advisors.

SHAREHOLDERS NOT RESIDENT IN CANADA

     The following portion of the discussion is applicable to Avenor Shareholders who, for purposes of the Canadian Tax Act and any applicable tax treaty or convention, have not been and will not be resident or deemed to be resident in Canada at any time while they have held Avenor Common Shares or will hold Exchangeable Shares or shares of Bowater Common Stock and, except as specifically discussed below, to whom such shares are not "taxable Canadian property" (as defined in the Canadian Tax Act and the Proposed Amendments) and, in the case of a non-resident of Canada who carries on an insurance business in Canada and elsewhere, such shares are not "designated insurance property" as defined in the Canadian Tax Act.

     Generally, Avenor Common Shares, Exchangeable Shares and shares of Bowater Common Stock will not be taxable Canadian property at a particular time provided that such shares are listed on a prescribed stock exchange (which exchanges currently include the NYSE, the TSE and the ME), the holder does not use or hold, and is not deemed to use or hold, the Avenor Common Shares, the Exchangeable Shares or the shares of Bowater Common Stock, as applicable, in connection with carrying on a business in Canada and the holder, persons with whom such holder does not deal at arm's length, or the holder and such persons, has not owned (or had under option) 25% or more of the issued shares of any class or series of the capital stock of Avenor, Bowater Canada or Bowater, as applicable, at any time within five years preceding the particular time. In the case of Bowater, even if the holder exceeds the 25% threshold referred to in the preceding sentence with respect to shares of Bowater Common Stock, such shares may not be taxable Canadian property. At the time of disposition such a holder should consult its own tax advisors to determine whether its shares of Bowater Common Stock constitute taxable Canadian property at that time. The TSE and the ME have conditionally approved the listing of the Exchangeable Shares. See "The Transaction--Stock Exchange Listings".

     A holder of Avenor Common Shares that are not taxable Canadian property will not be subject to tax under the Canadian Tax Act on the sale of Avenor Common Shares for cash or on the exchange of Avenor Common Shares for Exchangeable Shares or shares of Bowater Common Stock. Similarly, provided the Exchangeable Shares or shares of Bowater Common Stock are not taxable Canadian property to the holder, the holder will not be subject to tax under the Canadian Tax Act on the exchange of an Exchangeable Share for shares of Bowater Common Stock (except to the extent the exchange gives rise to a deemed dividend discussed below), or on the sale or other disposition of an Exchangeable Share or share of Bowater Common Stock.

     In the event that the Avenor Common Shares constitute taxable Canadian property to a particular non-resident holder thereof, such holder will realize a capital gain computed in the manner described above under "--Shareholders Resident in Canada". Where any such capital gain is not exempt from Canadian tax by virtue of an applicable income tax treaty or convention, the non-resident shareholder will be an "Eligible Holder" and may choose to make an election pursuant to subsection 85(1) or (2) of the Canadian Tax Act (or the corresponding provisions of any applicable provincial tax legislation) in order to defer the recognition of the capital gain as described above under "--Shareholders Resident in Canada--Exchange of Avenor Common Shares for Exchangeable Shares or Cash and Exchangeable Shares Where an Election Is Made under Section 85 of the Canadian Tax Act". HOWEVER, IF SUCH ELECTION IS MADE, THE EXCHANGEABLE SHARES RECEIVED IN EXCHANGE FOR AVENOR COMMON SHARES WILL BE DEEMED TO BE TAXABLE CANADIAN PROPERTY TO SUCH HOLDER.

     Dividends paid or deemed to be paid on the Exchangeable Shares are subject to non-resident withholding tax under the Canadian Tax Act at the rate of 25%, although such rate may be reduced under the provisions of an applicable income tax treaty or convention. For example, under the Tax Treaty, the rate is generally reduced to 15% in respect of dividends paid to a person who is the beneficial owner thereof and who is resident in the United States for purposes of the Tax Treaty. See "--United States Federal Income Tax Considerations for Avenor Shareholders--Distributions on the Exchangeable Shares".

     A HOLDER WHOSE EXCHANGEABLE SHARES ARE REDEEMED BY BOWATER CANADA (EITHER UNDER BOWATER CANADA'S REDEMPTION RIGHT OR PURSUANT TO THE HOLDER'S RETRACTION RIGHTS) WILL BE DEEMED TO RECEIVE A DIVIDEND AS DESCRIBED ABOVE UNDER "--SHAREHOLDERS RESIDENT IN CANADA--REDEMPTION OF EXCHANGEABLE SHARES". ANY SUCH DEEMED DIVIDEND WILL BE SUBJECT TO WITHHOLDING TAX AS DESCRIBED IN THE PRECEDING PARAGRAPH. HOLDERS OF EXCHANGEABLE SHARES CANNOT CONTROL WHETHER THEY WILL REALIZE A DEEMED DIVIDEND OR PROCEEDS OF DISPOSITION ON AN EXCHANGE OF THE EXCHANGEABLE SHARES FOR SHARES OF BOWATER COMMON STOCK.

     Avenor Shareholders are permitted to dissent from the Arrangement in the manner set out in section 190 of the CBCA. A dissenting Avenor Shareholder will be entitled, in the event the Arrangement becomes effective, to be paid by Avenor the fair value of the Avenor Common Shares held by such holder determined as of the appropriate date. See "Dissenting Shareholders' Rights". Such shareholder will be considered to have realized a deemed dividend and capital gain (or a capital loss) based on redemption proceeds equal to such fair value, computed generally as described above in the case of a redemption (including a retraction) of an Exchangeable Share by Bowater Canada for a share of Bowater Common Stock under "--Shareholders Resident in Canada--Redemption of Exchangeable Shares". Deemed dividends will be subject to withholding tax as described above. Any capital gain realized by a dissenting Avenor Shareholder will not be taxed under the Canadian Tax Act if the Avenor Common Shares in respect of which the right of dissent is exercised are not taxable Canadian property, as described above. Additional income tax considerations may be relevant to dissenting Avenor Shareholders who fail to perfect or withdraw their claims pursuant to the right of dissent. Dissenting Avenor Shareholders should consult their own tax advisors.

UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS FOR BOWATER SHAREHOLDERS

     In the opinion of Cravath, Swaine & Moore, special United States counsel to Bowater, Bowater Shareholders will not recognize gain or loss for United States federal income tax purposes as a result of the consummation of the Arrangement, except by reason of their ownership of Avenor Common Shares, if any. See "United States Federal Income Tax Considerations for Avenor Shareholders" below for a discussion of the United States federal income tax consequences of the Arrangement to a Bowater Shareholder who also owns Avenor Common Shares.

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

UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS FOR AVENOR SHAREHOLDERS

     The following discussion of the principal United States federal income tax considerations generally applicable to a United States Holder (as defined below) arising from and relating to the Arrangement, including the receipt and ownership of Exchangeable Shares and Bowater Common Stock, is the opinion of Fried, Frank, Harris, Shriver & Jacobson (a partnership including professional corporations), special United States counsel to Avenor ("Fried Frank"), insofar as it relates to matters of United States federal income tax law and legal conclusions with respect thereto. This discussion is based, in part, on certain representations and agreements made by Bowater and Bowater Canada, and the assumption that such representations are, and will be as of the Effective Time, true and correct, that such agreements will be complied with and that the Plan of Arrangement will be consummated in accordance with its terms.

     As used herein, a "United States Holder" includes an Avenor Shareholder who is a citizen or individual resident of the United States, a corporation created or organized in or under the laws of the United States, or of any political subdivision thereof, an estate or other entity the income of which is includible in its gross income for United States federal income tax purposes without regard to its source or a trust if a court within the United States is able to exercise primary supervision over the administration of such trust and one or more United States persons have the authority to control all substantial decisions of the trust, but excludes persons subject to special provisions of United States federal income tax law, such as tax-exempt organizations, financial institutions, insurance companies, broker-dealers, persons having a "functional currency" other than the United States dollar, Avenor shareholders who hold Avenor shares as part of a hedge, straddle, wash sale, synthetic security, conversion transaction or other integrated investment comprised of Avenor shares and one or more other investments (other than by virtue of their participation in the Arrangement) and Avenor shareholders who acquired their Avenor shares through the exercise of employee stock options or otherwise as compensation for services. This discussion is limited to United States Holders who hold Avenor shares as capital assets and who own, actually or constructively, less than 5 percent of the Avenor Common Shares. In addition, the following discussion assumes that persons who in the aggregate presently own, actually or constructively, 50% or more by vote or value of the outstanding shares of Avenor do not, and will not following the Arrangement, own, actually or constructively, 50% or more by vote or value of the outstanding shares of Bowater.

     This discussion is based on United States federal income tax law in effect as of the date of this Joint Proxy Statement. No statutory, judicial or administrative authority exists that directly addresses certain of the United States federal income tax consequences of the issuance and ownership of instruments and rights comparable to the Exchangeable Shares, the Ancillary Rights granted to the Avenor shareholders and the Call Rights. Consequently, the conclusions contained in the discussion below are subject to significant uncertainty. No advance income tax ruling has been sought or obtained from the United States Internal Revenue Service (the "Service") regarding the tax consequences of any of the transactions described herein. There can be no assurance that the Service would not challenge the conclusions contained in the discussion below, or that, if challenged, a court would not agree with the Service.

     This discussion does not address aspects of United States taxation other than United States federal income taxation under the United States Internal Revenue Code of 1986, as amended (the "U.S. Code"), nor does it address all aspects of United States federal income taxation that may be applicable to a particular United States Holder in light of the United States Holder's particular circumstances. Accordingly, all United States Holders are urged to consult their own tax advisors with respect to the United States federal income tax consequences to them of the Arrangement in light of their particular circumstances. In addition, this discussion does not address the United States state or local tax consequences or the foreign tax consequences of the Arrangement or the receipt and ownership of the Exchangeable Shares or shares of Bowater Common Stock.

     UNITED STATES HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE UNITED STATES STATE AND LOCAL TAX CONSEQUENCES AND THE FOREIGN TAX CONSEQUENCES OF THE ARRANGEMENT, INCLUDING THE RECEIPT AND OWNERSHIP OF EXCHANGEABLE SHARES, ANCILLARY RIGHTS AND SHARES OF BOWATER COMMON STOCK.

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

  Receipt of Shares of Bowater Common Stock, Exchangeable Shares and Cash

     Except as described below under "--Ordinary Income Treatment", a United States Holder of Avenor Common Shares who receives cash, Bowater Common Stock or a combination of the foregoing in exchange for its Avenor Common Shares will recognize gain or loss on such exchange and a United States Holder of Avenor Common Shares who receives Exchangeable Shares, or Exchangeable Shares and Bowater Common Stock, cash or both in exchange for its Avenor Common Shares generally should, although it is not free from doubt, recognize gain or loss on such exchange. If an exchange by a United States Holder is treated as described in this paragraph, the gain or loss would equal the difference, if any, between the fair market value of the consideration received in exchange for the United States Holder's Avenor Common Shares and the United States Holder's tax basis in the Avenor Common Shares exchanged for that consideration. A United States Holder would have a tax basis in the Exchangeable Shares and/or shares of Bowater Common Stock received equal to the fair market value of such shares at the time of the exchange, and the holding period for such shares would begin on the day after the exchange. Bowater Canada intends to treat the exchange of Avenor Common Shares for Exchangeable Shares as a taxable transaction.

     It is possible that a United States Holder who receives in exchange for its Avenor Common Shares Exchangeable Shares, or Exchangeable Shares and cash, would not be treated as described in the preceding paragraph, but rather would recognize its gain, if any, on such exchange only to the extent of the amount of cash received. In that case, the tax basis of the Exchangeable Shares would generally equal the tax basis of the Avenor Common Shares exchanged therefor, reduced by the amount of cash received in respect of such Avenor Common Shares and increased by the amount of gain recognized on the exchange, and the holding period of the Exchangeable Shares would include the holding period of the Avenor Common Shares exchanged therefor.

     The United States federal income tax consequences to a United States Holder who receives Exchangeable Shares and Bowater Common Stock (or Bowater Common Stock and cash) in exchange for its Avenor Common Shares, if not described in the second preceding paragraph, are uncertain and depend upon whether the Avenor Common Shares exchanged for the Bowater Common Stock could be deemed to have been purchased by Bowater Canada. Such United States Holders should consult their own tax advisors.

     Any gain or loss recognized upon an exchange of Avenor Common Shares will generally be capital gain or loss and will be long-term capital gain or loss if the United States Holder's holding period for the Avenor Common Shares exchanged is more than one year at the time of the exchange. With respect to non-corporate United States Holders, long-term capital gains will be subject to United States federal income tax at a maximum rate of 28% if at the time of the exchange the Avenor Common Shares have been held for more than 12 months, and a maximum rate of 20% if at the time of the exchange the Avenor Common Shares have been held for more than 18 months.

  Ordinary Income Treatment

     The foregoing discussion under "--Receipt of Shares of Bowater Common Stock, Exchangeable Shares and Cash" may not apply to certain United States Holders if persons who control Avenor prior to the Arrangement also control Bowater Canada following the Arrangement (the "Control Test"). Persons are considered in "control" of a corporation for this purpose if, in general, such persons own in the aggregate, actually or constructively, at least 50% of the corporation's stock, by vote or value. Whether the Control Test will be satisfied will depend upon the facts and circumstances existing at the time of the Arrangement and cannot be accurately predicted at the time of this Joint Proxy Statement. If the Control Test is satisfied, any cash (other than cash received in lieu of fractional shares of Bowater Common Stock) and, if Bowater Canada is deemed to purchase the Avenor Common Shares exchanged for shares of Bowater Common Stock, shares of Bowater Common Stock and any cash (including cash received in lieu of any fractional shares) (such cash and shares of Bowater Common Stock, the "Boot"), received by a United States Holder who is an "Ordinary Income Shareholder" (as defined below), would be treated as a dividend to the United States Holder. In the case of shares of Bowater Common Stock, the amount of such dividend would be the fair market value of the shares at the Effective Time. Any such dividends would be taxable as ordinary income to the extent of the current and accumulated earnings and profits of Avenor (without any offset for such holder's basis in its Avenor Common Shares).

     A holder of Avenor Common Shares will be an Ordinary Income Shareholder if
(i) such holder actually or constructively owns Avenor Common Shares prior to the Effective Time, (ii) such holder retains or acquires any proprietary interest in Bowater Canada in connection with the Arrangement and (iii) (a) the holder's actual or constructive ownership of Avenor, through ownership of Exchangeable Shares and Bowater Common Stock, after the Arrangement and the deemed redemption (defined below) is not meaningfully reduced or (b) the deemed redemption of the holder's Exchangeable Shares is not substantially disproportionate (in the case of (a) and (b), applying the attribution rules of Section 318 of the U.S. Code, and treating a holder as though the holder received Exchangeable Shares (rather than the Boot) in exchange for its Avenor Common Shares and those Exchangeable Shares were redeemed by Bowater Canada in exchange for the Boot (the "deemed redemption")).

     The Service has indicated in a published ruling that, in the case of a minority holder of a publicly held corporation who exercises no control over corporate affairs, any actual reduction in the holder's proportionate interest in the corporation in connection with a deemed redemption should be treated as a meaningful reduction. A deemed redemption will be "substantially disproportionate" with respect to a holder of Avenor Common Shares if the amount of the outstanding voting stock of Avenor constructively owned by such holder after the deemed redemption (treating the Avenor Common Shares acquired by Bowater Canada in the deemed redemption as not outstanding) is less than 80% of the amount of the outstanding voting stock of Avenor constructively owned by such holder before the deemed redemption (treating the Avenor Common Shares acquired by Bowater Canada in the deemed redemption as outstanding).

     Because the United States Federal income tax consequences to Ordinary Income Shareholders may be significant and are complex, United States Holders are urged to discuss those consequences with their tax advisors.

  Ancillary Rights and Call Rights

     Avenor Shareholders who receive Exchangeable Shares will also receive the Ancillary Rights, and may be deemed to grant the Call Rights. Bowater and Bowater Canada believe that the Ancillary Rights received and any Call Rights deemed to be granted by Avenor Shareholders pursuant to the Arrangement Agreement and the Arrangement generally will have only nominal value and, therefore, that their receipt or grant, as the case may be, should not result in any material United States federal income tax consequences, although the value of such rights could vary depending on the circumstances of a particular Avenor Shareholder. It is possible, however, that the Service could take the position that the Ancillary Rights and the Call Rights have greater than nominal value. In such event, the receipt of Ancillary Rights and the grant of certain of the Call Rights could generate taxable gain or loss. Such gain or loss would be capital gain or loss, except if the Ancillary Rights are deemed contributed by Bowater and Bowater Holdings to Bowater Canada and received by a United States Holder subject to ordinary income treatment, as discussed above under "--Ordinary Income Treatment". United States Holders should consult their tax advisors with respect to the potential tax consequences of the receipt of the Ancillary Rights pursuant to the Arrangement.

  Exchange of Exchangeable Shares

     Assuming the Exchangeable Shares are treated as issued by Bowater Canada for United States federal income tax purposes, it is anticipated that a United States Holder who exchanges its Exchangeable Shares for shares of Bowater Common Stock generally will recognize gain and should recognize loss on such exchange. Such gain or loss will be equal to the difference between the fair market value of the shares of Bowater Common Stock at the time of the exchange and the United States Holder's tax basis in the Exchangeable Shares surrendered. The gain or loss will generally be capital gain or loss, except that, with respect to any declared but unpaid dividends on the Exchangeable Shares, ordinary income may be recognized. Capital gain or loss will generally be long-term capital gain or loss if the United States Holder's holding period for the Exchangeable Shares is more than one year at the time of the exchange. With respect to non-corporate United

States Holders, long-term capital gains will be subject to United States federal income tax at a maximum rate of 28% if at the time of the exchange the Exchangeable Shares have been held for more than 12 months, and a maximum rate of 20% if at the time of the exchange the Exchangeable Shares have been held for more than 18 months. A United States Holder will have a tax basis in the shares of Bowater Common Stock received equal to the fair market value of such shares at the time of the exchange. The holding period for such shares will begin on the day after the exchange. The Service could assert, however, that the Exchangeable Shares and certain of the rights associated therewith constitute "offsetting positions" for purposes of the straddle rules set forth in Section 1092 of the U.S. Code. In such case, the holding period of the Exchangeable Shares would not increase while held by a United States Holder (and interest incurred in carrying the Exchangeable Shares would not be deductible by a United States Holder). Under certain limited circumstances, the exchange by a United States Holder of Exchangeable Shares for shares of Bowater Common Stock may be characterized as a tax-free exchange. Whether an exchange would be tax-free will depend upon the facts and circumstances existing at the time of the exchange and cannot be accurately predicted at the time of this Joint Proxy Statement.

     For United States federal income tax purposes, gain recognized on the exchange of Exchangeable Shares for shares of Bowater Common Stock generally will be treated as United States source gain, except that, under the terms of the Tax Treaty, such gain may be treated as sourced in Canada. Any Canadian tax imposed on the exchange may be available as a credit against United States federal income taxes, subject to applicable limitations. A United States Holder that is ineligible for a foreign tax credit with respect to any Canadian tax paid may be entitled to a deduction therefor in computing United States taxable income.

     The foregoing discussion would apply only if the Exchangeable Shares are treated as issued by Bowater Canada, rather than by Bowater, for United States federal income tax purposes. There is some possibility, however, that the Service would assert that the Exchangeable Shares should be treated as issued by Bowater for United States federal income tax purposes. If the Service were to make such assertion successfully, an exchange of Exchangeable Shares for shares of Bowater Common Stock would likely not give rise to taxable gain or loss.

  Distributions on the Exchangeable Shares

     Bowater Canada and Bowater intend to treat dividends, if any, received by a holder with respect to the Exchangeable Shares as dividends from Bowater Canada rather than from Bowater. The following discussion assumes that such dividends will be treated as dividends from Bowater Canada. A United States Holder of Exchangeable Shares generally will be required to include in gross income as ordinary income dividends paid on the Exchangeable Shares to the extent paid out of the earnings and profits of Bowater Canada, as determined under United States federal income tax principles. Such dividends paid in Canadian dollars will be includible in the income of a United States Holder in a United States dollar amount calculated by reference to the exchange rate in effect on the date the dividends are deemed received. United States Holders should consult their own tax advisors regarding the treatment of any foreign currency gain or loss on any Canadian dollars received which are not converted into United States dollars on such date. Dividends generally should be treated as foreign source passive income for foreign tax credit limitation purposes, except, however, that a portion of dividends paid by Bowater Canada equal to the ratio of which Avenor's earnings and profits from sources within the United States for the year such dividends are paid bear to Bowater Canada's earnings and profits for such year from all sources (if such ratio is 10% or greater) will be treated as derived from sources within the United States, unless the taxpayer elects to have such dividend treated as foreign source income by electing to have the Tax Treaty source rules apply pursuant to Section 904(g)(10) of the U.S. Code. Under the current Tax Treaty, such distributions will be subject to Canadian withholding tax at a maximum rate of 15%. Subject to certain limitations of United States federal income tax law, a United States Holder generally should be entitled to either a credit against such holder's United States federal income tax liability or a deduction in computing United States taxable income for Canadian income taxes withheld from distributions with respect to the Exchangeable Shares.

  Dissenting Shareholders

     A United States Holder who exercises such holder's right to dissent from the Arrangement will recognize gain or loss on the exchange of such holder's Avenor Common Shares for cash in an amount equal to the difference between the amount of cash received (other than amounts, if any, which are or are deemed to be interest for federal income tax purposes, which amounts will be taxed as ordinary income) and such holder's basis in its Avenor Common Shares. Such gain or loss generally will be capital gain or loss if the Avenor Common Shares were held as capital assets at the time of the Effective Time and will be long-term capital gain or loss if the United States Holder's holding period for the Avenor Common Shares is more than one year at such time. With respect to non-corporate United States Holders, long-term capital gains will be subject to United States federal income tax at a maximum rate of 28% if at the Effective Time the Avenor Common Shares have been held for more than 12 months, and a maximum rate of 20% if at the Effective Time the Avenor Common Shares have been held for more than 18 months.

  Passive Foreign Investment Company Considerations

     For United States federal income tax purposes, Avenor generally will be classified as a "passive foreign investment company" (a "PFIC") within the meaning of Section 1297(a) of the U.S. Code for any taxable year during which either (i) 75% or more of its gross income is passive income (as defined for United States federal income tax purposes) or (ii) on average for such taxable year, 50% or more of its assets (by value) produce or are held for the production of passive income. For purposes of applying the foregoing, the assets and gross income of Avenor's significant subsidiaries will be proportionately attributed to Avenor.

     While there can be no assurance with respect to the classification of Avenor as a PFIC, Avenor believes that it did not constitute a PFIC during its taxable years ending prior to consummation of the Arrangement. However, in connection with the transactions contemplated herein no opinion will be rendered regarding Avenor's status as a PFIC. Following the Arrangement, Bowater Canada and Bowater intend to endeavor to cause Bowater Canada to avoid PFIC status, although there can be no assurance that they will be able to do so or that their intent will not change. Promptly following the end of each taxable year, Bowater Canada will endeavor to notify United States Holders of Exchangeable Shares if it believes that it was a PFIC for that taxable year and will provide such holders with information sufficient to allow such holders to make certain potentially beneficial elections under the U.S. Code. If Avenor has ever been, or if Bowater Canada were to become, a PFIC, the United States federal income tax consequences to United States Holders could be less favorable than those described herein. United States Holders of Avenor Common Shares are urged to discuss the United States federal income tax consequences of the PFIC rules with their tax advisors.

  Shareholders Not Resident in or Citizens of the United States

     The following discussion is applicable to a non-United States Holder. As used herein, a "non-United States Holder" is an Avenor shareholder who, for United States federal income tax purposes, is a non-resident alien individual, a foreign corporation, a foreign partnership or a foreign estate or trust, but excludes persons subject to special provisions of United States federal income tax law, such as tax-exempt organizations, financial institutions, insurance companies, broker-dealers, Avenor shareholders who hold Avenor shares as part of a hedge, straddle, wash sale, synthetic security, conversion transaction or other integrated investment comprised of Avenor shares and one or more other investments (other than by virtue of their participation in the Arrangement) and Avenor shareholders who acquired their Avenor shares through the exercise of employee stock options or otherwise as compensation for services. A non-United States Holder seeking benefits under an applicable tax treaty or an exemption from United States withholding tax for "effectively connected" income, as described below, may be required to comply with additional certification and other requirements in order to establish the holder's entitlement to such benefits or exemption. This discussion is limited to non-United States Holders who hold Avenor shares as capital assets and who will hold Exchangeable Shares and shares of Bowater Common Stock as capital assets. In addition, the following discussion assumes that persons who in the aggregate presently own, actually or constructively, 50% or more by vote or value of the outstanding shares of Avenor do not, and will not following the Arrangement, own, actually or constructively, 50% or more by vote or value of the outstanding shares of Bowater.

     An individual may, subject to certain exceptions, be deemed to be a resident alien (as opposed to a non-resident alien) by virtue of being present in the United States for at least 31 days in the calendar year and for an aggregate of at least 183 days during a three-year period ending in the current calendar year (counting for such purposes all of the days present in the current year, one-third of the days present in the immediately preceding year, and one-sixth of the days present in the second preceding year). Resident aliens are subject to tax as if they were United States citizens.

     This discussion does not consider specific facts and circumstances that may be relevant to a particular non-United States Holder's tax position, including whether such non-United States Holder is a United States expatriate.

     Bowater Canada and Bowater do not intend that Bowater Canada or Bowater will withhold any amounts in respect of United States tax from dividends received by a non-United States Holder with respect to Exchangeable Shares. There is some possibility, however, that the Service may assert that United States withholding is payable with respect to dividends paid on the Exchangeable Shares to non-United States Holders. In such case, holders of Exchangeable Shares could be subject to United States withholding tax at a rate of 30%, which rate may be reduced by an applicable income tax treaty in effect between the United States and the non-United States Holder's country of residence (currently 15%, generally, on dividends paid to residents of Canada under the Tax Treaty).

     Dividends received by a non-United States Holder with respect to Bowater Common Stock that are not effectively connected with the conduct by such holder of a trade or business in the United States will generally be subject to United States withholding tax at a rate of 30%, which rate may be reduced by an applicable income tax treaty in effect between the United States and the non-United States Holder's country of residence (currently 15%, generally, on dividends paid to residents of Canada under the Tax Treaty).

     A non-United States Holder who participates in the Arrangement and is an Ordinary Income Shareholder (as described above) could be treated as having received a dividend from Bowater Canada in connection with the Arrangement in the event the Control Test (as described above) is satisfied. Bowater Canada and Bowater do not intend that any amounts in respect of United States tax will be withheld in connection with the Arrangement by reason of the foregoing.

     Subject to the discussion below, a non-United States Holder generally will not be subject to United States federal income tax on gain (if any) recognized on the receipt of cash, shares of Bowater Common Stock or Exchangeable Shares in exchange for Avenor Common Shares, on the sale or exchange of the Exchangeable Shares, or on the sale or exchange of shares of Bowater Common Stock, unless (i) such gain is effectively connected with a trade or business of the non-United States Holder in the United States, or, if a tax treaty applies, is attributable to a permanent establishment maintained by the non-United States Holder in the United States or (ii) the non-United States Holder is an individual who holds the Avenor Common Shares, the Exchangeable Shares or the Bowater Common Stock, as the case may be, as capital assets and is present in the United States for 183 days or more in the taxable year of disposition, and certain other conditions are satisfied.

     Notwithstanding the general rule set forth in the preceding paragraph, under the Foreign Investment in Real Property Tax Act of 1980 ("FIRPTA"), gain or loss recognized by a non-United States Holder on the sale or exchange of Exchangeable Shares, or on the sale or exchange of shares of Bowater Common Stock, will be subject to regular United States federal income tax as if such gain or loss were effectively connected with a United States trade or business if (a) shares of Bowater Common Stock are "United States real property interests" ("USRPIs") (as defined below) with respect to the non-United States Holder and (b) the non-United States Holder is a "greater than 5% shareholder" (as defined below) at some time during the shorter of (x) the five-year period ending on the date of the sale or exchange of the Exchangeable Shares or shares of Bowater Common Stock (as the case may be) or (y) the period during which such non-United States Holder held the Exchangeable Shares or shares of Bowater Common Stock (as the case may be) (such period the "FIRPTA holding period").

     Shares of Bowater Common Stock will be USPRIs with respect to a non-United States Holder unless it is established that Bowater was at no time a United States real property holding corporation (a "USRPHC") during the non-United States Holder's FIRPTA holding period. A corporation is a USRPHC if the fair market value of its interests in United States real property equals or exceeds 50% of the sum of the fair market value of all of its interests in real property and all of its other assets used or held for use in a trade or business (as defined in applicable regulations). Bowater does not believe that it is presently a USRPHC. Moreover, Bowater considers it unlikely that it will become a USRPHC in the future unless its interests in United States real property increase significantly as a result of one or more acquisitions, but there can be no assurance that Bowater is not, or will not in any event become, a USRPHC in the future. After the Arrangement, Bowater intends to monitor its USRPHC status regularly, and will endeavor to notify non-United States Holders of Exchangeable Shares and Bowater Common Stock if it believes that it may become a USRPHC in any taxable year.

     The definition of a "greater than 5% shareholder" is complex and subject to some uncertainty. In the case of a non-United States Holder who owns only Bowater Common Stock (actually and constructively), such non-United States Holder will be a greater than 5% shareholder if such non-United States Holder holds more than 5% of the total fair market value of the Bowater Common Stock outstanding (on a non-diluted basis). In the case of a non-United States Holder who owns only Exchangeable Shares (actually and constructively), disregarding for this purpose any Bowater Common Stock constructively owned by reason of ownership of Exchangeable Shares, such non-United States Holder will be a greater than 5% shareholder if such holder holds Exchangeable Shares with a fair market value on the relevant date of determination greater than 5% of the total fair market value of the Bowater Common Stock outstanding (on a non-diluted basis) on such date and the Exchangeable Shares are not treated as "regularly traded on an established securities market". It is not anticipated that the Exchangeable Shares will be considered regularly traded on an established securities market for this purpose as neither Bowater nor Bowater Canada anticipates making certain filings which would be required for the Exchangeable Shares to be so considered. If the Exchangeable Shares were so treated, a non-United States Holder who holds more than 5% of the total fair market value of the Exchangeable Shares outstanding could be treated as a greater than 5% shareholder. If, at any time, shares of Bowater Common Stock were not regularly traded on an established securities market, or the Exchangeable Shares were traded on an established securities market located in the United States, different rules, not described herein, may apply. Non-United States Holders who believe they may be greater than 5% shareholders are particularly urged to consult their own tax advisors to determine the possible application of FIRPTA to them.

     A non-United States Holder that is a greater than 5% shareholder at any time during the FIRPTA holding period may be subject to withholding on the sale or exchange of Exchangeable Shares, if, at the time of such sale or exchange, such Exchangeable Shares are not treated as regularly traded on an established securities market. Upon the sale or exchange of Exchangeable Shares, the transferee of such Exchangeable Shares would be required to withhold 10% of the amount realized in the sale or exchange, unless, in general, the non-United States Holder obtains from Bowater and provides to the transferee a statement signed under penalties of perjury to the effect that Bowater is not a USRPHC and was not a USRPHC at any time during the FIRPTA holding period. Any tax withheld may be credited against the United States federal income tax owed by the non-United States Holder for the year in which the sale or exchange occurs.

     The foregoing discussion of the possible application of the FIRPTA rules to non-United States Holders is only a summary of certain material aspects of these rules. Because the United States federal income tax consequences to a non-United States Holder under FIRPTA may be significant and are complex, non-United States Holders are urged to discuss those consequences with their tax advisors.

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

                          DESCRIPTION OF CAPITAL STOCK

PRINCIPAL HOLDERS OF SECURITIES

     To the knowledge of Bowater and its directors and officers, and based on the information provided by Avenor other than as disclosed in the security ownership table of certain beneficial owners and management of Bowater, there are no persons who, had the Transaction occurred on June 8, 1998, would beneficially own, directly or indirectly, or exercise control or direction over, in excess of 5% of the outstanding shares of Bowater Common Stock or 5% of the combined voting power of the Bowater Common Stock and the Exchangeable Shares. See "Information Concerning Avenor--Directors and Officers" and "Information Concerning Bowater--Security Ownership of Certain Beneficial Owners and Management" for information with respect to securities of Avenor and Bowater currently owned by certain directors and officers.

BOWATER CAPITAL STOCK

     In the event of the consummation of the Transaction, the share capital of Bowater will be as described below.

     The authorized capital stock of Bowater will consist of 100,000,000 shares of Bowater Common Stock and 10,000,000 shares of preferred stock, US$1 par value per share, issuable in series.

     The Bowater Board, without further shareholder action, is authorized to provide for the issuance of shares of preferred stock in one or more series, and to establish from time to time the number of shares to be included in each such series and to fix the designation, powers, preferences and rights of the shares of each such series and any qualifications, limitations or restrictions thereof. As of June 8, 1998, there were 40,562,019 shares of Bowater Common Stock and 264,318 shares of 8.4% Series C Cumulative Preferred Stock, par value US$1 per share (the "Bowater Series C Preferred Stock"), issued and outstanding. The Trustee will become the holder of the one share of Bowater Special Voting Stock upon the consummation of the Transaction.

  Bowater Common Stock

     Shares of Bowater Common Stock have a par value of US$1 per share. The holders of Bowater Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of shareholders. Cumulative voting for the election of directors is not authorized by the Bowater Certificate. Subject to the rights of the holders of any class of capital stock of Bowater having any preference or priority over the Bowater Common Stock (such as the Bowater Series C Preferred Stock), the holders of shares of Bowater Common Stock are entitled to receive such dividends as may be declared by the Bowater Board out of funds legally available therefor and are entitled upon any liquidation, dissolution or winding-up of Bowater to receive rateably the net assets of Bowater available for distribution. No preemptive rights, conversion rights, redemption rights or sinking fund provisions are applicable to the Bowater Common Stock, and there are no dividends in arrears or dividend default.

  Bowater Series C Preferred Stock

     The Bowater Board has designated 850,000 authorized shares of preferred stock as Bowater Series C Preferred Stock. All of the shares of Bowater Series C Preferred Stock are held by SunTrust Bank, as depositary for the holders of Depositary Shares of Bowater (the "Bowater Depositary Shares"). Each of the Bowater Depositary Shares represents a one-fourth interest in a share of Bowater Series C Preferred Stock and entitles the holder to that proportion of the rights and preferences of the Bowater Series C Preferred Stock (including dividend, voting and liquidation rights) represented thereby. The Bowater Depositary Shares are evidenced by depositary receipts ("Depositary Receipts") issued pursuant to a Deposit Agreement, dated as of February 1, 1994, by and among Bowater, the Sun Trust Bank and the holders from time to time of the Depositary Receipts. Dividends on the Bowater Series C Preferred Stock are cumulative from the date of initial issuance and are payable quarterly on January 15, April 15, July 15 and October 15 of each year in the amount of US$2.10 per quarter. Each Bowater Series C Preferred Stock has a liquidation preference over the Special Voting Stock and Bowater Common Stock of US$100 plus an amount equal to accrued and unpaid
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

dividends thereon (whether or not declared). The Bowater Series C Preferred Stock is not redeemable prior to February 8, 1999. On or after that date, the Bowater Series C Preferred Stock is redeemable at the option of Bowater, in whole or in part, at US$100 per share (equivalent to US$25 per Depositary Share) plus accrued and unpaid dividends (whether or not declared) to the redemption date. The Bowater Series C Preferred Stock has no stated maturity and is not subject to any sinking fund or mandatory redemption and is not convertible into any other securities of Bowater. The Depositary Shares are listed on the NYSE. The Bowater Series C Preferred Stock is not so listed, and there is no trading market for the Series C Preferred Stock except as represented by the Depositary Shares.

  Bowater Special Voting Stock

     The Bowater Board has designated one authorized share of preferred stock as Special Voting Stock, par value US$1 per share. The holder of the share of Special Voting Stock will be entitled to cast a number of votes equal to the number of outstanding Exchangeable Shares from time to time not owned by Bowater or its affiliates as to which the holder of the share of Special Voting Stock has timely received voting instructions from the holders of such Exchangeable Shares in accordance with the Voting and Exchange Trust Agreement. The holders of Bowater Common Stock and the holder of the share of Special Voting Stock will vote together as a single class on all matters. The Special Voting Stock will, with respect to rights on liquidation, winding-up and dissolution, rank senior to all classes of common stock of Bowater and junior to any other class or series of preferred stock of Bowater. In the event of any liquidation, dissolution or winding-up of Bowater, the holder of the share of Special Voting Stock will be entitled to receive, prior to any distributions to holders of the shares of Bowater Common Stock, US$10 out of the assets of Bowater available for distribution to its shareholders. No dividends will be payable on the share of Special Voting Stock. The Special Voting Stock will be issued to the Trustee appointed under the Voting and Exchange Trust Agreement. See "--Voting and Exchange Trust Agreement". The share of Special Voting Stock will not be subject to redemption except that, at such time as the share of Special Voting Stock has no votes attached to it because there are no Exchangeable Shares outstanding not owned by Bowater or its affiliates, and there are no shares of stock, debt, options or other agreements of Bowater Canada that could give rise to the issuance of any Exchangeable Shares to any person (other than Bowater or its affiliates), the share of Special Voting Stock will be automatically redeemed and canceled, with the US$10 liquidation preference due and payable upon such redemption.

  Certain Certificate, Bylaw and Contract Provisions

     Certain provisions of the Bowater Certificate or Bowater Bylaws may have the effect of delaying, deferring or preventing a change in control of Bowater. These provisions include: those regarding a classified board of directors; the supermajority shareholder or special director voting requirements for approval of certain business combinations and for filling vacancies on the Bowater Board under certain circumstances; the requirement that the shareholders may act only through a shareholders meeting, coupled with the provision that only the Bowater Board or certain executive officers can call a special meeting of the shareholders; the requirements under the Bowater Bylaws for submitting proposals at shareholder meetings; the ability of the Bowater Board to issue preferred stock issued serially without prior approval of the shareholders and which may have various voting rights designated by the directors, including a separate right to approve a merger or sale of substantially all of the assets of Bowater; and the supermajority voting requirements to amend certain provisions of the Bowater Certificate or, in certain circumstances, various provisions (including the notice provisions) of the Bowater Bylaws. Certain provisions in Bowater's employment contracts, change-in-control agreements, stock option plans, severance pay plans, and qualified and nonqualified benefit plans, in Bowater's existing and anticipated credit agreements, and in the indentures relating to Bowater's outstanding debt securities may also have the effect of inhibiting a change of control of Bowater.

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

BOWATER HOLDINGS SHARE CAPITAL

     The authorized capital of Bowater Holdings consists of 100,000,000 common shares without nominal or par value ("Bowater Holdings Common Shares") and 1,000 non-voting preferred shares ("Bowater Holdings Preferred Shares").

  Bowater Holdings Common Shares

     Immediately following the Transaction, all of the issued and outstanding Bowater Holdings Common Shares will be held by Bowater. The holders of the Bowater Holdings Common Shares are entitled to receive notice of and to attend all meetings of the shareholders of Bowater Holdings and are entitled to one vote for each share held at all meetings of the shareholders of Bowater Holdings. Subject to the prior rights of the holders of the Bowater Holdings Preferred Shares, the holders of the Bowater Holdings Common Shares are entitled
(i) to receive such dividends as may be declared by the Board of Directors of Bowater Holdings out of funds legally available therefor, and (ii) upon any liquidation, dissolution, or winding-up of Bowater Holdings, to receive the remaining property and assets of Bowater Holdings.

  Bowater Holdings Preferred Shares

     All of the issued and outstanding Bowater Holdings Preferred Shares will be held by a service provider who will not transfer any property to Bowater Holdings. The holder of the Bowater Holdings Preferred Shares, in priority to holders of Bowater Holdings Common Shares, will be entitled (i) to receive cumulative dividends at the rate of 7.5% per annum subject to declaration by the Board of Directors of Bowater Holdings out of funds legally available therefor, and (ii) upon the liquidation, dissolution or winding up of Bowater Holdings to C$100 per share plus accrued but unpaid dividends. Holders of Bowater Holdings Preferred Shares are not, except as required by applicable law, entitled to notice of, to attend or to vote at any meeting of the shareholders of Bowater Holdings. The Bowater Holdings Preferred Shares are redeemable at the option of Bowater Holdings any time at C$100 per share plus accrued and unpaid dividends.

BOWATER CANADA SHARE CAPITAL

     The authorized capital of Bowater Canada consists of an unlimited number of common shares ("Bowater Canada Common Shares"). Prior the Effective Time, the articles of Bowater Canada will be amended so that, at the Effective Time, the authorized capital of Bowater Canada will consist of the Bowater Canada Common Shares, 1,000 non-voting preferred shares (the "Bowater Canada Preferred Shares") and an unlimited number of Exchangeable Shares. The rights, privileges, restrictions and conditions attaching to the Bowater Canada Common Shares, Bowater Canada Preferred Shares and Exchangeable Shares are summarized below. Such summary as it relates to the Exchangeable Shares is qualified in its entirety by reference to the Plan of Arrangement and the Exchangeable Share Provisions.

  Bowater Canada Common Shares

     Immediately following the Transaction, all of the issued and outstanding Bowater Canada Common Shares will be held by Bowater Holdings. The holders of Bowater Canada Common Shares are entitled to receive notice of and to attend all meetings of the shareholders of Bowater Canada and are entitled to one vote for each share held at all meetings of the shareholders of Bowater Holdings. Subject to the prior rights of the holders of the Bowater Canada Preferred Shares and the Exchangeable Shares, the holders of Bowater Canada Common Shares are entitled (i) to receive such dividends as may be declared by the Board of Directors of Bowater Canada out of funds legally available therefor and (ii) upon any liquidation, dissolution or winding-up of Bowater Canada, to receive the remaining property and assets of Bowater Canada.

  Bowater Canada Preferred Shares

     All of the issued and outstanding Bowater Canada Preferred Shares will be held by a service provider who will not transfer any property to Bowater Canada. The holder of the Bowater Canada Preferred Shares, in priority to the holders of Bowater Canada Common Shares and the holders of Exchangeable Shares, will be entitled (i) to receive cumulative dividends at the rate of 7.5% per annum subject to declaration by the Board of Directors of Bowater Canada out of funds legally available therefor, and (ii) upon the liquidation, dissolution or winding-up of Bowater Canada, to C$100 per share plus accrued but unpaid dividends. Holders of Bowater Canada Preferred Shares are not, except as required by applicable law, entitled to notice of, to attend or to vote at any meeting of the shareholders of Bowater Canada. The Bowater Canada Preferred Shares are redeemable at the option of Bowater Canada any time at C$100 per share plus accrued and unpaid dividends.

  Bowater Canada Exchangeable Shares

     Ranking. The Exchangeable Shares will rank prior to the Bowater Canada Common Shares, the Bowater Canada Preferred Shares and any other shares ranking junior to the Exchangeable Shares with respect to the payment of dividends and the distribution of assets in the event of liquidation, dissolution or winding-up of Bowater Canada.

     Dividends. Holders of Exchangeable Shares will be entitled to receive dividends equivalent to dividends paid from time to time by Bowater on shares of Bowater Common Stock. The declaration date, record date and payment date for dividends on the Exchangeable Shares will be the same as that for the corresponding dividends on the Bowater Common Stock.

     Certain Restrictions. Except as provided in the next sentence, Bowater Canada will not at any time without the approval of the holders of the Exchangeable Shares as set forth below under "--Amendment and Approval":

          (a) pay any dividend on the Bowater Canada Common Shares, the Bowater Canada Preferred Shares, or any other shares ranking junior to the Exchangeable Shares, other than stock dividends payable in Bowater Canada Common Shares or any such other shares ranking junior to the Exchangeable Shares, as the case may be;

          (b) redeem, purchase or make any capital distribution in respect of the Bowater Canada Common Shares, the Bowater Canada Preferred Shares, or any other shares ranking junior to the Exchangeable Shares;

          (c) redeem or purchase any other shares of Bowater Canada ranking equally with the Exchangeable Shares with respect to the payment of dividends or on any liquidation distribution; or

          (d) issue any Exchangeable Shares or any other shares of Bowater Canada ranking equally with, or superior to, the Exchangeable Shares other than by way of stock dividends to the holders of such Exchangeable Shares.

     The restrictions in clauses (a), (b), (c) and (d) above will not apply if all the dividends on the outstanding Exchangeable Shares corresponding to dividends declared and paid to date on the shares of Bowater Common Stock have been declared and paid in full on the Exchangeable Shares.

     Liquidation of Bowater Canada. In the event of the liquidation, dissolution or winding-up of Bowater Canada or any other proposed distribution of the assets of Bowater Canada among its shareholders for the purpose of winding up its affairs, a holder of Exchangeable Shares will be entitled, subject to applicable law, to receive the Liquidation Amount from the assets of Bowater Canada for each Exchangeable Share on the Liquidation Date.

     On or after the Liquidation Date, a holder of Exchangeable Shares may surrender certificates representing such Exchangeable Shares, together with such other documents as may be required to effect the transfer of Exchangeable Shares under the CBCA or the by-laws of Bowater Canada or by the transfer agent, at Bowater Canada's registered office or the office of the transfer agent. Upon receipt of the certificates and other documents and subject to the exercise by Bowater Holdings of its Liquidation Call Right, Bowater Canada will deliver the Liquidation Amount to such holder at the address recorded in the securities register or hold the Liquidation Amount for pick up by the holder at Bowater Canada's registered office or the office of the transfer agent, as specified by Bowater Canada in a notice to such holders.
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

     Upon the occurrence of a liquidation, dissolution or winding-up of Bowater Canada or other distribution of assets of Bowater Canada among its shareholders for the purpose of winding up its affairs, Bowater Holdings will have the Liquidation Call Right to purchase all but not less than all of the Exchangeable Shares then outstanding at a purchase price per share equal to the Liquidation Amount and, upon the exercise of the Liquidation Call Right, the holders of the Exchangeable Shares will be obligated to sell such shares to Bowater Holdings. The purchase by Bowater Holdings of all of the outstanding Exchangeable Shares upon the exercise of the Liquidation Call Right will occur on the Liquidation Date.

     Upon the occurrence of a Bowater Canada Insolvency Event, the Trustee under the Voting and Exchange Trust Agreement on behalf of the holders of Exchangeable Shares will have the right to require Bowater to purchase any or all of the Exchangeable Shares then outstanding (other than Exchangeable Shares held by Bowater or its affiliates) for an amount per share to be satisfied by the delivery of one share of Bowater Common Stock. See "--Voting and Exchange Trust Agreement--Optional Exchange Right in Case of Bowater Canada Insolvency Event".

     Retraction of Exchangeable Shares by Holders. Holders of the Exchangeable Shares will be entitled at any time following the Effective Time to retract (i.e., to require Bowater Canada to redeem) any or all Exchangeable Shares owned by them and to receive the Retraction Price in exchange therefor, subject to the Retraction Call Right of Bowater Holdings described below. Holders of Exchangeable Shares may effect such retraction by presenting to Bowater Canada or its transfer agent a certificate or certificates representing the Exchangeable Shares the holder desires to have Bowater Canada redeem, together with such other documents and instruments as may be required under the CBCA or the by-laws of Bowater Canada or by the transfer agent, and a duly executed Retraction Request (i) specifying that the holder desires to have Retracted Shares redeemed by Bowater Canada, (ii) stating the Retraction Date on which the holder desires to have Bowater Canada redeem such Retracted Shares, provided that the Retraction Date is not less than 10 business days nor more than 15 business days after the date on which the Retraction Request is received by Bowater Canada and further provided that, in the event that no such business day is specified by the holder in the Retraction Request, the Retraction Date will be deemed to be the fifteenth business day after the date on which the Retraction Request is received by Bowater Canada, and (iii) acknowledging the Retraction Call Right of Bowater Holdings to purchase all but not less than all the Retracted Shares directly from the holder and that the Retraction Request will be deemed to be a revocable offer by the holder to sell the Retracted Shares to Bowater Holdings in accordance with the Retraction Call Right on the terms and conditions described below.

     Upon receipt by Bowater Canada of a Retraction Request, Bowater Canada will promptly notify Bowater and Bowater Holdings of the Retraction Request. In order to exercise its Retraction Call Right, Bowater Holdings must provide Bowater Canada with the Bowater Holdings Call Notice within five business days of notification to Bowater Holdings by Bowater Canada of the receipt by Bowater Canada of the Retraction Request. If Bowater Holdings delivers the Bowater Holdings Call Notice within such five business days time period, and provided that the Retraction Request is not revoked by the holder in the manner described below, Bowater Canada will not redeem the Retracted Shares and Bowater Holdings will purchase from such holder and such holder will sell to Bowater Holdings on the Retraction Date the Retracted Shares for the Retraction Price. In the event that Bowater Holdings does not deliver a Bowater Holdings Call Notice within such five business day period, and provided that the Retraction Request is not revoked by the holder in the manner described below, Bowater Canada will redeem the Retracted Shares on the Retraction Date for the Retraction Price.

     A holder of Retracted Shares may, by notice in writing given by the holder to Bowater Canada before the close of business on the business day immediately preceding the Retraction Date, withdraw its Retraction Request, in which event such Retraction Request will be null and void and the revocable offer constituted by the Retraction Request to sell the Retracted Shares to Bowater Holdings will be deemed to have been revoked.

     If, as a result of solvency provisions of applicable law, Bowater Canada is not permitted to redeem all Exchangeable Shares tendered by a retracting holder, Bowater Canada will redeem only those Exchangeable Shares tendered by the holder (rounded down to a whole number of shares) as would not be contrary to such provisions of applicable law. The holder of any Exchangeable Shares not redeemed by Bowater Canada or purchased by Bowater Holdings as a consequence of such applicable law will be deemed to have required Bowater to purchase such unretracted shares in exchange for Bowater Common Stock on the Retraction Date pursuant to the optional Exchange Right. See "--Voting and Exchange Trust Agreement--Optional Exchange Right in Case of Bowater Canada Insolvency Event".

     Redemption of Exchangeable Shares. Subject to applicable law and the exercise by Bowater Holdings of the Redemption Call Right, on the Redemption Date, Bowater Canada will redeem all but not less than all of the then outstanding Exchangeable Shares for the Redemption Price. Bowater Canada will, at least 60 days prior to the Redemption Date provide the registered holders of the Exchangeable Shares with written notice of the proposed redemption of the Exchangeable Shares by Bowater Canada (except in the case of an acquisition of Control of Bowater as described in the Exchangeable Share Provisions, in which case, in the event the Board of Directors of Bowater Canada elects to redeem the Exchangeable Shares, the notice will be provided the number of days prior to the Redemption Date as the Board of Directors of Bowater Canada determines to be reasonably practicable under the circumstances). On or after the Redemption Date, upon the holder's presentation and surrender of the certificates representing the Exchangeable Shares and such other documents as may be required at the office of the transfer agent or the registered office of Bowater Canada, Bowater Canada will deliver the Redemption Price to the holder at the address of the holder recorded in the securities register or hold the Redemption Price for pick up by the holder at the registered office of Bowater Canada or the office of the transfer agent as specified in the written notice.

     Notwithstanding a proposed redemption of the Exchangeable Shares by Bowater Canada on the Redemption Date, pursuant to the Exchangeable Share Provisions, Bowater Holdings is entitled to exercise the Redemption Call Right to purchase on such Redemption Date all but not less than all of the Exchangeable Shares then outstanding in exchange for the Redemption Price and, upon the exercise of the Redemption Call Right, the holders thereof will be obligated to sell such shares to Bowater Holdings. If Bowater Holdings exercises the Redemption Call Right, Bowater Canada's right to redeem the Exchangeable Shares on the Redemption Date will terminate.

     Voting Rights. The holders of the Exchangeable Shares are not entitled as such to receive notice of or to attend any meeting of the shareholders of Bowater Canada or to vote at any such meeting.

     Amendment and Approval. The rights, privileges, restrictions and conditions attaching to the Exchangeable Shares may be added to, changed or removed but only with the approval of the holders thereof. Any such approval or any other approval or consent to be given by the holders of the Exchangeable Shares will be sufficiently given if given in accordance with applicable law and subject to a minimum requirement that such approval be evidenced by a resolution passed by not less than two-thirds of the votes cast thereon at a meeting of the holders of Exchangeable Shares duly called and held at which holders of at least 25% of the outstanding Exchangeable Shares are present or represented by proxy. In the event that no such quorum is present at such meeting within one-half hour after the time appointed therefor, then the meeting will be adjourned to such date (not less than five days later) and to such time and place as may be designated by the Chairman of such meeting and the holders of Exchangeable Shares present or represented by proxy at the adjourned meeting may transact the business for which the meeting was originally called. At the adjourned meeting, a resolution passed by the affirmative vote of not less than two-thirds of the votes cast thereon will constitute the approval or consent of the holders of the Exchangeable Shares.

     Actions by Bowater Canada under Support Agreement. Under the Exchangeable Share Provisions, Bowater Canada has agreed to take all such actions and do all such things as are necessary or advisable to perform and comply with, and to ensure the performance and compliance by Bowater with, all provisions of the Support Agreement applicable to Bowater.

AVENOR SHARE CAPITAL

     The authorized capital of Avenor after the Transaction will consist of one class of common shares, unlimited in number. All of such shares that are issued and outstanding will be held by Bowater Canada.

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

     For a description of Avenor's debt, see note 13 to Avenor's Consolidated Financial Statements included in this Joint Proxy Statement and "Information Concerning Avenor--Debt".

VOTING AND EXCHANGE TRUST AGREEMENT

     The following is a summary description of the material provisions of the Voting and Exchange Trust Agreement and is qualified in its entirety by reference to the full text of the Voting and Exchange Trust Agreement which appears as Annex F hereto.

  Voting Rights

     Pursuant to the Voting and Exchange Trust Agreement, Bowater will issue one share of Special Voting Stock to the Trustee for the benefit of the holders (other than Bowater or its affiliates) of the Exchangeable Shares. The Special Voting Stock will have a number of votes, which may be cast by the Trustee at any meeting at which Bowater Shareholders are entitled to vote, equal to the number of outstanding Exchangeable Shares (other than shares held by Bowater or its affiliates) for which it has timely received instructions from the holders of Exchangeable Shares.

     Each holder of an Exchangeable Share (other than Bowater or its affiliates) on the record date for any meeting at which Bowater Shareholders are entitled to vote will be entitled to instruct the Trustee to exercise one of the votes attached to the Special Voting Stock for such Exchangeable Share. The Trustee will exercise each vote attached to the Special Voting Stock only as directed by the relevant holder and, in the absence of instructions from a holder as to voting, the Trustee will not have voting rights with respect to such votes. A holder may, upon instructing the Trustee, obtain a proxy from the Trustee entitling the holder to vote directly at the relevant meeting the votes attached to the Special Voting Stock to which the holder is entitled.

     The Trustee will send to the holders of the Exchangeable Shares the notice of each meeting at which the Bowater shareholders are entitled to vote, together with the related meeting materials and a statement as to the manner in which the holder may instruct the Trustee to exercise the votes attaching to the Special Voting Stock, at the same time as Bowater sends such notice and materials to the Bowater Shareholders. The Trustee will also send to the holders of Exchangeable Shares copies of all information statements, interim and annual financial statements, reports and other materials sent by Bowater to the Bowater Shareholders at the same time as such materials are sent to the Bowater Shareholders. To the extent such materials are provided to the Trustee by Bowater, the Trustee will also send to the holders all materials sent by third parties to Bowater Shareholders generally, including dissident proxy circulars and tender and exchange offer circulars, as soon as possible after such materials are first sent to Bowater Shareholders.

     All rights of a holder of Exchangeable Shares to exercise votes attached to the Special Voting Stock will cease upon the exchange of all of such holder's Exchangeable Shares for shares of Bowater Common Stock.

  Optional Exchange Right in Case of Bowater Canada Insolvency Event

     Upon the occurrence and during the continuance of a Bowater Canada Insolvency Event, a holder of Exchangeable Shares will be entitled, subject to the provisions of the Voting and Exchange Trust Agreement, to instruct the Trustee to exercise the optional Exchange Right with respect to any or all of the Exchangeable Shares held by such holder, thereby requiring Bowater to purchase such Exchangeable Shares from the holder. As soon as practicable following the occurrence of a Bowater Canada Insolvency Event or any event that may, with the passage of time or the giving of notice or both, become a Bowater Canada Insolvency Event, Bowater Canada and Bowater will give written notice thereof to the Trustee. As soon as practicable after receiving such notice, the Trustee will then notify each holder of Exchangeable Shares of such event or potential event and will advise the holder of its rights with respect to the optional Exchange Right.

     The purchase price payable by Bowater for each Exchangeable Share to be purchased under the optional Exchange Right will be satisfied by the delivery of one share of Bowater Common Stock to the holder thereof.

     If, as a result of solvency provisions of applicable law, Bowater Canada is unable to redeem all of the Exchangeable Shares tendered for retraction by a holder in accordance with the Exchangeable Share
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

Provisions, the holder will be deemed to have exercised the optional Exchange Right with respect to the unredeemed Exchangeable Shares and Bowater will be required to purchase such shares from the holder in the manner set forth above.

  Automatic Exchange on Liquidation of Bowater

     In the event of a Bowater Liquidation Event, Bowater will be required to purchase each outstanding Exchangeable Share (other than Exchangeable Shares held by Bowater or its affiliates) on the fifth business day prior to the effective date of a Bowater Liquidation Event for a purchase price to be satisfied by the delivery of one share of Bowater Common Stock for each Exchangeable Share purchased.

SUPPORT AGREEMENT

     Prior to the Effective Time, Bowater, Bowater Holdings and Bowater Canada will enter into the Support Agreement in substantially the form attached to this Joint Proxy Statement as Annex G. Pursuant to the Support Agreement, Bowater will make the following covenants regarding the Exchangeable Shares: (i) Bowater will not declare or pay any dividend on the Bowater Common Stock unless (a) Bowater Canada immediately thereafter declares or pays, as the case may be, an equivalent dividend on the Exchangeable Shares and (b) Bowater Canada has sufficient money or other assets or authorized but unissued securities available to enable the due declaration and the due and punctual payment, in accordance with applicable law, of an equivalent dividend on the Exchangeable Shares; (ii) Bowater will advise Bowater Canada in advance of the declaration of any dividend on the shares of Bowater Common Stock and take other actions reasonably necessary to ensure that the declaration date, record date and payment date for dividends on the Exchangeable Shares are the same as that for any corresponding dividends on the shares of Bowater Common Stock; (iii) Bowater will ensure that the record date for any dividend declared on the shares of Bowater Common Stock is not less than 10 business days after the declaration date of such dividend; and (iv) Bowater will take all actions and do all things reasonably necessary or desirable to enable and permit Bowater Canada, in accordance with applicable law, to pay the Liquidation Amount, the Retraction Price or the Redemption Price to the holders of the Exchangeable Shares in the event of a liquidation, dissolution or winding-up of Bowater Canada, a Retraction Request by a holder of Exchangeable Shares or a redemption of Exchangeable Shares by Bowater Canada, as the case may be.

     The Support Agreement also provides that Bowater will not, without the prior approval of Bowater Canada and the holders of the Exchangeable Shares as set forth under "--Bowater Canada Share Capital--Bowater Canada Exchangeable Shares--Amendment and Approval": (i) distribute additional shares of Bowater Common Stock, securities convertible therefor or rights to subscribe therefor or other property, assets or other securities of Bowater to the holders of all or substantially all outstanding shares of Bowater Common Stock, unless the same or an economically equivalent distribution on the Exchangeable Shares is made simultaneously, or (ii) subdivide, consolidate, reclassify, or otherwise change the then outstanding Bowater Common Stock or effect a transaction, such as a merger or reorganization, which changes or affects the shares of Bowater Common Stock, unless the same or an economically equivalent change is simultaneously made with respect to, or in the rights of the holders of, the Exchangeable Shares. The Board of Directors of Bowater Canada will determine in good faith and in its sole discretion economic equivalence for the purpose of any event described above. In the event of any proposed tender offer, share exchange offer, issuer bid, take-over bid or similar transaction (other than a "Rule 10b-18 Purchase" of shares of Bowater Common Stock by Bowater, Bowater Holdings or Bowater Canada pursuant to Rule 10b-18 of the Exchange Act) affecting the shares of Bowater Common Stock, Bowater will use reasonable efforts to take all actions necessary or desirable to enable holders of Exchangeable Shares to participate in such transaction to the same extent and on an economically equivalent basis as the holders of shares of Bowater Common Stock.

     The Support Agreement also provides that, as long as any outstanding Exchangeable Shares are owned by any person or entity other than Bowater or any of its affiliates, Bowater will, unless approval to do otherwise is obtained from the holders of the Exchangeable Shares, remain the direct or indirect beneficial owner of all issued and outstanding voting shares of Bowater Canada and Bowater Holdings.

     With the exception of changes for the purpose of (i) adding covenants for the protection of the holders of Exchangeable Shares, (ii) making certain necessary amendments or (iii) curing ambiguities or clerical errors (provided, in each case, that the Bowater Board and the Board of Directors of each of Bowater Canada and Bowater Holdings are of the opinion that such amendments are not prejudicial to the interests of the holders of the Exchangeable Shares), the Support Agreement may not be amended without the approval of the holders of the Exchangeable Shares as set forth under "--Bowater Canada Share Capital--Bowater Canada Exchangeable Shares--Amendment and Approval".

     Under the Support Agreement, each of Bowater and Bowater Holdings will agree with Bowater Canada not to exercise, and to prevent their affiliates from exercising, any voting rights attached to the Exchangeable Shares owned by Bowater or Bowater Holdings or their affiliates on any matter considered at meetings of holders of Exchangeable Shares (including any approval sought from such holders in respect of matters arising under the Support Agreement).

REGISTRATION AND LISTING OF BOWATER COMMON STOCK

     Bowater will ensure that all shares of Bowater Common Stock to be delivered by it under the Voting and Exchange Trust Agreement, the Support Agreement or the Arrangement are duly registered, qualified or approved under applicable Canadian and United States securities laws, if required, so that such shares may be freely traded by the holders thereof (other than any restriction on transfer by reason of a holder being a "control person" of Bowater Canada for purposes of Canadian law or an "affiliate" of Bowater or, prior to the Effective Date, of Avenor for purposes of United States law). In addition, Bowater will take all actions necessary to cause all such shares of Bowater Common Stock to be listed or quoted for trading on the NYSE and the Pacific Exchange, Inc.

AVENOR CONVERTIBLE DEBENTURES

     Holders of the Avenor Convertible Debentures who do not convert their Avenor Convertible Debentures to Avenor Common Shares and participate in the Transaction will continue to hold the Avenor Convertible Debentures after the Effective Date. Bowater intends that appropriate adjustments will be made in accordance with the terms of the Avenor Convertible Debentures with respect to the shares, securities or other property that the holders of the Avenor Convertible Debentures will be entitled to receive upon conversion of the Avenor Convertible Debentures after the Effective Date. The effect of these adjustments will be that, after the Effective Date, the holders of the Avenor Convertible Debentures will be entitled to convert their Avenor Convertible Debentures into Exchangeable Shares on the same basis as if they had converted the Avenor Convertible Debentures into Avenor Common Shares prior to the Effective Date and such Avenor Common Shares had been exchanged for a number of Exchangeable Shares equal to the Exchange Ratio. In addition, it is anticipated that Bowater Canada will become a co-obligor with respect to, or fully and unconditionally guarantee the payment of all amounts due under, the Avenor Convertible Debentures.

TRANSFER AGENTS AND REGISTRARS

     The Bank of New York at its offices in New York, New York, is the transfer agent and registrar for the Bowater Common Stock. Montreal Trust Company of Canada at its offices in Toronto and Montreal will be the transfer agent and registrar for the Exchangeable Shares.

                              BOWATER INCORPORATED

          UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

     The following unaudited pro forma condensed combined financial statements give effect to the Transaction to be accounted for using the purchase method of accounting, whereby the total cost of the Transaction will be allocated to the tangible and intangible assets acquired and liabilities assumed based upon their respective fair values at the effective date of the Transaction. Although management's plans for the combined company include selling certain assets including the Dryden, Ontario, mill after completion of the Transaction, as described in "The Transaction--Plans and Proposals" and "--Accounting Treatment", these amounts have not been classified as assets held for sale in these Unaudited Pro Forma Condensed Combined Financial Statements because the sale of such assets is not a condition to closing. For purposes of the unaudited pro forma condensed combined financial statements, such allocations have been made based upon management's estimates. Accordingly, the allocations of the purchase price included in the unaudited pro forma condensed combined financial statements are preliminary.

     The unaudited pro forma condensed combined statements of operations were prepared as if the Transaction occurred as of January 1, 1997, and the unaudited pro forma condensed combined balance sheet was prepared as if the Transaction occurred as of March 31, 1998. These statements do not purport to represent what the results of operations or financial position of Bowater would actually have been if the Transaction had in fact occurred on the applicable date. In addition, these statements do not project the results of operations or financial position of Bowater for any future date or period and do not reflect the benefits expected to be realized or any restructuring charges resulting from the Transaction. The unaudited pro forma condensed combined financial statements should be read together with the historical consolidated financial statements and related notes of Bowater and Avenor included elsewhere in this Joint Proxy Statement.

                              BOWATER INCORPORATED

            PRO FORMA CONDENSED COMBINED BALANCE SHEET -- UNAUDITED
                                 MARCH 31, 1998
                              (IN MILLIONS OF US$)

                                                                PRO FORMA ADJUSTMENTS
                                                              --------------------------     PRO FORMA
                                       BOWATER    AVENOR(2)   INCREASES        DECREASES     COMBINED
                                       --------   ---------   ---------        ---------     ---------

ASSETS
Current assets
  Cash and cash equivalents..........  $  339.6   $   96.8    $     --         $  415.0(3)   $   21.4
  Marketable securities..............      90.7         --          --             85.0(3)        5.7
  Accounts receivable, net...........     194.0      205.3          --               --         399.3
  Inventories........................     114.1      125.3          --               --         239.4
  Other current assets...............      34.6        7.4          --               --          42.0
                                       --------   --------    --------         --------      --------
          Total current assets.......     773.0      434.8          --            500.0         707.8
Timber and timberlands...............     383.0       19.1        75.0(3)            --         477.1
Fixed assets.........................   1,543.7    1,197.6       854.3(3)            --       3,595.6
Intangible assets....................        --         --       619.9(3)            --         619.9
Investment in subsidiary.............        --       25.2          --               --          25.2
Deferred tax asset...................        --       20.1          --               --          20.1
Other assets.........................      79.3       64.3          --               --         143.6
                                       --------   --------    --------         --------      --------
     Total assets....................  $2,779.0   $1,761.1    $1,549.2         $  500.0      $5,589.3
                                       ========   ========    ========         ========      ========

LIABILITIES & SHAREHOLDERS' EQUITY
Current liabilities
  Short-term borrowings..............  $     --   $   20.7    $  324.7(3)      $     --      $  345.4
  Current installments of long-term
     debt............................       1.8        5.9          --               --           7.7
  Accounts payable and accrued
     liabilities.....................     174.5      164.5        30.0(3)            --         369.0
  Other current liabilities..........      30.7        9.4          --               --          40.1
                                       --------   --------    --------         --------      --------
          Total current
            liabilities..............     207.0      200.5       354.7               --         762.2
Long-term debt, net of current
  installments.......................     756.7      753.0       199.4(3)            --       1,709.1
Other long-term liabilities..........     167.0      117.2          --               --         284.2
Deferred income taxes................     351.9       59.4       277.3(3)(4)         --         688.6
                                       --------   --------    --------         --------      --------
          Total liabilities..........   1,482.6    1,130.1       831.4               --       3,444.1
Minority interests in subsidiaries...     118.2       24.1          --               --         142.3
Commitment and contingencies.........        --         --          --               --            --
Shareholders' Equity
  Preferred stock....................      25.5         --          --               --          25.5
  Common stock.......................      45.1      614.1         1.5(3)         614.1(3)       46.6
  Exchangeable shares................        --         --       742.2(3)            --         742.2
  Additional paid-in capital.........     570.3      353.9        81.0(3)         353.9(3)      651.3
  Retained earnings..................     733.1     (361.1)      361.1(3)            --         733.1
  Equity adjustments.................     (19.5)        --          --               --         (19.5)
  Treasury stock.....................    (176.3)        --          --               --        (176.3)
                                       --------   --------    --------         --------      --------
          Total shareholders'
            equity...................   1,178.2      606.9     1,185.8            968.0       2,002.9
                                       --------   --------    --------         --------      --------
          Total liabilities and
            shareholders' equity.....  $2,779.0   $1,761.1    $2,017.2         $  968.0      $5,589.3
                                       ========   ========    ========         ========      ========

  See accompanying Notes to Pro Forma Condensed Combined Financial Statements.

                              BOWATER INCORPORATED

       PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS -- UNAUDITED
                      FOR THE YEAR ENDED DECEMBER 31, 1997
                 (IN MILLIONS OF US$, EXCEPT PER SHARE AMOUNTS)

                                                                PRO FORMA ADJUSTMENTS
                                                              --------------------------      PRO FORMA
                                       BOWATER    AVENOR(2)   INCREASES        DECREASES      COMBINED
                                       --------   ---------   ---------        ---------      ---------
Net sales............................  $1,484.5   $1,385.3     $   --           $   --        $2,869.8
Cost of sales........................   1,106.8    1,147.3         --               --         2,254.1
Depreciation, amortization and cost
  of timber harvested................     169.8      123.3       62.0(5)            --           355.1
Restructuring/impairment charges.....        --      207.8         --               --           207.8
                                       --------   --------     ------           ------        --------
       Gross profit (loss)...........     207.9      (93.1)     (62.0)              --            52.8
Selling and administrative expense...      72.2       56.1         --               --           128.3
                                       --------   --------     ------           ------        --------
       Operating income (loss).......     135.7     (149.2)     (62.0)              --           (75.5)
Other expense (income):
  Interest income....................     (21.5)        --         --            (21.5)(6)          --
  Interest expense...................      67.5       90.4       21.1(6)          12.6(5)        166.4
  Gain on sale of assets.............      (0.8)    (146.0)        --               --          (146.8)
  Equity interest in unconsolidated
     subsidiary......................        --        1.4         --               --             1.4
  Other, net.........................       1.0       88.2         --               --            89.2
                                       --------   --------     ------           ------        --------
       Income (loss) before income
          taxes, minority interests
          and extraordinary
          charges....................      89.5     (183.2)     (83.1)             8.9          (185.7)
  Income tax expense (benefit).......      33.1      (31.3)        --             11.3(5)        (25.7)
                                                                                  16.2(6)
  Minority interests in net income of
     subsidiaries....................       2.7        2.4         --               --             5.1
                                       --------   --------     ------           ------        --------
       Income (loss) before
          extraordinary charges......  $   53.7   $ (154.3)    $(83.1)          $(18.6)       $ (165.1)
                                       ========   ========     ======           ======        ========
Per share amounts:
  Basic average common shares
     outstanding.....................      40.3                  15.0(3)                          55.3
                                       ========                ======                         ========
  Basic income (loss) before
     extraordinary charges(8)........  $   1.26                                               $  (3.04)
                                       ========                                               ========
  Diluted average common and common
     equivalent shares outstanding...      40.8                  15.0(3)           0.5(7)         55.3
                                       ========                ======           ======        ========
  Diluted income (loss) before
     extraordinary charges(8)........  $   1.25                                               $  (3.04)
                                       ========                                               ========

  See accompanying Notes to Pro Forma Condensed Combined Financial Statements.

                              BOWATER INCORPORATED

       PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS -- UNAUDITED
                   FOR THE THREE MONTHS ENDED MARCH 31, 1998
                 (IN MILLIONS OF US$, EXCEPT PER SHARE AMOUNTS)

                                                                PRO FORMA ADJUSTMENTS
                                                              --------------------------      PRO FORMA
                                       BOWATER    AVENOR(2)   INCREASES        DECREASES      COMBINED
                                       --------   ---------   ---------        ---------      ---------
Net sales............................  $  383.2   $  301.3     $   --           $   --        $  684.5
Cost of sales........................     274.4      223.6         --               --           498.0
Depreciation, amortization and cost
  of timber harvested................      45.2       23.3       15.5(5)            --            84.0
Restructuring/impairment charges.....        --         --         --               --              --
                                       --------   --------     ------           ------        --------
       Gross profit..................      63.6       54.4      (15.5)              --           102.5
Selling and administrative expense...      17.3        6.9         --               --            24.2
                                       --------   --------     ------           ------        --------
       Operating income..............      46.3       47.5      (15.5)              --            78.3
Other expense (income):
  Interest income....................      (6.5)        --         --             (6.5)(6)          --
  Interest expense...................      16.5       17.5        5.3(6)           3.2(5)         36.1
  Gain on sale of assets.............     (21.0)        --         --               --           (21.0)
  Equity interest in unconsolidated
     subsidiary......................        --       (0.6)        --               --            (0.6)
  Other, net.........................       4.4      (23.2)        --               --           (18.8)
                                       --------   --------     ------           ------        --------
       Income before income taxes,
          minority interests and
          extraordinary charges......      52.9       53.8      (20.8)             3.3            82.6
  Income tax expense.................      20.1       19.7         --              2.8(5)         32.5
                                                                                   4.5(6)
  Minority interests in net income of
     subsidiaries....................       8.0       (0.4)        --               --             7.6
                                       --------   --------     ------           ------        --------
       Income before extraordinary
          charges....................  $   24.8   $   34.5     $(20.8)          $ (4.0)       $   42.5
                                       ========   ========     ======           ======        ========
Per share amounts:
  Basic average common shares
     outstanding.....................      40.4                  15.0(3)                          55.4
                                       ========                ======                         ========
  Basic income before extraordinary
     charges(8)......................  $    .60                                               $    .76
                                       ========                                               ========
  Diluted average common and common                              15.0(3)
     equivalent shares outstanding...      41.0                   2.6(7)                          58.6
                                       ========                ======                         ========
  Diluted income before extraordinary
     charges(8)......................  $    .59                                               $    .73
                                       ========                                               ========

  See accompanying Notes to Pro Forma Condensed Combined Financial Statements.

                              BOWATER INCORPORATED

           NOTES TO PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
                  (IN MILLIONS OF US$, UNLESS OTHERWISE NOTED)

1.  MAJOR ASSUMPTIONS AND SENSITIVITY OF RESULTS

     These unaudited pro forma condensed combined financial statements present results of operations as if the Transaction occurred as of January 1, 1997 and financial position as if the Transaction occurred March 31, 1998. Major assumptions embodied within these statements are as follows:

        - Bowater will acquire all of the outstanding common stock of Avenor at C$35 per share.

        - The Transaction will be consummated 50% in cash, 5% in shares of Bowater Common Stock, and 45% in Exchangeable Shares.

        - The assumed Bowater Average Trading Price per share of Bowater Common Stock, as well as the Exchangeable Share price per share, is US$55.00.

        - The assumed currency conversion rate applicable to the calculation of the Exchange Ratio is C$1.4184 to US$1.

        - The assumed Exchange Ratio is calculated as follows assuming the above per share prices and currency conversion rate:

       C$35.00 per share
  ---------------------------  = .4486
  US$55.00 per share X 1.4184

Minimum and maximum ranges of certain variables in the Exchange Ratio and sensitivity of pro forma results are as follows:

                                                                                       SENSITIVITY(1)
                                                                            -------------------------------------
                                                            PRO FORMA             HIGH                 LOW
                                                            ---------       -----------------   -----------------
Bowater Stock Price...................................    $       55.00       $       55.62(2)    $       45.51(2)
                                                          =============       =============       =============
Impact on diluted earnings per share for the year
  ended December 31, 1997:
  50% Cash/50% Stock..................................   ($        3.04)     ($        3.05)     ($        2.88)
                                                          =============       =============       =============
  60% Cash/40% Stock..................................   ($        3.34)     ($        3.35)     ($        3.19)
                                                          =============       =============       =============
Impact on diluted earnings per share for the three
  months ended March 31, 1998:
  50% Cash/50% Stock..................................    $         .73       $         .73       $         .70
                                                          =============       =============       =============
  60% Cash/40% Stock..................................    $         .74       $         .74       $         .71
                                                          =============       =============       =============

---------------
(1) Sensitivity to currency exchange, using the high and low exchange rates for 1997, is immaterial for presentation purposes. Bowater hedged its currency risk by purchasing options on the Canadian dollar.
(2) High and low range of Bowater share price for purposes of this transaction.

2.  CONVERSION OF AVENOR'S HISTORICAL FINANCIAL STATEMENTS

     The pro forma condensed combined financial statements are presented in U.S. dollars and in accordance with accounting principles generally accepted in the United States (U.S. GAAP). Thus, the Avenor statements of operations for the year ended December 31, 1997, and for the three months ended March 31, 1998, were converted from C$ to US$ using an average exchange rate for each period (US$.7219 per C$1 and US$.7003 per C$1, respectively). The balance sheet of Avenor was converted from C$ to US$ using the exchange rate effective on the balance sheet date (US$.7045 per C$1). Certain adjustments were necessary to convert Avenor's historical financial statements, which were prepared in accordance with Canadian GAAP, to U.S. GAAP. The pro forma combined financial statements were prepared using the historical accounting policies of both Avenor and Bowater, as applicable. The material adjustments are summarized below.

                              BOWATER INCORPORATED

                                                              CANADIAN   CANADIAN    U.S.
                                                                GAAP       GAAP      GAAP
                                                                 C$        US$        US$
                                                              --------   --------   -------
As of March 31, 1998:
  ASSETS
     Cash and equivalents(A)................................  $  137.9      97.2       96.8
     Marketable securities..................................        --        --         --
     Accounts receivable, net(A)............................     299.9     211.3      205.3
     Inventories(A).........................................     181.4     127.8      125.3
     Other current assets(A)................................      10.8       7.6        7.4
                                                              --------   -------    -------
     Total current assets...................................     630.0     443.9      434.8
     Timber and timberlands, net............................      27.1      19.1       19.1
     Fixed assets, net(A)...................................   1,839.8   1,296.1    1,197.6
     Investment in subsidiary(A)............................        --        --       25.2
     Deferred tax asset(B-D)(G-J)...........................        --        --       20.1
     Other assets(B)(G)(J)..................................     158.0     111.3       64.3
                                                              --------   -------    -------
     Total assets...........................................  $2,654.9   1,870.4    1,761.1
                                                              ========   =======    =======
  LIABILITIES AND STOCKHOLDERS' EQUITY
     Short-term borrowings..................................  $   29.4      20.7       20.7
     Current installments of long-term debt.................      15.0      10.6        5.9
     Accounts payable and accrued liabilities(A)............     240.8     169.6      164.5
     Other current liabilities..............................      13.3       9.4        9.4
                                                              --------   -------    -------
     Total current liabilities..............................     298.5     210.3      200.5
     Long-term debt(A) (K)..................................   1,055.0     743.2      753.0
     Other long-term liabilities(C-D)(J)....................      31.9      22.5      117.2
     Deferred income taxes(B-D)(G-J)........................     155.0     109.2       59.4
     Minority interests.....................................      34.2      24.1       24.1
     Common stock...........................................     990.0     697.5      614.1
     Additional paid-in capital.............................     502.4     353.9      353.9
     Retained earnings(B-K).................................    (412.1)   (290.3)    (361.1)
                                                              --------   -------    -------
          Total liabilities and stockholders' equity........  $2,654.9   1,870.4    1,761.1
                                                              ========   =======    =======

                                                              CANADIAN   CANADIAN    U.S.
                                                                GAAP       GAAP      GAAP
                                                                 C$        US$        US$
                                                              --------   --------   -------
For the year ended December 31, 1997:
     Net sales(A)...........................................  $1,991.7   1,437.8    1,385.3
     Cost of sales(A)(D)(G).................................   1,634.2   1,179.7    1,147.3
     Depreciation, amortization and cost of timber
      harvested(A)..........................................     181.1     130.8      123.3
     Restructuring/impairment charges.......................     287.8     207.8      207.8
                                                              --------   -------    -------
     Gross loss.............................................    (111.4)    (80.5)     (93.1)
     Selling and administrative.............................      77.8      56.1       56.1
                                                              --------   -------    -------
     Operating loss.........................................    (189.2)   (136.6)    (149.2)
     Other expense (income):
     Interest income........................................        --        --         --
     Interest expense, net(A)(H)............................     125.2      90.4       90.4
     Gain on sales of assets(E).............................    (186.2)   (134.4)    (146.0)
     Loss on early extinguishment of debt(F)................      45.3      32.7         --

                              BOWATER INCORPORATED

                                                              CANADIAN   CANADIAN    U.S.
                                                                GAAP       GAAP      GAAP
                                                                 C$        US$        US$
                                                              --------   --------   -------
     Equity interest in unconsolidated subsidiary(A)........        --        --        1.4
     Other expense (income)(B-C)............................      40.8      29.5       88.2
                                                              --------   -------    -------
     Loss before taxes and minority interest................    (214.3)   (154.8)    (183.2)
     Income tax benefit(I)..................................      (5.1)     (3.7)     (31.3)
     Minority interests.....................................       3.3       2.4        2.4
                                                              --------   -------    -------
          Loss before extraordinary charges.................  $ (212.5)   (153.5)    (154.3)
                                                              ========   =======    =======
For the three months ended March 31, 1998:
     Net sales(A)...........................................  $  450.6     315.6      301.3
     Cost of sales(A)(D)(G).................................     336.1     235.4      223.6
     Depreciation, amortization and cost of timber
      harvested(A)..........................................      36.0      25.2       23.3
     Restructuring charges..................................        --        --         --
                                                              --------   -------    -------
     Gross profit...........................................      78.5      55.0       54.4
     Selling and administrative.............................       9.9       6.9        6.9
                                                              --------   -------    -------
     Operating income.......................................      68.6      48.1       47.5
     Other expense (income):
     Interest income........................................        --        --         --
     Interest expense, net(A)(H)............................      25.0      17.5       17.5
     Gain on sales of assets(E).............................        --        --         --
     Loss on early extinguishment of debt(F)................        --        --         --
     Equity interest in unconsolidated subsidiary(A)........        --        --       (0.6)
     Other expense (income)(B-C)............................      (4.6)     (3.2)     (23.2)
                                                              --------   -------    -------
     Income before taxes and minority interest..............      48.2      33.8       53.8
     Income tax expense(I)..................................      20.2      14.1       19.7
     Minority interests.....................................      (0.5)     (0.4)      (0.4)
                                                              --------   -------    -------
          Income before extraordinary charges...............  $   28.5      20.1       34.5
                                                              ========   =======    =======

---------------

(A) Under Canadian GAAP, Avenor's 40% interest in Ponderay Newsprint Company was recorded using the proportional method of consolidation. Under U.S. GAAP, this investment is recorded using the equity method of accounting.
(B) Under Canadian GAAP, unrealized exchange gains and losses arising from the translation of long-term debt denominated in foreign currencies were deferred and amortized over the remaining life of the related debt. Under U.S. GAAP, such exchange gains and losses would have been included in earnings in the period in which they arose and consequently, no amount would have been deferred in the consolidated balance sheet under the item "Other Assets".
    Canadian GAAP requires gains and losses on forward exchange and range forward contracts which hedge anticipated future sales to be included in earnings in the same period the sale is recognized. Under U.S. GAAP, such gains and losses would have been included in earnings in the period in which they arose.
(D) Under Canadian GAAP, costs of providing life insurance and health care benefits to substantially all employees after retirement were recognized as paid. Costs of providing benefits to former or inactive employees after employment but before retirement were also recognized as paid under Canadian GAAP. Under U.S. GAAP, these costs would have been accrued during the employees' years of active service.
(E) A permanent difference existing under Canadian GAAP would have been treated as a temporary difference under U.S. GAAP, thereby creating a deferred tax liability in the books of the subsidiary that was sold. As a result, net assets of the subsidiary at the date of sale would have been lower, and consequently, the gain recorded on the sale would have been higher under U.S. GAAP. In addition, as a

                              BOWATER INCORPORATED
    result of the sale, postretirement obligations previously recognized under U.S. GAAP were settled, thereby increasing the gain from sale which would have been recognized under U.S. GAAP.
(F) The cost of early redemption of long-term debt was included in earnings
    (loss) before taxes and non-controlling interest in accordance with Canadian GAAP. Under U.S. GAAP, it would have been presented as an extraordinary item, net of taxes.
(G) Under Canadian GAAP, certain start-up costs were deferred and amortized. Under U.S. GAAP, such costs would have been included in net earnings as incurred.
(H) Under Canadian GAAP, the equity element of the convertible debentures was increased over the term of the debentures through periodic charges to retained earnings (deficit) of the difference between the principal amount and the initial carrying amount. The discount related to the liability element of the convertible debentures was charged to net earnings. Under U.S. GAAP, since no separate presentation of the equity element of the convertible debentures would have been made, interest would have been accrued and charged to net earnings (loss) in accordance with the terms of the debentures.
(I) For Canadian GAAP reporting purposes, income taxes were provided on the deferral method basis, whereas for U.S. GAAP deferred tax assets and liabilities would have been recognized based on differences between the financial statement and tax bases of assets and liabilities using presently enacted rates. In addition, under U.S. GAAP, a valuation allowance must be established for deferred tax assets when it is more likely than not that they will not be realized.
(J) Accounting for pension costs under U.S. GAAP differs from Canadian GAAP principally with respect to the choice of the discount rate used to calculate the projected benefit obligation and to the valuation of assets and related effects on pension expense. There was no significant difference in pension expense for 1997 or the three months ended March 31, 1998. In addition, under U.S. GAAP, Avenor would have recorded an additional minimum liability for underfunded plans representing the excess of the accumulated benefit obligation over the pension plan assets, less the pension liability already recognized and the net unamortized prior service cost. Under U.S. GAAP, the additional minimum liability at December 31, 1997 of $24.0 million would be reported and offset by an intangible asset of $23.5 million and a reduction of shareholders' equity of $0.3 million, net of a tax benefit of $0.1 million.
(K) Canadian GAAP requires the separate presentation on the balance sheet of the liability and equity elements of convertible debentures. U.S. GAAP does not permit the separate presentation of the convertible debentures which must be classified as debt.
(L) The following are the significant presentation differences between Canadian GAAP and U.S. GAAP:

                   CANADIAN                                                    U.S.
                     GAAP                                                      GAAP
                   --------                                                    ----
     1) "Amortization"                                    "Depreciation, amortization and
                                                          cost of timber harvested"
     2) "Unusual items" included after                    "Restructuring/impairment
        gross profit, but before operating                charges" included in calculation
        earnings (loss)                                   of gross profit
     3) "Loss on early repayment of                       "Extraordinary item" not included
        long-term debt" included after                    on pro forma presentation of
        operating earnings (loss), but                    income (loss) before
        before earnings (loss) before                     extraordinary charges
        taxes and non-controlling
        interests
     4) "Costs related to an unrealized                   "Other expense"
        acquisition project"
     5) "Non-controlling interest"                        "Minority interests in net income
                                                          of subsidiaries"

                              BOWATER INCORPORATED

3.  PURCHASE PRICE ALLOCATION

     The purchase price to Avenor shareholders of $1,649.4 million was calculated by multiplying the total outstanding common shares of Avenor and shares reserved for stock options plans (66.8 million aggregate shares) by C$35.00 per share (US$24.675) per share. Payment is assumed as follows:

                                                              (IN MILLIONS OF US$)
                                                              --------------------
Cash from cash, cash equivalents and marketable
  securities................................................           500.0
Proceeds from $1 billion short-term credit facility.........           324.7
Issuance of 1.5 million Bowater shares at US$55 per share...            82.5
Issuance of 13.5 million shares exchangeable into Bowater
  shares at US$55 per share.................................           742.2
                                                                    --------
                                                                     1,649.4
                                                                    ========

     The purchase price to Avenor shareholders, plus estimated transaction costs, the excess of fair value of liabilities assumed over the historical book value, and the deferred tax effect of applying purchase accounting at March 31, 1998, over the historical net assets of Avenor was calculated as follows:

                                                              (IN MILLIONS OF
                                                                   US$)
                                                              ---------------
Purchase price to Avenor shareholders.......................      1,649.4
Estimated transaction costs.................................         30.0
Excess of fair value of long-term debt assumed over
  historical value..........................................        149.4
Excess of fair value of convertible debt over historical
  value.....................................................         50.0
Deferred tax effect of applying purchase accounting.........        277.3
Less historical net assets..................................       (606.9)
                                                                 --------
                                                                  1,549.2
                                                                 ========

     The excess purchase price was allocated as follows:

                                                              (IN MILLIONS OF
                                                                   US$)
                                                              ---------------
Timber and timberlands......................................         75.0
Fixed assets................................................        854.3
Goodwill....................................................        619.9
                                                                 --------
                                                                  1,549.2
                                                                 ========

     As described in Footnote 5, the excess purchase price will be depreciated/amortized over various time periods and will be offset by the amortization of the debt premium and deferred tax benefits.

4.  INCOME TAX ADJUSTMENTS

     The increase to deferred tax liabilities of $277.3 million relates to the tax effect of the increase to fair market value of assets acquired and liabilities assumed.

5.  DEPRECIATION, AMORTIZATION AND REDUCTION OF DEFERRED TAX LIABILITY

     Additional depreciation and amortization on the increase to fair market value of fixed assets and timber and timberlands has been calculated on a straight-line basis over 20 years. Additional amortization on the increase in goodwill has been calculated on a straight-line basis over 40 years. The pro forma adjustment to depreciation and amortization was $62.0 million in 1997 and $15.5 million for the three months ended March 31, 1998. The increase to fair market value of debt assumed will be amortized using the interest method over the remaining life of the debt. The pro forma adjustment to reduce interest expense was $12.6 million in 1997 and $3.2 million for the three months ended March 31, 1998. A deferred tax benefit of $11.3 million and $2.8 million resulted from the above charges in 1997 and for the three months ended March 31, 1998, respectively.

                              BOWATER INCORPORATED

     These purchase accounting adjustments resulted in an after-tax charge to the 1997 statement of operations of $38.1 million. The after-tax charges anticipated for years 1998, 1999, and 2000 are $37.7 million, $37.2 million, and $36.8 million, respectively. The aggregate amount of amortization and depreciation less the interest expense reduction and deferred tax benefits for years 1997 through 2036 is anticipated to be approximately $1,121.9 million.

6.  INTEREST COSTS

     Pro forma interest income has been reduced to reflect the use of $500 million of cash as part of the purchase consideration and interest expense on the short-term debt has been calculated using an interest rate of 6.5%. The tax effect of reducing interest income and increasing interest expense provides a benefit of $16.2 million for 1997 and $4.5 million for the three months ended March 31, 1998.

7.  DILUTION

     In order to present no dilution in loss per share for the year ended December 31, 1997, diluted shares outstanding were adjusted to basic shares outstanding and were not adjusted to reflect the conversion of the C$125.4 million principal amount of Avenor Convertible Debentures. For the three months ended March 31, 1998, diluted shares outstanding were adjusted by 2.6 million shares to reflect the conversion of the Avenor Convertible Debentures.

8.  CALCULATION OF EARNINGS PER SHARE

     Income (loss) before extraordinary charges was reduced by $2.9 million for 1997 and $.6 million for the three months ended March 31, 1998, for Bowater preferred stock dividends in calculating basic and diluted income (loss) before extraordinary charges per share for Bowater historical and pro forma combined amounts. In addition, income before extraordinary charges for the three months ended March 31, 1998, was increased by $1.0 million to reflect the reduction in interest expense associated with the conversion of the Avenor Convertible Debentures in calculating diluted income before extraordinary charges per share for the pro forma combined amounts.

                  AVENOR MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion and analysis should be read in conjunction with Avenor's Consolidated Financial Statements and the notes thereto contained in this Joint Proxy Statement.

     These consolidated financial statements were prepared in accordance with Canadian GAAP. If these consolidated financial statements were prepared in accordance with US GAAP, results of operations would have been as follows:

                                                 QUARTERS ENDED
                                                   MARCH 31,          YEARS ENDED DECEMBER 31,
                                               ------------------   ----------------------------
                                                1998       1997       1997      1996      1995
                                               -------   --------   --------   -------   -------
                                                      (C$ MILLION, EXCEPT PER SHARE DATA)
Operating earnings (loss) before unusual
  items......................................  C$ 70.6   C$ (23.2)  C$  86.9   C$170.2   C$719.7
                                               =======   ========   ========   =======   =======
Net earnings (loss)..........................  C$ 49.2   C$(110.2)  C$(226.0)  C$ 14.4   C$416.7
                                               =======   ========   ========   =======   =======
Earnings (loss) per share....................  C$ 0.75   C$ (1.69)  C$ (3.45)  C$ 0.22   C$ 6.21
                                               =======   ========   ========   =======   =======

     For further details as to the nature of the differences between Canadian GAAP and US GAAP, refer to note 19 of Avenor's consolidated financial statements for years ended December 31, 1997, 1996 and 1995.

     This discussion and analysis relates to Avenor on a stand-alone basis and does not give effect to the Transaction. Accordingly, the forward looking statements contained herein should be considered superseded upon completion of the Transaction.

QUARTERS ENDED MARCH 31, 1998 AND 1997

FINANCIAL RESULTS

     Avenor reported net earnings applicable to common shares for the first quarter of 1998 of C$27.2 million, or C$0.42 per share (C$0.40 fully diluted), on net sales of C$450.6 million.

     These results compare with a net loss applicable to common shares of C$94.9 million, or C$1.45 per share, for the same quarter a year earlier. Excluding an unusual item of C$48.2 million (C$31.3 million after tax) for the implementation of a workforce reduction program and expenses of C$28.0 million (C$22.8 million after tax) relating to an unsuccessful acquisition attempt, the net loss applicable to common shares for the first quarter of 1997 amounted to C$40.8 million, or C$0.62 per share, on net sales of C$444.9 million.

     Operating earnings for this quarter were C$68.6 million compared to an operating loss before unusual item of C$19.3 million for the same quarter last year. Excluding the operating results of Pacific Forest Products Limited, Avenor's 53%-owned subsidiary sold in December 1997, the first quarter operating loss last year would have been C$30.7 million. Therefore, Avenor's operating results for the first quarter of 1998 represent nearly a C$100 million turnaround compared to the same quarter a year earlier.

     Overall cost reductions and stronger pricing in all four businesses as well as higher productivity in the Newsprint Group contributed to the improved operating results in the first quarter of the year compared to the same period in 1997.

MARKETS, OPERATIONS, OUTLOOK

  Newsprint

     In the United States, prices for newsprint were essentially constant during the quarter. Demand continued to rise driven by increased newsprint consumption and advertising expenditures. In overseas markets, a general improvement in transaction pricing occurred during the quarter.

     The Newsprint Group reported operating earnings of C$54.6 million on net sales of C$233.6 million compared to an operating loss of C$16.7 million on net sales of C$170.6 million for the same quarter last year. High productivity, a strong cost performance at all newsprint mills and a favourable US to Canadian dollar exchange rate offset the negative impact on revenue and costs resulting from the severe January 1998 ice storm in Southwestern Quebec. An enforced 12-day power curtailment caused the complete shutdown of the Gatineau mill. Despite this difficult start to a new year, the Gatineau mill achieved a new production record of 1,283 tonnes per day for the balance of the quarter.

     A price increase of US$40 per tonne for the East Coast, announced for April 1, 1998, has been deferred to May 1, 1998. Prices in overseas markets are expected to remain steady in the second quarter of 1998.

  Pulp

     An excess supply of pulp combined with weaker demand resulted in decreased prices in all markets during the quarter compared to the fourth quarter of 1997. In North America, prices for Northern Bleached Softwood Kraft Pulp (NBSK) dropped from US$610 per tonne to US$550 per tonne. Similar price decreases occurred in European and Asian markets. However, during the latter part of the quarter, demand for market pulp strengthened, particularly in China, and inventories decreased.

     For the first quarter, the Pulp Group had operating earnings of C$8.3 million on net sales of C$115.4 million compared with an operating loss of C$3.9 million on net sales of C$106.1 million for the same quarter last year. Operating results improved compared to the first quarter of 1997 as a result of higher prices, stronger shipments and reduced costs from the implementation of Operational Excellence initiatives. The Gold River pulp mill, which had been shut down since late December 1997, resumed operations at the end of the first quarter.

     Further industry inventory reductions are anticipated as the spring maintenance period for producers commences and demand for market pulp strengthens, leading to gradual price improvement over the balance of the year.

 White Paper

     Inventory buildup in the distribution channels early in the quarter led to lower shipments and reduced prices by the end of the first quarter. However, on average, prices were higher compared to the same quarter a year earlier. A growing concern about the level of offshore imports of uncoated freesheet paper into the North American market contributed to the lower prices.

     The White Paper Group reported first quarter operating earnings of C$9.0 million on net sales of C$81.4 million compared to an operating loss of C$1.6 million for the same period last year on net sales of C$71.4 million. The higher operating earnings resulted primarily from higher prices.

     Demand is expected to grow over the remainder of the year in North America. While improvements in pulp pricing should positively affect white paper pricing, the possibility of increasing levels of imports from Asia could dampen white paper improvements.

  Wood Products

     Lumber markets are generally oversupplied resulting in continued low prices despite strong demand, primarily in the United States. However, studs and shorter lengths of lumber, Avenor's prime lumber production, are selling at higher prices than the longer lengths.

     For the first quarter, the Wood Products Group reported operating earnings of C$1.0 million on net sales of C$20.2 million compared to operating earnings of C$11.9 million on net sales of C$96.8 million for the same quarter last year. The operating results for the first quarter of last year included the contribution of Pacific Forest Products Limited thereby accounting for the lower results in 1998.

     Lumber prices are expected to remain at low levels for the remainder of the year.

LABOUR

     In 1998, labour agreements covering mill and woodlands employees in Thunder Bay, Gatineau, Dalhousie and Dryden become open for negotiation.

TRANSACTION WITH BOWATER

     On March 9, 1998, Avenor announced that it had entered into an Arrangement Agreement with Bowater which has the economic effect of Bowater acquiring Avenor pursuant to a Plan of Arrangement under Canadian law.

     Each holder of Avenor Common Shares will be entitled to receive C$35 for each Avenor Common Share held by such holder, payable, at the election of such holder and subject to proration, in cash, Exchangeable Shares, shares of Bowater Common Stock, or a combination of the foregoing. The Exchangeable Shares will be exchangeable at any time at the option of the holder on a one-for-one basis for Bowater Common Stock. Each Avenor Common Share for which an effective election to receive Exchangeable Shares is made will be exchanged for a number of Exchangeable Shares equal to the Exchange Ratio (subject to possible proration) consisting of C$35 divided by the product of the Bowater Average Trading Price (but not more than US$55.6187 or less than US$45.5062), multiplied by the Currency Exchange Rate. Each Avenor Common Stock for which an effective election to receive Bowater Common Stock is made will be exchanged for a number of shares of Bowater Common Stock equal to the Exchange Ratio (subject to possible proration). The maximum aggregate number of Avenor Common Shares that may be exchanged for cash may not exceed 60% of the total number of outstanding Avenor Common Shares. The maximum aggregate number of Avenor Common Shares that may be exchanged for shares of Bowater Common Stock or Bowater Exchangeable Shares may not exceed 50% of the total number of outstanding Avenor Common Shares.

     The Arrangement Agreement with Bowater provides for mutual termination fees of C$70 million, and Avenor has agreed not to solicit or encourage any competing offers. The transaction must be approved by the shareholders of both companies and appropriate regulatory authorities.

DIVIDENDS

     A dividend of C$0.12 per share payable on June 30, 1998 to shareholders of record at the close of business on June 5, 1998 was declared by the Avenor Board at a meeting held on April 21, 1998.

LIQUIDITY AND CAPITAL RESOURCES

     Cash and temporary investments stood at C$137.9 million as at March 31, 1998 compared to C$185.4 million as at December 31, 1997. Bank indebtedness was virtually unchanged from December 31, 1997. The decrease in cash and temporary investments since December 31, 1997 was primarily the result of repayments of long-term debt and additions to capital assets, partially offset by cash flow from operations, as more fully described below.

  Cash from Operating Activities

     For the first quarter of 1998, operating activities generated C$32.5 million compared to C$7.5 million for the same quarter in 1997. This increase is mainly attributable to a turnaround in operating earnings before unusual items (from a loss of C$19.3 million in 1997 to earnings of C$68.6 million in 1998) partially offset by an unfavorable variance in working capital in 1998 whereas this variance had been favorable in 1997.

  Cash from Investing Activities

     Cash used by investing activities was C$20.9 million for the first three months of 1998 compared to C$25.0 million for the same period a year earlier. Additions to capital assets totaled C$30.8 million in the first quarter of 1998 compared to C$24.0 million in the first quarter of 1997, reflecting the installation of a sheeter at Dryden's white paper mill in 1998. Other cash from investing activities included the proceeds from the sale of the corporate aircraft in the first quarter of 1998.

  Cash from Financing Activities

     For the first quarter of 1998, financing activities used C$56.6 million of cash whereas they had generated C$9.6 million of cash in the first quarter of 1997. The net variance of long-term debt was approximately the same in both periods, a net repayment of C$53.0 million in 1998 compared to C$52.9 million in 1997. However, in the first quarter of 1997, a transfer of C$62.1 million from a segregated account was used to repay long-term debt while the repayment in 1998 was done using available cash. The remaining cash in the segregated account was used to repay long-term debt during the fourth quarter of 1997. A dividend of C$0.12 per share was paid during the first quarter of 1998 whereas, in the same quarter of 1997, the dividend had been suspended in view of an acquisition project which subsequently did not materialize.

YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

RESULTS OF OPERATIONS

  Summary of Operating Results

     The following table shows Avenor's net sales and operating results by business segment as well as total financial results and cash from operations for the years ended December 31, 1997, 1996 and 1995.

                                                                1997        1996        1995
                                                              ---------   ---------   ---------
                                                                        (C$ MILLIONS)
Net sales
  Newsprint.................................................  C$  826.4   C$  907.2   C$1,057.0
  Pulp......................................................      472.8       427.0       768.7
  White Paper...............................................      305.0       322.6       409.7
  Wood Products.............................................      387.5       404.5       376.9
                                                              ---------   ---------   ---------
                                                              C$1,991.7   C$2,061.3   C$2,612.3
                                                              =========   =========   =========
Operating earnings (loss) before unusual items
  Newsprint.................................................  C$   63.3   C$  168.2   C$  292.5
  Pulp......................................................       22.3       (30.1)      245.5
  White Paper...............................................       20.7        32.2       160.2
  Wood Products.............................................       27.0        46.1        64.5
  Corporate expenses........................................      (34.7)      (36.4)      (34.0)
                                                              ---------   ---------   ---------
                                                              C$   98.6   C$  180.0   C$  728.7
                                                              =========   =========   =========
Net earnings (loss) applicable to common shares.............  C$ (217.4)  C$    6.7   C$  343.8
                                                              =========   =========   =========
Cash from operations........................................  C$   72.0   C$  166.2   C$  656.6
                                                              =========   =========   =========

OVERVIEW

     Avenor reported a net loss applicable to common shares of C$217.4 million, or C$3.32 per share, for the year 1997. However, these results were negatively impacted by non-recurring charges totaling C$172.3 million (C$163.0 million after tax). Excluding all non-recurring items, Avenor would have recorded a net loss applicable to common shares of C$54.4 million, or C$0.83 per share, on operating earnings of C$98.6 million and net sales of C$1,991.7 million. This compares with net earnings applicable to common shares for the year 1996 of C$6.7 million, or C$0.10 per share, on operating earnings of C$180.0 million and net sales of C$2,061.3 million. The 1997 results also represent a decline from 1995's record net earnings applicable to common shares of C$343.8 million, or C$5.12 per share (C$4.75 fully diluted). In 1995, Avenor achieved operating earnings of C$728.7 million before unusual items of C$24.8 million consisting of the reversal of certain provisions for the Gold River Newsprint Limited Partnership. Total operating earnings for 1995 amounted to C$753.5 million. The reduced operating earnings in 1997 compared to 1996 resulted from lower pricing, primarily in the newsprint business. The average transaction price for newsprint in 1997 approximated US$562 per tonne compared to US$624 per tonne in 1996. Lower newsprint prices reduced Avenor's 1997 operating results by C$199.2 million as compared with 1996. However, a reduction in operating costs of 7% over 1996, due primarily to the implementation of the Operational Excellence Program, partially offset the impact of lower pricing on operating earnings.

     Avenor currently markets less than 25% of its pulp and less than 15% of its newsprint in Asian markets. In 1997, Asian paper markets experienced oversupply and the recent currency depreciation and economic crisis have made these paper markets even more competitive and volatile. A shutdown at the Gold River pulp mill was undertaken commencing in late December 1997 as a result of the weak market conditions in Asia. The mill resumed operations in late March 1998. In addition, Avenor's newsprint sales to Japan are subject to currency risk since substantially all of those sales are denominated in yen. The majority of the balance of Avenor's sales to Asian markets is denominated in U.S. dollars. To date, the effect of weakened Asian markets has not been material to Avenor's sales. There can be no assurance, however, that weaknesses in Asian markets and currencies will not have a material adverse effect on pricing and sales volume levels for Avenor's products. See "Risk Factors--Risks Related to Operations after the Transaction--Effect of Weak Asian Markets".

     In 1996, the decline in operating earnings from 1995 of C$548.7 million, before unusual items, was mainly caused by lower net prices in Avenor's Pulp and White Paper businesses of C$380.3 million and lower newsprint and pulp shipments of C$165.4 million. Those unfavorable variances were partly offset by productivity improvements. Avenor's overall costs rose 2% in 1996 as compared with 1995, primarily due to higher costs associated with mill shutdowns.

1997 EVENTS

     - The Operational Excellence Program was implemented during the year. In 1997, Avenor achieved annualized cost reductions totaling C$87 million as a result of increasing productivity by 166 tonnes per day, reducing mill costs by C$34 per tonne, and reducing the workforce by 446 as of December 31, 1997. The program is expected to achieve C$140 million of cost reductions on an annualized basis when fully implemented by the end of 1998.

     - Avenor's new sawmill at Ear Falls, Ontario commenced operations on schedule in September 1997. The sawmill will have a capacity of 130 million board feet once fully operational. Avenor has invested C$61 million in the sawmill.

     - In December 1997, Avenor completed the sale of its 53%-owned subsidiary, Pacific Forest Products Limited, located in British Columbia, for cash proceeds of C$302 million. At the same time, Avenor sent notice of redemption to the holders of its Series F Senior Notes and notice of partial redemption to the holders of its Series E Senior Notes, for prepayment on or before January 9, 1998 of a total principal amount of US$97.8 million.

     - Avenor continued to focus on debt reduction in 1997 and, in addition to the above-mentioned prepayments, repaid its syndicated loan and a portion of the 9.25% U.S. debentures for a total of US$133.8 million. The amount of C$45.0 million outstanding under a revolving credit facility was also repaid.

RESULTS BY BUSINESS GROUP

  Newsprint Group

                                                              1997    1996     1995
                                                              -----   -----   -------
Shipments (000s tonnes).....................................  1,281   1,133     1,228
Net sales (C$ millions).....................................  826.4   907.2   1,057.0
Operating rate (%)..........................................     99      90        98
Operating earnings before unusual items (C$ millions).......   63.3   168.2     292.5

     The Newsprint Group operates three newsprint mills located in Dalhousie, New Brunswick; Gatineau, Quebec; and Thunder Bay, Ontario. In addition, Avenor has a 40% interest in Ponderay Newsprint Company, a joint venture mill in the United States.

     Operating earnings for the Newsprint Group amounted to C$63.3 million in 1997, a decline of C$104.9 million from 1996, and C$229.2 million from 1995. Net sales decreased 8.9% from C$907.2 million in 1996 to C$826.4 million in 1997. Compared to 1995, net sales were down 21.8%. Lower prices accounted for C$199.2 million of the drop in operating earnings from 1996. The negative impact of lower prices was mitigated by increasing productivity and reduced costs. During 1997, the Newsprint Group's focus on improving cost competitiveness through increased productivity, successful completion of the Dalhousie Mill Modernization Project and implementation of Operational Excellence Program initiatives has resulted in an overall cost improvement of close to 9% compared to 1996. Implementation of Operational Excellence Program initiatives resulted in annualized savings of C$29.0 million in 1997 for the Newsprint Group.

     In 1997, newsprint demand in North America improved as newsprint consumption grew by 4% in the United States, advertising lineage rose by 6% and inventories returned to normal levels. Approximately 70% of the Group's net sales came from the U.S. market. Although two price increases of US$75 per tonne in May and US$35 per tonne in November were successfully implemented, overall average transaction prices remained below 1996 levels. As illustrated in the chart below, average U.S. transaction prices continually declined from the end of 1995 until the second quarter of 1997.

             AVERAGE QUARTERLY EAST COAST PUBLISHER PRICE (48.8 GM)

                                                               1997     1996     1995
                                                              ------   ------   ------
First Quarter...............................................  US$520   US$723   US$566
Second Quarter..............................................  US$568   US$659   US$652
Third Quarter...............................................  US$570   US$590   US$698
Fourth Quarter..............................................  US$590   US$525   US$741
Annual average..............................................  US$562   US$624   US$664

     In overseas markets, demand improved compared to 1996. However, capacity increases, particularly in Asia, prevented matching the price improvements achieved in North American markets.

     It is expected that U.S. economic growth will remain positive in 1998 and consumption is expected to continue to increase. Newsprint demand is expected to likely exceed consumption as customers restock inventories. European and South American demand is expected to remain steady. However, demand in Asia is expected to drop due to the economic uncertainties in that region. In spite of weakness in Asia, North American mills are expected to operate at relatively high levels primarily as a result of strengthened demand in North America and the lack of capacity additions.

     In 1998, the Group will continue to focus on cost reductions through full implementation of Operational Excellence initiatives and improved operating efficiencies. Overall costs are expected to improve by almost 5% compared to 1997.

  Pulp Group

                                                              1997     1996     1995
                                                              -----    -----    -----
Shipments (000s tonnes).....................................    729      655      733
Net sales (C$ millions).....................................  472.8    427.0    768.7
Operating rate (%)..........................................     96       85       95
Operating earnings (loss) before unusual items (C$
  millions).................................................   22.3    (30.1)   245.5

     The Pulp Group operates three pulp mills located in Thunder Bay and Dryden, Ontario and Gold River, British Columbia.

     The Pulp Group reported operating earnings of C$22.3 million, a turnaround of C$52.4 million from the 1996 operating loss of C$30.1 million. In 1995, the Group reported operating earnings of C$245.5 million. Net sales increased to C$472.8 million in 1997 from C$427.0 million a year earlier but were C$295.9 million lower than 1995. The improved operating earnings in 1997 resulted primarily from reduced operating costs of 11% over 1996 and improved productivity. Operational Excellence Program initiatives resulted in annualized cost savings of C$23.0 million in 1997 through employee reduction, increased productivity and lower mill spending. The Group achieved an operating rate of 96% in 1997. During the year, the Thunder Bay mill was shut down for a total of 17 days and the Gold River mill for 53 days of scheduled maintenance and market-related downtime.

     In North America, economies continued to expand in 1997 providing favourable market conditions for paper manufacturers. Demand was particularly strong in the light weight coated sector of the market due to high advertising levels in magazines and mail order catalogues.

          AVERAGE QUARTERLY PRICE OF NBSK DELIVERED TO THE U.S. IN US$

                                                               1997      1996      1995
                                                              ------    ------    ------
First Quarter...............................................  US$572    US$705    US$775
Second Quarter..............................................  US$577    US$515    US$853
Third Quarter...............................................  US$610    US$566    US$910
Fourth Quarter..............................................  US$610    US$583    US$956
Annual average..............................................  US$592    US$593    US$874

     In the United States, strong paper markets translated into higher demand for market pulp where shipments were up more than 11% over 1996. After an initial decline in the first quarter to US$560 per tonne for Northern Bleached Softwood Kraft pulp ("NBSK") prices recovered at the end of the year to US$610 per tonne in the North American market.

     The European paper market was also strong in 1997, with improved demand throughout the year for all grades. Approximately 10% of Avenor's pulp shipments are to this market. However, Asian paper markets have been experiencing oversupply and the recent currency devaluation and economic crisis have made those markets even more competitive and volatile. Avenor currently ships approximately 22% of its pulp production to Asian markets. After reaching a low of US$520 per tonne for NBSK in March 1997, European prices improved to US$605 per tonne by November 1997. European prices ended the year at US$595 per tonne. A shutdown at the Gold River pulp mill late in December 1997 was required to adjust to the weak market conditions in Asia.

     It is anticipated that demand for paper products, and consequently pulp, will remain strong in North America and Europe in 1998. However, the problems facing the Asian markets are expected to continue to have an effect on supply and consequently, pricing. In 1998, the Group will complete the Operational Excellence initiatives, further reducing costs. Conversion costs are expected to be lower by 2% compared to 1997 due to improved operating rates, staffing reductions and lower spending. Improving safety will also continue to be a primary objective of the Group.

  White Paper Group

                                                              1997     1996     1995
                                                              -----    -----    -----
Shipments (000s tonnes).....................................    310      311      287
Net sales (C$ millions).....................................  305.0    322.6    409.7
Operating rate (%)..........................................     96       99       98
Operating earnings before unusual items (C$ millions).......   20.7     32.2    160.2

     The White Paper Group operates one mill located in Dryden, Ontario. The White Paper Group's operating earnings for the year were C$20.7 million, down from 1996 operating earnings of C$32.2 million and 1995 operating earnings of C$160.2 million. During the year, net sales declined 5% to C$305.0 million compared to C$322.6 million in 1996 and C$409.7 million in 1995. During the first half of the year, prices weakened as inventories increased, resulting in declining demand. However, prices improved in the second half of 1997 and ended the year approximately 10% higher than March 1997 levels. The implementation of Operational Excellence Program initiatives resulted in annualized savings of C$20.0 million for the Group.

     The Group continued its focus on improving mill safety and was rated by Pulp and Paper Canada magazine as the safest mill in Canada and has twice won Avenor's President's Award for safety. In December 1997, a new milestone was reached when the mill achieved 2.5 million hours without a lost-time injury.

     During 1997, the White Paper Group realized considerable success on Artica, its mill brand of printing and writing paper, launched in 1996. Sales of Artica were close to 85,000 tonnes in 1997, up from 20,000 tonnes in 1996.

     In 1998, the Group will continue to reduce costs by completing its implementation of Operational Excellence Program initiatives. Production of cutsize papers for the digital printing markets will double by the end of 1998 after the installation of a new 120,000 tonne per year cutsize sheeter. That investment will permit the Group to capitalize on the growth potential of the cutsize paper market. Customer satisfaction continues to be a primary focus with the implementation of a supply chain management strategy in 1998. The strategy includes the installation of an integrated computer system covering product tracking, warehouse management, and order entry. The continued growth of the U.S. economy should have a positive impact on the white paper market and operating rates are expected to be high. However, there is a risk that problems facing the Asian pulp markets could affect pricing of white paper products.

  Wood Products Group

                                                              1997    1996    1995
                                                              -----   -----   -----
Shipments -- Logs (in thousands of m(3))....................    953     825     852
Shipments -- Lumber (in millions of board feet).............    376     400     334
Net sales (C$ millions).....................................  387.5   404.5   376.9
Operating earnings before unusual items (C$ millions).......   27.0    46.1    64.5

     The Wood Products Group includes a studmill in Dryden, Ontario; woodlands in Dalhousie, New Brunswick and in Thunder Bay and Dryden, Ontario; a Gatineau, Quebec fibre supply; a sawmill complex located in Maniwaki, Quebec owned and operated by Manifor Inc., a wholly-owned subsidiary; and a new sawmill in Ear Falls, Ontario. Until December 10, 1997, the Wood Products Group also included Avenor's 53%-owned subsidiary, Pacific. This subsidiary was sold on December 10, 1997 for cash proceeds of C$302 million, which resulted in an after-tax gain of C$108.4 million.

     Operating earnings for the Wood Products Group amounted to C$27.0 million in 1997 compared to C$46.1 million in 1996 and C$64.5 million in 1995. The Wood Products Group recorded net sales of C$387.5 million in 1997 compared with C$404.5 million in 1996 and C$376.9 million in 1995.

     Lumber market conditions deteriorated steadily throughout the year with prices of US$400 per thousand board feet at the beginning of 1997 declining to below US$300 by December 1997. The collapse of the Japanese lumber markets combined with the economic uncertainties in the Asian markets late in the year led to an oversupply of lumber in North America despite strong demand in both the United States and Canada. The negative impact of lower prices was partly offset by cost reductions realized through the implementation of Operational Excellence Program initiatives and improved operating efficiencies. In 1997, the Group realized targeted annualized savings of C$15.0 million with the implementation of Operational Excellence Program initiatives. Other operational efficiencies included the improved management of Avenor's freehold land which increased revenues. Freehold land profitability was up 66% in 1997 over the previous year. In Quebec, the residual chip management plan for the Gatineau newsprint mill reduced delivered costs by C$13 per dry tonne of chips from the previous year. In northwestern Ontario, the Group completed the move to third-party contractor operations and as a result, Avenor no longer uses any woodlands equipment in its operations. That move eliminated Avenor's future capital requirements for woodlands equipment and will reduce operating costs by C$0.60 per cubic metre.

     In 1997, the construction of the new sawmill at Ear Falls, located in northwestern Ontario, was completed and operations commenced. The sawmill is expected to have a production capacity of 130 million board feet once it is fully operational.

     In December 1997, Avenor announced that it had signed a marketing agreement with Canfor Corporation ("Canfor") of Vancouver, British Columbia, effective January 1, 1998. Canfor became the exclusive marketing agent for Avenor's lumber products. This agreement is expected to increase Avenor's market coverage and is expected to help to capitalize on its product mix and Canfor's expertise.

     In 1998, lumber prices are not expected to improve if the oversupply in solid wood products continues globally. However, the Wood Products Group's cost competitiveness in Eastern Canada should ensure continued production.

CONSOLIDATED RESULTS IN FISCAL 1997 VS. FISCAL 1996

  Net Sales

     In 1997, net sales were down 3.4%, or C$69.6 million compared to 1996, due primarily to lower pricing for newsprint. The following table provides an analysis of the changes in net sales by business group.

                        ANALYSIS OF CHANGES IN NET SALES

                                                                                ATTRIBUTABLE TO:
                                                                               ------------------
                                               1997        1996      CHANGE    VOLUME    PRICE(1)
                                             ---------   ---------   -------   -------   --------
                                                                (C$ MILLIONS)
Newsprint..................................  C$  826.4   C$  907.2   C$(80.8)  C$118.4   C$(199.2)
Pulp.......................................      472.8       427.0      45.8      48.2       (2.4)
White Paper................................      305.0       322.6     (17.6)     (1.0)     (16.6)
Wood Products..............................      387.5       404.5     (17.0)      1.6      (18.6)
                                             ---------   ---------   -------   -------   --------
                                             C$1,991.7   C$2,061.3   C$(69.6)  C$167.2   C$(236.8)
                                             =========   =========   =======   =======   ========

---------------

Note:

(1) Includes approximately C$31 million resulting from exchange rate fluctuations.

  Cost of Sales

     Cost of sales was lower by C$5.2 million from 1996 with C$131.0 million related to lower spending as a result of the implementation of Operational Excellence Program initiatives and lower fibre costs. This was partly offset by a C$125.8 million increase in costs due to higher sales volumes.

  Amortization Expense

     Amortization expense increased C$16.5 million, or 10.0%, to C$181.1 million in 1997 due primarily to capital investments completed in 1996 for which a full 12 months of amortization has been recorded in 1997. The capital project to convert production at the Dalhousie mill to a thermomechanical pulping process is one of these investments.

  Selling and Administrative Expenses

     Selling and administrative expenses of C$77.8 million remained unchanged from 1996.

  Interest Expense, Net

     Interest expense increased C$13.8 million to C$125.2 million. The higher net interest expense resulted from lower interest income of C$17.9 million as Avenor had lower average cash balances and a lower amount of funds held in a segregated account which were used to repay debt. A lower amount of capitalized interest of C$3.9 million attributed to lower capital spending also contributed to the higher interest expense. These reductions were partly offset by lower interest expense of C$8.0 million as the full effect of debt repaid in 1996 was realized in 1997.

  Other Expense

     Other expense of C$15.4 million consisted primarily of the amortization of exchange losses on U.S. denominated long-term debt.

  Non-Recurring Items

     Non-recurring items amounted to a net charge of C$172.3 million before tax and included:

     - C$287.8 million recorded as unusual items. Of the C$287.8 million, C$225.2 million related to write-downs of assets after an assessment determined that there was an impairment in the carrying value of certain assets relating primarily to the Gold River mill. Of the balance, C$57.5 million related to the implementation of a workforce reduction program and will significantly reduce costs in future years. The remaining C$5.1 million is related to the costs of modifying internal use computer software to be Year 2000 compliant.

     - C$186.2 million gain realized from the sale of Pacific.

     - C$45.3 million of expenses were recognized relating to the debt reduction program consisting of early repayment premiums and the write-off of deferred exchange losses. The debt reduction program is expected to reduce interest payments on long-term debt by approximately C$34 million annually. However, interest income will be somewhat reduced as cash balances, including the segregated account, will be lower.

     - C$25.4 million of expenses relating to an unsuccessful acquisition attempt were written off during the first half of the year.

FINANCIAL CONDITION AND LIQUIDITY

     In 1997, Avenor generated cash flow from operations of C$72.0 million compared to C$166.2 million in 1996 and C$656.6 million in 1995. The decrease from 1996 resulted primarily from lower pricing, mainly for newsprint. The cash generated from operations of C$72.0 million, the funds held in a segregated account of C$325.8 million, the proceeds of C$301.8 million received from the sale of Pacific Forest Products Limited and C$165.7 million of borrowings on Avenor's long-term lines of credit were primarily used as follows:

     - repayment of debt of C$518.7 million;

     - capital spending of C$170.1 million; and

     - dividend payments of C$23.6 million.

[Graph of cash flow from operations, 1995-1997.]

                                      Cash From Operations
                                          (C$ millions)
                  1995                       656.6
                  1996                       166.2
                  1997                        72.0

     Overall, Avenor's cash position increased to C$153.5 million at December 31, 1997, from a deficit of C$15.3 million at December 31, 1996. At December 31, 1995, the cash position was C$328.7 million.

  Investing Activities

     Capital spending amounted to C$170.1 million in 1997, down from C$284.1 million spent in 1996 and C$219.3 million spent in 1995. Of the C$170.1 million spent in 1997, approximately C$50 million was used for the construction of the sawmill at Ear Falls, Ontario.

     Avenor anticipates that capital spending in 1998 will be less than 1997 and is expected to be financed by cash from operations.

Capital Expenditures by Year 1989-1997 (C$ millions)

[Graph of capital expenditures by year 1989-1997 (C$ millions)]

                  1989                       520.7
                  1990                       415.9
                  1991                       355.1
                  1992                       244.7
                  1993                       158.1
                  1994                        61.6
                  1995                       219.3
                  1996                       284.1
                  1997                       170.1

     In 1997, as a result of the divestiture of Pacific, Avenor generated C$145.3 million of cash from total investing activities compared to a C$288.8 million use of cash in 1996 and a generation of cash in 1995 of C$18.3 million.

  Financing Activities

     At December 31, 1997, Avenor's total debt amounted to C$1,056.7 million, down from C$1,432.5 million at December 31, 1996 and C$1,438.0 million at December 31, 1995.

     During 1997, financing activities used C$48.5 million of cash compared to C$221.4 million in 1996 and C$453.4 million in 1995. Financing activities included a C$353.0 million net repayment of debt, a C$325.8 million transfer of funds from the segregated account and a C$23.6 million dividend payment to common shareholders. Debt repayments included:

     - the repayment of US$83.8 million of the 9.25% Debentures;

     - the repayment of US$16.9 million of the Series E Senior Notes;

     - the repayment of US$46.0 million of the Series F Senior Notes;

     - the repayment of the US$50.0 million syndicated loan; and

     - the repayment of C$45.0 million outstanding under a revolving credit facility.

     Also on January 9, 1998, an amount totalling US$34.9 million was repaid and consisted of US$20.4 million of the Series E Senior Notes and US$14.5 million of the Series F Senior Notes.

     As illustrated in the following table, the debt-to-capitalization ratio was 47.3% at December 31, 1997, compared to 44.4% at December 31, 1996 and 39.0% at December 31, 1995.

                                           1997          %         1996          %         1995          %
                                       -------------   -----   -------------   -----   -------------   -----
                                       (C$ MILLIONS)           (C$ MILLIONS)           (C$ MILLIONS)
Net total debt (including current
  portion)...........................       979.5       47.3      1,133.9       44.4        935.1       39.0
Non-controlling interest.............        34.7        1.7        132.7        5.2        119.6        5.0
Shareholders' equity.................     1,054.5       51.0      1,285.5       50.4      1,341.3       56.0
                                          -------      -----      -------      -----      -------      -----
                                          2,068.7      100.0      2,552.1      100.0      2,396.0      100.0
                                          =======      =====      =======      =====      =======      =====

     In the above table, net total debt includes both the current and long-term portions of long-term debt, plus bank indebtedness, less funds held in a segregated account and less cash and temporary investments.

     The increase in the net total debt-to-capitalization ratio in 1997 resulted primarily from a lower shareholders' equity due to a net loss applicable to common shares recognized in 1997 of C$217.4 million.

     Total debt denominated in U.S. dollars amounted to US$658.9 million as at December 31, 1997. The unrealized translation loss on this debt amounted to C$192.0 million, of which C$90.7 million was unamortized. The unamortized amount will be amortized over the term remaining on each debt instrument and is included in the balance sheet under "Other Assets".

     Approximately 85% of Avenor's long-term debt was at fixed rates as of December 31, 1997, thereby providing a measure of protection to Avenor against rising interest rates in the future.

     Avenor has an available and unutilized C$250 million unsecured revolving credit facility with four Canadian banks. Negotiations have been finalized to add a fifth bank, bringing the total credit facility to C$300 million. This facility, along with the cash position of C$153.5 million at the end of 1997, is expected to meet Avenor's future cash requirements.

  Credit Ratings

     The following table shows the credit ratings of Avenor's senior debt as at December 31, 1997:

Canadian Bond Rating Service................................  B+   (High)
Dominion Bond Rating Service................................  BB   (High)
Moody's Investors Service...................................  Ba1
Standard & Poor's...........................................  BB+

RISKS AND UNCERTAINTIES

  Nature of the Business

     Traditionally, demand for pulp and paper products has been expected to follow economic cycles. However, in recent years, product prices have been affected by fluctuations in supply, demand and consumption.

     In 1998, approximately half of Avenor's net sales is expected to be derived from the Newsprint business and, therefore, changes in newsprint prices have a significant impact on Avenor's net sales. In 1997, the average price for newsprint approximated US$562 per tonne compared to US$624 a year earlier and US$664 in 1995. This drop in newsprint prices from 1996 negatively impacted Avenor's 1997 operating earnings by C$199.2 million.

     To withstand future downturns in the industry, Avenor is focusing on cost reductions. Avenor's Operational Excellence Program is expected to provide C$140 million of cost reductions on an annualized basis when fully implemented by the end of 1998. As of December 31, 1997, Avenor achieved annualized cost reductions totalling C$87 million as a result of increasing productivity by 166 tonnes per day, reducing mill costs by C$34 per tonne and reducing the workforce by 446 employees.

FOREIGN EXCHANGE RISK AND MANAGEMENT

     Most of Avenor's net sales are denominated in U.S. dollars and, accordingly, exchange rate fluctuations between the United States and Canadian dollars represent a potential risk. The following graph shows average exchange rates of the Canadian dollar versus the United States dollar for the past ten years:

[Graph showing average exchange rating of Canadian dollar versus the United States dollar for the past ten years.]

                  1988                       81.3 cents
                  1989                       84.5 cents
                  1990                       85.7 cents
                  1991                       87.3 cents
                  1992                       82.8 cents
                  1993                       77.6 cents
                  1994                       73.2 cents
                  1995                       72.9 cents
                  1996                       73.3 cents
                  1997                       72.2 cents

     In 1995, Avenor implemented a new foreign exchange risk management program, whereby a portion of forecasted U.S. dollar receipts are hedged at decreasing levels for periods of up to three years through the use of forward and range forward contracts.

     Although this program will not totally eliminate foreign exchange risk, it is expected to reduce the potential negative impact of a rising Canadian dollar. As of December 31, 1997, Avenor had entered into forward contracts and range forward contracts which protect Avenor against the Canadian dollar rising above an average of US$0.75 during 1998. This program is further described in Note 16 to Avenor's Consolidated Financial Statements.

  Sensitivity Analysis

     The following table summarizes Avenor's sensitivity of Net Earnings to fluctuations in exchange rates between the U.S. and Canadian dollars and in selling prices of its products:

                          SENSITIVITY OF NET EARNINGS

                                                            IN MILLIONS OF
                                                           CANADIAN DOLLARS    C$ PER SHARE
                                                           ----------------    ------------
TO U.S. DOLLAR:
  Effect of US$0.01 change in the value of the Canadian
     dollar..............................................       C$ 8.0            C$0.12
TO SELLING PRICES:
  Effect of each US$25 change in transaction price per
     tonne of:
  Newsprint..............................................         30.0              0.46
  Pulp...................................................         20.9              0.32
  White Paper............................................          7.6              0.12

  Fibre Supply

     Avenor has a secure fibre supply through its management of more than 7.3 million hectares of Company-owned and Crown-licensed land in Ontario, Quebec and New Brunswick. Avenor also has long-term contracts with several sawmills.

  Readiness for Year 2000

     Avenor started taking steps several years ago to prepare its information technology and process control computer systems for the Year 2000. A task force was set up in May 1997, and subsequently a Year 2000 steering committee was formed including senior management and the presidents of each business group. The steering committee reports on a regular basis to the President and Chief Executive Officer and to the Audit Committee on its progress.

     The Year 2000 problem is the result of computer programs written using two digits, rather than four, to identify the year. When "00" is used, the application may interpret the year as 1900. Depending on the application, this incorrect date conversion may result in one or all of the following: improper logic solutions, misleading information or system failures. Additional risks include embedded microchips found in production and utility systems which could affect production capabilities.

     Avenor has completed an inventory and has assessed the risk of each of its systems. A project plan has been developed to address non-compliant systems. Individual projects have been established to repair, replace or test each business system for Year 2000 compliance. The most critical information technology systems identified are the 42 company-wide management and resource planning and financial applications. Of these, approximately 21% are Year 2000 compliant. Avenor has also completed an inventory of process control computer systems used in its manufacturing facilities and a plan has been developed to address these systems.

     Avenor is communicating to its customers and vendors the status of its Year 2000 program and is seeking information on the status of their Year 2000 initiatives.

     Costs of resolving the Year 2000 issue are not expected to have a material adverse impact on Avenor's future financial position, results of operations or cash flows. Approximately half of the total expected costs of C$32 million has been spent as of December 31, 1997. Of the C$32 million, approximately C$27 million relates to improvement or replacement of existing systems and, therefore, will be capitalized.

  Labour

     In 1998, labour contracts will open for negotiations at the Gatineau, Thunder Bay, Dryden and Dalhousie mills. At the Dalhousie mill, labour agreements are expected to follow industry-wide settlements. Labour contracts opened for negotiation in 1997 at the Gold River mill and are expected to follow the industry pattern.

  Environmental Issues

     Based on currently available information, Avenor has projected environmental capital expenditures of C$20 million over the period of 1998 to 2000 to allow its facilities to meet the requirements of current environmental laws and regulations. This amount excludes capital expenditures that may be required to comply with the requirement in British Columbia to reduce adsorbable organic halogens ("AOX") to non-detectable levels by the end of 2002.

     While it is impossible to predict with certainty the nature or extent of future environmental regulations, or the manner in which current regulations will be interpreted in the future, Avenor believes that it will not be at a competitive disadvantage with regard to meeting applicable Canadian or U.S. standards.

     See "Information Concerning Avenor--Business and Properties--Environmental Matters".

  Safety

     The creation of a safe and healthy work environment is a primary objective for Avenor. Improving safety will add value to Avenor, namely through an environment conducive to high performance. The following table shows the safety recordable rates for the last three years:

TOTAL SAFETY RECORDABLE RATE                                  1997    1996    1995
----------------------------                                  ----    ----    ----
Newsprint...................................................  3.8     6.2     8.7
Pulp........................................................  3.7     6.4     9.6
White Paper.................................................  2.1     4.6     7.5
Wood Products(1)............................................  4.6     6.8     4.7

---------------

Note:
(1) Excludes Pacific Forest Products Limited.

     Overall 1997 performance, with a recordable rate of 3.5, was better than 1996 and 1995 with recordable rates of 6.0 and 7.9, respectively.

  Ice Storm

     Avenor estimates that the major ice storm which occurred in Quebec in January 1998 will have no material adverse effect on Avenor's future financial position.

OTHER

     The following table is presented in conjunction with the listing of Avenor's common shares on the NYSE and may not be appropriate for any other purpose.

            CONSOLIDATED CASH FLOW FROM OPERATIONS BEFORE CHANGES IN
                    WORKING CAPITAL (ACCORDING TO U.S. GAAP)

                                                                YEARS ENDED DECEMBER 31,
                                                              ----------------------------
                                                               1997      1996       1995
                                                              ------    -------    -------
                                                                      (UNAUDITED)
                                                                     (C$ MILLIONS)
Cash flow from operations before changes in non-cash
  operating working capital.................................  C$92.1    C$193.2    C$686.5

     The consolidated cash flow from operations before changes in non-cash operating working capital data has been prepared in accordance with U.S. GAAP, but is not intended to be a complete presentation of the statements of cash flows of Avenor. The accounting principles applied are based on the Statement of Financial Accounting Standards No. 95 ("FAS 95") whereby net earnings are adjusted to remove the effects of all items whose cash effects are investing or financing activities as described in paragraph 28(b) of FAS 95.

     The data regarding the information for the preparation of the consolidated cash flow from operations has been derived from the audited consolidated financial statements of Avenor for the three years ended December 31, 1997. The consolidated cash flow from operations before changes in non-cash operating working capital should be read in conjunction with the audited consolidated financial statements of Avenor and notes thereto.

                         INFORMATION CONCERNING AVENOR

INCORPORATION AND HISTORY

     Avenor is a federal corporation resulting from the amalgamation on January 1, 1989 under the CBCA of CIP Inc. ("CIP") and Canadian Pacific Forest Products Limited, formerly known as Great Lakes Forest Products Limited ("Great Lakes"). CIP was a federal corporation resulting from the amalgamation under the CBCA, on January 1, 1985, of several corporations under common control. CIP's business had been carried on in Canada since 1916. Great Lakes was incorporated under the laws of the Province of Ontario by articles of incorporation dated April 3, 1936 for the purpose of acquiring a business originally established in 1919.

     Prior to the January 1, 1989 amalgamation, all of the shares of CIP were transferred on June 2, 1988 to Great Lakes by Canadian Pacific Enterprises Limited ("Enterprises"), a wholly-owned subsidiary of Canadian Pacific Limited, in exchange for shares of Great Lakes. Prior to the share exchange, Enterprises held 54.28% of Great Lakes. Following such exchange, Great Lakes was continued under the CBCA and changed its name to Canadian Pacific Forest Products Limited. On September 1, 1993, Avenor's former indirect controlling shareholder, Canadian Pacific Limited, through Enterprises, completed the sale by way of a secondary offering in the Canadian public markets of all the shares it then held in Avenor, with the result that Avenor no longer had a controlling shareholder. By Certificate of Amendment dated March 21, 1994, the name of the corporation was changed from Canadian Pacific Forest Products Limited to Avenor Inc.

     Avenor's registered office is located at 40 King Street West, Suite 4200, Toronto, Ontario M5H 3Y4. Avenor maintains its principal executive office at 1250 Rene-Levesque Boulevard West, Montreal, Quebec H3B 4Y3, and has other executive offices in Ottawa, Brampton, and Burlington, Ontario.

SUBSIDIARIES AND INTERESTS IN PARTNERSHIPS

     The following is a description of Avenor's principal subsidiaries and partnership interest:

  Avenor America Inc.

     Avenor America Inc. ("Avenor America") is an indirect wholly-owned subsidiary of Avenor incorporated on September 16, 1977 under the laws of Delaware. Avenor America is Avenor's distributor for newsprint, market pulp and white paper in the United States. Avenor America also holds a 40% equity investment in the Ponderay Partnership, through a wholly-owned subsidiary which is the managing partner.

  Ponderay Newsprint Company

     Ponderay Newsprint Company (the "Ponderay Partnership") is a general partnership formed under the Partnership Act of the State of Washington on September 12, 1985 for the purpose of constructing and operating a newsprint mill at Usk, Washington. An indirect wholly-owned subsidiary of Avenor is the managing partner of the Ponderay Partnership and owns a 40% interest in the partnership. The balance of the partnership interests is held by five United States newspaper publishers. Avenor is responsible for the operation of the newsprint mill and the marketing of newsprint produced by the mill.

  Avenor Maritimes Inc.

     Avenor Maritimes Inc. ("Avenor Maritimes") was incorporated on December 18, 1984 under the laws of New Brunswick and produces newsprint at its mill located at Dalhousie, New Brunswick. Oji Paper Co., Ltd. and Mitsui & Co., Ltd. of Japan hold minority interests of 25% and 8% in Avenor Maritimes, respectively. The predecessor company to Avenor Maritimes was incorporated by a Special Act of the Province of New Brunswick on April 30, 1926.

GENERAL DEVELOPMENT OF THE BUSINESS

  Overview

     On December 10, 1997, Avenor sold its 53% ownership interest in Pacific Forest Products Limited ("Pacific"). The operating and financial data of Avenor contained in the sections "--General Development of the Business" and "--Business and Properties" include the operations of Pacific up to December 10, 1997.

     Avenor manufactures newsprint, pulp, white paper and wood products. Avenor's net sales were approximately C$2.0 billion in 1997 and total assets at year-end 1997 were approximately C$2.7 billion.

     Avenor has built a strong presence in all of its key markets and is one of North America's largest suppliers of post-consumer recycled-content newsprint as well as one of Canada's leading exporters of market pulp. Avenor owns and operates three newsprint mills in Canada which supply printers and publishers around the world and, in its capacity as managing partner of the Ponderay Partnership, operates one newsprint mill at Usk in the State of Washington. In market pulp, Avenor operates three mills and manufactures premium grades of pulp for global markets. Avenor also owns one white paper mill and three sawmills, all located in Canada. Avenor's primary mills are located in New Brunswick, Quebec, Ontario and British Columbia. Avenor is a major forest landowner and holds substantial timber-cutting rights in Canada which cover approximately 77,330 square kilometres of forest.

     Avenor supplies customers in more than 40 countries, with its largest market being the United States. In 1997, export markets accounted for approximately 80% of total sales. Avenor's mills are well-positioned to supply their products to all parts of the world. Avenor has a network of marketing and sales offices in Canada, the United States, Europe and Asia.

     In early 1997, Avenor announced a program aimed at enhancing shareholder value through its Operational Excellence Program. The financial goal of this program is to reduce production costs by C$140 million on an annualized basis by the end of 1998 through increased productivity, lower mill costs and a reduced work force. By December 31, 1997, C$87 million of the annualized Operational Excellence Program cost reductions were in place.

     The following table sets forth certain segmented information regarding Avenor's operations in 1997:

                                                                            OPERATING EARNINGS
                                                                             (BEFORE UNUSUAL
GROUP                                               SHIPMENTS   NET SALES         ITEMS)
-----                                               ---------   ---------   ------------------
                                                    (000'S OF      (C$        (C$ MILLIONS)
                                                     TONNES)    MILLIONS)
Newsprint.........................................    1,281      C$826.4          C$63.3
Pulp..............................................      729        472.8            22.3
White Paper.......................................      310        305.0            20.7
Wood Products:....................................                 387.5            27.0
  Logs (in thousands of m(3)).....................      953
  Lumber (in millions of board feet)..............      376

     The following table sets forth certain information regarding the geographic distribution of Avenor's net sales in 1997:

COUNTRY OR REGION                                             % OF NET SALES
-----------------                                             ---------------
United States...............................................         52%
Canada......................................................         21
Japan.......................................................         12
Asia (other than Japan).....................................          7
Europe......................................................          4
Latin America...............................................          3
Other.......................................................          1
                                                                    ---
          Total.............................................        100%
                                                                    ===

BUSINESS AND PROPERTIES

  Products and Markets

     Avenor's operations are conducted through four business units: the Newsprint Group, the Pulp Group, the White Paper Group and the Wood Products Group, each of which is briefly described below. Refer to Note 3 of Avenor's consolidated financial statements for financial information by business segment.

  Newsprint Group

     Newsprint is Avenor's largest business segment, with shipments of 1,281,000 tonnes in 1997, including Avenor's proportionate share of shipments of the Ponderay Partnership. Production consists principally of standard virgin and post-consumer recycled-content newsprint, and total annual newsprint production capacity is 1,318,200 tonnes, including 40% of the production capacity of the Ponderay Partnership. Avenor has a total of eight newsprint machines at three mills located in Dalhousie, New Brunswick, Gatineau, Quebec and Thunder Bay, Ontario. In addition, Avenor is responsible for the operation of the Ponderay Partnership's newsprint mill in Usk, Washington, which produces newsprint on one machine.

     Newspaper publishers are the principal purchasers of newsprint. Concentration of ownership within the newspaper publishing industry results in substantial consumer buying power. Avenor has continually upgraded its newsprint facilities and operating methods to keep pace with market requirements.

     Demand for post-consumer recycled-content newsprint continues to be strong. In response to demand for recycled material, recycling plants were completed in 1991 at Gatineau and Thunder Bay and in 1995 at the Ponderay mill. Avenor is one of North America's largest suppliers of post-consumer recycled-content newsprint with an annual capacity of over one million tonnes of newsprint with a recycled fibre content level which varies from 18% to 40%. Avenor uses up to 400,000 tonnes of old newspapers and magazines annually.

     The United States remains the most important newsprint market, accounting for 70% of Avenor's newsprint sales in 1997. In 1997, Avenor also shipped significant volumes of newsprint to customers in Canada, Japan and Europe representing 7%, 5% and 3% of the Newsprint Group's sales, respectively. The remainder of Avenor's newsprint sales in 1997 were destined mainly to Asian and South American markets.

     In 1997, newsprint demand in North America improved as newsprint consumption grew by 4% in the United States, advertising lineage rose by 6% and inventories returned to normal levels. Despite price increases of US$75 per tonne in May 1997 and US$35 per tonne in November 1997, average transaction prices remained below 1996 levels. In overseas markets, 1997 demand improved compared to 1996; however, capacity increases, particularly in Asia, prevented matching the price improvements achieved in North American markets.

     The negative impact of lower prices was mitigated by increased productivity and reduced costs. During 1997, the Newsprint Group's focus on improving cost competitiveness through increased productivity, successful start-up of the Dalhousie mill modernization project and implementation of Operational Excellence Program initiatives resulted in an overall cost improvement of close to 9% compared to 1996. By December 31, 1997, the Newsprint Group had implemented C$29 million of Operational Excellence Program cost reductions. The target for this group is to achieve C$70 million of annualized savings by the end of 1998.

  Pulp Group

     The Pulp Group is Avenor's second largest segment, with an annual market pulp capacity of 855,000 tonnes and total production of 806,000 tonnes in 1997. About 7% of this production was transferred to other Avenor operations, while 729,000 tonnes of pulp were shipped to outside customers for use in virtually all types of paper and paper products. NBSK comprised over 80% of Avenor's total market pulp shipments, with the balance consisting of high-quality bleached hardwood kraft pulp. Avenor's market pulp facilities are located at Dryden, Ontario, Thunder Bay, Ontario and Gold River, British Columbia.

     In 1997, approximately 60% of Avenor's market pulp sales were made in the United States. Sales in Europe accounted for approximately 10% of total shipments, Japan for 5%, and 8% were made within Canada.

     In 1997, strong paper markets in the United States resulted in higher demand for market pulp and an over 11% increase in shipments to this market compared to 1996 levels. After an initial decline to US$560 per tonne in the first quarter of 1997, NBSK prices recovered at the end of 1997 to US$610 per tonne in the North American market. The European paper market was also strong in 1997, with improved demand throughout the year for all grades. However, Asian paper markets experienced oversupply, and the recent currency devaluation and economic crisis have made these paper markets even more competitive and volatile. Avenor ships approximately 22% of its pulp production to Asian markets. A shutdown at the Gold River pulp mill was undertaken commencing in late December 1997 as a result of the weak market conditions in Asia. The mill resumed operations in late March 1998.

     During 1997, the Thunder Bay mill was shut down for a total of 17 days and the Gold River mill for 53 days of scheduled maintenance and market-related downtime.

     The operating earnings of the Pulp Group improved in 1997, primarily as a result of an 11% reduction in operating costs and improved productivity. Operational Excellence Program initiatives resulted in annualized cost savings of C$23.0 million in 1997 through employee reductions, increased productivity and mill cost reductions. This represented almost 77% of the Pulp Group's objective of C$30 million of annualized cost savings to be achieved by the end of 1998.

  White Paper Group

     Avenor's white paper production includes uncoated freesheet for copy and laser print papers, printing papers, register bond, envelopes and post-consumer recycled-content white papers. Total shipments of white paper were 310,000 tonnes in 1997.

     Avenor's white paper is sold in Canada and the United States, with 1997 shipments in Canada representing 57% of white paper sales and those to the United States representing the remaining 43%.

     During the first half of 1997, white paper prices weakened as industry inventories increased, resulting in reduced demand. Prices improved in the second half of 1997 and ended the year approximately 10% higher than prices in March 1997.

     By December 1997, the implementation of Operational Excellence Program initiatives by the White Paper Group had resulted in annualized savings of C$20 million. The Operational Excellence Program target for the White Paper Group is C$25 million of annualized savings by the end of 1998.

  Wood Products Group

     The Wood Products Group was created in 1996 and currently includes a sawmill in Ear Falls, Ontario, a studmill in Dryden, Ontario, woodlands in New Brunswick, Quebec and northwestern Ontario and a sawmill located in Maniwaki, Quebec which is owned and operated by Manifor Inc., a wholly-owned subsidiary of Avenor. The Wood Products Group is responsible for all of Avenor's harvesting, fibre procurement and solid wood products converting activities. Management of these operations is aimed at improving the generation of value from Avenor's northern softwood fibre base and ensuring a low cost, adequate fibre supply to Avenor's primary pulp and paper operations as well as its sawmills.

     The Wood Products Group had lumber shipments of 376 million board feet and total log shipments of 953,000 cubic metres in 1997 (including Pacific until December 10, 1997). In 1997, sales of wood products to Japan (served by Pacific), consisting mainly of lumber shipments, represented approximately 46% of wood products sales. Within Canada, shipments were primarily logs and chips and represented 38% of wood products sales.

     Lumber market conditions deteriorated steadily throughout 1997. The collapse of the Japanese lumber markets, combined with the economic uncertainties in the Asian markets late in 1997, led to an oversupply of lumber in North America despite strong demand in both the United States and Canada. The effect of lower prices was partially offset by cost reductions realized through the implementation of operational efficiencies, including improved management of Avenor's freehold lands, which resulted in increased revenues and profitability. In Quebec, the residual chip management plan for the Gatineau mill reduced delivery costs by C$13 per dry tonne of chips over 1996 and, in northwestern Ontario, a move to third-party contractor operations was completed. In addition to these efficiencies, the Wood Products Group also realized its targeted annualized Operational Excellence Program savings of C$15 million by December 31, 1997. The Operational Excellence Program savings were passed on to the other business groups in the form of lower fibre costs.

     In December 1997, Avenor announced that it had entered into a marketing agreement with Canfor, whereby Canfor will act as the exclusive marketing agent for Avenor's lumber products effective January 1, 1998. This agreement will increase Avenor's market coverage and provide access to Canfor's lumber marketing expertise.

MANUFACTURING FACILITIES

     The following is a brief summary of Avenor's manufacturing facilities, substantially all of which are owned outright and are free from mortgages.

  Dalhousie, New Brunswick

     The Dalhousie newsprint operations are owned and operated through Avenor Maritimes which has two minority shareholders, one of whom is committed to purchasing approximately 35% of the mill's output. The

Dalhousie newsprint facility is strategically located on the Atlantic coast and has year-round deep-sea docking facilities that can accommodate large ocean freighters. The mill manufactures standard grade newsprint on two newsprint machines which were modernized in 1982. The aggregate annual capacity of the facility is approximately 227,000 tonnes.

     A renewal program was completed at the Dalhousie, New Brunswick mill in 1996. The project included the construction of a secondary effluent treatment plant, the construction of a thermomechanical pulp mill and the conversion of the fibre supply to 100% wood chips.

  Gatineau, Quebec

     The Gatineau newsprint mill is located on the north bank of the Ottawa River. The mill has three paper machines, the most recent of which was installed in 1987. In 1991, construction of a recycling plant with an annual capacity of 180,000 tonnes of deinked pulp was completed. The plant consumes about 200,000 tonnes per year of old newspapers and magazines.

     A new refuse boiler became operational during 1992, a new thermomechanical pulp mill was installed in early 1993 and paper machine improvements at the newsprint mill were completed in the fourth quarter of 1993. The mill's annual production capacity is 450,000 tonnes on three machines. A new secondary effluent treatment facility was completed in 1995. The modernized Gatineau mill is a competitive manufacturer of high-quality post-consumer recycled-content newsprint.

  Thunder Bay, Ontario

     The Thunder Bay manufacturing facilities are located beside the Kaministiquia River and include two kraft pulp mills and three newsprint machines. The two kraft pulp mills at Thunder Bay have an aggregate annual capacity of 500,000 tonnes. Avenor has made substantial capital expenditures in recent years to modernize the newsprint operations at this mill in order to meet the increasing quality standards of the marketplace. The Thunder Bay facility also includes a 275,000 tonne per year thermomechanical pulp mill which became operational in early 1991. A 240,000 tonne per year newsprint machine installed in 1991 replaced two older machines and the total newsprint capacity of the facility is 544,000 tonnes per year on three machines. In 1991, a recycling plant with an annual capacity of 125,000 tonnes of deinked pulp was completed. The plant consumes about 150,000 tonnes per year of old newspapers and magazines. In 1995, a new chip handling system and secondary effluent treatment plant were completed at the Thunder Bay mill.

  Gold River, British Columbia

     The Gold River manufacturing facility is located on Vancouver Island and consists of a 255,000 tonne-per-year kraft pulp mill. The facility has direct shipping access to export markets.

  Dryden, Ontario

     The Dryden manufacturing facilities are located adjacent to the Wabigoon River. These facilities include a pulp mill, a white paper mill and a stud lumber mill. The integrated kraft pulp mill has an annual capacity of approximately 300,000 tonnes. The mill commenced operations in 1983 following completion of a major modernization and expansion program. The white paper mill includes two modern paper machines with an aggregate annual capacity of approximately 324,000 tonnes or 357,000 short tons.

  Wood Products

     Avenor owns and operates a sawmill at Ear Falls, Ontario with an annual capacity of 130 million board feet, a stud lumber mill at Dryden, Ontario with an annual capacity of 70 million board feet and a sawmill in Maniwaki, Quebec with an annual capacity of 70 million board feet.

INVESTMENT IN PONDERAY PARTNERSHIP

     Avenor has a 40% ownership interest in the Ponderay Partnership through a wholly-owned subsidiary which is the managing partner. The balance of the interest in the partnership is held by subsidiaries of five United States newspaper publishers. The Ponderay Partnership owns a 243,000 tonne-per-year newsprint mill at Usk, Washington which can produce newsprint with a recycled content level of up to 18%. The mill began production in December 1989 and has operated continuously since that date. A new deinking plant has been in operation since early 1995.

     Avenor is responsible for the operation of the newsprint mill and the marketing of newsprint production. As of December 31, 1997, Avenor had invested US$107.8 million in equity of the Ponderay Partnership. In 1997, the net sales of the Ponderay Partnership amounted to US$131.3 million. Substantially all the output from the mill is committed under long-term contracts, the majority of which are with the partners of the Ponderay Partnership.

     The assets of the Ponderay Partnership are pledged in favour of its lending financial institutions. Avenor has guaranteed US$50 million of the Ponderay Partnership's long-term debt.

CAPITAL EXPENDITURES

     The following table sets forth Avenor's capital expenditures for the past five years, including Avenor's proportionate share of investments made by the Ponderay Partnership and the Gold River Partnership:

1997.................................  C$170.1 million
1996.................................  C$284.1 million
1995.................................  C$219.3 million
1994.................................  C$ 61.6 million
1993.................................  C$158.1 million

     Avenor does not expect to incur significant capital expenditures in 1998. The expenditures will be used primarily for maintenance of Avenor's assets. It is expected that these expenditures will be financed by cash generated from operations.

     Avenor completed a C$370 million investment program at the Gatineau facility in 1993 which included the construction of a deinking plant, a refuse boiler, a thermomechanical pulp mill and paper machine improvements. A C$167 million renewal plan was completed in 1996 at the Dalhousie newsprint facility. The project included the construction of a thermomechanical pulp mill, conversion of the fibre supply to 100% wood chips and construction of a secondary effluent treatment plant. In 1997, the construction of a new sawmill at Ear Falls, located in northwestern Ontario, was completed at a total cost of C$61 million. All significant expenditures required to bring Avenor's facilities in compliance with current effluent regulations in Canada and the United States were completed by the end of 1996. Environmental expenditures for the next three years are estimated at C$20 million, primarily relating to air quality and waste management.

FIBRE SUPPLY

     Avenor manages approximately 77,330 square kilometres of forests, excluding the private timberlands and Crown forest licenses of Pacific which were sold in December 1997. In 1997, Avenor and Pacific together provided directly or indirectly over one-half of the virgin fibre requirements of Avenor's pulp and paper mills. Avenor's annual allowable cut ("AAC") totals approximately seven million cubic metres of fibre. In addition to its virgin fibre requirements, Avenor uses old newspaper and magazines in the recycling plants at the Gatineau, Thunder Bay and Ponderay mills. In 1997, Avenor sourced approximately 65% of its old newspaper and magazine needs for the Gatineau and Thunder Bay recycling plants under long-term supply agreements. The supply of old newspapers and magazines originates primarily from areas where Avenor's newsprint is sold in order to minimize transportation costs.

     Avenor carries out woodland operations in New Brunswick, Ontario and Quebec, on both freehold lands owned by Avenor and Crown-owned lands. Woodland operations are highly mechanized, enabling Avenor to harvest and deliver wood requirements efficiently. Forest operations are managed by a professional staff that plan and carries out harvesting and reforestation activities on a sustainable basis.

     The following table sets forth the forest areas owned and managed by Avenor (excluding Pacific) as at December 31, 1997:

                                                       AVENOR         CROWN LAND
PROVINCE                                           FREEHOLD LANDS   CUTTING RIGHTS   TOTAL AREA
--------                                           --------------   --------------   ----------
                                                      (KM(2))          (KM(2))        (KM(2))
New Brunswick....................................        853             4,245          5,098
Quebec...........................................        660            19,347         20,007
Ontario..........................................        407            51,820         52,227
                                                       -----            ------         ------
          Total..................................      1,920            75,412         77,332
                                                       =====            ======         ======

  Dalhousie, New Brunswick

     The Dalhousie mill has access, either directly or indirectly through Avenor, to an AAC which is equivalent to its total fibre requirements. Approximately 55% of this AAC is on freehold land in New Brunswick and Quebec and the remainder is located on forests managed through a Forest Management Agreement ("FMA") granted by the Province of New Brunswick. The FMA has an initial term of 25 years which, if the holder fulfills its obligations, will be extended up to the full 25-year term every five years. The FMA requires the payment of stumpage fees and the assumption of certain responsibilities, including reforestation for which provincially-determined credits are given.

  Gatineau, Quebec

     The Gatineau mill purchases wood chips for its supply of virgin fibre of which substantially all is sourced either from Avenor's sawmill located in Maniwaki, Quebec or through long-term contracts with other sawmills. Through Manifor Inc., the Gatineau mill has access to an AAC which supplies approximately 25% of its virgin fibre requirements. There is currently a sufficient supply of wood chips from sawmills in the region to meet the remainder of the mill's requirements. The Maniwaki sawmill is the holder of a forest management agreement ("CAAF") with the Province of Quebec. The CAAF has an initial term of 25 years which, if the holder fulfills its obligations, is extended to the full 25-year term every five years. The CAAF entitles Avenor to harvest a volume of wood from specific Crown land. The CAAF also requires the payment of stumpage fees and assumption of certain responsibilities for forest regeneration and other silviculture work for which provincially-determined credits are given. In addition to wood chips, the Gatineau mill purchases approximately 200,000 tonnes per year of old newspapers and magazines for its recycling plant, of which more than 65% is sourced through long-term contracts at market prices and the remainder through purchases on the spot market.

  Thunder Bay, Ontario

     The Thunder Bay mill has access to an AAC approximately equivalent to the combined requirements of the Thunder Bay pulp and newsprint mills. Substantially all of this AAC is on Crown land managed by Avenor through renewable licenses or FMAs with the Province of Ontario. Those agreements generally are for 20-year terms and are extended for the full term every five years. Avenor is required to pay stumpage fees and, for the majority of these agreements, Avenor assumes certain reforestation responsibilities. Costs incurred for reforestation of Avenor's FMAs are recoverable from trust funds which are dedicated to silviculture and fully funded by Avenor. Ontario stumpage fees are based on the prices of newsprint, pulp and lumber. The Province of Ontario is currently in the process of changing its FMAs into Sustainable Forest Licences or "SFLs". This will result in a change in forest management procedures but does not affect AAC volumes.

     In addition to its virgin fibre supply, the mill purchases approximately 150,000 tonnes per year of old newspapers and magazines, of which roughly 65% is obtained through long-term contracts, with the remainder obtained through market purchases.

  Dryden, Ontario

     The Dryden mill, together with the Dryden stud mill and Ear Falls sawmill, has access to an AAC which provides full fibre self-sufficiency. The AAC is located on Crown lands which are managed by Avenor through renewable licenses or FMAs with the Province of Ontario. These licenses are similar in nature to those of the Thunder Bay mill. The Dryden mill also uses purchased recycled pulp in the production of the higher grade Artica line of recycled-content white paper.

  Gold River, British Columbia

     In 1997, the Gold River pulp mill obtained approximately 65% of its fibre requirements through a long-term fibre supply agreement with Pacific. This arrangement provided Avenor with wood chips produced as a by-product of Pacific's sawmill operations as well as pulp logs produced from its logging operations. The remaining 35% of the 1997 fibre supply requirement was purchased on the open market.

     When Pacific was sold in December 1997, Avenor entered into agreements with affiliates of the two purchasers of Pacific, TimberWest Timber Trust ("TimberWest") and Doman Industries Limited ("Doman") to ensure continuity of fibre flows from the former Pacific properties to the Gold River mill, under substantially the same terms and conditions as those in effect before the sale of Pacific.

     The fibre supply agreements with TimberWest and Doman are evergreen agreements which are tied to the Gold River pulp mill and may be terminated only at the option of Avenor. Together, the two agreements will secure approximately 60% of the mill's ongoing fibre requirements.

  Ponderay Partnership

     All fibre requirements of the Ponderay Partnership mill are sourced through open-market purchases. The Ponderay Partnership has entered into a long-term contract with a local chipping contractor to supply approximately 35% of the newsprint mill's fibre requirements. The remainder of the mill's wood chip requirements are supplied from regional sawmills under contracts which are negotiated annually.

     The Ponderay Partnership mill began production of up to 18%
recycled-content newsprint in the Spring of 1995, using approximately 45,000 tonnes of old newspapers and magazines on an annual basis.

MAJOR DEVELOPMENTS

     During the five years ended December 31, 1997, Avenor's capital expenditures amounted to approximately C$900 million, including Avenor's proportionate share of capital expenditures in partnerships. Avenor's total assets were C$2.7 billion at the end of 1997.

     Major developments since 1990 include the following:

        - the completion in 1991 of a major modernization of the Thunder Bay complex initiated in 1988 which included the installation of a thermomechanical pulp mill, a new high-speed newsprint machine to replace two older machines, a secondary effluent treatment system for the pulp mill and a deinking plant for newsprint recycling;

        - the sale of Avenor's tissue business, which was completed in 1991, for proceeds of C$184.8 million;

        - the permanent closure in 1992 of the Trois-Rivieres groundwood specialties mill and its subsequent disposition by Avenor;

        - the construction of a secondary effluent treatment system at the Gold River complex completed in 1992;

        - the completion of a C$370 million modernization program at the Gatineau newsprint mill which included a deinking plant completed in 1991, a refuse boiler which came on-line in 1992 and a thermomechanical pulp mill and paper machine improvements which were completed in 1993;

        - the indefinite shutdown in December 1993 of the newsprint mill of the Gold River Newsprint Partnership (the "Gold River Partnership") of which Avenor was general partner; on October 23, 1995, through a court order, certain newsprint assets of the partnership were sold to a third party and the outstanding indebtedness of the partnership to its third-party lenders was fully extinguished;

        - the sale by Avenor of its Canexel Hardboard Division in East River, Nova Scotia for approximately C$18 million in the first quarter of 1994;

        - the sale by Avenor of its entire interest in its paperboard business in June 1994, resulting in a net gain to Avenor of C$19.5 million. The gross proceeds to Avenor from this transaction were C$247.5 million;

        - the purchase, in September 1995, of a sawmilling complex located in Maniwaki, Quebec with an annual production capacity of 70 million board feet of lumber;

        - the completion of a secondary effluent treatment facility at the Gatineau mill in 1995;

        - the completion of a new chip handling system and newsprint secondary effluent treatment plant at the Thunder Bay mill in 1995, at a cost of C$56 million;

        - the completion in 1996 of a C$167 million renewal program for the Dalhousie newsprint mill of Avenor Maritimes which included the construction of a secondary effluent treatment plant, the replacement of the pulping systems with a new thermomechanical pulp mill, and the conversion of the fibre supply to 100% wood chips;

        - the completion in early 1997 of chip handling and thickness screening systems at the Dryden mill, at a total cost of C$54 million;

        - the completion in 1997 of a new sawmill at Ear Falls, Ontario with an annual capacity of 130 million board feet, at a total cost of C$61 million; and

        - the completion, in December 1997, of the sale of Avenor's 53% interest in Pacific, for cash proceeds of C$302 million and a realized gain of C$186.2 million (C$108.4 million after tax); Pacific was created in 1992 as a subsidiary of Avenor and in 1993 Avenor sold to Pacific the assets and business of Avenor's Wood Products Group in British Columbia, including three sawmills, a 60% interest in Mayo Forest Products Ltd., private timberlands and Crown tenures in British Columbia.

COMPETITION AND BUSINESS ENVIRONMENT

     There are numerous competitors in the major markets, both domestic and international, in which Avenor sells its principal products. Many factors influence Avenor's competitive position, including manufacturing and delivery costs, fibre availability, foreign currency exchange rates, product quality and customer service. The markets for Avenor's products are highly competitive, and sensitive to cyclical changes in industry capacity and in the economy, both of which can have a significant influence on selling prices and on Avenor's capacity usage and profitability. The pricing environment for both newsprint and market pulp depends on, among other things, growth in demand for these products which, in turn, is dependent on economic conditions in North America, Asia and Europe. Over the long run, growth in demand may also be adversely affected by a number of factors, including technological changes.

     The trend towards consolidation in the pulp and paper industry in North America continues, particularly in the newsprint industry. Larger producers have access to cost and operating efficiencies, improved geographical positions and expanded marketing competencies which make them better able to serve domestic and export newsprint markets and provide better customer service.

TRANSPORTATION

     Avenor has access to efficient modes of transportation at all of its facilities. Most plants have access to both truck and rail, providing effective transportation to North American markets and overseas shipping ports. In addition, the mills at Gold River and Dalhousie have ship-docking facilities on site. Inbound wood fibre, chemicals and other materials are received by road, rail and water.

ENERGY

     Steam for process requirements is produced from a combination of natural gas, oil and coal, and by burning wood residues from Avenor's manufacturing operations. Two of Avenor's facilities are capable of producing steam by using more than one energy source in order to minimize energy costs.

     Most of Avenor's electrical power requirements are supplied under long-term arrangements with the various provincial electric utilities. However, the Gold River pulp mill generates approximately 50% of its electric power requirements, the Thunder Bay facilities about 25% and the Dryden facilities about 50%. Avenor continues to examine opportunities for internal generation of electricity through cogeneration.

RESEARCH AND DEVELOPMENT

     Investment in research and development is carried out by Avenor's Technology Development group located in Ottawa, Ontario. Forestry research is carried out at Avenor's Forestry Centre in Harrington, Quebec. Avenor incurred C$6.7 million of direct research and development expenditures during fiscal 1997, including expenditures made by Pacific prior to December 10, 1997.

ENVIRONMENTAL MATTERS

     Like its competitors in the forest products industry, Avenor's operations are subject to general and industry-specific federal, provincial, state and municipal laws and regulations relating to environmental protection and human health and safety. Such laws and regulations include those governing wastewater discharges, air emissions, the use, handling, storage, treatment, transportation and disposal of solid and hazardous materials and wastes and the remediation of contamination. Because of the nature of its business, Avenor has incurred, and will continue to incur, capital and operating expenditures and other costs in complying with such laws and regulations.

     Avenor believes that its operations and facilities are currently in substantial compliance with applicable environmental laws and regulations, including certain regulations adopted by the federal, Quebec, Ontario, New Brunswick and British Columbia governments which apply to wastewater discharges and air emissions from pulp and paper mills. Those regulations regarding wastewater discharges and air emissions require that compliance be achieved by dates ranging from 1992 to 2002. As part of its environmental management program, Avenor has installed and successfully implemented state-of-the art secondary treatment systems for effluent at all of its facilities. However, regulations adopted in British Columbia include an objective to be met before the end of 2002 with respect to the reduction of AOX to non-detectable levels which could require Avenor to undertake significant further capital expenditures. Currently, it is unclear what action would be required to meet this objective in its present form and, therefore, the cost of additional capital expenditures cannot be estimated.

     Over the next few years, Avenor's focus on environmental improvements will be on the control of air emissions. Through the Canadian government's voluntary program on climate change, Avenor has already reduced its emissions of carbon dioxide and nitrogen oxides to 1990 levels. Avenor does not expect that the recently adopted Kyoto Protocol, which addresses, among other things, carbon dioxide and nitrogen oxide emission levels, will have a material adverse effect on its business or financial condition. In 1996 and 1997, new electrostatic precipitators were installed at the Gold River and Dalhousie mills to reduce particulate emissions. Further capital expenditures will be made over the next few years to address particulate and total reduced sulphur (TRS) emissions.

     Although Avenor believes that its currently projected environmental capital expenditures of C$20 million over the period of 1998 to 2000 will be sufficient to allow its pulp and paper mills to meet the standards prescribed by the current laws and regulations, there can be no assurance that additional capital or other expenditures will not be required. This amount excludes capital expenditures that may be required to comply with the requirement in British Columbia to reduce AOX to non-detectable levels by the end of 2002. Avenor will continue to monitor and participate in the development of any new regulatory demands.

     In 1996, Avenor initiated a program to become ISO 14001 (Environmental Management Systems) registered at all of its facilities. In December 1997, Thunder Bay, Avenor's largest facility, achieved registration. Avenor's other facilities are well advanced in their programs and registration will be pursued in 1998. The program will improve Avenor's environmental management capabilities, bringing greater awareness and knowledge to all employees and will assist Avenor in meeting the environmental concerns of customers around the world.

     Avenor has committed to sustainable forest management (SFM) modelled on guidelines established by the Canadian Standards Association (CSA). Implementation of this extensive program in all of Avenor's woodlands operations is expected to be completed within five years. In 1996 and 1997, forest audits were undertaken by a consulting firm. Those audits reviewed Avenor's practices for silviculture, planning and construction of roads, culverts and stream crossings and stakeholder participation. Action plans are currently in place to address all audit findings, none of which are considered material by Avenor.

     Avenor's facilities and operations are subject to certain environmental laws and regulations which may impose liability on certain parties to remediate, and, in the United States, contribute to the costs of remediating sites at which hazardous wastes or substances are or were disposed of or released. Such sites may include sites currently or formerly owned or operated by Avenor and sites in the United States to which Avenor has sent hazardous wastes or substances for treatment or disposal. Liability for such remediation may be imposed without regard to fault or the lawfulness of the activity resulting in the contamination. Although Avenor is currently undertaking remedial action at or in connection with some of its current and former operations, it is not currently aware of any such liability that is reasonably expected to have a material adverse effect on its business or financial condition. However, certain of Avenor's facilities have been in operation for many years and, over such time, have used or generated and disposed of substances which are or may be considered hazardous. The discovery of previously unknown contamination of property or groundwater underlying or in the vicinity of Avenor's facilities, operations or managed lands could require it to incur material unforeseen expenses.

HUMAN RESOURCES

     Avenor employed an average of 6,760 employees in 1997, including an average of 1,068 employees of Pacific, the majority of whom are located in Ontario, Quebec, British Columbia and New Brunswick. In 1997, approximately 5,460 of Avenor's employees were covered by collective labour agreements.

     In 1997, Avenor's sawmill at Maniwaki, Quebec renewed its collective labour agreement for a three-year period and labour negotiations continue at the Gold River pulp mill in British Columbia. In 1998, fourteen labour agreements, covering approximately 2,930 mill and woodland employees in Thunder Bay, Ontario, Gatineau, Quebec and Dryden, Ontario, are subject to renewal.

SHARE CAPITAL OF AVENOR

     The authorized capital of Avenor consists of an unlimited number of Avenor Common Shares of which 65,788,413 were issued and outstanding on June 12, 1998. Each Avenor Common Share entitles its holder to one vote at meetings of the Avenor Shareholders and to receive dividends, if, as and when declared by the Avenor Board. Each Avenor Common Share entitles its holder to a pro rata share of the residual assets of Avenor upon its liquidation, dissolution or winding up.

PRINCIPAL HOLDERS OF AVENOR COMMON SHARES

  Share Ownership of Avenor Management

     At the close of business on the Avenor Record Date, directors and senior officers of Avenor and their affiliates were the beneficial owners of an aggregate of approximately 35,258 Avenor Common Shares for approximately 0.05% of the votes attaching to the outstanding Avenor Common Shares. All such directors and senior officers have indicated their intention to vote their Avenor Common Shares at the Avenor Meeting for approval of the Arrangement Resolution and the Shareholder Rights Plan Resolution.

     To the knowledge of the directors and officers of Avenor, as at June 12, 1998, no person beneficially owns or exercises control or direction over more than 10% of the Avenor Common Shares.

DIRECTORS AND OFFICERS

     The Avenor Board currently consists of eight directors. The following table sets forth the name, position held with Avenor and the principal occupation of each of the directors and senior officers of Avenor.

                                                                                             NUMBER OF AVENOR
                                                                                              COMMON SHARES
                                                                                           BENEFICIALLY OWNED,
                                                                                        DIRECTLY OR INDIRECTLY, OR
                                                                                          OVER WHICH CONTROL OR
NAME AND MUNICIPALITY                POSITION WITH        PRINCIPAL OCCUPATION IF              DIRECTION IS
OF RESIDENCE                        AVENOR/SINCE(6)       OTHER THAN POSITION HELD           EXERCISED(7)(8)
---------------------               ----------------      ------------------------      --------------------------
William R. C. Blundell(1)(5)        Director/1993     Corporate Director                          5,025
Toronto, Ontario
Lino J. Celeste(2)(3)               Director/1996;    Chairman of the Board                       2,435
Saint John, New Brunswick           Chairman of the   Bruncor Inc. (holding company)
                                    Board/1997
Purdy Crawford(2)(4)                Director/1993     Chairman                                    5,231
Toronto, Ontario                                      Imasco Limited (consumer
                                                      products and service
                                                      corporation)
L. Yves Fortier, C.C.,              Director/1992     Chairman                                    3,481
    Q.C.(1)(2)                                        Ogilvy Renault (barristers and
  Westmount, Quebec                                   solicitors)
James F. Hankinson(2)(4)            Director/1982     President and Chief Executive               1,300
Fredericton, New Brunswick                            Officer
                                                      New Brunswick Power Corporation
                                                      (producer and distributor of
                                                      electricity)
Hon. Barbara J. McDougall,          Director/1994     Chairperson                                 1,300
  P.C.(1)(3)(5)                                       AT&T Canada Long Distance
Toronto, Ontario                                      Services Company (carrier of
                                                      voice, data and message
                                                      communications)
Frederic V. Salerno(4)(5)           Director/1995     Senior Executive Vice President             4,950
Rye, New York                                         & Chief Financial
                                                      Officer -- Strategy and Business
                                                      Development
                                                      Bell Atlantic (telecommunication
                                                      services, directory publishing
                                                      and information delivery
                                                      services)
Arthur R. Sawchuk(2)(3)             Director/1993;                   --                           3.997
Mississauga, Ontario                President and
                                    Chief Executive
                                    Officer/1997
Darrell S. Madill                   President, Wood                  --                             293      (9)
Montreal, Quebec                    Products
                                    Group/1996
Jerry P. Soderberg                  President,                       --                              --
White Plains, New York              Newsprint
                                    Group/1993

                                                                                             NUMBER OF AVENOR
                                                                                              COMMON SHARES
                                                                                           BENEFICIALLY OWNED,
                                                                                        DIRECTLY OR INDIRECTLY, OR
                                                                                          OVER WHICH CONTROL OR
NAME AND MUNICIPALITY                POSITION WITH        PRINCIPAL OCCUPATION IF              DIRECTION IS
OF RESIDENCE                        AVENOR/SINCE(6)       OTHER THAN POSITION HELD           EXERCISED(7)(8)
---------------------               ----------------      ------------------------      --------------------------
David J. Steuart                    President, Pulp                  --                           1,870
Burlington, Ontario                 Group/1993
David G. Toole                      President, White                 --                             500
Etobicoke, Ontario                  Paper Group/1990
Francois R. Roy                     Executive Vice                   --                              --       (9)
Montreal, Quebec                    President and
                                    Chief Financial
                                    Officer/1997
Marc Regnier                        Senior Vice                      --                           1,937
Outremont, Quebec                   President,
                                    General Counsel
                                    and
                                    Secretary/1975
Edward J. Broadhurst                Vice President                   --                           1,005
Kanata, Ontario                     Operations
                                    Technology/1969
Emmanuelle A. Collin                Vice President,                  --                             375
Montreal, Quebec                    Communications
                                    and Governmental
                                    Affairs/1991
William G. Harvey                   Vice President                   --                           1,219
Hudson, Quebec                      and
                                    Treasurer/1991
Benoit Huard                        Vice President                   --                              --
Lorraine, Quebec                    and
                                    Comptroller/1997
James R. Marchant                   Vice President,                  --                             340
St-Lambert, Quebec                  Human Resources,
                                    Environment,
                                    Health &
                                    Safety/1993
Karl V. Roberts                     Vice President,                  --                              --
St. Albans, Vermont                 Supply Chain
                                    Management/1996
John H. Sim                         Vice President,                  --                              --
South Surrey,                       Marketing Pulp
British Columbia                    Group/1972
Wallace M. Vrooman                  Vice President,                  --                              --
Manotick, Ontario                   Environment/1988

---------------

Notes:
(1) Member of Audit Committee.
(2) Member of Corporate Governance and Nominating Committee.
(3) Member of Environment, Health and Safety Committee.
(4) Member of Management Development and Compensation Committee.
(5) Member of Pension Fund Review Committee.
(6) References to dates are to the date that the individual first became a director or employee of Avenor.
(7) Information as to Avenor Common Shares beneficially owned or controlled or directed by a nominee for director has been furnished by the respective nominees.
(8) In addition to the Avenor Common Shares listed in this table, the following individuals hold the number of Avenor Options indicated below which have an exercise price of less than C$35; Mr. Madill -- 20,460; Mr.
    Soderberg -- 66,070; Mr. Steuart -- 58,244; Mr. Toole -- 61,804; Mr.
    Roy -- 30,000; Mr. Regnier -- 53,932; Mr. Broadhurst -- 27,831; Ms.
    Collin -- 23,043; Mr. Harvey -- 5,664; Mr. Huard -- 2,314; Mr.
    Marchant -- 28,058; Mr. Roberts -- 5,496; Mr. Sim -- 24,271; and Mr.
    Vrooman -- 29,414. All outstand-
    ing Avenor Options will vest immediately prior to the Effective Time; therefore, it is expected that the above-noted Avenor Options will be exercised in connection with the Transaction.
(9) Messrs. Roy and Madill are the beneficial owners of C$58,000 and C$25,900, respectively, principal amount of Avenor Convertible Debentures.

     During the past five years, each of the above directors and senior officers held his or her present principal occupation or other management positions with the same or other associated firms or organizations, except Mr. Lino J. Celeste who became Chairman of the Board of Bruncor Inc. in November 1994 and prior to that date was President and Chief Executive Officer of the New Brunswick Telephone Company Limited; Mr. James F. Hankinson who was President and Chief Operating Officer of Canadian Pacific Limited from 1990 to 1994; the Honourable Barbara J. McDougall, P.C. who prior to June 1993 was Secretary of State for External Affairs, remained a member of Parliament until October 1993, worked as a consultant from June 1993 to December 1995 and served as the Vice-Chair of Unitel until her appointment to her present position in December 1996; Mr. Arthur R. Sawchuk who was Executive Chairman of Dupont Canada Inc. from September 1997 to December 1997 (as well as serving as acting President and Chief Executive Officer of Avenor since November 1997) and who, prior to September 1997, was Chairman of the Board, President and Chief Executive Officer of Dupont Canada Inc. and who, prior to September 1995, was President and Chief Executive Officer of DuPont Canada Inc.; Mr. Jerry P. Soderberg who was Vice President and General Sales Manager, Publishing and Packaging Paper Division of Boise Cascade Corporation prior to July 1993, and who was President, White Paper Group of Avenor prior to August 1994; Mr. David J. Steuart who was President of St. Anne Pulp Sales Company Ltd. prior to September 1993; Mr. Darrell S. Madill who was Group Vice-President, Wood Products at Canfor Corporation prior to September 1996; Mr. David Toole who was Vice President/Chief Financial Officer of Avenor prior to October 1994; Mr. Francois R. Roy who was Chief Financial Officer, Vice President Finance & Treasurer of Quebecor Inc. prior to August 1997; Mr. Marc Regnier who was Senior Vice President and General Counsel of Avenor prior to November 1997; Mr. Edward J. Broadhurst who was Director, Technology Development of Avenor prior to December 1994 and was Vice President, Technology Development of Avenor prior to November 1997; Ms. Emmanuelle Collin who was Vice President, Public Affairs and Communications of Avenor prior to October 1993; Mr. William G. Harvey who was Treasurer of Avenor prior to July 1995; Mr. Benoit Huard who was Corporate Controller of Quebecor Inc. prior to October 1997; Mr. James R. Marchant who was Vice President, Employee and Labour Relations at Northern Telecom Ltd. prior to December 1993 and who was Vice President, Human Resources of Avenor prior to November 1997; and Mr. Karl V. Roberts who was Manager of Strategic Planning and Operations Research for Boise Cascade Corporation prior to October 1993 and who was General Manager, Vend Portfolio, Specialty Products Division for Ore-Ida Foods from October 1993 to September 1996.

  Compensation of Directors

     Each director of Avenor, other than a director who is a salaried officer or employee of Avenor, receives an annual retainer fee of C$16,000. In addition, each director receives a fee of C$1,000 for each meeting of the Avenor Board or committee of the Avenor Board attended. Each director who is appointed chairperson of a committee of the Avenor Board is paid an additional annual fee of C$3,000. All directors are reimbursed for out-of-pocket expenses incurred for attendance at meetings of the Avenor Board and committees of the Avenor Board. Avenor has established a Directors' Share Remuneration Plan pursuant to which the Corporate Governance and Nominating Committee recommends annually, for approval by the Avenor Board, the number of Avenor Common Shares to be purchased on behalf of the directors as part of their compensation. In fiscal 1997, 300 Avenor Common Shares were allotted to each non-officer director, the purchase price of which was C$20.40 per share.

  Termination of Employment, Change in Responsibilities and Employment Contracts

     Avenor has entered into severance agreements with certain of its executive officers, including Messrs. Madill, Soderberg, Steuart and Toole, in the normal course of business. The severance agreements, the majority of which were entered into in September 1993, provide for the payment of certain severance benefits if a change in control of Avenor occurs and, within the three-year period following the change in control, the individual's employment is terminated by Avenor other than for cause, disability, retirement or death, or by the individual for certain defined reasons such as a change in his position, reporting relationship, in the nature or status of his responsibilities or a reduction in salary or benefits. The agreements provide that the executive officer would receive a lump sum severance payment equal to the base salary and the target bonus payable under Avenor's STIP that would have been earned through the end of the severance period (36 months) based on the individual's highest monthly rate of base salary during the preceding 36-month period. In addition to the lump sum severance payment, the agreements provide that the executive officer is entitled to the continuation of benefits under Avenor's benefit plans and certain perquisites through the end of the severance period, including the continuation of certain insurance plan benefits and a lump sum payment equal to the actuarial present-day value of pension arrangements under Avenor's SERP taking into account pensionable service and earnings during the severance period. The severance benefits provided for in the severance agreements would be the only benefits provided to an individual in the event of the termination of his employment following a change in control.

     Avenor has also entered into employment contracts with certain of its executive officers, including Messrs. Madill, Soderberg, Steuart and Toole. Those contracts, apart from setting forth the basic terms and conditions of employment, provide for the payment of certain indemnities should an executive officer's employment be terminated by Avenor other than for cause, the individual's breach of contract, disability or death. The agreements provide an amount equivalent to twenty-four months of the individual's base salary in effect at the time of termination, payable either in a lump sum or by way of salary continuance. In addition, the individual is entitled to the target bonus payable under Avenor's STIP that would have been earned at the time of termination as well as to the continuation of insurance plan benefits in effect at the time of termination (except short and long-term disability) provided the individual has opted for salary continuance and remains unemployed during that period. The terminated executive officer also has the right to exercise vested Avenor Options and Avenor SARs granted pursuant to the Avenor KESOP during a period of 90 days following the date of termination of his or her employment or as otherwise determined by the Management Development and Compensation Committee. Following the termination of their employment during fiscal 1997, Messrs. Gagne and Lord became entitled to the indemnities provided for in their employment contracts.

  Directors' and Officers' Liability Insurance

     Avenor has purchased directors' and officers' liability insurance which provides coverage for payments made on behalf of its directors and officers under the indemnity provisions of its by-laws and to individual directors and officers for insurable losses arising during the performance of their duties for which they are not indemnified by Avenor. In 1997, premiums paid in respect of directors' and officers' liability insurance for the directors and officers of Avenor were approximately C$10,388 and C$23,374, respectively. The policy provides coverage with an aggregate limit of C$75 million for all policy participants in each policy year, subject to a deductible of C$250,000 for each amount payable to Avenor.

EXECUTIVE COMPENSATION

  Compensation of Named Executive Officers

     The following table sets forth certain compensation information for the two individuals who occupied the position of Chief Executive Officer during 1997 and the five other most highly compensated executive officers of Avenor (collectively, the "Avenor Named Executive Officers") for services rendered in all capacities during the last three financial years in respect of the individuals who were Named Executive Officers in fiscal 1997. This information includes the dollar value of base salaries and bonus awards, the number of Avenor Options and Avenor SARs granted pursuant to the Avenor KESOP, and certain other compensation, if any, whether paid or deferred.

                           SUMMARY COMPENSATION TABLE
                             (ALL $ AMOUNTS IN C$)

                                                                               LONG-TERM
                                                                          COMPENSATION AWARDS
                                   ANNUAL COMPENSATION                     SECURITIES UNDER
                                --------------------------                   OPTIONS/SARS            ALL OTHER
NAME AND PRINCIPAL POSITION     YEAR    SALARY     BONUS     OTHER(1)         GRANTED(#)          COMPENSATION(5)
---------------------------     ----   --------   --------   --------   -----------------------   ---------------
Paul E. Gagne(2)..............  1997   $501,462   $ 90,720   $29,618        24,712/12,356           $2,008,782
  President and Chief           1996    540,000         --        --        29,862/14,931               61,487
  Executive Officer             1995    480,000    460,800        --        34,909/17,454               43,385
Norman W. Lord(2).............  1997   $291,744   $ 56,250   $30,567          7,400/3,700           $  642,576
  Vice President,               1996    250,000         --        --          9,217/4,608                8,034
  Corporate Development,        1995    214,000     73,237        --          5,284/2,642                9,135
  Logistics and Information
  Technology
Darrell S. Madill(3)..........  1997   $298,231   $117,972        --          9,424/4,712           $   16,221
  President,                    1996     90,346         --        --         11,035/5,517                5,400
  Wood Products Group           1995         --         --        --                                        --
Arthur R. Sawchuk(4)..........  1997   $ 46,200         --        --                   --           $   60,120
  President and Chief           1996         --         --        --                   --                   --
  Executive Officer             1995         --         --        --                   --                   --
Jerry P. Soderberg............  1997   $421,950   $151,172        --         12,912/6,456           $   38,204
  President,                    1996    390,450         --        --         16,548/8,274               24,563
  Newsprint Group               1995    368,962    138,732        --         10,480/5,240               22,563
David J. Steuart..............  1997   $309,890   $136,152        --          9,784/4,892           $   16,444
  President,                    1996    305,000         --        --         12,650/6,325               16,390
  Pulp Group                    1995    287,500     98,014        --          8,045/4,022               11,140
David G. Toole................  1997   $273,954   $ 66,053        --          8,890/4,445           $   15,505
  President,                    1996    278,000         --        --         11,530/5,765               15,698
  White Paper Group             1995    264,000    100,169        --          7,309/3,654               20,348

---------------

Notes:
(1) The aggregate amount of perquisites and other personal benefits is not greater than the lesser of $50,000 and 10% of the total of the annual salary and bonus of each Avenor Named Executive Officer for the financial years 1995, 1996 and 1997.
(2) The employment of Messrs. Gagne and Lord terminated on November 6, 1997 and November 24, 1997, respectively.
(3) Mr. Madill joined Avenor in September 1996.
(4) Mr. Sawchuk was appointed acting President and Chief Executive Officer of Avenor effective November 6, 1997.
(5) All Other Compensation includes insurance premiums for all Avenor Named Executive Officers, except Mr. Sawchuk, and in the case of Messrs. Gagne and Lord includes amounts received on the termination of their employment with Avenor, and in the case of Mr. Gagne includes directors' fees and retainers and in the case of Mr. Sawchuk includes directors' fees and retainers received prior to his appointment as President and Chief Executive Officer of Avenor.

     The following table sets forth information regarding grants of Avenor Options and Avenor SARs made to the Avenor Named Executive Officers under the Avenor KESOP during the financial year ended December 31, 1997.

                  OPTIONS AND SARS GRANTED DURING FISCAL 1997
                             (ALL $ AMOUNTS IN C$)

                                                                                   MARKET VALUE
                                                     % OF TOTAL                    OF SECURITIES
                                                    OPTIONS/SARS                    UNDERLYING
                                SECURITIES UNDER     GRANTED TO     EXERCISE OR    OPTIONS/SARS
                                  OPTIONS/SARS      EMPLOYEES IN     BASE PRICE     ON THE DATE     EXPIRATION
NAME                               GRANTED(#)      FINANCIAL YEAR   PER SECURITY     OF GRANT          DATE
----                            ----------------   --------------   ------------   -------------   -------------
Paul E. Gagne.................   24,712/12,356          11.1%          $28.65         $28.65       July 30, 2007(1)
Norman W. Lord................     7,400/3,700           3.3            28.65          28.65       July 30, 2007(1)
Darrell S. Madill.............     9,424/4,712           4.3            28.65          28.65       July 30, 2007
Arthur R. Sawchuk.............              --            --               --             --                  --
Jerry P. Soderberg............    12,912/6,456           5.8            28.65          28.65       July 30, 2007
David J. Steuart..............     9,784/4,892           4.4            28.65          28.65       July 30, 2007
David G. Toole................     8,890/4,445           4.0            28.65          28.65       July 30, 2007

---------------

Note:
(1) Due to the termination of their employment with Avenor following the grant of these Avenor Options and Avenor SARs and the application of specific rules of the Avenor KESOP pertaining to such circumstances, the expiration date has been established by the Management Development and Compensation Committee of Avenor at August 5, 1998 for Mr. Gagne and August 23, 1998 for Mr. Lord.

     The Avenor KESOP provides for the acceleration of the vesting of the Avenor Options and Avenor SARs upon the occurrence of a change in control of Avenor. In connection with the Transaction, Avenor has made application to the TSE and the ME for approval to amend the Avenor KESOP to provide for the vesting of all outstanding Avenor Options and Avenor SARs immediately prior to the Effective Time, in order to allow such directors and officers to participate in the Arrangement. Any Avenor Options or Avenor SARs which are not exercised prior to the Effective Time will be terminated as of the Effective Time.

     The following table summarizes for each of the Avenor Named Executive Officers the number of Options and SARs, if any, exercised during the financial year ended December 31, 1997, the aggregate value realized upon exercise and the total number of unexercised Avenor Options and Avenor SARs, if any, held at December 31, 1997. Value realized upon the exercise of Avenor Options is the difference between the fair market value of Avenor Common Shares on the exercise date and the exercise or base price of the Avenor Option. Value realized upon the exercise of Avenor SARs is either (i) the cash payment received by the executive officer equal to the difference between the market value of the Avenor Common Shares at the time of exercise and the corresponding Avenor SAR exercise or base price or (ii) the fair market value of Avenor Common Shares received in an equivalent amount to the amount established in clause (i). Value of unexercised in-the-money Avenor Options and Avenor SARs at financial year-end, if applicable, is the difference between their exercise or base prices and the market value of the Avenor Common Shares on December 31, 1997. Those values, unlike the amounts set forth in the column "Aggregate Value Realized", have never been, and may never be, realized. These Avenor Options and Avenor SARs have not been, and may not be exercised and actual gains, if any, on exercise will depend on the value of the Avenor Common Shares on the date of exercise. There can be no assurance that these values will be realized.

AGGREGATED OPTION/SAR EXERCISES IN 1997 AND FINANCIAL YEAR-END OPTION/SAR VALUES
                    (ALL DOLLAR AMOUNTS IN CANADIAN DOLLARS)

                                                                                               VALUE OF UNEXERCISED
                                                               UNEXERCISED OPTIONS/SARS            IN-THE-MONEY
                                    SECURITIES    AGGREGATE           AT FY-END #             OPTIONS/SARS AT FY-END
                                    ACQUIRED ON     VALUE     ---------------------------   ---------------------------
NAME                                EXERCISE(#)   REALIZED    EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                                -----------   ---------   -----------   -------------   -----------   -------------
Paul E. Gagne.....................    19,047      $107,616      105,689        72,029         $66,285            --
Norman W. Lord....................        --            --       23,842        19,258         $15,991            --
Darrell S. Madill.................        --            --           --        20,460              --            --
Arthur R. Sawchuk.................        --            --           --            --              --            --
Jerry P. Soderberg................        --            --       31,370        34,700         $53,977            --
David J. Steuart..................        --            --       31,788        26,457         $24,864            --
David G. Toole....................        --            --       39,868        24,075         $12,052            --

  Pension Benefits

     Avenor sponsors different registered pension plans in which the Avenor Named Executive Officers, other than Mr. Sawchuk, participated during 1997. Messrs. Gagne, Lord, Madill, Steuart and Toole participate in Avenor's Employees' Retirement Plan (1988). Mr. Soderberg participates in the Employees' Retirement Plan of Avenor America. All of those plans are registered for income tax purposes.

     Avenor also sponsors the SERP pursuant to which additional pension benefits may become payable to executive officers of Avenor in senior positions. Messrs. Gagne, Lord, Madill, Steuart, Toole and Soderberg participate in the SERP. The SERP provides participants with supplementary retirement benefits determined as the excess of (a) the amount of pension calculated in accordance with the provisions of the SERP over (b) the amount of pension payable from the registered plan in which the executive participates.

     The SERP pays pensions based on a final pay formula. The formula is 2% of average remuneration in the last three years preceding retirement times the number of years of pensionable service with Avenor and 1.6% of said remuneration times the number of years of pensionable service with a prior employer if such service has been recognized by Avenor ("Prior Service"). When years of Prior Service are recognized and when funds were not transferred in the registered plan, there is an offset to account for the pension payable from the prior employer's pension plans.

     For purposes of calculating the executives' pension, remuneration includes base salary and 50% of the target bonus under Avenor's STIP. Entitlement to an unreduced pension for the Avenor Named Executive Officers, other than Mr. Sawchuk, requires attainment of age 60 and completion of 15 years of continuous employment with Avenor or designated affiliates. Pension benefits are in the form of a life annuity with a 60% surviving spouse pension for married executives and a minimum guarantee of 120 monthly payments for single executives.

     The following tables set forth the total basis annual pension payable under the SERP, based on years of pensionable service with Avenor and Prior Service, respectively, before any offset of pensions payable either from one of Avenor's registered plans or from any prior employer's plan.

                             YEARS OF PENSIONABLE SERVICE WITH AVENOR
               ---------------------------------------------------------------------
REMUNERATION      10          15          20          25          30          35
------------   ---------   ---------   ---------   ---------   ---------   ---------
 C$200,000     C$ 40,000   C$ 60,000   C$ 80,000   C$100,000   C$120,000   C$140,000
   250,000        50,000      75,000     100,000     125,000     150,000     175,000
   300,000        60,000      90,000     120,000     150,000     180,000     210,000
   350,000        70,000     105,000     140,000     175,000     210,000     245,000
   400,000        80,000     120,000     160,000     200,000     240,000     280,000
   450,000        90,000     135,000     180,000     225,000     270,000     315,000
   500,000       100,000     150,000     200,000     250,000     300,000     350,000
   550,000       110,000     165,000     220,000     275,000     330,000     385,000
   600,000       120,000     180,000     240,000     300,000     360,000     420,000
   650,000       130,000     195,000     260,000     325,000     390,000     455,000
   700,000       140,000     210,000     280,000     350,000     420,000     490,000

                                      YEARS OF PRIOR SERVICE
               ---------------------------------------------------------------------
REMUNERATION      10          15          20          25          30          35
------------   ---------   ---------   ---------   ---------   ---------   ---------
 C$200,000     C$ 32,000   C$ 48,000   C$ 64,000   C$ 80,000   C$ 96,000   C$112,000
   250,000        40,000      60,000      80,000     100,000     120,000     140,000
   300,000        48,000      72,000      96,000     120,000     144,000     168,000
   350,000        56,000      84,000     112,000     140,000     168,000     196,000
   400,000        64,000      96,000     128,000     160,000     192,000     224,000
   450,000        72,000     108,000     144,000     180,000     216,000     252,000
   500,000        80,000     120,000     160,000     200,000     240,000     280,000
   550,000        88,000     132,000     176,000     220,000     264,000     308,000
   600,000        96,000     144,000     192,000     240,000     288,000     336,000
   650,000       104,000     156,000     208,000     260,000     312,000     364,000
   700,000       112,000     168,000     224,000     280,000     336,000     392,000

     The years of pensionable service with Avenor and Prior Service as of December 31, 1997 for the Avenor Named Executive Officers who participate in the SERP are, respectively: Mr. Gagne -- 21.43 years and no Prior Service, Mr. Soderberg -- 4.42 years and 25.25 years, Mr. Steuart -- 4.33 years and 23.67 years, Mr. Toole -- 22.67 years and no Prior Service, Mr. Madill -- 1.32 years and 14.98 years, and Mr. Lord --

28.33 years and no Prior Service. The 1997 remuneration amounts for the purpose of the SERP, taking into account 50% of their target bonus, were as follows:
C$622,614 for Mr. Gagne, US$346,267 for Mr. Soderberg, C$364,322 for Mr. Steuart, C$332,278 for Mr. Toole, C$350,430 for Mr. Madill and C$300,075 for Mr. Lord.

REPORT ON EXECUTIVE COMPENSATION

     The Management Development and Compensation Committee (the "Compensation Committee") supervises, on behalf of the Avenor Board, executive management succession, career development and compensation of executive officers, including the Avenor Named Executive Officers. Membership on the Compensation Committee is limited to outside directors who are not employees of Avenor or any of its affiliates. The Compensation Committee determines the level of compensation of the Chief Executive Officer and, on the advice of the Chief Executive Officer, approves the compensation of the other executive officers.

  Compensation Strategy

     Avenor's compensation program for its executive officers has been structured to encourage achievement of the following goals:

        - to attract executive officers who have demonstrated superior leadership competence;

        - to retain the services of valued members of the executive team throughout the normal business cycles typical of resource-based companies;

        - to link the interests of executive officers with those of the shareholders; and

        - to motivate the executive officers to achieve excellence within their respective areas of responsibilities.

     The underlying principle of Avenor's total compensation policy for executives is "pay for performance" with "pay", in the broader sense of total compensation, rising in a progressive and significant manner as performance, both corporate and personal, improves. For executive officers, the total compensation includes: base salary compensation, incentive compensation, benefits compensation and personal perquisites compensation. The total compensation for each executive position is designed to place Avenor at the 75th percentile of its selected market using a benchmark approach comparing Avenor to a group of companies in natural resources, manufacturing and Canadian-based multinationals (the "Selected Market"). Base compensation (pension and group benefits) is set to place Avenor at the median of its Selected Market. Personal perquisite compensation is intended to relate to the average of the Selected Market. Short-term and long-term incentive compensation is set to ensure that total compensation ranks Avenor at the 75th percentile of the Selected Market when prescribed performance objectives, as approved by the Compensation Committee, have been achieved.

  Salary

     In 1997, base salary increases were awarded to the Avenor Named Executive Officers, other than Mr. Sawchuk, in conformity with the principle mentioned above in respect of base compensation.

  Short-Term Incentive Plan

     Avenor's STIP provides annual incentive compensation to certain employees, including executive officers and the Avenor Named Executive Officers. In 1997, no incentive award was paid to Mr. Sawchuk. The amount payable to each employee is based upon the achievement of financial objectives and safety targets for each business unit and for Avenor as a whole. The total amount of an incentive award which an individual may earn relates to his responsibilities within the organization. In the case of the Chief Executive Officer, the award is tied 75% to the achievement of financial objectives and 25% to strategic objectives for Avenor. Short-term incentive awards for 1997 were calculated on the basis of 48% of 1997 base salary for Mr. Gagne, 36% of 1997 base salary for Messrs. Madill, Steuart, Soderberg and Toole and 30% of 1997 base salary for Mr. Lord, multiplied by earned STIP factors ranging from 0.35 to 1.24.

  Key Employee Stock Option Plan

     In 1988, Avenor introduced its Avenor KESOP designed to focus the executive officers' attention on the longer-term interest of Avenor and its shareholders. Avenor Options to purchase Avenor Common Shares are issued at market value.

     Avenor Option grants are considered annually. The number of Avenor Options granted is based on a percentage of salary which reflects the responsibility of the executive officer. For the Avenor Named Executive Officers, yearly option opportunities ranged from 1.2 times base salary for Mr. Gagne while he was Chief Executive Officer, to 0.8 times base salary for the other Avenor Named Executive Officers, other than Mr. Sawchuk. Regular Avenor Option grants were made on the foregoing basis in the third quarter of 1997.

  Compensation of the Chief Executive Officer

     The same compensation program components are available to the President and Chief Executive Officer of Avenor as are available to other executive officers. The Compensation Committee makes adjustments to his compensation package using the same criteria as those applied to other executive officers. The base salary of the President and Chief Executive Officer is set in accordance with the above-mentioned compensation policy and with reference to the salaries paid to chief executive officers in companies identified in the Selected Market.

     Mr. Gagne's employment as President and Chief Executive Officer of Avenor terminated on November 6, 1997. Mr. Gagne's base salary to that date had been set in accordance with the above-mentioned compensation policy and with reference to the salaries paid to chief executive officers in companies identified in the Selected Market. In connection with the termination of his employment, the Avenor Board approved the severance arrangements for Mr. Gagne referred to under "Directors and Officers--Termination of Employment, Change in Responsibilities and Employment Contracts".

     Mr. Sawchuk was appointed President and Chief Executive Officer on an interim basis effective November 6, 1997. Mr. Sawchuk's remuneration as interim President and Chief Executive Officer equals C$4,200 per day worked.

     THIS REPORT IS SUBMITTED BY THE COMPENSATION COMMITTEE, WHOSE MEMBERS ARE MESSRS. HANKINSON (CHAIRMAN), CRAWFORD AND SALERNO.

INDEBTEDNESS OF DIRECTORS AND OFFICERS

     None of the directors, officers or employees of Avenor is indebted to Avenor in connection with the purchase of securities, other than as set forth in the following table:

   TABLE OF INDEBTEDNESS OF DIRECTORS, EXECUTIVE OFFICERS AND SENIOR OFFICERS
                       UNDER SECURITIES PURCHASE PROGRAMS

                                          LARGEST
                                          AMOUNT         AMOUNT                                          FINANCIALLY
                                        OUTSTANDING   OUTSTANDING                                         ASSISTED
                       INVOLVEMENT OF     DURING         AS AT            AMOUNT                         SECURITIES
                        CORPORATION       FISCAL      DECEMBER 31,    OUTSTANDING AS     APPLICABLE       PURCHASED
NAME                   OR SUBSIDIARY       1997           1997       AT JUNE 18, 1998   INTEREST RATE    DURING 1997
----                   --------------   -----------   ------------   ----------------   -------------   -------------
                                                                                                        19,047 Avenor
Paul E. Gagne              Lender        C$199,993     C$187,993           nil               nil        Common Shares


                       SECURITY FOR
NAME                   INDEBTEDNESS
----                   -------------
                       Avenor Common
Paul E. Gagne             Shares

     Other than routine indebtedness (debt owed by full-time employees, fully secured against the employee's residence and in a principal amount less than the employee's annual salary), no director, officer or employee was indebted to Avenor other than in connection with securities purchase programs during fiscal 1997 or as at June 18, 1998.

STATEMENT OF CORPORATE GOVERNANCE PRACTICES

     The Avenor Board believes that sound corporate governance practices are important and the Board has been proactive in adopting such practices. In line with the Corporate Governance Guidelines of the TSE and the ME (the "Guidelines"), the following description of Avenor's corporate governance practices has been prepared under the supervision of the Corporate Governance and Nominating Committee.

  Mandate of the Avenor Board

     The CBCA provides that the business of Avenor shall be managed under the direction of the Avenor Board. The Avenor Board recognizes that it is responsible for the stewardship of Avenor, meaning that it oversees the conduct of its business and supervises its executive officers who are responsible for the conduct of the business. The Avenor Board determines matters of corporate policy, assesses management's execution of those policies and reviews the results obtained. Its duties include approval of strategic plans, the management of succession planning, approval of corporate communications policies and assessment of the integrity of Avenor's internal controls and information systems. It considers the principal risks of Avenor's businesses and receives reports, as needed, of management's assessment of those risks and the approach employed in handling them on an ongoing basis.

  Composition of the Avenor Board

     Avenor has no "significant shareholder" within the meaning of the Guidelines. The Avenor Board is currently composed of eight persons. The President and Chief Executive Officer of Avenor is a member of the Avenor Board, and as an officer of Avenor, does not qualify as an "unrelated" or "outside" director under the Guidelines. The Avenor Board believes that, except for the President and Chief Executive Officer, all of its current Avenor Board members are both "unrelated" and "outside" directors. The Chairman of the Board is a non-executive chairman.

  Committees

     The Avenor Board has established the following permanent committees:

          The Audit Committee is composed of four outside unrelated directors and there is currently one vacancy. The Committee is charged by the Avenor Board with the review of the annual and quarterly financial statements of Avenor, management's discussion and analysis thereof and the annual report prior to their approval by the Avenor Board and their dissemination to shareholders. The Audit Committee also monitors the effectiveness in the internal control procedures and information systems.

          The Corporate Governance and Nominating Committee is composed of four outside and unrelated directors and the President and Chief Executive Officer of Avenor who serves as an "ex officio", non-voting member, except for those meetings or parts of meetings of the Committee organized by the Chairman of the Committee for the outside directors only. The Committee evaluates, considers and makes recommendations to the Avenor Board with respect to candidates for nomination as new Avenor Board members and evaluates and recommends nominees for all committees of the Avenor Board. The Committee is responsible for evaluating the overall performance of the Avenor Board and the performance of the individual directors, developing and monitoring Avenor's approach to governance issues and for reviewing compensation policies for outside directors and members of committees of the Avenor Board who are outside directors.

          The Environment, Health and Safety Committee is composed of three outside unrelated directors and the President and Chief Executive Officer who serves as an "ex officio" member of this Committee. This Committee currently has one vacancy. This Committee is charged with assessing the major areas of health, safety and environmental risks and potential liability in Avenor's activities and reviewing Avenor's programs for reducing such risks and for compliance with applicable legislation in those areas.

          The Management Development and Compensation Committee is composed of four outside unrelated directors and there is currently one vacancy. The Committee reviews and acts upon the appointment and succession planning of officers and the performance evaluation of the Chief Executive Officer. Based on the recommendations of management, the Committee reviews and adopts, as the case may be, Avenor's benefit and incentive plans. Finally, the Committee approves the salaries of all officers of Avenor appointed by the Avenor Board.

          The Pension Fund Review Committee is composed of four outside unrelated directors and assists the Avenor Board in carrying out its responsibilities with respect to the various pension funds of Avenor.

          Apart from the foregoing, the Avenor Board, from time to time, establishes ad hoc committees for a limited duration.

  Decisions Requiring Prior Approval by the Avenor Board

     In general, all matters of policy and all actions proposed to be taken by Avenor which are not in the ordinary course of its operations require prior approval of the Avenor Board or of an Avenor Board committee to which approval authority has been delegated by the Avenor Board. In particular, the Avenor Board approves the appointment of all executive officers, the annual capital plan and individual capital expenditures in excess of C$10 million.

  Recruiting New Directors and Assessment of Avenor Board Performance

     The Corporate Governance and Nominating Committee is responsible for presenting candidates to the entire Avenor Board for its consideration. The effectiveness of Avenor's governance structure is reviewed by that committee and brought to the entire Avenor Board for discussion and any necessary action.

  Shareholder Communications

     Avenor has a shareholder relations process to respond to shareholder questions and concerns. All communications from shareholders are referred to the appropriate executive officer for response, consideration or action. Management promptly brings to the attention of the Avenor Board any significant issues raised by shareholders. All significant communications such as Annual Reports, Interim Financial Reports, Management Proxy Circulars, Annual Information Forms and Annual Environmental Reports are either approved or reviewed by the Avenor Board.

  Avenor Board's Expectation of Management

     The President and Chief Executive Officer, with the other executive officers placed under his direct supervision, is charged with the implementation of the business and strategic plans which are prepared by management and reviewed and endorsed annually by the Avenor Board. The performance of Avenor relative to the plans is reviewed annually by the Board and the performance of the President and Chief Executive Officer and management is assessed relative to the achievement of the strategic and business plans.

  Outside Advisors for Avenor Board Members

     The Avenor Board has a policy which enables an individual director to engage an outside advisor at the expense of Avenor in appropriate circumstances. Any such engagement is subject to the approval of the Corporate Governance and Nominating Committee and requires advice to senior management of any such action.

PERFORMANCE GRAPH

     The following performance graph shows the yearly percentage change in the cumulative total shareholder return on Avenor's Common Shares compared with the TSE 300 Stock Index and the TSE Paper and Forest Index.

     The year-end values of each investment are based on share appreciation plus dividends paid in cash, with the dividends reinvested on the date they were paid. The calculations exclude trading commissions and taxes. Total shareholder returns from each investment, whether measured in dollars or as a percentage, can be calculated from the year-end investment values shown below the graph.

                                                       Financial Year Ended December 31,
                                  -----------------------------------------------------------------------------
                                          1992         1993         1994         1995         1996         1997
                                          ----         ----         -----       -----         ----         ----
     Avenor Inc.                         C$100         C$81         C$116        C$99         C$88         C$90
     TSE 300 Index                         100          133           132         152          194          224
     TSE Paper & Forest Index              100           93           148         143          157          139

INTEREST OF MANAGEMENT AND OTHERS IN MATERIAL TRANSACTIONS

     Except as otherwise disclosed in this Joint Proxy Statement, in fiscal 1997, no director or senior officer of Avenor or any of his or her associates or affiliates had any material interest in any transaction which has materially affected or would materially affect Avenor or any of its subsidiaries.

DEBT

     The following is a description of the change in control provisions in certain of Avenor's debt instruments. See Note 13 to the consolidated financial statements of Avenor included elsewhere in this Joint Proxy Statement for a detailed discussion of Avenor's debt.

     Certain of Avenor's trust indentures and credit agreements provide, among other things, that if a person, acting alone or jointly or in concert, becomes the beneficial owner of more than 30% of the voting securities of Avenor (the "Designated Event") and if, within 90 days following the Designated Event, the debt-to-capitalization ratio of Avenor (as defined in such documents) exceeds 70% (or in one case, 65%) for a period of 90 days and/or, in certain cases, if a ratings decline of that debt occurs, Avenor may be required to repurchase all indebtedness owing under such documents within certain time periods. Based on amounts currently drawn under such documents, the amounts of the indebtedness that Avenor would be required to repay under such circumstances are US$379.2 million and C$125.0 million.

     Since Avenor's debt-to-capitalization ratio is currently below the thresholds referred to in the previous paragraph, and Avenor will not be assuming any additional debt in connection with the completion of the Transaction, the above-described provisions will not be triggered as a result of the Transaction. Following the completion of the Transaction, Avenor will be a wholly-owned subsidiary of Bowater Canada and the debt obligations under the facilities described above will not change as a result of the Transaction.

     Certain of Avenor's credit facilities prohibit a change in control of the ownership of Avenor without the consent of the respective financial institution.

LEGAL PROCEEDINGS

     Avenor is party to ordinary routine litigation incidental to its business, none of which is expected to have a material adverse effect on its results of operations or financial condition.

DIVIDEND RECORD

     In fiscal 1997, dividends of C$23.6 million were paid on the Avenor Common Shares. The quarterly dividend of C$0.12 per share was reinstated by Avenor in June 1997, following the suspension of dividend payments announced in January 1997 in anticipation of the acquisition of Repap Enterprises Ltd.

     The trust indenture governing the US$75 million principal amount of 10.25% Debentures due January 15, 2003 contains a covenant which limits the payment of cash dividends on the Avenor Common Shares. C$75 million per year is available for payment of cash dividends, without restrictions. The ability to pay cash dividends in excess of that amount is based principally on Avenor's profitability in future years.

                BOWATER MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

YEARS ENDED DECEMBER 31, 1997 AND 1996

OVERVIEW

     Bowater's net income for 1997 was $54 million, or $1.25 per diluted share, on net sales of $1.5 billion. Although lower than 1996, Bowater's net income during the latter half of 1997 improved significantly as selling prices for Bowater's major products improved. Net income for 1996 was $200 million, or $4.55 per diluted share, which included gains on the sale of assets of $57 million after tax and minority interest, or $1.34 per diluted share, and extraordinary charges of $4 million after tax, or $.09 per diluted share, relating to the repurchase of outstanding debt. Net sales for 1996 totaled $1.7 billion.

FOURTH QUARTER OF 1997

     Net income for the fourth quarter of 1997 was $30 million, or $.72 per diluted share, on net sales of $401 million. For the fourth quarter of 1996, Bowater earned net income of $18 million, or $.41 per diluted share, on net sales of $372 million. Fourth quarter 1996 net income included after-tax gains on asset sales of $19 million, or $.46 per diluted share.

     Operating income for the fourth quarter of 1997 was $62 million, significantly higher than operating income for the fourth quarter of 1996 of $8 million, as quarterly average transaction prices increased for all of Bowater's products except directory paper and lumber. Operating income for the fourth quarter of 1997 was also the highest since the second quarter of 1996. Bowater's fourth quarter newsprint and market pulp average transaction prices were 7 percent higher than in the fourth quarter of 1996, while the average transaction price for coated paper increased 14 percent. Comparing the same periods, Bowater's shipments increased for all products except market pulp. The devaluation of certain Asian currencies in the latter half of 1997 did not materially affect Bowater's newsprint and market pulp export sales. In addition to higher selling prices and shipments, Bowater's cost of sales, and selling and administrative expenses were lower in the fourth quarter of 1997. This was due to the absence of costs relating to Star Forms Incorporated ("Star Forms", formerly Bowater Communication Papers Inc.), which was sold in 1996, and expenses recognized in the fourth quarter of 1996 relating to an incentive compensation program.

RESULTS OF OPERATIONS: 1997 COMPARED WITH 1996

     Bowater's operating income was $136 million in 1997 on net sales of $1.5 billion, compared with $301 million on net sales of $1.7 billion in 1996. Annual average transaction prices for all of Bowater's products, except market pulp and lumber, were lower in 1997. These lower selling prices accounted for the majority of the operating income decline. Net income for 1997 was $54 million, compared to $200 million in 1996.

     PRODUCT LINE INFORMATION: Although Bowater's operations are grouped in a single segment, market and operating trends are discussed by major product. In general, Bowater's products are globally traded commodities. Pricing and the level of shipments of these products will continue to be influenced by the balance between supply and demand as affected by global economic conditions, changes in consumption and capacity, the level of customer and producer inventories, and fluctuations in exchange rates.

     The information provided in the following product line discussions concerning market and industry conditions was obtained from the following sources: the Newspaper Association of America; the Canadian Pulp and Paper Association; the American Forest & Paper Association; and the Media Industry Newsletter. This information is provided to enhance the reader's understanding of Bowater's financial results and the conditions under which these results were achieved.

     Newsprint. In contrast to 1996, conditions in the newsprint market improved throughout 1997. In 1996, newsprint consumption declined as high prices in 1995 caused many newspaper and commercial printers to reduce usage. Lower demand caused prices to decline and producer inventories to increase during 1996. By the end of the year, consumption began to increase, causing a recovery in the newsprint market. This recovery continued throughout 1997 as consumption of newsprint by U.S. daily newspapers and total U.S. newsprint consumption increased compared to 1996. North American newsprint producer inventory levels decreased, while U.S. daily newspapers' newsprint inventory increased slightly at the end of the comparable periods. The newsprint export market experienced a similar recovery. These improved market conditions enabled Bowater to increase prices in 1997. In March, Bowater announced a $75 per metric tonne domestic price increase, and in October, it announced a $35 per metric tonne domestic price increase. Bowater realized slightly less than the anticipated increases from these announcements. Although Bowater's average transaction price was 16 percent lower in 1997 compared to 1996, improved market conditions in 1997 led to quarterly average transaction price increases in the second, third and fourth quarters. Shipments were slightly higher comparing 1997 to 1996, while Bowater's newsprint inventory at the end of 1997 was at its lowest level in Bowater's history. In January 1998, Bowater announced a $40 per metric tonne domestic price increase effective April 1.

     Coated Groundwood. The coated paper market also improved in 1997 compared to 1996, when coated groundwood paper demand declined due to conservation measures and inventory reductions initiated by commercial printers and publishers. During the first quarter of 1997, consumption began to increase and market conditions improved. Comparing the full year of 1997 to 1996, U.S. coated groundwood shipments and magazine ad pages increased while U.S. coated groundwood producer inventory levels decreased. These favorable market conditions allowed Bowater to increase coated groundwood transaction prices four times. In April 1997, Bowater increased prices $60 per ton; in July it increased prices between $50 and $80 per ton; in October it increased prices up to $40 per ton; and in January 1998, it increased prices $60 per ton. The realization of these price increases varied, however, according to market segment and the timing of implementation. Bowater's average transaction price for the second, third and fourth quarters of 1997 was higher than the respective prior quarters. Compared to 1996, the average transaction price for 1997 was 15 percent lower, while shipments increased 11 percent. Bowater's inventory at the end of 1997 was at its lowest level since 1992.

     Directory Paper. Sales of Bowater's directory products in 1997 decreased compared to 1996. Bowater's average transaction price decreased 10 percent compared to 1996, partially offset by an increase in shipments of 8 percent. During 1996, demand decreased in the directory paper market caused by conservation measures initiated by telephone directory publishers, which had the effect of lowering prices. This also affected Bowater's prices in 1997, since a large portion of Bowater's sales are based on contracts, the pricing of which was determined in 1996. In addition, Bowater sold more higher priced grades of directory paper in 1996 compared to 1997.

     Market Pulp. The pulp market showed signs of improvement in 1997 in comparison to the conditions and pricing that existed in 1996. In 1997, NORSCAN (United States, Canada, Finland, Norway and Sweden) softwood market pulp shipments increased compared to 1996, while NORSCAN inventory levels decreased at the end of the comparable periods. Beginning in the second quarter of 1997, Bowater's average transaction price began to improve, and for the full year, it was $34 per metric tonne, or 8 percent higher compared to the average transaction price for 1996. Shipments increased 4 percent over 1996 levels. Late in the fourth quarter of 1997, the devaluation of Asian currencies negatively affected pulp pricing, particularly in the export market. Bowater's market pulp transaction prices and shipments were not materially affected.

     Lumber. In the first half of 1997, favorable conditions in the lumber market carried over from 1996, as demand from U.S. housing starts, low producer inventories and strong foreign consumption kept market prices at or above prior year levels. During the balance of 1997, however, prices decreased as supply outpaced demand. In the United States, housing starts totaled 1.4 million in 1997, slightly less than 1996. In addition, a slowdown in the Japanese housing market caused some producers to divert lumber to the U.S. market. Bowater's average transaction price increased in the first three quarters of 1997 compared to the same 1996 quarters. Bowater's fourth quarter 1997 average transaction price, however, was 8 percent lower than the fourth quarter of 1996. For the full year of 1997, Bowater's average transaction price was 10 percent higher than 1996, while shipments were 3 percent higher.

     COST OF SALES AND OTHER INCOME AND EXPENSES: Cost of sales decreased 4 percent in 1997 compared to 1996. This decrease was due to the absence of costs relating to Star Forms, partially offset by higher costs due to increased shipments in 1997.

     Selling and administrative expenses decreased 22 percent comparing 1997 to 1996. This decrease was also due to the absence of expenses relating to Star Forms. In addition, administrative costs in 1996 included the major portion of expense associated with a three-year incentive compensation plan established in 1994.

     Interest expense decreased 5 percent in 1997, due to lower average debt balances in 1997 compared to 1996. Interest income increased 2 percent, comparing the same periods, due to higher average investment balances.

     In 1997, Bowater sold 1,000 acres of timberlands resulting in a pre-tax gain of $.8 million. In 1996, Bowater sold 121,000 acres of timberlands resulting in a pre-tax gain of $81 million, and sold Star Forms resulting in a gain of $17 million. Bowater did not incur any extraordinary charges in 1997. In 1996, the extraordinary charge of $4 million, net of taxes of $2 million, represented the fees and expenses incurred to retire long-term debt.

LIQUIDITY AND CAPITAL RESOURCES: 1997 COMPARED WITH 1996

     Bowater's cash, cash equivalents and marketable securities balance at year-end 1997 was $406 million, a decrease of $25 million from $431 million at year-end 1996.

     Cash and cash equivalents increased to $229 million at year-end 1997, from $85 million at year-end 1996, an increase of $144 million. Bowater generated $196 million of cash from operations and $73 million from investing activities, while it used $125 million of cash for financing activities. Significant transactions for the year included: the maturity of $169 million of marketable securities, the purchase of 1.6 million shares of Bowater Common Stock at a cost of $67 million, the redemption of the remaining 500,000 shares of LIBOR Series A (LIBOR) Preferred Stock for $25 million and the payment of cash dividends of $21 million to the minority shareholder of Calhoun Newsprint Company (CNC).

     CASH FROM OPERATING ACTIVITIES: Bowater's operations generated $196 million of cash in 1997, $141 million less than the cash generated from operations in 1996. This decrease was largely the result of lower operating income of $166 million due to lower selling prices for most of Bowater's products. Working capital changes, excluding taxes, were unfavorable by $114 million. Tax payments in 1997 were $136 million lower than in 1996, due to the lower level of income in 1997. In addition, 1996 tax payments included payments for Bowater's 1995 liability, which it was able to defer for one year.

     CASH FROM INVESTING ACTIVITIES: Cash inflow from investing activities in 1997 was $73 million versus a cash outflow of $272 million in 1996. Capital expenditures in 1997 totaled $100 million, slightly less than the $107 million spent in 1996. Pre-tax cash proceeds from the disposal of fixed assets, timber and timberlands totaled $4 million in 1997 versus $127 million in 1996. In 1996, Bowater sold 121,000 acres of timberlands for $122 million. Also in 1996, Bowater sold Star Forms resulting in net cash proceeds of $54 million. In 1997, Bowater realized $169 million from the maturity of marketable securities, while in 1996, it invested $345 million.

     Several years ago, Bowater undertook an initiative to eliminate non-strategic assets, including non-strategic timberland tracts. Since 1993, Bowater has sold 434,000 acres of timberlands throughout the United States and Canada. This includes the sale of 19,000 acres in January 1998 with gross proceeds of approximately $30 million. Currently, Bowater owns and leases a total of 3.5 million acres of timberlands. Sales of non-strategic timberlands are processed through Bowater's Forest Products Division.

     In September 1997, Bowater announced its plan to invest approximately $180 million over the next two years to modernize its Calhoun, Tennessee, newsprint facility. The plan calls for a new thermomechanical pulp facility, an upgraded woodyard and conversion of an idle recovery boiler. In addition to reducing operating costs, these changes will have a positive environmental impact by burning a variety of waste products that would otherwise be sent to landfills.

     In January 1998, Bowater announced its plan to invest approximately $220 million to modernize its East Millinocket, Maine, pulp and paper mill. The plan encompasses a new thermomechanical pulp mill facility, modernization of two paper machines, which produce newsprint and directory paper, and other improvements to the site's energy and electrical systems. Although the project will not increase Bowater's papermaking capacity, it is expected to reduce operating costs and improve productivity. Construction is anticipated to begin in early 1999 and take up to two years to complete. Bowater also announced its intention to seek a buyer for its Millinocket, Maine, paper mill, which includes four paper machines and related assets. This facility no longer meets Bowater's long-term objectives.

     If the Transaction does not occur, Bowater anticipates capital spending of approximately $250 million in 1998, which includes approximately $100 million for the Calhoun modernization. See "The Transaction--Plans and Proposals".

     Also in January 1998, Bowater announced that it was in negotiations to acquire a significant interest in the Daebul Newsprint Mill owned by Halla Pulp & Paper Co. Ltd., which is part of the Halla Group of Seoul, Korea. The Korean mill started up in late 1996 and has an annual production capacity of approximately 250,000 metric tonnes of recycled newsprint for the Korean and other Asian markets. These negotiations are continuing.

     CASH FROM FINANCING ACTIVITIES: Cash flow used for financing activities was $125 million in 1997, $119 million lower than the amount spent in 1996. In 1997, Bowater's cash dividends were $13 million lower due to reduced dividend payments to the minority shareholder of CNC. Bowater also paid lower preferred stock dividends due to the conversion of Bowater's 7% PRIDES Series B Convertible Preferred Stock ("PRIDES") into Bowater Common Stock and the redemption of Bowater's remaining shares of LIBOR Preferred Stock. In 1997, Bowater used $2 million for current payments on long-term debt obligations, while in 1996 it used $64 million to repurchase and extinguish outstanding debt in addition to normal long-term debt payments. Common stock repurchases were also lower in 1997 by $32 million, while Bowater received an additional $12 million from the exercise of stock options in 1997 compared to 1996.

     In January 1997, Bowater converted all of its PRIDES resulting in the issuance of 4,012,765 shares of Bowater Common Stock, which was reflected in the Consolidated Balance Sheet on December 31, 1996.

     In February 1997, Bowater completed the repurchase of approximately 10 percent of its outstanding common stock, purchasing 4 million shares at a cost of $156 million, as part of a previously announced stock repurchase program. During January and February 1997, Bowater purchased 1.4 million common shares at a cost of $57 million. In November 1997, Bowater announced a new stock repurchase program, authorizing it to purchase up to 10 percent of Bowater's outstanding common stock in the open market, subject to normal trading restrictions. In December 1997, Bowater purchased 220,000 shares under the new program at a total cost of $10 million.

     In May 1997, Bowater redeemed for $25 million the remaining 500,000 outstanding shares of LIBOR Preferred Stock at its par value of $50 per share, plus accrued and unpaid dividends.

     In January 1998, the Board of Directors of CNC declared a $31 million dividend. As a result, $15 million was paid to the minority shareholder of CNC in February 1998.

FUTURE OBLIGATIONS

     Bowater expects to fund its future cash needs, including ongoing capital expenditures, mill improvement programs, expenditures for environmental compliance and debt obligations through a combination of operating cash flow, short-term debt, and monetization of assets by sales or other methods.

ENVIRONMENTAL ITEMS

     Bowater is subject to a variety of federal, state and provincial environmental laws and regulations in jurisdictions in which it operates. Bowater believes its operations are currently in substantial compliance with applicable environmental laws and regulations.

     In late 1993, the U.S. Environmental Protection Agency (EPA) proposed regulations that would impose new air and water quality standards aimed at further reductions of pollutants. Known as the "Cluster Rule", these regulations were issued in final form by the EPA in November 1997. Bowater's compliance period begins in the first quarter of 1998 and extends until the year 2006; however, the majority of the compliance requirements must be met by the year 2001. These new rules will require capital expenditures at all of Bowater's U.S. paper mills.

     Bowater anticipates spending approximately $60 million to $75 million to comply with the new effluent guidelines, with the majority to be spent at Bowater's Catawba, South Carolina location. Additional capital will also be required to meet the new air quality standards. Engineering studies are currently under way to define this additional cost, which is expected to be in the same range as the requirement for the effluent guideline expenditure. Bowater's capital spending plan for 1998 includes amounts relating to this study and implementation of the new effluent quality regulations.

     Other than the Cluster Rule regulations described above, Bowater anticipates approximately $10 million to $15 million of capital expenditures per year for the foreseeable future to maintain compliance with environmental regulations.

     Bowater is not involved in any proceeding under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, that it believes will result in liabilities that will have a material adverse effect on Bowater's future cash flow, financial condition or results of operations.

     While it is difficult to predict with certainty the nature of future environmental regulations, Bowater believes it will not be at a competitive disadvantage in meeting future U.S. or Canadian standards.

ORGANIZATIONAL MATTERS

     In July 1997, Bowater announced the reorganization of its U.S. and Canadian forest and wood products operations into a new division called the Forest Products Division. The consolidation of these operations will enable Bowater to explore new opportunities to improve returns on its forest products assets. These opportunities include: optimizing the use of existing properties by using wood to its highest value end-use, optimizing land management practices to maximize sustainable harvest goals, selling certain non-strategic timberland tracts and evaluating alternate financial structures that could provide an enhanced market valuation.

     Bowater also announced the consolidation of its newsprint and directory paper businesses into one division called the Newsprint and Directory Division. The combination of these businesses will enhance Bowater's opportunities to better serve its groundwood-based customers while developing strategies for improving financial returns.

YEAR 2000 COMPLIANCE

     Since 1990, Bowater has reengineered its major internally developed software programs. During this effort, Bowater examined potential problems arising from the inability of certain application software programs to recognize the year 2000. A formal review of all internally developed software was completed in 1997. No major problems were encountered. In addition, all major third-party licensed application software programs have been reviewed and are either compliant or have released a compliant version to which Bowater will migrate during 1998. The costs associated with this project are currently expected to be less than $1 million.

ADOPTION OF ACCOUNTING STANDARDS

     In June 1997, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 130, "Reporting Comprehensive Income". Comprehensive income includes net income and certain changes in shareholders' equity. This standard requires the disclosure of comprehensive income items in a financial statement that is displayed with the same prominence as other financial statements. Bowater will adopt this standard in the first quarter of 1998. It will not have an impact on Bowater's results of operations or financial condition.

     Also in June 1997, the FASB issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information". This standard requires a public company to disclose financial information about its reportable operating segments. Reportable operating segments are to be determined on a basis consistent with that used for internal management reporting. Bowater will adopt this standard for the year ended 1998. It will not have an impact on Bowater's results of operations or financial condition.

     In February 1998, the FASB issued SFAS No. 132, "Employer's Disclosures about Pensions and Other Postretirement Benefits". This standard revises the required disclosures for pensions and other postretirement benefits. Bowater will adopt this standard for the year ended 1998. It will not have an impact on Bowater's results of operations or financial condition.

HISTORICAL REFERENCE: 1996 COMPARED WITH 1995

     Bowater's financial performance for 1996 was one of the best in its history. Net income for 1996 was $200 million, or $4.55 per diluted share, which included gains on the sale of assets of $57 million after tax and minority interest, or $1.34 per diluted share, and extraordinary charges of $4 million after tax, or $.09 per diluted share, relating to the repurchase of outstanding debt. Net sales for 1996 totaled $1.7 billion. This compares to net income in 1995 of $247 million, or $5.22 per diluted share, on net sales of $2 billion. Results from 1995 include: a gain on the sale of timberlands of $1 million after tax and minority interest, or $.03 per diluted share; an after-tax charge of $14 million, or $.33 per diluted share, relating to salaried personnel reductions; an after-tax charge of $30 million, or $.69 per diluted share, relating to the write-down of Bowater's investment in Star Forms; and extraordinary charges of $11 million after tax, or $.26 per diluted share, for premiums and expenses related to the repurchase of approximately $300 million of outstanding debt. Also included in the $5.22 per diluted share for 1995 is a $.23 per share charge relating to the partial redemption of Bowater's 8.40% Series C Cumulative Preferred Stock.

     Bowater's operating income was $301 million in 1996 on net sales of $1.7 billion, compared with $549 million on net sales of $2 billion in 1995. Average transaction prices for all of Bowater's products, except directory paper and lumber, were lower in 1996. These lower selling prices accounted for over 90 percent of the operating income decline.

     PRODUCT LINE INFORMATION:

     Newsprint. Bowater's newsprint average transaction price for 1996 decreased 3 percent, while its newsprint shipments increased 3 percent, compared to 1995. The decline in price was largely driven by market factors, while the increase in shipments was due to changes in Bowater's product mix. In response to record-high transaction prices in 1995, U.S. daily newspapers and commercial printers instituted conservation measures to reduce newsprint usage. This, along with lower circulation, resulted in a decline in consumption. In 1996, these conditions continued, causing U.S. daily newspaper consumption and total U.S. consumption to decrease compared to 1995. This decline in consumption, coupled with high consumer and producer inventories, resulted in lower average newsprint prices during 1996. Export market prices were also lower in 1996, caused by an increase in North American exports and new capacity primarily in Asia. Inventories held by U.S. daily newspapers at the end of 1996 were at 36 days of supply, down from 43 days at the end of 1995, and from a high of 57 days at the end of February 1996. North American producer inventories at the end of 1996 were 512,000 metric tonnes, 80 percent higher than the level at the end of 1995, but lower than the third quarter of 1996.

     Coated Groundwood. Bowater's coated groundwood paper average transaction price decreased 15 percent in 1996 compared to the average price in 1995. Shipments decreased 9 percent during the same periods, primarily due to the conversion of coated book paper production to uncoated grades and lower production associated with quality enhancements. A decline in coated groundwood paper demand throughout 1996 caused selling prices to decline and producer inventory levels to remain above historical averages. There were several reasons for the shortfall in demand from 1995: commercial printers and magazine and catalog publishers continued to reduce excess inventory levels; paper purchases by catalog publishers for holiday catalog printing declined; and many end users employed conservation measures to reduce paper costs. U.S.

coated groundwood paper shipments for 1996 decreased compared to 1995, while U.S. coated groundwood producer inventories at the end of 1996 totaled 242,000 tons compared to 113,000 tons at the end of 1995.

     Directory Paper. The directory paper market experienced strong demand during 1995 and early 1996, similar to demand in the newsprint market, causing prices to rise significantly. Higher prices in 1996 caused many U.S. telephone directory publishers to initiate conservation measures, decreasing the amount of paper needed and resulting in decreased consumption compared to 1995. In the export market, however, higher prices had a lesser impact on consumption. Despite these market conditions, Bowater's directory paper average transaction price increased 23 percent comparing 1996 to 1995, since a large portion of Bowater's sales are based on contracts, the pricing of which was determined in 1995.

     Market Pulp. Bowater's market pulp average transaction price for 1996 declined 45 percent from 1995's average price, while shipments increased 21 percent. The increase in shipments was due to higher market pulp production by Bowater, as well as improving market conditions as the year progressed. The decline in market pulp prices, which was first evident in late 1995, was a result of lower global paper demand and rising inventories. During the second quarter of 1996, however, the pulp market began to strengthen. This allowed producers to increase prices by $60 per metric tonne in June, and by $50 per metric tonne in July. A third price increase scheduled for the fourth quarter of 1996 was not implemented, as the surge in demand experienced earlier in the year subsided and NORSCAN inventories in the fourth quarter increased from third quarter levels.

     Lumber. The average transaction price for Bowater's lumber products was 13 percent higher in 1996 versus 1995. During 1995 and the early part of 1996, lumber prices were depressed due to the low levels of new housing starts. During the second quarter of 1996, higher new housing starts, lower producer inventories and higher foreign demand helped to increase prices, trends that continued into the third and fourth quarters of 1996. For 1996, U.S. housing starts totaled 1.5 million units, to date the highest in the decade.

     Communication Papers. In November 1996, Bowater sold its Star Forms converting business to CST Office Products, Inc., for $80 million, including $60 million in cash and a $20 million 13% Junior Subordinated Note. Bowater recorded a gain on the sale of $17 million after tax. Star Forms' shortened operating results for 1996 were lower than the full year of 1995, as average transaction prices decreased 21 percent, offset in part by lower raw material costs.

     COST OF SALES AND OTHER INCOME AND EXPENSES: Cost of sales decreased 3 percent from 1995 to 1996. In 1996, cost of sales continued to benefit from cost reduction and operating efficiency programs initiated over 1994, 1995 and 1996. In 1995, cost of sales included an $18 million charge related to salaried personnel reductions.

     Selling and administrative expenses decreased slightly from 1995 to 1996. Included in 1996 expenses was a $22 million charge, the major portion of expense associated with a three-year incentive compensation plan established in 1994. The plan compensated senior management based on Bowater's significant improvement in financial performance compared with a peer group and a 64 percent increase in Bowater's share price, both of which were measures used in determining expense associated with the plan. A large portion of this expense was offset by savings and reductions in other areas. In 1995, selling and administrative expenses included a $6 million charge related to salaried personnel reductions.

     Interest expense decreased 11 percent from 1995 to 1996, as Bowater reduced its long-term debt by $58 million in 1996, and $300 million in 1995. Interest income increased over 100 percent, compared to 1995, as a result of excess cash that was invested in high-grade, short-term securities in 1996.

     Other income in 1996 included a $17 million gain from the sale of Star Forms and an $81 million gain from the sale of approximately 121,000 acres of timberlands located primarily in Alabama, South Carolina and Maine. The 1996 extraordinary charge of $4 million, net of taxes of $2 million, represents the fees and expenses incurred to retire long-term debt. Other income and expense in 1995 included a $2 million gain on the sale of 2,300 acres of timberlands and a charge of $30 million relating to the write-down of Bowater's investment in Star Forms. The 1995 extraordinary charge of $11 million, net of taxes of $7 million, represents the fees and expenses incurred to retire approximately $300 million of long-term debt.
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

LIQUIDITY AND CAPITAL RESOURCES: 1996 COMPARED WITH 1995

     Bowater's cash, cash equivalents, and marketable securities totaled $431 million at year-end 1996, increasing $166 million from the prior year-end balance of $265 million.

     Cash and cash equivalents decreased from year-end 1995, to year-end 1996, by $179 million. Bowater's operations generated $336 million of cash during the year while $272 million and $244 million were used for investing and financing activities, respectively. Significant transactions for the year included the purchase of $345 million of marketable securities, the retirement of $58 million of debt and the repurchase of 2.6 million shares of Bowater Common Stock at a cost of $99 million. Long-term debt decreased 7 percent during 1996, while total shareholders' equity increased 7 percent, compared to 1995. The ratio of total debt to total capital decreased from 38.7 percent in 1995 to 36.5 percent in 1996.

     CASH FROM OPERATING ACTIVITIES: Bowater's operations generated $336 million of cash in 1996, $272 million less than the cash generated from operations in 1995. This decrease was largely the result of lower operating income and higher tax payments, as Bowater was able to defer $75 million of tax payments from 1995 into the first quarter of 1996. The decrease was partially offset by favorable working capital changes.

     CASH FROM INVESTING ACTIVITIES: In 1996, Bowater invested $107 million in its facilities, $11 million more than in 1995. The most significant project in 1996 involved making $13 million in improvements to market pulp production facilities at the Calhoun mill. Cash from disposal of fixed assets, timber and timberlands totaled $127 million. The large majority of this inflow was from the sale of 121,000 acres of timberlands. Bowater also sold Star Forms, resulting in net cash proceeds of $54 million. Lastly, Bowater invested $345 million in marketable securities during the year. The net cash outflow from all of these activities totaled $272 million.

     CASH FROM FINANCING ACTIVITIES: During 1996, Bowater reduced fixed charges from interest expense and preferred stock dividends. In June and July of 1996, Bowater repurchased approximately $50 million of its $300 million 9% Debentures due 2009 at a cost of $55 million for payment of principal, premium and expenses. In December 1996, Bowater extinguished $5 million of debt prior to its scheduled maturity at a cost of $5 million. Including other repayments, $64 million was used to reduce Bowater's debt balances in 1996. Also in December 1996, Bowater made the second of three $25 million installments to redeem its LIBOR Preferred Stock and called for the redemption of all of its outstanding PRIDES on January 9, 1997. Approximately 4.9 million outstanding Series B depositary shares (each representing a one-fourth interest in a share of PRIDES) would have converted into common stock at a 1 to 1 ratio as of January 1, 1998, based on the mandatory conversion provision of the PRIDES. However, Bowater was able to reduce the dilution to existing common shareholders by initiating the optional conversion at a rate of .82 of a share of common stock for each depositary share outstanding (approximately 4 million shares of common stock). Based on an annual dividend of $.80 per share, cash dividends on the newly issued common stock represent $5 million in annual savings versus the previous enhanced dividend on the PRIDES.

     In January 1996, the Board of Directors of CNC declared a $60 million dividend. As a result, $29 million was paid to the minority shareholder. In December 1996, the Board of Directors of CNC declared a $40 million dividend. As a result, $20 million was paid to the minority shareholder in January 1997.

     In February 1996, the Bowater Board authorized management to repurchase up to 10 percent of Bowater's outstanding common stock within the next 12 months. During 1996, Bowater purchased 2.6 million shares at a cost of $99 million, representing 66 percent of the total shares originally authorized for repurchase.

     Bowater's ratio of debt to total capital improved from 38.7 percent to 36.5 percent during 1996. Bowater achieved this reduced leverage despite repurchasing $99 million of common shares, redeeming $25 million of LIBOR Preferred Stock and declaring aggregate dividends of $49 million payable to the minority shareholder of CNC. Strong company earnings and $58 million in total debt reductions contributed to Bowater's success. As a result of 1996 transactions, interest payments and preferred dividends were reduced on an annual basis by $5 million and $9 million, respectively.

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

THREE MONTHS ENDED MARCH 31, 1998, VERSUS MARCH 31, 1997

SUMMARY

     Bowater reported 1998 first quarter earnings of $25 million, or $.59 per diluted share. This compares to a net loss of $.3 million, or $.03 per diluted share in the first quarter of 1997, and net income of $30 million, or $.72 per diluted share in the fourth quarter of 1997. Included in net income for the first quarter of 1998 was a gain on the sale of timberlands of $7 million after tax and minority interest, or $.16 per diluted share, and an after-tax charge of $3 million, or $.07 per diluted share, relating to the market value adjustment of a currency hedge associated with Bowater's pending acquisition of Avenor. First quarter 1998 net sales were $383 million, compared to $349 million for the first quarter of 1997 and $401 million for the fourth quarter of 1997.

     For the first quarter of 1998, Bowater's operating income of $46 million increased $36 million compared to the first quarter of 1997. Higher average transaction prices for Bowater's newsprint and coated paper products, partially offset by lower market pulp prices and lower newsprint shipments, caused operating income to increase.

PRODUCT LINE INFORMATION
(Unaudited, $ in thousands)

                                                           THREE MONTHS ENDED
                                                         ----------------------
                                                         MARCH 31,    MARCH 31,
                                                           1998         1997
                                                         ---------    ---------
Net sales:
  Newsprint............................................  $183,450     $167,111
  Coated groundwood....................................    97,298       73,315
  Directory paper......................................    43,814       49,616
  Market pulp..........................................    42,675       44,185
  Uncoated groundwood specialties......................     9,061       11,520
  Lumber and other wood products.......................    35,392       33,958
  Distribution costs...................................   (28,516)     (31,198)
                                                         --------     --------
                                                         $383,174     $348,507
                                                         ========     ========
Operating income.......................................  $ 46,334     $ 10,123
                                                         ========     ========

     Although all Company operations are grouped in a single segment, market and operating trends are discussed by major product. In general, Bowater's products are globally traded commodities. Pricing and the level of shipments of these products will continue to be influenced by the balance between supply and demand as affected by global economic conditions, changes in consumption and capacity, the level of customer and producer inventories, and fluctuations in exchange rates.

     The information provided in the following product line discussions concerning market and industry conditions was obtained from the following sources: the Newspaper Association of America; the Canadian Pulp and Paper Association; the American Forest & Paper Association; and the Media Industry Newsletter and Random Lengths Yardstick publications. This information is provided to enhance the reader's understanding of Bowater's financial results and the conditions under which these results were achieved.

     Newsprint. Bowater's newsprint average transaction price in the first quarter of 1998 was 15 percent higher than the same period last year, while shipments were 5 percent lower. The increase in the average quarter price was mainly a result of higher U.S. consumption throughout 1997, which allowed Bowater to implement two price increases during 1997. The decrease in shipments was primarily in the export market, which was negatively affected by the weak Asian economy. Comparing the first quarter of 1998 to the first quarter of 1997, total U.S. newsprint consumption and consumption of newsprint by U.S. daily newspapers increased. Ad lineage for U.S. daily newspapers also increased. At the end of the first quarter of 1998, U.S. daily newspapers' newsprint inventory increased compared to the same time last year, while North American mill inventories decreased. Many newsprint consumers increased inventory in the first quarter of 1998, anticipating further increases in newsprint prices. In the first quarter of 1998, Bowater announced a $40 per metric ton domestic price increase effective April 1, based on the favorable market conditions. This price increase is currently being implemented.

     Coated Groundwood. Bowater's coated groundwood average transaction price in the first quarter of 1998 was 26 percent higher than the first quarter of 1997 and 9 percent higher than the prior quarter. Favorable market conditions in 1997 allowed Bowater to increase prices several times during that year. Tonnage shipments for the first quarter of 1998 also improved, increasing 5 percent compared to the first quarter of 1997. In the first quarter of 1998, strong consumption and moderate inventory levels continued from the previous year. U.S. coated groundwood shipments were slightly lower in the first quarter of 1998 compared to the same period last year, while magazine advertising pages increased. U.S. coated groundwood mill inventory levels also improved, decreasing significantly from the first quarter of 1997. In the first quarter of 1998, Bowater was able to implement a price increase of up to $60 per ton due to the favorable supply/demand balance.

     Directory Paper. Bowater's average transaction price for directory paper decreased 5 percent in the first quarter of 1998 compared to the first quarter of 1997, and was relatively unchanged from the fourth quarter of 1997. Shipments were lower comparing the first quarter periods. In 1997, consumption in the directory paper market decreased due to conservation measures, which caused prices to fall. In the first quarter of 1998, although conditions generally remained the same, prices in the spot market increased slightly. Bowater's shipments are based on contracts, and as a result, spot market price increases may not affect Bowater's selling prices until future periods.

     Market Pulp. Bowater's market pulp average transaction price for the first quarter of 1998 decreased 4 percent compared to the first quarter of last year, while it declined 16 percent compared to the fourth quarter of last year. Bowater's shipments were relatively the same comparing the first quarter of this year to the same period last year, but were significantly higher compared to the fourth quarter of 1997. In the fourth quarter of 1997, the devaluation of Asian currencies negatively affected pulp consumption and pricing in the export market. This trend began to reverse in the first quarter of 1998 as NORSCAN (U.S., Canada, Finland, Norway and Sweden producers) inventory levels of market pulp decreased in each of the first three months of 1998 compared to year-end 1997 levels. Levels at the end of the first quarter of 1998 were also significantly lower compared to the end of the first quarter of 1997. NORSCAN shipments of market pulp decreased slightly in the first quarter of 1998 compared to the year ago period. Several U.S. producers have announced an increase in export prices of $50 per metric ton effective June 1.

     Bowater currently markets less than 15% of its pulp and less than 5% of its newsprint in the Asian markets. Because Bowater has been able to redirect a portion of that tonnage to other regions, operating income has not been materially affected to date and is currently not expected to be materially affected in the future by reductions in export opportunities to Asian markets. There can be no assurance, however, that weaknesses in Asian markets will not have a material adverse effect on pricing levels for Bowater's products. See "Risk Factors--Risks Related to Operations After the Transaction--Effect of Weak Asian Markets".

     Lumber. The average transaction price for Bowater's lumber products decreased 10 percent in the first quarter of 1998 compared to the year ago period, while Bowater's shipment levels were approximately the same. Lumber prices decreased in the first quarter of 1998 compared to the latter half of 1997, as supply continued to outpace demand. In 1997, U.S. lumber production exceeded orders, even though U.S. consumption was at record levels. In 1998, U.S. lumber consumption is expected to decline from the high levels of 1997 due to lower housing starts and a decline in the repair and remodeling markets.

COST OF SALES AND OTHER INCOME AND EXPENSES

     Cost of sales decreased $6 million or 2 percent in the first quarter of 1998 compared to the first quarter of last year. This decrease was due to lower shipments of pulp and paper products in the first quarter of 1998, partially offset by slightly higher manufacturing costs due to the weather and repairs. Comparing the same periods, selling and administrative expenses increased $2 million or 14 percent, primarily due to higher professional and consulting fees incurred in connection with the analyses of various acquisition opportunities.

Interest expense for the first quarter of 1998 compared to the same period last year was approximately the same, while interest income increased due to higher average investment balances. In the first quarter for 1998, Bowater sold approximately 26,000 acres of non-strategic timberlands resulting in a pre-tax gain of $21 million. Also in the first quarter of 1998, Bowater purchased options on the Canadian dollar at a cost of $23 million to hedge its pending acquisition of Avenor. On March 31, 1998, Bowater adjusted the cost of the option contracts to fair market value, which resulted in a pre-tax charge of $4 million. This amount is included on the line item entitled "Other, net" in the Consolidated Statement of Operations. The net book value of $19 million is included on the line item entitled "Other current assets" in the Consolidated Balance Sheet.

     Bowater's effective tax rate for the first quarter of 1998 was 38 percent versus 37 percent in the prior year first quarter. This increase was due to higher state and foreign taxes.

LIQUIDITY AND CAPITAL RESOURCES

     Bowater's cash, cash equivalents, and marketable securities balance on March 31, 1998, totaled $430 million compared to $406 million on December 31, 1997, and $350 million on March 31, 1997. Aside from cash flow from operations and capital expenditures, Bowater had three other significant cash transactions since December 31, 1997. These included: the sale of 26,000 acres of non-strategic timberlands with proceeds of $31 million, the purchase of currency options on the Canadian dollar for $23 million to hedge Bowater's pending acquisition of Avenor, and a $15 million dividend payment to the minority shareholder of CNC.

     CASH FROM OPERATING ACTIVITIES: During the first three months of 1998, Bowater's operations generated $72 million of cash compared to $23 million of cash during the first three months of 1997, an increase of $49 million. This increase was primarily the result of an increase in operating income of $36 million, a favorable change in working capital (excluding taxes) of $12 million, and higher interest income of $2 million (due to higher average investment balances outstanding in 1998). These increases were partially offset by higher taxes paid of $5 million due to the higher level of income in the first quarter of 1998 versus the first quarter of 1997.

     CASH FROM INVESTING ACTIVITIES: Cash flow from investing activities in the first three months of 1998 of $57 million was $27 million lower than the first three months of last year. Capital expenditures for the first three months of 1998 were $14 million higher compared to the first three months of 1997, due mainly to the modernization of the Calhoun, Tenn., newsprint facility. Bowater expects total capital expenditures for 1998 to approximate $250 million, without regard to the pending acquisition of Avenor.

     In the first three months of 1998, Bowater sold 26,000 acres of non-strategic timberlands resulting in proceeds of $31 million. Bowater's Forest Products Division periodically reviews timberland holdings and makes decisions to sell certain non-strategic tracts.

     In the first three months of 1998, $63 million of net cash flow was from the maturity of marketable securities versus $107 million in the first three months of 1997. Included in the 1998 amount is a cash outflow of $23 million for the purchase of currency options on the Canadian dollar to hedge Bowater's pending acquisition of Avenor.

     CASH FROM FINANCING ACTIVITIES: Cash flow used for financing activities was $62 million lower in the first three months of 1998 compared to the year ago period. The majority of this decrease was due to the repurchase of 1.4 million common shares at a cost of $57 million in the first quarter of 1997. In the first quarter of 1998, no common shares were repurchased under Bowater's new stock repurchase program, which was announced in November 1997. Also in the first quarter of 1998, a $15 million dividend was paid to the minority shareholder of CNC, while $20 million was paid in the same period last year.

PENDING TRANSACTIONS

     On March 9, 1998, Bowater signed a definitive agreement by which it will acquire through its subsidiaries all of the outstanding Avenor Common Shares for approximately C$35 per share (U.S.$24.67 per share as of March 9). The purchase price, including assumed debt, is approximately C$3.5 billion (U.S.$2.5 billion as of March 9). The combination has been approved by the Boards of Directors of both companies and is subject to the approval of the shareholders of Avenor and appropriate regulatory authorities. In addition, the Share

Issuance is subject to approval of Bowater's shareholders. If such approval by the Bowater Shareholders is not obtained (and certain other conditions have not occurred), Bowater has agreed to pay Avenor a termination fee of C$70 million. In certain other circumstances if the Avenor Board of Directors withdraws its recommendation of the Transaction or an alternate proposal to acquire Avenor has been made by a third party and the Transaction does not close, Avenor would be obligated to pay Bowater C$70 million.

     The Transaction will be financed through a combination of cash, additional debt and Bowater Common Stock. The maximum number of Avenor Common Shares that may be exchanged for cash may not exceed 60 percent (subject to adjustment for dissenting shares) and could be as low as 50 percent. Conversely, the maximum number of Avenor Common Shares that can be exchanged for equity could be as much as 50 percent, but not less than 40 percent. Bowater anticipates using its existing cash reserves and a new $1 billion credit facility to fund the cash portion of the transaction. Bowater intends to sell Avenor's uncoated freesheet mill and pulp mill in Dryden, Ontario and expects to use a substantial portion of the proceeds to repay debt.

     Avenor is an international forest products company that manufactures newsprint, pulp, uncoated freesheet paper and wood products. In 1997, its net sales were C$2.0 billion, and at December 31, 1997, its total assets were C$2.7 billion. If the acquisition is consummated, Bowater will double its annual newsprint and groundwood paper making capacity and become a major producer of market pulp, making it a leading global newsprint producer and the third largest market pulp producer in North America.

     In January 1998, Bowater announced that it was in negotiations to acquire a significant interest in the Daebul Newsprint Mill owned by Halla Pulp & Paper Co. Ltd. ("Halla"), which is part of the Halla Group of Seoul, Korea. The Korean mill, which is located on the southwest coast of South Korea, started up in late 1996 and has an annual production capacity of approximately 250,000 metric tonnes of recycled newsprint for the Korean and other Asian markets. In April 1998, Bowater signed an agreement with Halla to acquire the Daebul Newsprint Mill. Completion of the transaction is subject to the satisfaction of several conditions, including the elimination of the mill's indebtedness and approval by the shareholders of Halla (which has occurred) and by appropriate Korean regulatory authorities. Bowater anticipates that the transaction will be completed within two months and currently expects that the final purchase price will be in the range of $205 million to $210 million.

     Also in January 1998, Bowater announced its plan to invest approximately $220 million to modernize its East Millinocket, Maine, pulp and paper mill. The plan encompasses a new thermomechanical pulp mill facility, modernization of two paper machines, which produce newsprint and directory paper, and other improvements to the site's energy and electrical systems. Although the project will not increase Bowater's paper making capacity, it is expected to reduce operating costs and improve productivity. Construction is anticipated to begin in early 1999 and take up to two years to complete. Bowater also announced its intention to seek a buyer for its Millinocket, Maine, paper mill, which no longer meets Bowater's long-term objectives. This facility includes four paper machines and related assets. During the course of marketing the Millinocket properties, Bowater received unsolicited expressions of interest in purchasing all of Bowater's properties located in the State of Maine (which includes the Millinocket mill, a mill located in East Millinocket, a hydroelectric facility, a sawmill and two million acres of timberlands). Bowater does not intend to enter into discussion with respect to these inquiries during the pendency of the Avenor transaction.

CREDIT FACILITY

     In March 1998, Bowater received a commitment letter from Chase to provide and syndicate a new $1 billion credit facility. This new facility will replace Bowater's current $150 million credit facility and will have two separate components: a $650 million, 364-day facility and a $350 million, five-year facility. Borrowings under the facilities will incur interest based, at the option of Bowater, on specified market interest rates plus a margin tied to the credit rating of Bowater's long-term debt. The new facility will be subject to customary terms and is expected to close in June 1998.

YEAR 2000 COMPLIANCE

     Since 1990, Bowater has reengineered its major internally developed software programs. During this effort, Bowater examined potential problems arising from the inability of certain application software programs to recognize the year 2000. A formal review of all internally developed software was completed in 1997. No major problems were encountered.

     In addition, all major third-party licensed application software programs have been reviewed and are either compliant or have released a compliant version to which Bowater will migrate in 1998. The costs associated with these projects are currently expected to be less than $1 million. Bowater continues to review all other manufacturing equipment systems, as well as third parties with whom it conducts business. Although the results of these reviews are not yet complete, Bowater does not expect the costs associated with these projects to have a material adverse effect on its results of operations or financial condition.

ACCOUNTING STANDARDS

     In June 1997, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 131, "Disclosures about Segments of an Enterprise and Related Information". This standard requires a public company to disclose financial information about its reportable operating segments. Reportable operating segments are to be determined on a basis consistent with that used for internal management reporting. Bowater will adopt this standard for the year ended 1998. It will not have an impact on Bowater's results of operations or financial condition.

     In February 1998, the FASB issued SFAS No. 132, "Employer's Disclosures about Pensions and Other Postretirement Benefits". This standard revises the required annual disclosures for pensions and other postretirement benefits. Bowater will adopt this standard for the year ended 1998. It will not have an impact on Bowater's results of operations or financial condition.

                         INFORMATION CONCERNING BOWATER

BUSINESS

  General

     Bowater (as used in this section, the term "Bowater" includes, when applicable, its consolidated subsidiaries) is engaged in the manufacture, sale and distribution of newsprint, directory paper, uncoated groundwood specialties, coated groundwood paper, market pulp and lumber. Bowater operates facilities in both the United States and Canada, and, as of December 31, 1997, managed and controlled approximately 3.5 million acres of timberlands to support these facilities. Bowater markets and distributes its various products in North America, Latin America, Europe, Asia and the Pacific Rim.

     Bowater was incorporated in Delaware in 1964. Bowater's principal executive offices are located at 55 East Camperdown Way, Greenville, South Carolina 29601, and its telephone number at that address is (864) 271-7733.

     All three of Bowater's divisions have been classified within a single business segment, Pulp, Paper and Related Products. For information regarding net export sales, see Note 22 to Bowater's consolidated financial statements included with this Joint Proxy Statement. For information regarding Bowater's fixed assets, see Note 8 to Bowater's consolidated financial statements included with this Joint Proxy Statement.

     For a more detailed discussion of Bowater's liquidity and capital resources, see "Bowater Management's Discussion and Analysis of Financial Conditions and Results of Operations".

     For information regarding the sales of real property and subsidiaries, see
Note 4 to Bowater's consolidated financial statements included with this Joint Proxy Statement.

  Operating Divisions

     Bowater operates through three divisions: the Newsprint and Directory Division, the Coated Paper and Pulp Division and the Forest Products Division. In 1997, Bowater consolidated its directory paper business into the former Newsprint Division, replacing the Great Northern Paper Division. In addition, Bowater reorganized its United States and Canadian forest and wood products operations into a new division called the Forest Products Division.

     The Newsprint and Directory Division consists of four manufacturing facilities: the Calhoun Operations and Calhoun Newsprint Company ("CNC") (which is owned approximately 51 percent by Bowater and approximately 49 percent by Herald Company, Inc.) located in Calhoun, Tennessee; Bowater Mersey Paper Company Limited (the "Mersey Operations") (which is owned 51 percent by Bowater and 49 percent by The Washington Post Company) located in Liverpool, Nova Scotia; Great Northern Paper, Inc. ("GNP"), East Operations located in East Millinocket, Maine; and GNP, Millinocket Operations located in Millinocket, Maine. This division is also supported by four domestic sales offices, which are responsible for marketing all of Bowater's domestic newsprint, directory paper and some uncoated groundwood specialties. Bowater Asia Pte Ltd (formerly Paper Traders International Pte Ltd), a wholly-owned subsidiary located in Singapore, is responsible for Bowater's newsprint sales in Asia and Pacific Rim countries.

     The Coated Paper and Pulp Division consists of the Catawba Operations located in Catawba, South Carolina, and three sales offices. This division is responsible for selling all of Bowater's coated groundwood paper, as well as all of Bowater's market pulp and some uncoated groundwood specialties.

     The Forest Products Division consists of three manufacturing facilities:
Bowater Lumber Company located in Albertville, Alabama; Bowater Mersey Paper Company Limited Oakhill Sawmill (which is owned 51 percent by Bowater and 49 percent by The Washington Post Company) located in Bridgewater, Nova Scotia; and Pinkham Lumber Company located in Ashland, Maine. This division is supported by four business offices and is responsible for managing Bowater's timberlands and selling all of Bowater's timber, softwood lumber and non-strategic timberlands.

  Newsprint, Directory Paper and Uncoated Groundwood Specialties

     Bowater is the largest manufacturer of newsprint and directory paper in the United States. Including its Mersey Operations, Bowater's annual production capacity of newsprint, directory paper and uncoated groundwood specialties is approximately 8 percent of the North American capacity total and approximately 4 percent of the worldwide capacity total. Its market share in the United States is 9 percent. These amounts were generated internally using data from Paper Trader, a monthly publication by Resource Information Systems, Inc.

     The Calhoun Operations, located on the Hiwassee River in Tennessee, is one of the largest and most productive newsprint mills in North America. At this facility, Bowater operates four paper machines, which produced 594,000 tons of newsprint and uncoated groundwood specialties in 1997. Also located at this facility is CNC's paper machine, which produced 239,000 tons of newsprint in 1997. Although Bowater manages and operates the entire facility, CNC also owns
68.4 percent of the thermomechanical pulp ("TMP") mill and 100 percent of the recycled fiber plant at the facility. Bowater owns the remaining 31.6 percent of the TMP mill and 100 percent of the other assets at this location. These other assets include kraft and stone groundwood pulp mills and other support equipment necessary to produce the finished product. Bowater is currently in the process of expanding the TMP mill at this location.

     The Mersey Operations, located on an ice-free port providing economical access to ports along the eastern seaboard of the United States and throughout the world, has two paper machines. Built in 1929, they were rebuilt between 1983 and 1985 and produced 263,000 tons of newsprint in 1997. This facility also operates a TMP mill, a wastewater treatment facility and other support equipment required to produce the finished product.

     Newsprint, directory paper and uncoated groundwood specialties are also produced at three other Bowater locations. The newsprint machine at the Catawba Operations, located on the Catawba River in South Carolina, produced 248,000 tons in 1997 and is one of the largest and most productive newsprint machines in the industry. Bowater's East Millinocket Operations, located on the West Branch of the Penobscot River in northern Maine, has two paper machines that were built in 1954 and rebuilt in 1986. These two machines produced a total of 296,000 tons of newsprint, directory paper and uncoated groundwood specialties in 1997. This facility also operates a groundwood pulp mill, a recycled fiber plant and other support equipment required to produce the finished product. Beginning in 1999, Bowater plans to modernize this facility over a two-year period at an estimated cost of $220 million. Bowater's Millinocket Operations, located eight miles from the East Millinocket Operations, has four paper machines that produced 128,000 tons of directory paper and uncoated groundwood specialties in 1997. These paper grades are used in directories, catalogs, newspaper advertising inserts and magazines, and are sold primarily to customers east of the Mississippi River. Bowater is seeking a buyer for this facility as it no longer meets Bowater's long-term objectives.

     Domestic newsprint, directory paper and uncoated groundwood specialty paper sales are made directly by Bowater through its regional sales offices located near major metropolitan areas in the eastern half of the United States. Sales to Asia and Pacific Rim countries are made through Bowater Asia Pte Ltd, while the balance of export sales is made primarily through international sales agents local to their markets. CNC's minority shareholder and its affiliates purchase the equivalent of all of CNC's annual output, and The Washington Post Company purchases approximately 70,000 tons of newsprint annually. Combined, these two customers in 1997 accounted for approximately 9 percent of Bowater's consolidated net sales and approximately 20 percent of Bowater's newsprint net sales. Bowater distributes newsprint, directory paper and uncoated groundwood specialties by rail, truck, ship and barge.

  Coated Groundwood Paper

     Bowater is one of the largest producers of coated groundwood paper in the United States and North America with approximately 11 percent and 9 percent of the United States and North American capacity, respectively. These amounts were generated internally using data from the American Forest and Paper Association and Pulp & Paper Magazine. Coated groundwood paper produced by Bowater is primarily light weight coated paper and is used in magazines, catalogs, advertising pieces, textbooks, direct mail pieces and coupons.

     Bowater manufactures a variety of coated grades on two paper machines at the Catawba Operations and on three of the four paper machines at the Millinocket Operations. Both machines at the Catawba Operations utilize off-machine blade coaters. At the Millinocket Operations, two machines produce a base stock that is coated on an off-machine blade coater while the third machine has an on-machine roll coater. In 1997, the two coated machines at the Catawba Operations produced 349,000 tons of coated groundwood paper, and the three machines at the Millinocket Operations produced 124,000 tons of coated groundwood paper. The Catawba Operations include a kraft mill, a TMP mill and other support equipment required to produce the finished product. The Millinocket Operations include a sulphite mill and other support equipment required to produce the finished product.

     Coated groundwood paper is sold domestically by Bowater and paper brokers to major printers, publishers, and catalogers. It is distributed by truck and rail from the Catawba and Millinocket facilities. These facilities are strategically located to supply the southeastern and northeastern United States, respectively, and jointly serve the mid-western market. Export markets are serviced primarily through international agents.

  Market Pulp

     In addition to furnishing the Coated Paper and Pulp Division's internal pulp requirements, Bowater produced 260,000 tons of softwood market pulp at its Catawba Operations in 1997 for use by manufacturers of
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

fine paper, tissues and other paper products. The Calhoun Operations produced 153,000 tons of hardwood market pulp for sale to its customers. In 1997, the Calhoun facility benefited from a pulp dryer rebuild completed in late 1996. This enabled Bowater to significantly increase market pulp production in 1997 from the 118,000 tons of hardwood market pulp produced by the Calhoun Operations in 1996.

     In 1997, 59 percent of Bowater's market pulp was sold to the export market. Export sales are made through international sales agents local to their markets, while domestic sales are made directly by Bowater and its sales agents. Bowater distributes market pulp primarily by rail and ship.

  Forest Products

     In addition to market pulp and paper, Bowater sells pulpwood, sawtimber, lumber and wood chips to a variety of customers located in the eastern United States, the United Kingdom and Canada. Bowater also sells non-strategic timberland tracts and provides its manufacturing facilities with a portion of the wood needed for pulp, paper and lumber production.

     At December 31, 1997, Bowater owned or managed under lease approximately
3.5 million acres of timberlands throughout the United States and Canada. Approximately 2 million acres of these timberlands are located in the state of Maine, 900,000 acres are located in the southeastern United States, and 600,000 acres are located in Nova Scotia. This timberland base supplies a portion of the needs of Bowater's paper mills and sawmills, as well as many independently owned forest products businesses. Bowater maintains one nursery and contracts with numerous other nurseries in order to replace trees harvested from its timberlands and from the timberlands of small private landowners. Bowater also employs harvest activities designed to promote natural regeneration.

     In 1997, Bowater consumed 8 million tons of wood for pulp, paper and lumber production. Of this amount, 2 million tons of wood were harvested from Bowater-owned properties, while 6 million tons were purchased, primarily under contract, from local wood producers, private landowners and sawmills (in the form of residual chips) at market prices. In addition, Bowater harvested 2 million tons of wood from Bowater-owned properties to sell to other sawmills and paper companies.

     Bowater operates three sawmills that produce construction grade lumber. Bowater Lumber Company produced 95 million board feet of lumber in 1997. This lumber is sold in the southeastern and mid-western United States. The Bowater Mersey Paper Company Limited Oakhill Sawmill, which produced 35 million board feet of lumber in 1997, sells to customers in eastern Canada, the northeastern United States, and the United Kingdom. Pinkham Lumber Company produced 71 million board feet of lumber in 1997, also selling to customers in eastern Canada and in the northeastern United States. Bowater distributes lumber by truck and rail.

  Recycling Capability

     Bowater has focused its efforts in recent years on meeting the demand for recycled-content paper products, which provides an environmental benefit in reducing solid waste landfill deposits. In addition, this effort allows publishers and other customers to meet recycled-content standards.

     Bowater operates recycling plants at its Calhoun and East Millinocket Operations. Taking a mixture of old newspapers and old magazines ("recovered paper"), these plants utilize advanced mechanical and chemical processes to manufacture high quality pulp. When this recycled fiber is combined with virgin fiber, the resulting products, which include recycled-content newsprint, directory paper, coated groundwood paper and uncoated groundwood specialties, are comparable in quality to paper produced with 100 percent virgin fiber pulp. In 1997, Bowater processed 342,000 tons of recovered paper.

     Recovered paper is purchased from suppliers in the regions of Bowater's recycling plants. These suppliers collect, sort and bale the material before selling it to Bowater, primarily under long-term contracts, with prices and quantities fluctuating according to market conditions. Bowater is one of the largest purchasers of recovered paper in North America.

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

  Competition

     In general, Bowater's products are globally-traded commodities. Pricing and the level of shipments of these products are influenced by the balance between supply and demand as affected by global economic conditions, changes in consumption and capacity, the level of customer and producer inventories, and fluctuations in exchange rates.

     Newsprint and market pulp, two of Bowater's principal products, are produced by numerous worldwide manufacturers. Aside from quality specifications to meet customer needs, the production of newsprint and market pulp generally do not depend upon a proprietary process or formula. There are approximately 20 major worldwide producers of newsprint with which Bowater competes. In addition, Bowater faces actual and potential competition from numerous smaller producers located around the world. Price, quality, service and the ability to produce paper with recycled content are important competitive determinants. Bowater is not a major producer in the pulp market.

     Bowater competes with approximately 13 coated groundwood producers located in North America. In addition, there are approximately six major offshore suppliers of coated groundwood paper that sell into the North American market. As a major supplier to printers in North America, Bowater also competes with numerous worldwide suppliers of other grades of paper such as coated freesheet, supercalendered and uncoated groundwood papers. Price, quality and service are important competitive determinants, but a degree of proprietary knowledge is required in both the manufacture and use of this product, which requires close customer-supplier relationships.

     Bowater competes with three major worldwide producers and several smaller producers of directory paper. Price, quality and service, as well as the ability to produce lower basis weights and recycled products, are all important competitive determinants.

     Bowater is not a major producer in the uncoated groundwood specialties or lumber markets.

     As with other globally manufactured and sold commodities, the competitive position of Bowater's products is significantly affected by the volatility of currency exchange rates. With several of Bowater's primary competitors located in Canada, Sweden and Finland, the relative rates of exchange between those countries' currencies and the United States dollar can have a substantial effect on Bowater's ability to compete. In addition, the degree to which Bowater competes with foreign producers depends in part on the level of demand abroad. Shipping costs generally cause producers to prefer to sell in local markets when the demand is sufficient in those markets.

     Trends in electronic data transmission and storage could adversely affect traditional print media, including products of Bowater's customers; however, neither the timing nor the extent of those trends can be predicted with certainty. Industry reports indicate that Bowater's newspaper publishing customers in North America have experienced some loss of market share to other forms of media and advertising, such as direct mailings and newspaper inserts (both of which are end uses for several of Bowater's products), cable television and the Internet. Some of these customers are also facing a decline in newspaper readership, circulation and advertising lineage. Bowater does not believe that this is the case in most overseas markets. Bowater's magazine and catalog publishing customers have also been affected by the use of electronic media for merchandising products, while benefiting from the increase in magazine and catalog publications dealing with electronic media, especially computer hardware and software.

     Part of Bowater's competitive strategy is to be a lower-cost producer of its products while maintaining strict quality standards and responding to environmental concerns. Bowater's two recycling facilities have further enhanced its competitive position by enabling it to respond to customer demand for recycled-content newsprint, directory paper, coated groundwood paper and uncoated groundwood specialties.

  Raw Materials and Energy

     The manufacture of pulp and paper requires significant amounts of wood and energy. The wood needed for pulp, paper and lumber production is obtained from Bowater-owned properties and purchased from local

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

producers. Bowater also uses recovered paper as raw material when producing recycled-content paper grades. See "--Forest Products" and "--Recycling Capability" for information regarding Bowater's use of raw materials.

     Steam and electrical power are the primary forms of energy used in pulp and paper production. Process steam is produced in boilers at the various mill sites from a variety of fuel sources. Internally generated electrical power at the Calhoun and Catawba Operations is used to supplement purchased electrical power. The Mersey Operations purchases all of its steam and electrical power requirements. It has the ability, however, to produce some of its steam requirements. GNP has the capacity to be totally self-sufficient electrically with six hydroelectric facilities located on the West Branch of the Penobscot River (containing 31 hydroelectric generators) and seven steam turbine generators located in the mill power plants.

     Bowater operates its Maine hydroelectric facilities pursuant to long-term licenses granted by the Federal Energy Regulatory Commission ("FERC") or its predecessor, the Federal Power Commission. The licenses for certain dams expired at the end of 1993, and Bowater continued to operate those dams under interim licenses. In October 1996, FERC issued new 30-year licenses allowing Bowater to continue operating its hydroelectric facilities with substantially similar terms and conditions as the old licenses. In November 1996, five intervenors filed requests for a rehearing, generally rearguing issues already considered by FERC. These requests are pending before FERC, and, although no assurances can be given, management believes that the requests should not result in any material adverse change to the terms or conditions of the licenses.

  Employees

     As of December 31, 1997, Bowater employed approximately 5,000 people, of whom approximately 3,600 were represented by bargaining units. The labor contract at Bowater's Catawba Operations, which covers all of the plant's hourly employees, expires in April 2003. The labor contract with most of the plant's hourly employees at the Calhoun Operations expires in July 2002. The labor agreement for the majority of unionized employees at GNP expires in July 2001, while all other labor agreements there expire during 2002. The labor contract covering all unionized employees at the Mersey Operations expires in April 1998. All plant facilities are situated in areas where adequate labor pools exist. Relations with employees are considered good.

  Trademarks and Name

     Bowater owns the trademarked Bowater logo exclusively throughout the world. Effective June 30, 1997, Bowater obtained from the former Bowater plc, now Rexam plc, ownership of the name "Bowater" in connection with the sale of all of Bowater's products exclusively throughout the world, with a limited exception for a few non-conflicting uses by Rexam plc. Bowater considers its interests in the Bowater logo and name to be valuable and necessary to the conduct of its business.

  Environmental Matters

     For a discussion of Bowater's environmental matters, see "Bowater Management's Discussion and Analysis of Financial Condition and Results of Operations".

     Bowater believes that its United States and Canadian operations are in substantial compliance with all applicable federal, state and provincial environmental regulations and that all currently-required control equipment is in operation. While it is impossible to predict future environmental regulations that may be established, Bowater believes that it will not be at a competitive disadvantage with regard to meeting future United States or Canadian standards.

     Bowater has taken positive action to address concerns about municipal solid waste by constructing a recycled fiber plant at each of its Calhoun and East Millinocket Operations. See "--Recycling Capability".

PROPERTIES

     Information regarding Bowater's properties is described in "--Business" above.

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

     In addition to the properties that it owns, Bowater also leases under long-term leases certain timberlands, office premises, and office and transportation equipment. Information regarding timberland leases and operating leases is included in Note 21 to Bowater's consolidated financial statements included with this Joint Proxy Statement.

LEGAL PROCEEDINGS

     Bowater is involved in various legal proceedings relating to contracts, commercial disputes, taxes, environmental issues, employment and workers' compensation claims and other matters. Bowater's management believes that the ultimate disposition of these matters will not have a material adverse effect on Bowater's operations or its financial condition taken as a whole.

EXECUTIVE OFFICERS AND DIRECTORS

     Bowater's executive officers, who are elected by the Bowater Board to serve one-year terms, are listed below. There are no family relationships among officers and no arrangements or understandings between any officer and any other person pursuant to which the officer was selected.

                                                                                            OFFICER/
                                                                                            DIRECTOR
NAME                    AGE                             POSITION                             SINCE
----                    ---                             --------                            --------
Arnold M. Nemirow.....  55    Chairman, President and Chief Executive Officer/Director        1994
Arthur D. Fuller......  54    Executive Vice President and President -- Newsprint and         1995
                              Directory Division
Anthony H. Barash.....  55    Senior Vice President -- Corporate Affairs and General          1996
                              Counsel
E. Patrick Duffy......  56    Senior Vice President and President -- Coated Paper and Pulp    1995
                              Division
David G. Maffucci.....  47    Senior Vice President and Chief Financial Officer               1992
Donald G. McNeil......  47    Senior Vice President and President -- Great Northern Paper,    1995
                              Inc.
James H. Dorton.......  41    Vice President and Treasurer                                    1996
Richard F. Frisch.....  50    Vice President -- Human Resources                               1995
Richard K. Hamilton...  49    Vice President and President -- Forest Products Division        1997
Steven G. Lanzl.......  49    Vice President -- Information Technology                        1996
Robert A. Moran.......  53    Vice President -- Manufacturing Services                        1992
Michael F. Nocito.....  43    Vice President and Controller                                   1993
Wendy C. Shiba........  47    Vice President, Secretary and Assistant General Counsel         1993
Francis J. Aguilar....  65    Director                                                        1984
H. David Aycock.......  67    Director                                                        1987
Richard Barth.........  67    Director                                                        1991
Kenneth M. Curtis.....  67    Director                                                        1993
Charles J. Howard.....  56    Director                                                        1997
Donald R. Melville....  71    Director                                                        1984
James L. Pate.........  62    Director                                                        1996
John A. Rolls.........  57    Director                                                        1990

     Arnold M. Nemirow became Chairman in March 1996, and Chief Executive Officer in March 1995. He has been President and a director of Bowater since September 1994 and was Chief Operating Officer from September 1994 through February 1995. Previously he was President, Chief Executive Officer and a director of Wausau Paper Mills Company, a pulp and paper company, from July 1990 through July 1994, Chairman, President, Chief Executive Officer and a director of Nekoosa Papers, Inc., the business papers division of Great Northern Nekoosa Corporation, from 1988 to March 1990 and Vice President of Great Northern Nekoosa Corporation from 1984 to March 1990. Mr. Nemirow also serves as a director of Interstate Energy Corporation, formerly known as WPL Holdings, Inc.

     Arthur D. Fuller became Executive Vice President and President -- Newsprint and Directory Division in August 1997. From 1995 to August 1997, he was Senior Vice President and President -- Newsprint Division. He was Vice President Finance, Planning & Administration of MacMillan Bloedel Packaging Inc., the containerboard and packaging business of MacMillan Bloedel Ltd., from 1994 to 1995. From 1991 to 1993 he

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

was a partner of Nukraft, which sought to develop a recycled linerboard mill, and from 1987 to 1990 he was Vice President and General Manager of Great Southern Paper Company, the containerboard division of Great Northern Nekoosa Corporation. Earlier he held various management positions with Great Southern Paper Company.

     Anthony H. Barash became Senior Vice President -- Corporate Affairs and General Counsel in April 1996. From 1993 through March 1996, he was a partner of the law firm Seyfarth, Shaw, Fairweather & Geraldson, where he was a member of the firm's Business Law and Real Estate Group. Previously, from 1980 to 1993, he was a senior partner of the law firm Barash & Hill, where he also concentrated in business and real estate law.

     E. Patrick Duffy became Senior Vice President and President -- Coated Paper and Pulp Division in 1995. He was President of the Telecommunications Business Unit of R.R. Donnelly and Sons, a printing company located in Chicago, Illinois, from 1993 to 1995, where he was responsible for the sale and manufacture of printed products, and President of its Catalog Group from 1990 to 1992. Previously he was a Senior Vice President of R.R. Donnelly and Sons.

     David G. Maffucci became Senior Vice President and Chief Financial Officer in 1995. He had served as Vice President -- Treasurer since 1993 and Treasurer from 1992 to 1993 and relinquished the title of Treasurer in August 1996. From 1977 to 1992 he held various positions of increasing responsibility in Bowater's Finance Department.

     Donald G. McNeil became Senior Vice President in 1995, and has been President of GNP since 1994. He was President and General Manager of Bowater Mersey Paper Company, a subsidiary of Bowater ("Mersey"), from 1992 to 1994. He was General Manager of Mersey from 1991 to 1992 and Assistant General Manager from 1990 to 1991. From 1977 through 1989 he held various engineering and management positions with Mersey.

     James H. Dorton became Vice President and Treasurer in 1996. From 1990 through 1996, he was Treasurer of Intergraph Corporation, a manufacturer and designer of computers and software for engineering applications, where he was responsible for treasury management, corporate finance and shareholder relations. He was Assistant Treasurer of Intergraph Corporation from 1986 to 1990.

     Richard F. Frisch became Vice President -- Human Resources in 1995. He was Director of Compensation and Benefits from 1994 to 1995. Previously he was employed by Scott Paper Company, a pulp and paper company, at its Philadelphia, Pennsylvania, headquarters, most recently as Director of Benefits from 1991 to 1994, where he was responsible for strategic design and management of benefit plans.

     Richard K. Hamilton became Vice President and President -- Forest Products Division in August 1997. He was Vice President Wood Products -- Newsprint Division from 1995 to 1997. From 1993 to 1995, he was Group Manager -- Forest Resources Division of Georgia-Pacific Corporation, a building products and pulp and paper company, where he was responsible for a woodlands organization management of about 340,000 acres of timberland and the procurement, production and sale of pulpwood, logs and wood chips. Previously, he held various woodlands positions with Great Southern Paper Company and Scott Paper Company.

     Steven G. Lanzl became Vice President -- Information Technology in 1996. From 1992 to 1996 he was with E.I. du Pont de Nemours and Company, a diversified chemical and petroleum products company, where he was responsible for planning information system initiatives. Earlier he was with DuPont Asia Pacific, Ltd. in Japan as Manager of Information Systems Planning.

     Robert A. Moran became Vice President -- Manufacturing Services in 1996 and was Vice President Pulp and Paper Manufacturing Services from 1992 to 1996. He was Vice President -- Manufacturing Services for the Pulp and Paper Group from 1991 and Director of Planning and Development for the Pulp and Paper Group from 1988 to 1991. He also served as Assistant General Manager of the Catawba Operations during 1988.

     Michael F. Nocito became Vice President and Controller in 1993. He was Controller of the Calhoun Operations from 1992 to 1993 and Assistant Controller of the Calhoun Operations from 1988 to 1992. From 1978 to 1988 he held various positions of increasing responsibility in Bowater's Finance Department.

     Wendy C. Shiba became Vice President in May 1997 and has been Secretary and Assistant General Counsel since 1993. From 1992 to 1993, she was Corporate Chair of the City of Philadelphia Law Department where she managed the Corporate Group, which was responsible for all of the City's nonlitigation legal work. She was Associate Professor of Law from 1990 to 1993 and Assistant Professor of Law from 1985 to 1990 at Temple University School of Law, where she taught subjects relating to corporate law and served as a consultant in legal writing and corporate law. Earlier she practiced corporate law in the private sector.

     Francis J. Aguilar is a Professor Emeritus, Harvard University Graduate School of Business. Dr. Aguilar was a faculty member at the Harvard University Graduate School of Business from 1965 to 1995. Since 1994, he has served as Executive Director of the Management Education Alliance, a nonprofit educational corporation. Dr. Aguilar is a director of Dynamics Research Corporation and Burr-Brown Corporation and also acts as an independent business consultant.

     H. David Aycock is the Retired President and Chief Operating Officer of Nucor Corporation. Mr. Aycock was President and Chief Operating Officer of Nucor Corporation, a steel and steel products company, from 1984 to 1991. He previously held various management positions, including that of General Manager, at Nucor Corporation operating units. Mr. Aycock serves as a director of Nucor Corporation. Since retiring from Nucor Corporation, Mr. Aycock has been engaged in managing family investments in various entrepreneurial activities.

     Richard Barth is the Retired Chairman, President and Chief Executive Officer of Ciba-Geigy Corporation. Mr. Barth became Chairman of Ciba-Geigy Corporation, a diversified chemical products company, in 1990 and served in that capacity until its merger into Novartis Corporation in December 1996. Mr. Barth was President and Chief Executive Officer of Ciba-Geigy Corporation from 1986 to 1996, Chief Financial Officer from 1979 to 1986, Secretary from 1974 to 1986, and General Counsel from 1970 to 1986. Mr. Barth is also a director of The Bank of New York, Novartis Corporation (USA) and Imclone Systems, Inc.

     Kenneth M. Curtis is a Senior Member, Curtis Thaxter Stevens Broder & Micoleau, Limited Liability Company, P.A. Mr. Curtis was a partner in the Portland, Maine, law firm of Curtis Thaxter Stevens Broder & Micoleau from 1975 to 1979 and from 1981 to January 1995, when the firm became a limited liability company, of which he currently is a member. Mr. Curtis also served as President of Maine Maritime Academy from 1986 to 1994. He was formerly Secretary of State of Maine from 1965 to 1966, Governor of Maine from 1967 to 1975 and U.S. Ambassador to Canada from 1979 to 1981. Mr. Curtis is a director of Key Corp.

     Charles J. Howard is the Chairman, Howard, Barclay & Associates Ltd. Mr. Howard has been Chairman of Howard, Barclay & Associates Ltd., an investment counseling firm, since 1994. He also has been President, Chief Executive Officer, a director and the largest shareholder of Ausnoram Holdings Limited, an investment holding company with mining, oil and gas interests, since 1989. Mr. Howard is also a director of Anderson Exploration Limited, Petromet Resources Limited, Southern Africa Minerals Corporation and Unicorp Energy Corporation.

     Donald R. Melville is the Retired Chairman and Chief Executive Officer of Norton Company. Mr. Melville was Chief Executive Officer of Norton Company, a diversified manufacturing company, from 1980 until his retirement at the end of 1987. He was Chairman from 1985 to 1987, President from 1979 to 1986, and Executive Vice President from 1971 to 1979.

     James L. Pate is the Chairman and Chief Executive Officer of Pennzoil Company. He was named Chairman in 1994 and Chief Executive Officer in 1990. He held the additional office of President from 1990 to 1997. Pennzoil Company is a producer, refiner and marketer of petroleum and petroleum products.

     John A. Rolls is the President and Chief Executive Officer of Thermion Systems International. Mr. Rolls has served as President and Chief Executive Officer of Thermion Systems International, an aerospace and

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

industrial heating systems company, since March 1996. He was President and Chief Executive Officer of Deutsche Bank North America, an international banking company, from 1992 to March 1996. Mr. Rolls was Executive Vice President and Chief Financial Officer of United Technologies Corporation, a diversified aerospace and industrial products company, from 1986 to 1992. Prior to that he was Senior Vice President and Chief Financial Officer of RCA Corporation. Mr. Rolls is also a director of MBIA Inc., Thermion Systems International and Arguss Holdings, Inc., formerly Conceptronic, Inc.

BOARD AND COMMITTEE MEETINGS

     The Bowater Board met eight times during 1997. The Bowater Board has an Audit Committee consisting of Messrs. Curtis, Howard and Pate, a Nominating and Governance Committee consisting of Messrs. Barth, Aguilar, Curtis and Rolls, a Human Resources and Compensation Committee consisting of Messrs. Aycock, Aguilar and Melville, a Finance Committee consisting of Messrs. Rolls, Barth and Pate, and an Executive Committee consisting of Messrs. Nemirow, Aguilar and Aycock.

     The Audit Committee, which met three times in 1997, reviews the scope and results of the annual audit of Bowater, approves the non-audit services rendered by the independent auditors to Bowater and considers the effect of such services on the independence of such auditors, recommends to the Bowater Board independent auditors for the ensuing year and reviews the accounting policies of Bowater and Bowater's systems of internal controls and internal auditing procedures.

     The Nominating and Governance Committee, which met three times in 1997, recommends nominees for election to the Bowater Board and addresses issues of corporate governance for Bowater Board consideration. Recommendations for director nominees from shareholders will be considered by the Nominating and Governance Committee. Shareholders desiring to make a recommendation to the Nominating and Governance Committee of a director nominee proposed for election at the 1999 Annual Meeting should comply with the procedure described under "Proposals by Bowater Shareholders". The Committee also serves in an oversight capacity with respect to Bowater's compliance with environmental, health and safety regulations.

     The Human Resources and Compensation Committee, which met four times in 1997, approves the adoption, amendment and termination of all employee pension and savings benefit plans, administers executive bonus plans and awards and stock option plans and grants thereunder, reviews programs followed by management in developing executive resources for current and future operations and reviews and approves the compensation of officers of Bowater.

     The Finance Committee, which met three times in 1997, reviews and oversees the financial affairs of Bowater. The Committee also provides financial oversight and direction of Bowater's pension and savings plans, including approving the selection of trustees and the amount of contributions to be made by Bowater under these plans. In addition, the Committee reviews and approves the adoption of actuarial and accounting methods and assumptions under these plans and reviews the action of management in establishing investment policy and administering the plans.

     The Executive Committee, which met once during 1997, meets from time to time to make decisions between meetings of the Bowater Board pursuant to authority delegated by the Bowater Board.

     All directors attended at least 75% of the aggregate of the meetings of the Bowater Board and of Board committees on which they served in 1997.

DIRECTOR COMPENSATION

     Each director who was not an employee of Bowater (an "Outside Director") received in 1997 an annual retainer of $24,000, a fee of $1,000 per day for each Bowater Board meeting attended and a fee of $800 per day for each Bowater Board committee meeting attended. Each director was reimbursed for reasonable expenses, including but not limited to transportation and lodging, incurred in attending meetings. In addition, Outside Directors are eligible to receive awards under the 1997 Stock Option Plan and in February 1997 each Outside Director other than Mr. Howard was granted options with respect to 1,000 shares of Bowater Common Stock.

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

Mr. Howard became a director in April 1997 and received a prorated grant of options with respect to 750 shares of Bowater Common Stock.

  Deferred Compensation Plan for Outside Directors

     The Deferred Compensation Plan for Outside Directors of Bowater Incorporated (the "Deferred Plan") permits Outside Directors to elect irrevocably to defer receipt of all or a part of their annual retainer and meeting fees. Compensation that a director has elected to defer under the Deferred Plan can be allocated to a cash account, a Bowater Common Stock account or both accounts, in increments of ten percent, as elected by the director. On the date on which compensation to be deferred would have been payable, a participating director who has elected to allocate all or part of his deferred compensation to his Deferred Plan stock account will be credited with the number of shares of Bowater Common Stock, including fractional shares, having a value (with a 5% discount) equivalent to the amount of deferred compensation that he allocated to his stock account. Deferred compensation that is allocated to a cash account will be credited on the date on which such compensation would have been payable. Whenever dividends are paid on shares of Bowater Common Stock, each participant's stock account will be credited with additional shares having an undiscounted value equal to the amount of the dividend paid on a single share of such stock, multiplied by the number of shares of Bowater Common Stock, including fractional shares, credited to the participant's account on the dividend record date. Amounts credited to a Deferred Plan cash account will accrue interest on the average monthly balance of that account at a rate equal to the rate for the Fixed Income Fund maintained for Bowater's Salaried Employees' Savings Plan. Directors can elect to transfer balances between the cash and stock accounts subject to certain conditions set forth in the Deferred Plan. A participant in the Deferred Plan may elect at the time of deferral to have his Deferred Plan account(s) distributed to him in (i) either Common Stock or cash as soon as possible or in a stated number of years after he ceases to be an Outside Director or (ii) cash in either five or ten installments. All of Bowater's Outside Directors except for Messrs. Curtis and Howard have accounts under the Deferred Plan.

  Retirement Plan for Outside Directors

     Bowater adopted a Retirement Plan for Outside Directors during 1988 (the "Outside Directors' Retirement Plan"). All of Bowater's current Outside Directors participate in the Outside Directors' Retirement Plan. The Outside Directors' Retirement Plan provides for normal retirement benefits equal to ten percent of the participant's annualized retainer at the termination of service multiplied by the participant's years of service as an Outside Director of Bowater up to a maximum of ten years. Normal retirement benefits may begin at age 65 after the completion of five or more years of service, although early retirement is permitted (with Bowater's consent) upon attainment of age 55 and the completion of five years of service. Participants who elect early commencement of benefit payments after retirement receive a reduced benefit.

     The Outside Directors' Retirement Plan provides that a participant who was an Outside Director immediately prior to a change in control of Bowater and who is removed from or not renominated to his directorship by reason of such change in control is entitled to the early retirement benefits provided by the plan regardless of whether the plan requirements for early retirement have been satisfied.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     Bowater knows of no person who, or group that, owns beneficially more than 5% of the outstanding shares of Bowater Common Stock as of June 8, 1998, except as set forth below:

                                                                                     PRO FORMA(1)
                                                                                 ---------------------
                                             AMOUNT AND NATURE OF   PERCENT OF   USING 50%   USING 60%
   NAME AND ADDRESS OF BENEFICIAL OWNER      BENEFICIAL OWNERSHIP     CLASS       CASH(2)     CASH(3)
   ------------------------------------      --------------------   ----------   ---------   ---------
Tiger Management L.L.C.(4).................       5,200,600(4)        12.82%       9.42%       9.94%
Tiger Performance L.L.C.(4)
101 Park Avenue
New York, New York 10178

                                                                                     PRO FORMA(1)
                                                                                 ---------------------
                                             AMOUNT AND NATURE OF   PERCENT OF   USING 50%   USING 60%
   NAME AND ADDRESS OF BENEFICIAL OWNER      BENEFICIAL OWNERSHIP     CLASS       CASH(2)     CASH(3)
   ------------------------------------      --------------------   ----------   ---------   ---------
The Capital Group Companies, Inc.(5).......       3,147,900(5)         7.76%       5.70%       6.02%
333 South Hope Street
Los Angeles, California 90071
Wellington Management Company, LLP.........       2,899,880(6)         7.15%       5.25%       5.55%
(including shares held by
Vanguard/Windsor Funds, Inc.)(6)
75 State Street
Boston, Massachusetts 02109
Franklin Resources, Inc.(7)................       2,246,700(7)         5.54%       4.07%       4.30%
777 Mariners Island Boulevard
San Mateo, California 94404
MacKay-Shields Financial Corporation(8)....       2,047,750(8)         5.05%       3.71%       3.92%
9 West 57th Street
New York, New York 10019

---------------

(1) The amounts shown in the pro forma columns show the effect of the Transaction on the percentage of outstanding Bowater Common Stock held by beneficial owners of more than 5% of the outstanding shares of Bowater Common Stock as of June 8, 1998, and have been calculated assuming a Bowater Average Trading Price of $55.00 and a Currency Exchange Rate (the value in Canadian dollars of one U.S. dollar) of 1.45.

(2) The amounts shown in this column assume that Avenor Shareholders elect (or are deemed to elect) to exchange 50% of the Avenor Common Shares for Bowater Common Stock and/or Exchangeable Shares.

(3) The amounts shown in this column assume that Avenor Shareholders elect (or are deemed to elect) to exchange 40% of the Avenor Common Shares for Bowater Common Stock and/or Exchangeable Shares.

(4) Tiger Management L.L.C. ("TML") reported in an amendment to Schedule 13G dated May 11, 1998, that it has shared voting and dispositive power with respect to 3,221,100 of the shares shown, that Tiger Performance L.L.C. ("TPL") has shared voting and dispositive power with respect to 1,952,500 of the shares shown, and that Julian H. Robertson, Jr., the ultimate controlling person of TML and TPL, has shared voting and dispositive power with respect to all of the shares shown. The Schedule 13G reported that TML and TPL are investment advisers, and that The Jaguar Fund, N.V., a Netherlands Antilles corporation, has an interest with respect to more than 5% of the outstanding shares of Bowater Common Stock.

(5) In an amendment dated February 10, 1998, to Schedule 13G, The Capital Group Companies, Inc. ("CGC") reported that it is the parent holding company of a group of investment management companies that hold investment power and in some cases voting power over the shares shown in the table above. It reported that its subsidiary, Capital Research and Management Company, a registered investment adviser with the same address as CGC, has sole dispositive power with respect to 2,905,000 of the shares shown in the table as a result of acting as investment adviser to various investment companies. The Schedule 13G reported that the remaining shares reported as being beneficially owned by CGC are beneficially owned by its other subsidiaries, Capital International Limited and Capital International S.A. The Schedule 13G reported that CGC does not have investment power or voting power over any of the shares shown in the table above; however, by virtue of its subsidiaries, CGC reported that it may be deemed to have sole voting power with respect to 242,900 of the shares shown in the table above and sole dispositive power with respect to all of the shares.

(6) As of March 31, 1998, Wellington Management Company, LLP ("WMC") reported that it has shared voting power with respect to 2,100 of the shares shown and shared dispositive power with respect to all of the shares shown. WMC serves as investment adviser to a number of clients, which have the right to receive, or the power to direct the receipt of, dividends from, or the proceeds of the sale of, the shares shown in the table and that one of those clients, Vanguard/Windsor Funds, Inc., has such rights with respect to more than 5% of the outstanding shares of Bowater Common Stock.

(7) Franklin Resources, Inc. ("FRI") informed Bowater on June 16, 1998 that, as of March 31, 1998, the securities shown in the table above are beneficially owned by one or more investment companies or other managed accounts that are advised by direct or indirect investment advisory subsidiaries of FRI. The investment advisory subsidiaries have investment and/or voting power over the securities owned by their investment advisory clients. Accordingly, such subsidiaries may be deemed to be the beneficial owner of the securities shown in the table. Charles B. Johnson and Rupert H. Johnson, Jr. (the "FRI Principal Shareholders") (each of whom has the same business address as FRI) each own in excess of 10% of the outstanding common stock of FRI and may be deemed to be the beneficial owners of securities held by persons and entities advised by FRI subsidiaries. The Schedule 13G reported that one of the investment adviser subsidiaries, Templeton Global Advisors Limited (whose address is Lyford Cay, P.O. Box N-7759, Nassau, Bahamas), has sole voting and dispositive power with respect to 1,070,600 of the shares shown; Franklin Mutual Advisers, Inc. (whose address is 51 John F. Kennedy Parkway, Short Hills, NJ 07078) has sole voting and dispositive power with respect to

    1,149,300 of the shares shown; Templeton Investment Counsel, Inc. (whose address is 500 E. Broward Blvd., Suite 2100, Fort Lauderdale, FL 33394) has sole voting and dispositive power with respect to 10,000 of the shares shown; Franklin Advisers, Inc. (who has the same address as FRI) has sole voting and dispositive power with respect to 8,800 of the shares shown; and Templeton Investment Management Limited (whose address is Saltire Court, 20 Castle Terrace, Edinburgh, Scotland EH1 2EH) has sole voting and dispositive power with respect to 8,000 of the shares shown. Each of FRI, the FRI Principal Shareholders and the investment advisory subsidiaries disclaims any economic interest or beneficial ownership in the shares shown in the table above and are of the view that they are not acting as a "group" for purposes of Securities Exchange Act of 1934, as amended.

(8) MacKay-Shields Financial Corporation ("MSFC") informed Bowater on June 11, 1998, that it has shared voting power and shared dispositive power with respect to all of the shares shown. MSFC reported that it serves as investment manager to a number of clients who have the right to receive and the ultimate power to direct the receipt of dividends from, or the proceeds of the sale of, the shares shown in the table above. MSFC reported that none of such clients had an interest with respect to more than 5% of the outstanding shares of Bowater Common Stock.

     No officer or director owns any Bowater Series C Preferred Stock. As of June 8, 1998, ownership of Bowater Common Stock by each of the directors, by each of the executive officers named in the Summary Compensation Table, and by all directors and executive officers of Bowater, as a group, was as follows:

                                                    AMOUNT AND NATURE OF
NAME OF BENEFICIAL OWNER                           BENEFICIAL OWNERSHIP(1)   PERCENT OF CLASS(2)
------------------------                           -----------------------   -------------------
Arnold M. Nemirow................................          326,594(3)                  *
Arthur D. Fuller.................................           59,812(4)                  *
E. Patrick Duffy.................................           58,258(5)                  *
Anthony H. Barash................................           11,890(6)                  *
David G. Maffucci................................           48,243(7)                  *
Francis J. Aguilar...............................           21,396(8)                  *
H. David Aycock..................................           12,695(9)                  *
Richard Barth....................................            9,792(10)                 *
Kenneth M. Curtis................................            1,500(11)                 *
Charles J. Howard................................            6,375(12)                 *
Donald R. Melville...............................            5,069(13)                 *
James L. Pate....................................            3,477(14)                 *
John A. Rolls....................................           10,936(15)                 *
Directors and Executive Officers as a Group (21
  persons).......................................          806,418(16)              1.95%

---------------

   * Represents holdings of less than 1% of the outstanding shares of Bowater Common Stock.
 (1) Units in one or more Bowater Common Stock funds of the Bowater Incorporated Salaried Employees' Savings Plan (the "Savings Plan") are allocated to the accounts of officers of Bowater. These funds hold Bowater Common Stock and relatively small amounts of short-term investments. The number of shares of Bowater Common Stock shown in the table is an approximation provided by the Savings Plan administrator in a statement for the period ending March 31, 1998, based on the market value of the applicable units. This table also includes shares allocated under Bowater's Compensatory Benefits Plan based on a statement for the period ending March 31, 1998. Additional shares of Bowater Common Stock may have been allocated to the accounts of participants in the Savings Plan or Compensatory Benefits Plan since the date of the last statements from the plan administrators. Participants in the Compensatory Benefits Plan have no voting power with respect to share allocations, but receive cash payouts based on the number of shares allocated to their accounts under the plan upon their retirement from Bowater, death, disability or other termination of employment (if they have three years of service), and do not have investment power over share allocations prior to that time. The number of shares allocated under each of the Savings Plan and the Compensatory Benefits Plan is subject to revision in order to comply with requirements respecting nondiscrimination standards and limitations on contributions under the Internal Revenue Code of 1986, as amended (the "Code").
 (2) Pursuant to Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended, percentages of total outstanding shares have been computed on the assumption that shares of Bowater Common Stock that can be acquired within 60 days of June 8, 1998, upon the exercise of options by a given person are outstanding, but no other shares similarly subject to acquisition by other persons are outstanding.
 (3) Represents 20,000 shares owned directly, 507.76 shares owned in the Savings Plan, 305,000 shares that may be acquired under options currently exercisable and 1,086.20 shares allocated under the Compensatory Benefits Plan.
 (4) Represents 10,000 shares owned directly, 1,830.20 shares owned in the Savings Plan, 47,500 shares that may be acquired under options currently exercisable and 481.86 shares allocated under the Compensatory Benefits Plan.
 (5) Represents 379.79 shares owned in the Savings Plan, 57,500 shares that may be acquired under options currently exercisable and 377.85 shares allocated under the Compensatory Benefits Plan.

 (6) Represents 1,000 shares owned directly, 100 shares held in the Seyfarth, Shaw, Fairweather & Geraldson Retirement Plan for Partners, 584.43 shares owned in the Savings Plan, 10,000 shares that may be acquired under options currently exercisable and 205.34 shares allocated under the Compensatory Benefits Plan.
 (7) Represents 2,100 shares owned directly, 895.50 shares owned in the Savings Plan, 45,000 shares that may be acquired under options currently exercisable and 247.59 shares allocated under the Compensatory Benefits Plan.
 (8) Represents 12,884.12 shares owned directly, 8,011.42 shares allocated under the Deferred Plan and 500 shares that may be acquired under options currently exercisable.
 (9) Represents 500 shares owned directly, 11,695.01 shares allocated under the Deferred Plan and 500 shares that may be acquired under options currently exercisable.
(10) Represents 9,292.37 shares allocated under the Deferred Plan and 500 shares that may be acquired under options currently exercisable.
(11) Represents 1,000 shares owned directly and 500 shares that may be acquired under options currently exercisable.
(12) Represents 1,000 shares owned directly, 5,000 shares owned by Ausnoram Holdings Limited, of which Mr. Howard is the President, Chief Executive Officer and largest shareholder, and 375 shares that may be acquired subject to options currently exercisable.
(13) Represents 500 shares owned directly, 4,069.34 shares allocated under the Deferred Plan and 500 shares that may be acquired under options currently exercisable.
(14) Represents 1,000 shares owned directly, 1,976.59 shares allocated under the Deferred Plan and 500 shares that may be acquired under options currently exercisable.
(15) Represents 10,436.48 shares allocated under the Deferred Plan and 500 shares that may be acquired under options currently exercisable.
(16) This total represents 57,034.09 shares owned directly, 12,491.94 shares allocated under the Savings Plan, 3,035.27 shares allocated under the Compensatory Benefits Plan, 45,481.21 shares allocated under the Deferred Plan, and 688,375 shares subject to options currently exercisable. The number of shares allocated to the accounts of certain executive officers under each of the Savings Plan and Compensatory Benefits Plan is subject to revision in order to comply with requirements respecting nondiscrimination standards and limitations on contributions under the Code. The beneficial ownership stated above represents sole voting and investment power, except as indicated above.

HUMAN RESOURCES AND COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Human Resources and Compensation Committee (the "Committee") develops and administers the compensation programs for Bowater's executive officers. The Committee's goal is to develop executive compensation programs that are consistent with strategic business objectives.

     The Committee is composed entirely of independent, nonemployee directors who have not served as officers of Bowater and have no interlocking relationships, as defined by the Securities and Exchange Commission.

  Key Elements and Policies for Compensation of Executive Officers

     Bowater's basic policy for executive officers is that compensation should vary depending on Bowater's success in the following areas:

        - Performance versus Bowater's financial and strategic objectives, and

        - Creation of shareholder value.

     The key elements of Bowater's 1997 executive compensation program were base salary, the Annual Bonus Plan, the 1997-1999 Long-Term Incentive Plan (the "LTIP Plan") and stock options.

        - To determine appropriate compensation levels within each pay component, the Committee considered all elements of the executive compensation program. Base salaries and targeted annual bonus payouts for executive officers generally were set near the median of comparable executives in the paper and forest products industry. Executive officers had the opportunity to earn above-median levels of compensation through the Annual Bonus Plan if Bowater attained above-median performance. Actual total compensation depended on Bowater's performance.

        - Competitive market data were provided by an independent compensation consultant. Bowater reviewed the pay practices of companies in the paper and forest products industry, as well as other general industry companies with annual revenues similar to Bowater's. The Committee believed this criterion provided reasonable pay comparisons, enabling Bowater to assure that executives were being paid fairly, while assuring shareholders and Bowater that executive pay levels were reasonable.

        - The group of companies used for independent compensation comparisons included many of Bowater's peer companies included in the Dow Jones Paper Products Group listed in the Total Shareholder Return chart below. The list was expanded, however, to include other paper and forest products companies and similar-sized general industry companies that are not a part of the Dow Jones Paper Products Group. This decision was based on the Committee's belief that the recruitment of executive talent should not necessarily be limited to the companies used in the Dow Jones group.

  Base Salary

     Executive officers' salaries are generally set to place them near median levels of executive compensation at comparable companies as described above, considering the scope of the individual's responsibilities relative to the responsibilities of executives at comparable companies.

        - Competitive market considerations form the primary basis for setting base salary levels, since performance plays such a large role in determining annual and long-term incentives. However, in setting base salary levels, the Committee also considers the officer's performance against individual objectives during the preceding year, the profits of the individual's business unit relative to plan during the preceding year for business unit executives, and the profits of Bowater during the preceding year for officers with corporate-wide responsibilities.

  Annual Bonus Plan

     The Annual Bonus Plan for 1997 used three performance measures: Return on Net Assets ("RONA") (weighted 50%), Return on Capital Spending (weighted 25%)and Mill Performance (weighted 25%):

        - RONA was measured at the divisional and corporate levels (50% consolidated RONA for corporate employees; 25% consolidated RONA and 25% divisional RONA for divisional employees), with awards based on performance relative to goals established at the beginning of the year. The capital intensive nature of Bowater's business means that it is critical to evaluate earnings in the context of the resources required to generate them. In addition, there has been a strong historical relationship between RONA and market valuation for companies in the paper and forest products industry.

        - Return on Capital Spending targets were set at the divisional level to reflect Bowater's priority to spend capital dollars on the highest return capital projects. Consolidated results were used for corporate employees.

        - Mill Performance goals were established to reflect Bowater's desire to improve performance in the areas of safety, productivity, quality and cost reduction. These goals mirror the performance criteria established for Bowater's gainsharing programs, which generally apply to employees not in the Annual Bonus Plan. Divisional results were used for divisional employees and consolidated results were used for corporate employees.

     Bowater's performance during 1997 was substantially above budgeted levels in two measures and below budgeted levels in the remaining measure, resulting in bonus payouts that generally were above targeted levels.

  Long-Term Incentive Plan

     The LTIP Plan, which was approved by Bowater's shareholders, is designed to link rewards paid to key executives with Bowater's performance. The LTIP Plan has a three-year plan cycle consisting of fiscal years 1997, 1998 and 1999. At the beginning of the plan cycle, units were assigned to each participant based on the participant's position rank. Payouts under the LTIP Plan will depend upon Bowater's average RONA as compared to the RONA of a group of designated peer companies, as well as upon the average daily closing price of the Common Stock for each year during the plan cycle. No payout will be made under the LTIP Plan unless Bowater's average RONA exceeds the average RONA of the peer group companies. The current number of participants in the LTIP Plan is approximately 25.

  Stock Options

     Stock options continue to play an important role in linking executives' compensation to Bowater's Common Stock performance, and thus to the interests of shareholders. The 1997 Stock Option Plan, which was approved by Bowater's shareholders, provides 1,000,000 shares of Common Stock available to be distributed to key employees, officers and nonemployee directors. The number of options granted to each executive officer is based on the executive's position rank. In 1997 stock options were granted with an exercise price equal to the fair market value (as defined in the Stock Option Plan) of the Common Stock on the date of grant. Accordingly, the options have value to the option holder only if the stock price appreciates.

     The Committee believes this design focuses executives on the creation of shareholder wealth over the long term.

  Policy with Respect to Corporate Tax Deduction Limit

     The Committee generally intends to administer the executive pay program so that the corporate tax deduction for compensation to executives is maximized under Section 162(m) of the Code. In order to maintain flexibility to attract and retain qualified executives, the Committee may allow for non-deductible compensation. Bowater paid certain non-deductible compensation to Mr. Nemirow in 1997, the impact of which was not material to Bowater.

  Compensation of the CEO During 1997

     The Committee annually reviews Mr. Nemirow's salary level and considers such factors as tenure, individual performance and contribution to Bowater's success when contemplating future salary adjustments. Mr. Nemirow's 1997 salary and his payout under the Annual Bonus Plan for 1997 were determined on the same basis as the base salaries and payouts under the Annual Bonus Plan for all executive officers, as described above. In addition, stock options for 50,000 shares of Common Stock were granted to Mr. Nemirow in 1997 and 10,524 units were assigned to him under the LTIP Plan formula. These options and units have terms identical to, and were determined on the same basis as, those of all executive officers as described above.

     All members of the Human Resources and Compensation Committee concur in this report.

        H.D. Aycock (Chairman)
        F.J. Aguilar
        D.R. Melville

EXECUTIVE COMPENSATION

     The following table sets forth information concerning all compensation paid by Bowater and its subsidiaries during the last three fiscal years ended December 31, 1997, to the Chief Executive Officer and to each of the four executive officers other than the Chief Executive Officer with the highest salaries and bonuses during fiscal year 1997 (such officers are referred to collectively as the "Bowater Named Executive Officers") for services rendered in all capacities to Bowater and its subsidiaries during these fiscal years.

                           SUMMARY COMPENSATION TABLE

                                                                                       LONG-TERM
                                                                                     COMPENSATION
                                                                               -------------------------
                                                ANNUAL COMPENSATION               AWARDS        PAYOUTS
                                        -----------------------------------    -------------   ---------
                                                                                SECURITIES
                                                               OTHER ANNUAL     UNDERLYING       LTIP       ALL OTHER
NAME AND PRINCIPAL POSITION                                    COMPENSATION    OPTIONS/SARS     PAYOUTS    COMPENSATION
DURING 1997                     YEAR    SALARY($)   BONUS($)      ($)(1)            (#)         ($)(2)         ($)
---------------------------     ----    ---------   --------   ------------    -------------   ---------   ------------
Arnold M. Nemirow.............  1997     650,000    466,869           --           50,000              0      31,250(3)
Chairman, President and Chief   1996     600,000    267,120           --           50,000      3,050,501      25,320
Executive Officer               1995     491,667    573,000           --          250,000              0       1,860

Arthur D. Fuller..............  1997     333,333    182,248           --           20,000              0      16,060(4)
Executive Vice President and    1996     290,000    110,200        1,301(5)        27,500        845,807      12,649
President -- Newsprint &        1995     242,629    198,000           --           20,000              0           0
Directory Division

E. Patrick Duffy..............  1997     310,000    157,220           --           20,000              0      13,987(6)
Senior Vice President and       1996     290,000     92,104           --           27,500        740,081       9,222
President -- Coated Paper &     1995(7)  187,500    144,750           --           20,000              0           0
Pulp Division

Anthony H. Barash.............  1997     280,000    134,075           --           20,000              0      12,664(8)
Senior Vice                     1996(9)  195,000     57,876           --           30,000              0       8,268
President -- Corporate
Affairs and General Counsel

David G. Maffucci.............  1997     275,000    131,681           --           20,000              0      12,344(10)
Senior Vice President           1996     234,900     71,766           --           27,500        852,544      10,909
and Chief Financial Officer     1995     157,647     94,721           --            8,000              0       6,399

---------------
 (1) Perquisites and other personal benefits did not exceed the lesser of $50,000 or 10% of the total salary and bonus of any Bowater Named Executive Officer for the years shown.
 (2) The totals shown in this column for 1996 include amounts paid in 1997 pursuant to Bowater's Long-Term Cash Incentive Plan for the performance period of January 1, 1994, to December 31, 1996.
 (3) Amounts included under "All Other Compensation" for Mr. Nemirow for 1997 consist of Bowater contributions of $6,095 under the Savings Plan, $22,905 under the Compensatory Benefits Plan and $2,250, which is the amount that a third party would charge to provide Mr. Nemirow with life insurance coverage in excess of that otherwise available under Bowater's standard group insurance plan. Bowater is self-insured with respect to its group life insurance for any excess amounts.
 (4) Amounts included under "All Other Compensation" for Mr. Fuller for 1997 consist of Bowater contributions of $4,400 under the Savings Plan and $11,660 under the Compensatory Benefits Plan.
 (5) This amount represents interest paid with respect to a deferred portion of Mr. Fuller's payout under the 1994-1996 LTIP Plan.
 (6) Amounts included under "All Other Compensation" for Mr. Duffy for 1997 consist of Bowater contributions of $4,400 under the Savings Plan and $9,587 under the Compensatory Benefits Plan.
 (7) Mr. Duffy joined Bowater in April 1995.
 (8) Amounts included under "All Other Compensation" for Mr. Barash for 1997 consist of Bowater contributions of $7,354 under the Savings Plan and $5,310 under the Compensatory Benefits Plan.
 (9) Mr. Barash joined Bowater in April 1996.
(10) Amounts included under "All Other Compensation" for Mr. Maffucci for 1997 consist of Bowater contributions of $7,288 under the Savings Plan and $5,056 under the Compensatory Benefits Plan.

  Stock Options

     The following table sets forth information regarding options granted with respect to Bowater Common Stock made by Bowater to the Bowater Named Executive Officers during 1997.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                             INDIVIDUAL GRANTS
-------------------------------------------------------------------------------------------------------------
                                 NUMBER OF       % OF TOTAL
                                 SECURITIES     OPTIONS/SARS
                                 UNDERLYING      GRANTED TO
                                  OPTIONS        EMPLOYEES      EXERCISE     EXPIRATION       GRANT DATE
NAME                           GRANTED(#)(1)      IN 1997      PRICE($/SH)    DATE(2)     PRESENT VALUE($)(3)
----                           --------------   ------------   -----------   ----------   -------------------
Arnold M. Nemirow............      50,000(4)        9.53%        41.8750      1/22/07           682,000
Arthur D. Fuller.............      20,000(4)        3.81%        41.8750      1/22/07           272,800
E. Patrick Duffy.............      20,000(4)        3.81%        41.8750      1/22/07           272,800
Anthony H. Barash............      20,000(4)        3.81%        41.8750      1/22/07           272,800
David G. Maffucci............      20,000(4)        3.81%        41.8750      1/22/07           272,800

---------------

(1) These options were granted subject to shareholder approval of the 1997 Stock Option Plan, which was obtained at Bowater's 1997 Annual Meeting of Shareholders.
(2) The plan pursuant to which the options were granted and the option agreement set forth certain earlier expiration dates.
(3) The present value of these options was calculated using the Black-Scholes option pricing model and assuming volatility of 29.5%, a risk free return rate of 6.4%, dividends at the rate of $.80 per share and an average expected option life of 5.5 years. The ultimate values of the options will depend on the future market price of the Bowater Common Stock. The actual value, if any, an optionee will realize upon exercise of an option will depend on the excess of the market value of the Bowater Common Stock over the exercise price on the date the option is exercised.
(4) Options with respect to 50% of the shares of Bowater Common Stock covered thereby became exercisable on January 22, 1998, and options with respect to the remaining 50% of the shares of Bowater Common Stock will become exercisable on January 22, 1999, if certain conditions are met. In addition, the stock option plan pursuant to which the options were granted provides that the exercisability date is accelerated and Bowater is required to repurchase outstanding options at a defined acceleration price upon the occurrence of a change in control event as defined in the stock option plan.

  Option Exercises

     The following table sets forth information concerning options exercised by Bowater Named Executive Officers and the value at the end of 1997 of SARs and unexercised options held by the Bowater Named Executive Officers to purchase Bowater Common Stock.

                      AGGREGATED OPTION EXERCISES IN 1997
                      AND 1997 YEAR-END OPTION/SAR VALUES

                                                                 NUMBER OF
                                                                SECURITIES
                                                                UNDERLYING             VALUE OF UNEXERCISED
                                                                UNEXERCISED                IN-THE-MONEY
                                                              OPTIONS/SARS AT             OPTIONS/SARS AT
                              SHARES                       DECEMBER 31, 1997(#)       DECEMBER 31, 1997($)(1)
                             ACQUIRED         VALUE      -------------------------   -------------------------
NAME                      ON EXERCISE(#)   REALIZED($)   EXERCISABLE/UNEXERCISABLE   EXERCISABLE/UNEXERCISABLE
----                      --------------   -----------   -------------------------   -------------------------
Arnold M. Nemirow.......      20,000       302,188.00         255,000/75,000          4,180,630.75/364,843.75
Arthur D. Fuller........      10,000       152,625.00          27,500/30,000           342,234.375/145,937.50
E. Patrick Duffy........           0             0.00          37,500/30,000           411,921.875/145,937.50
Anthony H. Barash.......           0             0.00          15,000/35,000            109,218.75/159,843.75
David G. Maffucci.......       2,900        40,515.70          25,000/30,000            360,393.75/145,937.50

---------------

(1) Based on the difference between the option exercise price and the average of the highest and lowest prices per share of Bowater Common Stock on the NYSE on December 31, 1997, of $44.40625.

  Long-Term Incentive Plan

     The number of units shown in the target column of the table below represents the target value of the performance units awarded pursuant to Bowater's 1997-1999 Long-Term Incentive Plan. At the beginning of the LTIP Plan cycle, each participant received the number of units assigned to his or her position rank. Each year during the LTIP Plan cycle, the Committee will determine a unit value for each participant by multiplying each participant's units by the average daily closing price of the Bowater Common Stock for each such year. At the end of the LTIP Plan cycle, the Committee will determine the final award for each participant by multiplying the sum of each participant's unit values for all fiscal years in the LTIP Plan cycle by a percentage determined based on Bowater's financial performance with respect to average RONA during the plan cycle relative to designated peer companies. No payout will be made under the LTIP Plan unless Bowater's average RONA exceeds the peer group average. If Bowater's average RONA exceeds the peer group average RONA, payouts will be made based on Bowater average RONA as a multiple of the peer group average RONA with a maximum payout of 250% of the accumulated unit values if Bowater's average is at least 1.5 times the peer group average. At the end of the LTIP Plan cycle, payouts, if any, will be made in Bowater Common Stock having a value equal to one-half of the participant's final award and the remainder of the final award and will be paid in cash. This proportion may change for participants other than the Bowater Named Executive Officers for the year in which the payout occurred in the discretion of the Bowater Board, and will change if the payment of Bowater Common Stock would exceed 991,878 shares in the aggregate.

     The following table sets forth information concerning units allocated in 1997 under Bowater's Long-Term Incentive Plan.

                            LONG-TERM INCENTIVE PLAN
                           AWARDS IN LAST FISCAL YEAR

                                                                       ESTIMATED FUTURE PAYOUTS(1)
                                                          ------------------------------------------------------
                                                             THRESHOLD            TARGET            MAXIMUM
                                    PERFORMANCE PERIOD    ----------------   ----------------   ----------------
                       NUMBER OF   UNTIL MATURATION OR    ESTIMATED DOLLAR   ESTIMATED DOLLAR   ESTIMATED DOLLAR
NAME                   UNITS(#)           PAYOUT            VALUE($)(2)        VALUE($)(2)        VALUE($)(2)
----                   ---------   --------------------   ----------------   ----------------   ----------------
Arnold M. Nemirow....   10,524      1/1/97 to 12/31/99          0(3)            1,450,449          3,626,123
Arthur D.
  Fuller(4)..........    5,189      1/1/97 to 12/31/99          0(3)              669,774          1,674,435
E. Patrick Duffy.....    3,488      1/1/97 to 12/31/99          0(3)              480,727          1,201,817
Anthony H. Barash....    3,488      1/1/97 to 12/31/99          0(3)              480,727          1,201,817
David G. Maffucci....    3,488      1/1/97 to 12/31/99          0(3)              480,727          1,201,817

---------------

(1) Payouts, if any, to the Bowater Named Executive Officers under the LTIP Plan will be made in early 2000, one-half in cash and one-half in shares of Bowater Common Stock.
(2) The Estimated Dollar values of payouts under the plan are based on the average closing price of a share of Bowater Common Stock during 1997 ($45.941) and are solely for illustrative purposes. The actual value of the payout may be higher or lower than the amount shown as a result of the average closing price of a share of Bowater Common Stock for each of 1998 and 1999. See the description of the plan above. For performance between threshold and maximum, the payout will be prorated on a straight-line basis.
(3) As discussed above, no payout will be made under the LTIP Plan unless Bowater's average RONA exceeds the peer group's average RONA.
(4) Initially, Mr. Fuller was assigned 3,488 units under the LTIP Plan. On August 1, 1997, he was promoted to a higher position rank and was assigned the number of units shown in the table. His unit value for 1997 was adjusted to give proportionate effect to the number of days he served in each position rank.

  Stock Retention Program

     In 1996 Bowater established stock ownership guidelines for executive officers as a way to better align the financial interests of its officers with those of its shareholders. These officers are expected to make continuing progress towards compliance with these guidelines and to comply fully with the guidelines by the later of January 1999 or three years after the officer's employment with Bowater. Officers are required, as a condition of eligibility for future bonus payments, to own Bowater Common Stock with a value equal to a specified multiple of their base salaries. Under these guidelines, the requisite multiples are three for the chief executive officer, two for executive and senior vice presidents and one-half to one for corporate vice presidents, divisional vice presidents and others, depending on their respective position ranks. Bowater Common Stock owned outright or through qualified Bowater benefit plans and vested stock options count toward meeting this goal.

     In order to emphasize the importance of outright ownership of Bowater stock, the stock ownership guidelines have been modified to require satisfaction of at least one-half of the ownership requirement through stock held outright or through Bowater benefit plans. At the same time, Bowater's directors will be expected to own Bowater Common Stock as determined under the guidelines with a value equal to three times their annual retainers. Compliance with the new guidelines will be expected by the later of February 1, 2002, or three years after employment or election.

  Employment and Change in Control Agreements

     Each Bowater Named Executive Officer (collectively, the "Executives") is party to an employment agreement (collectively, the "Agreements"). Each Agreement continues until death, disability, retirement or written notice of termination by either Bowater or the Executive. In the event of a Change in Control, as defined in the CIC Agreements described below, the term of the Agreements continues for not less than three years thereafter unless the Executive terminates his employment for other than Good Reason (also as defined in the CIC Agreements). The Agreements provide for payment to each Executive of an annual base salary and for the Executive's participation in Bowater's various bonus and benefit plans as in effect from time to time while the Agreements are in effect. In the event the Executive's employment is involuntarily terminated for reasons other than death, disability, retirement or Cause (defined in the Agreements as gross negligence or willful misconduct by the Executive either in the course of his employment or that has a material adverse effect on Bowater or on the Executive's ability to perform his duties adequately and effectively), the Agreements provide for payments equal to two years of annual base salaries and bonuses, plus a pro rata share of their bonuses for the year of termination.

     With respect to employee benefit plans, Mr. Nemirow's Agreement provides that, for purposes of determining the benefits due under Bowater's benefits plans, he shall receive credit for continuous employment at an accelerated rate and entitles him to receive certain minimum annual benefits upon his retirement from Bowater if certain conditions are met; Mr. Duffy's Agreement provides that he is entitled to immediate vesting under Bowater's Supplemental Benefits Plan; and Mr. Barash's Agreement provides for a grant to him of 30,000 equity participation rights and provides him with an additional five years of credited service under Bowater's retirement plans upon his early or normal retirement.

     Each Executive also is a party to a change in control agreement with Bowater (collectively, the "CIC Agreements"). The CIC Agreements have a three-year term that is automatically extended at the end of each year for an additional one year. The CIC Agreements generally provide that, in the event of a Change in Control (as defined below), the CIC Agreements shall continue in effect until they expire in accordance with the above-described extensions, but in any event for a period of not less than three years from the date of the Change in Control. Following a Change in Control of Bowater, if an Executive's employment is terminated by Bowater (except for a termination due to death, disability, or retirement, or for Cause (defined as gross negligence that has not been cured, willful misconduct that has not been cured, or conviction of a felony, which action has a demonstrable and material adverse effect upon Bowater)) or if the Executive elects to terminate his employment for Good Reason as defined below, the Executive shall receive his full base salary and all benefits and awards under Bowater's benefit plans and policies (in which he was a participant prior to the Change in Control) to which he is entitled through his date of termination and may elect to receive, in lieu of any severance payments provided in his employment agreement described above, an amount equal to: (i) three times the Executive's annual base salary in effect when the Executive is terminated or, if higher, the Executive's annual base salary in effect immediately prior to the Change in Control; plus (ii) three times the largest annual bonus awarded to the Executive during the five fiscal years immediately preceding the year in which the Change in Control occurred or, if higher, the annual bonus the Executive would have been awarded under the bonus plan had he continued in Bowater's employ on the same basis as immediately before the Change in Control; plus (iii) three times the largest annual contribution made by Bowater to the Savings Plan on the Executive's behalf during the five fiscal years immediately preceding the Change in Control or, if higher, the contribution Bowater would have made to the Savings Plan on the Executive's behalf for the fiscal year in which the Change in Control occurred had he continued in Bowater's employ at the same base salary and with the same contribution level as immediately prior to the Change in Control; plus (iv) thirty percent of the Executive's annual base salary in effect when the Executive is terminated, or, if higher, the Executive's annual base salary in effect immediately prior to the Change in Control (as compensation for medical, life insurance and other benefits lost as a result of the termination of employment). In addition, each of the CIC Agreements provides that the Executive will be entitled to a pro rata portion of the annual bonus calculated in the manner specified in (ii) above for the year in which the termination occurred. The CIC Agreements provide that the foregoing payments shall be reduced by 1/36th for each month by which the date that is three years from the effective date of the Executive's termination extends beyond the Executive's normal retirement date.

     The CIC Agreements define a Change in Control as occurring if: (i) any person becomes a beneficial owner of securities of Bowater representing 20% or more of Bowater's outstanding voting securities (unless that person has filed a Schedule 13G indicating such person's intent to hold such securities for investment); (ii) less than two-thirds of the total membership of the Bowater Board shall be continuing directors (as defined in the CIC Agreements); or (iii) the shareholders of Bowater approve a merger, consolidation, complete liquidation or sale of all or substantially all of Bowater's assets. The CIC Agreements define Good Reason as: (i) an adverse change in the Executive's status, duties or responsibilities as in effect immediately prior to the Change in Control after the Executive has given notice of the adverse change and Bowater has failed to cure; or (ii) failure of Bowater to pay or provide the Executive the salary or benefits to which he is entitled; or (iii) the reduction of the Executive's salary as in effect on the date of the Change in Control; or
(iv) the taking of any action by Bowater that would substantially diminish the value of the Executive's awards or benefits under Bowater's benefit plans in which the Executive was participating at the time of the Change in Control; or
(v) Bowater's failure to obtain from any successor assent to the CIC Agreement; or (vi) the relocation of the Executive's principal office to a location more than 35 miles from its location immediately prior to the Change in Control; or
(vii) a substantial increase in the Executive's travel obligations subsequent to the Change in Control.

     The CIC Agreements also generally provide a terminated Executive with outplacement assistance, a grossed up reimbursement of certain excise taxes that may be levied on "excess parachute payments" and reimbursement for all costs incurred in connection with enforcing the terms of the CIC Agreement. In addition, the CIC Agreements generally provide that Bowater will pay or provide the Executives, their surviving spouses or children the amounts and benefits that they would have received, assuming certain conditions, under Bowater's Retirement Plan and Supplemental Benefit Plan in effect immediately prior to the Change in Control if the Executive had continued to be employed until the third anniversary of the effective date of the termination of the Executive's employment or until the Executive's normal retirement date, whichever is earlier.

     The Transaction will not constitute a Change in Control under the CIC Agreements or a change of control under any other compensation plans or arrangements of Bowater.

  Retirement Benefits

     The following table shows the total estimated annual pension benefits payable for the Bowater Named Executive Officers under Bowater's qualified, nonqualified benefits restoration and nonqualified supplemental retirement plans upon retirement at age 65, calculated on a straight life annuity basis. Benefits to Bowater Named Executive Officers are not reduced by any offset for Social Security benefits.

                                          COMBINED RETIREMENT PLANS TABLE OF ESTIMATED BENEFITS
                                    ------------------------------------------------------------------
                                                                                           30 OR MORE
                                    5 YEARS    10 YEARS   15 YEARS   20 YEARS   25 YEARS      YEARS
FINAL AVERAGE EARNINGS*             SERVICE    SERVICE    SERVICE    SERVICE    SERVICE      SERVICE
-----------------------             --------   --------   --------   --------   --------   -----------
$200,000..........................  $ 25,000   $ 50,000   $ 75,000   $100,000   $110,000    $120,000
 250,000..........................    31,250     62,500     93,750    125,000    137,500     150,000
 300,000..........................    37,500     75,000    112,500    150,000    165,000     180,000
 350,000..........................    43,750     87,500    131,250    175,000    192,500     210,000
 400,000..........................    50,000    100,000    150,000    200,000    220,000     240,000
 800,000..........................   100,000    200,000    300,000    400,000    440,000     480,000
 900,000..........................   112,500    225,000    337,500    450,000    495,000     540,000

---------------
* Average annual earnings for best 36 consecutive months in the 60 months preceding retirement.

     Retirement benefits are payable under one or more of the following plans: a qualified plan covering all salaried employees, which provides pension benefits based on earnings; a nonqualified benefits restoration plan, which provides a make-up of qualified plan benefits limited by the imposition of statutory Code limitations; and a nonqualified supplemental plan covering designated senior executives including the Bowater Named

Executive Officers (the "Supplemental Plan"), which provides benefits in addition to those under the two preceding plans. The definition of compensation under the Supplemental Plan includes those categories of compensation under the salary and bonus headings in the Summary Compensation Table and does not include compensation in any of the other headings of the Summary Compensation Table. The Supplemental Plan provides for vesting of accrued benefits in the event of a change in control followed by termination of employment of a covered employee not for cause. The two other plans described above provide that in the event of a change in control, each participant in such plans will become 100% vested in his accrued benefits. This table assumes retirement in 1997. At such time, the individuals listed in the Summary Compensation Table above had the following final average earnings (as defined above) and credited number of years of service (determined by actual years of service): Mr. Nemirow, $879,536, 3.3 years; Mr. Fuller, $408,970, 2.9 years; Mr. Duffy, $372,492, 2.8 years; Mr. Barash, $304,501, 1.8 years; and Mr. Maffucci, $235,150, 20.5 years.

SHAREHOLDER RETURN PERFORMANCE PRESENTATION

     The table below compares the cumulative shareholder return of the Bowater Common Stock for the last five years with the cumulative total return of the Dow Jones Paper Products Group and the S&P 500, assuming a $100 investment on December 31, 1992.

                              [Performance Graph]

                                         DECEMBER   DECEMBER   DECEMBER   DECEMBER   DECEMBER   DECEMBER
                                           1992       1993       1994       1995       1996       1997
                                         --------   --------   --------   --------   --------   --------
Bowater Incorporated...................  $100.00    $ 98.12    $116.32    $157.43    $170.43    $204.91
S&P 500................................   100.00     110.03     111.53     153.30     188.40     251.71
Dow Jones Paper Products Group.........   100.00     109.17     120.91     132.26     139.69     150.76

---------------

* Companies include: Boise Cascade Corporation, Champion International Corporation, Consolidated Papers, Inc., International Paper Company, The Mead Corporation, Union Camp Corporation, and Westvaco Corporation.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Pursuant to an investment management and participation agreement, both dated July 1, 1997 (the "Agreement"), Wellington Trust Company, NA ("Wellington Trust") provides investment management services to a collective investment fund of which four qualified pension plans sponsored by Bowater and its subsidiaries are participants. Pursuant to the terms of the Agreement, Wellington Trust is paid by the trustee of Bowater's benefit plans a fee for each calendar quarter based on the average of the asset values of the accounts managed by Wellington Trust. The Agreement generally continues in effect until terminated by Bowater or Wellington Trust on fifteen days' notice. Bowater paid to Wellington Trust approximately $90,800 for providing services to the pension plans during 1997. Bowater expects to pay approximately $262,500 for these services provided during 1998. On June 15, 1998, Wellington Management Company, LLP, a registered investment adviser and the parent of Wellington Trust, informed Bowater that it had shared dispositive power with respect to 2,899,880 shares of Bowater Common Stock and shared voting power with respect to 2,100 shares of Bowater Common Stock. Bowater is informed that the clients of Wellington Management Company, LLP have the right to receive, or the power to direct the receipt of, dividends from, or the proceeds of the sale of, such securities. Bowater believes that its arrangements with Wellington Trust are on terms as favorable as could be obtained from an unrelated party.

                     INFORMATION CONCERNING BOWATER CANADA

BUSINESS

     Bowater Canada was incorporated under the CBCA on April 15, 1998, for the purpose of implementing the Transaction. Bowater Canada's only material assets upon completion of the Transaction will be the issued and outstanding Avenor Common Shares. Bowater Canada's registered office is located at Suite 4100, 1 First Canadian Place, 100 King Street West, Toronto, Ontario M5X 1B2.

SHARE CAPITAL

     The authorized capital of Bowater Canada consists of the Bowater Canada Common Shares and, at the Effective Time, will consist of the Bowater Canada Preferred Shares and the Exchangeable Shares, as described under "Description of Capital Stock--Bowater Canada Share Capital".

DIRECTORS AND OFFICERS

     Bowater Canada's Board currently consists of three directors. The following table sets forth the name, position held with Bowater Canada and the principal occupation of each of the directors and senior officers of Bowater Canada.

NAME AND                                                             PRINCIPAL OCCUPATION
MUNICIPALITY/COUNTY                POSITION WITH                     IF OTHER THAN
OF RESIDENCE                       BOWATER CANADA                    POSITION HELD
-------------------                --------------                    --------------------
Charles J. Howard                  Director                          Chairman
  Oakville, Ontario                                                  Howard, Barclay & Associates
                                                                     Ltd. (investment counseling firm)
R. Jamie Plant                     Director                          Partner
  Toronto, Ontario                 Assistant Secretary               Fraser & Beatty
                                                                     (barristers and solicitors)
Wendy C. Shiba                     Director                          Vice President, Secretary and
  Greenville, South Carolina       Vice President                    Assistant General Counsel
                                   and Secretary                     Bowater Incorporated
Arnold M. Nemirow                  President                         Chairman, President and
  Greenville, South Carolina                                         Chief Executive Officer
                                                                     Bowater Incorporated

NAME AND                                                             PRINCIPAL OCCUPATION
MUNICIPALITY/COUNTY                POSITION WITH                     IF OTHER THAN
OF RESIDENCE                       BOWATER CANADA                    POSITION HELD
-------------------                --------------                    --------------------
David G. Maffucci                  Vice President                    Senior Vice President and
  Greenville, South Carolina                                         Chief Financial Officer
                                                                     Bowater Incorporated
James H. Dorton                    Vice President                    Vice President and Treasurer
  Greenville, South Carolina       and Treasurer                     Bowater Incorporated

     Mr. Plant became a partner of Fraser & Beatty in 1997. Previously from 1971 to 1997, he was a partner of the law firm McMaster Meighen in Montreal.

     For information regarding employment histories for each of Ms. Shiba and Messrs. Howard, Nemirow, Maffucci and Dorton, see "Information Concerning Bowater--Executive Officers and Directors".

                        COMPARISON OF SHAREHOLDER RIGHTS

     In the event that the Transaction is consummated, holders of Avenor Common Shares will, at the Effective Time, have their Avenor Common Shares exchanged for cash, Exchangeable Shares, shares of Bowater Common Stock, or a combination of the foregoing. Holders of Exchangeable Shares will have the right to retract these shares for an equivalent number of shares of Bowater Common Stock. Bowater is a corporation organized under the DGCL. Avenor is a corporation organized under the CBCA. While the rights and privileges of shareholders of a Canadian corporation are, in many instances, comparable to those of shareholders of a Delaware corporation, there are certain differences. These differences arise from differences between Canadian and Delaware law, between the CBCA and DGCL and between the Avenor Articles and Avenor By-laws and the Bowater Certificate and Bowater Bylaws. For a description of the respective rights of the holders of Avenor Common Shares and Bowater Common Stock, see, respectively, "Information Concerning Avenor--Share Capital of Avenor" and "Description of Capital Stock--Bowater Capital Stock".

VOTE REQUIRED FOR EXTRAORDINARY TRANSACTIONS

     Under the CBCA, certain extraordinary corporate actions, such as certain amalgamations, continuances and sales, leases or exchanges of all or substantially all the property of a corporation other than in the ordinary course of business, and other extraordinary corporate actions such as liquidations, dissolutions and (if ordered by a court) arrangements, are required to be approved by special resolution. A special resolution is a resolution passed by a majority of not less than two-thirds of the votes cast by the shareholders who voted in respect of that resolution. In certain cases, a special resolution to approve an extraordinary corporate action is also required to be approved separately by the holders of a class or series of shares.

     The DGCL requires the affirmative vote of a majority of the outstanding stock entitled to vote thereon to authorize any merger, consolidation, dissolution or sale of substantially all of the assets of a corporation, except that, unless required by its certificate of incorporation, (a) no authorizing stockholder vote is required of a corporation surviving a merger if: (i) such corporation's certificate of incorporation is not amended by the merger, (ii) each share of stock of such corporation will be an identical share of the surviving corporation after the merger, and (iii) the number of shares to be issued in the merger does not exceed 20% of such corporation's outstanding common stock immediately prior to the effective date of the merger; and (b) no authorizing stockholder vote is required of a corporation to authorize a merger with or into a single direct or indirect wholly-owned subsidiary of such corporation (provided certain other limited circumstances apply). The Bowater Certificate provides that certain business combinations (including mergers and sales of 25% or more of the assets of Bowater) involving a beneficial owner (a "Bowater Acquiring Person") of more than 5% of the voting power of the outstanding shares of capital stock of Bowater that are entitled to vote for the election of directors of Bowater ("Bowater Voting Stock") requires the affirmative vote of the holders of at least 75% of the voting power of the Bowater Voting Stock, voting together as a single class, unless certain board approval requirements are met or the transaction involves a majority owned Bowater subsidiary. See

"--Anti-Takeover Provisions and Interested Stockholder Transactions". Stockholder approval is also not required under the DGCL for mergers or consolidations in which a parent corporation merges or consolidates with a subsidiary of which it owns at least 90% of the outstanding shares of each class of stock.

AMENDMENT TO GOVERNING DOCUMENTS

     Under the CBCA, any amendment to the articles generally requires approval by special resolution, which is a resolution passed by a majority of not less than two-thirds of the votes cast by shareholders who voted in respect of the resolution. The CBCA provides that unless the articles or bylaws otherwise provide, the directors may, by resolution, make, amend or repeal any bylaws that regulate the business or affairs of a corporation. Where the directors make, amend or repeal a bylaw, they are required under the CBCA to submit the bylaw, amendment or repeal to the shareholders at the next meeting of shareholders, and the shareholders may confirm, reject or amend the bylaw, amendment or repeal by an ordinary resolution, which is a resolution passed by a majority of the votes cast by shareholders entitled to vote on the resolution.

     The DGCL requires a vote of the corporation's board of directors followed by the affirmative vote of a majority of the outstanding stock entitled to vote for any amendment to the certificate of incorporation, unless a greater level of approval is required by the certificate of incorporation. The Bowater Certificate provides that, notwithstanding any approval requirement under the DGCL, amendments to certain provisions regarding the authorized shares, the issuance of preferred stock, the election, renewal and replacement of directors, the provision for a staggered board, certain delegations to board committees, the amendment of bylaws and the adoption of cumulative voting provisions must be approved by the affirmative vote of the holders of not less than 75% of the voting power of the outstanding stock of Bowater. If an amendment would have the effect of altering the powers, preferences or special rights of a particular class or series of stock, the class or series shall be given the power to vote as a class notwithstanding the absence of any specifically enumerated power in the certificate of incorporation. The DGCL also states that the power to adopt, amend or repeal the bylaws of a corporation shall be in the stockholders entitled to vote, provided that the corporation in its certificate of incorporation may confer such power on the corporation's board of directors. The Bowater Certificate expressly authorizes the Bowater Board and the stockholders to adopt, amend or repeal the Bowater Bylaws; provided, however, that any bylaws concerning the election or removal of directors, the range of the number of directors, the exact number of directors within such range or the method of fixing either such range or the exact number of directors within such range, the classification of the Bowater Board, the filling of vacancies on the Bowater Board, the requirements, if then in the Bowater Certificate and the Bowater Bylaws, that all stockholder action must be taken at an annual or special meeting, the calling of special meetings of the stockholders, or the method of adopting, amending or repealing of bylaws may not be amended, adopted or repealed, nor shall any other bylaw be amended, adopted or repealed that will have the effect of modifying or permitting the circumvention of such bylaws, unless such adoption, amendment or repeal is approved by the affirmative vote of 75% of the continuing directors (as defined in the Bowater Certificate) (where such adoption, amendment or repeal may be effected by the Bowater Board) or by the affirmative vote of the holders of not less than 75% of the voting power of Bowater.

DISSENTERS' RIGHTS

     The CBCA provides that shareholders entitled to vote on certain matters are entitled to exercise dissent rights and to be paid the fair value of their shares in connection therewith. The CBCA does not distinguish for this purpose between listed and unlisted shares. Such matters include: (a) an amendment to the corporation's articles to add, change or remove any provisions restricting or constraining the issue, transfer or ownership of shares of that class; (b) any amalgamation with another corporation (other than with certain affiliated corporations); (c) an amendment to the corporation's articles to add, change or remove any restriction upon the business or businesses that the corporation may carry on; (d) a continuance under the laws of another jurisdiction; (e) a sale, lease or exchange of all or substantially all the property of the corporation other than in the ordinary course of business; (f) a court order permitting a shareholder to dissent in connection with an application to the court for an order approving an arrangement proposed by the corporation; and (g) certain amendments to the articles of a corporation that require a separate class or series vote, provided that a shareholder is not entitled to dissent if an amendment to the articles is effected by a court order approving a reorganization or by a court order made in connection with an action for an oppression remedy.

     Under the DGCL, holders of shares of any class or series have the right, in certain circumstances, to dissent from a merger or consolidation by demanding payment in cash for their shares equal to the fair value (excluding any appreciation or depreciation as a consequence or in expectation of the transaction) of such shares, as determined by a court in an action timely brought by the corporation or the dissenters. The DGCL grants dissenters' appraisal rights only in the case of mergers or consolidations and not in the case of a sale or transfer of assets or a purchase of assets for stock regardless of the number of shares being issued. Further, no appraisal rights are available for shares of any class or series listed on a national securities exchange or designated as a national market system security on Nasdaq or held of record by more than 2,000 stockholders, unless the agreement of merger or consolidation requires the holders thereof to accept for such shares anything other than (a) stock of the surviving corporation, (b) stock of another corporation which is either listed on a national securities exchange or designated as a national market system security on Nasdaq or held of record by more than 2,000 stockholders, (c) cash in lieu of fractional shares, or (d) some combination of the above.

OPPRESSION REMEDY

     The CBCA provides an oppression remedy that enables the court to make any order, both interim and final, to rectify the matters complained of where it is satisfied upon application by a complainant (as defined below) that (i) any act or omission of the corporation or any of its affiliates effects a result; (ii) the business or affairs of the corporation or any of its affiliates are or have been carried on or conducted in a manner; or (iii) the powers of the directors of the corporation or any of its affiliates are or have been exercised in a manner, that is oppressive or unfairly prejudicial to or that unfairly disregards the interest of any security holder, creditor, director or officer of the corporation. A complainant includes: (a) a present or former registered holder or beneficial owner of securities of a corporation or any of its affiliates; (b) a present or former officer or director of the corporation or any of its affiliates; (c) the Director under the CBCA; and (d) any other person who in the discretion of the court is a proper person to make such application.

     Because of the breadth of the conduct which can be complained of and the scope of the court's remedial powers, the oppression remedy is very flexible and is sometimes relied upon to safeguard the interests of shareholders and other complainants with a substantial interest in the corporation. Under the CBCA, it is not necessary to prove that the directors of a corporation acted in bad faith in order to seek an oppression remedy. Furthermore, the court may order the corporation to pay the interim expenses of a complainant seeking an oppression remedy, but the complainant may be held accountable for such interim costs on final disposition of the complaint (as in the case of a derivative action).

     The DGCL does not provide for a similar remedy.

DERIVATIVE ACTION

     Under the CBCA, a complainant may apply to the court for leave to bring an action in the name of and on behalf of a corporation or any of its subsidiaries, or to intervene in an existing action to which any such body corporate is a party, for the purpose of prosecuting, defending or discontinuing the action on behalf of the body corporate. Under the CBCA, no action may be brought and no intervention in an action may be made unless the court is satisfied that (a) the complainant has given reasonable notice to the directors of the corporation or its subsidiary of the complainant's intention to apply to the court to commence a derivative action if the directors of the corporation or its subsidiary will not bring, diligently prosecute or defend or discontinue the action; (b) the complainant is acting in good faith; and (c) it appears to be in the interests of the corporation or its subsidiary that the action be brought, prosecuted, defended or discontinued.

     Under the CBCA, the court in a derivative action may make any interim or final order it thinks fit. Additionally, under the CBCA, a court may order a corporation or its subsidiary to pay the complainant's interim costs, including reasonable legal fees. Although the complainant may be held accountable for the interim costs on final disposition of the complaint, it is not required to give security for costs in a derivative action.

     Derivative actions may be brought in Delaware by a stockholder on behalf of, and for the benefit of, the corporation. The DGCL provides that a stockholder must aver in the complaint that he or she was a stockholder of the corporation at the time of the transaction of which he or she complains. A stockholder may not sue derivatively unless he or she first makes demand on the corporation that it bring suit and such demand has been refused, unless it is shown that such demand would have been futile.

SHAREHOLDER CONSENT IN LIEU OF MEETING

     Under the CBCA, shareholder action without a meeting may only be taken by written resolution signed by all shareholders who would be entitled to vote thereon at a meeting. Special meetings of shareholders may be called by the Board of Directors or, in certain circumstances, requisitioned by a holder of at least 5% of the outstanding shares or a court.

     Under the DGCL, unless otherwise provided in the certificate of incorporation, any action required to be taken or which may be taken at an annual or special meeting of stockholders may be taken without a meeting if a consent in writing is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize such action at a meeting at which all shares entitled to vote were present and voted. The Bowater Certificate provides that no action may be taken by stockholders of Bowater except at an annual or special meeting of stockholders.

DIRECTOR QUALIFICATIONS

     Under the CBCA, a corporation that has issued securities that are, or were part of, a distribution to the public, remain outstanding and are held by more than one person, must have not fewer than three directors, the majority of which generally must be resident Canadians and at least two of which must not be officers or employees of the corporation or its affiliates.

     The DGCL does not have comparable requirements.

FIDUCIARY DUTIES OF DIRECTORS

     Directors of corporations governed by the CBCA have fiduciary obligations to the corporation. Under the CBCA, the duty of loyalty requires directors to act honestly and in good faith with a view to the best interests of the corporation, and the duty of care requires that the directors exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances.

     Directors of corporations incorporated or organized under the DGCL have fiduciary obligations to the corporation and its shareholders. Pursuant to these fiduciary obligations, the directors must act in accordance with the so-called duties of "due care" and "loyalty". Under the DGCL, the duty of care requires that the directors act in an informed and deliberative manner and that they inform themselves, prior to making a business decision, of all material information reasonably available to them. The duty of loyalty may be summarized as the duty to act in good faith in a manner that the directors reasonably believe to be in the best interests of the stockholders. It requires that there be no conflict between duty and self-interest.

INDEMNIFICATION OF OFFICERS AND DIRECTORS

     Under the CBCA, a corporation may indemnify a director or officer, a former director or officer or a person who acts or acted at the corporation's request as a director or officer of a body corporate of which the corporation is or was a shareholder or creditor, and his or her heirs and legal representatives (an "Indemnifiable Person"), against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him or her in respect of any civil, criminal or administrative action or proceeding to which he or she is made a party by reason of being or having been a director or officer of such corporation or such body corporate, if: (a) he or she acted honestly and in good faith with a view to the best interests of such corporation; and (b) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, he or she had reasonable grounds for believing that his or her conduct was lawful. An Indemnifiable Person is entitled to such indemnity from the corporation if he or she was substantially successful on the merits in his or her defense of the action or proceeding and fulfilled the conditions set out in (a) and (b), above. A corporation may, with the approval of a court, also indemnify an Indemnifiable Person in respect of an action by or on behalf of the corporation or body corporate to procure a judgment in its favour, to which such person is made a party by reason of being or having been a director or an officer of the corporation or body corporate, if he or she fulfills the conditions set out in (a) and (b), above. The Avenor By-laws provide for indemnification of directors and officers to the fullest extent authorized by the CBCA.

     The DGCL provides that a corporation may indemnify its present and former directors, officers, employees and agents (each, an "indemnitee") against all reasonable expenses (including attorneys' fees) and, except in actions initiated by or in the right of the corporation, against all judgments, fines and amounts paid in settlement in actions brought against them, if such individual acted in good faith and in a manner that he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, in the case of a criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. The corporation shall indemnify a current or former director or officer to the extent that he or she is successful on the merits or otherwise in the defense of any claim, issue or matter associated with an action. The Bowater Certificate provides for indemnification of directors and officers to the fullest extent authorized by the DGCL.

     The DGCL allows for the advance payment of an indemnitee's expenses prior to the final disposition of an action, provided that, in the case of a current director or officer, the indemnitee undertakes to repay any such amount advanced if it is later determined that the indemnitee is not entitled to indemnification with regard to the action for which the expenses were advanced.

DIRECTOR LIABILITY

     The DGCL provides that the charter of a corporation may include a provision that limits or eliminates the liability of directors to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided such liability does not arise from certain proscribed conduct, including acts or omissions not in good faith or that involve intentional misconduct or breach of the duty of loyalty. The Bowater Certificate contains a provision limiting the liability of its directors to the fullest extent permitted by the DGCL. The CBCA does not permit the limitation of a director's liability for breach of fiduciary duty through the charter of a corporation.

ANTI-TAKEOVER PROVISIONS AND INTERESTED STOCKHOLDER TRANSACTIONS

     The DGCL prohibits, in certain circumstances, a "business combination" between the corporation and an "interested stockholder" within three years of the stockholder becoming an "interested stockholder". An "interested stockholder" is a holder who, directly or indirectly, controls 15% or more of the outstanding voting stock or is an affiliate of the corporation and was the owner of 15% or more of the outstanding voting stock at any time within the prior three-year period. A "business combination" includes a merger, consolidation, sale or other disposition of assets having an aggregate value in excess of 10% of the consolidated assets of the corporation and certain transactions that would increase the interested stockholder's proportionate share ownership in the corporation. This provision does not apply where: (i) the business combination or the transaction which resulted in the stockholder becoming an interested stockholder is approved by the corporation's board of directors prior to the time the interested stockholder acquired such 15% interest; (ii) upon the consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the outstanding voting stock of the corporation excluding, for the purpose of determining the number of shares outstanding, shares held by persons who are directors and also officers and by employee stock plans in which participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered; (iii) the business combination is approved by a majority of the board of directors and the affirmative vote of two-thirds of the outstanding votes entitled to be cast by disinterested stockholders at an annual or special meeting; (iv) the corporation does not have a class of voting stock that is listed on a national securities exchange, authorized for quotation on an inter-dealer quotation system of the Nasdaq Stock Market, or held of record by more than 2,000 stockholders unless any of the foregoing results from action taken, directly or indirectly, by an interested stockholder or from a transaction in which a person becomes an interested stockholder; (v) the corporation has opted out of this provision; or (vi) in certain other limited circumstances. Bowater has not opted out of this provision.

     The Bowater Certificate contains a provision that applies to certain business combinations involving any Acquiring Stockholder (as defined in the Bowater Certificate). The provision requires the affirmative vote of the holders of at least 75% of the voting power of the Bowater Voting Stock to approve certain transactions between the Acquiring Stockholder and Bowater or its subsidiary, including any merger, or consolidation of Bowater or any subsidiary with any Acquiring Stockholder irrespective of which entity is the survivor, certain sales, leases, exchanges, pledges, transfers or other dispositions of Bowater or its subsidiaries, any transfer or issuance of securities with Bowater or its subsidiaries, the adoption of a plan or proposal for a liquidation or dissolution of Bowater, certain reclassifications of securities or recapitalizations of Bowater or certain other transactions, in each case involving the Acquiring Stockholder. This voting requirement does not apply if
(1) the business combination is approved by Bowater continuing directors (as defined in the Bowater Certificate), (2) the business combination is approved by the Bowater Board prior to such person becoming an Acquiring Stockholder, or (3) the business combination is solely between Bowater and another corporation of which 50% or more of the stock entitled to vote at the election of directors is owned by Bowater.

     Policies of certain Canadian securities regulatory authorities, including Policy 9.1 of the OSC ("Policy 9.1"), contain requirements in connection with related party transactions. A related party transaction means, generally, any transaction by which an issuer, directly or indirectly, acquires or transfers an asset or acquires or issues treasury securities or assumes or transfers a liability from or to, as the case may be, a Related Party by any means in any one or any combination of transactions. "Related Party" is defined in Policy 9.1 and includes directors, senior officers and holders of at least 10% of the voting securities of the issuer.

     Policy 9.1 requires more detailed disclosure in the proxy material sent to security holders in connection with a related party transaction, and, subject to certain exceptions, the preparation of a formal valuation of the subject matter of the related party transaction and any non-cash consideration offered therefor and the inclusion of a summary of the valuation in the proxy material. Policy
9.1 also requires, subject to certain exceptions, that the minority shareholders of the issuer separately approve the transaction, by either a simple majority or two-thirds of the votes cast, depending on the circumstances.

                        DISSENTING SHAREHOLDERS' RIGHTS

AVENOR

     Avenor Shareholders are entitled to dissent from the Arrangement Resolution in the manner provided in section 190 of the CBCA. Section 190 of the CBCA is reprinted in its entirety as Annex K to this Joint Proxy Statement. The following summary is qualified in its entirety by the provisions of section 190 of the CBCA.

     Any Avenor Shareholder who dissents (a "Dissenting Avenor Shareholder") from the Arrangement Resolution in compliance with section 190 of the CBCA will be entitled, in the event the Arrangement becomes effective, to be paid by Avenor the fair value of the Avenor Common Shares held by such Dissenting Avenor Shareholder determined as at the close of business on the day before the Avenor Meeting (or any adjournment thereof). There can be no assurance that pursuant to section 190 of the CBCA a Dissenting Avenor Shareholder will receive consideration for his or her Avenor Common Shares of equal value to the consideration that such Dissenting Avenor Shareholder would have received upon closing of the Arrangement, including giving effect to the Arrangement.

     A Shareholder who wishes to dissent must send to Avenor, no later than the termination of the Avenor Meeting (or any postponement or adjournment thereof), at 1250 Rene-Levesque Blvd. West, 21st Floor, Montreal, Quebec H3B 4Y3,
Attention: Secretary, a written objection to the Arrangement Resolution (a "Dissent Notice"). The filing of a Dissent Notice does not deprive an Avenor Shareholder of the right to vote; however, the CBCA provides, in effect, that an Avenor Shareholder who has submitted a Dissent Notice and who votes in favour of Arrangement Resolution will no longer be considered a Dissenting Avenor Shareholder with respect to the Avenor Common Shares voted in favour of the Arrangement Resolution. The CBCA does not provide, and Avenor will not assume, that a vote against the Arrangement Resolution constitutes a Dissent Notice. Under the CBCA, there is no right of partial dissent and, accordingly, a Dissenting Avenor Shareholder may only dissent with respect to all Avenor Common Shares held by him or her on behalf of any one beneficial owner and which are registered in the name of the Dissenting Avenor Shareholder.

     Avenor is required, within 10 days after the Avenor Shareholders adopt the Arrangement Resolution, to notify each Avenor Shareholder who has filed a Dissent Notice that the Arrangement Resolution has been adopted, but such notice is not required to be sent to any Avenor Shareholder who voted for the Arrangement Resolution or who has withdrawn his or her Dissent Notice.

     A Dissenting Avenor Shareholder must then, within 20 days after the Dissenting Avenor Shareholder receives notice that the Arrangement Resolution has been adopted or, if the Dissenting Avenor Shareholder does not receive such notice, within 20 days after the Dissenting Avenor Shareholder learns that the Arrangement Resolution has been adopted, send to Avenor a written notice (a "Payment Demand") containing his or her name and address, the number of Avenor Common Shares in respect of which the Dissenting Avenor Shareholder dissented, and a demand for payment of the fair value of such Avenor Common Shares. Within 30 days after a Payment Demand, the Dissenting Avenor Shareholder must send to the Depositary the certificates representing the Avenor Common Shares in respect of which he or she dissented. A Dissenting Avenor Shareholder who fails to send the certificates representing the Avenor Common Shares in respect of which he or she dissented forfeits his or her right to make a claim under section 190 of the CBCA. The Depositary will endorse on share certificates received from a Dissenting Avenor Shareholder a notice that the holder is a Dissenting Avenor Shareholder and will forthwith return the share certificates to the Dissenting Avenor Shareholder.

     On sending a Payment Demand to Avenor, a Dissenting Avenor Shareholder ceases to have any rights as the Shareholder, other than the right to be paid the fair value of his or her Avenor Common Shares as determined under section 190 of the CBCA, except where:

          (a) the Dissenting Avenor Shareholder withdraws his or her Payment Demand before Avenor makes an offer to the Dissenting Avenor Shareholder pursuant to the CBCA;

          (b) Avenor fails to make an offer as hereinafter described and the Dissenting Avenor Shareholder withdraws his or her Payment Demand; or

          (c) the directors revoke the Arrangement Resolution,

in which case the Dissenting Avenor Shareholder's rights as an Avenor Shareholder are reinstated as of the date he or she sent the Payment Demand.

     Avenor is required, not later than seven days after the later of the Effective Date or the date on which Avenor received the Payment Demand of a Dissenting Avenor Shareholder, to send to each Dissenting Avenor Shareholder who has sent a Payment Demand a written offer to pay ("Offer to Pay") for his or her Avenor Common Shares in an amount considered by the Avenor Board to be the fair value thereof, accompanied by a statement showing the manner in which the fair value was determined. Every Offer to Pay must be on the same terms. Avenor must pay for the Avenor Common Shares of a Dissenting Avenor Shareholder within 10 days after an Offer to Pay has been accepted by a Dissenting Avenor Shareholder, but any such Offer to Pay lapses if Avenor does not receive an acceptance thereof within 30 days after the Offer to Pay has been made.

     If Avenor fails to make an Offer to Pay for the Avenor Common Shares of a Dissenting Avenor Shareholder, or if a Dissenting Avenor Shareholder fails to accept an offer that has been made, Avenor may, within 50 days after the Effective Date or within such further period as a court may allow, apply to a court to fix a fair value for the Avenor Common Shares of Dissenting Avenor Shareholders. If Avenor fails to apply to a court, a Dissenting Avenor Shareholder may apply to a court for the same purpose within a further period of 20 days or within such further period as a court may allow. A Dissenting Avenor Shareholder is not required to give security for costs in such an application.

     Upon an application to a court, all Dissenting Avenor Shareholders whose Avenor Common Shares have not been purchased by Avenor will be joined as parties and bound by the decision of the court, and Avenor will be required to notify each affected Dissenting Avenor Shareholder of the date, place and consequences of the application and of his or her right to appear and be heard in person or by counsel. Upon any such application to a court, the court may determine whether any person is a Dissenting Avenor Shareholder who should be joined as a party, and the court will then fix a fair value for the Avenor Common Shares of all Dissenting Avenor Shareholders. The final order of a court will be rendered against Avenor in favour of each Dissenting Avenor Shareholder and for the amount of the fair value of his or her Avenor Common Shares as fixed by the court. The court may, in its discretion, allow a reasonable rate of interest on the amount payable to each Dissenting Avenor Shareholder from the Effective Date until the date of payment.

     The above is only a summary of the Dissenting Avenor Shareholder provisions of the CBCA, which are technical and complex. It is suggested that any Avenor Shareholder wishing to avail himself or herself of his or her rights under those provisions seek his or her own legal advice as failure to comply strictly with the provisions of the CBCA may prejudice his or her right of dissent. For a general summary of certain income tax implications to a Dissenting Avenor Shareholder, see "Income Tax Considerations--Canadian Federal Income Tax Considerations for Avenor Shareholders".

BOWATER

     Under the DGCL, holders of Bowater Common Stock who object to the Share Issuance will not be entitled to demand appraisal of, or receive payment for, their Bowater Common Stock.

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

                             ADDITIONAL MATTERS FOR
                      CONSIDERATION OF AVENOR SHAREHOLDERS

     In addition to the consideration of and voting on the Arrangement Resolution and the Shareholder Rights Plan Resolution, Avenor Shareholders will be asked to vote on the following additional matters at the Avenor Meeting:

ELECTION OF DIRECTORS

     Under the Avenor Articles, the Avenor Board consists of a minimum of three directors and a maximum of 25 directors; the number of directors within such range is to be determined by the Avenor Board from time to time. It is proposed that eight directors be elected at the Avenor Meeting.

     The Avenor Management Nominees named in the enclosed form of proxy intend to vote for the election of the eight current directors of Avenor. Certain information regarding these individuals is set out above under "Information Concerning Avenor--Directors and Officers--Executive Compensation".

     It is not anticipated that any of the nominees will be unable to serve as directors but if that should occur for any reason prior to the Avenor Meeting, the persons named in the enclosed form of proxy shall be entitled to vote for any other nominees in their discretion.

     Each director elected will hold office until the next annual meeting of shareholders or until a successor is duly elected or appointed. It is anticipated that those directors who are currently members of the committees of the Avenor Board will continue in those positions.

     If the Transaction is completed, it is anticipated that each member of the Avenor Board will resign in favour of nominees of Bowater.

APPOINTMENT OF AUDITORS

     The persons designated as Avenor Management Proxy Nominees in the enclosed form of proxy intend to vote for the appointment of Price Waterhouse, Chartered Accountants, as the auditors of Avenor and to authorize the directors to fix the auditor's remuneration.

                       PROPOSALS BY BOWATER SHAREHOLDERS

     Proposals of shareholders intended to be presented at Bowater's 1999 annual meeting, and otherwise eligible, must be received by Bowater at the address indicated in the accompanying notice. Any such proposal must be received on or before the earlier of December 1, 1998, or the date specified in the Bowater Bylaws as described below, and the proponent must comply with the proxy rules under the Exchange Act, as well as the Bowater Bylaw requirements described below.

     The Bowater Bylaws require timely advance written notice of shareholder nominations of director candidates and of any other proposals to be presented at an annual meeting of shareholders. In the case of director nominations by shareholders, the Bowater Bylaws require that 120 days advance written notice be delivered to Bowater's Secretary (at 55 East Camperdown Way, Post Office Box 1028, Greenville, South Carolina, 29602). The notice must be given, either by personal delivery or by United States mail, postage prepaid, to the Secretary of Bowater no later than (i) with respect to an election to be held at an annual meeting of shareholders, 120 days prior to the anniversary date of the immediately preceding annual meeting; and (ii) with respect to an election to be held at a special meeting of shareholders for the election of directors, the close of business on the seventh day following the date on which notice of such meeting shall first be given to shareholders. In the case of other proposals by shareholders at an annual meeting, the Bowater Bylaws require that advance written notice be delivered to the Bowater's secretary (at the address indicated above). The notice must be received by the Secretary of Bowater by the earlier of: (i) 120 days prior to the anniversary date of the immediately preceding annual meeting; or (ii) 10 days after notice or public disclosure of the date of the annual meeting was given or made to shareholders. The Bowater Bylaws contain specific requirements with respect to the contents of each of these notices. A copy of the Bowater Bylaws is available upon request to the Secretary of Bowater at the address indicated above.

                                  ACCOUNTANTS

     Representatives of KPMG Peat Marwick LLP, independent certified public accountants for Bowater, and Price Waterhouse, the auditors of Avenor, are expected to be present at the Bowater Meeting and the Avenor Meeting, respectively, to respond to appropriate questions and to make a statement if they so desire.

                             AVAILABLE INFORMATION

     Bowater and Avenor are subject to the informational requirements of the Exchange Act, and in accordance therewith file reports and other information with the SEC. The reports and other information filed by Bowater and Avenor with the SEC can be inspected and copied at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the SEC's Regional Offices at Seven World Trade Center, 13th Floor, New York, New York 10048 and at Citicorp Center, 500 West Madison Street, Chicago, Illinois 60661-2511. Copies of such material also can be obtained from the Public Reference Section of the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. Bowater and Avenor public filings are also available to the public from commercial document retrieval services and at the Internet World Wide Web site maintained by the SEC at "http://www.sec.gov". In addition, such material filed by Bowater can be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005. Furthermore, Avenor is subject to the informational requirements of Canadian securities legislation and the TSE and the ME. The former type of information can be requested from Micromedia, 20 Victoria Street, Toronto, Ontario M5C 2N3 while the latter type of material can be inspected at the offices of Montreal Trust Company, 7th Floor, 1800 McGill College Avenue, Montreal, Quebec H3A 3K9.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

BOWATER

     The following documents, which have been filed by Bowater with the SEC pursuant to the Exchange Act (File No. 1-8712), are incorporated in this Joint Proxy Statement by reference and shall be deemed to be a part hereof for purposes of the Exchange Act:

          (a) Bowater's Annual Report on Form 10-K for the year ended December 31, 1997;

          (b) Bowater's Quarterly Report on Form 10-Q for the period ended March 31, 1998;

          (c) Bowater's Current Report on Form 8-K filed March 19, 1998; and

          (d) the description of the Bowater Common Stock contained in the Registration Statement of Bowater on Form S-3, File No. 33-51569.

     All documents filed by Bowater pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Joint Proxy Statement and prior to the Bowater Meeting shall be deemed to be incorporated by reference in this Joint Proxy Statement and to be a part hereof for purposes of the Exchange Act from the date of the filing of such documents. Any statement contained in this Joint Proxy Statement, in a supplement to this Joint Proxy Statement or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Joint Proxy Statement to the extent that a statement contained herein or in any subsequently filed supplement to this Joint Proxy Statement or in any document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Joint Proxy Statement.

     Bowater hereby undertakes to provide without charge to each person, including any beneficial owner, to whom a copy of this Joint Proxy Statement has been delivered, on the written or oral request of any such person, a copy of any or all of the documents referred to above which have been or may be incorporated in this Joint Proxy Statement by reference, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference in such documents). Written or telephone requests for such copies should be directed to Bowater at its principal executive offices located at 55 East Camperdown Way, P.O. Box 1028, Greenville, South Carolina 29602, Attention: Investor Relations Department (telephone number
(864) 271-7733).

AVENOR

     The following documents, filed by Avenor with the various securities commissions or similar authorities in each of the provinces of Canada, and with the SEC under cover of Form 40-F or Form 6-K, are specifically incorporated by reference in and form an integral part of this Joint Proxy Statement:

          (a) Annual Information Form dated April 21, 1998, including the Management's Discussion and Analysis and the comparative Consolidated Financial Statements for the fiscal years ended December 31, 1997 and 1996 and the Auditor's Report thereon (included in Avenor's Form 40-F dated April 22, 1998);

          (b) Interim Report to Shareholders--Three Months Ending March 31, 1998, of Avenor containing unaudited Consolidated Financial Statements of Avenor for the fiscal quarter ended March 31, 1998, and for the comparative period in 1997 (included in Avenor's Form 6-K dated April 21, 1998); and

          (c) Material Change Report dated March 19, 1998, relating to the Transaction (included in Avenor's Form 6-K dated March 20, 1998).

     Any documents of the type referred to in the preceding paragraph and any material change reports (excluding confidential reports) filed by Avenor with a securities commission or any similar authority in Canada after the date of this Joint Proxy Statement and prior to the Effective Time shall be deemed to be incorporated by reference in this Joint Proxy Statement.

     Avenor will provide without charge to each person, including any beneficial owner, to whom a copy of this joint proxy statement has been delivered, upon the written or oral request of such person, a copy of any or all of the documents referred to above which have been or may be incorporated by reference in this joint proxy statement, other than certain exhibits to such documents. Requests for such copies should be directed to Secretary, Avenor Inc., 1250 Rene-Levesque Blvd., Montreal, Quebec H3B 4Y3 (telephone number (514) 846-4811).

     Any statement contained herein, in a supplement to this Joint Proxy Statement or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Joint Proxy Statement to the extent that a statement contained herein, in a supplement to this Joint Proxy Statement or in any subsequently filed document that also is or is deemed to be incorporated by reference herein, in a supplement to this Joint Proxy Statement modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Joint Proxy Statement. The making of a modifying or superseding statement shall not be deemed an admission for any purposes that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made.

                         APPROVAL OF PROXY STATEMENT BY
                           AVENOR BOARD OF DIRECTORS

     The contents of this joint management information circular and proxy statement and the sending thereof to the shareholders of Avenor Inc. have been approved by the Board of Directors of Avenor Inc.

                                          By Order of the Board of Directors of
                                          Avenor Inc.

                                          /s/ MARC REGNIER

                                          MARC REGNIER
                                          Senior Vice President,
                                          General Counsel and Secretary

June 18, 1998

               INDEX TO BOWATER CONSOLIDATED FINANCIAL STATEMENTS

                                                              PAGE
                                                              -----
AUDITED FINANCIAL STATEMENTS

Report of KPMG Peat Marwick LLP, Independent Auditor........  FS-2

Consolidated Statement of Operations for the years ended
  December 31, 1997, 1996 and 1995..........................  FS-3

Consolidated Balance Sheet at December 31, 1997 and 1996....  FS-4

Consolidated Statement of Capital Accounts for the years
  ended December 31, 1997, 1996 and 1995....................  FS-5

Consolidated Statement of Cash Flows for the years ended
  December 31, 1997, 1996 and 1995..........................  FS-6

Notes to Consolidated Financial Statements..................  FS-7

UNAUDITED INTERIM FINANCIAL STATEMENTS

Consolidated Balance Sheet at March 31, 1998 and December
  31, 1997..................................................  FS-22

Consolidated Statement of Operations for the three months
  ended March 31, 1998 and 1997.............................  FS-23

Consolidated Statement of Capital Accounts for the three
  months ended March 31, 1998...............................  FS-24

Consolidated Statement of Cash Flows for the three months
  ended March 31, 1998 and 1997.............................  FS-25

Notes to Consolidated Financial Statements..................  FS-26

               INDEX TO AVENOR CONSOLIDATED FINANCIAL STATEMENTS

                                                              PAGE
                                                              -----
AUDITED FINANCIAL STATEMENTS

Report of Price Waterhouse, Chartered Accountants...........  FS-27

Consolidated Statements of Earnings for the year ended
  December 31, 1997, 1996 and 1995..........................  FS-28

Consolidated Statements of Retained Earnings (Deficit) for
  the year ended December 31, 1997, 1996 and 1995...........  FS-29

Consolidated Balance Sheets as of December 31, 1997, 1996
  and 1995..................................................  FS-30

Consolidated Statements of Changes in Cash Position for the
  year ended December 31, 1997, 1996 and 1995...............  FS-31

Notes to Consolidated Financial Statements..................  FS-32

UNAUDITED INTERIM FINANCIAL STATEMENTS

Consolidated Statement of Earnings for the three months
  ended March 31, 1998 and 1997.............................  FS-50

Consolidated Statements of Retained Earnings (Deficit) for
  the three months ended March 31, 1998 and 1997............  FS-51

Consolidated Balance Sheets as of March 31, 1998 and 1997...  FS-52

Consolidated Statements of Changes in Cash Position for the
  three months ended March 31, 1998 and 1997................  FS-53

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors and Shareholders
Bowater Incorporated:

     We have audited the accompanying consolidated balance sheet of Bowater Incorporated and Subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of operations, capital accounts and cash flows for each of the years in the three-year period ended December 31, 1997. These consolidated financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Bowater Incorporated and Subsidiaries at December 31, 1997 and 1996, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1997, in conformity with generally accepted accounting principles.

                                          KPMG Peat Marwick LLP

Greenville, South Carolina
February 6, 1998, except as to Note 2,
  which is as of March 9, 1998

                     BOWATER INCORPORATED AND SUBSIDIARIES

                      CONSOLIDATED STATEMENT OF OPERATIONS

                                                                YEARS ENDED DECEMBER 31,
                                                         --------------------------------------
                                                            1997          1996          1995
                                                         ----------    ----------    ----------
                                                            (IN THOUSANDS, EXCEPT PER SHARE
                                                                        AMOUNTS)
Sales..................................................  $1,598,943    $1,839,161    $2,108,071
Distribution costs.....................................     114,440       120,892       106,930
                                                         ----------    ----------    ----------
Net sales..............................................   1,484,503     1,718,269     2,001,141
Cost of sales..........................................   1,106,811     1,149,593     1,183,977
Depreciation, amortization and cost of timber
  harvested............................................     169,824       174,404       174,176
                                                         ----------    ----------    ----------
  Gross profit.........................................     207,868       394,272       642,988
Selling and administrative expense.....................      72,200        93,090        93,737
                                                         ----------    ----------    ----------
  Operating income.....................................     135,668       301,182       549,251
                                                         ----------    ----------    ----------
Other expense (income):
  Interest income......................................     (21,575)      (21,074)       (8,923)
  Interest expense, net of capitalized interest........      67,488        71,347        80,513
  Gain on sale of timberlands..........................        (768)      (81,065)       (2,152)
  Gain/loss on sale of Star Forms......................          --       (17,019)       30,000
  Other, net...........................................       1,040        (4,195)      (14,757)
                                                         ----------    ----------    ----------
  Income before income taxes, minority interests and
     extraordinary charges.............................      89,483       353,188       464,570
Provision for income tax expense.......................      33,109       124,393       183,090
Minority interests in net income of subsidiaries.......       2,683        24,719        23,235
                                                         ----------    ----------    ----------
Income before extraordinary charges....................      53,691       204,076       258,245
Extraordinary charges from early extinguishment of
  debt, net of income tax benefit of $2,234 in 1996 and
  $7,084 in 1995.......................................          --        (3,922)      (11,317)
                                                         ----------    ----------    ----------
          Net income...................................  $   53,691    $  200,154    $  246,928
                                                         ==========    ==========    ==========
Earnings per share:
Basic earnings per common share:
  Income before extraordinary charges..................  $     1.26    $     5.07    $     6.06
  Extraordinary charges................................          --         (0.10)        (0.30)
                                                         ----------    ----------    ----------
Net income.............................................  $     1.26    $     4.97    $     5.76
                                                         ==========    ==========    ==========
Average common shares outstanding......................      40,287        37,690        37,992
                                                         ==========    ==========    ==========
Diluted earnings per common share:
  Income before extraordinary charges..................  $     1.25    $     4.64    $     5.48
  Extraordinary charges................................          --         (0.09)        (0.26)
                                                         ----------    ----------    ----------
Net income.............................................  $     1.25    $     4.55    $     5.22
                                                         ==========    ==========    ==========
Average common and common equivalent shares
  outstanding..........................................      40,812        42,922        43,448
                                                         ==========    ==========    ==========

          See accompanying notes to consolidated financial statements.

                     BOWATER INCORPORATED AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEET

                                                                    AT DECEMBER 31,
                                                              ---------------------------
                                                                  1997           1996
                                                              ------------   ------------
                                                              (IN THOUSANDS, EXCEPT PER-
                                                                    SHARE AMOUNTS)
ASSETS
Current assets:
  Cash and cash equivalents.................................   $  228,688     $   85,259
  Marketable securities.....................................      176,834        345,398
  Accounts receivable, net..................................      190,594        185,724
  Inventories...............................................      105,514        123,745
  Other current assets......................................       16,745         13,629
                                                               ----------     ----------
          Total current assets..............................      718,375        753,755
                                                               ----------     ----------
Timber and timberlands......................................      394,039        395,675
Fixed assets, net...........................................    1,554,529      1,636,705
Other assets................................................       78,855         79,409
                                                               ----------     ----------
          Total assets......................................   $2,745,798     $2,865,544
                                                               ==========     ==========
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Current installments of long-term debt....................   $    1,800     $    1,604
  Accounts payable and accrued liabilities..................      168,327        216,328
  Income taxes payable......................................       15,861          6,057
  Dividends payable.........................................        8,663         29,892
                                                               ----------     ----------
          Total current liabilities.........................      194,651        253,881
                                                               ----------     ----------
Long-term debt, net of current installments.................      757,100        759,029
Other long-term liabilities.................................      169,510        171,651
Deferred income taxes.......................................      345,166        358,858
Minority interests in subsidiaries..........................      125,206        126,246
Commitments and contingencies (See note 12)
Redeemable preferred stock: $1 par value. Issued LIBOR
  preferred stock, Series A, 500,000 shares at December 31,
  1996                                                                 --         24,746
Shareholders' equity:
Cumulative preferred stock, $1 par value. Issued, 8.40%
  Series C, 264,318 shares (liquidation value $26,432)             25,465         25,465
Common stock, $1 par value. Authorized 100,000,000 shares;
  issued 44,927,890 and 43,994,070 shares at December 31,
  1997 and 1996, respectively...............................       44,928         43,994
Additional paid-in capital..................................      563,096        531,598
Retained earnings...........................................      716,961        698,301
Equity adjustments..........................................      (15,449)       (12,370)
Loan to ESOT................................................       (4,536)        (6,324)
Treasury stock at cost, 4,606,785 and 2,980,965 shares at
  December 31, 1997 and 1996, respectively..................     (176,300)      (109,531)
                                                               ----------     ----------
          Total shareholders' equity........................    1,154,165      1,171,133
                                                               ----------     ----------
          Total liabilities and shareholders' equity........   $2,745,798     $2,865,544
                                                               ==========     ==========

          See accompanying notes to consolidated financial statements.

                     BOWATER INCORPORATED AND SUBSIDIARIES

                   CONSOLIDATED STATEMENT OF CAPITAL ACCOUNTS

                                                 SERIES B      SERIES C
                                      LIBOR     CONVERTIBLE   CUMULATIVE              ADDITIONAL
                                    PREFERRED    PREFERRED    PREFERRED     COMMON     PAID-IN
                                      STOCK        STOCK        STOCK       STOCK      CAPITAL
                                    ---------   -----------   ----------   --------   ----------
                                              (IN THOUSANDS, EXCEPT PER-SHARE AMOUNTS)
                                                                       -------------------------
BALANCE AT DECEMBER 31, 1994......  $  74,492    $ 111,333    $  81,892    $ 37,121    $336,990
                                    ---------    ---------    ---------    --------    --------
Net income........................         --           --           --          --          --
Dividends on:
 Common ($.60 per share)..........         --           --           --          --          --
 LIBOR ($2.67 per share)..........         --           --           --          --          --
 Series B ($6.58 per share).......         --           --           --          --          --
 Series C ($8.40 per share).......         --           --           --          --          --
Increase in stated value of LIBOR
 preferred stock..................        127           --           --          --          --
Reduction in loan to ESOT.........         --           --           --          --          --
Foreign currency translation......         --           --           --          --          --
Stock options exercised...........         --           --           --       2,380      55,350
Tax benefit on exercise of stock
 options..........................         --           --           --          --      17,602
Partial redemption of LIBOR and
 Series C preferred stock.........    (25,000)          --      (56,427)         --          --
Pension plan additional minimum
 liability, net of tax benefit of
 $6,941...........................         --           --           --          --          --
Use of treasury stock.............         --           --           --          --          65
                                    ---------    ---------    ---------    --------    --------
BALANCE AT DECEMBER 31, 1995......  $  49,619    $ 111,333    $  25,465    $ 39,501    $410,007
                                    ---------    ---------    ---------    --------    --------
Net income........................         --           --           --          --          --
Dividends on:
 Common ($.80 per share)..........         --           --           --          --          --
 LIBOR ($2.42 per share)..........         --           --           --          --          --
 Series B ($6.58 per share).......         --           --           --          --          --
 Series C ($8.40 per share).......         --           --           --          --          --
Increase in stated value of LIBOR
 preferred stock..................        127           --           --          --          --
Reduction in loan to ESOT.........         --           --           --          --          --
Foreign currency translation......         --           --           --          --          --
Stock options exercised...........         --           --           --         480      11,795
Tax benefit on exercise of stock
 options..........................         --           --           --          --       2,431
Partial redemption of LIBOR
 preferred stock..................    (25,000)          --           --          --          --
Conversion of Series B preferred
 into common stock................  $      --    $(111,333)          --       4,013     107,310
Pension plan additional minimum
 liability, net of taxes of
 $670.............................         --           --           --          --          --
Purchase of common stock..........         --           --           --          --          --
Use of treasury stock.............         --           --           --          --          55
                                    ---------    ---------    ---------    --------    --------
BALANCE AT DECEMBER 31, 1996......  $  24,746    $      --    $  25,465    $ 43,994    $531,598
                                    ---------    ---------    ---------    --------    --------
Net income........................         --           --           --          --          --
Dividends on:
 Common ($.80 per share)..........         --           --           --          --          --
 LIBOR ($.79 per share)...........         --           --           --          --          --
 Series C ($8.40 per share).......         --           --           --          --          --
Increase in stated value of LIBOR
 preferred stock..................        254           --           --          --          --
Reduction in loan to ESOT.........         --           --           --          --          --
Foreign currency translation......         --           --           --          --          --
Stock options exercised...........         --           --           --         934      23,573
Tax benefit on exercise of stock
 options..........................         --           --           --          --       7,919
Redemption of LIBOR preferred
 stock............................    (25,000)          --           --          --          --
Pension plan additional minimum
 liability, net of tax benefit of
 $372.............................         --           --           --          --          --
Purchase of common stock..........         --           --           --          --          --
Use of treasury stock.............         --           --           --          --           6
                                    ---------    ---------    ---------    --------    --------
BALANCE AT DECEMBER 31, 1997......  $      --    $      --    $  25,465    $ 44,928    $563,096
                                    =========    =========    =========    ========    ========


                                    RETAINED      EQUITY       LOAN TO    TREASURY
                                    EARNINGS    ADJUSTMENTS     ESOT        STOCK
                                    ---------   -----------   ---------   ---------
                                       (IN THOUSANDS, EXCEPT PER-SHARE AMOUNTS)
                                    ------------
BALANCE AT DECEMBER 31, 1994......  $ 344,852    $  (3,410)   $  (9,643)  $ (11,710)
                                    ---------    ---------    ---------   ---------
Net income........................    246,928           --           --          --
Dividends on:
 Common ($.60 per share)..........    (22,600)          --           --          --
 LIBOR ($2.67 per share)..........     (4,005)          --           --          --
 Series B ($6.58 per share).......     (8,050)          --           --          --
 Series C ($8.40 per share).......     (5,910)          --           --          --
Increase in stated value of LIBOR
 preferred stock..................       (127)          --           --          --
Reduction in loan to ESOT.........         --           --        1,610          --
Foreign currency translation......         --        1,071           --          --
Stock options exercised...........         --           --           --          --
Tax benefit on exercise of stock
 options..........................         --           --           --          --
Partial redemption of LIBOR and
 Series C preferred stock.........     (9,883)          --           --          --
Pension plan additional minimum
 liability, net of tax benefit of
 $6,941...........................         --      (10,789)          --          --
Use of treasury stock.............         --           --           --         772
                                    ---------    ---------    ---------   ---------
BALANCE AT DECEMBER 31, 1995......  $ 541,205    $ (13,128)   $  (8,033)  $ (10,938)
                                    ---------    ---------    ---------   ---------
Net income........................    200,154           --           --          --
Dividends on:
 Common ($.80 per share)..........    (30,241)          --           --          --
 LIBOR ($2.42 per share)..........     (2,420)          --           --          --
 Series B ($6.58 per share).......     (8,050)          --           --          --
 Series C ($8.40 per share).......     (2,220)          --           --          --
Increase in stated value of LIBOR
 preferred stock..................       (127)          --           --          --
Reduction in loan to ESOT.........         --           --        1,709          --
Foreign currency translation......         --         (289)          --          --
Stock options exercised...........         --           --           --          --
Tax benefit on exercise of stock
 options..........................         --           --           --          --
Partial redemption of LIBOR
 preferred stock..................         --           --           --          --
Conversion of Series B preferred
 into common stock................         --           --           --          --
Pension plan additional minimum
 liability, net of taxes of
 $670.............................         --        1,047           --          --
Purchase of common stock..........         --           --           --     (98,762)
Use of treasury stock.............         --           --           --         169
                                    ---------    ---------    ---------   ---------
BALANCE AT DECEMBER 31, 1996......  $ 698,301    $ (12,370)   $  (6,324)  $(109,531)
                                    ---------    ---------    ---------   ---------
Net income........................     53,691           --           --          --
Dividends on:
 Common ($.80 per share)..........    (32,164)          --           --          --
 LIBOR ($.79 per share)...........       (393)          --           --          --
 Series C ($8.40 per share).......     (2,220)          --           --          --
Increase in stated value of LIBOR
 preferred stock..................       (254)          --           --          --
Reduction in loan to ESOT.........         --           --        1,788          --
Foreign currency translation......         --       (2,500)          --          --
Stock options exercised...........         --           --           --          --
Tax benefit on exercise of stock
 options..........................         --           --           --          --
Redemption of LIBOR preferred
 stock............................         --           --           --          --
Pension plan additional minimum
 liability, net of tax benefit of
 $372.............................         --         (579)          --          --
Purchase of common stock..........         --           --           --     (66,845)
Use of treasury stock.............         --           --           --          76
                                    ---------    ---------    ---------   ---------
BALANCE AT DECEMBER 31, 1997......  $ 716,961    $ (15,449)   $  (4,536)  $(176,300)
                                    =========    =========    =========   =========

          See accompanying notes to consolidated financial statements.

                     BOWATER INCORPORATED AND SUBSIDIARIES

                      CONSOLIDATED STATEMENT OF CASH FLOWS

                                                                  YEARS ENDED DECEMBER 31,
                                                              ---------------------------------
                                                                1997        1996        1995
                                                              ---------   ---------   ---------
                                                                       (IN THOUSANDS)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income................................................  $  53,691   $ 200,154   $ 246,928
  Adjustments to reconcile net income to net cash provided
     by operating activities:
     Depreciation, amortization and cost of timber
       harvested............................................    169,824     174,404     174,176
     Deferred income taxes..................................     (3,355)     36,979      75,122
     Minority interests.....................................      2,683      24,719      23,235
     Gain on sale of timberlands............................       (768)    (81,065)     (2,152)
     Gain/loss on sale of Star Forms........................         --     (17,019)     30,000
     Extraordinary charge, net of taxes.....................         --       3,922      11,317
     Changes in working capital:
       Accounts receivable, net.............................     (4,870)     39,916     (44,374)
       Inventories..........................................     18,231      13,884      (3,565)
       Accounts payable and accrued liabilities.............    (42,703)     30,931      11,272
       Income taxes payable.................................      6,136     (78,611)     91,580
     Other, net.............................................     (3,213)    (12,007)     (5,858)
                                                              ---------   ---------   ---------
          Net cash from operating activities................    195,656     336,207     607,681
                                                              ---------   ---------   ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Cash invested in fixed assets, timber and timberlands.....    (99,576)   (106,960)    (95,972)
  Disposition of fixed assets, timber and timberlands.......      3,701     126,714       4,256
  Disposition of Star Forms.................................         --      53,946          --
  Cash from maturity of (invested in) marketable
     securities.............................................    168,564    (345,398)         --
                                                              ---------   ---------   ---------
          Net cash from (used for) investing activities.....     72,689    (271,698)    (91,716)
                                                              ---------   ---------   ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Cash dividends, including minority interests..............    (57,560)    (70,528)    (41,783)
  Purchase of common stock..................................    (66,845)    (98,762)         --
  Purchases/payments of long-term debt......................     (1,806)    (63,521)   (317,282)
  Redemption of preferred stock of subsidiary...............         --          --     (15,000)
  Stock options exercised...................................     24,507      12,275      57,730
  Redemption of LIBOR and Series C preferred stock..........    (25,000)    (25,000)    (91,309)
  Other.....................................................      1,788       1,715       1,482
                                                              ---------   ---------   ---------
          Net cash used for financing activities............   (124,916)   (243,821)   (406,162)
                                                              ---------   ---------   ---------
          Net increase (decrease) in cash and cash
            equivalents.....................................    143,429    (179,312)    109,803
CASH AND CASH EQUIVALENTS:
  Beginning of year.........................................     85,259     264,571     154,768
                                                              ---------   ---------   ---------
  End of year...............................................  $ 228,688   $  85,259   $ 264,571
                                                              ---------   ---------   ---------
Supplemental disclosures of cash flow information:
Cash paid during the year for:
     Interest, net of capitalized interest..................  $ (66,499)  $ (72,623)  $ (82,428)
     Income taxes...........................................  $ (30,328)  $(166,025)  $ (16,388)
                                                              ---------   ---------   ---------

          See accompanying notes to consolidated financial statements.

                     BOWATER INCORPORATED AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Basis of Presentation

     The accompanying financial statements include the accounts of Bowater Incorporated and Subsidiaries (the company). All subsidiaries are wholly owned except Calhoun Newsprint Company (CNC) and Bowater Mersey Paper Company, Ltd. (Mersey), which are approximately 51 percent owned. All material intercompany items are eliminated.

  Cash Equivalents

     Cash equivalents generally consist of direct obligations of the United States Government and its agencies, investment-grade commercial paper, auction-rate preferred stock, tax-exempt municipal bonds and other short-term investment-grade securities with original maturities of three months or less. These investments are stated at cost, which approximates fair value.

  Marketable Securities

     Marketable securities generally consist of direct obligations of the United States Government and its agencies, investment-grade commercial paper, tax-exempt municipal bonds and other short-term investment-grade securities with original maturities of greater than three months but less than one year. These investments are considered to be held-to-maturity securities and are therefore stated at cost which approximates market value.

  Inventories

     Inventories are stated at the lower of cost or market. Cost is determined by using the average cost and last-in, first-out (LIFO) methods.

  Timber and Timberlands

     The acquisition cost of land and timber as well as real estate taxes, lease payments, site preparation and other costs related to the planting and growing of timber are capitalized. Such costs, excluding land, are charged against revenue at the time the timber is harvested.

  Fixed Assets and Depreciation

     Fixed assets are stated at cost less accumulated depreciation. Depreciation is computed generally on the straight-line basis. Repairs and maintenance are charged to operations as incurred.

  Income Taxes

     Income taxes are recorded under the provisions of Statement of Financial Accounting Standards (SFAS) No. 109, "Accounting for Income Taxes." Deferred taxes are provided for significant temporary differences. The company has not provided income taxes on the undistributed earnings of its Canadian subsidiary and, prior to 1993, on CNC's undistributed earnings, as it has specific plans for reinvestment of such earnings.

  Foreign Operations

     Assets and liabilities of the company's Canadian operations are translated using the exchange rate in effect at the balance sheet date. Results of operations are translated using the average exchange rates throughout each year. The effects of exchange rate fluctuations are accumulated as a separate component of shareholders' equity, entitled "Equity adjustments." Gains or losses on currency transactions are included in the Consolidated Statement of Operations.

                     BOWATER INCORPORATED AND SUBSIDIARIES

     Revenues and assets of foreign operations do not qualify for separate disclosure under SFAS No. 14 "Financial Reporting for Segments of a Business Enterprise."

  Stock Options

     The company records stock option compensation on an intrinsic value basis in accordance with Accounting Principles Board (APB) Opinion No. 25, "Accounting for Stock Issued to Employees." The company also provides pro forma disclosures of stock option compensation recorded on a fair value basis in accordance with SFAS No. 123, "Accounting for Stock-Based Compensation."

  Pension Plans

     The company has contributory and noncontributory pension plans that cover substantially all employees. The company's cash contributions to the plans are sufficient to provide pension benefits to participants and meet the funding requirements of ERISA. All pension related expenses and liabilities are recorded under the provisions of SFAS No. 87, "Employers' Accounting for Pensions."

  Revenue Recognition

     The company recognizes revenue from product sales upon shipment to its customers or when customers assume risk of ownership.

  Basic and Diluted Earnings Per Share

     The company calculates earnings per share in accordance with SFAS No. 128, "Earnings per Share." This statement requires the presentation of basic and diluted earnings per common share. Basic earnings per common share is calculated assuming no dilution. Diluted earnings per common share is computed using the weighted average number of outstanding common shares adjusted for the incremental shares attributed to common share equivalents (stock options and, prior to December 1996, Series B Convertible Preferred Stock). All prior period earnings per share amounts presented have been restated to conform with the provisions of the statement.

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions. These estimates and assumptions affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements. In addition, they affect the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates and assumptions.

2.  SUBSEQUENT EVENT -- ACQUISITION OF AVENOR INC.

     On March 9, 1998, the company signed a definitive agreement by which it will acquire all of the outstanding shares of Avenor Inc. common stock for C$35 per share (U.S.$24.67 per share as of March 9). The purchase price, including assumed debt, is approximately C$3.5 billion (U.S.$2.5 billion as of March 9). The combination has been approved by the Boards of Directors of both companies and is expected to be completed by the end of June 1998, subject to the approval of the shareholders of both companies and appropriate regulatory authorities. The transaction will be financed through a combination of cash, additional debt and common stock. The transaction will be accounted for using the purchase method as outlined in Accounting Principles Board Opinion No. 16, "Business Combinations."

                     BOWATER INCORPORATED AND SUBSIDIARIES

     Avenor Inc. is an international forest products company that manufactures newsprint, pulp, uncoated free sheet paper and wood products. Its 1997 net sales were C$2.0 billion, and at December 31, 1997, its total assets were C$2.7 billion.

3.  COST REDUCTIONS

     In recent years, the company designed and implemented programs to reduce operating and administrative costs to globally competitive levels. In 1997 and 1996, the company focused on improving business processes in addition to cost reductions. In 1995, approximately 350 salaried employee positions were eliminated, and the company recorded a pre-tax charge of $24,000,000, or $.33 per diluted share after tax, for employee termination costs, which included severance and pension related costs. Approximately $18,000,000 of the charge was included on the line item "Cost of sales" in the 1995 Consolidated Statement of Operations while the remaining $6,000,000 was included on the line item "Selling and administrative expense."

4.  SALES OF REAL PROPERTY

     During 1997, the company sold 1,000 acres of timberlands, primarily in North and South Carolina. The proceeds from these sales were $1,272,000, resulting in a pre-tax gain of $768,000, or $.01 per diluted share, after tax and minority interest. During 1996, the company sold 121,000 acres of timberlands, primarily in Alabama, South Carolina and Maine. The proceeds from these sales were $121,755,000, resulting in a pre-tax gain of $81,065,000, or $.94 per diluted share, after tax and minority interest. In 1995, the company sold 2,300 acres of timberlands, primarily in North and South Carolina. The proceeds were $2,603,000, resulting in a pre-tax gain of $2,152,000, or $.03 per diluted share, after tax and minority interest.

     In January 1998, the company sold 19,000 acres of timberlands with gross proceeds of approximately $30,000,000.

5.  SALE OF SUBSIDIARIES

     In November 1996, the company completed the sale of Star Forms to CST Office Products, Inc., for $80,000,000, including $60,000,000 in cash and a $20,000,000 13% Junior Subordinated Note. The company recognized a gain on the sale of $17,019,000, or $.40 per diluted share. Net cash proceeds totaled $53,946,000 after working capital adjustments and fees and expenses relating to the sale. The $20,000,000 13% Junior Subordinated Note requires semi-annual interest payments and four $5,000,000 annual principal payments beginning in 2002. The company recorded the note at its fair market value on the line entitled "Other assets" in the Consolidated Balance Sheet.

     In the second quarter of 1995, the company announced its intention to sell Star Forms. In the third quarter of 1995, based on the offers received, the company recorded an estimated loss on the planned sale of Star Forms of $30,000,000.

     In January 1998, the company announced its intention to seek a buyer for its Millinocket, Maine, paper mill which includes four paper machines and related assets. The facility no longer meets the company's long-term objectives.

6.  EARNINGS PER SHARE

     The company adopted SFAS No. 128, "Earnings per Share", in December 1997 which replaces the presentation of primary earnings per common share with basic earnings per common share. Basic earnings per common share is calculated assuming no dilution.

                     BOWATER INCORPORATED AND SUBSIDIARIES

     The reconciliation between basic and diluted earnings per common share for "Income before extraordinary charges" is as follows:

                                                     1997       1996         1995
                                                    -------   --------     --------
                                                    (IN THOUSANDS, EXCEPT PER-SHARE
                                                               AMOUNTS)
BASIC COMPUTATION:
Income before extraordinary charges...............  $53,691   $204,076     $258,245
Less:
  LIBOR dividends.................................     (393)    (2,420)      (4,005)
  Series B dividends..............................       --     (8,050)      (8,050)
  Series C dividends..............................   (2,220)    (2,220)      (5,910)
  LIBOR accretion.................................     (254)      (127)        (127)
  Series C redemption costs.......................       --         --       (9,883)
                                                    -------   --------     --------
Basic income available to common shareholders.....  $50,824   $191,259     $230,270
                                                    -------   --------     --------
Basic weighted average shares outstanding.........   40,287     37,690       37,992
                                                    -------   --------     --------
Basic earnings per common share...................  $  1.26   $   5.07     $   6.06
                                                    -------   --------     --------
DILUTED COMPUTATION:
Basic income available to common shareholders.....  $50,824   $191,259     $230,270
Effect of dilutive securities: Series B
  dividends.......................................       --      8,050        8,050
                                                    -------   --------     --------
Diluted income available to common shareholders...  $50,824   $199,309     $238,320
                                                    -------   --------     --------
Basic weighted shares outstanding.................   40,287     37,690       37,992
Effect of dilutive securities: Series B
  convertible preferred stock.....................       --      4,662(1)     4,894(1)
Options(2)........................................      525        570          562
                                                    -------   --------     --------
Diluted weighted average shares outstanding.......   40,812     42,922       43,448
                                                    -------   --------     --------
Diluted earnings per common share.................  $  1.25   $   4.64     $   5.48
                                                    -------   --------     --------

---------------

1. In the interim periods of 1996 and during 1995, a one for one conversion factor was assumed in computing the common stock equivalents related to the Series B convertible preferred stock. The shares were actually converted at a factor of .82 to 1 in December 1996.
2. The dilutive effect of options outstanding is computed using the treasury stock method.

     Options to purchase 69,800 shares at approximately $38 per share were outstanding during the fourth quarter of 1996, but were not included in the computation of diluted earnings per common share because the options' exercise price was greater than the average market price of the common shares.

7.  INVENTORIES

                                                                1997       1996
                                                              --------   --------
                                                                (IN THOUSANDS)
At lower of cost or market:
  Raw materials.............................................  $ 15,205   $ 17,990
  Work in process...........................................     3,126      3,077
  Finished goods............................................    33,215     47,577
  Mill stores and other supplies............................    64,031     66,925
                                                              --------   --------
                                                               115,577    135,569
Excess of current cost over LIFO inventory value............   (10,063)   (11,824)
                                                              --------   --------
                                                              $105,514   $123,745
                                                              --------   --------

                     BOWATER INCORPORATED AND SUBSIDIARIES

     Inventories valued using the LIFO method comprised 33.8 percent and 34.4 percent, respectively, of total inventories at December 31, 1997, and December 31, 1996.

8.  FIXED ASSETS

                                                                                         RANGE OF
                                                                                        ESTIMATED
                                                                                       USEFUL LIVES
                                                                1997         1996        IN YEARS
                                                             ----------   ----------   ------------
                                                                 (IN THOUSANDS)
Land and land improvements.................................  $   32,987   $   33,105      10-20
Buildings..................................................     286,437      290,613      20-40
Machinery and equipment....................................   2,713,496    2,672,937       5-20
Leasehold improvements.....................................       2,618        2,741      10-20
Construction in progress...................................      24,058       22,405         --
                                                             ----------   ----------      -----
                                                              3,059,596    3,021,801
Less accumulated depreciation and amortization.............   1,505,067    1,385,096
                                                             ----------   ----------
                                                             $1,554,529   $1,636,705
                                                             ----------   ----------

9.  ACCOUNTS PAYABLE AND ACCRUED LIABILITIES

                                                                1997       1996
                                                              --------   --------
                                                                (IN THOUSANDS)
Trade accounts payable......................................  $ 78,574   $ 95,300
Accrued interest............................................    16,650     16,139
Property and franchise taxes payable........................    12,378     12,650
Payroll and bonuses.........................................    29,310     50,402
Employee benefits...........................................    23,818     29,482
Other.......................................................     7,597     12,355
                                                              --------   --------
                                                              $168,327   $216,328
                                                              --------   --------

     The decrease in trade accounts payable from 1996 to 1997 was due to normal fluctuations in operating accruals. The decrease in payroll and bonuses was due to the payment in 1997 of $25,411,000 pursuant to a long-term incentive compensation plan accrued as of December 31, 1996.

                     BOWATER INCORPORATED AND SUBSIDIARIES

10.  LONG-TERM DEBT, NET OF CURRENT INSTALLMENTS

                                                                1997       1996
                                                              --------   --------
                                                                (IN THOUSANDS)
Unsecured:
9% Debentures due 2009......................................  $250,017   $250,017
9 3/8% Debentures due 2021, net of unamortized discount of
  $1,200 in 1997 and $1,250 in 1996.........................   198,800    198,750
9 1/2% Debentures due in 2012, net of unamortized discount
  of $336 in 1997 and $359 in 1996..........................   124,664    124,641
7 3/4% recycling facilities revenue bonds due 2022..........    62,000     62,000
7.40% recycling facilities revenue bonds due 2022...........    39,500     39,500
7 5/8% recycling facilities revenue bonds due 2016, net of
  unamortized discount of $131 in 1997 and $135 in 1996.....    29,869     29,865
Pollution control revenue bonds due at various dates from
  2001 to 2010 with interest at varying rates from 6.85% to
  7 5/8%....................................................    23,300     23,300
8 1/2% Notes due 2001.......................................    18,140     18,140
8 1/4% Notes due 1999, net of unamortized discount of $3 in
  1997 and $4 in 1996.......................................     8,025      8,024
ESOT note due 2000..........................................     2,740      4,724
Other.......................................................        45         68
                                                              --------   --------
                                                              $757,100   $759,029
                                                              --------   --------

     Long-term debt maturities for the next five years are as follows:

                                                              (IN THOUSANDS)
                                                              --------------
1998........................................................     $ 1,800
1999........................................................     $ 9,828
2000........................................................     $   936
2001........................................................     $28,040
2002........................................................     $    --
                                                                 -------

     Based on the borrowing rates currently available to the company for debt with similar terms and maturities as those issues included in the accompanying Consolidated Balance Sheet, the fair value of the company's long-term debt, net of current installments, was approximately $916,000,000 and $881,000,000 at December 31, 1997 and 1996, respectively.

     During 1996, the company repurchased approximately $50,000,000 of its $300,000,000 9% Debentures due 2009. This resulted in an extraordinary charge of $3,531,000 after tax, or $.08 per diluted share, for premium and expenses related to the repurchase. In addition, the company repurchased $1,000,000 of other long-term obligations in the first quarter of 1996 and extinguished $5,000,000 in the fourth quarter. The second transaction resulted in an extraordinary charge for fees and expenses of $391,000 after tax, or $.01 per diluted share.

     In 1995, the company signed a $150,000,000 Credit Agreement, which expires September 2000. At December 31, 1997 and 1996, there were no amounts outstanding under this agreement.

11.  MINORITY INTERESTS IN SUBSIDIARIES

     In 1997, the Board of Directors of CNC declared dividends of $3,184,000. As a result, $1,560,000 was paid to the minority shareholder during the year.

                     BOWATER INCORPORATED AND SUBSIDIARIES

     In January 1996, the Board of Directors of CNC declared a $60,000,000 dividend resulting in a payment of $29,400,000 to the minority shareholder. In December 1996, a $40,000,000 dividend was declared. The amount due to the minority shareholder, $19,600,000, was included in the Consolidated Balance Sheet at December 31, 1996, on the line entitled "Dividends payable." The dividend was paid in January 1997.

     In January 1998, the Board of Directors of CNC declared a $31,400,000 dividend. As a result, $15,386,000 was paid to the minority shareholder of CNC in February 1998.

12. COMMITMENTS AND CONTINGENCIES

     The company is involved in various legal proceedings relating to contracts, commercial disputes, taxes, environmental issues, employment and workers' compensation claims and other matters. The company periodically reviews the status of these proceedings with both inside and outside counsel. The company's management believes that the ultimate disposition of these matters will not have a material adverse effect on the company's operations or its financial condition taken as a whole.

13. REDEEMABLE PREFERRED STOCK

     In 1985, the company sold $75,000,000 principal amount of redeemable preferred stock with cumulative quarterly dividends equal to 85 percent of the arithmetic mean of three-month LIBOR for United States dollar deposits.

     The company was required to redeem 500,000 shares per year from 1996 through 1998 at a redemption price of $50.00 per share plus any accrued and unpaid dividends. In 1995 and 1996, the company redeemed 1,000,000 shares for $50,625,000, including accrued dividends. In May 1997, the company redeemed the remaining 500,000 shares for $25,092,000, including accrued dividends.

     The company is authorized to issue 10,000,000 shares of Serial Preferred Stock, $1 par value, of which the LIBOR Preferred Stock constituted Series A. See Note 14 for a discussion of Series B and C preferred stock.

14.  CONVERTIBLE AND CUMULATIVE PREFERRED STOCK

     In 1994, the company completed two public offerings of preferred stock. The company sold 4,893,616 depositary shares, priced at $23.50 per share, each representing one-fourth of a share of 7% Series B Convertible Preferred Stock referred to as Preferred Redeemable Increased Dividend Equity Securities (PRIDES). The company also sold 3,400,000 depositary shares, priced at $25.00 per share, each representing one-fourth of a share of 8.40% Series C Cumulative Preferred Stock. The Series C Cumulative Preferred Stock has a liquidation value of $25.00 per depositary share.

     In December 1996, pursuant to an optional redemption provision, the company called for redemption on January 9, 1997, all of its outstanding depositary shares relating to the PRIDES. The PRIDES were redeemed using Bowater common stock at a conversion rate of .82 of a common share for each depositary share, resulting in the issuance of 4,012,765 common shares. The company reflected this transaction in the Consolidated Balance Sheet at December 31, 1996.

     In 1995, the company repurchased 585,682 shares of the Series C Cumulative Preferred Stock leaving a balance of 264,318 preferred shares.

15.  TREASURY STOCK

     In November 1997, the Board of Directors authorized the repurchase of up to 10 percent of the company's outstanding common stock in the open market, subject to normal trading restrictions. Under this program, the company purchased 220,000 shares of stock at a cost of $9,601,000.

                     BOWATER INCORPORATED AND SUBSIDIARIES

     In February 1997, the company completed a previously announced stock repurchase program, purchasing 1,408,300 shares of common stock at a cost of $57,244,000 in 1997 and 2,591,700 shares of common stock at a cost of $98,762,000 in 1996. The company purchased a total of 4,000,000 shares of common stock, or 10 percent of the outstanding shares under this program, at a cost of $156,006,000.

     The company uses shares of such stock to pay employee and director benefits and to fund the company's Dividend Reinvestment Plan.

16.  STOCK OPTION PLANS

     The company has three stock option plans -- 1988, 1992 and 1997. These plans authorized the grant of up to 6,000,000 shares of the company's common stock in the form of incentive stock options, non-qualified stock options, stock appreciation rights, performance stock and restricted stock awards. The option price for options granted under the 1988 and 1992 plans was based on the fair market value of the company's common stock on the date of grant, or the average fair market value of the company's common stock for the 20 business days immediately preceding the date of grant. The option price for options granted under the 1997 plan was based on the fair market value of the company's common stock on the date of grant.

     All options granted through December 31,1995, were exercisable at December 31, 1997. Options granted in 1997 and 1996 generally become exercisable over a period of two years. Unless terminated earlier in accordance with their terms, all options expire 10 years from the date of grant. The plans provide that any outstanding options will become immediately exercisable upon a change in control of the company. In such event, grantees of options have the right to require the company to purchase such options for cash in lieu of the issuance of common stock. The company received $24,507,000, $12,275,000 and $57,730,000 from the exercise of stock options in 1997, 1996 and 1995, respectively. The exercise of stock options also generated $7,919,000, $2,431,000 and $17,602,000 of tax benefits for the company in 1997, 1996 and 1995, respectively.

     The company records compensation expense resulting from stock option grants based on intrinsic value in accordance with APB Opinion No. 25. In accordance with SFAS No. 123, the following pro forma disclosures present the effects on income had the fair value based method been chosen. These disclosures are shown below for 1997, 1996 and 1995, and have no impact on the company's reported financial position or results of operations.

                                                                  1997           1996           1995
                                                              ------------    -----------    -----------
                                                               (IN THOUSANDS, EXCEPT PER-SHARE AMOUNTS)
Net income:
  As reported...............................................   $  53,691       $200,154       $246,928
  Pro forma.................................................      50,788        196,256        244,157
Earnings per share -- basic:
  As reported...............................................        1.26           4.97           5.76
  Pro forma.................................................        1.19           4.87           5.69
Earnings per share -- diluted:
  As reported...............................................        1.25           4.55           5.22
  Pro forma.................................................   $    1.17       $   4.46       $   5.16
                                                               ---------       --------       --------

     The pro forma net income effects of SFAS No. 123 in 1997, 1996 and 1995 may not be representative of the pro forma net income effects in future years due to changes in assumptions and the number of options granted in future years.

     The fair value of each option granted was estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions used for 1997, 1996 and 1995, respectively: dividend yield of 1.9 percent, 2.3 percent and 2.8 percent; expected volatility of 29.5 percent, 30.9 percent and

                     BOWATER INCORPORATED AND SUBSIDIARIES

28.4 percent; risk-free interest rate of 6.4 percent, 5.4 percent and 7.8 percent; and expected option lives of 5.5 years, 5.6 years and 5.6 years. The weighted-average fair value of each option granted during 1997, 1996 and 1995 was $13.65, $10.67 and $9.46, respectively.

     Information with respect to options granted under the stock option plans is as follows:

                                  1997                      1996                      1995
                         ----------------------    ----------------------    ----------------------
                                       WEIGHTED                  WEIGHTED                  WEIGHTED
                                       AVERAGE                   AVERAGE                   AVERAGE
                          NUMBER OF    EXERCISE     NUMBER OF    EXERCISE     NUMBER OF    EXERCISE
                         SHARES(000)    PRICE      SHARES(000)    PRICE      SHARES(000)    PRICE
                         -----------   --------    -----------   --------    -----------   --------
Outstanding at
  beginning of year....     2,477        $27          2,576        $26          4,273        $24
Granted during the
  year.................       404        $42            398        $35            769        $28
Exercised during the
  year.................      (934)       $26           (480)       $25         (2,380)       $24
Canceled during the
  year.................       (40)       $35            (17)       $28            (86)       $27
                            -----        ---          -----        ---         ------        ---
Outstanding at end of
  year.................     1,907        $31          2,477        $27          2,576        $26
                            -----        ---          -----        ---         ------        ---
Exercisable at end of
  year.................     1,371        $26          1,805        $25          1,486        $25
                            -----        ---          -----        ---         ------        ---

                                                                                            OPTIONS
                                                     OPTIONS OUTSTANDING AT              EXERCISABLE AT
                                                       DECEMBER 31, 1997               DECEMBER 31, 1997
                                              ------------------------------------   ----------------------
                                                                        WEIGHTED
                                                                         AVERAGE
                                                            WEIGHTED    REMAINING                  WEIGHTED
                                                            AVERAGE    CONTRACTUAL                 AVERAGE
                                               NUMBER OF    EXERCISE      LIFE        NUMBER OF    EXERCISE
          RANGE OF EXERCISE PRICES            SHARES(000)    PRICE       (YEARS)     SHARES(000)    PRICE
          ------------------------            -----------   --------   -----------   -----------   --------
$21 to $26..................................       515        $23          4.5            515        $23
$26 to $31..................................       607        $28          6.2            607        $28
$31 to $36..................................       379        $35          7.9            217        $35
$36 to $41..................................        13        $38          7.1             12        $38
$41 to $43..................................       393        $42          9.0             20        $42
                                                 -----        ---          ---          -----        ---
                                                 1,907        $31          6.1          1,371        $26
                                                 -----        ---          ---          -----        ---

17.  EMPLOYEE STOCK OWNERSHIP PLAN

     The company has an Employee Stock Ownership Plan (ESOP) as a component of the company's Salaried Employees' Savings Plan. The ESOP was funded by a $17,500,000 loan, the proceeds of which were then lent to an Employee Stock Ownership Trust (ESOT). The ESOT purchased 574,160 shares of the company's common stock at an average purchase price of $30.59. As of December 31, 1997, approximately 452,000 shares have been distributed to participants' accounts. The remaining shares serve as security for the balance of the loan.

18.  INCOME TAXES

     The components of "Income before income taxes, minority interests and extraordinary charges" consist of U.S. income of $95,759,000, $331,211,000 and $427,768,000, and Canadian income (loss) of $(6,276,000), $21,977,000 and
$36,802,000 in 1997, 1996 and 1995, respectively.

                     BOWATER INCORPORATED AND SUBSIDIARIES

     The provision for income tax expense consists of:

                                                           1997       1996       1995
                                                          -------   --------   --------
                                                                 (IN THOUSANDS)
Federal:
  Current...............................................  $30,423   $ 73,679   $ 96,853
  Deferred..............................................    2,209     30,701     52,628
                                                          -------   --------   --------
                                                           32,632    104,380    149,481
                                                          -------   --------   --------
State:
  Current...............................................    5,262     13,058      8,590
  Deferred..............................................   (1,920)      (945)    14,860
                                                          -------   --------   --------
                                                            3,342     12,113     23,450
                                                          -------   --------   --------
Canadian:
  Current...............................................      779        677      2,525
  Deferred..............................................   (3,644)     7,223      7,634
                                                          -------   --------   --------
                                                           (2,865)     7,900     10,159
                                                          -------   --------   --------
Total:
  Current...............................................   36,464     87,414    107,968
  Deferred..............................................   (3,355)    36,979     75,122
                                                          -------   --------   --------
                                                          $33,109   $124,393   $183,090
                                                          -------   --------   --------

     The components of deferred income taxes at December 31, 1997 and 1996, in the accompanying Consolidated Balance Sheet are as follows:

                                                                1997        1996
                                                              ---------   ---------
                                                                 (IN THOUSANDS)
Timber and timberlands(1)...................................  $ (38,714)  $ (38,228)
Fixed assets................................................   (390,078)   (406,065)
Other assets................................................    (21,109)    (20,659)
                                                              ---------   ---------
Deferred tax liabilities....................................   (449,901)   (464,952)
                                                              ---------   ---------
Accounts receivable(2)......................................        117          18
Inventories(2)..............................................      1,864       1,043
Other current assets(2).....................................      1,254       1,151
Current liabilities(2)......................................      7,070       6,361
Other long-term liabilities.................................     46,226      37,823
U.S. tax credit carryforwards, primarily alternative minimum
  tax credit carryforwards..................................     35,402      42,555
Canadian investment tax credit carryforwards................     26,827      29,437
Valuation allowance.........................................     (3,720)     (3,720)
                                                              ---------   ---------
Deferred tax assets.........................................    115,040     114,668
                                                              ---------   ---------
Net deferred tax liability..................................  $(334,861)  $(350,284)
                                                              =========   =========

---------------

(1) Includes the deferred tax impact of the capitalization of lease payments, management fees and property taxes of approximately $123,562,000 and $121,680,000 at December 31, 1997 and 1996, respectively.
(2) Included in "Other current assets" in the accompanying Consolidated Balance Sheet.

                     BOWATER INCORPORATED AND SUBSIDIARIES

     The following is a reconciliation of the U.S. federal statutory and effective tax rates as a percentage of income before income taxes, minority interests and extraordinary charges:

                                                              1997   1996   1995
                                                              ----   ----   ----
U.S. federal statutory income tax rate......................  35.0%  35.0%  35.0%
State income taxes, net of federal income tax benefit.......   2.4    2.2    3.3
Canadian taxes..............................................  (0.7)   0.1   (0.6)
Other, net..................................................   0.3   (2.1)   1.7
                                                              ----   ----   ----
Effective income tax rate...................................  37.0%  35.2%  39.4%
                                                              ====   ====   ====

     At December 31, 1997, $26,827,000 of Canadian investment credit carryforwards and $35,402,000 of U.S. tax credit carryforwards were available to reduce future income taxes. The company believes that such deferred tax assets will be ultimately realized, net of the existing valuation allowance of $3,720,000 at December 31, 1997. There was no net increase in the valuation allowance for the year ended December 31, 1997. The Canadian investment credit carryforwards expire at various dates between 1998 and 2007. The majority of the U.S. tax credit carryforwards have no expiration.

     The cumulative amount of CNC's undistributed earnings through 1992, on which the company has not provided income taxes, was $68,406,000 as of December 31, 1997. Distribution of these earnings would qualify for the 80 percent dividends received deduction. The company has also not provided deferred income taxes on the cumulative amount of undistributed earnings related to its 51 percent investment in its Canadian subsidiary since that investment is considered permanent in duration and determination of such liability is not practicable.

19.  PENSION PLANS

     The company has defined benefit pension plans (the Plans) covering substantially all employees. Benefits are based upon years of service and, depending on the plan, average compensation earned by employees either during their last years of employment or over their career. Pension expense for 1997, 1996 and 1995 included the following components:

                                                          1997        1996       1995
                                                        ---------   --------   --------
                                                                (IN THOUSANDS)
Service cost..........................................  $  12,545   $ 12,908   $ 11,425
Interest cost.........................................     34,964     32,525     31,423
Actual return on plan assets..........................   (114,758)   (39,822)   (81,371)
Net amortization and deferral.........................     73,126      4,990     42,975
                                                        ---------   --------   --------
Net pension expense...................................  $   5,877   $ 10,601   $  4,452
                                                        =========   ========   ========

                     BOWATER INCORPORATED AND SUBSIDIARIES

     The following table sets forth the funded status of the Plans at December 31, 1997:

                                                              PLAN ASSETS   PLAN LIABILITIES
                                                              EXCEED PLAN     EXCEED PLAN
                                                              LIABILITIES        ASSETS
                                                              -----------   ----------------
                                                                      (IN THOUSANDS)
Actuarial present value of accumulated benefit obligation:
  Vested....................................................   $337,820         $ 77,891
  Non-vested................................................     15,631           14,446
                                                               --------         --------
                                                                353,451           92,337
Benefits attributable to future salaries....................     51,826            3,741
                                                               --------         --------
Projected benefit obligation................................    405,277           96,078
Plan assets at fair value...................................    506,007           63,383
                                                               --------         --------
Excess (deficit) of plan assets over projected benefit
  obligation................................................    100,730          (32,695)
Unrecognized prior service cost.............................        774            5,066
Unrecognized net loss (gain)................................    (43,100)          19,426
Unrecognized transition liability (asset)...................    (12,293)             486
Additional minimum liability recognized as an intangible
  other asset...............................................         --           (4,307)
Additional minimum liability recognized as a reduction of
  shareholders' equity......................................         --          (16,964)
                                                               --------         --------
Prepaid pension cost (pension liability)....................   $ 46,111         $(28,988)
                                                               ========         ========

     The following table sets forth the funded status of the Plans at December 31, 1996:

                                                                                 PLAN
                                                              PLAN ASSETS    LIABILITIES
                                                              EXCEED PLAN       EXCEED
                                                              LIABILITIES    PLAN ASSETS
                                                              -----------   --------------
                                                                     (IN THOUSANDS)
Actuarial present value of accumulated benefit obligation:
  Vested....................................................   $297,246        $ 82,595
  Non-vested................................................     10,693          16,262
                                                               --------        --------
                                                                307,939          98,857
Benefits attributable to future salaries....................     50,082           4,065
                                                               --------        --------
Projected benefit obligation................................    358,021         102,922
Plan assets at fair value...................................    411,208          60,068
                                                               --------        --------
Excess (deficit) of plan assets over projected benefit
  obligation................................................     53,187         (42,854)
Unrecognized prior service cost.............................        902           5,522
Unrecognized net loss.......................................      9,344          16,690
Unrecognized transition liability (asset)...................    (16,012)            648
Additional minimum liability recognized as an intangible
  other asset...............................................         --          (4,290)
Additional minimum liability recognized as a reduction of
  shareholders' equity......................................         --         (16,013)
                                                               --------        --------
Prepaid pension cost (pension liability)....................   $ 47,421        $(40,297)
                                                               ========        ========

     As of December 31, 1997, the company decreased the Plans' discount rate assumption used to determine the Plans' projected benefit obligation from 7.75 percent to 7.0 percent, which approximates more closely current interest rates on high-quality long-term obligations. The assumed rate of compensation increase was also decreased from 4.75 percent to 4.0 percent. The long-term rate of return on Plan assets assumption remained at 9.5 percent. Plan assets consist principally of common stocks and fixed income securities.

                     BOWATER INCORPORATED AND SUBSIDIARIES

     The provisions of SFAS No. 87, "Employers' Accounting for Pensions," required the company to record an additional minimum liability of $21,271,000 and $20,303,000 at December 31, 1997 and 1996, respectively. This liability represents the amount by which the accumulated benefit obligation exceeds the sum of the fair market value of plan assets and accrued amounts previously recorded. The additional liability may be offset by an intangible asset to the extent of previously unrecognized prior service cost. The intangible asset is included on the line item entitled "Other assets" in the Consolidated Balance Sheet at December 31, 1997 and 1996. The remaining amount is recorded as a reduction to a separate component of shareholders' equity on the Consolidated Balance Sheet entitled "Equity adjustments," net of related tax benefits.

20.  RETIREE HEALTH CARE PLANS

     The company provides certain health care and life insurance benefits to retired employees. Substantially all of the company's employees may become eligible for these benefits upon reaching retirement age while working for the company. Retirees are required to contribute a portion of the cost of such benefits.

     The accumulated postretirement benefit obligation at December 31, 1997 and 1996, was comprised of the following:

                                                                1997       1996
                                                              --------   --------
                                                                (IN THOUSANDS)
Retirees....................................................  $ 53,770   $ 46,947
Fully eligible active plan participants.....................    22,082     19,524
Other active plan participants..............................    58,790     52,258
Unrecognized net loss.......................................   (15,304)    (6,052)
Unrecognized prior service cost.............................    (5,247)    (5,599)
                                                              --------   --------
                                                              $114,091   $107,078
                                                              ========   ========

     Unlike the company's retirement plans, there are no assets dedicated to fund retiree benefits. Net periodic cost for 1997, 1996 and 1995 included the following:

                                                             1997      1996      1995
                                                            -------   -------   -------
                                                                  (IN THOUSANDS)
Service cost..............................................  $ 2,928   $ 2,841   $ 2,434
Interest cost on accumulated obligation...................    9,043     8,220     7,617
Net amortization..........................................      256       814      (203)
                                                            -------   -------   -------
                                                            $12,227   $11,875   $ 9,848
                                                            =======   =======   =======

     As of December 31, 1997, the company decreased the Plans' discount rate assumption used to determine the Plans' accumulated postretirement benefit obligation from 7.75 percent to 7.0 percent, which approximates more closely current interest rates on high-quality long-term obligations. During the next five years, the Plans assume that the annual cost of postretirement benefits will increase at an annual rate starting at 8.0 percent and decreasing to 5.5 percent. Variations in this health care cost trend rate can have a significant effect on the amounts reported. An increase of 1 percent in this assumption would increase the accumulated postretirement benefit obligation by approximately 22 percent and would increase the annual cost by approximately 20 percent.

21.  TIMBERLAND LEASES AND OPERATING LEASES

     The company controls timberlands under long-term leases expiring 2002 to 2058, for which aggregate lease payments were $716,000, $594,000 and $943,000 for 1997, 1996 and 1995, respectively. In addition, the company leases certain office premises, office equipment and transportation equipment under operating leases.

                     BOWATER INCORPORATED AND SUBSIDIARIES

Total rental expense for these operating leases was $5,531,000, $8,024,000 and $9,036,000 in 1997, 1996 and 1995, respectively.

     At December 31, 1997, the future minimum rental payments under timberland leases and operating leases are:

                                                              TIMBERLAND   OPERATING
                                                                LEASE       LEASES,
                                                               PAYMENTS       NET
                                                              ----------   ---------
                                                                  (IN THOUSANDS)
1998........................................................   $   695      $ 4,569
1999........................................................       695        3,770
2000........................................................       695        2,706
2001........................................................       695        1,999
2002........................................................       695        2,022
Thereafter..................................................    20,134        7,839
                                                               -------      -------
                                                               $23,609      $22,905
                                                               =======      =======

22.  NET EXPORT SALES

     The breakdown of total net export sales by geographic area was:

                                                           1997       1996       1995
                                                         --------   --------   --------
                                                                 (IN THOUSANDS)
Asia:
  Japan................................................  $ 21,477   $ 22,397   $ 53,136
  Southeast Asia*......................................    58,600     74,604     78,899
  Other Asia*..........................................     8,597     46,577      6,343
                                                         --------   --------   --------
                                                         $ 88,674   $143,578   $138,378
                                                         --------   --------   --------
Europe:
  Italy................................................  $ 25,957   $ 18,870   $ 15,058
  Western Europe*......................................    45,810     48,065     52,335
  Other Europe*........................................       400         --         --
                                                         --------   --------   --------
                                                         $ 72,167   $ 66,935   $ 67,393
                                                         --------   --------   --------
Latin America:
  Brazil...............................................  $ 37,406   $ 33,121   $ 37,920
  Mexico & Central America*............................    12,177      7,101     10,916
  Other Latin America*.................................    27,601     32,102     42,755
                                                         --------   --------   --------
                                                         $ 77,184   $ 72,324   $ 91,591
                                                         --------   --------   --------
Canada.................................................    20,205     20,190     24,345
Other..................................................     9,364     10,147         --
                                                         --------   --------   --------
  Sub-total............................................  $267,594   $313,174   $321,707
  Less: Distribution Costs.............................   (44,136)   (53,847)   (37,203)
                                                         --------   --------   --------
Net Export Sales.......................................  $223,458   $259,327   $284,504
                                                         ========   ========   ========

---------------

* No other country included in these groupings exceeded 10 percent of Bowater's consolidated net export sales.

                     BOWATER INCORPORATED AND SUBSIDIARIES

23.  QUARTERLY INFORMATION (UNAUDITED)

                                               YEAR ENDED DECEMBER 31, 1997
                       -----------------------------------------------------------------------------
                           FIRST          SECOND           THIRD          FOURTH           YEAR
                       -------------   -------------   -------------   -------------   -------------
                                         (IN THOUSANDS, EXCEPT PER-SHARE AMOUNTS)
Net sales............  $     348,507   $     356,342   $     378,631   $     401,023   $   1,484,503
Gross profit.........         25,344          43,014          59,234          80,276         207,868
Operating income.....         10,123          23,190          40,452          61,903         135,668
Income (loss) before
  extraordinary
  charge.............           (314)          7,096          16,785          30,124          53,691
Net income (loss)....           (314)          7,096          16,785          30,124          53,691
Basic earnings (loss)
  per common share...           (.03)            .16             .40             .73            1.26
Diluted earnings
  (loss) per common
  share..............  $        (.03)  $         .16   $         .40   $         .72   $        1.25
                       -------------   -------------   -------------   -------------   -------------

                                               YEAR ENDED DECEMBER 31, 1996
                       -----------------------------------------------------------------------------
                           FIRST          SECOND           THIRD          FOURTH           YEAR
                       -------------   -------------   -------------   -------------   -------------
                                         (IN THOUSANDS, EXCEPT PER-SHARE AMOUNTS)
Net sales............  $     468,883   $     453,951   $     423,188   $     372,247   $   1,718,269
Gross profit.........        163,672         114,042          83,516          33,042         394,272
Operating income.....        142,721          90,339          59,887           8,235         301,182
Income before
  extraordinary
  charge.............        112,905          44,343          28,267          18,561         204,076
Net income...........        112,905          42,412          26,667          18,170         200,154
Basic earnings per
  common share.......           2.84            1.04             .63             .41            4.97
Diluted earnings per
  common share.......  $        2.53   $         .96   $         .60   $         .41   $        4.55
                       -------------   -------------   -------------   -------------   -------------

                                               YEAR ENDED DECEMBER 31, 1995
                       -----------------------------------------------------------------------------
                           FIRST          SECOND           THIRD          FOURTH           YEAR
                       -------------   -------------   -------------   -------------   -------------
                                         (IN THOUSANDS, EXCEPT PER-SHARE AMOUNTS)
Net sales............  $     449,478   $     486,836   $     520,907   $     543,920   $   2,001,141
Gross profit.........        120,063         146,267         178,278         198,380         642,988
Operating income.....         97,253         117,680         154,636         179,682         549,251
Income before
  extraordinary
  charge.............         45,053          59,831          58,103          95,258         258,245
Net income...........         38,969          59,831          52,870          95,258         246,928
Basic earnings per
  common share.......            .93            1.47            1.24            2.09            5.76
Diluted earnings per
  common share.......  $         .85   $        1.31   $        1.13   $        1.88   $        5.22

                     BOWATER INCORPORATED AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEET
                           (UNAUDITED, IN THOUSANDS)

                                                              MARCH 31,     DECEMBER 31,
                                                                 1998           1997
                                                              ----------    ------------
ASSETS
Current assets:
  Cash and cash equivalents.................................  $  339,647     $  228,688
  Marketable securities.....................................      90,687        176,834
  Accounts receivable, net..................................     194,047        190,594
  Inventories...............................................     114,118        105,514
  Other current assets (Note 2).............................      34,608         16,745
                                                              ----------     ----------
          Total current assets..............................     773,107        718,375
                                                              ----------     ----------
Timber and timberlands......................................     382,964        394,039
Fixed assets, net...........................................   1,543,673      1,554,529
Other assets................................................      79,261         78,855
                                                              ----------     ----------
                                                              $2,779,005     $2,745,798
                                                              ==========     ==========

LIABILITIES AND CAPITAL
Current liabilities:
  Current installments of long-term debt....................  $    1,796     $    1,800
  Accounts payable and accrued liabilities..................     174,537        168,327
  Income taxes payable......................................      22,110         15,861
  Dividends payable.........................................       8,634          8,663
                                                              ----------     ----------
          Total current liabilities.........................     207,077        194,651
                                                              ----------     ----------
Long-term debt, net of current installments.................     756,658        757,100
Other long-term liabilities.................................     166,975        169,510
Deferred income taxes.......................................     351,937        345,166
Minority interests in subsidiaries (Note 3).................     118,175        125,206
Commitments and contingencies (Note 4)......................          --             --
Shareholders' equity:
  Series C cumulative preferred stock.......................      25,465         25,465
  Common stock..............................................      45,120         44,928
  Additional paid-in capital................................     570,268        563,096
  Retained earnings.........................................     733,115        716,961
  Accumulated other comprehensive income....................     (15,439)       (15,449)
  Loan to ESOT..............................................      (4,075)        (4,536)
  Treasury stock, at cost...................................    (176,271)      (176,300)
                                                              ----------     ----------
          Total shareholders' equity........................   1,178,183      1,154,165
                                                              ----------     ----------
                                                              $2,779,005     $2,745,798
                                                              ==========     ==========

          See accompanying notes to consolidated financial statements.

                     BOWATER INCORPORATED AND SUBSIDIARIES

                      CONSOLIDATED STATEMENT OF OPERATIONS
               (UNAUDITED, IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

                                                                THREE MONTHS ENDED
                                                              ----------------------
                                                              MARCH 31,    MARCH 31,
                                                                1998         1997
                                                              ---------    ---------
Sales.......................................................  $411,690     $379,705
Distribution costs..........................................    28,516       31,198
                                                              --------     --------
  Net sales.................................................   383,174      348,507
Cost of sales...............................................   274,394      280,514
Depreciation, amortization and cost of timber harvested.....    45,152       42,649
                                                              --------     --------
  Gross profit..............................................    63,628       25,344
Selling and administrative expense..........................    17,294       15,221
                                                              --------     --------
  Operating income..........................................    46,334       10,123
Other expense/(income):
  Interest income...........................................    (6,534)      (5,293)
  Interest expense, net of capitalized interest.............    16,584       16,818
  Gain on sale of timberlands (Note 5)......................   (21,019)         (11)
  Other, net (Note 2).......................................     4,424          275
                                                              --------     --------
                                                                (6,545)      11,789
                                                              --------     --------
  Income/(loss) before income taxes and minority
     interests..............................................    52,879       (1,666)
Provision for income taxes (Note 6).........................    20,094         (617)
Minority interests in net income/(loss) of subsidiaries.....     7,998         (735)
                                                              --------     --------
  Net income/(loss).........................................    24,787         (314)
Other comprehensive income/(loss), net of tax: (Note 7)
  Foreign currency translation adjustments..................        10         (590)
                                                              --------     --------
  Comprehensive income/(loss)...............................  $ 24,797     $   (904)
                                                              ========     ========
Basic earnings/(loss) per common share (Note 8):............  $   0.60     $  (0.03)
                                                              ========     ========
Average common shares outstanding...........................    40,401       40,278
                                                              ========     ========
Diluted earnings/(loss) per common share (Note 8):..........  $   0.59     $  (0.03)
                                                              ========     ========
Average common and common equivalent shares outstanding.....    41,034       40,278
                                                              ========     ========

          See accompanying notes to consolidated financial statements.

                     BOWATER INCORPORATED AND SUBSIDIARIES

                   CONSOLIDATED STATEMENT OF CAPITAL ACCOUNTS

                       THREE MONTHS ENDED MARCH 31, 1998
               (UNAUDITED, IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

                                                SERIES C                                       ACCUMULATED
                                               CUMULATIVE             ADDITIONAL                  OTHER
                                               PREFERRED    COMMON     PAID IN     RETAINED   COMPREHENSIVE   LOAN TO
                                                 STOCK       STOCK     CAPITAL     EARNINGS      INCOME        ESOT     TREASURY
                                               ----------   -------   ----------   --------   -------------   -------   ---------
Balance at December 31, 1997.................   $25,465     $44,928    $563,096    $716,961     $(15,449)     $(4,536)  $(176,300)
Net income...................................        --          --          --      24,787           --           --          --
Dividends on common stock ($.20 per share)...        --          --          --      (8,078)          --           --          --
Dividends on Series C preferred stock ($2.10
  per share).................................        --          --          --        (555)          --           --          --
Common stock issued for exercise of stock
  options....................................        --         192       5,110          --           --           --          --
Tax benefit on exercise of stock options.....        --          --       2,061          --           --           --          --
Reduction in loan to ESOT....................        --          --          --          --           --          461          --
Treasury stock used for employee benefit and
  dividend reinvestment plans................        --          --           1          --           --           --          29
Foreign currency translation.................        --          --          --          --           10           --          --
                                                -------     -------    --------    --------     --------      -------   ---------
Balance at March 31, 1998....................   $25,465     $45,120    $570,268    $733,115     $(15,439)     $(4,075)  $(176,271)
                                                =======     =======    ========    ========     ========      =======   =========

          See accompanying notes to consolidated financial statements.

                     BOWATER INCORPORATED AND SUBSIDIARIES

                      CONSOLIDATED STATEMENT OF CASH FLOWS
                           (UNAUDITED, IN THOUSANDS)

                                                               THREE MONTHS ENDED
                                                              ---------------------
                                                              MARCH 31,   MARCH 31,
                                                                1998        1997
                                                              ---------   ---------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income/(loss).........................................  $ 24,787    $   (314)
  Adjustments to reconcile net income/(loss) to net cash
     provided by operating activities:
     Depreciation, amortization and cost of timber
      harvested.............................................    45,152      42,649
     Deferred income taxes..................................     3,686        (184)
     Minority interests.....................................     7,998        (735)
     Gain from sale of timberlands (Note 5).................   (21,019)        (11)
     Change in working capital:
       Accounts receivable, net.............................    (3,453)     12,657
       Inventories..........................................    (8,604)      6,554
       Accounts payable and accrued liabilities (Note 9)....     8,489     (35,016)
       Income taxes payable.................................     9,908      (1,630)
     Other, net.............................................     5,509        (967)
                                                              --------    --------
          Net cash from operating activities................    72,453      23,003
                                                              --------    --------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Cash invested in fixed assets, timber and timberlands.....   (37,103)    (23,572)
  Disposition of fixed assets, timber and timberlands (Note
     5).....................................................    30,946         857
  Maturities/(investments) of marketable securities and
     option contracts, net (Note 2).........................    63,409     106,652
                                                              --------    --------
          Net cash from investing activities................    57,252      83,937
                                                              --------    --------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Cash dividends, including minority interests (Note 3).....   (24,048)    (29,840)
  Purchase of common stock (Note 10)........................        --     (57,244)
  Payments of long-term debt................................      (461)       (443)
  Stock options exercised...................................     5,302       6,558
  Other.....................................................       461         440
                                                              --------    --------
          Net cash used for financing activities............   (18,746)    (80,529)
                                                              --------    --------
          Net increase in cash and cash equivalents.........   110,959      26,411
  Cash and cash equivalents at beginning of year............   228,688      85,259
                                                              --------    --------
  Cash and cash equivalents at end of period................  $339,647    $111,670
                                                              ========    ========
Supplemental disclosures of cash flow information:
Cash paid during the period for:
  Interest, net of capitalized interest.....................  $(12,998)   $(12,711)
  Income taxes..............................................  $ (6,500)   $ (1,197)

          See accompanying notes to consolidated financial statements.

                     BOWATER INCORPORATED AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

      1. The accompanying consolidated financial statements include the accounts of Bowater Incorporated and Subsidiaries (the Company). The consolidated balance sheets, and statements of operations, capital accounts and cash flows are unaudited. However, in the opinion of Company management, all adjustments (consisting of normal recurring adjustments) necessary for fair presentation of the interim financial statements have been made. The results of the interim period ended March 31, 1998, are not necessarily indicative of the results to be expected for the full year.

      2. During the first quarter of 1998, the Company purchased options on the Canadian dollar at a cost of $22.7 million to hedge its pending acquisition of Avenor Inc. On March 31, 1998, the Company adjusted the cost to fair market value resulting in a pre-tax charge of $4.3 million, or $.07 per diluted share after tax.

      3. During the first quarter of 1998, the Board of Directors of Calhoun Newsprint Company (CNC) declared a $31.4 million dividend. As a result, $15.4 million was paid to the minority shareholder. In the first quarter of 1997, $19.6 million was paid to the minority shareholder.

      4. The Company is involved in various legal proceedings relating to contracts, commercial disputes, taxes, environmental issues, employment and workers' compensation claims, and other matters. The Company periodically reviews the status of these proceedings with both inside and outside counsel. The Company's management believes that the ultimate disposition of these matters will not have a material adverse effect on the Company's operations or its financial condition taken as a whole.

         During the first quarter of 1998, the Company entered into several significant asset acquisition transactions. See "Bowater Management's Discussion and Analysis of Financial Condition and Results of Operations."

      5. During the first quarter of 1998, the Company sold approximately 26,000 acres of non-strategic timberlands resulting in a pre-tax gain of $21 million, or $.16 per diluted share, after tax and minority interest.

      6. The effective tax rates for the first quarter of 1998 and 1997 were 38 and 37 percent, respectively.

      7. In the first quarter of 1998, the Company adopted Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income". This statement requires the disclosure of comprehensive income items (which include net income and certain changes in shareholders' equity) in the Consolidated Statement of Operations. These additional disclosures do not have an impact on the Company's results of operations or financial condition.

      8. The calculations of basic and diluted earnings per share for the three months ended March 31, 1998, are based on net income and include a deduction of $.6 million for Series C preferred stock dividends. In 1997, the calculations included a deduction of $1.0 million for the dividend requirements of the Company's LIBOR and Series C preferred stock and the amortization of the difference between the net proceeds from the LIBOR preferred stock and its mandatory redemption value.

      9. During the first quarter of 1997, the Company paid $19.9 million of the $25.4 million accrued for an incentive compensation plan established in 1994. The remainder was paid in the second quarter of 1997.

     10. During the first quarter of 1997, the Company purchased 1.4 million shares of common stock at a cost of $57.2 million, completing the stock repurchase program authorized in February 1996. Since the beginning of the program, 4 million shares were purchased at a total cost of $156 million. In November 1997, under a new stock repurchase program, 220,000 shares of common stock were purchased at a cost of $9.6 million.

                                AUDITORS' REPORT

To the Shareholders of
Avenor Inc.

     We have audited the consolidated balance sheets of Avenor Inc. as at December 31, 1997, 1996 and 1995 and the consolidated statements of earnings, retained earnings (deficit) and changes in cash position for each of the years in the three-year period ended December 31, 1997. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

     In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of Avenor Inc. as at December 31, 1997, 1996 and 1995 and the results of its operations and the changes in its cash position for each of the years in the three-year period ended December 31, 1997 in accordance with generally accepted accounting principles in Canada.

(Signed)
Price Waterhouse
Chartered Accountants

Montreal, Canada
February 13, 1998

                                  AVENOR INC.

                      CONSOLIDATED STATEMENTS OF EARNINGS

                                                                 YEARS ENDED DECEMBER 31
                                                              ------------------------------
                                                                1997       1996       1995
                                                              --------   --------   --------
                                                                 (IN MILLIONS OF CANADIAN
                                                                DOLLARS, EXCEPT PER SHARE
                                                              AMOUNTS AND NUMBER OF SHARES)
Net sales...................................................  $1,991.7   $2,061.3   $2,612.3
                                                              --------   --------   --------
Cost of sales...............................................   1,634.2    1,639.4    1,646.1
Amortization................................................     181.1      164.6      157.7
Selling and administrative expenses.........................      77.8       77.3       79.8
                                                              --------   --------   --------
                                                               1,893.1    1,881.3    1,883.6
                                                              --------   --------   --------
Operating earnings before unusual items.....................      98.6      180.0      728.7
Unusual items (Note 4)......................................    (287.8)        --       24.8
                                                              --------   --------   --------
Operating earnings (loss)...................................    (189.2)     180.0      753.5
Interest expense, net (Note 5)..............................    (125.2)    (111.4)    (118.5)
Gain from sale of a subsidiary (Note 6).....................     186.2         --         --
Loss on early repayment of long-term debt (Note 7)..........     (45.3)      (5.6)     (13.3)
Costs related to an unrealized acquisition project..........     (25.4)        --         --
Other expense...............................................     (15.4)     (11.9)     (25.4)
                                                              --------   --------   --------
Earnings (loss) before taxes and non-controlling interest...    (214.3)      51.1      596.3
Tax expense (recovery) (Note 8).............................      (5.1)      26.7      221.6
                                                              --------   --------   --------
Earnings (loss) before non-controlling interest.............    (209.2)      24.4      374.7
Non-controlling interest....................................       3.3       13.1       26.6
                                                              --------   --------   --------
Net earnings (loss).........................................    (212.5)      11.3      348.1
Increase in equity component of convertible debentures, net
  of taxes..................................................      (4.9)      (4.6)      (4.3)
                                                              --------   --------   --------
Net earnings (loss) applicable to common shares.............  $ (217.4)  $    6.7   $  343.8
                                                              ========   ========   ========
Basic earnings (loss) per common share......................  $  (3.32)  $   0.10   $   5.12
                                                              ========   ========   ========
Fully diluted earnings (loss) per common share..............  $  (3.32)  $   0.10   $   4.75
                                                              ========   ========   ========
Weighted average number of outstanding common shares (in
  millions).................................................      65.5       66.0       67.1
                                                              ========   ========   ========

                                  AVENOR INC.

             CONSOLIDATED STATEMENTS OF RETAINED EARNINGS (DEFICIT)

                                                                   YEARS ENDED DECEMBER 31
                                                              ---------------------------------
                                                                1997        1996        1995
                                                              ---------   ---------   ---------
                                                              (IN MILLIONS OF CANADIAN DOLLARS)
Balance at beginning of year................................   $(190.4)    $(163.9)    $(491.6)
Net earnings (loss).........................................    (212.5)       11.3       348.1
Increase in equity component of convertible debentures, net
  of taxes of $2.9 (1996 -- $2.5; 1995 -- $2.4).............      (4.9)       (4.6)       (4.3)
Dividends declared..........................................     (23.6)      (31.6)      (16.1)
Excess of cost over stated value on repurchase of common
  shares....................................................        --        (1.6)         --
                                                               -------     -------     -------
Balance at end of year......................................   $(431.4)    $(190.4)    $(163.9)
                                                               =======     =======     =======

                                  AVENOR INC.

                          CONSOLIDATED BALANCE SHEETS

                                                                         DECEMBER 31
                                                              ---------------------------------
                                                                1997        1996        1995
                                                              ---------   ---------   ---------
                                                              (IN MILLIONS OF CANADIAN DOLLARS)
                                            ASSETS
Current assets
  Cash and temporary investments............................  $   185.4   $    28.4   $   344.8
  Accounts receivable.......................................      296.7       301.2       350.2
  Inventories (Note 9)......................................      196.0       273.7       277.7
  Prepaid expenses..........................................        3.9        11.6         6.5
                                                              ---------   ---------   ---------
                                                                  682.0       614.9       979.2
Funds held in a segregated account (Note 10)................         --       325.8       263.3
Capital assets (Note 11)....................................    1,877.0     2,266.2     2,136.0
Other assets (Note 12) .....................................      159.0       190.9       194.7
                                                              ---------   ---------   ---------
                                                              $ 2,718.0   $ 3,397.8   $ 3,573.2
                                                              =========   =========   =========
                                          LIABILITIES
Current liabilities
  Bank indebtedness.........................................  $    31.9   $    43.7   $    16.1
  Accounts payable and accrued charges......................      272.6       261.0       277.0
  Income and other taxes payable............................       17.8        18.8        63.1
  Current portion of long-term debt (Note 13)...............       76.3        11.9        89.1
                                                              ---------   ---------   ---------
                                                                  398.6       335.4       445.3
Long-term debt, less current portion (Note 13)..............    1,056.7     1,432.5     1,438.0
Deferred income taxes.......................................      139.3       181.9       193.2
Other liabilities...........................................       34.2        29.8        35.8
Non-controlling interest....................................       34.7       132.7       119.6
                                                              ---------   ---------   ---------
                                                                1,663.5     2,112.3     2,231.9
                                                              ---------   ---------   ---------
                                     SHAREHOLDERS' EQUITY
Equity component of convertible debentures (Note 13)........      116.3       108.7       101.6
Common shares (Note 14).....................................      867.2       864.8       887.7
Paid-in surplus.............................................      502.4       502.4       515.9
Deficit.....................................................     (431.4)     (190.4)     (163.9)
                                                              ---------   ---------   ---------
                                                                1,054.5     1,285.5     1,341.3
                                                              ---------   ---------   ---------
                                                              $ 2,718.0   $ 3,397.8   $ 3,573.2
                                                              =========   =========   =========
Approved by the Board      (Signed)                        (Signed)
                           L. Yves Fortier, C.C., Q.C.     Arthur R. Sawchuk
                           Director                        Director

                                  AVENOR INC.

              CONSOLIDATED STATEMENTS OF CHANGES IN CASH POSITION

                                                                   YEARS ENDED DECEMBER 31
                                                              ---------------------------------
                                                                1997        1996        1995
                                                              ---------   ---------   ---------
                                                              (IN MILLIONS OF CANADIAN DOLLARS)
CASH PROVIDED BY (USED IN)
OPERATING ACTIVITIES
Net earnings (loss) applicable to common shares.............   $(217.4)    $   6.7     $ 343.8
Items not involving cash
  Amortization..............................................     181.1       164.6       157.7
  Deferred income taxes.....................................     (29.8)        3.5       165.5
  Non-controlling interest..................................       3.3        13.1        26.6
  Unusual items.............................................     287.8          --       (24.8)
  Gain from sale of a subsidiary............................    (186.2)         --          --
  Write-off of deferred exchange losses and issue costs
     (Note 7)...............................................      27.4         5.6         8.0
  Costs related to an unrealized acquisition project........       9.3          --          --
  Other.....................................................      24.3         5.2        17.1
                                                               -------     -------     -------
                                                                  99.8       198.7       693.9
Payments relating to unusual items..........................     (11.2)         --          --
Change in non-cash operating working capital................     (16.6)      (32.5)      (37.3)
                                                               -------     -------     -------
Cash from operations........................................      72.0       166.2       656.6
                                                               -------     -------     -------
INVESTING ACTIVITIES
Additions to capital assets.................................    (170.1)     (284.1)     (219.3)
Proceeds from sale of a subsidiary..........................     301.8          --          --
Cash received from escrow account...........................        --          --       247.5
Other.......................................................      13.6        (4.7)       (9.9)
                                                               -------     -------     -------
                                                                 145.3      (288.8)       18.3
                                                               -------     -------     -------
FINANCING ACTIVITIES
Issuance of long-term debt..................................     165.7       144.1        74.8
Repayment of long-term debt.................................    (518.7)     (225.2)     (250.4)
Transfer of funds from a segregated account.................     325.8       137.5        36.7
Transfer of funds to a segregated account...................        --      (200.0)     (300.0)
Issuance of common shares, net of expenses..................       2.4         1.3         1.4
Repurchase of common shares.................................        --       (39.3)         --
Dividends paid..............................................     (23.6)      (31.6)      (16.1)
Other.......................................................      (0.1)       (8.2)        0.2
                                                               -------     -------     -------
                                                                 (48.5)     (221.4)     (453.4)
                                                               -------     -------     -------
Increase (decrease) in cash position........................     168.8      (344.0)      221.5
Cash position at beginning of year..........................     (15.3)      328.7       107.2
                                                               -------     -------     -------
Cash position at end of year................................   $ 153.5     $ (15.3)    $ 328.7
                                                               =======     =======     =======
CASH POSITION CONSISTS OF:
Cash and temporary investments..............................   $ 185.4     $  28.4     $ 344.8
Bank indebtedness...........................................     (31.9)      (43.7)      (16.1)
                                                               -------     -------     -------
                                                               $ 153.5     $ (15.3)    $ 328.7
                                                               =======     =======     =======

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                  AVENOR INC.

1.  DESCRIPTION OF BUSINESS

     Avenor manufactures newsprint, pulp, white paper and wood products. The Corporation owns and operates three newsprint mills, which supply printers and publishers around the world and, in its capacity as managing partner of the Ponderay Partnership, operates one newsprint mill at Usk in the State of Washington. In market pulp, Avenor operates three mills and manufactures premium grades of pulp for global markets. Avenor also owns one white paper mill and three sawmills, all located in Canada. Approximately one-half of Avenor's net sales are to the United States.

2.  SIGNIFICANT ACCOUNTING POLICIES

     The consolidated financial statements are expressed in Canadian dollars and have been prepared in accordance with accounting principles generally accepted in Canada which, in the case of the Corporation, differ in certain respects from those in the United States as explained in Note 19.

  Principles of consolidation

     The consolidated financial statements include the accounts of the Corporation and all subsidiary companies. All significant inter-company transactions and balances have been eliminated.

  Temporary investments

     Temporary investments are stated at the lower of cost or market.

  Investment in a joint venture

     The Corporation's investment in a joint venture is accounted for on a proportionate consolidation basis. Under this method, the Corporation's share of assets, liabilities, revenues and expenses of the joint venture is included in each major financial statement classification (see Note 15).

  Foreign currency translation

     The financial statements of self-sustaining foreign operations are translated into Canadian dollars using the current rate method. Differences arising from exchange rate fluctuations have not been material to date.

     Monetary assets and liabilities are translated from foreign currencies into Canadian dollars at rates of exchange at the date of the balance sheet. The unrealized translation gains or losses on foreign currency denominated long-term debt are amortized over the remaining life of the debt. Non-monetary assets and liabilities are translated at historical rates. Revenues and expenses (except for amortization which is translated at historical rates) are translated at average rates in effect during the month in which the transaction took place.

     Gains and losses on forward and range forward contracts which hedge anticipated future sales are recorded in earnings in the same period the sale is recognized and are included in net sales.

  Inventories

     Inventories of finished products are valued at the lower of average cost and net realizable value. Inventories of raw materials, repair materials and other operating supplies are valued at average cost.

  Capital assets

     Capital assets are stated at cost which is after the deduction of investment tax credits. The Corporation amortizes its capital assets over their estimated useful lives using the unit of production method for its pulp

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS and paper mills and the straight-line method for other buildings and equipment. The pulp and paper mills, which are the Corporation's principal capital assets, are amortized over a period of approximately 22 years assuming a normal rate of production. Accumulated amortization includes write-downs of buildings and equipment.

     During the construction period, interest is capitalized on major improvements and expansions. No amortization is charged on major improvements or expansions until construction is completed.

  Other assets

     Goodwill represents the excess of the purchase price over the fair value of net assets acquired and is amortized on a straight-line basis over 20 years. Annually, the Corporation evaluates whether there has been a permanent impairment in the value of the unamortized portion of goodwill. This is accomplished by determining whether future undiscounted cash flows from the operations to which the goodwill relates exceeds the net book value of the goodwill as of the assessment date.

     Start-up costs incurred for newly constructed facilities or major modernizations are deferred until normal operation is achieved and amortized over a period of five years.

     Financing costs incurred in issuing long-term debt are deferred and amortized on a straight-line basis over the term of the related obligation.

  Environmental expenditures

     Environmental expenditures related to current operations are expensed or capitalized as appropriate. Liabilities are recorded for anticipated remedial action for which costs can be reasonably estimated.

  Pension costs and postretirement benefits

     Pension costs are determined annually in consultation with independent actuaries and include current service costs, a provision for the amortization of prior service costs and settlement costs related to special events. Pension costs for current services are charged to earnings in the year incurred. The pension plans' surplus or deficit, which includes the liability for past service, is amortized to earnings over the estimated remaining service lives of the employees.

     In addition to pension benefits, the Corporation provides limited life insurance and health care benefits to eligible retired employees. The cost of providing these benefits is expensed as paid.

  Income taxes

     Deferred income taxes are provided for all significant timing differences between the recognition of income and expenses for financial statement and tax purposes.

     The Corporation does not provide for income taxes on undistributed income of foreign subsidiaries, part of which may be subject to certain taxes on distribution to the parent company, as such income is reinvested in foreign operations. The amount of such undistributed income was not significant at December 31, 1997.

  Financial instruments

     The Corporation manages its foreign exchange exposure on anticipated U.S. dollar sales through the use of derivatives including forward and range forward contracts. Derivatives are not used for trading purposes. The Corporation has historically entered into interest rate swap agreements to reduce the impact of changes in rates upon its floating rate debt. Net receipts or payments under the Corporation's swap agreements are recorded as adjustments to interest expense. If any swap agreements remain outstanding after repayment of

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS the related debt, or a portion thereof, net receipts or payments under the swap agreement related to the debt which was repaid would be recorded as other expense (income).

3.  SEGMENTED INFORMATION

  Geographic areas

     All of the Corporation's manufacturing facilities are located in Canada, with the exception of the Ponderay Newsprint Company joint venture which is located in the United States.

     In 1997, the Corporation had net sales of $1,029 million to the United States (1996: $1,055 million; 1995: $1,379 million), $240 million to Japan (1996: $311 million; 1995: $337 million) and $307 million to other foreign countries (1996: $299 million; 1995: $404 million).

     Inter-segment sales, excluding transfers within integrated facilities, are substantially all from the Pulp and Wood Products segments and amounted to $67 million in 1997 (1996: $73 million; 1995: $162 million). Inter-segment sales are recorded at an agreed upon price.

  Industry segments

     The Corporation's operations and assets by industry segment are as follows:

                                                              1997
                           ---------------------------------------------------------------------------
                           NET SALES TO
                           SIGNIFICANT       NET                     OPERATING   ADDITIONS
                            GEOGRAPHIC    SALES TO                   EARNINGS    TO CAPITAL    TOTAL
                             SEGMENT      CUSTOMERS   AMORTIZATION    (LOSS)       ASSETS      ASSETS
                           ------------   ---------   ------------   ---------   ----------   --------
                                                (IN MILLIONS OF CANADIAN DOLLARS)
Newsprint................  U.S.A. 70%     $  826.4       $ 85.6       $  63.3      $ 49.8     $1,381.9
Pulp.....................  U.S.A. 60%        472.8         37.8          22.3        20.8        424.6
White Paper..............  Canada 57%
                           U.S.A. 43%        305.0         27.9          20.7        20.5        404.8
Wood Products............   Japan 46%        387.5         25.8          27.0        78.3        153.4
Corporate................                       --          4.0         (34.7)        0.7        353.3(1)
Unusual items............                       --           --        (287.8)         --           --(2)
                                          --------       ------       -------      ------     --------
Total....................                 $1,991.7       $181.1       $(189.2)     $170.1     $2,718.0
                                          ========       ======       =======      ======     ========

                                                              1996
                           ---------------------------------------------------------------------------
                           NET SALES TO
                           SIGNIFICANT       NET                     OPERATING   ADDITIONS
                            GEOGRAPHIC    SALES TO                   EARNINGS    TO CAPITAL    TOTAL
                             SEGMENT      CUSTOMERS   AMORTIZATION    (LOSS)       ASSETS      ASSETS
                           ------------   ---------   ------------   ---------   ----------   --------
                                                (IN MILLIONS OF CANADIAN DOLLARS)
Newsprint................  U.S.A. 68%     $  907.2       $ 77.4       $ 168.2      $146.9     $1,454.1
Pulp.....................  U.S.A. 62%        427.0         32.9         (30.1)       65.5        565.3
White Paper..............  Canada 55%
                           U.S.A. 45%        322.6         29.0          32.2        47.5        405.9
Wood Products............   Japan 53%        404.5         20.0          46.1        21.5        405.2
Corporate................                       --          5.3         (36.4)        2.7        567.3(1)
                                          --------       ------       -------      ------     --------
Total....................                 $2,061.3       $164.6       $ 180.0      $284.1     $3,397.8
                                          ========       ======       =======      ======     ========

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                                              1995
                           ---------------------------------------------------------------------------
                           NET SALES TO
                           SIGNIFICANT       NET                     OPERATING   ADDITIONS
                            GEOGRAPHIC    SALES TO                   EARNINGS    TO CAPITAL    TOTAL
                             SEGMENT      CUSTOMERS   AMORTIZATION    (LOSS)       ASSETS      ASSETS
                           ------------   ---------   ------------   ---------   ----------   --------
                                                (IN MILLIONS OF CANADIAN DOLLARS)
Newsprint................  U.S.A. 69%     $1,057.0       $ 79.1       $ 292.5      $ 91.2     $1,416.2
Pulp.....................  U.S.A. 55%        768.7         29.8         245.5        85.1        573.7
White Paper..............  Canada 54%
                           U.S.A. 46%        409.7         27.4         160.2        19.3        392.5
Wood Products............   Japan 45%        376.9         18.2          64.5        22.5        344.5
Corporate................                       --          3.2         (34.0)        1.2        846.3(1)
Unusual items............                       --           --          24.8          --           --(3)
                                          --------       ------       -------      ------     --------
Total....................                 $2,612.3       $157.7       $ 753.5      $219.3     $3,573.2
                                          ========       ======       =======      ======     ========

---------------

(1) As at December 31, 1997, Corporate assets included Cash and temporary investments of $185.4 million (1996: $28.4 million; 1995: $344.8 million) and Funds held in a segregated account of nil (1996: $325.8 million; 1995:
    $263.3 million).
(2) In 1997, Unusual items related to the write-downs of assets, the workforce reduction program, and Year 2000 compliance and accordingly, should have been allocated to each industry segment. After allocation of Unusual items, operating earnings (loss) for each segment were as follows: Newsprint $3.1 million, Pulp $(139.7) million, White Paper $17.1 million, Wood Products $(13.0) million, and Corporate $(56.7) million.
(3) In 1995, Unusual items related to the Gold River Newsprint Limited Partnership mill and accordingly, should have been allocated to the Newsprint business. After allocation of Unusual items, operating earnings for the Newsprint business amounted to $317.3 million.

4.  UNUSUAL ITEMS

     In 1997, the Corporation recorded Unusual items of $287.8 million which include $225.2 million of asset write-downs. During the year, the Corporation assessed whether there was any impairment in the carrying value of its assets. This was accomplished by determining if future cash flows from the operations to which the assets related exceeded the net book value of those assets as of the assessment date. The assessment determined that certain assets, relating primarily to the Gold River Mill, were impaired and, consequently, $225.2 million of asset write-downs were recorded.

     The remaining balance of Unusual items consisted of $57.5 million which related to the implementation of a workforce reduction program and $5.1 million associated with the modification of internal use computer software for Year 2000 compliance.

     The Gold River Newsprint Limited Partnership, of which the Corporation was a general partner, operated a newsprint mill which closed in December 1993 and the Corporation then provided for its total investment in the partnership and other related closure costs. In 1995, certain newsprint assets of the partnership were sold to a third party and the outstanding indebtedness of the partnership to its third party lenders was extinguished. The partnership and the Corporation then also obtained releases from the third party lenders for any and all possible damages. As a result, certain provisions relating to the partnership were reversed in 1995 and an amount of $24.8 million before tax was included in Unusual items.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

5.  INTEREST EXPENSE, NET

                                                               1997     1996     1995
                                                              ------   ------   ------
                                                              (IN MILLIONS OF CANADIAN
                                                                      DOLLARS)
Interest on long-term debt..................................  $133.9   $140.0   $153.5
Interest on debt component of convertible debentures........     1.6      2.3      3.0
Interest on short-term debt.................................     2.8      4.0      1.3
                                                              ------   ------   ------
                                                               138.3    146.3    157.8
Interest income.............................................    (8.5)   (26.4)   (35.5)
Interest capitalized on capital assets......................    (4.6)    (8.5)    (3.8)
                                                              ------   ------   ------
                                                              $125.2   $111.4   $118.5
                                                              ======   ======   ======

6.  SALE OF A SUBSIDIARY

     On December 10, 1997, the sale of the Corporation's 53% interest in Pacific Forest Products Limited was completed for cash proceeds of $301.8 million resulting in a pre-tax gain of $186.2 million ($108.4 million after tax).

7.  EARLY REPAYMENT OF LONG-TERM DEBT

     The loss recognized as the result of early repayment of long-term debt consisted of premium costs as well as the write-off of deferred exchange losses and unamortized issue costs. This amount also included the loss associated with the debt which had been committed before December 31, 1997 to be repaid and was effectively repaid on January 9, 1998.

8.  TAX EXPENSE

     The following table reconciles the statutory tax rate with the effective rate:

                                                              1997    1996    1995
                                                              -----   -----   ----
Combined statutory federal and provincial rate..............   42.4%   41.3%  43.8%
Manufacturing and processing deduction......................   (8.6)   (0.6)  (7.0)
Large corporations tax......................................   (2.6)   11.8    0.9
Capital taxes...............................................   (3.7)   19.6    1.2
Permanent difference on sale of a subsidiary ...............   (5.9)     --     --
Permanent difference related to unusual items...............  (16.1)     --     --
Other items.................................................   (3.1)  (19.9)  (1.7)
                                                              -----   -----   ----
Effective tax rate..........................................    2.4%   52.2%  37.2%
                                                              =====   =====   ====

9.  INVENTORIES

                                                            1997      1996      1995
                                                           ------    ------    ------
                                                            (IN MILLIONS OF CANADIAN
                                                                    DOLLARS)
Raw materials............................................  $ 46.9    $110.2    $130.0
Repair materials and other operating supplies............    81.8      87.1      86.6
Finished products........................................    67.3      76.4      61.1
                                                           ------    ------    ------
                                                           $196.0    $273.7    $277.7
                                                           ======    ======    ======

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

10.  FUNDS HELD IN A SEGREGATED ACCOUNT

     In 1995, the Corporation created a segregated account dedicated to debt reduction. The funds could not be used for other purposes without the approval of the Board of Directors. This account consisted primarily of bankers' acceptances and Treasury bills held to maturity and were accounted for at amortized cost. The funds had maturities of less than one year. During 1997, all the funds were used to repay long-term debt and the segregated account was closed. The effective interest rate earned on these investments amounted to 3.3% in 1997 (1996: 5.1%; 1995: 6.2%).

11.  CAPITAL ASSETS

                                                                             1997
                                                                         ACCUMULATED
                                                                COST     AMORTIZATION     NET
                                                              --------   ------------   --------
                                                              (IN MILLIONS OF CANADIAN DOLLARS)
Land........................................................  $    9.3     $     --     $    9.3
Buildings and equipment.....................................   3,600.8      1,760.1      1,840.7
Timberlands.................................................      42.6         15.6         27.0
                                                              --------     --------     --------
                                                              $3,652.7     $1,775.7     $1,877.0
                                                              ========     ========     ========

                                                                             1996
                                                                         ACCUMULATED
                                                                COST     AMORTIZATION     NET
                                                              --------   ------------   --------
                                                              (IN MILLIONS OF CANADIAN DOLLARS)
Land........................................................  $   11.4     $     --     $   11.4
Buildings and equipment.....................................   3,770.0      1,606.7      2,163.3
Timberlands.................................................     127.0         35.5         91.5
                                                              --------     --------     --------
                                                              $3,908.4     $1,642.2     $2,266.2
                                                              ========     ========     ========

                                                                             1995
                                                                         ACCUMULATED
                                                                COST     AMORTIZATION     NET
                                                              --------   ------------   --------
                                                              (IN MILLIONS OF CANADIAN DOLLARS)
Land........................................................  $   11.1     $     --     $   11.1
Buildings and equipment.....................................   3,556.6      1,523.4      2,033.2
Timberlands.................................................     126.3         34.6         91.7
                                                              --------     --------     --------
                                                              $3,694.0     $1,558.0     $2,136.0
                                                              ========     ========     ========

     The Corporation and its subsidiaries have timber harvesting licensing arrangements in the provinces of New Brunswick, Quebec and Ontario.

12.  OTHER ASSETS

                                                                 1997      1996      1995
                                                                ------    ------    ------
                                                                 (IN MILLIONS OF CANADIAN
                                                                         DOLLARS)
Deferred exchange losses on U.S. dollar long-term debt, net
  of accumulated amortization of $101.3 (1996: $78.7; 1995:
  $65.2)....................................................    $ 90.7    $ 90.9    $108.5
Long-term receivable........................................        --        --      11.3
Pension asset...............................................      34.8      42.0      29.9
Other, net of amortization..................................      33.5      58.0      45.0
                                                                ------    ------    ------
                                                                $159.0    $190.9    $194.7
                                                                ======    ======    ======

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

13.  LONG-TERM DEBT

                                                                1997       1996       1995
                                                              --------   --------   --------
                                                                 (IN MILLIONS OF CANADIAN
                                                                         DOLLARS)
AVENOR INC.
  Debentures
     9.25% due 2002 (1997: US$92.1 million; 1996 and 1995:
       US$175.9 million)....................................  $  131.6   $  240.9   $  239.9
     10.25% due 2003 (1997: US$72.3 million; 1996 and 1995:
       US$75.0 million)(i)..................................     103.3      102.7      102.3
     10.85% due 2014........................................     125.0      125.0      125.0
  Senior Notes
     10.625% Series A due 2010 (US$98.0 million)............     140.0      134.2      133.7
     10.50% Series B (US$102.0 million)(ii).................     145.8      139.7      139.1
     10.60% Series C due 2011 (US$70.0 million).............     100.0       95.9       95.4
     10.26% Series D (US$22.0 million)(ii)..................      31.4       30.1       30.0
     9.86% Series E due 2001 (1997: US$107.6 million; 1996
       and 1995: US$124.5 million)(iii).....................     153.7      170.5      169.8
     9.58% Series F due 1998 (1997: US$14.5 million; 1996
       and 1995: US$60.5 million)(iii)......................      20.7       82.9       82.5
     9.22% Series G (US$55.0 million in 1995)...............        --         --       75.0
  Debt portion of 7.5% Convertible Debentures(iv)...........       9.6       17.4       24.4
  Syndicated loan at floating rates (1996: US$50.0 million;
     1995: US$100.0 million)................................        --       68.5      136.4
  Bank loan under a revolving credit facility terminating
     2000 (v)...............................................        --       45.0         --
  Other long-term obligations maturing at various dates.....       0.6        3.4        5.0
AVENOR MARITIMES INC.
  Bank term loan at floating rates due 1998 to 2001.........      50.0       50.0         --
  11.0% promissory notes from non-controlling shareholders
     due 2003...............................................       6.0        6.0        6.0
  Other.....................................................        --        1.0         --
PACIFIC FOREST PRODUCTS LIMITED
  Bank loans under a revolving term credit facility
     terminating 1998.......................................        --       21.1       24.6
PONDERAY NEWSPRINT COMPANY
  Bank loan under a credit facility terminating 1998 to 2000
     (1997: US$79.8 million; 1996: US$79.4 million;
     1995: US$96.4 million).................................     114.0      108.7      131.5
  Other long-term obligations maturing at various dates.....       0.9        0.9        1.2
OTHER
  Other long-term obligations maturing at various dates.....       0.4        0.5        5.3
                                                              --------   --------   --------
                                                               1,133.0    1,444.4    1,527.1
Less: Current portion(iii)..................................      76.3       11.9       89.1
                                                              --------   --------   --------
                                                              $1,056.7   $1,432.5   $1,438.0
                                                              ========   ========   ========

AVENOR INC.

     (i) The indenture under which the 10.25% Debentures were issued contains a covenant which limits the payment of cash dividends on common shares. However, a minimum of $75 million per year is available for payment of dividends without restrictions. The ability to pay cash dividends in excess of this amount in future years will be based on the Corporation's profitability.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     (ii) The Series B Senior Notes are payable at the rate of US$10.2 million per year commencing 2001 with the final payment due 2010. The Series D Senior Notes are payable at the rate of US$2.2 million per year commencing 2002 with the final payment due 2011.

     (iii) On January 9, 1998, an amount totaling US$34.9 million was repaid and consisted of US$20.4 million of the Series E Senior Notes and US$14.5 million of the Series F Senior Notes.

     (iv) The 7.5% Convertible Debentures were issued for net proceeds of $121.0 million on February 8, 1994 for a principal amount of $125.4 million and mature on February 8, 2004. The Convertible Debentures are unsecured and subordinated to other debt and are convertible at the option of each holder into common shares, at any time up to their maturity date, at a conversion price of $22.00 per common share which is a rate of 4.54 common shares per $100 principal amount of Convertible Debentures. The Convertible Debentures are also redeemable at the option of the Corporation at any time on or after February 8, 1999. The Corporation may, at its option and subject to certain conditions, repay the principal amount of the Convertible Debentures on redemption or at maturity in cash or by the issuance of common shares. The Convertible Debentures have been split between long-term debt and equity components.

     (v) The Corporation has in place a $250 million unsecured revolving credit facility with four Canadian banks which will expire in 2000. The Corporation may, with the agreement of the lenders, extend the expiry date every six months. Negotiations have been finalized to add a fifth bank which will bring the total credit facility to $300 million. As of December 31, 1997, no amounts were drawn on this line (1996: $45.0 million; 1995: nil). Borrowings under this credit facility bear interest at floating rates.

     Most of the debt indentures of the Corporation provide that if a person, acting alone or with others, becomes the beneficial owner of more than 30% of the voting shares or if "Continuing Directors", as defined therein, shall cease to constitute at least two-thirds of the Board of Directors and if, within a certain period of the public disclosure thereof, a rating decline of the debt occurs or, in some cases, if the debt to capitalization ratio, as defined therein, exceeds 70% for a certain period, then the Corporation may be required to repay all indebtedness under such indentures within certain delays. Based on sums currently drawn under such indentures and excluding the US$34.9 million which was repaid on January 9, 1998, the amounts of indebtedness that the Corporation would be required to repay under such circumstances are US$379.2 million and $125.0 million.

     As of December 31, 1997, the Corporation was in compliance with all its debt indentures.

     All of the Corporation's long-term debt is unsecured.

AVENOR MARITIMES INC.

     Avenor Maritimes Inc., a 67%-owned subsidiary of the Corporation, has in place a $50 million committed term loan with a Canadian bank. This facility was utilized for the construction of a thermomechanical pulp mill and is repayable over the period 1998 to 2001. The credit agreement provides that Avenor Maritimes Inc. must conform with certain stated ratios to maintain the availability of the facility, with which Avenor Maritimes Inc. is in compliance. As of December 31, 1997, $50.0 million (1996: $50.0 million) was drawn under this loan which bears interest at floating rates approximating 6.0% at December 31, 1997. In addition, Avenor Maritimes Inc. has available a $15 million demand credit facility of which no amounts were drawn as of December 31, 1997 (1996:
$1.0 million). Amounts drawn under this demand credit facility bear interest at floating rates.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

AVENOR AMERICA INC.

     Avenor America Inc., a wholly-owned subsidiary of the Corporation, has in place a US$10 million unsecured revolving line of credit which will expire in December 1999. As of December 31, 1997, 1996 and 1995, no amounts were drawn on this line. This line of credit bears interest at floating rates.

PONDERAY NEWSPRINT COMPANY

     Ponderay Newsprint Company, a joint venture in which the Corporation has a 40% interest (see Note 15), has in place a credit agreement with several banks of which the Corporation has guaranteed US$50 million. The debt is collateralized by a deed of trust on Ponderay Newsprint Company's property and a mortgage on its other assets. This debt is at floating interest rates based on rates of various money market instruments which may be chosen by Ponderay Newsprint Company. An interest rate swap agreement, which expired in May 1996, converted US$20 million of the debt to fixed rate debt of 8.36%. At December 31, 1997, the interest rate applicable to the amount drawn ranged from 6.44% to 8.63%.

     Based on exchange rates as of December 31, 1997, repayments required on long-term debt over the next five years are as follows:

                                                    1998    1999    2000     2001     2002    TOTAL
                                                    -----   -----   -----   ------   ------   ------
                                                           (IN MILLIONS OF CANADIAN DOLLARS)
Avenor Inc. ......................................  $50.0   $ 0.5   $  --   $139.1   $149.3   $338.9
Avenor Maritimes Inc. ............................   16.5     8.3     8.3     16.9       --     50.0
Ponderay Newsprint Company........................    9.7    18.9    86.3       --       --    114.9
Other.............................................    0.1     0.3      --       --       --      0.4
                                                    -----   -----   -----   ------   ------   ------
                                                    $76.3   $28.0   $94.6   $156.0   $149.3   $504.2
                                                    =====   =====   =====   ======   ======   ======

14.  COMMON SHARES

  Authorized

     As at December 31, 1997, the Corporation's authorized common share capital is an unlimited number of shares.

  Issued and outstanding

     The following table shows the changes in the number of outstanding common shares and their aggregate stated value from January 1, 1995 to December 31, 1997.

                                       1997                       1996                       1995
                             ------------------------   ------------------------   ------------------------
                                          IN MILLIONS                IN MILLIONS                IN MILLIONS
                             NUMBER OF    OF CANADIAN   NUMBER OF    OF CANADIAN   NUMBER OF    OF CANADIAN
                               SHARES       DOLLARS       SHARES       DOLLARS       SHARES       DOLLARS
                             ----------   -----------   ----------   -----------   ----------   -----------
Outstanding: beginning of
  year.....................  65,425,366     $864.8      67,185,300     $887.7      67,123,733     $886.3
Issued during the year for
  cash under stock option
  and share purchase
  plans....................     109,214        2.4          68,866        1.3          61,567        1.4
Shares issued upon
  conversion of
  debentures...............          45         --              --         --              --         --
Repurchased during the
  year.....................          --         --      (1,828,800)     (24.2)             --         --
                             ----------     ------      ----------     ------      ----------     ------
Outstanding: end of year...  65,534,625     $867.2      65,425,366     $864.8      67,185,300     $887.7
                             ==========     ======      ==========     ======      ==========     ======

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     The repurchase of common shares in 1996 reduced Common shares by $24.2 million, Paid-in surplus by $13.5 million and Retained earnings (Deficit) by $1.6 million for a total consideration of $39.3 million.

  Stock option plans

     The Corporation has a stock option plan under which grants (the "Grant") are made to eligible key employees. Each Grant is comprised of an option to purchase a specific number of common shares (the "Option") and a number of share appreciation rights (the "SAR"), which is equal to half the number of common shares to which the Option relates. Options are issued for ten years and half of the Options vests after two years and the other half vests after three years.

     Where an Option has been exercised as to one-half of the number of common shares to which it relates, any further exercise cancels the number of SARs under the same Grant on a one-share-for-one-SAR basis. At all times, the exercise of an SAR reduces the number of common shares to which an Option under the same Grant relates on a one-SAR-for-one-share basis.

     The number of common shares that may be issued under the plan is limited to 1,500,000 shares. As at December 31, 1997, Options to purchase 1,232,847 shares at prices ranging from $15.25 to $44.25 per share had been granted with expiry dates from 1998 to 2007, and SARs are available equivalent to one-half of the number of Options outstanding. Of these Options, 73% can be exercised in 1998, 91% in 1999 and 100% in 2000 or later years.

     Changes in the number of shares under Options are as follows:

                                                                1997        1996       1995
                                                              ---------   ---------   -------
Outstanding at beginning of year............................  1,091,044     888,306   765,181
Granted.....................................................    221,928     249,450   149,910
Exercised...................................................    (51,236)     (7,282)  (18,701)
Cancelled...................................................    (28,889)    (39,430)   (8,084)
                                                              ---------   ---------   -------
Outstanding at end of year..................................  1,232,847   1,091,044   888,306
                                                              =========   =========   =======

  Share purchase plan

     Under the Employee Share Purchase Plan (the "Plan"), employees can purchase common shares through payroll deductions for up to 10% of their gross salary on monthly investment dates at a 10% discount to the market price. Shares purchased under the Plan are subject to a mandatory six-month holding period. The Corporation has reserved a maximum of 400,000 shares for the purposes of the Plan, including an additional 200,000 shares which were reserved in 1997. During 1997, 57,978 (1996: 61,584; 1995: 42,866) common shares were issued at an average price of $21.70 (1996: $20.01; 1995: $25.46) per share under the Plan.

  Shareholder rights plan

     Under the terms of the Corporation's Shareholder Rights Plan (the "Rights Plan"), rights are attached to the common shares and convertible debentures. The rights become exercisable only after certain specified events. If a person acquires, or announces an intention to acquire, 20% or more of the outstanding shares in a non-permitted bid, each right, on exercise, entitles the holder, other than the acquiring person, to purchase common shares of the Corporation at a specified price.

     The rights are not triggered by a permitted bid which is in effect a bid made to all shareholders for all voting shares by way of a bid circular. Such an offer must remain open for at least 60 days and must be accepted by at least 50% of the outstanding common shares not held by the bidder. The Board of Directors

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS may redeem all rights at $0.001 per right at any time prior to the rights becoming exercisable. The Rights Plan will remain in effect until January 1999.

15.  INVESTMENT IN A JOINT VENTURE

  Ponderay Newsprint Company

     The Ponderay Newsprint Company is a general partnership which operates a newsprint mill in the State of Washington. The Corporation is the managing partner and has a 40% interest in the partnership.

     The consolidated financial statements include the Corporation's 40% proportionate share of the Ponderay Newsprint Company, a joint venture, as follows:

                                                               1997     1996     1995
                                                              ------   ------   ------
                                                              (IN MILLIONS OF CANADIAN
                                                                      DOLLARS)
ASSETS
Current assets..............................................  $ 12.7   $ 10.3   $ 15.4
Capital assets..............................................   136.6    138.2    146.0
                                                              ------   ------   ------
                                                               149.3    148.5    161.4
LIABILITIES
Current liabilities.........................................     6.8     10.5     12.8
Long-term debt..............................................   114.9    109.6    132.7
                                                              ------   ------   ------
Net assets..................................................  $ 27.6   $ 28.4   $ 15.9
                                                              ======   ======   ======
REVENUES
Net sales...................................................  $ 72.7   $ 87.8   $ 83.3
                                                              ------   ------   ------
EXPENSES
Costs and expenses..........................................    56.6     56.4     64.6
Amortization................................................    10.3     10.1     10.1
Interest....................................................     7.8      8.8     10.9
                                                              ------   ------   ------
                                                                74.7     75.3     85.6
                                                              ------   ------   ------
Earnings (loss) before taxes................................  $ (2.0)  $ 12.5   $ (2.3)
                                                              ======   ======   ======
CASH PROVIDED BY (USED IN):
Operations..................................................  $  8.0   $ 26.8   $  5.7
Investing activities........................................    (3.3)    (1.9)    (3.6)
Financing activities........................................     0.5    (23.5)    (0.8)
                                                              ------   ------   ------
Increase in cash position...................................  $  5.2   $  1.4   $  1.3
                                                              ======   ======   ======

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

16.  COMMITMENTS AND CONTINGENCIES

     At December 31, 1997, the Corporation had commitments for major capital expenditures under purchase orders and contracts amounting to approximately $24 million.

     Minimum payments required under operating leases are as follows:

                                                              (IN MILLIONS OF
                                                                 CANADIAN
                                                                 DOLLARS)
1998........................................................       $10.6
1999........................................................        10.5
2000........................................................         9.1
2001........................................................         8.5
2002........................................................         7.7
Subsequent years............................................        25.9
                                                                   -----
                                                                   $72.3
                                                                   =====

     As part of its sale of the paperboard business, the Corporation agreed to indemnify the acquirer, St. Laurent Paperboard Inc. ("St. Laurent"), subject to certain conditions, for up to an aggregate amount of $50 million in respect of environmental claims made against St. Laurent before June 1999 based upon any breach of environmental covenants made by the Corporation or facts or circumstances existing on the date of sale but not disclosed to St. Laurent. In addition, the Corporation is involved in various legal actions in the normal course of business. In the opinion of management, the aggregate amount of any potential liability, for which provisions have not already been made, is not expected to have a material adverse effect on the Corporation's financial position or its results.

     At December 31, 1997, the Corporation had entered into forward and range forward contracts for periods of up to three years for notional amounts totaling US$1,732.3 million (1996: US$937.0 million; 1995: US$843.0 million). The notional amount of forward and range forward contracts is the amount of foreign currency bought or sold at maturity and is not a measure of the Corporation's exposure. As of December 31, 1997, the forward contracts would obligate the Corporation to sell United States dollars in 1998 at rates which average US$0.71. The range forward contracts protect the Corporation against the exchange rate between the United States dollar and the Canadian dollar rising above an average of US$0.75 during 1998. However, in the event of a weakened Canadian dollar, the Corporation would be obligated to sell United States dollars at rates which average US$0.71 in 1998 under the range forward contracts. Range forwards will expire unexercised if, at the date of maturity, the value of the Canadian dollar falls between the high and low values specified in the range forward contracts. Based on the spot rate of exchange at December 31, 1997, there was an unrealized loss of $57.2 million with respect to these forward and range forward contracts.

     The forward and range forward contracts as at December 31, 1997 expire as follows:

                                                    NOTIONAL                 AVERAGE   AVERAGE
                                                     AMOUNT        AVERAGE    FLOOR    CEILING
                                                 (IN MILLIONS OF    RATE      RATE      RATE
               TYPE OF CONTRACT                   U.S. DOLLARS)     (US$)     (US$)     (US$)
               ----------------                  ---------------   -------   -------   -------
1998 Forward...................................     $  257.0       $0.7086
1998 Range forward.............................        544.1                 $0.7106   $0.7476
                                                    --------
                                                       801.1
1999 Range forward.............................        517.2                  0.7195    0.7528
2000 Range forward.............................        414.0                  0.7227    0.7544
                                                    --------
                                                    $1,732.3
                                                    ========

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     As of December 31, 1996, the range forward contracts were as follows:

                                                         NOTIONAL        AVERAGE    AVERAGE
                                                          AMOUNT          FLOOR     CEILING
                                                      (IN MILLIONS OF     RATE       RATE
                  TYPE OF CONTRACT                     U.S. DOLLARS)      (US$)      (US$)
                  ----------------                    ---------------    -------    -------
1997 Range forward..................................      $470.0         $0.7126    $0.7515
1998 Range forward..................................       363.0          0.7095     0.7483
1999 Range forward..................................       104.0          0.7054     0.7443
                                                          ------
                                                          $937.0
                                                          ======

     As of December 31, 1995, the range forward contracts were as follows:

                                                         NOTIONAL        AVERAGE    AVERAGE
                                                          AMOUNT          FLOOR     CEILING
                                                      (IN MILLIONS OF     RATE       RATE
                  TYPE OF CONTRACT                     U.S. DOLLARS)      (US$)      (US$)
                  ----------------                    ---------------    -------    -------
1996 Range forward..................................      $251.0         $0.7123    $0.7409
1997 Range forward..................................       339.0          0.7083     0.7480
1998 Range forward..................................       253.0          0.7048     0.7457
                                                          ------
                                                          $843.0
                                                          ======

17.  PENSIONS

     The Corporation's pension plans are principally defined benefit pension plans and cover substantially all employees. Benefits from these plans are based on years of service and either career earnings or final average earnings. The date of the most recent actuarial valuation for the defined benefit plans is December 31, 1996.

     Contributions to the Corporation's pension plans are based on the recommendations of the actuarial valuation for each plan and meet the funding requirements of the regulatory authorities.

     Pension expense and actuarial estimates of the financial position of the defined benefit plans are itemized below:

                                                               1997     1996     1995
                                                              ------   ------   ------
                                                              (IN MILLIONS OF CANADIAN
                                                                      DOLLARS)
Pension expense.............................................  $ 49.3   $ 29.2   $ 21.9
                                                              ======   ======   ======
Pension fund assets at market related values................  $859.6   $790.5   $697.5
Present value of accrued pension benefits obligation........   903.0    871.7    749.8
                                                              ------   ------   ------
Deficit.....................................................  $ 43.4   $ 81.2   $ 52.3
                                                              ======   ======   ======
Net pension asset...........................................  $ 14.9   $ 31.4   $ 18.8
                                                              ======   ======   ======

     The pension asset portion has been included in Other assets and the pension liability portion has been included in Other liabilities. The Corporation also has defined contribution plans. In 1997, the pension expense for these plans, which equaled the Corporation's required contribution, was $5.3 million (1996:
$5.8 million; 1995: $6.6 million).

18.  FINANCIAL INSTRUMENTS

  Fair Value

     The Corporation has determined the estimated fair values of its financial instruments based on appropriate valuation methodologies. However, considerable judgment is necessary to develop these estimates.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Accordingly, the estimates presented herein are not necessarily indicative of the amounts the Corporation could realize in a current market exchange. The use of different assumptions or methodologies may have a material effect on the estimated fair value amounts.

     The following methods and assumptions were used to estimate the fair value of each class of financial instrument.

     Short-term financial assets are valued at their carrying amounts as presented in the Balance Sheet, which are reasonable estimates of fair value due to the relatively short period to maturity of the instruments.

     Rates currently available to the Corporation for long-term debt with similar terms and remaining maturities have been used to estimate the fair value of the long-term debt.

     The fair value of derivatives generally reflects the estimated amounts that the Corporation would receive or pay to terminate the contracts at the reporting date, thereby taking into account the current unrealized gains or losses on open contracts.

     The estimated fair values of the Corporation's financial instruments which differ from their carrying values are as follows:

                                                                     1997
                                                              -------------------
                                                              CARRYING     FAIR
                                                               AMOUNT     VALUE
                                                              --------   --------
                                                                (IN MILLIONS OF
                                                               CANADIAN DOLLARS)
Financial liabilities:
  Interest rate swap........................................  $    0.6   $    8.9
  Long-term debt............................................   1,133.0    1,276.5
Off-balance sheet:
  Forward foreign exchange and range forward contracts
     liability..............................................  $     --   $   53.2

                                                                     1996
                                                              -------------------
                                                              CARRYING     FAIR
                                                               AMOUNT     VALUE
                                                              --------   --------
                                                                (IN MILLIONS OF
                                                               CANADIAN DOLLARS)
Financial assets:
  Funds held in a segregated account........................  $  325.8   $  329.7
Financial liabilities:
  Interest rate swap........................................       0.6       11.9
  Long-term debt............................................   1,444.4    1,517.1
Off-balance sheet:
  Forward foreign exchange and range forward contracts
     asset..................................................  $     --   $   14.0

                                                                     1995
                                                              -------------------
                                                              CARRYING     FAIR
                                                               AMOUNT     VALUE
                                                              --------   --------
                                                                (IN MILLIONS OF
                                                               CANADIAN DOLLARS)
Financial assets:
  Long-term receivable......................................  $   11.3   $   10.2
Financial liabilities:
  Interest rate swap........................................       0.6       18.4
  Long-term debt............................................   1,527.1    1,699.4

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

  Credit Risk

     The Corporation's financial instruments that are exposed to concentrations of credit risk consist primarily of cash and temporary investments, accounts receivable, and derivatives which include the forward and range forward contracts and interest rate swap agreements. Cash and temporary investments are in place with major financial institutions. Concentrations of credit risk with respect to receivables are limited due to the large number of customers and their dispersion across geographic areas. Counterparties to derivative instruments are major financial institutions and no one counterparty can hold more than a specified portion of the outstanding notional value of the contracts, thereby reducing exposure to credit risk.

  Interest Rate Risk

     The majority of the Corporation's long-term debt is at fixed interest rates, thus limiting the interest rate risk. During 1997, the Corporation earned interest at an average rate of 4.2% on temporary investments (1996: 5.8%; 1995:
5.9%).

     The following table summarizes the Corporation's exposure to interest rate risk as at December 31, 1997:

                                                     FIXED INTEREST RATE MATURING IN
                                                   ------------------------------------
                                     FLOATING      LESS THAN                  MORE THAN   NON-INTEREST
                                   INTEREST RATE    1 YEAR     1 TO 5 YEARS    5 YEARS      BEARING        TOTAL
                                   -------------   ---------   ------------   ---------   ------------   ---------
                                                          (IN MILLIONS OF CANADIAN DOLLARS)
Financial assets:
  Cash and temporary
     investments.................     $ 185.4       $   --       $    --       $    --      $    --      $   185.4
  Accounts receivable............          --           --            --            --        296.7          296.7
Financial liabilities:
  Bank indebtedness..............       (31.9)          --            --            --           --          (31.9)
  Accounts payable and accrued
     charges.....................          --           --            --            --       (272.6)        (272.6)
  Long-term debt.................      (165.0)       (50.2)       (289.0)       (628.8)          --       (1,133.0)
                                      -------       ------       -------       -------      -------      ---------
                                      $ (11.5)      $(50.2)      $(289.0)      $(628.8)     $  24.1      $  (955.4)
                                      =======       ======       =======       =======      =======      =========
Average fixed rate of long-term
  debt...........................          --          9.8%          9.7%         10.5%          --             --
                                      -------       ------       -------       -------      -------      ---------
Equity component of convertible
  debentures.....................          --           --            --       $ 116.3           --      $   116.3
                                      -------       ------       -------       -------      -------      ---------

19.  UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (U.S. GAAP)

     The consolidated financial statements have been prepared in accordance with generally accepted accounting principles (GAAP) in Canada which differ in some respects from those applicable in the United States. The following are the significant differences in accounting principles as they pertain to the consolidated financial statements. All amounts are in Canadian dollars.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     The application of GAAP in the United States would have the following effects on net earnings (loss) as reported:

     Earnings adjustments

                                                               1997      1996     1995
                                                              -------   ------   ------
                                                              (IN MILLIONS OF CANADIAN
                                                              DOLLARS, EXCEPT PER SHARE
                                                                      AMOUNTS)
Earnings (loss) before taxes and non-controlling interest in
  accordance with Canadian GAAP.............................  $(214.3)  $ 51.1   $596.3
Adjustments:
  Unrealized exchange loss on translation of long-term
     debt(1)................................................      0.2     17.6     62.7
  Unrealized gain (loss) on forward exchange contracts(2)...    (55.4)    (2.0)     0.2
  Postretirement and postemployment benefits(3).............     (3.9)    (3.8)    (4.9)
  Gain from sale of a subsidiary(4).........................     16.1       --       --
  Prior period adjustment under Canadian GAAP(5)............       --       --     (6.2)
  Loss on early redemption of long-term debt(6).............     18.8       --      7.7
  Deferred start-up costs(7)................................     (7.8)    (6.0)     2.1
  Increase in equity component of convertible
     debentures(8)..........................................     (7.8)    (7.1)    (6.4)
  Other.....................................................      0.3      0.9      1.1
                                                              -------   ------   ------
Earnings (loss) before taxes, extraordinary items and
  non-controlling interest in accordance with U.S. GAAP.....   (253.8)    50.7    652.6
                                                              -------   ------   ------
Tax expense (recovery) in accordance with Canadian GAAP.....     (5.1)    26.7    221.6
Adjustments:
  Tax recovery on above items...............................     (9.4)   (10.4)   (16.2)
  Deferred income taxes (9).................................    (28.8)     6.9      0.1
                                                              -------   ------   ------
Tax expense (recovery) in accordance with U.S. GAAP.........    (43.3)    23.2    205.5
                                                              -------   ------   ------
Earnings (loss) before extraordinary items and
  non-controlling interest in accordance with U.S. GAAP.....   (210.5)    27.5    447.1
Non-controlling interest under Canadian GAAP................     (3.3)   (13.1)   (26.6)
Adjustment to non-controlling interest(5)...................       --       --      1.8
Extraordinary items, net of tax recovery of $6.6 million
  ($2.1 million in 1995)(6).................................    (12.2)      --     (5.6)
                                                              -------   ------   ------
Net earnings (loss) in accordance with U.S. GAAP............  $(226.0)  $ 14.4   $416.7
                                                              =======   ======   ======
Per common share in accordance with U.S. GAAP:
Basic
  Earnings (loss) before extraordinary items................  $ (3.26)  $ 0.22   $ 6.29
  Extraordinary items, net of income taxes..................    (0.19)      --    (0.08)
                                                              -------   ------   ------
Net earnings (loss).........................................  $ (3.45)  $ 0.22   $ 6.21
                                                              =======   ======   ======
Diluted
  Earnings (loss) before extraordinary items................  $ (3.26)  $ 0.22   $ 5.82
  Extraordinary items, net of income taxes..................    (0.19)      --    (0.08)
                                                              -------   ------   ------
Net earnings (loss).........................................  $ (3.45)  $ 0.22   $ 5.74
                                                              =======   ======   ======

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     The application of GAAP in the United States would have the following effects on the consolidated balance sheets, as reported:

     Consolidated Balance Sheets

                                         1997                    1996                    1995
                                 ---------------------   ---------------------   ---------------------
                                 CDN. GAAP   U.S. GAAP   CDN. GAAP   U.S. GAAP   CDN. GAAP   U.S. GAAP
                                 ---------   ---------   ---------   ---------   ---------   ---------
                                                   (IN MILLIONS OF CANADIAN DOLLARS)
Other assets(1)(2)(7)(10)......  $  159.0    $   80.6    $  190.9    $  119.3    $  194.7    $  104.6
Deferred income taxes --
 asset(1)(2)(3)(7)(8)(9)(10)...        --        78.4          --        10.5          --        14.1
Long-term debt(11).............   1,056.7     1,172.5     1,432.5     1,540.5     1,438.0     1,539.0
Deferred income taxes --
  liability(1)(2)(3)(7)(8)(9)(10).. 139.3       110.0       181.9       139.5       193.2       154.7
Other liabilities(2)(3)(10)....      34.2       186.4        29.8       125.6        35.8       120.4
Shareholders' equity(1) to
  (11).........................   1,054.5       815.8     1,285.5     1,063.0     1,341.3     1,118.2
                                 --------    --------    --------    --------    --------    --------

---------------

 (1) Under Canadian GAAP, unrealized exchange gains and losses arising from the translation of long-term debt denominated in foreign currencies were deferred and amortized over the remaining life of the related debt. Under U.S. GAAP, such exchange gains and losses would have been included in earnings in the period in which they arose and, consequently, no amount would have been deferred in the consolidated balance sheets under the item "Other assets".
 (2) Gains and losses on forward exchange and range forward contracts which hedge anticipated future sales are included in earnings in the same period the sale is recognized. Under U.S. GAAP, such gains and losses would have been included in earnings in the period in which they arose.
 (3) Under Canadian GAAP, costs of providing life insurance and health care benefits to substantially all employees after retirement were recognized as paid. Costs of providing benefits to former or inactive employees after employment but before retirement were also recognized as paid under Canadian GAAP. Under U.S. GAAP, these costs would have been accrued during the employees' years of active service.
 (4) A permanent difference existing under Canadian GAAP would have been treated as a temporary difference under U.S. GAAP, thereby creating a deferred tax liability in the books of the subsidiary. As a result, net assets of the subsidiary at the date of sale would have been lower and, consequently, the gain recorded on the sale would have been higher under U.S. GAAP. In addition, as a result of the sale, postretirement obligations previously recognized under U.S. GAAP were settled, thereby increasing the gain from sale which would have been recognized under U.S. GAAP.
 (5) The adjustment to non-controlling interest was charged to deficit as a prior period adjustment under Canadian GAAP in 1995, whereas under U.S. GAAP it would have been included in the net earnings (loss).
 (6) The cost of early redemption of long-term debt was included in earnings
     (loss) before taxes and non-controlling interest in accordance with Canadian GAAP. Under U.S. GAAP, it would have been presented as an extraordinary item, net of taxes.
 (7) Under Canadian GAAP, certain start-up costs were deferred and amortized. Under U.S. GAAP, such costs would have been included in net earnings as incurred.
 (8) Under Canadian GAAP, the equity element of the convertible debenture was increased over the term of the debenture through periodic charges of the difference between the principal amount and the initial carrying amount to retained earnings (deficit). The discount related to the liability element of a convertible debenture was charged to net earnings. Under U.S. GAAP, interest would have been accrued and charged to net earnings (loss) in accordance with the terms of the debenture.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

 (9) For Canadian GAAP reporting purposes, income taxes were provided on the deferral method basis, whereas for U.S. GAAP deferred tax assets and liabilities would have been recognized based on differences between the financial statement and tax bases of assets and liabilities using presently enacted rates. In addition, under U.S. GAAP, a valuation allowance must be established for deferred tax assets when it is more likely than not that they will not be realized.
(10) Accounting for pension costs under U.S. GAAP differs from Canadian GAAP principally with respect to the choice of the discount rate used to calculate the projected benefit obligation and to the valuation of assets and related effects on pension expense. There was no significant difference in pension expense for the years 1997, 1996 and 1995. In addition, under U.S. GAAP, the Corporation would have recorded an additional minimum liability for underfunded plans representing the excess of the accumulated benefit obligation over the pension plan assets, less the pension liability already recognized and the net unamortized prior service cost. Under U.S. GAAP, the additional minimum liability at December 31, 1997 of $34.3 million (1996: $33.7 million; 1995: $28.1 million) would be reported and offset by an intangible asset of $33.6 million (1996: $33.3 million; 1995:
     $26.8 million) and a reduction of shareholders' equity of $0.5 million (1996: $0.3 million; 1995: $0.9 million), net of a tax benefit of $0.2 million (1996: $0.1 million; 1995: $0.4 million).
(11) Canadian GAAP requires the separate presentation on the balance sheet of the liability and equity elements of convertible debentures. U.S. GAAP does not permit separate presentation of the convertible debentures which have to be classified as debt.
(12) Under Canadian GAAP, distribution costs were deducted from revenues in arriving at net sales. Under U.S. GAAP, distribution costs should not be presented as a deduction from revenues but should be included as expenses. If this presentation had been adopted, net sales and operating expenses would have increased by $219.3 million in 1997 (1996: $199.8 million; 1995:
     $211.6 million). This difference in presentation did not impact operating earnings and net earnings (loss).
(13) Under U.S. GAAP, Accounting Principles Board Opinion No. 25 was followed for the accounting of stock options, and therefore no compensation expense has been recorded.

20.  RECLASSIFICATION

     Certain prior years' numbers have been reclassified to conform with the presentation adopted for 1997.

                                  AVENOR INC.

                      CONSOLIDATED STATEMENTS OF EARNINGS

                                                                  FIRST QUARTER
                                                                THREE MONTHS ENDED
                                                                    MARCH 31,
                                                              ----------------------
                                                               1998            1997
                                                              ------          ------
                                                                 (IN MILLIONS OF
                                                                CANADIAN DOLLARS,
                                                                 EXCEPT PER SHARE
                                                              AMOUNTS AND NUMBER OF
                                                                     SHARES)

                                                                   (UNAUDITED)
Net sales...................................................  $450.6          $444.9
                                                              ------          ------
Cost of sales...............................................   336.1           402.3
Amortization................................................    36.0            44.9
Selling and administrative expenses.........................     9.9            17.0
                                                              ------          ------
                                                               382.0           464.2
                                                              ------          ------
Operating earnings (loss) before unusual item...............    68.6           (19.3)
Unusual item................................................      --           (48.2)
                                                              ------          ------
Operating earnings (loss)...................................    68.6           (67.5)
Interest expense, net.......................................    25.0            31.4
Costs related to an unrealized acquisition project..........      --            28.0
Other expense (income)......................................    (4.6)            4.4
                                                              ------          ------
Earnings (loss) before taxes and non-controlling interest...    48.2          (131.3)
Tax expense (recovery)......................................    20.2           (37.5)
                                                              ------          ------
Earnings (loss) before non-controlling interest.............    28.0           (93.8)
Non-controlling interest....................................    (0.5)           (0.1)
                                                              ------          ------
Net earnings (loss).........................................    28.5           (93.7)
Increase in equity component of convertible debentures, net
  of taxes..................................................    (1.3)           (1.2)
                                                              ------          ------
Net earnings (loss) applicable to common shares.............  $ 27.2          $(94.9)
                                                              ======          ======
Net earnings (loss) per common share
  Basic.....................................................  $ 0.42          $(1.45)
  Fully diluted.............................................  $ 0.40          $(1.45)
                                                              ======          ======
Weighted average number of outstanding common shares (in
  millions).................................................    65.5            65.4
                                                              ======          ======

                                  AVENOR INC.

             CONSOLIDATED STATEMENTS OF RETAINED EARNINGS (DEFICIT)

                                                                FIRST QUARTER
                                                              THREE MONTHS ENDED
                                                                  MARCH 31,
                                                              ------------------
                                                               1998       1997
                                                              -------    -------
                                                               (IN MILLIONS OF
                                                              CANADIAN DOLLARS)

                                                                 (UNAUDITED)
Balance at beginning of period..............................  $(431.4)   $(190.4)
Net earnings (loss).........................................     28.5      (93.7)
Increase in equity component of convertible debentures, net
  of taxes..................................................     (1.3)      (1.2)
Dividends declared..........................................     (7.9)        --
                                                              -------    -------
Balance at end of period....................................  $(412.1)   $(285.3)
                                                              =======    =======

                                  AVENOR INC.

                          CONSOLIDATED BALANCE SHEETS

                                                                    MARCH 31
                                                              --------------------
                                                                1998        1997
                                                              --------    --------
                                                                (IN MILLIONS OF
                                                               CANADIAN DOLLARS)
                                                                  (UNAUDITED)
                                      ASSETS
CURRENT ASSETS
  Cash and temporary investments............................  $  137.9    $   14.4
  Accounts receivable.......................................     299.9       298.5
  Inventories...............................................     181.4       275.1
  Prepaid expenses..........................................      10.8         8.3
                                                              --------    --------
                                                                 630.0       596.3
Funds held in a segregated account..........................        --       263.7
Capital assets..............................................   1,866.9     2,243.5
Other assets................................................     158.0       190.6
                                                              --------    --------
                                                              $2,654.9    $3,294.1
                                                              ========    ========
                                   LIABILITIES
CURRENT LIABILITIES
  Bank indebtedness.........................................  $   29.4    $   37.6
  Accounts payable and accrued charges......................     240.8       302.4
  Income and other taxes payable............................      13.3        20.9
  Current portion of long-term debt.........................      15.0        13.1
                                                              --------    --------
                                                                 298.5       374.0
Long-term debt, less current portion........................   1,055.0     1,389.3
Deferred income taxes.......................................     155.0       138.8
Other liabilities...........................................      31.9        66.6
Non-controlling interest....................................      34.2       132.6
                                                              --------    --------
                                                               1,574.6     2,101.3
                                                              --------    --------
SHAREHOLDERS' EQUITY
  Equity component of convertible debentures................     118.3       110.5
  Common shares.............................................     871.7       865.2
  Paid-in surplus...........................................     502.4       502.4
  Deficit...................................................    (412.1)     (285.3)
                                                              --------    --------
                                                               1,080.3     1,192.8
                                                              --------    --------
                                                              $2,654.9    $3,294.1
                                                              ========    ========

                                  AVENOR INC.

              CONSOLIDATED STATEMENTS OF CHANGES IN CASH POSITION

                                                                FIRST QUARTER
                                                              THREE MONTHS ENDED
                                                                   MARCH 31
                                                              ------------------
                                                               1998       1997
                                                              -------    -------
                                                               (IN MILLIONS OF
                                                              CANADIAN DOLLARS)
                                                                 (UNAUDITED)
CASH PROVIDED BY (USED IN)
OPERATING ACTIVITIES
Net earnings (loss) applicable to common shares.............  $ 27.2     $(94.9)
Items not involving cash
  Amortization..............................................    36.0       44.9
  Deferred income taxes.....................................    16.6      (41.8)
  Non-controlling interest..................................    (0.5)      (0.1)
  Unusual item..............................................      --       48.2
  Costs related to an unrealized acquisition project........      --       24.7
  Other.....................................................   (15.0)       9.2
                                                              ------     ------
                                                                64.3       (9.8)
Change in non-cash operating working capital................   (31.8)      17.3
                                                              ------     ------
Cash from operations........................................    32.5        7.5
                                                              ------     ------
INVESTING ACTIVITIES
Additions to capital assets.................................   (30.8)     (24.0)
Other.......................................................     9.9       (1.0)
                                                              ------     ------
                                                               (20.9)     (25.0)
FINANCING ACTIVITIES
Issuance of long-term debt..................................    16.0       26.0
Repayment of long-term debt.................................   (69.0)     (78.9)
Transfer of funds from a segregated account.................      --       62.1
Issuance of common shares, net of expenses..................     4.5        0.4
Dividends paid..............................................    (7.9)        --
Other.......................................................    (0.2)        --
                                                              ------     ------
                                                               (56.6)       9.6
Decrease in cash position...................................   (45.0)      (7.9)
Cash position at beginning of period........................   153.5      (15.3)
                                                              ------     ------
Cash position at end of period..............................  $108.5     $(23.2)
                                                              ======     ======
CASH POSITION CONSISTS OF:
  Cash and temporary investments............................  $137.9     $ 14.4
  Bank indebtedness.........................................   (29.4)     (37.6)
                                                              ------     ------
                                                              $108.5     $(23.2)
                                                              ======     ======

---------------
Note -- Certain amounts have been reclassified to conform with 1998 presentation.

                                                                         ANNEX A

                             ARRANGEMENT RESOLUTION

BE IT RESOLVED THAT:

          1. the arrangement (the "Arrangement") under section 192 of the Canada Business Corporations Act involving Avenor Inc. ("Avenor"), the shareholders of Avenor, Bowater Incorporated ("Bowater"), Bowater Canadian Holdings, Inc. and Bowater Canada Inc., all as set forth in the plan of arrangement (the "Plan of Arrangement") attached as Annex E to the Joint Management Information Circular and Proxy Statement of the Corporation and Bowater dated June 18, 1998 (the "Joint Proxy Statement") is hereby authorized, approved and adopted;

          2. the amended and restated arrangement agreement dated as of March 9, 1998 between Avenor and Bowater (the "Arrangement Agreement"), the actions of the directors of Avenor in approving the Arrangement and the actions of the directors and officers of Avenor in executing and delivering the Arrangement Agreement are hereby confirmed, ratified and approved;

          3. notwithstanding that this resolution has been passed (and the Arrangement adopted) by the shareholders of Avenor or that the Arrangement has been approved by the Ontario Court of Justice (General Division), the directors of Avenor are hereby authorized and empowered (i) to amend the Arrangement Agreement or the Plan of Arrangement to the extent permitted by the Arrangement Agreement and (ii) not to proceed with the Arrangement at any time prior to the issue of a certificate of arrangement giving effect to the Arrangement without the further approval of the shareholders of Avenor but only if the Arrangement Agreement is terminated in accordance with Article 9.1 thereof;

          4. any director or officer of Avenor is hereby authorized, acting for, in the name of and on behalf of Avenor, to execute, under the seal of Avenor or otherwise, and to deliver articles of arrangement and such other documents as are necessary or desirable to the Director under the Canada Business Corporations Act in accordance with the Arrangement Agreement for filing; and

          5. any director or officer of Avenor is hereby authorized, acting for, in the name of and on behalf of Avenor, to execute or cause to be executed, under the corporate seal of Avenor or otherwise, and to deliver or to cause to be delivered, all such documents, agreements and instruments, and to do or to cause to be done all such other acts and things, as such director or officer determines to be necessary or desirable in order to carry out the intention of the foregoing paragraphs of this resolution and the matters authorized thereby, such determination to be conclusively evidenced by the execution and delivery of such document, agreement or instrument or the doing of any such act or thing.

                                                                         ANNEX B

                       SHAREHOLDER RIGHTS PLAN RESOLUTION

     WHEREAS Avenor Inc. ("Avenor") and Bowater Incorporated ("Bowater") entered into an amended and restated arrangement agreement made as of March 9, 1998 (the "Arrangement Agreement") pursuant to which Avenor and Bowater agreed to engage in a transaction (the "Transaction") which has the economic effect of Bowater acquiring Avenor for C$35 (US$24.67) per share in cash and securities;

     AND WHEREAS Avenor is party to a shareholder rights plan agreement, as amended (the "Shareholder Rights Plan"), dated as of October 20, 1995 with Montreal Trust Company, as rights agent;

     AND WHEREAS pursuant to the Shareholder Rights Plan the Avenor Board authorized the issuance of one right (a "Right") in respect of each Avenor common share;

     AND WHEREAS on the effective date of the Transaction Bowater will become an "Acquiring Person" (as defined in the Shareholder Rights Plan) as a result of a subsidiary of Bowater becoming the beneficial owner of more than 20% of the outstanding Avenor common shares;

     AND WHEREAS, as a result of Bowater becoming an Acquiring Person, a "Flip-In Event" (as defined in the Shareholder Rights Plan) will occur under the Shareholder Rights Plan (the "Bowater Flip-In Event");

     AND WHEREAS section 4.1 of the Shareholder Rights Plan provides in effect that upon the occurrence of the Bowater Flip-In Event, each Right (other than Rights beneficially owned by Bowater) shall constitute, effective the close of business on the eighth trading day following the acquisition of Avenor common shares by Bowater pursuant to the Transaction, the right to purchase additional Avenor common shares from Avenor at a price substantially below the market price for the Avenor common shares at such time;

     AND WHEREAS it is a condition of the Arrangement Agreement that the operation of the Shareholders Rights Plan be waived in respect of the Transaction;

     AND WHEREAS section 6.1(b) of the Shareholder Rights Plan provides that the Avenor Board of Directors may, with the prior consent of the holders of Avenor common shares, waive the application of section 4.1 of the Shareholder Rights Plan to a Flip-In Event;

     AND WHEREAS section 6.1(i) of the Shareholder Rights Plan provides that any waiver by the Avenor Board of Directors under section 6.1(b) of the Shareholder Rights Plan shall be submitted for approval to the holders of Avenor common shares;

     AND WHEREAS section 6.1(i) of the Shareholder Rights Plan further provides that such approval of the holders of Avenor common shares shall have been deemed to have been given if the waiver is approved by the affirmative vote of a majority of the votes cast by Independent Shareholders (as defined in the Shareholder Rights Plan) represented in person or by proxy at a meeting of such holders duly held in accordance with applicable laws and Avenor's by-laws;

     AND WHEREAS pursuant to section 6.1(b) of the Shareholder Rights Plan the Avenor Board of Directors has determined to waive the application of section 4.1 of the Shareholder Rights Plan to the Bowater Flip-In Event;

     NOW THEREFORE BE IT RESOLVED THAT:

          1. pursuant to section 6.1(i) of the Shareholder Rights Plan, the determination of the Avenor Board of Directors to waive the application of section 4.1 of the Shareholder Rights Plan to the Bowater Flip-In Event is hereby authorized and approved; and

          2. any director or officer of Avenor is hereby authorized, acting for, in the name of and on behalf of Avenor, to execute or cause to be executed, under the corporate seal of Avenor or otherwise, and to deliver or to cause to be delivered, all such documents, agreements and instruments, and to do or to cause to be done all such other acts and things, as such director or officer determines to be necessary or desirable in order to carry out the intention of the foregoing paragraphs of this resolution and the matters authorized thereby, such determination to be conclusively evidenced by the execution and delivery of such document, agreement or instrument or the doing of any such act or thing.

                                                                         ANNEX C

                                       COMMERCIAL LIST COURT FILE NO. 98-CL-2842

                        ONTARIO COURT (GENERAL DIVISION)
                                COMMERCIAL LIST

                          IN THE MATTER OF AVENOR INC.

                 IN THE MATTER OF an application by Avenor Inc.
                     under the provisions of section 192 of
                     the Canada Business Corporations Act,
              R.S.C. 1985, c. C-44, as amended, for approval of a
               proposed arrangement involving Avenor Inc. and its
                   shareholders and for certain other relief

            APPLICATION UNDER the Canada Business Corporations Act,
                    R.S.C. 1985, c. C-44, s.192, as amended

                             NOTICE OF APPLICATION
TO THE RESPONDENTS

     A LEGAL PROCEEDING HAS BEEN COMMENCED by the applicant. The claim made by the applicant appears on the following page.

     THIS APPLICATION will come on for a hearing before a judge presiding over the Commercial List at 393 University Avenue, Toronto on July 23, 1998 at 10:00 a.m. or as soon after that time as the matter can be heard.

     IF YOU WISH TO OPPOSE THIS APPLICATION, to receive notice of any step in the Application, or to be served with any documents in the Application, you or an Ontario lawyer acting for you must forthwith prepare a Notice of Appearance in Form 38A prescribed by the Rules of Civil Procedure, serve it on the Applicant's lawyer and file it, with proof of service, in this court office, and you or your lawyer must appear at the hearing.

     IF YOU WISH TO PRESENT AFFIDAVIT OR OTHER DOCUMENTARY EVIDENCE TO THE COURT OR TO EXAMINE OR CROSS-EXAMINE WITNESSES ON THE APPLICATION, you or your lawyer must, in addition to serving your Notice of Appearance, serve a copy of the evidence on the Applicant's lawyer and file it, with proof of service, in the court office where the Application is to be heard as soon as possible, but not later than 2:00 p.m. on the day before the hearing.

     IF YOU FAIL TO APPEAR AT THE HEARING, JUDGMENT MAY BE GIVEN IN YOUR ABSENCE AND WITHOUT FURTHER NOTICE TO YOU. IF YOU WISH TO OPPOSE THIS APPLICATION BUT ARE UNABLE TO PAY LEGAL FEES, LEGAL AID MAY BE AVAILABLE TO YOU BY CONTACTING A LOCAL LEGAL AID OFFICE.

Date:  June 15, 1998
                                          Issued by:          "O. Smith"

                                                --------------------------------

                                         Local Registrar

                                          Address of Court Office:
                                          393 University Avenue
                                          Toronto, Ontario
                                          M5G 1E6

TO:        ALL HOLDERS OF COMMON SHARES OF AVENOR INC.
AND TO: ALL HOLDERS OF SECURITIES OF AVENOR INC. CONVERTIBLE OR EXCHANGEABLE
        INTO COMMON SHARES OF AVENOR INC.
AND TO: THE DIRECTOR APPOINTED PURSUANT TO THE CANADA BUSINESS CORPORATIONS ACT,
        R.S.C. 1985, c. C-44, as amended

                                  APPLICATION

1.   THE APPLICANT, AVENOR INC. MAKES APPLICATION FOR:

     (a) an interim order for directions pursuant to section 192 of the Canada Business Corporations Act, R.S.C. 1985, c. C-44, as amended
         (the "CBCA") on the terms of the draft interim order attached hereto as Schedule "A";

     (b) an order approving the plan of arrangement (the "Plan of Arrangement") proposed by Avenor Inc. ("Avenor"); and

     (c) such further and other relief as this Honourable Court deems just.

2.   THE GROUNDS FOR THE APPLICATION ARE:

     (a) Avenor is incorporated under the provisions of the CBCA;

     (b) all statutory requirements under the CBCA have been fulfilled;

     (c) the proposed Plan of Arrangement is in the best interests of Avenor, is fair and reasonable to the shareholders of Avenor, and is put forward in good faith;

     (d) it is not practicable for Avenor to effect the changes contemplated by the Plan of Arrangement under any other provision of the CBCA;

     (e) section 192 of the CBCA;

     (f) Rules 14.05(2) and 38 of the Rules of Civil Procedure; and

     (g) such further and other grounds as counsel may advise and this Honourable Court may permit.

3.   THE FOLLOWING DOCUMENTARY EVIDENCE WILL BE USED AT THE HEARING OF THE
APPLICATION:

     (a) such interim order as may be granted by this Honourable Court;

     (b) the affidavit of Marc Regnier, sworn June 14, 1998 and the exhibits thereto and other materials referred to therein;

     (c) the supplementary affidavit to be filed and such exhibits thereto and other materials referred to therein; and

     (d) such further and other materials as counsel may advise and this Honourable Court may permit.

Date of Issue:  June 15, 1998

                                                    Davies,  Ward & Beck
                                                    Barristers and Solicitors
                                                    1 First Canadian Place
                                                    44th Floor
                                                    Toronto, Ontario
                                                    M5X 1B1

                                                    James Doris (LSUC #33236P)

                                                    Tel: (416) 863-0900
                                                    Fax: (416) 863-0871

                                                    Solicitors for the Applicant

                                       Commercial List Court File No. 98-CL-2842

                        ONTARIO COURT (GENERAL DIVISION)
                                COMMERCIAL LIST
THE HONOURABLE MR. JUSTICE FERRIER

                                                    TUESDAY, THE 16TH

                                                    DAY OF JUNE, 1998

                          IN THE MATTER OF Avenor Inc.

                 IN THE MATTER of an application by Avenor Inc.
  under the provisions of section 192 of the Canada Business Corporations Act,
               R.S.C. 1985, c. C-44, as amended, for approval of
                  a proposed arrangement involving Avenor Inc.
               and its shareholders and for certain other relief
            APPLICATION UNDER the Canada Business Corporations Act,
                    R.S.C. 1985, c. C-44, s.192, as amended

                                     ORDER

     THIS MOTION, made by the Applicant, Avenor Inc. ("Avenor"), for an interim order pursuant to section 192 of the Canada Business Corporations Act, R.S.C. 1985, c. C-44, as amended (the "CBCA"), was heard this day at 393 University Avenue, Toronto, Ontario.

     ON READING the Notice of Application herein, the Notice of Motion herein, the Affidavit of Marc Regnier sworn June 14, 1998 and the exhibits thereto, and upon hearing the submissions of counsel for Avenor, no one appearing for the Director appointed under the CBCA although properly served as appears from the affidavit of service of Christa Plumley, and upon being advised that the Director appointed under the CBCA has determined that she does not need to appear at the motion.

THE MEETING

     1. THIS COURT ORDERS that Avenor call, hold and conduct an annual and special meeting (the "Meeting") of the holders of its common shares (the "Shareholders") on July 21, 1998 in Montreal, Quebec to consider and, if deemed advisable, to pass, with or without variation, a special resolution (the "Arrangement Resolution") to approve the arrangement described in the Plan of Arrangement annexed as Annex E to the Joint Management Information Circular and Proxy Statement of Avenor and Bowater Incorporated ("Bowater") contained in Exhibit "A" to the Affidavit of Marc Regnier.

     2. THIS COURT ORDERS that the Meeting shall be called, held and conducted in accordance with the provisions of the CBCA, the by-laws of Avenor, the Joint Management Information Circular and Proxy Statement, and this Order.

     3. THIS COURT ORDERS that each Shareholder shall be entitled at the Meeting to one vote for each Common Share held.

     4. THIS COURT ORDERS that the procedure for the use of proxies at the Meeting shall be as set out in the Joint Management Information Circular and Proxy Statement.

     5. THIS COURT ORDERS that the only persons entitled to attend or speak at the Meeting shall be the Shareholders, their proxy holders, the directors of Avenor and Bowater, Bowater Canadian Holdings Incorporated, Bowater Canada Inc., the auditors of Avenor, and the professional legal and financial advisors to Avenor and Bowater, and such other persons with the permission of the Chair of the Meeting.

     6. THIS COURT ORDERS that Avenor may in its discretion waive generally the time limits for the deposit of proxies by Shareholders, if Avenor deems it advisable to do so.

NOTICE

     7. THIS COURT ORDERS that a Joint Management Information Circular and Proxy Statement, Notice of Meeting and Notice of Application in substantially the same form as contained in Exhibits "A", "B" and "E", respectively, to the Affidavit of Marc Regnier (with such amendments thereto as counsel for Avenor may advise are necessary or desirable, provided that such amendments are not inconsistent with this

Order) shall be served on the Shareholders of record at the close of business on June 12, 1998, all holders of securities of Avenor convertible or exchangeable into common shares of Avenor, the directors and auditors of Avenor, and the Director under CBCA by personal service or by mailing the same by prepaid ordinary mail to such persons at their recorded addresses as they appear on the books of Avenor at the close of business on June 12, 1998 being at least twenty-one (21) days prior to the date of the Meeting, excluding the date of mailing and the date of the Meeting.

VOTING

     8. THIS COURT ORDERS that votes shall be taken at the Meeting on the basis of one (1) vote per Common Share and that, subject to further Order of this Court, the Arrangement Resolution will be considered to have been adopted by the Shareholders upon approval by at least 66 2/3% of the votes cast by the Shareholders present in person or represented by proxy at the Meeting.

     9. THIS COURT ORDERS that only those Shareholders present or represented by proxy at the Meeting who are entitled to vote at the Meeting pursuant to the provisions of the CBCA shall be entitled to vote at the Meeting and, for the purposes of the Meeting, any spoiled votes, illegible votes, defective votes and abstentions shall be deemed to be votes not cast.

DISSENT RIGHTS

     10. THIS COURT ORDERS that Shareholders shall be permitted to dissent from the Arrangement pursuant to section 190 of the CBCA and the terms of the Plan of Arrangement and to seek fair value for their Common Shares, so long as they provide to Avenor their written objection to the Plan of Arrangement at or before the Meeting and they otherwise strictly comply with the requirements of section 190 of the CBCA and the Plan of Arrangement.

APPLICATION FOR APPROVAL OF PLAN

     11. THIS COURT ORDERS that, following the approval of the Arrangement Resolution at the Meeting in the manner set forth in this Order, Avenor may apply before this Court on July 23, 1998 for approval of the Plan of Arrangement and that service of the Notice of Application herein, in accordance with paragraph 7 of this Order, shall constitute good and sufficient service of such Notice of Application upon all persons who are entitled to receive such Notice of Application pursuant to the Order and no other form of service need be made and no other material need be served on such persons in respect of these proceedings, unless a Notice of Appearance is served on Avenor's solicitor, in which case Avenor shall serve such person with notice of the date of the application for approval, together with a copy of any additional materials to be used in support of such application.

     12. THIS COURT ORDERS that any party who wishes to oppose the application for approval of the Arrangement shall serve upon Avenor's solicitor and upon other parties who have filed a Notice of Appearance a notice setting out the basis for such opposition and a copy of the materials to be used to oppose the application at least 5 days before the date set out for the application for approval of the Arrangement or such shorter time as the Court, by order, may allow.

                                                       "Ferrier J."

                                          --------------------------------------

                                                                         ANNEX D

                   AMENDED AND RESTATED ARRANGEMENT AGREEMENT

                            MADE AS OF MARCH 9, 1998

                                    BETWEEN

                                  AVENOR INC.

                                      AND

                              BOWATER INCORPORATED

                             ARRANGEMENT AGREEMENT

     THIS AMENDED AND RESTATED AGREEMENT made as of the 9th day of March, 1998,

B E T W E E N:

                       AVENOR INC.,
                       a corporation existing under the laws of Canada,

                       (hereinafter called "Avenor"),

                                               OF THE FIRST PART,

                                   -- and --

                        BOWATER INCORPORATED,
                        a corporation existing under the laws of the State of Delaware,

                        (hereinafter called "Bowater"),

                                              OF THE SECOND PART.

     WHEREAS Avenor and Bowater wish to propose an arrangement involving Avenor and Bowater and the shareholders of Avenor and Bowater;

     AND WHEREAS the parties hereto intend to carry out the transactions contemplated herein by way of an arrangement under the provisions of the Canada Business Corporations Act;

     AND WHEREAS the parties hereto have entered into this Agreement to provide for the matters referred to in the foregoing recitals and for other matters relating to such arrangement;

     NOW THEREFORE THIS AGREEMENT WITNESSETH that in consideration of the covenants and agreements herein contained and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged by each party), the parties hereto hereby covenant and agree as follows:

                                   ARTICLE 1

                                 INTERPRETATION

1.1 DEFINITIONS

     In this Agreement, unless the context otherwise requires:

          "ACQUISITION PROPOSAL" means any merger, amalgamation, take-over bid, sale of material assets (or any lease, long-term supply agreement or other arrangement having the same economic effect as a sale), any material sale of shares or rights or interests therein or thereto or similar transactions involving Avenor or Bowater or any Material Subsidiaries of Avenor or Bowater, or a proposal to do so, excluding the Arrangement and the transactions permitted pursuant to Section 5.2;

          "ARRANGEMENT" means the arrangement involving Avenor and its shareholders under the provisions of Section 192 of the CBCA, on the terms and conditions set forth in the Plan of Arrangement;

          "ARTICLES OF ARRANGEMENT" means the articles of arrangement of Avenor in respect of the Arrangement required by the CBCA to be sent to the Director after the Final Order is made;

          "AVENOR COMMON SHAREHOLDERS" means the holders of Avenor Common
     Shares;

          "AVENOR COMMON SHARES" means the common shares of Avenor;

          "AVENOR CONVERTIBLE DEBENTURES" means the 7.5% Convertible Unsecured Subordinated Debentures due 2004 of Avenor;

          "AVENOR EXCHANGEABLE SHARES" means the shares issued by Avenor (or, at the election of Bowater in accordance with Section 7.2, a Subsidiary of Bowater the common shares of which are held directly or indirectly by Bowater) in connection with the Arrangement that are exchangeable for Bowater Common Shares;

          "AVENOR MEETING" means such meetings of Avenor Shareholders as are required to be held in accordance with the Interim Order;

          "AVENOR PARTIALLY OWNED ENTITY" means the Ponderay Newsprint Company;

          "BOWATER COMMON SHAREHOLDERS" means the holders of Bowater Common Shares;

          "BOWATER COMMON SHARES" means the shares of common stock, U.S.$1.00 per share, of Bowater;

          "BOWATER MEETING" means such meetings of Bowater Common Shareholders as are required to be held in accordance with this Agreement;

          "BOWATER RESOLUTION" means the resolution to be voted on at the Bowater Meeting by the Bowater Common Shareholders approving of the issuance of stock in connection with the Arrangement and the transactions contemplated by this Agreement including, if applicable, an amendment to Bowater's Restated Certificate of Incorporation;

          "BUSINESS DAY" means any day, other than a Saturday, a Sunday and a statutory holiday in Toronto, Ontario, Montreal, Quebec or New York City, New York;

          "CBCA" means the Canada Business Corporations Act, R.S.C. 1985, c. C-44, as amended;

          "CONFIDENTIALITY AGREEMENT" means the Confidentiality Agreement dated as of April 10, 1997 between Avenor and Bowater;

          "COURT" means the Ontario Court of Justice (General Division);

          "DEBT RATIO" has the meaning ascribed thereto in Schedule D hereto;

          "DIRECTOR" means the Director appointed pursuant to Section 260 of the CBCA;

          "DISSENT RIGHTS" means the rights of dissent of the holders of Avenor Common Shares in respect of the Arrangement described in Section 3.1 in the Plan of Arrangement;

          "EFFECTIVE DATE" means the date stamped upon the Articles of Arrangement filed with the Director;

          "ENCUMBRANCE" includes, without limitation, any mortgage, pledge, assignment, charge, lien, security interest, adverse interest in property, other third party interest or encumbrance of any kind, whether contingent or absolute, and any agreement, option, right or privilege (whether by law, contract or otherwise) capable of becoming any of the foregoing;

          "ENVIRONMENTAL APPROVALS" means all permits, certificates, licences, authorizations, consents, instructions, registrations, directions or approvals issued or required by Governmental Entities pursuant to Environmental Laws;

          "ENVIRONMENTAL LAWS" means all applicable Laws, including applicable common laws, relating to the protection of the environment and employee and public health and safety;

          "EXCHANGE RATIO" has the meaning ascribed thereto in the Plan of Arrangement;

          "FINAL ORDER" means the order of the Court approving the Arrangement, as such order may be amended at any time prior to the Effective Date or, if appealed, then unless such appeal is withdrawn or denied, as affirmed;

          "GOVERNMENTAL ENTITY" means any (a) multinational, federal, provincial, state, regional, municipal, local or other government, governmental or public department, central bank, court, tribunal, arbitral body, commission, board, bureau or agency, domestic or foreign, (b) any subdivision, agent, commission, board, or authority of any of the foregoing or (c) any quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the foregoing;

          "HAZARDOUS SUBSTANCE" means any pollutant, contaminant, waste of any nature, hazardous substance, hazardous material, toxic substance, dangerous substance or dangerous good as defined, judicially interpreted or identified in any Environmental Law;

          "HSR ACT" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, of the United States of America;

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          "INTERIM ORDER" means the interim order of the Court, as the same may be amended, pursuant to subsection 192(4) of the CBCA containing declarations and directions in respect of Avenor under the CBCA with respect to the Arrangement;

          "JOINT PROXY CIRCULAR" means the information circular and proxy statement prepared by Avenor and Bowater for the Avenor Meeting and the Bowater Meeting;

          "LAWS" means all laws, by-laws, rules, regulations, orders, ordinances, protocols, codes, guidelines, policies, notices, directions and judgments or other requirements of any Governmental Entity;

          "MATERIAL ADVERSE CHANGE" or "MATERIAL ADVERSE EFFECT" means, when used in connection with Avenor or Bowater, any change, effect, event, occurrence or state of facts that is, or would reasonably be expected to be, material and adverse to the business, operations or financial condition of such Party and its Subsidiaries taken as a whole other than any change, effect, event or occurrence relating to (i) the Canadian or United States economy or securities markets in general, (ii) any change in the trading price of the Avenor Common Shares or Bowater Common Shares, respectively, immediately following and reasonably attributable to the announcement of this Agreement and the transactions contemplated hereby, or (iii) the forest products industry in general (including commodity prices), and not specifically relating to Avenor or Bowater or their respective Subsidiaries, respectively;

          "MATERIAL SUBSIDIARY", in respect of a Party, means a Subsidiary of that Party the total assets of which would have constituted more than 10% of the consolidated assets of that Party or the total revenues of which would have constituted more than 10% of the consolidated revenues of that Party, in each case as set out in the financial statements for the year ended December 31, 1997, and for Avenor includes Avenor Maritimes Inc.;

          "PARTIES" means Avenor and Bowater; and "Party" means either one of them;

          "PLAN OF ARRANGEMENT" means the plan of arrangement substantially in the form and content of Schedule A annexed hereto and any amendment or variation thereto made in accordance with Section 6.1 of the Plan of Arrangement or Section 7.1 hereof;

          "SEC" means the United States Securities and Exchange Commission;

          "SUBSIDIARY" means, with respect to a specified body corporate, any body corporate of which more than 50% of the outstanding shares ordinarily entitled to elect a majority of the board of directors thereof (whether or not shares of any other class or classes shall or might be entitled to vote upon the happening of any event or contingency) are at the time owned directly or indirectly by such specified body corporate and shall include any body corporate, partnership, joint venture or other entity over which it exercises direction or control or which is in a like relation to a Subsidiary; provided, however, that, subject to Section 1.6, "Subsidiary" for purposes of Avenor shall include the Avenor Partially Owned Entity;

          "TAX ACT" means the Income Tax Act (Canada);

          "TAX RETURNS" means all returns, declarations, reports, information returns and statements required to be filed with any taxing authority relating to Taxes; and

          "TAXES" has the meaning ascribed thereto in Section 15 of Schedule B.

1.2 INTERPRETATION NOT AFFECTED BY HEADING

     The division of this Agreement into Articles, Sections, subsections and paragraphs and the insertion of headings are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

1.3 ARTICLE REFERENCES

     Unless the contrary intention appears, references in this Agreement to an Article, Section, subsection, paragraph or Schedule by number or letter or both refer to the Article, Section, subsection, paragraph or Schedule, respectively, bearing that designation in this Agreement.

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1.4 NUMBER AND GENDER

     In this Agreement, unless the contrary intention appears, words importing the singular include the plural and vice versa; words importing gender shall include all genders; and words importing persons shall include a natural person, firm, trust, partnership, association, corporation, joint venture or government (including any governmental agency, political subdivision or instrumentality thereof).

1.5 DATE FOR ANY ACTION

     If the date on which any action is required to be taken hereunder by any Party is not a business day, such action shall be required to be taken on the next succeeding day which is a business day in such place.

1.6 AVENOR PARTIALLY OWNED ENTITY

     Notwithstanding any other provisions hereof, the representations and warranties given hereunder with respect to the Avenor Partially Owned Entity or its Subsidiaries (by incorporation in the definition of Subsidiaries) included in Schedule B, are given by Avenor to the best of its knowledge only, based on inquiry of the management and employees of Avenor or its Subsidiaries (excluding the Avenor Partially Owned Entity or its Subsidiaries) but without inquiry of the management or employees of the Avenor Partially Owned Entity or its Subsidiaries, except for the representations and warranties given respecting Avenor's direct or indirect ownership of such Avenor Partially Owned Entity. Covenants given by Avenor which refer to any of the Subsidiaries shall not extend to the Avenor Partially Owned Entity; provided, however, that if an issue relating to the Avenor Partially Owned Entity arises, which issue would be the subject matter of any of the covenants contained in this Agreement but for the fact that the covenants do not extend to the Avenor Partially Owned Entity, Avenor shall vote its voting interests in the Avenor Partially Owned Entity in respect of such issue consistent with complying with the relevant covenant as though such covenant did extend to the Avenor Partially Owned Entity. Avenor shall also exercise any other influence in the Avenor Partially Owned Entity in a manner consistent with complying with the relevant covenant as though such covenant did extend to the Avenor Partially Owned Entity, subject to any applicable fiduciary duties or contractual obligations, other than hereunder. To the extent any representations, warranties, covenants or agreements contained herein relate, directly or indirectly, to a Subsidiary of any Party, other than the Avenor Partially Owned Entity, each such provision shall be construed as a covenant by such Party to cause (to the fullest extent to which it is legally capable) such Subsidiary to perform the required action.

1.7 CURRENCY

     Unless otherwise stated, all references in this Agreement to sums of money are expressed in lawful money of Canada.

1.8 SCHEDULES

     Schedules A, B, C and D annexed to this Agreement, being the Plan of Arrangement (including the provisions attaching to the Avenor Exchangeable Shares), and the representations and warranties of Avenor and Bowater and certain definitions, respectively, are incorporated by reference into this Agreement and form part hereof.

1.9 ACCOUNTING MATTERS

     Unless otherwise stated, all accounting terms used in this Agreement in respect of Avenor shall have the meanings attributable thereto under Canadian generally accepted accounting principles and all determinations of an accounting nature in respect of Avenor required to be made shall be made in a manner consistent with Canadian generally accepted accounting principles. Unless otherwise stated, all accounting terms used in this Agreement in respect of Bowater shall have the meanings attributable thereto under United States generally accepted accounting principles and all determinations of an accounting nature required to be made in respect of Bowater shall be made in a manner consistent with United States generally accepted accounting principles.

1.10 MATERIAL

     The terms "material" and "materially" shall, when used in this Agreement, be construed, measured or assessed on the basis of whether the matter would materially affect a Party and its Subsidiaries taken as a whole or would significantly impede the ability to complete the Arrangement in accordance with this Agreement.

1.11 DISCLOSURE IN WRITING

     The phrases "except as previously disclosed in writing" and "except as disclosed in writing" and similar expressions used in this Agreement shall be construed for all purposes of this Agreement as referring to a disclosure letter prepared by each Party and delivered to the other contemporaneously with the execution and delivery of this Agreement. Disclosure by a Party in any particular schedule or exhibit of such disclosure letter will be deemed to be disclosure of the information for purposes of this Agreement.

                                   ARTICLE 2

                                THE ARRANGEMENT

2.1 ARRANGEMENT

    (a) As soon as reasonably practicable, Avenor shall apply to the Court pursuant to section 192 of the CBCA for an order approving the Arrangement and, in connection with such application, Avenor shall:

        (i) file, proceed with and diligently prosecute an application for an Interim Order providing for, among other things, the calling and holding of the Avenor Meeting for the purpose of considering and, if deemed advisable, approving the Arrangement, which meeting shall be held on the same date and at the same time, if practicable, or as near as may be, as the Bowater Meeting; and

        (ii) subject to obtaining the approvals as contemplated in the Interim Order and as may be directed by the Court in the Interim Order, take all steps necessary or desirable to submit the Arrangement to the Court and apply for the Final Order, and, subject to the fulfilment or waiver of the conditions set forth in
        Article 6, Avenor shall deliver Articles of Arrangement to the Director and such other documents as may be required to give effect to the Arrangement as soon as reasonably practicable.

    (b) The Articles of Arrangement shall, with such other matters as are necessary to effect the Arrangement, and all as subject to the provisions of the Plan of Arrangement, provide as follows:

        (i) the authorized share capital of Avenor or the Subsidiary of Bowater, as the case may be, shall be increased or modified by the creation of an unlimited number of Avenor Exchangeable Shares having the rights, privileges, restrictions and conditions described in the Plan of Arrangement;

        (ii) each shareholder of Avenor (other than shareholders who validly exercise Dissent Rights and who are ultimately entitled to be paid the fair value of the Avenor Common Shares held by them) shall be entitled to receive $35 for each Avenor Common Share held, which shall be payable in cash, Avenor Exchangeable Shares or Bowater Common Shares, or a combination thereof, on the terms and subject to the limitations and conditions set out in the Plan of Arrangement; and

        (iii) Bowater shall become the holder, directly or indirectly, of all of the issued and outstanding Avenor Common Shares (other than those Avenor Common Shares held by Avenor Common Shareholders who have exercised Dissent Rights).

2.2 EFFECTIVE DATE

    The Arrangement shall become effective on the Effective Date and the steps to be carried out pursuant to the Arrangement shall become effective on the Effective Date in the order set out in the Plan of Arrangement.

2.3 AVENOR APPROVAL

     (a) Avenor represents as of the date hereof that its directors have determined unanimously that:

         (i) the Arrangement is fair to its shareholders and is in the best interests of Avenor; and

         (ii) its Board of Directors will recommend that its shareholders vote in favour of the Arrangement;

     (b) Avenor represents as of the date hereof that its Board of Directors has received an opinion from RBC Dominion Securities Inc., the financial advisor to Avenor, that the Arrangement is fair from a financial point of view to the Avenor Common Shareholders; and

     (c) Avenor represents as of the date hereof that its directors have advised it that they intend to vote the Avenor Common Shares held by them in favour of the Arrangement and will, accordingly, so represent in the Joint Proxy Circular.

2.4 BOWATER APPROVAL

     (a) Bowater represents as of the date hereof that its directors have determined unanimously that:

         (i) its Board of Directors will recommend that its shareholders vote in favour of the Bowater Resolution at the Bowater Meeting; and

         (ii) this Agreement is in the best interests of Bowater;

     (b) Bowater represents as of the date hereof that its Board of Directors has received opinions from TD Securities Inc. and Goldman, Sachs & Co., the financial advisors to Bowater, that the transactions contemplated by this Agreement are fair from a financial point of view to Bowater; and

     (c) Bowater represents as of the date hereof that its directors have advised it that they intend to vote the Bowater Common Shares held by them in favour of the Bowater Resolution and will, accordingly, so represent in the Joint Proxy Circular.

2.5 SHAREHOLDER RIGHTS PLAN

     Avenor covenants and represents that its Board of Directors has resolved to take all action necessary in order to ensure that the Separation Time (as defined in the Avenor Shareholder Rights Plan Agreement dated October 20, 1995) does not occur in connection with this Agreement or the Arrangement, and to recommend to the Avenor Common Shareholders that they approve such resolutions and take such actions as may be necessary in order to waive the application of the Avenor Shareholder Rights Plan Agreement to this Agreement and to the Arrangement effective immediately prior to the Effective Date and covenants to take all action necessary pursuant to the Avenor Shareholder Rights Plan Agreement to seek such waiver.

                                   ARTICLE 3

                    REPRESENTATIONS AND WARRANTIES OF AVENOR

3.1 REPRESENTATIONS

     Avenor hereby makes to Bowater the representations and warranties as set forth in Schedule B to this Agreement and acknowledges that Bowater is relying upon those representations and warranties in connection with entering into this Agreement.

3.2 INVESTIGATION

     Any investigation by Bowater and its advisors shall not mitigate, diminish or affect the representations and warranties of Avenor pursuant to this Agreement.

3.3 SURVIVAL OF REPRESENTATIONS AND WARRANTIES

     The representations and warranties of Avenor contained in this Agreement shall not survive the completion of the Arrangement and shall expire and be terminated and extinguished on the Effective Date.

                                   ARTICLE 4

                   REPRESENTATIONS AND WARRANTIES OF BOWATER

4.1 REPRESENTATIONS

     Bowater hereby makes to Avenor the representations and warranties as set forth in Schedule C to this Agreement and acknowledges that Avenor is relying upon those representations and warranties in connection with entering into this Agreement.

4.2 INVESTIGATION

     Any investigation by Avenor and its advisors shall not mitigate, diminish or affect the representations and warranties of Bowater pursuant to this Agreement.

4.3 SURVIVAL OF REPRESENTATIONS AND WARRANTIES

     The representations and warranties of Bowater contained in this Agreement shall not survive the completion of the Arrangement and shall expire and be terminated and extinguished on the Effective Date.

                                   ARTICLE 5

                                   COVENANTS

5.1 CONSULTATION

     The Parties agree to consult with each other in issuing any press releases or otherwise making public statements with respect to this Agreement or the Arrangement and in making any filings with any federal, provincial or state governmental or regulatory agency or with any securities exchange with respect thereto. Each Party shall use its commercially reasonable efforts to enable the other Party to review and comment on all such press releases and filings prior to release thereof. The Parties agree to issue jointly a press release with respect to this Agreement as soon as practicable, in a form acceptable to each Party, and each Party agrees to file a copy of this Agreement with applicable regulatory authorities.

5.2 COVENANTS OF AVENOR

     Avenor covenants and agrees that, except as contemplated in this Agreement or the Arrangement, until the Effective Date or the day upon which this Agreement is terminated, whichever is earlier:

     (a) in a timely and expeditious manner, it will file, proceed with and diligently prosecute an application to the Court for the Interim Order; provided, however, that notwithstanding the foregoing the Parties agree to consult regarding, as soon as possible, seeking the Interim Order and mailing the Joint Proxy Circular earlier than as required hereby;

     (b) in a timely and expeditious manner it will:

          (i) forthwith carry out such terms of the Interim Order as are required under the terms thereof to be done by Avenor;

          (ii) prepare, in consultation with Bowater, and file a Joint Proxy Circular with respect to the Avenor Meeting and the Bowater Meeting in all jurisdictions where the same is required to be filed and mail the same as ordered by the Interim Order and in accordance with all applicable Laws, in all jurisdictions where the same is required, complying in all material respects with all applicable Laws on the date of mailing thereof and containing full, true and plain disclosure of all material facts relating to the Arrangement and Avenor and not containing any misrepresentation (as defined under applicable securities laws) with respect thereto;

          (iii) convene the Avenor Meeting on a date agreed to by the Parties which shall be no later than September 30, 1998 and distribute copies of this Agreement (or a written summary thereof prepared by Avenor in form and substance reasonably satisfactory to Bowater), in each case as ordered by the Interim Order;

          (iv) provide notice to Bowater of the Avenor Meeting and allow Bowater's representatives to attend the Avenor Meeting unless such attendance is prohibited by the Interim Order; and

          (v) conduct the Avenor Meeting in accordance with the Interim Order, the by-laws of Avenor and any instrument governing such meeting, as applicable, and as otherwise required by applicable Laws;

     (c) in a timely and expeditious manner, it will prepare (in consultation with Bowater) and file any mutually agreed (or otherwise required by applicable Laws) amendments or supplements to the Joint Proxy Circular with respect to the Avenor Meeting and mail the same as required by the Interim Order and in accordance with all applicable Laws, in all jurisdictions where the same is required, complying in all material respects with all applicable legal requirements on the date of mailing thereof;

     (d) subject to the approval of the Arrangement at the Avenor Meeting in accordance with the provisions of the Interim Order, it will forthwith file, proceed with and diligently prosecute an application for the Final Order;

     (e) it will forthwith carry out the terms of the Interim Order and the Final Order and, subject to the receipt of the Final Order, the satisfaction of the conditions precedent in favour of Avenor and the receipt of the written confirmation of Bowater that the conditions precedent in favour of Bowater have been satisfied, file Articles of Arrangement and the Final Order with the Director in order for the Arrangement to become effective;

     (f) except for proxies and other non-substantive communications, it will furnish promptly to Bowater a copy of each notice, report, schedule or other document or communication delivered, filed or received by Avenor in connection with the Arrangement or the Interim Order, the Avenor Meeting or any other meeting of Avenor security holders or class of security holders which all such holders, as the case may be, are entitled to attend, any filings under applicable Laws and any dealings with regulatory agencies in connection with, or in any way affecting, the transactions contemplated herein;

     (g) in a timely and expeditious manner, it will provide to Bowater all information as may be reasonably requested by Bowater or as required by the Interim Order or applicable Laws with respect to Avenor and its Subsidiaries and their respective businesses and properties for inclusion in the Joint Proxy Circular with respect to the Bowater Meeting or in any amendments or supplements to such Joint Proxy Circular complying in all material respects with all applicable legal requirements on the date of mailing thereof and containing full, true and plain disclosure of all material facts relating to Avenor and not containing any misrepresentation (as defined under applicable securities laws) with respect thereto;

     (h) it will prepare and file with all applicable securities commissions or similar securities regulatory authorities of Canada and the United States all necessary applications to seek exemptions, if required, from the prospectus, registration and other requirements of the applicable securities laws of Canada and the United States for the issue by Avenor or the Subsidiary of Bowater, as the case may be, of Avenor Exchangeable Shares and the issue by Bowater of Bowater Common Shares pursuant to the Arrangement and the resale of such shares (other than by control persons and subject to requirements of general application);

     (i) except as previously disclosed in writing to Bowater, it shall, and shall cause each of its Subsidiaries to, conduct its and their respective businesses only in, and not take any action except in, the usual, ordinary and regular course of business and consistent with past practice;

     (j) except as previously disclosed in writing to Bowater, it shall not, without the prior written consent of Bowater, which consent shall not be unreasonably withheld, directly or indirectly do or permit to occur any of the following:

          (i) issue, sell, pledge, lease, dispose of, encumber or agree to issue, sell, pledge, lease, dispose of or encumber (or permit any of its Subsidiaries to issue, sell, pledge, lease, dispose of, encumber or agree to issue, sell, pledge, lease, dispose of or encumber):

             (A) any shares of, or any options, warrants, calls, conversion privileges or rights of any kind to acquire any shares of it or any of its Subsidiaries, other than (I) the issue of Avenor Common Shares on the exercise of Avenor Convertible Debentures; or (II) pursuant to the exercise of stock options (whether vested or unvested) currently outstanding or under existing share issuance plans in accordance with their current terms;

             (B) except in the usual, ordinary and regular course of business and consistent with past practice, any assets of it or any of its Material Subsidiaries;

          (ii) amend or propose to amend its articles or by-laws or those of any of its Material Subsidiaries;

          (iii) split, combine or reclassify any of its outstanding shares, or declare, set aside or pay any dividend or other distribution payable in cash, stock, property or otherwise with respect to its shares (other than regular quarterly dividends in respect of its common shares, in amounts consistent with past practice);

          (iv) redeem, purchase or offer to purchase (or permit any of its Material Subsidiaries to redeem, purchase or offer to purchase) any shares or other securities of it or any of its Material Subsidiaries, unless otherwise required by the terms of such securities;

          (v) reorganize, amalgamate or merge it or any of its Material Subsidiaries with any other person, corporation, partnership or other business organization whatsoever;

          (vi) acquire or agree to acquire any person, corporation, partnership, joint venture or other business organization or division or acquire or agree to acquire any assets, which, in each case are, individually or in the aggregate, material;

          (vii) except in the usual, ordinary and regular course of business and consistent with past practice: (A) satisfy or settle any claims or liabilities, except such as have been reserved against in its financial statements delivered to Bowater, which are, individually or in the aggregate, material; (B) relinquish any contractual rights which are, individually or in the aggregate, material; or (C) enter into any interest rate, currency or commodity swaps, hedges or other similar financial instruments;

          (viii) except for the purpose of the renewal of or the replacement of existing credit facilities, incur or commit to provide guarantees, incur any indebtedness for borrowed money or issue any amount of debt securities, which are, individually or in the aggregate, material;

          (ix) incur or commit to capital expenditures prior to the Effective Date, individually or in the aggregate, exceeding $50 million;

          (x) make any changes to its existing accounting practices or make any material tax election;

     (k) without the prior written consent of Bowater, which consent shall not be unreasonably withheld, it shall not, and shall cause each of its Subsidiaries to not:

          (i) other than as previously disclosed in writing to Bowater or in the usual, ordinary and regular course of business and consistent with past practice or pursuant to existing employment, pension, supplemental pension, termination, compensation arrangements or policies, enter into or modify any employment, severance, collective bargaining or similar agreements, policies or arrangements with, or grant any bonuses, salary increases, stock options, pension or supplemental pension benefits, profit sharing, retirement allowances, deferred compensation, incentive compensation, severance or termination pay to, or make any loan to, any officers or directors of it; or

          (ii) other than as previously disclosed in writing to Bowater or in the usual, ordinary and regular course of business and consistent with past practice or pursuant to existing employment, pension, supplemental pension, termination, compensation arrangements or policies, in the case of employees who are not officers or directors, take any action with respect to the entering into or modifying of any employment, severance, collective bargaining or similar agreements, policies or arrangements or with respect to the grant of any bonuses, salary increases, stock options, pension or supplemental pension benefits, profit sharing, retirement allowances, deferred compensation, incentive compensation, severance or termination pay or any other form of compensation or profit sharing or with respect to any increase of benefits payable;

         provided that the foregoing shall not prevent Avenor from taking such action that is reasonably necessary so that the condition relating to the exercise or termination of stock options referred to in Section 6.3(f) can be fulfilled. In such regard, Avenor agrees to keep Bowater informed as to the arrangements which Avenor believes are necessary to fulfill such condition in Section 6.3(f) so that Bowater can participate in the decisions made by Avenor;

     (l) it shall use its reasonable commercial efforts (or cause each of its Subsidiaries to use reasonable commercial efforts) to cause its current insurance (or re-insurance) policies not to be cancelled or terminated or any of the coverage thereunder to lapse, unless simultaneously with such termination, cancellation or lapse, replacement policies underwritten by insurance and re-insurance companies of nationally recognized standing providing coverage equal to or greater than the coverage under the cancelled, terminated or lapsed policies for substantially similar premiums are in full force and effect and, at or prior to the Effective Date, to acquire insurance through a "discovery" endorsement which protects directors and officers of Avenor (including former directors and officers) if requested by Bowater and on such terms as approved by Bowater;

     (m) it shall:

          (i) use its reasonable commercial efforts, and cause each of its Subsidiaries to use its reasonable commercial efforts, to preserve intact its business organizations and goodwill, to maintain satisfactory relationships with suppliers, agents, distributors, customers and others having business relationships with it or its Subsidiaries;

          (ii) not take any action, or permit any of its Subsidiaries to take any action, that would interfere with or be inconsistent with the completion of the transactions contemplated hereunder or would render, or that reasonably may be expected to render, any representation or warranty made by it in this Agreement untrue in any material respect at any time prior to the Effective Date if then made; and

          (iii) promptly notify Bowater of any material adverse change, or any change which could reasonably be expected to become a material adverse change, in respect of its or any of its Subsidiaries' businesses or in the operation of its or any of its Subsidiaries' businesses or in the operation of its or any of its Subsidiaries' properties, and of any material Governmental Entity or third party complaints, investigations or hearings (or communications indicating that the same may be contemplated);

     (n) it shall not and shall cause its Subsidiaries not to settle or compromise any claim brought by any present, former or purported holder of any of its securities in connection with the transactions contemplated by this Agreement or the Arrangement prior to the Effective Date without the prior written consent of Bowater, such consent not to be unreasonably withheld;

     (o) except in the usual, ordinary and regular course of business and consistent with past practice, or except as previously disclosed in writing to Bowater or as required by applicable Laws, it and its Subsidiaries shall not enter into or modify in any material respect any contract, agreement, commitment or arrangement which new contract or series of related new contracts or modification to an existing contract or series of related existing contracts would be material to Avenor or which would have a material adverse effect on Avenor;

     (p) it shall use all commercially reasonable efforts to satisfy (or cause the satisfaction of) the conditions precedent to its obligations hereunder set forth in Article 6 to the extent the same is within its control and to take, or cause to be taken, all other action and to do, or cause to be done, all other things necessary, proper or advisable under all applicable Laws to complete the Arrangement and the transactions contemplated by this Agreement, including using its commercially reasonable efforts to:

          (i) obtain all necessary waivers, consents and approvals required to be obtained by it from other parties to loan agreements, leases and other contracts;

          (ii) obtain all necessary consents, approvals and authorizations as are required to be obtained by it under any applicable Law;

          (iii) effect all necessary registrations and filings and submissions of information requested by Governmental Entities required to be effected by it in connection with the Arrangement and the transactions contemplated by this Agreement, participate and appear in any proceedings of either Party before Governmental Entities;

          (iv) oppose, lift or rescind any injunction or restraining order or other order or action seeking to stop, or otherwise adversely affecting the ability of the Parties to consummate, the transactions contemplated hereby or by the Arrangement;

          (v) fulfill all conditions and satisfy all provisions of this Agreement and the Arrangement; and

          (vi) cooperate with Bowater in connection with the performance by it of its obligations hereunder;

     (q) it shall not take any action, refrain from taking any action (subject to its commercially reasonable efforts), or permit any action to be taken or not taken, inconsistent with this Agreement or which would reasonably be expected to significantly impede the consummation of the Arrangement, provided that where Avenor is required to take any such action or refrain from taking such action (subject to its commercially reasonable efforts) as a result of this Agreement, Avenor shall immediately notify Bowater in writing of such circumstances;

     (r) it will, in all material respects, conduct itself so as to keep Bowater fully informed as to the material decisions or actions required or required to be made with respect to the operation of its business; provided that such disclosure is not otherwise prohibited by reason of a confidentiality obligation owed to a third party for which a waiver could not be obtained or is in respect of customer-specific competitively sensitive information relating to areas or projects where Avenor and Bowater are competitors;

     (s) it shall make, or cooperate as necessary in the making of, all other necessary filings and applications under all applicable Laws required in connection with the transactions contemplated herein and take all reasonable action necessary to be in compliance with such Laws;

     (t) it shall use its reasonable commercial efforts to conduct its affairs and shall cause its Subsidiaries to conduct their affairs so that all of its representations and warranties contained herein shall be true and correct in all material respects on and as of the Effective Date as if made on and as of such date; and

     (u) it will not allow the Debt Ratio to exceed 70% so that the condition referred to in Section 6.3(e) can be fulfilled.

5.3 COVENANTS OF BOWATER

     Bowater covenants and agrees that, except as contemplated by this Agreement, the Arrangement and transactions (including financing transactions) necessary to implement the Arrangement, until the Effective Date or the day upon which this Agreement is terminated, whichever is earlier:

     (a) except as previously disclosed in writing to Avenor, it shall, and shall cause each of its Subsidiaries to, refrain from entering into any transaction or making any other decision which would result in a material adverse change in Bowater;

     (b) it shall take all such steps and do all such acts and things, including without limitation, making or causing to be made cash payments and issuing Bowater Common Shares, as are specified in the Plan of Arrangement and the Final Order to be taken or done by Bowater;

     (c) except as previously disclosed in writing to Avenor or as required by
         (f) below, it shall not amend or propose to amend its Restated Certificate of Incorporation;

     (d) except as previously disclosed in writing to Avenor, it shall not split, combine or reclassify any of its outstanding shares, or declare, set aside or pay any dividend or other distribution payable in cash, stock, property or otherwise with respect to its shares (other than regular quarterly dividends in respect of its common shares, in amounts consistent with past practice, and dividends provided for pursuant to the provisions of its preferred shares);

     (e) it shall use all commercially reasonable efforts to satisfy (or cause the satisfaction of) the conditions precedent to its obligations hereunder set forth in Article 6 to the extent the same is within its control and to take, or cause to be taken, all other action and to do, or cause to be done, all other things necessary, proper or advisable under all applicable Laws to complete the Arrangement and the transactions contemplated by this Agreement, including using its commercially reasonable efforts to:

          (i) obtain all necessary waivers, consents and approvals required to be obtained by it from other parties to loan agreements, leases and other contracts;

          (ii) obtain all necessary consents, approvals and authorizations as are required to be obtained by it under any applicable Law;

          (iii) effect all necessary registrations and filings and submissions of information requested by Governmental Entities required to be effected by it in connection with the Arrangement and the transactions contemplated by this Agreement and participate, and appear in any proceedings of, either Party before Governmental Entities;

          (iv) oppose, lift or rescind any injunction or restraining order or other order or action seeking to stop, or otherwise adversely affecting the ability of the parties to consummate, the transactions contemplated hereby or by the Arrangement;

          (v) fulfill all conditions precedent to Avenor's obligations hereunder and satisfy all provisions of this Agreement and the Arrangement applicable to it; and

          (vi) cooperate with Avenor in connection with the performance by it of its obligations hereunder;

     (f) it shall:

          (i) create one share of special voting stock of Bowater (including if necessary by filing amendments to its Restated Certificate of Incorporation), which entitles the holder of record to a number of votes at meetings of holders of Bowater Common Shares equal to the number of Avenor Exchangeable Shares outstanding from time to time; and

          (ii) authorize Bowater Common Shares to be issued in the Arrangement and a sufficient number of Bowater Common Shares so that the retraction and exchange rights attached to the Avenor Exchangeable Shares may be honoured;

     (g) it shall not take any action, refrain from taking any action (subject to its commercially reasonable efforts), or permit any action to be taken or not taken, inconsistent with this Agreement or which would reasonably be expected to significantly impede the consummation of the Arrangement, provided that where Bowater is required to take any such action or refrain from taking such action as a result of this Agreement, Bowater shall immediately notify Avenor in writing of such circumstances;

     (h) in a timely and expeditious manner it shall:

          (i) forthwith carry out such terms of the Interim Order, as are required under the terms thereof to be done by Bowater;

          (ii) prepare, in consultation with Avenor, and file the Joint Proxy Circular with respect to the Avenor Meeting and the Bowater Meeting in all jurisdictions where the same is required to be filed and mail the same in accordance with all applicable Laws, in all jurisdictions where the same is required, complying in all material respects with all applicable Laws on the date of mailing thereof and containing full, true and plain disclosure of all material facts relating to the

           Arrangement and Bowater and not containing any misrepresentation (as defined under such applicable securities laws) with respect thereto;

          (iii) convene the Bowater Meeting on a date agreed to by the Parties which shall be no later than September 30, 1998, and distribute copies of this Agreement (or a written summary thereof prepared by Bowater in form and substance reasonably satisfactory to Avenor);

          (iv) provide notice to Avenor of the Bowater Meeting and allow Avenor's representatives to attend the Bowater Meeting; and

          (v) conduct the Bowater Meeting in accordance with the by-laws of Bowater and any instrument governing such meeting, as applicable, and as otherwise required by applicable Laws;

     (i) in a timely and expeditious manner it shall, prepare (in consultation with Avenor) and file any mutually agreed (or otherwise required by applicable Laws) amendments or supplements to the Joint Proxy Circular with respect to the Bowater Meeting and mail the same as required by the Interim Order and in accordance with all applicable Laws, in all jurisdictions where the same is required, complying in all material respects with all applicable Laws on the date of mailing thereof;

     (j) except for proxies and other non-substantive communications, it shall furnish promptly to Avenor a copy of each notice, report, schedule or other document or communication delivered, filed or received by Bowater in connection with the Arrangement or the Interim Order, the Bowater Meeting or any other meeting of Bowater security holders or class of security holders which all such holders, as the case may be, are entitled to attend, any filings under applicable Laws and any dealings with regulatory agencies in connection with, or in any way affecting, the transactions contemplated herein;

     (k) in a timely and expeditious manner, it shall provide to Avenor all information as may be reasonably requested by Avenor or as required by the Interim Order or applicable Laws with respect to Bowater and its Subsidiaries and their respective businesses and properties for inclusion in the Joint Proxy Circular with respect to the Avenor Meeting or in any amendments or supplements to such Joint Proxy Circular complying in all material respects with all applicable Laws on the date of mailing thereof and containing full, true and plain disclosure of all material facts relating to Bowater and not containing any misrepresentation (as defined under applicable securities laws) with respect thereto;

     (l) assist and cooperate in the preparation and filing with all applicable securities commissions or similar securities regulatory authorities of Canada and the United States of all necessary applications to seek exemptions, if required, from the prospectus, registration and other requirements of the applicable securities laws of Canada and the United States for the issue by Avenor or the Subsidiary of Bowater, as the case may be, of Avenor Exchangeable Shares and the issue by Bowater of Bowater Common Shares pursuant to the Arrangement and the resale of such shares (other than by control persons and subject to requirements of general application); and

     (m) forthwith carry out such terms of the Final Order required under the terms thereof to be done by Bowater.

5.4 COVENANTS REGARDING NON-SOLICITATION

     (a) Avenor shall not, directly or indirectly, through any officer, director, employee, representative or agent of Avenor or any of its Subsidiaries, solicit, initiate or knowingly encourage (including by way of furnishing information or entering into any form of agreement, arrangement or understanding) the initiation of any inquiries or proposals regarding an Acquisition Proposal, participate in any discussions or negotiations regarding any Acquisition Proposal, withdraw or modify in a manner adverse to Bowater the approval of the Board of Directors of Avenor of the transactions contemplated hereby, approve or recommend any Acquisition Proposal or cause Avenor to enter into any agreement related to any Acquisition Proposal; provided, however, that subject to Section 5.5 but notwithstanding the preceding part of this Section 5.4(a) and any other provision of this Agreement, nothing shall prevent the Board of Directors of Avenor from considering, negotiating, approving, recommending to its shareholders or entering into an agreement in respect of an unsolicited bona fide written Acquisition Proposal that the Board of Directors of Avenor determines in good faith, after consultation with financial advisors and after receiving an opinion of outside counsel to the effect that the Board of Directors of Avenor is required to take such action in order to discharge properly its fiduciary duties, would, if consummated in accordance with its terms, result in a transaction more favourable to Avenor's shareholders than the transaction contemplated by this Agreement (any such Acquisition Proposal being referred to herein as a "Superior Proposal");

     (b) Bowater shall not, directly or indirectly, through any officer, director, employee, representative or agent of Bowater or any of its Subsidiaries, solicit, initiate or knowingly encourage (including by way of furnishing information or entering into any form of agreement, arrangement or understanding) the initiation of any inquiries or proposals regarding an Acquisition Proposal; provided, however, that notwithstanding any other provision of this Agreement, nothing shall prevent the Board of Directors of Bowater from considering, negotiating, approving, recommending to its shareholders or entering into an agreement in respect of an unsolicited bona fide written Acquisition Proposal if the Board of Directors of Bowater determines in good faith, after consultation with financial advisors and after receiving an opinion of outside counsel, that it is required to do so in order to discharge properly its fiduciary duties;

     (c) Each Party shall promptly notify the other Party of any current Acquisition Proposals or of any future Acquisition Proposal of which directors or senior officers become aware, or any amendments to the foregoing, or any request for non-public information relating to such Party or any Material Subsidiaries in connection with an Acquisition Proposal or for access to the properties, books or records of such Party or any Material Subsidiary by any person or entity that informs such Party or such Material Subsidiary that it is considering making, or has made, an Acquisition Proposal. Such notice shall include a description of the material terms and conditions of any proposal and provide such details of the proposal, inquiry or contact as the other Party may reasonably request including the identity of the person making such proposal, inquiry or contact;

     (d) If Avenor receives a request for material non-public information from a person who proposes a bona fide Acquisition Proposal in respect of Avenor (the existence and content of which have been disclosed to Bowater), and the Board of Directors of Avenor determines that such proposal would be a Superior Proposal pursuant to Section 5.4(a) having received the advice referred to therein, then, and only in such case, the Board of Directors of Avenor may, subject to the execution of a confidentiality agreement containing a standstill provision substantially similar to that contained in Section 5.7, provide such person with access to information regarding Avenor; provided, however, that the person making the Acquisition Proposal shall not be precluded thereunder from making the Acquisition Proposal, and provided further that Avenor sends a copy of any such confidentiality agreement to Bowater immediately upon its execution and Bowater is provided with a list of or copies of the information provided to such person and immediately provided with access to similar information to which such person was provided; and

     (e) Each Party shall ensure that its officers, directors and employees and its Subsidiaries and any financial advisors or other advisors or representatives retained by it are aware of the provisions of this
         Section 5.4, and it shall be responsible for any breach of this Section
         5.4 by its financial advisors or other advisors or representatives.

5.5 NOTICE BY AVENOR OF SUPERIOR PROPOSAL DETERMINATION

     Avenor shall not accept, approve, recommend or enter into any agreement in respect of an Acquisition Proposal (other than a confidentiality agreement) on the basis that it would constitute a Superior Proposal unless (i) it has provided Bowater with a copy of the Acquisition Proposal document which the Board of Directors of Avenor has determined would be a Superior Proposal, and
(ii) five business days shall have elapsed from the later of the date Bowater received notice of the proposed determination to accept, approve, recommend or enter into an agreement in respect of such Acquisition Proposal, and the date Bowater received a copy of the Acquisition Proposal document. Information provided shall constitute confidential Information for purposes of Section 5.6(c).

     During such five business day period, Avenor acknowledges that Bowater shall have the opportunity, but not the obligation, to offer to amend the terms of this Agreement and the Arrangement. The Board of Directors of Avenor will review any offer by Bowater to amend the terms of this Agreement in good faith in order to determine, in its discretion in the exercise of its fiduciary duties, whether Bowater's offer upon acceptance by Avenor would result in the Acquisition Proposal not being a Superior Proposal. If the Board of Directors of Avenor so determines, it will enter into an amended agreement with Bowater reflecting Bowater's amended proposal. If the Board of Directors of Avenor determines that the Acquisition Proposal is nonetheless a Superior Proposal, Avenor will pay to Bowater the break fee payable to Bowater under Section 8.2.

     Avenor also acknowledges and agrees that each successive modification of any Acquisition Proposal shall constitute a new Acquisition Proposal for purposes of the requirement under clause (ii) of this Section 5.5 to initiate an additional five business day notice period.

5.6 ACCESS TO INFORMATION

     (a) Subject to Section 5.6(c) and applicable Laws, upon reasonable notice, Avenor shall (and shall cause each of its Subsidiaries to) afford Bowater's officers, employees, counsel, accountants and other authorized representatives and advisors ("Representatives") access, during normal business hours from the date hereof and until the earlier of the Effective Date or the termination of this Agreement, to its properties, books, contracts and records as well as to its management personnel, and, during such period, Avenor shall (and shall cause each of its Subsidiaries to) furnish promptly to Bowater all information concerning Avenor's business, properties and personnel as Bowater may reasonably request. Nothing in the foregoing shall require Avenor to disclose information subject to a written confidentiality agreement with third parties, or customer-specific or competitively sensitive information relating to areas or projects where Bowater is a competitor.

     (b) Subject to Section 5.6(c) and applicable Laws, upon reasonable notice, Bowater shall afford Avenor's counsel and its financial advisors, RBC Dominion Securities Inc., an opportunity to conduct due diligence on Bowater and its Subsidiaries to enable RBC Dominion Securities Inc. to prepare and deliver its written fairness opinion.

     (c) The Parties acknowledge that certain information provided to each other under Section 5.6(a) and Section 5.6(b) above will be non-public and/or proprietary in nature (the "Information"). Except as permitted below, each Party will keep Information confidential and will not, without the prior written consent of the other, disclose it, in any manner whatsoever, in whole or in part, to any other person, and neither Party will use it for any purpose other than to evaluate the transaction contemplated by this Agreement. The Parties will each make all reasonable, necessary and appropriate efforts to safeguard the Information from disclosure to anyone other than as permitted hereby and to control the copies, extracts or reproductions made of the Information. The Information may be provided to the representatives of a Party who require access to the same to assist it in proceeding in good faith with the transactions contemplated by this Agreement, and whose assistance is required for such purposes, provided that such Party has first informed such representatives to whom Information is provided that the representative has the same obligations, including as to confidentiality, restricted use and otherwise, that such Party has with respect to such Information. This provision shall not apply as to such portions of the Information that: (a) are or become generally available to the public other than as a result of disclosure by the receiving Party or its representatives; (b) become available to a Party on a non-confidential basis from a source other than, directly or indirectly, the other Party or its representatives, provided that such source is not to the knowledge of the receiving Party, upon reasonable inquiry, bound by a confidentiality agreement with the Party providing the Information or otherwise prohibited from transmitting the Information to the receiving Party by a contractual, legal or fiduciary obligation; or (c) were known to a Party or were in its possession on a non-confidential basis prior to being disclosed to it by the Party providing the Information or by someone on its behalf; or (d) are required by applicable Laws or court order to be disclosed. The provisions of this Section 5.6(c) shall survive the termination of this Agreement.

5.7 MUTUAL STANDSTILL

     During the period commencing on the date hereof and continuing until the Effective Date or the termination of this Agreement, other than pursuant to this Agreement (including without limitation Section 5.5), the Arrangement and the transactions contemplated hereby and thereby, each Party agrees that it will not, except in connection with this Agreement or the Arrangement or with the prior approval of the other Party, which approval may be given on such terms as the other Party may determine: (i) in any manner acquire, agree to acquire or make any proposal or offer to acquire, directly or indirectly, any securities or property of the other Party; (ii) propose or offer to enter into, directly or indirectly, any merger or business combination involving the other Party or to purchase, directly or indirectly, a material portion of the assets of the other Party; (iii) directly or indirectly, "solicit", or participate or join with any person in the "solicitation" of, any "proxies" (as such terms are defined in the Securities Act (Ontario), as the same may be amended from time to time) to vote, to seek to advise or to influence any person with respect to the voting of any voting securities of the other Party (but for greater certainty Avenor acknowledges that Bowater and its agents and advisors (including TD Securities Inc. and Goldman Sachs & Co.) will be entitled to solicit proxies and otherwise influence any person to vote in favour of the Arrangement at the Avenor Meeting or Bowater Meeting and Bowater acknowledges that Avenor and its agents and advisors (including RBC Dominion Securities) will be entitled to solicit proxies and otherwise influence any person to vote in favour of the Arrangement at the Avenor Meeting or Bowater Meeting); (iv) otherwise act alone or in concert with others to seek to control or to influence the management, Board of Directors or policies of the other Party; (v) make any public or private disclosure of any consideration, intention, plan or arrangement inconsistent with any of the foregoing; or (vi) advise, assist or encourage any of the foregoing or work in concert with others in respect of the foregoing. For the purpose of this Section 5.7, a Party shall include Subsidiaries of such Party and their successors. The termination of this Agreement shall also terminate any other agreements between the Parties which have a similar effect as this Section 5.7 including but not limited to any such standstill provisions contained in the Confidentiality Agreement.

5.8 EMPLOYMENT AGREEMENTS AND RELATED MATTERS

     Bowater covenants and agrees, and after the Effective Time will cause Avenor and any successor to Avenor to agree, to honour and comply with the terms of those existing employment and severance agreements of Avenor which Avenor has disclosed to Bowater in writing prior to the date hereof. Bowater also covenants and agrees, and after the Effective Time it will cause Avenor and any successor to Avenor to agree, that for a period of one year it will deal with any employees of Avenor whose employment may be terminated after the Effective Date in a fair and equitable manner consistent with the existing termination policies of Avenor as disclosed to Bowater in writing.

5.9 INSURANCE

     (a) Bowater shall ensure that the by-laws of Avenor or of any corporation continuing following the amalgamation, merger, plan of arrangement, consolidation or winding-up of Avenor with or into one or more other persons (a "Surviving Corporation") shall contain the provisions with respect to indemnification now set forth in section 5.02 of Avenor's By-Law No. 1, as amended by Avenor's By-Law No. 2, (or as provided in Article Eleventh of Bowater's Restated Certificate of Incorporation) which provision shall not be amended, repealed or otherwise modified for a period of six years from the Effective Date in any manner that would adversely affect the rights thereunder of individuals who, immediately prior to the Effective Date, were directors, officers, employees or agents of Avenor, unless required by Law, and Bowater shall ensure that the obligations of Avenor under any indemnification agreements between Avenor and its directors and certain officers are assumed by the Surviving Corporation.

     (b) Bowater agrees that from the Effective Date until the sixth anniversary of the Effective Date it will maintain or cause Avenor or any Surviving Corporation to maintain Avenor's current directors' and officers' insurance or another policy or "discovery" endorsement, on terms and conditions which are no less advantageous to the directors and officers of Avenor and providing no less coverage than Avenor's existing directors' and officers' insurance, for all present and former directors and officers of

         Avenor, covering claims made prior to or within such period of time. At the election of Bowater and upon reasonable notice to Avenor, Avenor will acquire the insurance through a "discovery" endorsement referred to in Section 5.2(l) of this Agreement prior to the Effective Date; and

     (c) Avenor will not, and Avenor will use its commercially reasonable efforts to cause the insured persons under such directors' and officers' insurance policies not to, take any actions which might impair the coverage thereunder.

5.10 ANCILLARY AGREEMENTS

     Bowater agrees to enter into the support agreement and voting and exchange trust agreement contemplated by the provisions attaching to the Avenor Exchangeable Shares set out on Exhibit 1 to Schedule A annexed hereto.

5.11 MERGER OF COVENANTS

     The covenants set out in this Agreement (except for Sections 5.6(c), 5.8, 5.9, 5.10 and 10.1 which shall survive the completion of the Arrangement) shall not survive the completion of the Arrangement, and shall expire and be terminated without recourse between the Parties upon such completion.

                                   ARTICLE 6

                                   CONDITIONS

6.1 MUTUAL CONDITIONS

     The obligations of Avenor and Bowater to complete the transactions contemplated hereby are subject to the fulfilment of the following conditions on or before the Effective Date or such other time as is specified below:

     (a) the Interim Order shall have been granted in form and substance satisfactory to Avenor and Bowater, acting reasonably, and shall not have been set aside or modified in a manner unacceptable to such Parties, acting reasonably, on appeal or otherwise;

     (b) the resolutions set forth in the Joint Proxy Circular shall have been passed at the Avenor Meeting and at the Bowater Meeting, duly approving the Arrangement, in accordance with the Interim Order, and duly approving the Bowater Resolution;

     (c) the Final Order shall have been granted in form and substance satisfactory to Avenor and Bowater, acting reasonably, and shall not have been set aside or modified in a manner unacceptable to such Parties on appeal or otherwise;

     (d) the Articles of Arrangement relating to the Arrangement shall be in form and substance satisfactory to Avenor and Bowater, acting reasonably;

     (e) the Effective Date shall be on or before September 30, 1998, subject to any extension available to a Party pursuant to Section 6.4;

     (f) there shall be no action taken under any Law or by any Governmental Entity that:

        (i) makes it illegal or otherwise directly or indirectly restrains, enjoins or prohibits the Arrangement or any other transactions contemplated herein; or

        (ii) results, or could reasonably be expected to result, in a judgment or assessment of damages, directly or indirectly, relating to the transactions contemplated herein which is materially adverse;

     (g) all consents, waivers, permits, orders and approvals of any Governmental Entity (other than as contemplated in Section 6.1(h)and
         (i)) or other person, and the expiry of any waiting periods, in connection with, or required to permit, the consummation of the Arrangement, the failure of which to obtain or the non-expiry of which would be materially adverse to Avenor or Bowater, as the case may be, or materially impede the completion of the Arrangement, shall have been obtained or received on terms that will not have a material adverse effect on Avenor and/or Bowater or reasonably satisfactory evidence thereof shall have been delivered to each Party;

     (h) the Arrangement shall have received the allowance or approval or deemed allowance or approval by the responsible Minister under the Investment Canada Act in respect of the Arrangement, to the extent such allowance or approval is required, and such allowance or approval shall be on terms and conditions satisfactory to the Parties, acting reasonably;

     (i) without limiting the scope of the condition in Section 6.1(g), any applicable waiting periods under the HSR Act shall have expired or been earlier terminated and (i) the applicable waiting period under section 123 of the Competition Act (Canada) shall have expired without the Director of Investigation and Research (the "Competition Director") appointed under the Competition Act having given notice that he intends to make an application to the Competition Tribunal for an order under section 92 or 100 of the Competition Act in respect of the Arrangement or (ii) the Competition Director shall have issued an advance ruling certificate under section 102 of the Competition Act in respect of the Arrangement;

     (j) the Avenor Exchangeable Shares and the Bowater Common Shares issuable pursuant to the Arrangement shall have been conditionally approved for listing on The Toronto Stock Exchange and the New York Stock Exchange, respectively, subject to the filing of required documentation, any required prospectus exemptions shall have been obtained or be available and such securities shall not be subject to resale restrictions in Canada and the United States other than in respect of control persons and subject to the requirements of general application; and

     (k) this Agreement shall not have been terminated pursuant to Article 9.

     The foregoing conditions are for the mutual benefit of Avenor and Bowater and may be waived, in whole or in part, by Avenor and Bowater at any time. If any of the said conditions precedent shall not be complied with or waived as aforesaid on or before September 30, 1998 or, if earlier, the date required for the performance thereof, either Party may rescind and terminate this Agreement by written notice to the other Party.

6.2 AVENOR CONDITIONS

     The obligation of Avenor to complete the transactions contemplated herein is subject to the fulfilment of the following conditions on or before the Effective Date or such other time as specified below:

     (a) the representations and warranties made by Bowater in this Agreement shall be true and correct as of the Effective Date as if made on and as of such date (except to the extent such representations and warranties speak as of an earlier date, in which event such representations and warranties shall be true and correct as of such earlier date, or except as affected by transactions contemplated or permitted by this Agreement or except for any failures or breaches of representations and warranties which individually or in the aggregate would not have a material adverse effect on Bowater or materially impede the completion of the Arrangement or the other transactions contemplated hereby, it being understood that for the purposes of this Section 6.2(a) any reference to materiality, material adverse change or material adverse effect in such representation or warranty shall be disregarded for this purpose), and Bowater shall have provided to Avenor the certificate of two qualified officers of Bowater certifying such accuracy on the Effective Date;

     (b) Bowater shall have complied with its covenants herein, if the failure to comply with such covenants would individually or in the aggregate have a material adverse effect on Bowater or materially impede the completion of the Arrangement or the other transactions contemplated in this Agreement, and Bowater shall have provided to Avenor the certificate of two qualified officers of Bowater certifying that Bowater has so complied with its covenants herein;

     (c) from the date hereof up to and including the Effective Date, there shall have been no change, condition, event or occurrence which, in the reasonable judgment of Avenor has, or is reasonably likely to have, a material adverse effect on Bowater; and

     (d) the Board of Directors of Bowater shall have made and shall not have modified or amended, in any material respect, prior to the Avenor Meeting and the Bowater Meeting, an affirmative recommendation that its shareholders approve the Bowater Resolution.

     The foregoing conditions precedent are for the benefit of Avenor and may be waived, in whole or in part, by Avenor in writing at any time. If any of the said conditions shall not be complied with or waived by Avenor on or before September 30, 1998 or, if earlier, the date required for their performance then Avenor may rescind and terminate this Agreement by written notice to Bowater.

6.3 BOWATER CONDITIONS

     The obligation of Bowater to complete the transactions contemplated herein is subject to the fulfilment of the following conditions on or before the Effective Date or such other time as specified below:

     (a) the representations and warranties made by Avenor in this Agreement shall be true and correct as of the Effective Date as if made on and as of such date (except to the extent such representations and warranties speak as of an earlier date, in which event such representations and warranties shall be true and correct as of such earlier date, or except as affected by transactions contemplated or permitted by this Agreement or except for any failures or breaches of representations and warranties which individually or in the aggregate would not have a material adverse effect on Avenor or materially impede the completion of the Arrangement or the other transactions contemplated hereby, it being understood that for purposes of this Section 6.3(a) any reference to materiality, material adverse change or material adverse effect in such representation or warranty shall be disregarded for this purpose), and Avenor shall have provided to Bowater the certificate of two qualified officers of Avenor certifying such accuracy on the Effective Date;

     (b) Avenor shall have complied with its covenants herein, if the failure to comply with such covenants would individually or in the aggregate have a material adverse effect on Avenor or materially impede the completion of the Arrangement or the other transactions contemplated in this Agreement, and Avenor shall have provided to Bowater the certificate of two qualified officers of Avenor certifying that Avenor has so complied with its covenants herein;

     (c) from the date hereof up to and including the Effective Date, there shall have been no change, condition, event or occurrence which, in the reasonable judgment of Bowater has, or is reasonably likely to have, a material adverse effect on Avenor;

     (d) the Board of Directors of Avenor shall have made and shall not have modified or amended, in any material respect, prior to the Avenor Meeting, an affirmative recommendation that its shareholders approve the Arrangement;

     (e) the Debt Ratio shall be less than 70% at the Effective Date and the Debt Ratio shall not have been in excess of 70% for a period of 20 consecutive days during the period from the date hereof to the Effective Date;

     (f) all stock options granted by Avenor shall have been exercised or terminated prior to the effective time of the Arrangement; and

     (g) the holders of not more than 5% of the issued and outstanding Avenor Common Shares shall have exercised Dissent Rights in relation to the Arrangement.

     The foregoing conditions precedent are for the benefit of Bowater and may be waived, in whole or in part, by Bowater in writing at any time. If any of the said conditions shall not be complied with or waived by Bowater on or before September 30, 1998 or, if earlier, the date required for the performance thereof, then Bowater may rescind and terminate this Agreement by written notice to Avenor.

6.4 NOTICE AND CURE PROVISIONS

     Each Party will give prompt notice to the other Party of the occurrence, or failure to occur, at any time from the date hereof until the Effective Date, of any event or state of facts which occurrence or failure would, or would be likely to:

     (a) cause any of the representations or warranties of either Party contained herein to be untrue or inaccurate in any material respect on the date hereof or on the Effective Date; or

     (b) result in the failure to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by either Party hereunder prior to the Effective Date.

     No Party may elect not to complete the transactions contemplated hereby pursuant to the conditions precedent contained in Sections 6.1, 6.2 and 6.3 or exercise any termination right arising therefrom, unless forthwith and in any event prior to the filing of the Final Order for acceptance by the Director, the Party intending to rely thereon has delivered a written notice to the other Party specifying in reasonable detail all breaches of covenants, representations and warranties or other matters which the Party delivering such notice is asserting as the basis for the non-fulfilment of the applicable condition precedent or termination right, as the case may be. If any such notice is delivered, provided that a Party is proceeding diligently to cure such matter, if such matter is susceptible to being cured, the other Party may not terminate this Agreement until the later of September 30, 1998 and the expiration of a period of 30 days from such notice. If such notice has been delivered prior to the date of the Avenor Meeting and the Bowater Meeting, such meetings shall be postponed until the expiry of such period.

6.5 MERGER OF CONDITIONS

     The conditions set out in Sections 6.1, 6.2 and 6.3 shall be conclusively deemed to have been satisfied, waived or released upon the filing of Articles of Arrangement as contemplated by this Agreement, and the issuance of a certificate of arrangement and certificate of amendment in respect thereof under the CBCA. Avenor acknowledges and agrees that it shall have no right to file Articles of Arrangement unless such conditions have been satisfied, fulfilled or waived.

                                   ARTICLE 7

                                   AMENDMENT

7.1 AMENDMENT

     This Agreement may, at any time and from time to time before or after the holding of the Avenor Meeting and the Bowater Meeting, be amended by mutual written agreement of the Parties hereto without further notice to or authorization on the part of their respective shareholders, and any such amendment may, without limitation:

     (a) change the time for performance of any of the obligations or acts of the Parties;

     (b) waive any inaccuracies or modify any representation contained herein or in any document delivered pursuant hereto;

     (c) waive compliance with or modify any of the covenants herein contained and waive or modify performance of any of the obligations of the Parties; and

     (d) waive compliance with or modify any conditions precedent herein contained;

provided, however, that any such change, waiver or modification does not invalidate any required security holder approval of the Arrangement.

7.2 MUTUAL UNDERSTANDING REGARDING AMENDMENTS

     The Parties will continue from and after the date hereof and through and including the Effective Date, to use their respective best efforts to maximize present and future financial and tax planning opportunities for the shareholders of Avenor, for Bowater and for Avenor as and to the extent that the same shall not prejudice any Party or its securityholders. The Parties will ensure that such planning activities do not impede the progress of the Arrangement in any material way. If Avenor effects any transaction before the Effective Date for such purposes, Bowater will be responsible for any structuring and unwinding costs if the Arrangement is not effected. Bowater has advised Avenor that Bowater will propose the restructuring of the Arrangement so that the issuer of Avenor Exchangeable Shares will be a separate Subsidiary of Bowater and that Bowater understands that Avenor will, at or prior to the Effective Date, consider the transfer of certain assets to separate corporations. These proposals will be subject to continued good faith discussions between the parties and Avenor has no objection to such proposals, provided that they result in no prejudice to Avenor or its securityholders.

     The Parties mutually agree that if a Party proposes any other amendment or amendments to this Agreement or to the Plan of Arrangement, the other Party will act reasonably in considering such amendment and if the other Party and its shareholders are not prejudiced by reason of any such amendment the other Party will co-operate in a reasonable fashion with the Party proposing the amendment so that such amendment can be effected subject to applicable Laws and the rights of the securityholders.

                                   ARTICLE 8

                 AGREEMENT AS TO DAMAGES AND OTHER ARRANGEMENTS

8.1 AVENOR BREAK FEE EVENT

     If the Bowater Common Shareholders do not approve the Bowater Resolution at the Bowater Meeting (an "Avenor Break Fee Event"), then Bowater shall pay to Avenor, on the business day following such vote, $70 million in immediately available funds to an account designated by Avenor; provided, however, that (i) the Avenor Common Shareholders have not disapproved the Arrangement and (ii) this Agreement shall not have been duly terminated prior to the occurrence of such Avenor Break Fee Event. Bowater shall not be obligated to make more than one payment pursuant to this Section 8.1.

8.2 BOWATER BREAK FEE EVENT

     If (x) the Board of Directors of Avenor shall have withdrawn or modified in a manner adverse to Bowater its approval or recommendation of the Arrangement, or approved or recommended any Superior Proposal, or determined at the conclusion of the process set out in Section 5.5 that any Acquisition Proposal is a Superior Proposal, or resolved to take any of the foregoing actions, or (y) an Acquisition Proposal shall have been made known to Avenor or made directly to the Avenor Common Shareholders or any person has publicly announced an intention to make an Acquisition Proposal and after such Acquisition Proposal shall have been made known, made or announced (A) the Avenor Common Shareholders do not approve the Arrangement at the Avenor Meeting or (B) the Arrangement is not, prior to September 30, 1998, submitted for their approval, (each of the events described in clauses (x) and (y) being referred to as a "Bowater Break Fee Event"), then Avenor shall pay to Bowater, in the case of clause (x), one business day after taking any such action, and, in the case of clause (y) (A), on the business day following such vote and, in the case of clause (y) (B), on November 1, 1998, $70 million in immediately available funds to an account designated by Bowater; provided, however, that:

     (i) in the case of clause (y), the Bowater Common Shareholders have not disapproved the Bowater Resolution; and

     (ii) in the case of clauses (x) and (y), this Agreement shall not have been duly terminated prior to the occurrence of such Bowater Break Fee Event.

     Avenor shall not be obligated to make more than one payment pursuant to this Section 8.2.

8.3 EFFECT OF BREAK FEE PAYMENTS; TIMING OF AVENOR MEETING AND BOWATER MEETING

     For greater certainty, the Parties agree that the payment of the amount pursuant to this Article 8 is the sole monetary remedy of the Party entitled to such amount as a result of the occurrence of an Avenor Break Fee Event or Bowater Break Fee Event, as the case may be.

     Nothing in this Agreement shall preclude a Party from seeking damages incurred or suffered by a Party as a result of any breach of this Agreement by the other Party, seeking injunctive relief to restrain any breach or threatened breach of the covenants or agreements set forth in this Agreement or the Confidentiality Agreement or otherwise to obtain specific performance of any of such covenants or agreements, without the necessity of posting bond or security in connection therewith.

     The Parties acknowledge and agree that the Avenor Meeting and the Bowater Meeting shall be held contemporaneously on the same day.

                                   ARTICLE 9

                                  TERMINATION

9.1 TERMINATION

     This Agreement may be terminated at any time prior to the Effective Date:

     (a) by mutual written consent of Avenor and Bowater;

     (b) as provided in Sections 6.1, 6.2 and 6.3;

     (c) by Avenor upon the occurrence of the Avenor Break Fee Event as provided in Section 8.1; and

     (d) by Bowater upon the occurrence of a Bowater Break Fee Event as provided in Section 8.2; or

     (e) by Avenor upon any determination by Avenor that an Acquisition Proposal constitutes a Superior Proposal, subject to the payment of the break fee payable to Bowater under Section 8.2.

                                   ARTICLE 10

                                    GENERAL

10.1 EXPENSES

     The Parties agree that all out-of-pocket third party transaction expenses incurred in connection with this Agreement and the transactions contemplated hereby, including legal fees, financial advisor fees, regulatory filing fees, all disbursements by advisors and printing and mailing costs, shall be paid by the Party incurring such expenses.

     Avenor and Bowater represent and warrant to each other that, except for RBC Dominion Securities Inc. in the case of Avenor and TD Securities Inc., and Goldman, Sachs & Co. in the case of Bowater, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission, or to the reimbursement of any of its expenses, in connection with the Arrangement and the transactions contemplated hereby.

10.2 NOTICES

     Any notice, consent, waiver, direction or other communication required or permitted to be given under this Agreement by a Party to the other Party shall be in writing and may be given by delivering same or sending same by facsimile transmission or by delivery addressed to the Party to which the notice is to be given at its address for service herein. Any notice, consent, waiver, direction or other communication aforesaid shall, if delivered, be deemed to have been given and received on the date on which it was delivered to the address provided herein (if a business day, if not, the next succeeding business day) and if sent by facsimile transmission be deemed to have been given and received at the time of receipt (if a business day, if not the next succeeding business day) unless actually received after 4:00 p.m. at the point of delivery in which case it shall be deemed to have been given and received on the next business day.

     The address for service of each of the Parties hereto shall be as follows:

     (a) if to Avenor:

         Avenor Inc.
         1250 Rene-Levesque Blvd. West
         21st Floor
         Montreal, Quebec H3B 4Y3

            Attention:  Marc Regnier
                        Senior Vice President, General Counsel and Secretary
            Fax:        (514) 846-5041

     with a copy to:

         Davies, Ward & Beck
         44th Floor
         1 First Canadian Place
         Toronto, Ontario
         M5X 1B1

            Attention:  J-P. Bisnaire
            Fax:        (416) 863-0871

     (b) if to Bowater:

         Bowater Incorporated
         55 East Camperdown Way
         P.O. Box 1028
         Greenville, South Carolina
         29602

            Attention:  Anthony H. Barash
                        Senior Vice-President,
                        Corporate Affairs and General Counsel
            Fax:        (864) 282-9468

     with a copy to:

         Fraser & Beatty
         1 First Canadian Place
         Suite 4100, P.O. Box 100
         Toronto, Ontario
         M5X 1B2

            Attention:  Jeffery Barnes and Jamie Plant
            Fax:        (416) 863-4592

10.3 TIME OF THE ESSENCE

     Time shall be of the essence in this Agreement.

10.4 ENTIRE AGREEMENT

     This Agreement and the Confidentiality Agreement constitute the entire agreement between the Parties hereto and cancel and supersede all prior agreements and understandings between the Parties with respect to the subject matter hereof.

10.5 FURTHER ASSURANCES

     Each Party shall, from time to time, and at all times hereafter, at the request of the other Party, but without further consideration, do all such further acts and execute and deliver all such further documents and instruments as shall be reasonably required in order to fully perform and carry out the terms and intent hereof.

10.6 GOVERNING LAW

     This Agreement shall be governed by, and be construed in accordance with, the laws of the Province of Ontario and the laws of Canada applicable therein but the reference to such laws shall not, by conflict of laws rules or otherwise, require the application of the law of any jurisdiction other than the Province of Ontario. Each Party hereby irrevocably attorns to the jurisdiction of the Courts of the Province of Ontario in respect of all matters arising under or in relation to this Agreement.

10.7 EXECUTION IN COUNTERPARTS

     This Agreement may be executed in identical counterparts, each of which is and is hereby conclusively deemed to be an original and the counterparts collectively are to be conclusively deemed to be one instrument.

10.8 WAIVER

     No waiver by any Party shall be effective unless in writing and any waiver shall affect only the matter, and the occurrence thereof, specifically identified and shall not extend to any other matter or occurrence.

10.9 ENUREMENT AND ASSIGNMENT

     This Agreement shall enure to the benefit of and be binding upon the Parties hereto and their respective successors and permitted assigns. This Agreement may not be assigned by either Party without the prior written consent of the other Party.

     IN WITNESS WHEREOF the Parties hereto have executed this Agreement as of the date first above written.

                                   AVENOR INC.

                                   Per: /s/ Arthur R. Sawchuk
                                       Arthur R. Sawchuk
                                       President and Chief Executive Officer

                                   BOWATER INCORPORATED

                                   Per:/s/ Arnold M. Nemirow
                                       Arnold M. Nemirow
                                       Chairman, President and
                                       Chief Executive Officer

                                   SCHEDULE A

                              PLAN OF ARRANGEMENT
                               UNDER SECTION 192
                    OF THE CANADA BUSINESS CORPORATIONS ACT

                   See Annex E to this Joint Proxy Statement.

                                   SCHEDULE B

                 REPRESENTATIONS AND WARRANTIES OF AVENOR INC.

     1. Organization. Each of Avenor and its Material Subsidiaries has been duly incorporated or formed under all applicable Laws, is validly subsisting and has full corporate or legal power and authority to own its properties and conduct its businesses as currently owned and conducted. All of the outstanding shares of capital stock and other ownership interests of its Subsidiaries are validly issued, fully paid and non-assessable and all such shares and other ownership interests owned directly or indirectly by Avenor are, except as disclosed in writing, to Bowater or pursuant to restrictions on transfer contained in constating documents, rights of first refusal and similar rights restricting transfer contained in shareholders, partnership or joint venture agreements for or pursuant to existing financing arrangements involving Subsidiaries which are not wholly owned, owned free and clear of all material liens, claims or encumbrances and there are no outstanding options, rights, entitlements, understandings or commitments (contingent or otherwise) regarding the right to acquire any such shares of capital stock or other ownership interests in any of its Subsidiaries. Avenor has disclosed in writing to Bowater the names and jurisdictions of incorporation of each of its Subsidiaries.

     2. Capitalization. The authorized capital of Avenor consists of an unlimited number of Avenor Common Shares. As of December 31, 1997 there were 65,534,625 Avenor Common Shares outstanding and 1,500,000 Avenor Common Shares were reserved, in the aggregate, for issuance in respect of the Key Employee Stock Incentive Plan of which 1,240,969 Avenor Common Shares are subject to issuance under the Key Employee Stock Incentive Plan and 5,693,115 Avenor Common Shares are issuable on exercise of the outstanding Avenor Convertible Debentures and no more than 400,000 Avenor Common Shares are issuable under Avenor's Employee Share Purchase Plan. Except as described in the immediately preceding sentence, and except for the rights issued in connection with the Avenor Shareholder Rights Plan Agreement dated October 20, 1995, there are no options, warrants, conversion privileges or other rights, agreements, arrangements or commitments obligating Avenor or any Subsidiary to issue or sell any shares of Avenor or any of its Subsidiaries or securities or obligations of any kind convertible into or exchangeable for any shares of Avenor, any Subsidiary or any other person, nor is there outstanding any stock appreciation rights, phantom equity or similar rights, agreements, arrangements or commitments based upon the book value, income or any other attribute of Avenor or any Subsidiary. There have been no Avenor Common Shares issued since December 31, 1997, other than pursuant to the exercise of stock option entitlements and 4,487 Avenor Common Shares issued under Avenor's Employee Share Purchase Plan. All outstanding Avenor Common Shares have been duly authorized and are validly issued and outstanding as fully paid and non-assessable shares, free of pre-emptive rights. There are no outstanding bonds, debentures or other evidences of indebtedness of Avenor or any Subsidiary having the right to vote (or, other than the Avenor Convertible Debentures, that are convertible for or exercisable into securities having the right to vote) with the holders of the Avenor Common Shares on any matter. There are no outstanding contractual obligations of Avenor or any of its subsidiaries to repurchase, redeem or otherwise acquire any of its outstanding securities or with respect to the voting or disposition of any outstanding securities of any of its Subsidiaries.

     3. Authority. Avenor has the requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by Avenor and the consummation by Avenor of the transactions contemplated by this Agreement have been duly authorized by the Board of Directors of Avenor and, subject to shareholder approval, no other corporate proceedings on the part of Avenor are necessary to authorize this Agreement or the transactions contemplated hereby other than in connection with the approval by the Board of Directors of Avenor of the Joint Proxy Circular, the issuance of Avenor Exchangeable Shares and other matters relating to the implementation of the Arrangement. This Agreement has been duly executed and delivered by Avenor and constitutes a valid and binding obligation of Avenor, enforceable against Avenor in accordance with its terms, subject to bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium and other applicable Laws relating to or affecting creditors' rights generally, to general principles of equity and public policy. Except as disclosed in writing to Bowater on or prior to the date hereof, the approval of the Arrangement Agreement and the consents, approvals, orders, authorizations, declarations and filings referred to in Section 6.1 of this Agreement, the execution and delivery by Avenor of this Agreement and performance by it of its obligations hereunder and the completion of the Arrangement and the transactions contemplated thereby, will not:

          (a) result in a violation or breach of, require any consent to be obtained under or give rise to any termination rights under any provision of:

             (i) it or any Material Subsidiary's certificate of incorporation, articles, by-laws or other charter documents, including any unanimous shareholder agreement or any other agreement or understanding with any party holding an ownership interest in any Material Subsidiary;

             (ii)  any law, regulation, order, judgment or decree; or

             (iii) any contract, agreement, license, franchise or permit to which Avenor or any Material Subsidiary is bound or is subject or is the beneficiary;

          (b) give rise to any right of termination or acceleration of indebtedness, or cause any third party indebtedness to come due before its stated maturity or cause any available credit to cease to be available; or

          (c) result in the imposition of any encumbrance, charge or lien upon any of its assets or the assets of any Material Subsidiary, or restrict, hinder, impair or limit the ability of Avenor or any Material Subsidiary to carry on the business of Avenor or any Material Subsidiary as and where it is now being carried on or as and where it may be carried on in the future, which would, individually or in the aggregate, have a material adverse effect on Avenor. Except as previously disclosed in writing to Bowater, no consent, approval, order or authorization of, or declaration or filing with, any Governmental Entity or other party is required to be obtained by Avenor and its Subsidiaries in connection with the execution and delivery of this Agreement or the consummation by Avenor of the transactions contemplated hereby other than
(i) any approvals required by the Interim Order, (ii) the Final Order, (iii) filings with the Director under the CBCA and filings with and approvals required by provincial securities authorities and stock exchanges, (iv) any other consents, waivers, permits, orders or approvals referred to in Section 6.1 of this Agreement and (v) any other consents, approvals, orders, authorizations, declarations or filings which, if not obtained, would not in the aggregate have a material adverse effect on Avenor.

     4. Material Customers. There is no single customer of Avenor or its Subsidiaries, the loss of which would have a material adverse effect on Avenor.

     5. No Defaults. Except as disclosed in writing to Bowater, neither Avenor nor any of its Subsidiaries is in default under, and there exists no event, condition or occurrence which, after notice or lapse of time or both, would constitute such a default under any material contract or agreement to which it is a party which would, if terminated due to such default, cause a material adverse effect with respect to Avenor.

     6. Intellectual Property. Avenor and its Subsidiaries own, or are validly licensed or otherwise have the right to use, all patents, patent rights, trademarks, trade names, service marks, copyrights, know how and other proprietary intellectual property rights that are material to the conduct of the business of Avenor and its Subsidiaries taken as a whole.

     7. Absence of Changes. Since December 31, 1997, and except as has been previously disclosed in writing to Bowater or has been publicly disclosed prior to the date hereof in any document filed with the Ontario Securities Commission (the "Securities Authorities") (i) Avenor has conducted its business only in the ordinary and regular course of business consistent with past practice, (ii) other than in the ordinary and regular course of business consistent with past practice, no liabilities or obligations of any nature (whether absolute, accrued, contingent or otherwise) which would individually or in the aggregate be material to Avenor have been incurred, (iii) there has not been any material change (as defined under the Securities Act (Ontario)) in the affairs of Avenor or in the financial condition, results of operations or business of Avenor, (iv) as of the date hereof, there are no material change reports filed with the Securities Authorities which remain confidential, (v) Avenor has not declared or paid any dividends or distributions on any of its outstanding shares (other than regular quarterly dividends in respect of the Avenor Common Shares consistent with past practice), (vi) Avenor has not effected or passed any resolution to approve a split, combination or reclassification of any of its outstanding shares, (vii) Avenor has not granted any increase in the aggregate cash compensation payable to any executive officer, except in the ordinary course of business consistent with past practice, or granted to any such officer of any increase in severance or termination pay, (viii) Avenor has not effected any change in its accounting methods, principles or practices, and (ix) Avenor has not adopted or materially amended any collective bargaining agreement, bonus, pension, profit sharing, stock purchase, stock option or other benefit plan. The last filing by Avenor with Securities Authorities was the 1997 financial statements and management's discussion and analysis relating thereto filed with the Securities Authorities on or about March 4, 1998.

     8. Employment Agreements

          (a) Other than as disclosed in writing to Bowater on or prior to the date hereof, or except as set forth in the proxy circular prepared in connection with the Annual Meeting of Avenor held in 1997, Avenor is not a party to any written or oral policy, agreement, obligation or understanding providing for severance or termination payments to, or any employment agreement with, any senior executive of Avenor.

          (b) Other than as disclosed in writing to Bowater on or prior to the date hereof, neither Avenor nor any Material Subsidiary is a party to any collective bargaining agreement nor subject to any application for certification or threatened or apparent union-organizing campaigns for employees not covered under a collective bargaining agreement nor are there any current, pending or threatened strikes or lockouts at either Avenor or any Material Subsidiary that would individually or in the aggregate have a material adverse effect on Avenor.

          (c) Other than as disclosed in writing to Bowater on or prior to the date hereof, neither Avenor nor any Material Subsidiary is subject to any claim for wrongful dismissal, constructive dismissal or any other tort claim, actual or threatened, or any litigation, actual or threatened, relating to employment or termination of employment of employees or independent contractors other than those claims or such litigation as would individually or in the aggregate not have a material adverse effect on Avenor.

          (d) Other than as disclosed in writing to Bowater on or prior to the date hereof or are not material, Avenor and all Material Subsidiaries have operated in accordance with all applicable Laws with respect to employment and labour, including, but not limited to, employment and labour standards, occupational health and safety, employment equity, pay equity, workers' compensation, human rights and labour relations and there are no current, pending or threatened proceedings before any board or tribunal with respect to any of the areas listed herein other than where the failure to so operate or such proceedings which, individually or in the aggregate would not have a material adverse effect on Avenor.

     9. Disclosure. Avenor has publicly disclosed in documents filed with the Securities Authorities or disclosed to Bowater in writing, on or prior to the date hereof, any information regarding any event, circumstance or action taken or failed to be taken which could individually or in the aggregate have a material adverse effect on Avenor.

     10. Financial Statements. The audited consolidated statement of financial position and related consolidated statements of income, changes in financial position and contributed surplus and retained earnings of Avenor for the fiscal year ending December 31, 1997, and the audited consolidated statement of financial position and related consolidated statements of income, changes in financial position and statements of contributed surplus and retained earnings for the years ended December 31, 1995 and December 31, 1996, as contained in Avenor's 1995 and 1996 Annual Reports, were prepared in accordance with generally accepted accounting principles in Canada consistently applied and fairly present the consolidated financial condition of Avenor at the respective dates indicated and the results of operations of Avenor (on a consolidated basis) for the period covered.

     11. Books and Records. The corporate records and minute books of Avenor and the Material Subsidiaries have been maintained substantially in accordance with all applicable Laws and are complete and accurate in all material respects.

     12. Litigation, Etc. Except as set forth or specifically reflected in any document filed with the Securities Authorities, or as disclosed in writing to Bowater prior to the date hereof, there is no claim, action, proceeding or investigation pending or, to the knowledge of Avenor, threatened against or relating to Avenor or any Material Subsidiary or affecting any of their properties or assets before any court or governmental or regulatory authority or body that, if adversely determined, is likely to have a material adverse effect on Avenor and its Material Subsidiaries, taken as a whole, or prevent or materially delay consummation of the transactions contemplated by this Agreement or the Arrangement, nor is Avenor aware of any basis for any such claim, action, proceeding or investigation. Neither Avenor nor any Material Subsidiary is subject to any outstanding order, writ, injunction or decree that has had or is reasonably likely to have a material adverse effect on Avenor or prevent or materially delay consummation of the transactions contemplated by this Agreement or the Arrangement.

     13. Environmental. All operations of Avenor and its Material Subsidiaries have been, and are now, in compliance with all Environmental Laws, except where the failure to be in compliance would not individually or in the aggregate have a material adverse effect on Avenor. Except as Avenor has publicly disclosed in documents filed with the Securities Authorities or as disclosed in writing to Bowater prior to the date hereof, neither Avenor nor any Material Subsidiary is aware of, or is subject to:

          (a) any proceeding, application, order or directive which relates to environmental health or safety matters, and which may require any material work, repairs, construction or expenditures; or

          (b) any demand or notice with respect to the breach of any Environmental Laws applicable to Avenor or any Subsidiary, including, without limitation, any regulations respecting the use, storage, treatment, transportation, or disposition of Hazardous Substances, which individually or in the aggregate would have a material adverse effect on Avenor.

     14. Insurance. Policies of insurance in force as of the date hereof naming Avenor as an insured adequately cover all risks reasonably and prudently foreseeable in the operation and conduct of the business of Avenor and the Material Subsidiaries for which, having regard to the nature of such risk and the relative cost of obtaining insurance, it is in the opinion of Avenor acting reasonably to seek such insurances rather than provide for self insurance. All such policies of insurance shall remain in full force and effect and shall not be cancelled or otherwise terminated as a result of the transactions contemplated hereby or by the Arrangement other than such cancellations as would not individually or in the aggregate have a material adverse effect on Avenor.

     15. Tax Matters. Avenor and each of its Subsidiaries have timely filed, or caused to be filed, all Tax Returns required to be filed by them (all of which returns were correct and complete in all material respects) and have paid, or caused to be paid, all Taxes that are due and payable, in each case except for any such Tax Returns or Taxes the non-filing or non-payment of which have not had and would not be reasonably likely to have a material adverse effect on Avenor, and Avenor has provided adequate accruals in accordance with generally accepted accounting principles in its most recently published financial statements for any Taxes for the period covered by such financial statements that have not been paid, whether or not shown as being due on any Tax Returns. Since such publication date, no material Tax liability not reflected in such statements or otherwise provided for has been assessed, proposed to be assessed, incurred or accrued other than in the ordinary course of business.

     Except as otherwise disclosed in writing to Bowater, neither Avenor nor any Subsidiary has received any written notification that any material issues have been raised (and are currently pending) by Revenue Canada, the United States Internal Revenue Service or any other taxing authority, including, without limitation, any sales tax authority, in connection with any of the Tax Returns referred to above, and no waivers of statutes of limitations have been given or requested with respect to Avenor or any Subsidiary, in each case except for any such written notices or waivers which have not had and would not be likely to have a material adverse effect on Avenor. To the best of the knowledge of Avenor, there are no material proposed (but unassessed) additional Taxes and none have been asserted. No Tax liens have been filed other than for Taxes not yet due and payable. Neither Avenor nor any Avenor Subsidiary (i) has made an election to be treated as a "consenting corporation" under Section 341(f) of the Code or (ii) is a party to any Tax sharing or other similar agreement or arrangement of any nature with any other person pursuant to which Avenor or any Avenor Subsidiary has or could have any liabilities in respect of Taxes. Avenor has not made an election under Section 897(i) of the Code to be treated as a domestic corporation for purposes of Sections 897, 1445 and 6039C of the Code.

     "TAX" and "TAXES" means, with respect to any entity, (A) all income taxes (including any tax on or based upon net income, gross income, income as specially defined, earnings, profits or selected items of income, earnings or profits) and all capital taxes, gross receipts taxes, environmental taxes, sales taxes, use taxes, ad valorem taxes, value added taxes, transfer taxes, franchise taxes, license taxes, withholding taxes, payroll taxes, employment taxes, Canada or Quebec Pension Plan premiums, excise, severance, social security, workers' compensation, unemployment insurance or compensation, stamp taxes, occupation taxes, premium taxes, property taxes, windfall profits taxes, alternative or add-on minimum taxes, goods and services tax, customs duties or other taxes, fees, imports, assessments or charges of any kind whatsoever, together with any interest and any penalties or additional amounts imposed by any taxing authority (domestic or foreign) on such entity, and any interest, penalties, additional taxes and additions to tax imposed with respect to the foregoing, and (B) any liability for the payment of any amount of the type described in the immediately preceding clause (A) as a result of being a "transferee" (within the meaning of section 6901 of the Code or any other applicable law) of another entity or a member of an affiliated or combined group.

16. Pension and Employee Benefits

          (a) Other than as disclosed in writing to Bowater on or prior to the date hereof or in any document previously filed with the Securities Authorities, Avenor has complied, in all material respects, with all the terms of, and all applicable Laws in respect of, the pension and other employee compensation and benefit obligations of Avenor and its Material Subsidiaries, including the terms of any collective agreements, funding and investment contracts or obligations applicable thereto, arising under or relating to each of the pension or retirement income plans or other employee compensation or benefit plans, agreements, policies, programs, arrangements or practices, whether written or oral, which are maintained by or binding upon Avenor or any of its Material Subsidiaries (collectively referred to as the "Avenor Plans") and all Avenor Plans are fully funded and in good standing with such regulatory authorities as may be applicable.

          (b) No step has been taken, no event has occurred and no condition or circumstance exists that has resulted in or could reasonably be expected to result in any Avenor Plan being ordered or required to be terminated or wound up in whole or in part or having its registration under applicable legislation refused or revoked, or being placed under the administration of any trustee or receiver or regulatory authority or being required to pay any material Taxes, fees, penalties or levies under applicable Laws. There are no actions, suits, claims (other than routine claims for payment of benefits in the ordinary course), trials, demands, investigations, arbitrations or other proceedings which are pending or threatened in respect of any of the Avenor Plans or their assets which individually or in the aggregate would have a material adverse effect on Avenor.

     17. Property. Other than as disclosed in writing to Bowater on or prior to the date hereof, Avenor and its Material Subsidiaries have good and sufficient title to the real property interests including, without limitation, fee simple estate of and in real property, leases, easements, rights of way, permits or licences from land owners or authorities permitting the use of land by Avenor and its Material Subsidiaries, necessary to permit the operation of its businesses as presently owned and conducted except as disclosed in writing to Avenor and except for such failure of title that would individually or in the aggregate not have a material adverse effect on Avenor.

     18. Reports. Avenor has filed with the Securities Authorities true and complete copies of all forms, reports, schedules, statements and other documents required to be filed by it since January 1, 1996 (such forms, reports, schedules, statements and other documents, including any financial statements or other documents, including any schedules included therein, are referred to as the "Avenor Documents"). The Avenor Documents, at the time filed, (a) did not contain any misrepresentation (as defined in the Securities Act (Ontario)) and
(b) complied in all material respects with the requirements of applicable securities legislation. Avenor has not filed any confidential material change report with any Securities Authorities which at the date hereof remains confidential.

     19. Compliance with Laws. Since December 31, 1997, and except as has been publicly disclosed prior to the date hereof in any document filed with the Securities Authorities, Avenor and its Material Subsidiaries have complied with and are not in violation of any applicable Laws other than non-compliance or violations which would not individually or in the aggregate have a material adverse effect on Avenor.

     20. Licenses, Etc. Except as disclosed in writing to Bowater on or prior to the date hereof, Avenor and each of its Material Subsidiaries owns, possesses, or has obtained and is in compliance with, all licenses, permits (including permits required under Environmental Laws), certificates, orders, grants and other authorizations of or from any Governmental Entity necessary to conduct its businesses as now conducted or as proposed to be conducted, the failure to own, possess, obtain or be in compliance with which would not individually or in the aggregate have a material adverse effect on Avenor.

     21. Certain Contracts. Except as disclosed in writing to Bowater on or prior to the date hereof, neither Avenor nor any of its Material Subsidiaries is a party to or bound by any non-competition agreement or any other agreement or obligation which purports to limit the manner or the localities in which all or any material portion of the business of Avenor or its Material Subsidiaries is or would be conducted other than such contracts which individually or in the aggregate would not have a material adverse effect on the current business or operations of Avenor.

     22. Insurance Matters. Avenor is not aware at the date of this Agreement of any reason why insurance through a "discovery" endorsement which protects the directors and officers of Avenor (including former directors and officers) would not be available for the six years following the Effective Date as provided in
Section 5.9, "Insurance", of the Arrangement Agreement. There have not been any claims asserted against Avenor with respect to any directors' or officers' indemnification agreement referred to in Section 5.9. Avenor has not taken any action, and Avenor is not aware that the insureds under the policy referred to in Section 5.9 have taken any action, which would impair the coverage under such insurance policy.

                                   SCHEDULE C

                   REPRESENTATIONS AND WARRANTIES OF BOWATER

     1. Organization. Each of Bowater and its Material Subsidiaries has been duly incorporated or formed under all applicable Laws, is validly subsisting and has full corporate or legal power and authority to own its properties and conduct its businesses as currently owned and conducted. All of the outstanding shares of capital stock and other ownership interests of its Subsidiaries are validly issued, fully paid and non-assessable and all such shares and other ownership interests owned directly or indirectly by Bowater are, except as disclosed in writing, to Avenor or pursuant to restrictions on transfer contained in constating documents, rights of first refusal and similar rights restricting transfer contained in shareholders, partnership or joint venture agreements for or pursuant to existing financing arrangements involving Subsidiaries which are not wholly owned, owned free and clear of all material liens, claims or encumbrances and there are no outstanding options, rights, entitlements, understandings or commitments (contingent or otherwise) regarding the right to acquire any such shares of capital stock or other ownership interests in any of its Subsidiaries.

     2. Capitalization. The authorized capital of Bowater consists of 110,000,000 shares consisting of 10,000,000 of Serial Preferred Stock, U.S.$1.00 par value and 100,000,000 Bowater Common Shares. As of December 31, 1997 there were 40,321,105 Bowater Common Shares outstanding and 264,318 8.40% Series C Cumulative Preferred Stock outstanding. As of December 31, 1997 there were reserved, in the aggregate, for issuance in respect of Bowater's Stock Incentive Plans 2,549,000 Bowater Common Shares of which 642,000 have yet to be granted and 1,907,000 were outstanding but unexercised as at December 31, 1997. In addition, Bowater has established the 1997-1999 Long Term Incentive Plan, which could result in the issuance of up to an additional 991,878 Bowater Common Shares. Except as described in the immediately preceding sentences, there are no options, warrants, conversion privileges or other rights, agreements, arrangements or commitments obligating Bowater or any Subsidiary to issue or sell any shares of Bowater or any of its Subsidiaries or securities or obligations of any kind convertible into or exchangeable for any shares of Bowater, any Subsidiary or any other person. There have been no Bowater Common Shares issued since December 31, 1997, other than pursuant to the exercise of stock option entitlements.

     3. Authority. Bowater has the requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by Bowater and the consummation by Bowater of the transactions contemplated by this Agreement have been duly authorized by the Board of Directors of Bowater and, subject to shareholder approval, no other corporate proceedings on the part of Bowater are necessary to authorize this Agreement or the transactions contemplated hereby other than in connection with the approval by the Board of Directors of Bowater of the Joint Proxy Circular, the issuance of Bowater Common Shares and other matters relating to the implementation of the Arrangement. This Agreement has been duly executed and delivered by Bowater and constitutes a valid and binding obligation of Bowater, enforceable against Bowater in accordance with its terms, subject to bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium, and other applicable Laws relating to or affecting creditors' rights generally, to general principles of equity and public policy. Except as disclosed in writing to Avenor on or prior to the date hereof, the approval of the Bowater Resolution and the consents, approvals, orders, authorizations, declarations and filings court and regulatory approvals referred to in Section 6.1 of this Agreement, the execution and delivery by Bowater of this Agreement and performance by it of its obligations hereunder and the completion of the Arrangement and the transactions contemplated thereby, will not:

          (a) result in a violation or breach of, require any consent to be obtained under or give rise to any termination rights under any provision of:

             (i) it or any Material Subsidiary's certificate of incorporation, articles, by-laws or other charter documents, including any unanimous shareholder agreement or any other agreement or understanding with any party holding an ownership interest in any Material Subsidiary;

             (ii)  any law, regulation, order, judgment or decree; or

             (iii) any contract, agreement, license, franchise or permit to which Bowater or any Material Subsidiary is bound or is subject or is the beneficiary;

          (b) give rise to any right of termination or acceleration of indebtedness, or cause any third party indebtedness to come due before its stated maturity or cause any available credit to cease to be available; or

          (c) result in the imposition of any encumbrance, charge or lien upon any of its assets or the assets of any Material Subsidiary, or restrict, hinder, impair or limit the ability of Bowater or any Material Subsidiary to carry on the business of Bowater or any Material Subsidiary as and where it is now being carried on or as and where it may be carried on in the future, which would, individually or in the aggregate, have a material adverse effect on Bowater. Except as disclosed in writing to Avenor, no consent, approval, order or authorization of, or declaration or filing with, any Governmental Entity or other party is required to be obtained by Bowater and its Subsidiaries in connection with the execution and delivery of this Agreement or the consummation by Bowater of the transactions contemplated hereby other than (i) any approvals required by the Interim Order, (ii) the Final Order, (iii) filings which may be required under the Delaware General Corporation Law and filings with and approvals required by the SEC, state and provincial securities authorities and stock exchanges, (iv) any other consents, waivers, permits, orders or approvals referred to in Section 6.1 of this Agreement and (v) any other consents, approvals, orders, authorizations, declarations or filings which, if not obtained, would not in the aggregate have a material adverse effect on Bowater.

     4. Funds Available. Bowater has sufficient funds or financing commitments available to carry out its obligations under this Agreement and in respect of the Arrangement and to pay all related fees and expenses. Bowater has provided to Avenor the terms of such financing as set out in commitment letters of The Chase Manhattan Bank both dated March 5, 1998 in favour of Bowater.

     5. Absence of Changes. Since December 31, 1997, and except as has been previously disclosed in writing to Avenor or has been publicly disclosed prior to the date hereof in any document filed with the SEC, (i) Bowater has conducted its business only in the ordinary and regular course of business consistent with past practice, (ii) other than in the ordinary and regular course of business consistent with past practice, no liabilities or obligations of any nature (whether absolute, accrued, contingent or otherwise) which would individually or in the aggregate be material to Bowater have been incurred, and (iii) there is no material fact that exists on the date hereof that has not been disclosed in the disclosure documents of Bowater filed with the SEC, which if publicly disclosed, would reflect a material adverse change in the affairs of Bowater.

     6. Employment Agreements. Other than as disclosed in writing to Avenor on or prior to the date hereof, Bowater has disclosed all that it is required by Law to publicly disclose with respect to any agreement, obligation or understanding providing for severance or termination payments to, or any employment agreement with, any senior executive officer of Bowater.

     7. Disclosure. Bowater has publicly disclosed in documents filed with the SEC or disclosed to Avenor in writing, on or prior to the date hereof, any information regarding any event, circumstance or action taken or failed to be taken which could individually or in the aggregate have a material adverse effect on Bowater.

     8. Financial Statements. The audited consolidated statement of operations, consolidated balance sheet, consolidated statement of capital accounts and consolidated statement of cash flows of Bowater for the fiscal year ending December 31, 1997, and such statements of Bowater for the years ended December 31, 1995 and December 31, 1996, as contained in Bowater's 1995 and 1996 Annual Reports, were prepared in accordance with generally accepted accounting principles consistently applied and fairly present the consolidated financial condition of Bowater at the respective dates indicated and the results of operations of Bowater (on a consolidated basis) for the period covered.

     9. Litigation, Etc. Except as set forth or specifically reflected in any document filed with the SEC, or as disclosed in writing to Avenor prior to the date hereof, there is no claim, action, proceeding or investigation pending or, to the knowledge of Bowater, threatened against or relating to Bowater or any Material Subsidiary or affecting any of their properties or assets before any court or governmental or regulatory authority or body that, if adversely determined, is likely to have a material adverse effect on Bowater or prevent or materially delay consummation of the transactions contemplated by this Agreement, nor is Bowater aware of any basis for any such claim, action, proceeding or investigation. Neither Bowater nor any Material Subsidiary is subject to any outstanding order, writ, injunction or decree that has had or is reasonably likely to have a material adverse effect on Bowater or prevent or materially delay consummation of the transactions contemplated by this Agreement.

     10. Environmental. All operations of Bowater and its Material Subsidiaries have been, and are now, in compliance with all Environmental Laws, except where the failure to be in compliance would not individually or in the aggregate have a material adverse effect on Bowater. Except as Bowater has publicly disclosed in documents filed with the SEC or has disclosed in writing to Avenor prior to the date hereof, neither Bowater nor any Material Subsidiary is aware of, or is subject to:

          (a) any proceeding, application, order or directive which relates to environmental health or safety matters, and which may require any material work, repairs, construction or expenditures; or

          (b) any demand or notice with respect to the breach of any Environmental Laws applicable to Bowater or any Subsidiary, including, without limitation, any regulations respecting the use, storage, treatment, transportation, or disposition of Hazardous Substances, which individually or in the aggregate would have a material adverse effect on Bowater.

     11. Insurance. Policies of insurance in force as of the date hereof naming Bowater as an insured adequately cover all risks reasonably and prudently foreseeable in the operation and conduct of the business of Bowater and the Material Subsidiaries for which, having regard to the nature of such risk and the relative cost of obtaining insurance, it is in the opinion of Bowater acting reasonably to seek such insurances rather than provide for self insurance. All such policies of insurance shall remain in full force and effect and shall not be cancelled or otherwise terminated as a result of the transactions contemplated hereby or by the Arrangement other than such cancellations as would not individually or in the aggregate have a material adverse effect on Bowater.

     12. Tax Matters. Except as disclosed in writing to Avenor, Bowater and each of its Subsidiaries have filed on a timely basis (or within permitted extensions), or caused to be filed, all Tax Returns required to be filed by them (all of which returns were correct and complete in all material respects) and have paid, or caused to be paid, all Taxes that are due and payable, in each case except for any such Tax Returns or Taxes the non-filing or non-payment of which have not had and would not be reasonably likely to have a material adverse effect on Bowater, and Bowater has provided adequate accruals in accordance with generally accepted accounting principles in its most recently published financial statements for any Taxes for the period covered by such financial statements that have not been paid, whether or not shown as being due on any Tax Returns. Since such publication date, no material Tax liability not reflected in such statements or otherwise provided for has been assessed, proposed to be assessed, incurred or accrued other than in the ordinary course of business.

     Except as otherwise disclosed in writing to Avenor, neither Bowater nor any Subsidiary has received any written notification that any material issues have been raised (and are currently pending) by Revenue Canada, the United States Internal Revenue Service or any other taxing authority, including, without limitation, any sales tax authority, in connection with any of the Tax Returns referred to above, and no waivers of statutes of limitations have been given or requested with respect to Bowater or any Subsidiary, in each case except for any such written notices or waivers which have not had and would not be likely to have a material adverse effect on Bowater. To the best of the knowledge of Bowater, there are no material proposed (but unassessed) additional Taxes and none have been asserted. No Tax liens have been filed other than for Taxes not yet due and payable. Neither Bowater nor any Bowater Subsidiary (i) has made an election to be treated as a "consenting corporation" under Section 341(f) of the Code or (ii) is a party to any Tax sharing or other similar agreement or arrangement of any nature with any other person pursuant to which Bowater or any Bowater Subsidiary has or could have any liabilities in respect of Taxes.

     13. Pension and Employee Benefits

          (a) Other than as disclosed in writing to Avenor on or prior to the date hereof, Bowater has complied, in all material respects, with all the terms of and all applicable Laws (including funding requirements) in respect of the pension and other employee compensation and benefit obligations of Bowater and its Material Subsidiaries.

          (b) No step has been taken, no event has occurred and no condition or circumstance exists that has resulted in or could reasonably be expected to result in any Bowater Plan being ordered or required to be terminated or wound up in whole or in part or having its registration under applicable legislation refused or revoked, or being placed under the administration of any trustee or receiver or regulatory authority or being required to pay any material Taxes, fees, penalties or levies under applicable Laws. There are no actions, suits, claims (other than routine claims for payment of benefits in the ordinary course), trials, demands, investigations, arbitrations or other proceedings which are pending or threatened in respect of any of the Bowater Plans or their assets which individually or in the aggregate would have a material adverse effect on Bowater.

     14. Property. Other than as disclosed in writing to Avenor on or prior to the date hereof, Bowater and its Material Subsidiaries have good and sufficient title to the real property interests including, without limitation, fee simple estate of and in real property, leases, easements, rights of way, permits or licences from land owners or authorities permitting the use of land by Bowater and its Material Subsidiaries, necessary to permit the operation of its businesses as presently owned and conducted except as disclosed in writing to Bowater and except for such failure of title that would individually or in the aggregate not have a material adverse effect on Bowater.

     15. Reports. Bowater has filed with the SEC true and complete copies of all forms, reports, schedules, statements and other documents required to be filed by it since January 1, 1996 (such forms, reports, schedules, statements and other documents, including any financial statements or other documents, including any schedules included therein, are referred to as the "Bowater Documents"). The Bowater Documents, at the time filed, (a) did not contain any misrepresentation and (b) complied in all material respects with the requirements of applicable securities legislation.

     16. Compliance with Laws. Since December 31, 1997, and except as has been publicly disclosed prior to the date hereof in any document filed with the SEC, Bowater and its Material Subsidiaries have complied with and are not in violation of any applicable Laws other than non-compliance or violations which would not individually or in the aggregate have a material adverse effect on Bowater.

     17. Licenses, Etc. Except as has been publicly disclosed prior to the date hereof in any document filed with SEC or disclosed in writing to Avenor, Bowater and each of its Material Subsidiaries owns, possesses, or has obtained and is in compliance with, all licenses, permits (including permits required under Environmental Laws), certificates, costs, orders, grants and other authorizations of or from any Governmental Entity necessary to conduct its businesses as now conducted or as proposed to be conducted, the failure to own, possess, obtain or be in compliance with which would not individually or in the aggregate have a material adverse effect on Bowater.

                                   SCHEDULE D

     "CAPITALIZED LEASE" shall mean any lease, the obligation for Rentals with respect to which is required to be capitalized on a balance sheet of the lessee in accordance with generally accepted Canadian accounting principles.

     "CAPITALIZED RENTALS" shall mean as of the date of any determination the amount at which the aggregate Rentals due and to become due under all Capitalized Leases under which the Company or any Subsidiary is a lessee would be reflected as a liability on a consolidated balance sheet of the Company and its Subsidiaries.

     "COMPANY" means Avenor Inc.

     "CONSOLIDATED SHAREHOLDERS' EQUITY" shall mean, as of any date as of which the amount thereof is to be determined, the amount of the stated capital accounts plus (or minus in the case of a deficit) the surplus and retained earnings of the Company and its Subsidiaries, all determined in accordance with generally accepted Canadian accounting principles, on a consolidated basis eliminating intercompany items.

     "CONSOLIDATED TOTAL CAPITALIZATION" shall mean, as of the date of any determination thereof, the sum of (a) Consolidated Funded Debt and (b) Consolidated Shareholders' Equity.

     "CURRENT DEBT" shall mean, as of the date of any determination thereof, all Indebtedness other than Funded Debt, including all payments that are required to be made on Funded Debt within one year from the date of any determination of Current Debt. "Consolidated" when used as a prefix to Current Debt shall mean the aggregate amount of all such Current Debt of the Company and its Subsidiaries on a consolidated basis eliminating intercompany items.

     "DEBT RATIO" shall mean, as of the date of any determination thereof, the ratio between (a) the sum of (i) Consolidated Funded Debt and (ii) Consolidated Current Debt, and (b) the sum of (i) Consolidated Total Capitalization and (ii) Consolidated Current Debt.

     "FUNDED DEBT" of any Person shall mean (a) all Indebtedness having a final maturity of one or more than one year from the date of origin thereof (or which is renewable or extendible at the option of the obligor for a period or periods more than one year from the date of origin), excluding all payments in respect thereof that are required to be made within one year from the date of any determination of Funded Debt, whether or not included in Current Debt, (b) all Capitalized Rentals, and (c) all Guarantees of Funded Debt of others. "Consolidated" when used as a prefix to any Funded Debt shall mean the aggregate amount of all such Funded Debt of the Company and its Subsidiaries on a consolidated basis eliminating intercompany items.

     "GUARANTEES" by any Person shall mean all obligations (other than endorsements in the ordinary course of business of negotiable instruments for deposit or collection) of such Person guaranteeing or in effect, guaranteeing any Indebtedness, dividend or other obligation of any other Person (the "primary obligor") in any manner, whether directly or indirectly, which in accordance with generally accepted Canadian accounting principles shall be classified upon a balance sheet of such Person as a liability of such Person. For the purposes of all computations made under this Agreement, a Guaranty in respect of any Indebtedness for borrowed money shall be deemed to be Indebtedness equal to the principal amount of such Indebtedness for borrowed money which has been guaranteed, and a Guaranty in respect of any other obligation or liability or any dividend shall be deemed to be Indebtedness equal to the maximum aggregate amount of such obligation, liability or dividend.

     "INDEBTEDNESS" of any Person shall mean and include all obligations of such Person which in accordance with generally accepted Canadian accounting principles shall be classified upon a balance sheet of such Person as liabilities for borrowed money of such Person. For the purpose of computing the "Indebtedness" of any Person, there shall be excluded any particular Indebtedness to the extent that, upon or prior to the maturity thereof, there shall have been deposited with the proper depository in trust the necessary funds (or evidences of such Indebtedness, if permitted by the instrument creating such Indebtedness) for the payment, redemption or satisfaction of such Indebtedness; and thereafter such funds and evidences of Indebtedness so deposited shall not be included in any computation of the assets of such Person.

     "PERSON" shall mean an individual, partnership, unincorporated association, unincorporated syndicate, unincorporated organization, trust, trustee, executor, administrator, or other legal representative.

     "RENTALS" shall mean and include all fixed rents (including as such all payments which the lessee is obligated to make to the lessor on termination of the lease or surrender of the property) payable by the Company or a Subsidiary, as lessee or sublessee under a lease of real or personal property, but shall be exclusive of any amounts required to be paid by the Company or a Subsidiary (whether or not designated as rents or additional rents) on account of maintenance, repairs, insurance, taxes and similar charges. Fixed rent under any so-called "percentage rents" shall be computed solely on the basis of minimum rents, if any, required to be paid by the lessee regardless of sales volume or gross revenues.

     "SUBSIDIARY" shall mean, as to any particular parent corporation, any corporation of which more than 50% (by number of votes) of the voting shares shall be owned by such parent corporation and/or one or more corporations which are themselves subsidiaries of such parent corporation.

                                                                         ANNEX E

                                   SCHEDULE A

                              PLAN OF ARRANGEMENT
                               UNDER SECTION 192
                    OF THE CANADA BUSINESS CORPORATIONS ACT

                                   ARTICLE 1

                                 INTERPRETATION

1.1 DEFINITIONS

     In this Plan of Arrangement, unless there is something in the subject matter or context inconsistent therewith, the following terms shall have the respective meanings set out below and grammatical variations of such terms shall have corresponding meanings:

     "ACT" means the Canada Business Corporations Act, R.S.C. 1995, c. C-44.

     "ARRANGEMENT" means the arrangement under section 192 of the Act on the terms and subject to the conditions set out in this Plan of Arrangement, subject to any amendments thereto made in accordance with section 7.1 of the Arrangement Agreement or made at the direction of the Court in the Final Order.

     "ARRANGEMENT AGREEMENT" means the agreement made as of March 9, 1998 between Avenor and Bowater, as amended, supplemented and/or restated in accordance therewith prior to the Effective Date, providing for, among other things, the Arrangement.

     "ARRANGEMENT RESOLUTION" means the special resolution passed by the holders of the Avenor Common Shares at the Avenor Shareholders' Meeting.

     "AVENOR" means Avenor Inc., a corporation subsisting under the Act.

     "AVENOR COMMON SHARES" means the common shares in the capital of Avenor.

     "AVENOR OPTIONS" means stock options of Avenor issued under Avenor's Key Employee Stock Option Plan.

     "AVENOR SARS" means stock appreciation rights of Avenor issued under Avenor's Key Employee Stock Option Plan.

     "AVENOR SHAREHOLDERS' MEETING" means the annual and special meeting of the shareholders of Avenor (including any adjournment thereof) that is to be convened as provided by the Interim Order to consider, and if deemed advisable, approve the Arrangement.

     "AVERAGE TRADING PRICE OF BOWATER COMMON SHARES" means the number that equals the weighted average trading price, denominated in U.S. dollars, of Bowater Common Shares as reported on the NYSE for the 20 days on which trading took place on the NYSE ending on the Determination Date; provided, however, that if such average trading price exceeds U.S.$55.6187, the Average Trading Price of Bowater Common Shares shall be U.S.$55.6187, and if such average trading price is less than U.S.$45.5062, the Average Trading Price of Bowater Common Shares shall be U.S.$45.5062.

     "BOWATER" means Bowater Incorporated, a corporation existing under the laws of the State of Delaware.

     "BOWATER CANADA" means Bowater Canada Inc., a corporation incorporated under the Act and a subsidiary of Bowater Holdings.

     "BOWATER COMMON SHARE" means a share of common stock of Bowater, US$1.00 par value per share.

     "BOWATER ELECTED SHARE" means any Avenor Common Share that the holder shall have elected, in a duly completed Letter of Transmittal received by the Depositary no later than 5:00 p.m. (Montreal time) on the Business Day immediately preceding the Meeting Date to exchange under the Arrangement for a fraction of a Bowater Common Share or that is deemed to be a Bowater Elected Share pursuant to Section 2.3(b).

     "BOWATER HOLDINGS" means Bowater Canadian Holdings Incorporated, a corporation incorporated under the Companies Act (Nova Scotia) and a subsidiary of Bowater.

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

     "BUSINESS DAY" means any day, other than a Saturday, a Sunday and a statutory holiday in Toronto, Ontario, Montreal, Quebec or New York, New York.

     "CASH ELECTED SHARE" means any Avenor Common Share that the holder shall have elected, in a duly completed Letter of Transmittal received by the Depositary no later than 5:00 p.m. (Montreal time) on the Business Day immediately preceding the Meeting Date to exchange under the Arrangement for C$35 in cash or that is deemed to be a Cash Elected Share pursuant to Section 2.3(d).

     "CERTIFICATE" means the certificate of arrangement giving effect to the Arrangement, issued pursuant to subsection 192(7) of the Act after the Articles of Arrangement have been filed.

     "COURT" means the Ontario Court of Justice (General Division).

     "DEPOSITARY" means the The Trust Company of Bank of Montreal appointed for the purpose of, among other things, exchanging certificates representing Avenor Common Shares for cash, Exchangeable Shares or Bowater Common Shares, as the case may be.

     "DETERMINATION DATE" means the day which is the third Business Day prior to the Effective Date.

     "DETERMINATION DATE FOREIGN EXCHANGE RATE" means the number (including any decimal fraction) which is the value in Canadian dollars of one U.S. dollar at the rate of exchange equal to the Bank of Canada's noon spot exchange rate for such currencies on the Determination Date.

     "DISSENT PROCEDURES" has the meaning set out in Section 3.1.

     "DISSENTING SHAREHOLDER" means a holder of Avenor Common Shares who dissents in respect of the Arrangement in strict compliance with the Dissent Procedures.

     "EFFECTIVE DATE" means the date shown on the Certificate.

     "EFFECTIVE TIME" means 12:01 a.m. on the Effective Date.

     "EXCHANGE RATIO" means the number equal to C$35 divided by the product of
(i) the Average Trading Price of Bowater Common Shares and (ii) the Determination Date Foreign Exchange Rate.

     "EXCHANGEABLE SHARE" means a share in the class of non-voting exchangeable shares in the capital of Bowater Canada.

     "EXCHANGEABLE SHARE ELECTED SHARE" means any Avenor Common Share that the holder shall have elected, in a duly completed Letter of Transmittal received by the Depositary no later than 5:00 p.m. (Montreal time) on the Business Day immediately preceding the Meeting Date to exchange under the Arrangement for a fraction of an Exchangeable Share or that is deemed to be an Exchangeable Share Elected Share pursuant to Section 2.1(d) or 2.3(b).

     "EXCHANGEABLE SHARE PROVISIONS" means the rights, privileges, restrictions and conditions attaching to the Exchangeable Shares.

     "FINAL ORDER" means the final order of the Court approving the Arrangement.

     "INTERIM ORDER" means the interim order of the Court made in connection with the process for obtaining shareholder approval of the Arrangement and related matters.

     "JOINT PROXY STATEMENT" means the joint management information circular and proxy statement of Avenor and Bowater to be prepared and sent to the shareholders of Avenor in connection with the Avenor Shareholders' Meeting.

     "LETTER OF TRANSMITTAL" means collectively a Letter of Transmittal and Election Form in the forms accompanying the Joint Proxy Statement.

     "LIQUIDATION CALL RIGHT" has the meaning ascribed thereto in Section
5.1(a).

     "LIQUIDATION DATE" has the meaning ascribed thereto in the Exchangeable Share Provisions.

     "MEETING DATE" means the date of the Avenor Shareholders' Meeting.

     "NYSE" means the New York Stock Exchange, Inc.

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

     "OUTSTANDING AVENOR COMMON SHARES" means the number of Avenor Common Shares outstanding immediately prior to the Effective Time.

     "PERSON" includes any individual, firm, partnership, joint venture, venture capital fund, association, trust, trustee, executor, administrator, legal personal representative, estate, group, body corporate, corporation, unincorporated association or organization, government body, syndicate or other entity, whether or not having legal status.

     "REDEMPTION CALL RIGHT" has the meaning ascribed thereto in Section 5.2(a).

     "REDEMPTION DATE" has the meaning ascribed thereto in the Exchangeable Share Provisions.

     "SHARE ELECTED SHARE" means a Cash Elected Share that, because of the operation of the proration provisions set forth in Section 2.3(b), shall be deemed to be an Exchangeable Share Elected Share; provided, however, that if the holder thereof shall have elected in a duly completed Letter of Transmittal received by the Depositary no later than 5:00 p.m. (Montreal time) on the Business Day immediately preceding the Meeting Date to have Cash Elected Shares that are subject to the proration provisions set forth in Section 2.3(b) be deemed to be Bowater Elected Shares, such Cash Elected Shares shall be deemed to be Bowater Elected Shares.

1.2 SECTIONS AND HEADINGS

     The division of this Plan of Arrangement into sections and the insertion of headings are for reference purposes only and shall not affect the interpretation of this Plan of Arrangement. Unless otherwise indicated, any reference in this Plan of Arrangement to a section or an exhibit refers to the specified section of or exhibit to this Plan of Arrangement.

1.3 NUMBER, GENDER AND PERSONS

     In this Plan of Arrangement, unless the context otherwise requires, words importing the singular number include the plural and vice versa, words importing any gender include all genders and words importing persons include individuals, corporations, partnerships, associations, trusts, unincorporated organizations, governmental bodies and other legal or business entities of any kind.

                                   ARTICLE 2

                                  ARRANGEMENT

2.1 ARRANGEMENT

     Commencing at the Effective Time, the following shall occur and shall be deemed to occur in the following order without any further act or formality:

     (a) subject to Section 2.3, each Bowater Elected Share will be transferred by the holder thereof to Bowater Holdings in exchange for that number of fully paid and non-assessable Bowater Common Shares equal to the Exchange Ratio, and the name of each such holder will be removed from the register of holders of Avenor Common Shares and added to the register of holders of Bowater Common Shares and Bowater Holdings will be added to the register of holders of Avenor Common Shares accordingly;

     (b) Bowater Holdings will transfer to Bowater Canada all the Avenor Common Shares then owned by Bowater Holdings and, as consideration therefor, Bowater Canada will issue an equivalent number of common shares of Bowater Canada to Bowater Holdings, and Bowater Holdings will be removed from the register of holders of Avenor Common Shares and Bowater Canada will be added to the register of holders of Avenor Common Shares accordingly;

     (c) subject to Section 2.3, each Cash Elected Share and Exchangeable Share Elected Share will be transferred by the holder thereof to Bowater Canada in exchange for (i) in the case of a Cash Elected Share, C$35 in cash, without interest thereon and (ii) in the case of an Exchangeable Share Elected Share, that number of Exchangeable Shares equal to the Exchange Ratio, and each holder who receives cash will be removed from the register of holders of Avenor Common Shares and each

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
         holder who receives Exchangeable Shares will be removed from the register of holders of Avenor Common Shares and added to the register of holders of Exchangeable Shares and Bowater Canada shall be recorded as the registered holder of such Avenor Common Shares so exchanged; provided, however, that where a holder receives both cash and Exchangeable Shares, each Avenor Common Share transferred to Bowater Canada by the holder thereof will be deemed to have been transferred to Bowater Canada for a combination of cash and Exchangeable Shares, with the cash portion of such consideration received by such holder for such share being equal to the aggregate cash consideration received by such holder divided by the number of Avenor Common Shares so transferred;

     (d) subject to Section 2.3, each Avenor Common Share in respect of which an effective election has not been made (other than Avenor Common Shares held by Dissenting Shareholders who are ultimately entitled to be paid the fair value of the Avenor Common Shares held by them) will be deemed to be an Exchangeable Share Elected Share and will be transferred to Bowater Canada in exchange for Exchangeable Shares in accordance with the provisions described in paragraph (c) above, and each such holder will be removed from the register of holders of Avenor Common Shares and added to the register of holders of Exchangeable Shares and Bowater Canada shall be recorded as the registered holder of such Avenor Common Shares so exchanged; and

     (e) all outstanding Avenor Options and Avenor SARs shall be terminated.

2.2 ELECTIONS

     Each Person who, at or prior to 5:00 p.m. (Montreal Time) on the Business Day immediately preceding the Meeting Date, is a holder of record of Avenor Common Shares, will be entitled, with respect to all or a portion of such shares, to make an election at or prior to 5:00 p.m. on the Business Day immediately preceding the Meeting Date to receive cash, Exchangeable Shares or Bowater Common Shares, or a combination thereof, in exchange for such holder's Avenor Common Shares, on the basis set forth herein and in accordance with such arrangements and procedures as will be agreed upon in good faith by Bowater, Bowater Holdings, Bowater Canada and Avenor, including the form of the Letter of Transmittal containing the elections and the procedures governing transmittal.

2.3 PRORATION

     (a) Notwithstanding Section 2.1(c), the maximum aggregate amount of cash that may be paid to holders of Avenor Common Shares pursuant to this
         Article 2 (the "Cash Cap") shall be equal to (A) the product of (i) C$35, (ii) the number of Outstanding Avenor Common Shares and (iii)
         0.60 less (B) the lesser of (x) the product of (i) $21 and (ii) the number of Avenor Common Shares in respect of which a notice of dissent has been delivered by Dissenting Shareholders in accordance with the Act and (y) $65,000,000.

     (b) If the product (the "Requested Cash Amount") of (i) the aggregate number of Cash Elected Shares and (ii) C$35, exceeds the Cash Cap, then a cash proration factor (the "Cash Proration Factor") shall be determined by dividing the Cash Cap by the Requested Cash Amount and the number of Cash Elected Shares of each holder thereof shall be reduced to the product of (x) the Cash Proration Factor and (y) the number of Cash Elected Shares of such holder (the "Available Cash Elected Shares"), and the difference between such holder's Cash Elected Shares and such holder's Available Cash Elected Shares shall be deemed to be Share Elected Shares of such holder.

     (c) Notwithstanding Sections 2.1(a), (c) and (d), the maximum aggregate number of Exchangeable Shares and Bowater Common Shares that may be issued to or received by holders of Avenor Common Shares pursuant to this Article 2 (the "Share Cap") shall be equal to the product of (x) the Exchange Ratio, (y) the number of Outstanding Avenor Common Shares and (z) 0.50.

     (d) If the product (the "Requested Share Amount") of (w) the difference between (A) the number of Outstanding Avenor Common Shares (other than Avenor Common Shares held by holders who have delivered a notice of dissent in accordance with the Act) and (B) the aggregate number of Cash Elected Shares (such difference, the "Deemed Share Elected Shares") and (x) the Exchange

         Ratio, exceeds the Share Cap, then a share proration factor (the "Share Proration Factor") shall be determined by dividing the Share Cap by the Requested Share Amount and the number of Deemed Share Elected Shares of each holder thereof shall be reduced to the product of (x) the Share Proration Factor and (y) the number of Deemed Share Elected Shares of such holder (the "Available Share Elected Shares") and the difference between such holder's Deemed Share Elected Shares and such holder's Available Share Elected Shares shall be deemed to be Cash Elected Shares of such holder. If the number of Deemed Share Elected Shares is reduced pursuant to the provisions of this paragraph (d), such reduction will be made pro rata as between the Exchangeable Share Elected Shares and the Bowater Elected Shares of such holder.

                                   ARTICLE 3

                               RIGHTS OF DISSENT

3.1 RIGHTS OF DISSENT

     Holders of Avenor Common Shares may exercise rights of dissent with respect to such shares pursuant to and in the manner set forth in section 190 of the Act and this section 3.1 (the "Dissent Procedures") in connection with the Arrangement and holders who duly exercise such rights of dissent and who:

     (a) are ultimately entitled to be paid fair value for their Avenor Common Shares shall be deemed to have transferred such Avenor Common Shares to Avenor for cancellation on the Effective Date; or

     (b) are ultimately not entitled, for any reason, to be paid fair value for their Avenor Common Shares shall be deemed to have participated in the Arrangement on the same basis as a non-dissenting holder of Avenor Common Shares and shall receive Exchangeable Shares on the basis determined in accordance with Section 2.1(d), but in no case shall Bowater, Bowater Holdings, Bowater Canada, Avenor or any other Person be required to recognize such holders as holders of Avenor Common Shares after the Effective Time, and the names of such holders of Avenor Common Shares shall be deleted from the registers of holders of Avenor Common Shares at the Effective Time.

                                   ARTICLE 4

                       CERTIFICATES AND FRACTIONAL SHARES

4.1 ISSUANCE OF CERTIFICATES REPRESENTING EXCHANGEABLE SHARES

     At or promptly after the Effective Time, Bowater Canada shall deposit with the Depositary, for the benefit of the holders of Avenor Common Shares who will receive Exchangeable Shares in connection with the Arrangement, certificates representing the Exchangeable Shares issued pursuant to Section 2.1 upon the exchange of Avenor Common Shares. Upon surrender to the Depositary for cancellation of a certificate which immediately prior to the Effective Time represented one or more Avenor Common Shares that were exchanged for one or more Exchangeable Shares under the Arrangement, together with such other documents and instruments as would have been required to effect the transfer of the shares formerly represented by such certificate under the Act and the by-laws of Avenor and such additional documents and instruments as the Depositary may reasonably require, the holder of such surrendered certificate shall be entitled to receive in exchange therefor, and the Depositary shall deliver to such holder, a certificate representing that number (rounded down to the nearest whole number) of Exchangeable Shares which such holder has the right to receive (together with any dividends or distributions with respect thereto pursuant to Section 4.4 and any cash in lieu of fractional Exchangeable Shares pursuant to Section 4.5 and as a result of the operation of Section 2.3), and the certificate so surrendered shall forthwith be cancelled. In the event of a transfer of ownership of Avenor Common Shares that is not registered in the transfer records of Avenor, a certificate representing the proper number of Exchangeable Shares may be issued to the transferee if the certificate representing such Avenor Common Shares is presented to the Depositary, accompanied by all documents required to evidence and effect such transfer. Until surrendered as contemplated by this Section 4.1, each certificate which immediately prior to the Effective Time represented Avenor Common Shares that were exchanged for Exchangeable Shares shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender (i) the certificate representing Exchangeable Shares as contemplated by this Section 4.1, (ii) a cash payment in lieu of any fractional Exchangeable Shares as contemplated by Section 4.5 and a cash payment as a result of the operation of
Section 2.3, and (iii) any dividends or distributions with a record date after the Effective Time theretofore paid or payable with respect to Exchangeable Shares as contemplated by Section 4.4.

4.2 EXCHANGE OF CERTIFICATES FOR BOWATER COMMON SHARES

     At or promptly after the Effective Time, Bowater Holdings shall deposit with the Depositary, for the benefit of the holders of Avenor Common Shares who will receive Bowater Common Shares in connection with the Arrangement, certificates representing the Bowater Common Shares issued pursuant to Section
2.1 in exchange for outstanding Avenor Common Shares. Upon surrender to the Depositary for cancellation of a certificate which immediately prior to the Effective Time represented outstanding Avenor Common Shares that were exchanged for Bowater Common Shares, together with such other documents and instruments as would have been required to effect the transfer of the shares formerly represented by such certificate under the Act and the by-laws of Avenor and such additional documents and instruments as the Depositary may reasonably require, the holder of such surrendered certificate shall be entitled to receive in exchange therefor, and the Depositary shall deliver to such holder, a certificate representing that number (rounded down to the nearest whole number) of Bowater Common Shares which such holder has the right to receive (together with any dividends or distributions with respect thereto pursuant to Section 4.4 and any cash in lieu of fractional Bowater Common Shares pursuant to Section 4.3 and as a result of the operation of Section 2.3), and the certificate so surrendered shall forthwith be cancelled. In the event of a transfer of ownership of Avenor Common Shares which is not registered in the transfer records of Avenor, a certificate representing the proper number of Bowater Common Shares may be issued to the transferee if the certificate representing such Avenor Common Shares is presented to the Depositary, accompanied by all documents required to evidence and effect such transfer. Until surrendered as contemplated by this Section 4.2, each certificate which immediately prior to the Effective Time represented one or more outstanding Avenor Common Shares that were exchanged for one or more Bowater Common Shares shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender (i) the certificate representing Bowater Common Shares as contemplated by this Section 4.2, (ii) a cash payment in lieu of any fractional Bowater Common Shares as contemplated by Section 4.5 and as a result of the operation of
Section 2.3 and (iii) any dividends or distributions with a record date after the Effective Time theretofore paid or payable with respect to Bowater Common Shares as contemplated by Section 4.4.

4.3 EXCHANGE OF CERTIFICATES FOR CASH

     At or promptly after the Effective Time, Bowater Canada shall deposit sufficient cash with the Depositary for the benefit of the holders of Avenor Common Shares who will receive cash in connection with the Arrangement. Upon surrender to the Depositary for cancellation of a certificate which immediately prior to the Effective Time represented outstanding Avenor Common Shares that were exchanged for cash, together with such other documents and instruments as would have been required to effect the transfer of the shares formerly represented by such certificate under the Act and the by-laws of Avenor and such additional documents and instruments as the Depositary may reasonably require, the holder of such surrendered certificate shall be entitled to receive in exchange therefor, and the Depositary shall deliver to such holder, the cash which such holder has the right to receive under the Arrangement. The cash deposited with the Depositary shall be held in an interest bearing account, and any interest earned on such funds shall be for the account of Bowater Canada.

4.4 DISTRIBUTIONS WITH RESPECT TO UNSURRENDERED CERTIFICATES

     No dividends or other distributions declared or made after the Effective Time with respect to Exchangeable Shares or Bowater Common Shares with a record date after the Effective Time shall be paid to the holder of any unsurrendered certificate which immediately prior to the Effective Time represented outstanding Avenor Common Shares that were exchanged pursuant to Section 2.1, and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 4.5, unless and until the holder of
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

record of such certificate shall surrender such certificate in accordance with
Section 4.1 or 4.2. Subject to applicable law, at the time of such surrender of any such certificate, there shall be paid to the record holder of the certificates representing whole Common Shares, as the case may be, without interest (i) the amount of any cash payable in lieu of a fractional Exchangeable Share or Bowater Common Share to which such holder is entitled pursuant to
Section 4.5, (ii) the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole Exchangeable Share or Bowater Common Share, as the case may be, and (iii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole Exchangeable Share or Bowater Common Share, as the case may be.

4.5 NO FRACTIONAL SHARES

     No certificates or scrip representing fractional Exchangeable Shares or fractional Bowater Common Shares shall be issued upon the surrender for exchange of certificates pursuant to Section 4.1 or 4.2 and no dividend, stock split or other change in the capital structure of Bowater Canada or Bowater shall relate to any such fractional security and such fractional interests shall not entitle the owner thereof to vote or to exercise any rights as a security holder of Bowater Canada or Bowater. In lieu of any such fractional securities:

     (a) each Person otherwise entitled to a fractional interest in an Exchangeable Share will receive a cash payment equal to such Person's pro rata portion of the net proceeds after expenses received by the Depositary upon the sale of whole shares representing an accumulation of all fractional interests in Exchangeable Shares to which all such Persons would otherwise be entitled. The Depositary will sell such Exchangeable Shares by private sale (including by way of sale through the facilities of any stock exchange upon which the Exchangeable Shares are then listed) as soon as reasonably practicable following the Effective Date. The aggregate net proceeds after expenses of such sale will be distributed by the Depositary, pro rata in relation to the respective fractions, among the Persons otherwise entitled to receive fractional interests in Exchangeable Shares; and

     (b) each person otherwise entitled to a fractional interest in a Bowater Common Share will receive a cash payment equal to such Person's pro rata portion of the net proceeds after expenses received by the Depositary upon the sale of whole shares representing an accumulation of all fractional interests in Bowater Common Shares to which all such Persons would otherwise be entitled. The Depositary will sell such Bowater Common Shares on the NYSE as soon as practicable following the Effective Date. The aggregate net proceeds after expenses of such sale will be distributed by the Depositary, pro rata in relation to the respective fractions, among the Persons otherwise entitled to receive fractional interests in Bowater Common Shares.

4.6 LOST CERTIFICATES

     In the event any certificate which immediately prior to the Effective Time represented one or more outstanding Avenor Common Shares that were exchanged pursuant to Section 2.1 shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such certificate to be lost, stolen or destroyed, the Depositary will issue in exchange for such lost, stolen or destroyed certificate, cash and/or one or more certificates representing one or more Exchangeable Shares or Bowater Common Shares (and any dividends or distributions with respect thereto and any cash pursuant to Section 4.5) deliverable in accordance with such holder's Letter of Transmittal and subject to Section 2.3. When authorizing such payment in exchange for any lost, stolen or destroyed certificate, the Person to whom certificates representing Exchangeable Shares or Bowater Common Shares are to be issued shall, as a condition precedent to the issuance thereof, give a bond satisfactory to Bowater Canada or Bowater, as the case may be, in such sum as Bowater Canada or Bowater may, acting reasonably, direct or otherwise indemnify Bowater Canada or Bowater in a manner satisfactory to Bowater Canada or Bowater, acting reasonably, against any claim that may be made against Bowater Canada or Bowater with respect to the certificate alleged to have been lost, stolen or destroyed.

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4.7 EXTINCTION OF RIGHTS

     Any certificate which immediately prior to the Effective Time represented outstanding Avenor Common Shares that were exchanged pursuant to Section 2.1 and not deposited, with all other instruments required by Section 4.1 or 4.2, on or prior to the third anniversary of the Effective Date shall cease to represent a claim or interest of any kind or nature as a shareholder of Bowater Canada or Bowater. On such date, the Exchangeable Shares or Bowater Common Shares to which the former registered holder of the certificate referred to in the preceding sentence was ultimately entitled shall be deemed to have been surrendered to Bowater Canada or Bowater, as the case may be, together with all entitlements to dividends, distributions and interest thereon held for such former registered holder.

4.8 WITHHOLDING RIGHTS

     Bowater Holdings, Bowater Canada, Bowater and the Depositary shall be entitled to deduct and withhold from any dividend or consideration otherwise payable under this Plan of Arrangement to any holder of Avenor Common Shares, Bowater Common Shares or Exchangeable Shares such amounts as Bowater Canada, Bowater Holdings, Bowater or the Depositary is required or permitted to deduct and withhold with respect to such payment under the Income Tax Act (Canada), the United States Internal Revenue Code of 1986 or any provision of provincial, state, local or foreign tax law, in each case as amended. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes hereof as having been paid to the holder of the shares in respect of which such deduction and withholding was made, provided that such withheld amounts are actually remitted to the appropriate taxing authority. To the extent that the amount so required or permitted to be deducted or withheld from any payment to a holder exceeds the cash portion of the consideration otherwise payable to the holder, Bowater Holdings, Bowater Canada, Bowater and the Depositary are hereby authorized to sell or otherwise dispose of such portion of the consideration as is necessary to provide sufficient funds to Bowater Holdings, Bowater Canada, Bowater or the Depositary, as the case may be, to enable it to comply with such deduction or withholding requirement and Bowater Holdings, Bowater Canada, Bowater or the Depositary shall notify the holder thereof and remit any unapplied balance of the net proceeds of such sale.

                                   ARTICLE 5

                       CERTAIN RIGHTS OF BOWATER HOLDINGS
                         TO ACQUIRE EXCHANGEABLE SHARES

5.1 BOWATER HOLDINGS LIQUIDATION CALL RIGHT

     (a) Bowater Holdings shall have the overriding right (the "Liquidation Call Right"), in the event of and notwithstanding the proposed liquidation, dissolution or winding-up of Bowater Canada pursuant to Article 5 of the Exchangeable Share Provisions, to purchase from all but not less than all of the holders of Exchangeable Shares on the Liquidation Date all but not less than all of the Exchangeable Shares held by each such holder on payment by Bowater Holdings of an amount per share equal to
         (a) the Current Market Price (as defined in the Exchangeable Share Provisions) of a Bowater Common Share on the last Business Day prior to the Liquidation Date, which shall be satisfied in full by causing to be delivered to such holder one Bowater Common Share, plus (b) the right to receive the full amount when paid of all unpaid dividends on such Exchangeable Share for which the record date has occurred prior to Liquidation Date (collectively the "Liquidation Call Purchase Price"). In the event of the exercise of the Liquidation Call Right by Bowater Holdings, each holder shall be obligated to sell all the Exchangeable Shares held by the holder to Bowater Holdings on the Liquidation Date on payment by Bowater Holdings to the holder of the Liquidation Call Purchase Price for each such share.

     (b) To exercise the Liquidation Call Right, Bowater Holdings must notify Bowater Canada's transfer agent (the "Transfer Agent"), as agent for the holders of Exchangeable Shares, and Bowater Canada of Bowater Holdings' intention to exercise such right at least 45 days before the Liquidation Date in the case of a voluntary liquidation, dissolution or winding-up of Bowater Canada and at least five Business Days before the Liquidation Date in the case of an involuntary liquidation, dissolution or winding-up of Bowater Canada. The Transfer Agent will notify the holders of Exchangeable Shares as to whether or not Bowater Holdings has exercised the Liquidation Call Right forthwith after the expiry of the period during which the same may be exercised by Bowater Holdings. If Bowater Holdings exercises the Liquidation Call Right, then on the Liquidation Date Bowater Holdings will purchase and the holders will sell all of the Exchangeable Shares then outstanding for a price per share equal to the Liquidation Call Purchase Price.

     (c) For the purposes of completing the purchase of the Exchangeable Shares pursuant to the Liquidation Call Right, Bowater Holdings shall deposit with the Transfer Agent, on or before the Liquidation Date, certificates representing the aggregate number of Bowater Common Shares deliverable by Bowater Holdings in payment of the total Liquidation Call Purchase Price and shall waive any rights to receive any dividends which represent the amount of the remaining portion, if any, of the total Liquidation Call Purchase Price, less any amounts withheld pursuant to Section 4.8 hereof. Provided that Bowater Holdings has complied with the immediately preceding sentence, on and after the Liquidation Date the rights of each holder of Exchangeable Shares will be limited to receiving such holder's proportionate part of the total Liquidation Call Purchase Price payable by Bowater Holdings (which in the case of unpaid dividends, if any, shall be satisfied by the payment thereof by Bowater Canada on the payment date for such dividends) upon presentation and surrender by the holder of certificates representing the Exchangeable Shares held by such holder and the holder shall on and after the Liquidation Date be considered and deemed for all purposes to be the holder of the Bowater Common Shares to which it is entitled. Upon surrender to the Transfer Agent of a certificate or certificates representing Exchangeable Shares, together with such other documents and instruments as may be required to effect a transfer of Exchangeable Shares under the Act and the by-laws of Bowater Canada and such additional documents and instruments as the Transfer Agent may reasonably require, the holder of such surrendered certificate or certificates shall be entitled to receive in exchange therefor, and the Transfer Agent on behalf of Bowater Holdings shall deliver to such holder, certificates representing the Bowater Common Shares to which the holder is entitled and on the applicable dividend payment date a cheque or cheques payable at par at any branch of the bankers of Bowater Canada in Canada in payment of the remaining portion, if any, of the total Liquidation Call Purchase Price less any amounts withheld pursuant to Section 4.8 hereof. If Bowater Holdings does not exercise the Liquidation Call Right in the manner described above, on the Liquidation Date the holders of the Exchangeable Shares will be entitled to receive in exchange therefor the liquidation price otherwise payable by Bowater Canada in connection with the liquidation, dissolution or winding-up of Bowater Canada pursuant to Article 5 of the Exchangeable Share Provisions.

5.2 BOWATER HOLDINGS REDEMPTION CALL RIGHT

     In addition to Bowater Holdings' rights contained in the Exchangeable Share Provisions, including, without limitation, the Retraction Call Right (as defined in the Exchangeable Share Provisions), Bowater Holdings shall have the following rights in respect of the Exchangeable Shares:

     (a) Bowater Holdings shall have the overriding right (the "Redemption Call Right"), notwithstanding the proposed redemption of the Exchangeable Shares by Bowater Canada pursuant to Article 7 of the Exchangeable Share Provisions, to purchase from all but not less than all of the holders of Exchangeable Shares on the Redemption Date all but not less than all of the Exchangeable Shares held by each such holder on payment by Bowater Holdings to the holder of an amount per share equal to (a) the Current Market Price (as defined in the Exchangeable Share Provisions) of a Bowater Common Share on the last Business Day prior to the Redemption Date, which shall be satisfied in full by causing to be delivered to such holder one Bowater Common Share plus (b) the right to receive the full amount when paid of all unpaid dividends on such Exchangeable Share for which the record date has occurred prior to the Redemption Date (collectively the "Redemption Call Purchase Price"). In the event of the exercise of the Redemption Call Right by Bowater Holdings, each holder shall be obligated to sell all the Exchangeable Shares held by the holder to

         Bowater Holdings on the Redemption Date on payment by Bowater Holdings to the holder of the Redemption Call Purchase Price for each such share.

     (b) To exercise the Redemption Call Right, Bowater Holdings must notify the Transfer Agent, as agent for the holders of Exchangeable Shares, and Bowater Canada of Bowater Holdings' intention to exercise such right at least 60 days before the Redemption Date, except in the case of a redemption occurring as a result of an acquisition of Control of Bowater (as defined in the Exchangeable Share Provisions) in which case Bowater Holdings shall notify the Transfer Agent and Bowater Canada on or before the Redemption Date. The Transfer Agent will notify the holders of the Exchangeable Shares as to whether or not Bowater Holdings has exercised the Redemption Call Right forthwith after the expiry of the period during which the same may be exercised by Bowater Holdings. If Bowater Holdings exercises the Redemption Call Right, on the Redemption Date Bowater Holdings will purchase and the holders will sell all of the Exchangeable Shares then outstanding for a price per share equal to the Redemption Call Purchase Price.

     (c) For the purposes of completing the purchase of the Exchangeable Shares pursuant to the Redemption Call Right, Bowater Holdings shall deposit with the Transfer Agent, on or before the Redemption Date, certificates representing the aggregate number of Bowater Common Shares deliverable by Bowater Holdings in payment of the total Redemption Call Purchase Price and shall waive any rights to receive any dividends which represent the amount of the remaining portion, if any, of the total Redemption Call Purchase Price less any amounts withheld pursuant to
         Section 4.8 hereof. Provided that Bowater Holdings has complied with the immediate preceding sentence, on and after the Redemption Date the rights of each holder of Exchangeable Shares will be limited to receiving such holder's proportionate part of the total Redemption Call Purchase Price payable by Bowater Holdings (which in case of unpaid dividends, if any, shall be satisfied by the payment thereof by Bowater Canada on the payment date for such dividends) upon presentation and surrender by the holder of certificates representing the Exchangeable Shares held by such holder and the holder shall on and after the Redemption Date be considered and deemed for all purposes to be the holder of the Bowater Common Shares to which it is entitled. Upon surrender to the Transfer Agent of a certificate or certificates representing Exchangeable Shares, together with such other documents and instruments as may be required to effect a transfer of Exchangeable Shares under the Act and the by-laws of Bowater Canada and such additional documents and instruments as the Transfer Agent may reasonably require, the holder of such surrendered certificate or certificates shall be entitled to receive in exchange therefor, and the Transfer Agent on behalf of Bowater Holdings shall deliver to such holder, certificates representing the Bowater Common Shares to which the holder is entitled and on the applicable dividend payment date a cheque or cheques payable at par at any branch of the bankers of Bowater Canada in Canada in payment of the remaining portion, if any, of the total Redemption Call Purchase Price less any amounts withheld pursuant to Section 4.8 hereof. If Bowater Holdings does not exercise the Redemption Call Right in the manner described above, on the Redemption Date the holders of the Exchangeable Shares will be entitled to receive in exchange therefor the redemption price otherwise payable by Bowater Canada in connection with the redemption of the Exchangeable Shares pursuant to Article 7 of the Exchangeable Share Provisions.

                                   ARTICLE 6

                                   AMENDMENTS

6.1 AMENDMENTS TO PLAN OF ARRANGEMENT

     Avenor reserves the right to amend, modify and/or supplement this Plan of Arrangement at any time and from time to time, provided that each such amendment, modification and/or supplement must be (i) set out in writing, (ii) approved by Bowater, (iii) filed with the Court and, if made following the Avenor Shareholders' Meeting, approved by the Court, and (iv) communicated to holders of Avenor Common Shares if and as required by the Court.

     Any amendment, modification or supplement to this Plan of Arrangement may be proposed by Avenor at any time prior to the Avenor Shareholders' Meeting (provided that Bowater shall have consented thereto) with or without any other prior notice or communication, and if so proposed and accepted by the Persons voting at the Avenor Shareholders' Meeting (other than as may be required under the Interim Order), shall become part of this Plan of Arrangement for all purposes.

     Any amendment, modification or supplement to this Plan of Arrangement that is approved by the Court following the Avenor Shareholders' Meeting shall be effective only if (i) it is consented to by each of Avenor and Bowater, and (ii) if required by the Court, it is consented to by holders of the Avenor Common Shares voting in the manner directed by the Court.

                                                                       EXHIBIT 1

                          PROVISIONS ATTACHING TO THE
                              EXCHANGEABLE SHARES

     The Exchangeable Shares shall have the following rights, privileges, restrictions and conditions:

                                   ARTICLE 1

                                 INTERPRETATION

     1.1 For the purposes of these share provisions:

          "AFFILIATE" of any person means any other person directly or indirectly controlling, controlled by, or under common control with, that person. For the purposes of this definition, "control" (including, with correlative meanings, the terms "controlled by" and "under common control with"), as applied to any person, means the possession by another person, directly or indirectly, of the power to direct or cause the direction of the management and policies of that first mentioned person, whether through the ownership of voting securities, by contract or otherwise.

        "BOARD OF DIRECTORS" means the board of directors of Bowater Canada.

          "BOWATER" means Bowater Incorporated, a corporation existing under the laws of the State of Delaware, and any successor corporation thereto.

          "BOWATER CANADA" means Bowater Canada Inc., a corporation incorporated under the Canada Business Corporations Act and a subsidiary of Bowater Holdings.

          "BOWATER COMMON SHARES" mean the shares of common stock of Bowater, US$1.00 par value per share, and any other securities into which such shares may be changed.

          "BOWATER DIVIDEND DECLARATION DATE" means the date on which the Board of Directors of Bowater declares any dividend on the Bowater Common Shares.

          "BOWATER HOLDINGS" means Bowater Canadian Holdings Incorporated, a corporation incorporated under the Companies Act (Nova Scotia) and a subsidiary of Bowater.

          "BOWATER HOLDINGS CALL NOTICE" has the meaning ascribed thereto in
     Section 6.3 of these share provisions.

          "BUSINESS DAY" means any day, other than a Saturday, a Sunday and a statutory holiday in Montreal, Quebec or New York, New York.

          "CANADIAN DOLLAR EQUIVALENT" means in respect of an amount expressed in a foreign currency (the "Foreign Currency Amount") at any date the product obtained by multiplying:

             (a) the Foreign Currency Amount by,

             (b) the noon spot exchange rate on such date for such foreign currency expressed in Canadian dollars as reported by the Bank of Canada or, in the event such spot exchange rate is not available, such exchange rate on such date for such foreign currency expressed in Canadian dollars as may be deemed by the Board of Directors to be appropriate for such purpose.

          "COMMON SHARES" means the common shares in the capital of Bowater Canada.

          "CONTROL OF BOWATER" means the ownership by one Person or a Person and its Affiliates of securities carrying a majority of the voting rights attaching to all outstanding securities of Bowater.

          "CURRENT MARKET PRICE" means, in respect of a Bowater Common Share on any date, the Canadian Dollar Equivalent of the average of the closing prices of Bowater Common Shares during a period of 20 consecutive trading days ending not more than three trading days before such date on the New York Stock Exchange, or, if the Bowater Common Shares are not then quoted on the New York Stock Exchange, on such other stock exchange or automated quotation system on which the Bowater Common Shares are listed or quoted, as the case may be, as may be selected by the Board of Directors for such purpose; provided, however, that if in the opinion of the Board of Directors the public distribution or trading activity of Bowater Common Shares during such period does not create a market which reflects the fair market value of a Bowater Common Share, then the Current Market Price of a Bowater Common Share shall be determined by the Board of Directors based upon the advice of such qualified independent financial advisors as the Board of Directors may deem to be appropriate, and provided further that any such selection, opinion or determination by the Board of Directors shall be conclusive and binding.

          "EXCHANGEABLE SHARES" mean the non-voting exchangeable shares in the capital of Bowater Canada having the rights, privileges, restrictions and conditions set forth herein.

          "LIQUIDATION AMOUNT" has the meaning ascribed thereto in Section 5.1 of these share provisions.

          "LIQUIDATION CALL RIGHT" has the meaning ascribed thereto in the Plan of Arrangement.

          "LIQUIDATION DATE" has the meaning ascribed thereto in Section 5.1 of these share provisions.

          "PERSON" includes any individual, firm, partnership, joint venture, venture capital fund, association, trust, trustee, executor, administrator, legal personal representative, estate, group, body corporate, corporation, unincorporated association or organization, government body, syndicate or other entity, whether or not having legal status.

          "PLAN OF ARRANGEMENT" means the plan of arrangement relating to the arrangement of Avenor Inc. under section 192 of the Canada Business Corporations Act, to which plan these share provisions are attached.

          "PREFERRED SHARES" means the non-voting preferred shares in the capital of Bowater Canada.

          "PURCHASE PRICE" has the meaning ascribed thereto in Section 6.3 of these share provisions.

          "REDEMPTION CALL RIGHT" has the meaning ascribed thereto in the Plan of Arrangement.

          "REDEMPTION CALL PURCHASE PRICE" has the meaning ascribed thereto in the Plan of Arrangement.

          "REDEMPTION DATE" means the date, if any, established by the Board of Directors for the redemption by Bowater Canada of Exchangeable Shares pursuant to Article 7 of these share provisions, which date shall be no earlier than June 30, 2008, unless:

             (a) there are fewer than 500,000 Exchangeable Shares outstanding
                 (other than Exchangeable Shares held by Bowater and its Affiliates), as such number of shares may be adjusted as deemed appropriate by the Board of Directors to give effect to any subdivision or consolidation of or stock dividend on the Exchangeable Shares, any issue or distribution of rights to acquire Exchangeable Shares or securities exchangeable for or convertible into Exchangeable Shares, any issue or distribution of other securities or rights or evidences of indebtedness or assets, or any other capital reorganization or other transaction affecting the Exchangeable Shares; or

             (b) a transaction is proposed that will result in Control of
                 Bowater being acquired by any Person, in which case (in the event that the Board of Directors elects to redeem the Exchangeable Shares) the Redemption Date will be the date immediately prior to the date the acquisition of Control of Bowater occurs pursuant to such transaction.

          "REDEMPTION PRICE" has the meaning ascribed thereto in Section 7.1 of these share provisions.

          "RETRACTED SHARES" has the meaning ascribed thereto in Section 6.1 of these share provisions.

          "RETRACTION CALL RIGHT" has the meaning ascribed thereto in Section
     6.1 of these share provisions.

          "RETRACTION DATE" has the meaning ascribed thereto in Section 6.1(b) of these share provisions.

          "RETRACTION PRICE" has the meaning ascribed thereto in Section 6.1 of these share provisions.

          "RETRACTION REQUEST" has the meaning ascribed thereto in Section 6.1 of these share provisions.

          "SUPPORT AGREEMENT" means the Support Agreement to be entered into between Bowater, Bowater Holdings and Bowater Canada.

          "TRANSFER AGENT" means the Montreal Trust Company of Canada or such other person as may from time to time be appointed by Bowater Canada as the registrar and transfer agent for the Exchangeable Shares.

          "TRUSTEE" means Montreal Trust Company of Canada, the trustee under the Voting and Exchange Trust Agreement, a corporation organized and existing under the laws of Canada and authorized to carry on the business of a trust company in all the provinces of Canada, and any successor trustee appointed under the Voting and Exchange Trust Agreement.

          "VOTING AND EXCHANGE TRUST AGREEMENT" means the Voting and Exchange Trust Agreement to be entered into between Bowater, Bowater Holdings, Bowater Canada and the Trustee.

                                   ARTICLE 2

                         RANKING OF EXCHANGEABLE SHARES

     2.1 The Exchangeable Shares shall be entitled to a preference over the Common Shares, the Preferred Shares and any other shares ranking junior to the Exchangeable Shares with respect to the payment of dividends and the distribution of assets in the event of the liquidation, dissolution or winding-up of Bowater Canada, whether voluntary or involuntary, or any other distribution of the assets of Bowater Canada among its shareholders for the purpose of winding up its affairs.

                                   ARTICLE 3

                                   DIVIDENDS

     3.1 A holder of an Exchangeable Share shall be entitled to receive and the Board of Directors shall, subject to applicable law, on each Bowater Dividend Declaration Date, declare a dividend on each Exchangeable Share:

          (a) in the case of a cash dividend declared on the Bowater Common Shares, in an amount in cash for each Exchangeable Share in U.S. dollars or the Canadian Dollar Equivalent thereof on the Bowater Dividend Declaration Date of the cash dividend declared on each Bowater Common Share;

          (b) in the case of a stock dividend declared on the Bowater Common Shares to be paid in Bowater Common Shares, in such number of Exchangeable Shares for each Exchangeable Share as is equal to the number of Bowater Common Shares to be paid on each Bowater Common Share; or

          (c) in the case of a dividend declared on the Bowater Common Shares in property other than cash or Bowater Common Shares, in such type and amount of property for each Exchangeable Share as is the same as or economically equivalent to (to be determined by the Board of Directors as contemplated by Section 3.5 hereof) the type and amount of property declared as a dividend on each Bowater Common Share.

Such dividends shall be paid out of money, assets or property of Bowater Canada properly applicable to the payment of dividends, or out of authorized but unissued shares of Bowater Canada, as applicable.

     3.2 Cheques of Bowater Canada payable at par at any branch of the bankers of Bowater Canada shall be issued in respect of any cash dividends contemplated by Section 3.1(a) hereof and the sending of such a cheque to each holder of an Exchangeable Share shall satisfy the cash dividend represented thereby unless the cheque is not paid on presentation. Certificates registered in the name of the registered holder of Exchangeable Shares shall be issued or transferred in respect of any stock dividends contemplated by Section 3.1(b) hereof and the sending of such a certificate to each holder of an Exchangeable Share shall satisfy the stock dividend represented thereby. Such other type and amount of property in respect of any dividends contemplated by Section 3.1(c) hereof shall be issued, distributed or transferred by Bowater Canada in such manner as it shall determine and the issuance, distribution or transfer thereof by Bowater Canada to each holder of an Exchangeable Share shall satisfy the dividend represented thereby. No holder of an Exchangeable Share shall be entitled to recover by action or other legal process against Bowater Canada any dividend that is represented by a cheque that has not been duly presented to Bowater Canada's bankers for payment or that otherwise remains unclaimed for a period of six years from the date on which such dividend was payable.

     3.3 The record date for the determination of the holders of Exchangeable Shares entitled to receive payment of, and the payment date for, any dividend declared on the Exchangeable Shares under Section 3.1 hereof shall be the same dates as the record date and payment date, respectively, for the corresponding dividend declared on the Bowater Common Shares.

     3.4 If on any payment date for any dividends declared on the Exchangeable Shares under Section 3.1 hereof the dividends are not paid in full on all of the Exchangeable Shares then outstanding, any such dividends that remain unpaid shall be paid on a subsequent date or dates determined by the Board of Directors on which Bowater Canada shall have sufficient moneys, assets or property properly applicable to the payment of such dividends.

     3.5 The Board of Directors shall determine, in good faith and in its sole discretion (with the assistance of such reputable and qualified independent financial advisors and/or other experts as the Board of Directors may require), economic equivalence for the purposes of Section 3.1(c) hereof, and each such determination shall be conclusive and binding on Bowater Canada and its shareholders. In making each such determination, the following factors shall, without excluding other factors determined by the Board of Directors to be relevant, be considered by the Board of Directors:

          (a) in the case of any stock dividend or other distribution payable in Bowater Common Shares, the number of such shares issued in proportion to the number of Bowater Common Shares previously outstanding;

          (b) in the case of the issuance or distribution of any rights, options or warrants to subscribe for or purchase Bowater Common Shares (or securities exchangeable for or convertible into or carrying rights to acquire Bowater Common Shares), the relationship between the exercise price of each such right, option or warrant and the current market value (as determined by the Board of Directors in the manner above contemplated) of a Bowater Common Share;

          (c) in the case of the issuance or distribution of any other form of property (including without limitation any shares or securities of Bowater of any class other than Bowater Common Shares, any rights, options or warrants other than those referred to in Section 3.5(b) above, any evidences of indebtedness of Bowater or any assets of Bowater), the relationship between the fair market value (as determined by the Board of Directors in the manner above contemplated) of such property to be issued or distributed with respect to each outstanding Bowater Common Share and the current market value (as determined by the Board of Directors in the manner above contemplated) of a Bowater Common Share; and

          (d) in all such cases, the general taxation consequences of the relevant event to holders of Exchangeable Shares to the extent that such consequences may differ from the taxation consequences to holders of Bowater Common Shares as a result of differences between taxation laws of Canada and the United States (except for any differing consequences arising as a result of differing marginal taxation rates and without regard to the individual circumstances of holders of Exchangeable Shares).

     For purposes of the foregoing determinations, the current market value of any security listed and traded or quoted on a securities exchange shall be the weighted average of the daily trading prices of such security during a period of not less than 20 consecutive trading days ending not more than five trading days before the date of determination on the principal securities exchange on which such securities are listed and traded or quoted; provided, however, that if in the opinion of the Board of Directors the public distribution or trading activity of such securities during such period does not create a market which reflects the fair market value of such securities, then the current market value thereof shall be determined by the Board of Directors, in good faith and in its sole discretion (with the assistance of such reputable and qualified independent financial advisors and/or other experts as the board may require), and provided further that any such determination by the Board of Directors shall be conclusive and binding on Bowater Canada and its shareholders.

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                                   ARTICLE 4

                              CERTAIN RESTRICTIONS

     4.1 So long as any of the Exchangeable Shares are outstanding, Bowater Canada shall not at any time without, but may at any time with, the approval of the holders of the Exchangeable Shares given as specified in Section 10.2 of these share provisions:

          (a) pay any dividends on the Common Shares, the Preferred Shares or any other shares ranking junior to the Exchangeable Shares, other than stock dividends payable in Common Shares or any such other shares ranking junior to the Exchangeable Shares, as the case may be;

          (b) redeem or purchase or make any capital distribution in respect of Common Shares, Preferred Shares or any other shares ranking junior to the Exchangeable Shares;

          (c) redeem or purchase any other shares of Bowater Canada ranking equally with the Exchangeable Shares with respect to the payment of dividends or on any liquidation distribution; or

          (d) issue any Exchangeable Shares or any other shares of Bowater Canada ranking equally with, or superior to, the Exchangeable Shares other than by way of stock dividends to the holders of such Exchangeable Shares.

     The restrictions in Sections 4.1(a), 4.1(b), 4.1(c) and 4.1(d) above shall not apply if all dividends on the outstanding Exchangeable Shares corresponding to dividends declared and paid to date on the Bowater Common Shares shall have been declared and paid in full on the Exchangeable Shares.

                                   ARTICLE 5

                          DISTRIBUTION ON LIQUIDATION

     5.1 In the event of the liquidation, dissolution or winding-up of Bowater Canada or any other distribution of the assets of Bowater Canada among its shareholders for the purpose of winding up its affairs, a holder of Exchangeable Shares shall be entitled, subject to applicable law, to receive from the assets of Bowater Canada in respect of each Exchangeable Share held by such holder on the effective date (the "Liquidation Date") of such liquidation, dissolution or winding-up, before any distribution of any part of the assets of Bowater Canada among the holders of the Common Shares, the Preferred Shares or any other shares ranking junior to the Exchangeable Shares, an amount per share (the "Liquidation Amount") equal to:

          (a) the Current Market Price of a Bowater Common Share on the last Business Day prior to the Liquidation Date, which shall be satisfied in full by Bowater Canada causing to be delivered to such holder one Bowater Common Share; plus

          (b) the right to receive the full amount when paid of all unpaid dividends on each such Exchangeable Share for which the record date has occurred prior to the Liquidation Date.

     5.2 On or promptly after the Liquidation Date, and subject to the exercise by Bowater Holdings of the Liquidation Call Right, Bowater Canada shall cause to be delivered to the holders of the Exchangeable Shares the Liquidation Amount for each such Exchangeable Share upon presentation and surrender of the certificates representing such Exchangeable Shares, together with such other documents and instruments as may be required to effect a transfer of Exchangeable Shares under the Canada Business Corporations Act and the by-laws of Bowater Canada and such additional documents and instruments as the Transfer Agent may reasonably require, at the registered office of Bowater Canada or at any office of the Transfer Agent as may be specified by Bowater Canada by notice to the holders of the Exchangeable Shares. Payment of the total Liquidation Amount for such Exchangeable Shares shall be made by delivery to each holder, at the address of the holder recorded in the securities register of Bowater Canada for the Exchangeable Shares or by holding for pick-up by the holder at the registered office of Bowater Canada or at any office of the Transfer Agent as may be specified by Bowater Canada by notice to the holders of Exchangeable Shares, on behalf of Bowater Canada of certificates representing Bowater Common Shares (which shares shall be duly issued as fully paid and non-assessable and shall be free and clear of any lien, claim or encumbrance) and on the applicable dividend payment date a cheque of Bowater Canada payable at par at any branch of the bankers of Bowater

Canada in respect of the full amount of any unpaid dividends comprising part of the total Liquidation Amount (in each case less any amounts withheld on account of tax required to be deducted and withheld therefrom by Bowater Canada). On and after the Liquidation Date, the holders of the Exchangeable Shares shall cease to be holders of such Exchangeable Shares and shall not be entitled to exercise any of the rights of holders in respect thereof, other than the right to receive their proportionate part of the total Liquidation Amount, unless payment of the total Liquidation Amount for such Exchangeable Shares shall not be made upon presentation and surrender of share certificates in accordance with the foregoing provisions, in which case the rights of the holders shall remain unaffected until the total Liquidation Amount has been paid in the manner hereinbefore provided. Bowater Canada shall have the right at any time after the Liquidation Date to deposit or cause to be deposited the total Liquidation Amount in respect of the Exchangeable Shares represented by certificates that have not at the Liquidation Date been surrendered by the holders thereof in a custodial account with any chartered bank or trust company in Canada. Upon such deposit being made, the rights of the holders of Exchangeable Shares after such deposit shall be limited to receiving their proportionate part of the total Liquidation Amount (in each case less any amounts withheld on account of tax required to be deducted and withheld therefrom) for such Exchangeable Shares so deposited, against presentation and surrender of the said certificates held by them, respectively, in accordance with the foregoing provisions. Upon such payment or deposit of the total Liquidation Amount, the holders of the Exchangeable Shares shall thereafter be considered and deemed for all purposes to be holders of the Bowater Common Shares delivered to them or the custodian on their behalf.

     5.3 After Bowater Canada has satisfied its obligations to pay the holders of the Exchangeable Shares the Liquidation Amount per Exchangeable Share pursuant to Section 5.1 of these share provisions, such holders shall not be entitled to share in any further distribution of the assets of Bowater Canada.

                                   ARTICLE 6

                  RETRACTION OF EXCHANGEABLE SHARES BY HOLDER

     6.1 A holder of Exchangeable Shares shall be entitled at any time, subject to the exercise by Bowater Holdings of the Retraction Call Right and otherwise upon compliance with the provisions of this Article 6, to require Bowater Canada to redeem any or all of the Exchangeable Shares registered in the name of such holder for an amount per share equal to (a) the Current Market Price of a Bowater Common Share on the last Business Day prior to the Retraction Date, which shall be satisfied in full by Bowater Canada causing to be delivered to such holder one Bowater Common Share for each Exchangeable Share presented and surrendered by the holder, plus (b) the right to receive the full amount when paid of all unpaid dividends thereon for which the record date for such dividends has occurred prior to the Retraction Date (collectively the "Retraction Price"). To effect such redemption, the holder shall present and surrender at the registered office of Bowater Canada or at any office of the Transfer Agent as may be specified by Bowater Canada by notice to the holders of Exchangeable Shares the certificate or certificates representing the Exchangeable Shares which the holder desires to have Bowater Canada redeem, together with such other documents and instruments as may be required to effect a transfer of Exchangeable Shares under the Canada Business Corporations Act and the by-laws of Bowater Canada and such additional documents and instruments as the Transfer Agent may reasonably require, and together with a duly executed statement (the "Retraction Request") in the form of Schedule A hereto or in such other form as may be acceptable to Bowater Canada:

          (a) specifying that the holder desires to have all or any number specified therein of the Exchangeable Shares represented by such certificate or certificates (the "Retracted Shares") redeemed by Bowater Canada;

          (b) stating the Business Day on which the holder desires to have Bowater Canada redeem the Retracted Shares (the "Retraction Date"), provided that the Retraction Date shall be not less than 10 Business Days nor more than 15 Business Days after the date on which the Retraction Request is received by Bowater Canada and further provided that, in the event that no such Business Day is specified by the holder in the Retraction Request, the Retraction Date shall be deemed to be the fifteenth Business Day after the date on which the Retraction Request is received by Bowater Canada; and

          (c) acknowledging the overriding right (the "Retraction Call Right") of Bowater Holdings to purchase all but not less than all the Retracted Shares directly from the holder and that the Retraction Request shall be deemed to be a revocable offer by the holder to sell the Retracted Shares to Bowater Holdings in accordance with the Retraction Call Right on the terms and conditions set out in Section 6.3 below.

     6.2 Subject to the exercise by Bowater Holdings of the Retraction Call Right, upon receipt by Bowater Canada or the Transfer Agent in the manner specified in Section 6.1 hereof of a certificate or certificates representing the number of Exchangeable Shares which the holder desires to have Bowater Canada redeem, together with a Retraction Request, and provided that the Retraction Request is not revoked by the holder in the manner specified in
Section 6.7, Bowater Canada shall redeem the Retracted Shares effective at the close of business on the Retraction Date and shall cause to be delivered to such holder the total Retraction Price with respect to such shares (provided that any unpaid dividends forming part of the Retraction Price shall be paid on the payment date for such dividends). If only a part of the Exchangeable Shares represented by any certificate is redeemed (or purchased by Bowater Holdings pursuant to the Retraction Call Right), a new certificate for the balance of such Exchangeable Shares shall be issued to the holder at the expense of Bowater Canada.

     6.3 Upon receipt by Bowater Canada of a Retraction Request, Bowater Canada shall immediately notify Bowater and Bowater Holdings thereof. In order to exercise the Retraction Call Right, Bowater Holdings must notify Bowater Canada of its determination to do so (the "Bowater Holdings Call Notice") within five Business Days of notification to Bowater Holdings by Bowater Canada of the receipt by Bowater Canada of the Retraction Request. If Bowater Holdings delivers the Bowater Holdings Call Notice within such five Business Day time period, and provided that the Retraction Request is not revoked by the holder in the manner specified in Section 6.7, the Retraction Request shall thereupon be considered only to be an offer by the holder to sell the Retracted Shares to Bowater Holdings in accordance with the Retraction Call Right. In such event, Bowater Canada shall not redeem the Retracted Shares and Bowater Holdings shall purchase from such holder and such holder shall sell to Bowater Holdings on the Retraction Date the Retracted Shares for a purchase price (the "Purchase Price") per share equal to the Retraction Price per share. For the purposes of completing a purchase pursuant to the Retraction Call Right, Bowater Holdings shall deposit with the Transfer Agent, on or before the Retraction Date, certificates representing Bowater Common Shares and shall waive any rights to receive any dividends which represent the amount of the remaining portion, if any, of the total Purchase Price (in each case less any amounts withheld on account of tax required to be deducted and withheld therefrom by Bowater Holdings). Provided that Bowater Holdings has complied with the immediately preceding sentence, the closing of the purchase and sale of the Retracted Shares pursuant to the Retraction Call Right shall be deemed to have occurred as at the close of business on the Retraction Date and, for greater certainty, no redemption by Bowater Canada of such Retracted Shares shall take place on the Retraction Date. In the event that Bowater Holdings does not deliver a Bowater Holdings Call Notice within such five Business Day period, and provided that the Retraction Request is not revoked by the holder in the manner specified in
Section 6.7, Bowater Canada shall redeem the Retracted Shares on the Retraction Date and in the manner otherwise contemplated in this Article 6.

     6.4 Bowater Canada or Bowater Holdings, as the case may be, shall deliver or cause the Transfer Agent to deliver to the relevant holder, at the address of the holder recorded in the securities register of Bowater Canada for the Exchangeable Shares or at the address specified in the holder's Retraction Request or by holding for pick-up by the holder at the registered office of Bowater Canada or at any office of the Transfer Agent as may be specified by Bowater Canada by notice to the holders of Exchangeable Shares, certificates representing the Bowater Common Shares (which shares shall be duly issued as fully paid and non-assessable and shall be free and clear of any lien, claim or encumbrance) registered in the name of the holder or in such other name as the holder may request in payment of the total Retraction Price or the total Purchase Price, as the case may be, and on the applicable dividend payment date a cheque payable at par at any branch of the bankers of Bowater Canada in payment of the remaining portion, if any, of the total Retraction Price or the total Purchase Price, as the case may be (in each case less any amounts withheld on account of tax required to be deducted and withheld therefrom), and such delivery of such certificates and cheque on behalf of Bowater Canada or by Bowater Holdings, as the case may be, or by the Transfer Agent shall be deemed to be payment of and shall satisfy and discharge all liability for the total Retraction Price or total Purchase Price, as the case may be, to the extent that the same is represented by such share certificates and cheque (plus any tax deducted and withheld therefrom and remitted to the proper tax authority), unless such cheque is not paid on due presentation.

     6.5 On and after the close of business on the Retraction Date, the holder of the Retracted Shares shall cease to be a holder of such Retracted Shares and shall not be entitled to exercise any of the rights of a holder in respect thereof, other than the right to receive his proportionate part of the total Retraction Price or total Purchase Price, as the case may be, unless upon presentation and surrender of certificates in accordance with the foregoing provisions, payment of the total Retraction Price or the total Purchase Price, as the case may be, shall not be made as provided in Section 6.4, in which case the rights of such holder shall remain unaffected until the total Retraction Price or the total Purchase Price, as the case may be, has been paid in the manner hereinbefore provided. On and after the close of business on the Retraction Date, provided that presentation and surrender of certificates and payment of the total Retraction Price or the total Purchase Price, as the case may be, has been made in accordance with the foregoing provisions, the holder of the Retracted Shares so redeemed by Bowater Canada or purchased by Bowater Holdings shall thereafter be considered and deemed for all purposes to be a holder of the Bowater Common Shares delivered to it.

     6.6 Notwithstanding any other provision of this Article 6, Bowater Canada shall not be obligated to redeem Retracted Shares specified by a holder in a Retraction Request to the extent that such redemption of Retracted Shares would be contrary to solvency requirements or other provisions of applicable law. If Bowater Canada believes that on any Retraction Date it would not be permitted by any of such provisions to redeem the Retracted Shares tendered for redemption on such date, and provided that Bowater Holdings shall not have exercised the Retraction Call Right with respect to the Retracted Shares, Bowater Canada shall only be obligated to redeem Retracted Shares specified by a holder in a Retraction Request to the extent of the maximum number that may be so redeemed (rounded down to a whole number of shares) as would not be contrary to such provisions and shall notify the holder at least two Business Days prior to the Retraction Date as to the number of Retracted Shares which will not be redeemed by Bowater Canada. In any case in which the redemption by Bowater Canada of Retracted Shares would be contrary to solvency requirements or other provisions of applicable law, Bowater Canada shall redeem Retracted Shares in accordance with Section 6.2 of these share provisions on a pro rata basis and shall issue to each holder of Retracted Shares a new certificate, at the expense of Bowater Canada, representing the Retracted Shares not redeemed by Bowater Canada pursuant to Section 6.2 hereof. Provided that the Retraction Request is not revoked by the holder in the manner specified in Section 6.7, the holder of any such Retracted Shares not redeemed by Bowater Canada pursuant to Section 6.2 of these share provisions as a result of solvency requirements of applicable law shall be deemed by giving the Retraction Request to require Bowater to purchase such Retracted Shares from such holder on the Retraction Date or as soon as practicable thereafter on payment by Bowater to such holder of the Purchase Price for each such Retracted Share, all as more specifically provided in the Voting and Exchange Trust Agreement.

     6.7 A holder of Retracted Shares may, by notice in writing given by the holder to Bowater Canada before the close of business on the Business Day immediately preceding the Retraction Date, withdraw its Retraction Request, in which event such Retraction Request shall be null and void and, for greater certainty, the revocable offer constituted by the Retraction Request to sell the Retracted Shares to Bowater Holdings shall be deemed to have been revoked.

                                   ARTICLE 7

              REDEMPTION OF EXCHANGEABLE SHARES BY BOWATER CANADA

     7.1 Subject to applicable law, and provided Bowater Holdings has not exercised the Redemption Call Right, Bowater Canada shall on the Redemption Date redeem the whole of the then outstanding Exchangeable Shares for an amount per share equal to (a) the Current Market Price of a Bowater Common Share on the last Business Day prior to the Redemption Date, which shall be satisfied in full by Bowater Canada causing to be delivered to each holder of Exchangeable Shares one Bowater Common Share for each Exchangeable Share held by such holder, plus
(b) the right to receive the full amount when paid of all unpaid dividends thereon for which the record date has occurred prior to the Redemption Date (collectively, the "Redemption Price").

     7.2 In any case of a redemption of Exchangeable Shares under this Article 7, Bowater Canada shall, at least 60 days before the Redemption Date, send or cause to be sent to each holder of Exchangeable Shares a notice in writing of the redemption by Bowater Canada or the purchase by Bowater Holdings under the Redemption Call Right, as the case may be, of the Exchangeable Shares held by such holder; provided, however, that in the event of a redemption of the Exchangeable Shares at the election of the Board of Directors (or a purchase by Bowater Holdings as a result thereof) upon a transaction being proposed that would result in Control of Bowater being acquired by any Person, Bowater Canada shall cause such notice to be sent at least the number of days prior to the Redemption Date established by the Board of Directors as the Board of Directors determines to be reasonably practicable under the circumstances; provided further, however, that in each case the accidental failure or omission to give such notice to fewer than 10% of the holders of the Exchangeable Shares shall not affect the validity of such notice of redemption. In either case, such notice shall set out the formula for determining the Redemption Price or the Redemption Call Purchase Price, as the case may be, the Redemption Date and, if applicable, particulars of the Redemption Call Right.

     7.3 On or after the Redemption Date and subject to the exercise by Bowater Holdings of the Redemption Call Right, Bowater Canada shall cause to be delivered to the holders of the Exchangeable Shares to be redeemed the Redemption Price for each such Exchangeable Share upon presentation and surrender at the registered office of Bowater Canada or at any office of the Transfer Agent as may be specified by Bowater Canada in such notice of the certificates representing such Exchangeable Shares, together with such other documents and instruments as may be required to effect a transfer of Exchangeable Shares under the Canada Business Corporations Act and the by-laws of Bowater Canada and such additional documents and instruments as the Transfer Agent may reasonably require. Payment of the total Redemption Price for such Exchangeable Shares shall be made by delivery to each holder, at the address of the holder recorded in the securities register of Bowater Canada or by holding for pick-up by the holder at the registered office of Bowater Canada or at any office of the Transfer Agent as may be specified by Bowater Canada in such notice, on behalf of Bowater Canada of certificates representing Bowater Common Shares (which shares shall be duly issued as fully paid and non-assessable and shall be free and clear of any lien, claim or encumbrance) and on the applicable dividend payment date a cheque of Bowater Canada payable at par at any branch of the bankers of Bowater Canada in respect of the full amount of any unpaid dividends comprising part of the total Redemption Price (in each case less any amounts withheld on account of tax required to be withheld and remitted therefrom by Bowater Canada). On and after the Redemption Date, the holders of the Exchangeable Shares called for redemption shall cease to be holders of such Exchangeable Shares and shall not be entitled to exercise any of the rights of holders in respect thereof, other than the right to receive their proportionate part of the total Redemption Price, unless payment of the total Redemption Price for such Exchangeable Shares shall not be made upon presentation and surrender of certificates in accordance with the foregoing provisions, in which case the rights of the holders shall remain unaffected until the total Redemption Price has been paid in the manner hereinbefore provided. Bowater Canada shall have the right at any time after the sending of notice of its intention to redeem the Exchangeable Shares as aforesaid to deposit or cause to be deposited the total Redemption Price of the Exchangeable Shares so called for redemption, or of such of the said Exchangeable Shares represented by certificates that have not at the date of such deposit been surrendered by the holders thereof in connection with such redemption, in a custodial account with any chartered bank or trust company in Canada named in such notice (less any amounts withheld on account of tax required to be withheld and remitted therefrom by Bowater Canada). Upon the later of such deposit being made and the Redemption Date, the Exchangeable Shares in respect whereof such deposit shall have been made shall be redeemed and the rights of the holders thereof after such deposit or Redemption Date, as the case may be, shall be limited to receiving their proportionate part of the total Redemption Price for such Exchangeable Shares so deposited, against presentation and surrender of the said certificates held by them, respectively, in accordance with the foregoing provisions. Upon such payment or deposit of the total Redemption Price, the holders of the Exchangeable Shares shall thereafter be considered and deemed for all purposes to be holders of the Bowater Common Shares delivered to them or the custodian on their behalf.

                                   ARTICLE 8

                           PURCHASE FOR CANCELLATION

     8.1 Subject to applicable law and the articles of Bowater Canada, Bowater Canada may at any time and from time to time purchase for cancellation all or any part of the outstanding Exchangeable Shares at any price by tender to all the holders of record of Exchangeable Shares then outstanding or through the facilities of any stock exchange on which the Exchangeable Shares are listed or quoted at any price per share together with an amount equal to all declared and unpaid dividends thereon for which the record date has occurred prior to the date of purchase. If in response to an invitation for tenders under the provisions of this Section 8.1, more Exchangeable Shares are tendered at a price or prices acceptable to Bowater Canada than Bowater Canada is prepared to purchase, the Exchangeable Shares to be purchased by Bowater Canada shall be purchased as nearly as may be pro rata according to the number of shares tendered by each holder who submits a tender to Bowater Canada, provided that when shares are tendered at different prices, the pro rating shall be effected (disregarding fractions) only with respect to the shares tendered at the price at which more shares were tendered than Bowater Canada is prepared to purchase after Bowater Canada has purchased all the shares tendered at lower prices. If part only of the Exchangeable Shares represented by any certificate shall be purchased, a new certificate for the balance of such shares shall be issued at the expense of Bowater Canada.

                                   ARTICLE 9

                                 VOTING RIGHTS

     9.1 Except as required by applicable law, the holders of the Exchangeable Shares shall not be entitled as such to receive notice of or to attend any meeting of the shareholders of Bowater Canada or to vote at any such meeting.

                                   ARTICLE 10

                             AMENDMENT AND APPROVAL

     10.1 The rights, privileges, restrictions and conditions attaching to the Exchangeable Shares may be added to, changed or removed but only with the approval of the holders of the Exchangeable Shares given as hereinafter specified.

     10.2 Any approval given by the holders of the Exchangeable Shares to add to, change or remove any right, privilege, restriction or condition attaching to the Exchangeable Shares or any other matter requiring the approval or consent of the holders of the Exchangeable Shares shall be deemed to have been sufficiently given if it shall have been given in accordance with applicable law subject to a minimum requirement that such approval be evidenced by resolution passed by not less than two-thirds of the votes cast on such resolution at a meeting of holders of Exchangeable Shares duly called and held at which the holders of at least 25% of the outstanding Exchangeable Shares at that time are present or represented by proxy; provided that if at any such meeting the holders of at least 25% of the outstanding Exchangeable Shares at that time are not present or represented by proxy within one-half hour after the time appointed for such meeting then the meeting shall be adjourned to such date not less than five days thereafter and to such time and place as may be designated by the Chairman of such meeting. At such adjourned meeting the holders of Exchangeable Shares present or represented by proxy thereat may transact the business for which the meeting was originally called and a resolution passed thereat by the affirmative vote of not less than two-thirds of the votes cast on such resolution at such meeting shall constitute the approval or consent of the holders of the Exchangeable Shares.

                                   ARTICLE 11

                            RECIPROCAL CHANGES, ETC.
                      IN RESPECT OF BOWATER COMMON SHARES

     11.1 Each holder of an Exchangeable Share acknowledges that the Support Agreement provides, in part, that Bowater will not without the prior approval of Bowater Canada and the prior approval of the holders of the Exchangeable Shares given in accordance with Section 10.2 of these share provisions:

          (a) issue or distribute Bowater Common Shares (or securities exchangeable for or convertible into or carrying rights to acquire Bowater Common Shares) to the holders of all or substantially all of the then outstanding Bowater Common Shares by way of stock dividend or other distribution, other than an issue of Bowater Common Shares (or securities exchangeable for or convertible into or carrying rights to acquire Bowater Common Shares) to holders of Bowater Common Shares who exercise an option to receive dividends in Bowater Common Shares (or securities exchangeable for or convertible into or carrying rights to acquire Bowater Common Shares) in lieu of receiving cash dividends;

          (b) issue or distribute rights, options or warrants to the holders of all or substantially all of the then outstanding Bowater Common Shares entitling them to subscribe for or to purchase Bowater Common Shares (or securities exchangeable for or convertible into or carrying rights to acquire Bowater Common Shares);

          (c) issue or distribute to the holders of all or substantially all of the then outstanding Bowater Common Shares:

             (i) shares or securities of Bowater of any class other than Bowater Common Shares (other than shares convertible into or exchangeable for or carrying rights to acquire Bowater Common Shares);

             (ii) rights, options or warrants other than those referred to in
        Section 11.1(b) above;

             (iii) evidences of indebtedness of Bowater; or

             (iv) assets of Bowater,

unless the economic equivalent on a per share basis of such rights, options, securities, shares, evidences of indebtedness or other assets is issued or distributed simultaneously to holders of the Exchangeable Shares.

     11.2 Each holder of an Exchangeable Share acknowledges that the Support Agreement further provides, in part, that Bowater will not without the prior approval of Bowater Canada and the prior approval of the holders of the Exchangeable Shares given in accordance with Section 10.2 of these share provisions:

          (i) subdivide, redivide or change the then outstanding Bowater Common Shares into a greater number of Bowater Common Shares;

          (ii) reduce, combine, consolidate or change the then outstanding Bowater Common Shares into a lesser number of Bowater Common Shares; or

          (iii) reclassify or otherwise change the Bowater Common Shares or effect an amalgamation, merger, reorganization or other transaction affecting the Bowater Common Shares,

unless the same or an economically equivalent change shall simultaneously be made to, or in, the rights of the holders of the Exchangeable Shares. The Support Agreement further provides, in part, that the aforesaid provisions of the Support Agreement shall not be changed without the approval of the holders of the Exchangeable Shares given in accordance with Section 10.2 of these share provisions.

                                   ARTICLE 12

               ACTIONS BY BOWATER CANADA UNDER SUPPORT AGREEMENT

     12.1 Bowater Canada will take all such actions and do all such things as shall be necessary or advisable to perform and comply with and to ensure performance and compliance by Bowater, Bowater Holdings and Bowater Canada with all provisions of the Support Agreement applicable to Bowater, Bowater Holdings and Bowater Canada, respectively, in accordance with the terms thereof including, without limitation, taking all such actions and doing all such things as shall be necessary or advisable to enforce to the fullest extent possible for the direct benefit of Bowater Canada all rights and benefits in favour of Bowater Canada under or pursuant to such agreement.

     12.2 Bowater Canada shall not propose, agree to or otherwise give effect to any amendment to, or waiver or forgiveness of its rights or obligations under, the Support Agreement without the approval of the holders of the Exchangeable Shares given in accordance with Section 10.2 of these share provisions other than such amendments, waivers and/or forgiveness as may be necessary or advisable for the purposes of:

          (a) adding to the covenants of the other party or parties to such agreement for the protection of Bowater Canada or the holders of the Exchangeable Shares thereunder;

          (b) making such provisions or modifications not inconsistent with such agreement as may be necessary or desirable with respect to matters or questions arising thereunder which, in the opinion of the Board of Directors, it may be expedient to make, provided that the Board of Directors shall be of the opinion, after consultation with counsel, that such provisions and modifications will not be prejudicial to the interests of the holders of the Exchangeable Shares; or

          (c) making such changes in or corrections to such agreement which, on the advice of counsel to Bowater Canada, are required for the purpose of curing or correcting any ambiguity or defect or inconsistent provision or clerical omission or mistake or manifest error contained therein, provided that the Board of Directors shall be of the opinion, after consultation with counsel, that such changes or corrections will not be prejudicial to the interests of the holders of the Exchangeable Shares.

                                   ARTICLE 13

                                     LEGEND

     13.1 The certificates evidencing the Exchangeable Shares shall contain or have affixed thereto a legend in form and on terms approved by the Board of Directors, with respect to the Support Agreement, the provisions of the Plan of Arrangement relating to the Liquidation Call Right and the Redemption Call Right, and the Voting and Exchange Trust Agreement (including the provisions with respect to the voting rights, exchange right and automatic exchange thereunder).

                                   ARTICLE 14

                                    NOTICES

     14.1 Any notice, request or other communication to be given to Bowater Canada by a holder of Exchangeable Shares shall be in writing and shall be valid and effective if given by mail (postage prepaid) or by telecopy or by delivery to the Transfer Agent, with a copy addressed to the Secretary of Bowater Canada and addressed to the attention of the President of Bowater Canada. Any such notice, request or other communication, if given by mail, telecopy or delivery, shall only be deemed to have been given and received upon actual receipt thereof by the Transfer Agent and Bowater Canada.

     14.2 Any presentation and surrender by a holder of Exchangeable Shares to Bowater Canada or the Transfer Agent of certificates representing Exchangeable Shares in connection with the liquidation, dissolution or winding-up of Bowater Canada or the retraction or redemption of Exchangeable Shares shall be made by registered mail (postage prepaid) or by delivery to the registered office of Bowater Canada or to such office of the Transfer Agent as may be specified by Bowater Canada, in each case addressed to the attention of the President of Bowater Canada. Any such presentation and surrender of certificates shall only be deemed to have been made and to be effective upon actual receipt thereof by Bowater Canada or the Transfer Agent, as the case may be. Any such presentation and surrender of certificates made by registered mail shall be at the sole risk of the holder mailing the same.

     14.3 Any notice, request or other communication to be given to a holder of Exchangeable Shares by or on behalf of Bowater Canada shall be in writing and shall be valid and effective if given by mail (postage prepaid) or by delivery to the address of the holder recorded in the securities register of Bowater Canada or, in the event of the address of any such holder not being so recorded, then at the last known address of such holder. Any such notice, request or other communication, if given by mail, shall be deemed to have been given and received on the third Business Day following the date of mailing and, if given by delivery, shall be deemed to have been given and received on the date of delivery. Accidental failure or omission to give any notice, request or other communication to one or more holders of Exchangeable Shares shall not invalidate or otherwise alter or affect any action or proceeding to be taken by Bowater Canada pursuant thereto.

                                   ARTICLE 15

                                SPECIFIED AMOUNT

     15.1 For the purposes of subsection 191(4) of the Income Tax Act (Canada),
the specified amount in respect of an Exchangeable Share is C$     [A NUMBER
EQUAL TO C$35 DIVIDED BY THE EXCHANGE RATIO WILL BE INSERTED PRIOR TO THE FILING OF ARTICLES OF BOWATER CANADA PROVIDING FOR THESE SHARE PROVISIONS].

                                   SCHEDULE A

                              NOTICE OF RETRACTION

To Bowater Canada Inc. ("Bowater Canada") and Bowater Canadian Holdings Incorporated ("Bowater Holdings") and Bowater Incorporated ("Bowater").

     This notice is given pursuant to Article 6 of the provisions (the "Share Provisions") attaching to the Exchangeable Share(s) of Bowater Canada represented by this certificate and all capitalized words and expressions used in this notice that are defined in the Share Provisions have the meanings ascribed to such words and expressions in such Share Provisions.

     The undersigned hereby notifies Bowater Canada that, subject to the Retraction Call Right referred to below, the undersigned desires to have Bowater Canada redeem in accordance with Article 6 of the Share Provisions:

          [ ] all share(s) represented by this certificate; or

          [ ] ________ share(s) only.

     The undersigned hereby notifies Bowater Canada that the Retraction Date shall be ____________ .

NOTE: The Retraction Date must be a Business Day and must not be less than 10
      Business Days nor more than 15 Business Days after the date upon which this notice is received by Bowater Canada. In the event that no such Business Day is specified above, the Retraction Date shall be deemed to be the 15th Business Day after the date on which this notice is received by Bowater Canada.

     The undersigned acknowledges the Retraction Call Right of Bowater Holdings to purchase all but not less than all the Retracted Shares from the undersigned and that this notice shall be deemed to be a revocable offer by the undersigned to sell the Retractable Shares to Bowater Holdings in accordance with the Retraction Call Right on the Retraction Date for the Purchase Price and on the other terms and conditions set out in Section 6.3 of the Share Provisions. This notice of retraction, and the offer to sell the Retracted Shares to Bowater Holdings, may be revoked and withdrawn by the undersigned only by notice in writing given to Bowater Canada at any time before the close of business on the Business Day immediately preceding the Retraction Date.

     The undersigned acknowledges that if, as a result of solvency provisions of applicable law, Bowater Canada is unable to redeem all Retracted Shares, the undersigned will be deemed to have exercised the Exchange Right (as defined in the Voting and Exchange Trust Agreement) so as to require Bowater to purchase the unredeemed Retracted Shares.

     The undersigned hereby represents and warrants to Bowater, Bowater Canada and Bowater Holdings that the undersigned:

          [ ]  is
                 (select one)

          [ ]  is not

a non-resident of Canada for purposes of the Income Tax Act (Canada). THE UNDERSIGNED ACKNOWLEDGES THAT IN THE ABSENCE OF AN INDICATION THAT THE UNDERSIGNED IS NOT A NON-RESIDENT OF CANADA, WITHHOLDING ON ACCOUNT OF CANADIAN TAX WILL BE MADE FROM AMOUNTS PAYABLE TO THE UNDERSIGNED ON THE REDEMPTION OR PURCHASE OF THE RETRACTED SHARES.

     The undersigned hereby represents and warrants to Bowater, Bowater Canada and Bowater Holdings that the undersigned has good title to, and owns, the share(s) represented by this certificate to be acquired by Bowater, Bowater Canada or Bowater Holdings, as the case may be, free and clear of all liens, claims and encumbrances.

---------------------  -----------------------------------  -----------------------------------
       (Date)              (Signature of Shareholder)            (Guarantee of Signature)

[ ] Please check box if the securities and any cheque(s) resulting from the retraction or purchase of the Retracted Shares are to be held for pick-up by the shareholder by the Transfer Agent, failing which the securities and any cheque(s) will be mailed to the last address of the shareholder as it appears on the register.

NOTE: This panel must be completed and this certificate, together with such additional documents as the Transfer Agent may require, must be deposited with the Transfer Agent. The securities and any cheque(s) resulting from the retraction or purchase of the Retracted Shares will be issued and registered in, and made payable to, respectively, the name of the shareholder as it appears on the register of Bowater Canada and the securities and any cheque(s) resulting from such retraction or purchase will be delivered to such shareholder as indicated above, unless the form appearing immediately below is duly completed.

                                                        Date -------------------------------------
------------------------------------------------------
Name of Person in Whose Name Securities or Cheque(s)
  Are to be Registered, Issued or Delivered (please
  print)
------------------------------------------------------  ---------------------------------------------
Street Address or P.O. Box                              Signature of Shareholder
------------------------------------------------------  ---------------------------------------------
City, Province and Postal Code                          Signature Guaranteed by

NOTE: If the notice of retraction is for less than all of the shares represented by this certificate, a certificate representing the remaining share(s) of Bowater Canada represented by this certificate will be issued and registered in the name of the shareholder as it appears on the register of Bowater Canada, unless the Share Transfer Power on the share certificate is duly completed in respect of such share(s).

                                                                         ANNEX F

                      VOTING AND EXCHANGE TRUST AGREEMENT

      MEMORANDUM OF AGREEMENT made as of the [     ] day of [     ], 1998.

B E T W E E N:

              BOWATER CANADA INC.,
              a corporation subsisting under the
              laws of Canada,

              (hereinafter referred to as "Bowater Canada"),

                                                              OF THE FIRST PART,

                                           - and -

              BOWATER CANADIAN HOLDINGS INCORPORATED,
              a corporation subsisting under the
              laws of the Province of Nova Scotia,

              (hereinafter referred to as "Bowater Holdings"),

                                                             OF THE SECOND PART,

                                           - and -

              BOWATER INCORPORATED,
              a corporation subsisting under the
              laws of the State of Delaware,

              (hereinafter referred to as "Bowater"),

                                                              OF THE THIRD PART,

                                           - and -

              MONTREAL TRUST COMPANY OF CANADA,
              a trust company incorporated under
              the laws of Canada,

              (hereinafter referred to as "Trustee"),

                                                             OF THE FOURTH PART.

     WHEREAS pursuant to an amended and restated arrangement agreement (the "Arrangement Agreement") dated as of March 9, 1998 between Bowater and Avenor Inc. ("Avenor"), Bowater Canada is to issue exchangeable shares (the "Exchangeable Shares") to certain holders of common shares of Avenor pursuant to the plan of arrangement (the "Plan of Arrangement") contemplated by the Arrangement Agreement;

     AND WHEREAS it is a condition precedent to the filing of the articles of arrangement (the "Articles of Arrangement") to give effect to the Arrangement that a voting and exchange trust agreement substantially in the form of this agreement will have been entered into between the parties hereto.

     NOW THEREFORE in consideration of the respective covenants and agreements provided in this trust agreement and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the parties hereto hereby covenant and agree as follows:

                                   ARTICLE 1

                         DEFINITIONS AND INTERPRETATION

     1.1 DEFINITIONS. In this trust agreement, the following terms shall have the following meanings:

          "AFFILIATE" of any person means any other person directly or indirectly controlled by, or under control of, that person. For the purposes of this definition, "control" (including, with correlative meanings, the terms "controlled by" and "under common control of"), as applied to any person, means the possession by another person, directly or indirectly, of the power to direct or cause the direction of the management and policies of that first mentioned person, whether through the ownership of voting securities, by contract or otherwise.

          "ARRANGEMENT" means the arrangement involving Avenor and its shareholders contemplated by the Plan of Arrangement;

          "AUTOMATIC EXCHANGE RIGHTS" means the benefit of the obligation of Bowater to effect the automatic exchange of Bowater Common Shares for Exchangeable Shares pursuant to section 5.12.

          "BENEFICIARIES" means the registered holders from time to time of Exchangeable Shares, other than Bowater and its Affiliates.

          "BENEFICIARY VOTES" has the meaning ascribed thereto in section 4.2.

          "BOARD OF DIRECTORS" means the Board of Directors of Bowater Canada.

          "BOWATER AFFILIATES" means Affiliates of Bowater.

          "BOWATER COMMON SHARE" means one share of Bowater Common Stock, US$1.00 par value per share.

          "BOWATER MEETING" has the meaning ascribed thereto in section 4.2.

          "BOWATER SPECIAL VOTING SHARE" means the one share of Special Voting Stock of Bowater, which entitles the holder of record to a number of votes at meetings of holders of Bowater Common Shares equal to the number of Exchangeable Shares outstanding from time to time (other than Exchangeable Shares held by Bowater and its Affiliates) as to which the Trustee has timely received voting instructions from Beneficiaries, which share is to be issued to, deposited with, and voted by, the Trustee as described herein.

          "BOWATER SUCCESSOR" has the meaning ascribed hereto in section
     11.1(a).

          "BUSINESS DAY" means a day other than a Saturday, a Sunday or a statutory holiday in Toronto, Ontario, Montreal, Quebec or New York, New York.

          "CANADIAN DOLLAR EQUIVALENT" means, in respect of an amount expressed in a currency other than Canadian dollars (the "Foreign Currency Amount") at any date, the product obtained by multiplying (a) the Foreign Currency Amount by (b) the noon spot exchange rate on such date for such foreign currency expressed in Canadian dollars as reported by the Bank of Canada or, in the event such spot exchange rate is not available, such exchange rate on such date for such foreign currency expressed in Canadian dollars as may be deemed by the Board of Directors to be appropriate for such purpose.

          "CURRENT MARKET PRICE" means, in respect of a Bowater Common Share on any date, the Canadian Dollar Equivalent of the average of the closing prices of Bowater Common Shares during a period of 20 consecutive trading days ending not more than three trading days before such date on the New York Stock Exchange, or, if the Bowater Common Shares are not then quoted on the New York Stock Exchange, on such other stock exchange or automated quotation system on which the Bowater Common Shares are listed or quoted, as the case may be, as may be selected by the Board of Directors for such purpose; provided, however, that if in the opinion of the Board of Directors the public distribution or trading activity of Bowater Common Shares during such period does not create a market which reflects the fair market value of a Bowater Common Share, then the Current Market Price of a Bowater

     Common Share shall be determined by the Board of Directors based upon the advice of such qualified independent financial advisors as the Board of Directors may deem to be appropriate, and provided further than any such selection, opinion or determination by the Board of Directors shall be conclusive and binding.

          "EXCHANGE RIGHT" has the meaning ascribed thereto in section 5.1.

          "EXCHANGEABLE SHARES" means the exchangeable shares in the capital of Bowater Canada.

          "INSOLVENCY EVENT" means the institution by Bowater Canada of any proceeding to be adjudicated a bankrupt or insolvent or to be wound up, or the consent of Bowater Canada to the institution of bankruptcy, insolvency or winding-up proceedings against it, or the filing of a petition, answer or consent seeking dissolution or winding-up under any bankruptcy, insolvency or analogous laws, including without limitation the Companies Creditors' Arrangement Act (Canada) and the Bankruptcy and Insolvency Act (Canada), and the failure by Bowater Canada to contest in good faith any such proceedings commenced in respect of Bowater Canada within 30 days of becoming aware thereof, or the consent by Bowater Canada to the filing of any such petition or to the appointment of a receiver, or the making by Bowater Canada of a general assignment for the benefit of creditors, or the admission in writing by Bowater Canada of its inability to pay its debts generally as they become due, or Bowater Canada not being permitted, pursuant to solvency requirements of applicable law, to redeem any Retracted Shares pursuant to Section 6.6 of the Share Provisions.

          "LIQUIDATION CALL RIGHT" has the meaning ascribed thereto in the Plan of Arrangement.

          "LIQUIDATION EVENT" has the meaning ascribed thereto in section
     5.12(b).

          "LIQUIDATION EVENT EFFECTIVE DATE" has the meaning ascribed thereto in section 5.12(c).

          "LIST" has the meaning ascribed thereto in section 4.6.

          "OFFICER'S CERTIFICATE" means, with respect to Bowater or Bowater Canada, as the case may be, a certificate signed by any one of the Chairman of the Board, the President or any Vice-President of Bowater or Bowater Canada, as the case may be.

          "PERSON" includes an individual, partnership, corporation, company, unincorporated syndicate or organization, trust, trustee, executor, administrator and other legal representative.

          "PLAN OF ARRANGEMENT" means the plan of arrangement of Avenor Inc. providing for the Arrangement.

          "REDEMPTION CALL RIGHT" has the meaning ascribed thereto in the Plan of Arrangement.

          "RETRACTED SHARES" has the meaning ascribed thereto in section 5.7.

          "RETRACTION CALL RIGHT" has the meaning ascribed thereto in the Share Provisions.

          "SHARE PROVISIONS" means the rights, privileges, restrictions and conditions attaching to the Exchangeable Shares.

          "SUPPORT AGREEMENT" means that certain support agreement made as of even date herewith between Bowater Canada, Bowater Holdings and Bowater.

          "TRUST" means the trust created by this trust agreement.

          "TRUST ESTATE" means the Bowater Special Voting Share, any other securities, the Exchange Rights, the Automatic Exchange Rights and any money or other property which may be held by the Trustee from time to time pursuant to this trust agreement.

          "TRUSTEE" means Montreal Trust Company of Canada and, subject to the provisions of Article 10, includes any successor trustee.

          "VOTING RIGHTS" means the voting rights attached to the Bowater Special Voting Share.

     1.2 INTERPRETATION NOT AFFECTED BY HEADINGS, ETC. The division of this trust agreement into articles, sections and paragraphs and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this trust agreement.

     1.3 NUMBER, GENDER, ETC. Words importing the singular number only shall include the plural and vice versa. Words importing the use of any gender shall include all genders.

     1.4 DATE FOR ANY ACTION. If any date on which any action is required to be taken under this trust agreement is not a Business Day, such action shall be required to be taken on the next succeeding Business Day.

     1.5 REFERENCES. References in this trust agreement to articles, sections or paragraphs refer to the articles, sections or paragraphs of this trust agreement unless otherwise stated.

                                   ARTICLE 2

                              PURPOSE OF AGREEMENT

     2.1 ESTABLISHMENT OF TRUST. The purpose of this trust agreement is to create the Trust for the benefit of the Beneficiaries, as herein provided. The Trustee will hold the Bowater Special Voting Share in order to enable the Trustee to execute the Voting Rights and will hold the Exchange Right and the Automatic Exchange Rights in order to enable the Trustee to exercise such rights, in each case as trustee for and on behalf of the Beneficiaries as provided in this trust agreement.

                                   ARTICLE 3

                          BOWATER SPECIAL VOTING SHARE

     3.1 ISSUE AND OWNERSHIP OF THE BOWATER SPECIAL VOTING SHARE. Bowater hereby issues to and deposits with the Trustee, the Bowater Special Voting Share to be hereafter held of record by the Trustee as trustee for and on behalf of, and for the use and benefit of, the Beneficiaries and in accordance with the provisions of this trust agreement. Bowater hereby acknowledges receipt from the Trustee as trustee for and on behalf of the Beneficiaries of good and valuable consideration (and the adequacy thereof) for the issuance of the Bowater Special Voting Share by Bowater to the Trustee. During the term of the Trust and subject to the terms and conditions of this trust agreement, the Trustee shall possess and be vested with full legal ownership of the Bowater Special Voting Share and shall be entitled to exercise all of the rights and powers of an owner with respect to the Bowater Special Voting Share provided that the Trustee shall:

          (a) hold the Bowater Special Voting Share and the legal title thereto as trustee solely for the use and benefit of the Beneficiaries in accordance with the provisions of this trust agreement; and

          (b) except as specifically authorized by this trust agreement, have no power or authority to sell, transfer, vote or otherwise deal in or with the Bowater Special Voting Share and the Bowater Special Voting Share shall not be used or disposed of by the Trustee for any purpose other than the purposes for which this Trust is created pursuant to this trust agreement.

     3.2 LEGENDED SHARE CERTIFICATES. Bowater Canada will cause each certificate representing Exchangeable Shares to bear an appropriate legend notifying the Beneficiaries of their right to instruct the Trustee with respect to the exercise of the Voting Rights in respect of the Exchangeable Shares of the Beneficiaries.

     3.3 SAFE KEEPING OF CERTIFICATE. The certificate representing the Bowater Special Voting Share shall at all times be held in safe keeping by the Trustee.

                                   ARTICLE 4

                           EXERCISE OF VOTING RIGHTS

     4.1 VOTING RIGHTS. The Trustee, as the holder of record of the Bowater Special Voting Share, shall be entitled to all of the Voting Rights, including the right to vote in person or by proxy the Bowater Special Voting Share on any matters, questions, proposals or propositions whatsoever that may properly come before the holders of Bowater Common Shares at a Bowater Meeting (as hereinafter defined). The Voting Rights shall be and remain vested in and exercised by the Trustee. Subject to section 7.15, the Trustee shall exercise the Voting Rights only on the basis of instructions received pursuant to this Article 4 from Beneficiaries entitled to instruct the Trustee as to the voting thereof at the time at which the Bowater Meeting is held. To the extent that no instructions are received from a Beneficiary with respect to the Voting Rights to which such Beneficiary would otherwise be entitled, the Trustee will not have Voting Rights with respect to such Beneficiary Votes.

     4.2 NUMBER OF VOTES. With respect to all meetings of shareholders of Bowater at which holders of Bowater Common Shares are entitled to vote (each a "Bowater Meeting"), each Beneficiary shall be entitled to instruct the Trustee to cast and exercise one of the votes comprised in the Voting Rights for each Exchangeable Share owned of record by such Beneficiary on the record date established by Bowater or by applicable law for such Bowater Meeting (the "Beneficiary Votes"), in respect of each matter, question, proposal or proposition to be voted on at such Bowater Meeting.

     4.3 MAILINGS TO SHAREHOLDERS. With respect to each Bowater Meeting, the Trustee will mail or cause to be mailed (or otherwise communicate in the same manner as Bowater utilizes in communications to holders of Bowater Common Shares) to each of the Beneficiaries named in the List referred to in section 4.6, such mailing or communication to commence on the same day as the commencement of the initial mailing or notice (or other communication) with respect thereto is given by Bowater to its shareholders:

          (a) a copy of such notice, together with any related materials to be provided to shareholders of Bowater;

          (b) a statement that such Beneficiary is entitled to instruct the Trustee as to the exercise of the Beneficiary Votes with respect to such Bowater Meeting or, pursuant to section 4.7, to attend such Bowater Meeting and to exercise personally the Beneficiary Votes thereat;

          (c) a statement as to the manner in which such instructions may be given to the Trustee, including an express indication that instructions may be given to the Trustee to give:

             (i) a proxy to such Beneficiary or his designee to exercise personally the Beneficiary Votes; or

             (ii) a proxy to a designated agent or other representative of the management of Bowater to exercise such Beneficiary Votes;

          (d) a statement that if no such instructions are received from the Beneficiary, the Trustee will not have Voting Rights with respect to such Beneficiary Votes;

          (e) a form of direction whereby the Beneficiary may direct and instruct the Trustee as contemplated herein; and

          (f) a statement of the time and date by which such instructions must be received by the Trustee in order to be binding upon it, which in the case of a Bowater Meeting shall not be earlier than the close of business on the second Business Day prior to such meeting, and of the method and deadline for revoking or amending such instructions.

     For the purpose of determining Beneficiary Votes to which a Beneficiary is entitled in respect of any Bowater Meeting, the number of Exchangeable Shares owned of record by the Beneficiary shall be determined at the close of business on the record date established by Bowater or by applicable law for purposes of determining shareholders entitled to vote at such Bowater Meeting. Bowater will notify the Trustee of any decision of the Board of Directors of Bowater with respect to the calling of any Bowater Meeting and shall provide all necessary information and materials to the Trustee in each case promptly and in any event in sufficient time to enable the Trustee to perform its obligations contemplated by this section 4.3.

     4.4 COPIES OF SHAREHOLDER INFORMATION. Bowater will deliver to the Trustee copies of all proxy materials (including notices of Bowater Meetings but excluding proxies to vote Bowater Common Shares), information statements, reports (including without limitation, all interim and annual financial statements) and other written communications that, in each case, are to be distributed from time to time to holders of Bowater Common Shares in sufficient quantities and in sufficient time so as to enable the Trustee to send those materials to each Beneficiary at the same time as such materials are first sent to holders of Bowater Common Shares. The Trustee will mail or otherwise send to each Beneficiary, at the expense of Bowater, copies of all such materials (and all materials specifically directed to the Beneficiaries or to the Trustee for the benefit of the Beneficiaries by Bowater) received by the Trustee from Bowater contemporaneously with the sending of such materials to holders of Bowater Common Shares. The Trustee will also make available for inspection by any Beneficiary at the Trustee's principal corporate trust office in the City of Toronto and in the City of Montreal all proxy materials, information statements, reports and other written communications that are:

          (a) received by the Trustee as the registered holder of the Bowater Special Voting Share and made available by Bowater generally to the holders of Bowater Common Shares; or

          (b) specifically directed to the Beneficiaries or to the Trustee for the benefit of the Beneficiaries by Bowater.

     4.5 OTHER MATERIALS. Immediately after receipt by Bowater or shareholders of Bowater of any material sent or given by or on behalf of a third party to holders of Bowater Common Shares generally, including without limitation, dissident proxy and information circulars (and related information and material) and tender and exchange offer circulars (and related information and material), Bowater shall use its reasonable best efforts to obtain and deliver to the Trustee copies thereof in sufficient quantities so as to enable the Trustee to forward such material (unless the same has been provided directly to Beneficiaries by such third party) to each Beneficiary as soon as possible thereafter. Immediately upon receipt thereof, the Trustee will mail or otherwise send to each Beneficiary, at the expense of Bowater, copies of all such materials received by the Trustee from Bowater. The Trustee will also make available for inspection by any Beneficiary at the Trustee's principal corporate trust office in the City of Toronto and in the City of Montreal copies of all such materials.

     4.6 LIST OF PERSONS ENTITLED TO VOTE. Bowater Canada shall, (a) prior to each annual, general and special Bowater Meeting and (b) forthwith upon each request made at any time by the Trustee in writing, prepare or cause to be prepared a list (a "List") of the names and addresses of the Beneficiaries arranged in alphabetical order and showing the number of Exchangeable Shares held of record by each such Beneficiary, in each case at the close of business on the date specified by the Trustee in such request or, in the case of a List prepared in connection with a Bowater Meeting, at the close of business on the record date established by Bowater or pursuant to applicable law for determining the holders of Bowater Common Shares entitled to receive notice of and/or to vote at such Bowater Meeting. Each such List shall be delivered to the Trustee promptly after receipt by Bowater Canada of such request or the record date for such meeting. Bowater agrees to give Bowater Canada notice (with a copy to the Trustee) of the calling of any Bowater Meeting, together with the record date therefor, sufficiently prior to the date of the calling of such meeting so as to enable Bowater Canada to perform its obligations under this section 4.6.

     4.7 ENTITLEMENT TO DIRECT VOTES. Any Beneficiary named in a List prepared in connection with any Bowater Meeting will be entitled (a) to instruct the Trustee in the manner described in section 4.3 with respect to the exercise of the Beneficiary Votes to which such Beneficiary is entitled or (b) to attend such meeting and personally to exercise thereat, as the proxy of the Trustee, the Beneficiary Votes to which such Beneficiary is entitled.

     4.8 VOTING BY TRUSTEE AND ATTENDANCE OF TRUSTEE REPRESENTATIVE AT
MEETING. (a) In connection with each Bowater Meeting, the Trustee shall exercise, either in person or by proxy, in accordance with the instructions received from a Beneficiary pursuant to section 4.3, the Beneficiary Votes as to which such Beneficiary is entitled to direct the vote (or any lesser number thereof as may be set forth in the instructions); provided, however, that such written instructions are received by the Trustee from the Beneficiary prior to the time and date fixed by it for receipt of such instruction in the notice given by the Trustee to the Beneficiary pursuant to section 4.3.

     (b) The Trustee shall cause a representative who is empowered by it to sign and deliver, on behalf of the Trustee, proxies for Voting Rights to attend each Bowater Meeting. Upon submission by a Beneficiary (or its designee) of identification satisfactory to the Trustee's representative, and at the Beneficiary's request, such representative shall sign and deliver to such Beneficiary (or its designee) a proxy to exercise personally the Beneficiary Votes as to which such Beneficiary is otherwise entitled hereunder to direct the vote, if such Beneficiary either (i) has not previously given the Trustee instructions pursuant to section 4.3 in respect of such meeting or (ii) submits to such representative written revocation of any such previous instructions. At such meeting, the Beneficiary exercising such Beneficiary Votes shall have the same rights as the Trustee to speak at the meeting in favour of any matter, question, proposal or proposition, to exercise Voting Rights equal in number to the Beneficiary Votes to which such Beneficiary is entitled by way of ballot at the meeting in respect of any matter, question, proposal or proposition, and to exercise Voting Rights equal in number to the Beneficiary Votes to which such Beneficiary is entitled at such meeting by way of a show of hands in respect of any matter, question, proposal or proposition.

     4.9 DISTRIBUTION OF WRITTEN MATERIALS. Any written materials distributed by the Trustee pursuant to this trust agreement shall be sent by mail (or otherwise communicated in the same manner as Bowater utilizes in communications to holders of Bowater Common Shares) to each Beneficiary at its address as shown on the books of Bowater Canada. Bowater Canada shall provide or cause to be provided to the Trustee for this purpose, on a timely basis and without charge or other expense:

          (a) a current List; and

          (b) upon the request of the Trustee, mailing labels to enable the Trustee to carry out its duties under this trust agreement.

     4.10 TERMINATION OF VOTING RIGHTS. All of the rights of a Beneficiary with respect to the Beneficiary Votes exercisable in respect of the Exchangeable Shares held by such Beneficiary, including the right to instruct the Trustee as to the exercise of or to exercise personally corresponding Voting Rights, shall be deemed to be surrendered by the Beneficiary to Bowater and such Beneficiary Votes and the Voting Rights represented thereby shall cease immediately upon the delivery by such holder to the Trustee of the certificates representing such Exchangeable Shares in connection with the exercise by the Beneficiary of the Exchange Right or the occurrence of the automatic exchange of Exchangeable Shares for Bowater Common Shares, as specified in Article 5 (unless, in either case, Bowater shall not have delivered the requisite Bowater Common Shares issuable in exchange therefor to the Trustee for delivery to the Beneficiaries), or upon the redemption of Exchangeable Shares pursuant to Article 6 or 7 of the Share Provisions, or upon the effective date of the liquidation, dissolution or winding-up of Bowater Canada pursuant to Article 5 of the Share Provisions, or upon the purchase of Exchangeable Shares from the holder thereof by Bowater Holdings pursuant to the exercise by Bowater Holdings of the Retraction Call Right, the Redemption Call Right or the Liquidation Call Right.

                                   ARTICLE 5

                     EXCHANGE RIGHT AND AUTOMATIC EXCHANGE

     5.1 GRANT AND OWNERSHIP OF THE EXCHANGE RIGHT. Bowater hereby grants to the Trustee as trustee for and on behalf of, and for the use and benefit of, the Beneficiaries the right (the "Exchange Right"), upon the occurrence and during the continuance of an Insolvency Event, to require Bowater to purchase from each or any Beneficiary all or any part of the Exchangeable Shares held by the Beneficiary and the Automatic Exchange Rights, all in accordance with the provisions of this trust agreement. Bowater hereby acknowledges receipt from the Trustee as trustee for and on behalf of the Beneficiaries of good and valuable consideration (and the adequacy thereof) for the grant of the Exchange Right and the Automatic Exchange Rights by Bowater to the Trustee. During the term of the Trust and subject to the terms and conditions of this trust agreement, the Trustee shall possess and be vested with full legal ownership of the Exchange Right and the Automatic Exchange Rights and shall be entitled to exercise all of the rights and powers of an owner with respect to the Exchange Right and the Automatic Exchange Rights, provided that the Trustee shall:

          (a) hold the Exchange Right and the Automatic Exchange Rights and the legal title thereto as trustee solely for the use and benefit of the Beneficiaries in accordance with the provisions of this trust agreement; and

          (b) except as specifically authorized by this trust agreement, have no power or authority to exercise or otherwise deal in or with the Exchange Right or the Automatic Exchange Rights, and the Trustee shall not exercise any such rights for any purpose other than the purposes for which the Trust is created pursuant to this trust agreement.

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

     5.2 LEGENDED SHARE CERTIFICATES. Bowater Canada will cause each certificate representing Exchangeable Shares to bear an appropriate legend notifying the Beneficiaries of:

          (a) their right to instruct the Trustee with respect to the exercise of the Exchange Right in respect of the Exchangeable Shares held by a Beneficiary; and

          (b) the Automatic Exchange Rights.

     5.3 GENERAL EXERCISE OF EXCHANGE RIGHT. The Exchange Right shall be and remain vested in and exercised by the Trustee. Subject to section 7.15, the Trustee shall exercise the Exchange Right only on the basis of instructions received pursuant to this Article 5 from Beneficiaries entitled to instruct the Trustee as to the exercise thereof. To the extent that no instructions are received from a Beneficiary with respect to the Exchange Right, the Trustee shall not exercise or permit the exercise of the Exchange Right.

     5.4 PURCHASE PRICE. The purchase price payable by Bowater for each Exchangeable Share to be purchased by Bowater under the Exchange Right shall be an amount per share equal to (a) the Current Market Price of a Bowater Common Share on the last Business Day prior to the day of closing of the purchase and sale of such Exchangeable Share under the Exchange Right, which shall be satisfied in full by Bowater causing to be sent to such holder one Bowater Common Share plus (b) the right to receive the full amount when paid of all unpaid dividends on each such Exchangeable Share for which the record date has occurred prior to the closing of the purchase and sale. The purchase price for each such Exchangeable Share so purchased may be satisfied only by Bowater issuing and delivering or causing to be delivered to the Trustee, on behalf of the relevant Beneficiary, one Bowater Common Share and on the applicable payment date a cheque for the balance, if any, of the purchase price without interest (but less any amounts withheld pursuant to section 5.13).

     5.5 EXERCISE INSTRUCTIONS. Subject to the terms and conditions herein set forth, a Beneficiary shall be entitled, upon the occurrence and during the continuance of an Insolvency Event, to instruct the Trustee to exercise the Exchange Right with respect to all or any part of the Exchangeable Shares registered in the name of such Beneficiary on the books of Bowater Canada. To cause the exercise of the Exchange Right by the Trustee, the Beneficiary shall deliver to the Trustee, in person or by certified or registered mail, at its principal corporate trust office in Toronto, Ontario or Montreal, Quebec or at such other places in Canada as the Trustee may from time to time designate by written notice to the Beneficiaries, the certificates representing the Exchangeable Shares which such Beneficiary desires Bowater to purchase, duly endorsed in blank for transfer, and accompanied by such other documents and instruments as may be required to effect a transfer of Exchangeable Shares under the Canada Business Corporations Act and the by-laws of Bowater Canada and such additional documents and instruments as the Trustee may reasonably require together with (a) a duly completed form of notice of exercise of the Exchange Right, contained on the reverse of or attached to the Exchangeable Share certificates, stating (i) that the Beneficiary thereby instructs the Trustee to exercise the Exchange Right so as to require Bowater to purchase from the Beneficiary the number of Exchangeable Shares specified therein, (ii) that such Beneficiary has good title to and owns all such Exchangeable Shares to be acquired by Bowater free and clear of all liens, claims and encumbrances, (iii) the names in which the certificates representing Bowater Common Shares issuable in connection with the exercise of the Exchange Right are to be issued and (iv) the names and addresses of the persons to whom such new certificates should be delivered and (b) payment (or evidence satisfactory to the Trustee, Bowater Canada and Bowater of payment) of the taxes (if any) payable as contemplated by section 5.8. If only a part of the Exchangeable Shares represented by any certificate or certificates delivered to the Trustee are to be purchased by Bowater under the Exchange Right, a new certificate for the balance of such Exchangeable Shares shall be issued to the holder at the expense of Bowater Canada.

     5.6 DELIVERY OF BOWATER COMMON SHARES: EFFECT OF EXERCISE. Promptly after receipt of the certificates representing the Exchangeable Shares which the Beneficiary desires Bowater to purchase under the Exchange Right, together with such documents and instruments of transfer and a duly completed form of notice of exercise of the Exchange Right (and payment of taxes, if any, payable as contemplated by section 5.8 or evidence thereof), duly endorsed for transfer to Bowater, the Trustee shall notify Bowater and Bowater Canada of its receipt of the same, which notice to Bowater and Bowater Canada shall constitute exercise of the Exchange Right by the Trustee on behalf of the holder of such Exchangeable Shares, and Bowater shall promptly thereafter deliver or cause to be delivered to the Trustee, for delivery to such Beneficiary (or to such other persons, if any, properly designated by such Beneficiary) the number of Bowater Common Shares issuable in connection with the exercise of the Exchange Right, and on the applicable payment date cheques for the balance, if any, of the total purchase price therefor without interest (but less any amounts withheld pursuant to section 5.13); provided, however, that no such delivery shall be made unless and until the Beneficiary requesting the same shall have paid (or provided evidence satisfactory to the Trustee, Bowater Canada and Bowater of the payment of) the taxes (if any) payable as contemplated by section 5.8. Immediately upon the giving of notice by the Trustee to Bowater and Bowater Canada of the exercise of the Exchange Right, as provided in this section 5.6, the closing of the transaction of purchase and sale contemplated by the Exchange Right shall be deemed to have occurred and the holder of such Exchangeable Shares shall be deemed to have transferred to Bowater all of its right, title and interest in and to such Exchangeable Shares and the related interest in the Trust Estate and shall cease to be a holder of such Exchangeable Shares and shall not be entitled to exercise any of the rights of a holder in respect thereof, other than the right to receive his proportionate part of the total purchase price therefor, unless the requisite number of Bowater Common Shares is not allotted, issued and delivered by Bowater to the Trustee within five Business Days of the date of the giving of such notice by the Trustee, in which case the rights of the Beneficiary shall remain unaffected until such Bowater Common Shares are so allotted, issued and delivered by Bowater. Upon delivery by Bowater to the Trustee of such Bowater Common Shares, the Trustee shall deliver such Bowater Common Shares to such Beneficiary (or to such other persons, if any, properly designated by such Beneficiary). Concurrently with such Beneficiary ceasing to be a holder of Exchangeable Shares, the Beneficiary shall be considered and deemed for all purposes to be the holder of Bowater Common Shares delivered to it pursuant to the Exchange Right.

     5.7 EXERCISE OF EXCHANGE RIGHT SUBSEQUENT TO RETRACTION. In the event that a Beneficiary has exercised its right under Article 6 of the Share Provisions to require Bowater Canada to redeem any or all of the Exchangeable Shares held by the Beneficiary (the "Retracted Shares") and is notified by Bowater Canada pursuant to Section 6.6 of the Share Provisions that Bowater Canada will not be permitted as a result of solvency requirements of applicable law to redeem all such Retracted Shares, and provided that Bowater Holdings shall not have exercised the Retraction Call Right with respect to the Retracted Shares and that the Beneficiary has not revoked the retraction request delivered by the Beneficiary to Bowater Canada pursuant to Section 6.1 of the Share Provisions, the retraction request will constitute and will be deemed to constitute notice from the Beneficiary to the Trustee instructing the Trustee to exercise the Exchange Right with respect to those Retracted Shares that Bowater Canada is unable to redeem. In any such event, Bowater Canada hereby agrees with the Trustee and in favour of the Beneficiary promptly to forward or cause to be forwarded to the Trustee all relevant materials delivered by the Beneficiary to Bowater Canada or to the transfer agent of the Exchangeable Shares (including without limitation, a copy of the retraction request delivered pursuant to
Section 6.1 of the Share Provisions) in connection with such proposed redemption of the Retracted Shares and the Trustee will thereupon exercise the Exchange Right with respect to the Retracted Shares that Bowater Canada is not permitted to redeem and will require Bowater to purchase such shares in accordance with the provisions of this Article 5.

     5.8 STAMP OR OTHER TRANSFER TAXES. Upon any sale of Exchangeable Shares to Bowater pursuant to the Exchange Right or the Automatic Exchange Rights, the share certificate or certificates representing Bowater Common Shares to be delivered in connection with the payment of the total purchase price therefor shall be issued in the name of such Beneficiary or in such names as such Beneficiary may otherwise direct in writing without charge to the Beneficiary; provided, however, that such Beneficiary (a) shall pay (and none of Bowater, Bowater Holdings, Bowater Canada or the Trustee shall be required to pay) any documentary, stamp, transfer or other taxes that may be payable in respect of any transfer involved in the issuance or delivery of such shares to a person other than such Beneficiary or (b) shall have evidenced to the satisfaction of the Trustee, Bowater, Bowater Holdings and Bowater Canada that such taxes, if any, have been paid.

     5.9 NOTICE OF INSOLVENCY EVENT. As soon as practicable following the occurrence of an Insolvency Event or any event that with the giving of notice or the passage of time or both would be an Insolvency Event, Bowater Canada and Bowater shall give written notice thereof to the Trustee. As soon as practicable following the receipt of notice from Bowater Canada and Bowater of the occurrence of an Insolvency Event, or upon the Trustee becoming aware of an Insolvency Event, the Trustee will mail to each Beneficiary, at the expense of Bowater, a notice of such Insolvency Event, which notice shall contain a brief statement of the rights of the Beneficiaries with respect to the Exchange Right.

     5.10 QUALIFICATION OF BOWATER COMMON SHARES. Bowater covenants that if any Bowater Common Shares to be issued and delivered pursuant to the Exchange Right or the Automatic Exchange Rights require registration or qualification with or approval of or the filing of any document, including any prospectus or similar document, or the taking of any proceeding with or the obtaining of any order, ruling or consent from any governmental or regulatory authority under any Canadian or United States federal, provincial or state law or regulation or pursuant to the rules and regulations of any regulatory authority or the fulfilment of any other Canadian or United States legal requirement before such shares may be issued and delivered by Bowater to the initial holder thereof or in order that such shares may be freely traded thereafter (other than any restrictions of general application on transfer by reason of a holder being a "control person" of Bowater for purposes of Canadian federal or provincial securities law or an "affiliate" of Bowater for purposes of United States federal or state securities law), Bowater will in good faith expeditiously take all such actions and do all such things as are necessary or desirable to cause such Bowater Common Shares to be and remain duly registered, qualified or approved. Bowater will in good faith expeditiously take all such actions and do all such things as are reasonably necessary or desirable to cause all Bowater Common Shares to be delivered pursuant to the Exchange Right or the Automatic Exchange Rights to be listed, quoted or posted for trading on all stock exchanges and quotation systems on which outstanding Bowater Common Shares have been listed by Bowater and remain listed and are quoted or posted for trading at such time.

     5.11 BOWATER COMMON SHARES. Bowater hereby represents, warrants and covenants that the Bowater Common Shares issuable as described herein will be duly authorized and validly issued as fully paid and non-assessable and shall be free and clear of any lien, claim or encumbrance.

     5.12 AUTOMATIC EXCHANGE ON LIQUIDATION OF BOWATER (a) Bowater will give the Trustee notice of each of the following events at the time set forth below:

          (i) in the event of any determination by the Board of Directors of Bowater to institute voluntary liquidation, dissolution or winding-up proceedings with respect to Bowater or to effect any other distribution of assets of Bowater among its shareholders for the purpose of winding up its affairs, at least 60 days prior to the proposed effective date of such liquidation, dissolution, winding-up or other distribution; and

          (ii) as soon as practicable following the earlier of (A) receipt by Bowater of notice of, and (B) Bowater otherwise becoming aware of, any threatened or instituted claim, suit, petition or other proceedings with respect to the involuntary liquidation, dissolution or winding-up of Bowater or to effect any other distribution of assets of Bowater among its shareholders for the purpose of winding up its affairs, in each case where Bowater has failed to contest in good faith any such proceeding commenced in respect of Bowater within 30 days of becoming aware thereof.

     (b) As soon as practicable following receipt by the Trustee from Bowater of notice of any event (a "Liquidation Event") contemplated by section 5.12(a)(i) or 5.12(a)(ii) above, the Trustee will give notice thereof to the Beneficiaries. Such notice shall include a brief description of the automatic exchange of Exchangeable Shares for Bowater Common Shares provided for in section 5.12(c).

     (c) In order that the Beneficiaries will be able to participate on a pro rata basis with the holders of Bowater Common Shares in the distribution of assets of Bowater in connection with a Liquidation Event, on the fifth Business Day prior to the effective date (the "Liquidation Event Effective Date") of a Liquidation Event all of the then outstanding Exchangeable Shares shall be automatically exchanged for Bowater Common Shares. To effect such automatic exchange, Bowater shall purchase on the fifth Business Day prior to the Liquidation Event Effective Date each Exchangeable Share then outstanding and held by Beneficiaries, and each Beneficiary shall sell the Exchangeable Shares held by it at such time, for a purchase price per share equal to (a) the Current Market Price of a Bowater Common Share on the fifth Business Day prior to the Liquidation Event Effective Date, which shall be satisfied in full by Bowater issuing to the Beneficiary one

Bowater Common Share, and (b) the right to receive the full amount when paid of all unpaid dividends thereon for which the record date has occurred prior to the date of the exchange.

     (d) On the fifth Business Day prior to the Liquidation Event Effective Date, the closing of the transaction of purchase and sale contemplated by the automatic exchange of Exchangeable Shares for Bowater Common Shares shall be deemed to have occurred, and each Beneficiary shall be deemed to have transferred to Bowater all of the Beneficiary's right, title and interest in and to such Beneficiary's Exchangeable Shares and the related interest in the Trust Estate and shall cease to be a holder of such Exchangeable Shares and Bowater shall issue to the Beneficiary the Bowater Common Shares issuable upon the automatic exchange of Exchangeable Shares for Bowater Common Shares and on the applicable payment date shall deliver to the Trustee for delivery to the Beneficiary a cheque for the balance, if any, of the total purchase price for such Exchangeable Shares without interest but less any amounts withheld pursuant to section 5.13. Concurrently with such Beneficiary ceasing to be a holder of Exchangeable Shares, the Beneficiary shall be considered and deemed for all purposes to be the holder of the Bowater Common Shares issued pursuant to the automatic exchange of Exchangeable Shares for Bowater Common Shares and the certificates held by the Beneficiary previously representing the Exchangeable Shares exchanged by the Beneficiary with Bowater pursuant to such automatic exchange shall thereafter be deemed to represent Bowater Common Shares issued to the Beneficiary by Bowater pursuant to such automatic exchange. Upon the request of a Beneficiary and the surrender by the Beneficiary of Exchangeable Share certificates deemed to represent Bowater Common Shares, duly endorsed in blank and accompanied by such instruments of transfer as Bowater may reasonably require, Bowater shall deliver or cause to be delivered to the Beneficiary certificates representing Bowater Common Shares of which the Beneficiary is the holder.

     5.13 WITHHOLDING RIGHTS. Bowater, Bowater Holdings, Bowater Canada and the Trustee shall be entitled to deduct and withhold from any consideration otherwise payable under this trust agreement to any holder of Exchangeable Shares such amounts as Bowater, Bowater Holdings, Bowater Canada or the Trustee is required or permitted to deduct and withhold with respect to such payment under the Income Tax Act (Canada), the United States Internal Revenue Code of 1986 or any provision of provincial, state, local or foreign tax law, in each case as amended or succeeded. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes as having been paid to the holder of the Exchangeable Shares in respect of which such deduction and withholding was made, provided that such withheld amounts are actually remitted to the appropriate taxing authority. To the extent that the amount so required or permitted to be deducted or withheld from any payment to a holder exceeds the cash portion, if any, of the consideration otherwise payable to the holder, Bowater, Bowater Holdings and Bowater Canada and the Trustee are hereby authorized to sell or otherwise dispose of such portion of the consideration as is necessary to provide sufficient funds to Bowater, Bowater Holdings, Bowater Canada or the Trustee, as the case may be, to enable it to comply with such deduction or withholding requirement and Bowater, Bowater Holdings, Bowater Canada or the Trustee shall notify the holder thereof and remit to such holder any unapplied balance of the net proceeds of such sale.

                                   ARTICLE 6

             RESTRICTIONS ON ISSUE OF BOWATER SPECIAL VOTING STOCK

     6.1 ISSUE OF ADDITIONAL SHARES. During the term of this trust agreement, Bowater will not, without the consent of the holders at the relevant time of Exchangeable Shares, given in accordance with Section 10.2 of the Share Provisions, issue any shares of its Special Voting Stock in addition to the Bowater Special Voting Share.

                                   ARTICLE 7

                             CONCERNING THE TRUSTEE

     7.1 POWERS AND DUTIES OF THE TRUSTEE. The rights, powers, duties and authorities of the Trustee under this trust agreement, in its capacity as Trustee of the Trust, shall include:

          (a) receipt and deposit of the Bowater Special Voting Share from Bowater as Trustee for and on behalf of the Beneficiaries in accordance with the provisions of this trust agreement;

          (b) granting proxies and distributing materials to Beneficiaries as provided in this trust agreement;

          (c) exercising the Voting Rights in accordance with the provisions of this trust agreement;

          (d) receiving the grant of the Exchange Right and the Automatic Exchange Rights from Bowater as Trustee for and on behalf of the Beneficiaries in accordance with the provisions of this trust agreement;

          (e) exercising the Exchange Right and enforcing the benefit of the Automatic Exchange Rights, in each case in accordance with the provisions of this trust agreement, and in connection therewith receiving from Beneficiaries Exchangeable Shares and other requisite documents and distributing to such Beneficiaries Bowater Common Shares and cheques, if any, to which such Beneficiaries are entitled upon the exercise of the Exchange Right or pursuant to the Automatic Exchange Rights, as the case may be;

          (f) holding title to the Trust Estate;

          (g) investing any moneys forming, from time to time, a part of the Trust Estate as provided in this trust agreement;

          (h) taking action on its own initiative or at the direction of a Beneficiary or Beneficiaries to enforce the obligations of Bowater, Bowater Holdings and Bowater Canada under this trust agreement; and

          (i) taking such other actions and doing such other things as are specifically provided in this trust agreement.

     In the exercise of such rights, powers, duties and authorities the Trustee shall have (and is granted) such incidental and additional rights, powers, duties and authority not in conflict with any of the provisions of this trust agreement as the Trustee, acting in good faith and in the reasonable exercise of its discretion, may deem necessary, appropriate or desirable to effect the purpose of the Trust. Any exercise of such discretionary rights, powers, duties and authorities by the Trustee shall be final, conclusive and binding upon all persons.

     The Trustee in exercising its rights, powers, duties and authorities hereunder shall act honestly and in good faith and with a view to the best interests of the Beneficiaries and shall exercise the care, diligence and skill that a reasonably prudent trustee would exercise in comparable circumstances.

     7.2 NO CONFLICT OF INTEREST. The Trustee represents to Bowater, Bowater Holdings and Bowater Canada that at the date of execution and delivery of this trust agreement there exists no material conflict of interest in the role of the Trustee as a fiduciary hereunder and the role of the Trustee in any other capacity. The Trustee shall, within 90 days after it becomes aware that such material conflict of interest exists, either eliminate such material conflict of interest or resign in the manner and with the effect specified in Article 10. If, notwithstanding the foregoing provisions of this section 7.2, the Trustee has such a material conflict of interest, the validity and enforceability of this trust agreement shall not be affected in any manner whatsoever by reason only of the existence of such material conflict of interest. If the Trustee contravenes the foregoing provisions of this section 7.2, any interested party may apply to the Ontario Court of Justice (General Division) for an order that the Trustee be replaced as Trustee hereunder.

     7.3 DEALINGS WITH TRANSFER AGENTS, REGISTRARS, ETC. Bowater, Bowater Holdings and Bowater Canada irrevocably authorize the Trustee, from time to time, to:

          (a) consult, communicate and otherwise deal with the respective registrars and transfer agents, and with any such subsequent registrar or transfer agent, of the Exchangeable Shares and Bowater Common Shares; and

          (b) requisition, from time to time, (i) from any such registrar or transfer agent any information readily available from the records maintained by it which the Trustee may reasonably require for the discharge of its duties and responsibilities under this trust agreement and
     (ii) from the transfer agent of Bowater Common Shares, and any subsequent transfer agent of such shares, the share certificates issuable upon the exercise from time to time of the Exchange Right and pursuant to the Automatic Exchange Rights.

     Bowater, Bowater Holdings and Bowater Canada irrevocably authorize their respective registrars and transfer agents to comply with all such requests. Bowater covenants that it will supply its transfer agent with duly executed share certificates for the purpose of completing the exercise from time to time of the Exchange Right and the Automatic Exchange Rights.

     7.4 BOOKS AND RECORDS. The Trustee shall keep available for inspection by Bowater, Bowater Holdings and Bowater Canada, at the Trustee's principal corporate trust office in Toronto, Ontario and Montreal, Quebec, correct and complete books and records of account relating to the Trust created by this trust agreement, including without limitation, all relevant data relating to mailings and instructions to and from Beneficiaries and all transactions pursuant to the Exchange Right and the Automatic Exchange Rights. On or before March 31, 1999, and on or before March 31 in every year thereafter, so long as the Bowater Special Voting Share is on deposit with the Trustee, the Trustee shall transmit to Bowater, Bowater Holdings and Bowater Canada a brief report, dated as of the preceding December 31, with respect to:

          (a) the property and funds comprising the Trust Estate as of that date;

          (b) the number of exercises of the Exchange Right, if any, and the aggregate number of Exchangeable Shares received by the Trustee on behalf of Beneficiaries in consideration of the issuance by Bowater of Bowater Common Shares in connection with the Exchange Right, during the calendar year ended on such date; and

          (c) any action taken by the Trustee in the performance of its duties under this trust agreement which it had not previously reported and which, in the Trustee's opinion, materially affects the Trust Estate.

     7.5 INCOME TAX RETURNS AND REPORTS. The Trustee shall, to the extent necessary, prepare and file on behalf of the Trust appropriate United States and Canadian income tax returns and any other returns or reports as may be required by applicable law or pursuant to the rules and regulations of any securities exchange or other trading system through which the Exchangeable Shares are traded.

     7.6 INDEMNIFICATION PRIOR TO CERTAIN ACTIONS BY TRUSTEE. The Trustee shall exercise any or all of the rights, duties, powers or authorities vested in it by this trust agreement at the request, order or direction of any Beneficiary upon such Beneficiary furnishing to the Trustee reasonable security or indemnity against the costs, expenses and liabilities which may be incurred by the Trustee therein or thereby, provided that no Beneficiary shall be obligated to furnish to the Trustee any such security or indemnity in connection with the exercise by the Trustee of any of its rights, duties, powers and authorities with respect to the Bowater Special Voting Share pursuant to Article 4, subject to section 7.15, and with respect to the Exchange Right pursuant to Article 5, subject to section 7.15, and with respect to the Automatic Exchange Rights pursuant to Article 5.

     None of the provisions contained in this trust agreement shall require the Trustee to expend or risk its own funds or otherwise incur financial liability in the exercise of any of its rights, powers, duties, or authorities unless funded, given security and indemnified as aforesaid.

     7.7 ACTION OF BENEFICIARIES. No Beneficiary shall have the right to institute any action, suit or proceeding or to exercise any other remedy authorized by this trust agreement for the purpose of enforcing any of its rights or for the execution of any trust or power hereunder unless the Beneficiary has requested the Trustee to take or institute such action, suit or proceeding and furnished the Trustee with the security or indemnity referred to in section 7.6 and the Trustee shall have failed to act within a reasonable time thereafter. In such case, but not otherwise, the Beneficiary shall be entitled to take proceedings in any court of competent jurisdiction such as the Trustee might have taken; it being understood and intended that no one or more Beneficiaries shall have any right in any manner whatsoever to affect, disturb or prejudice the rights hereby created by any such action, or to enforce any right hereunder or the Voting Rights, the Exchange Rights or the Automatic Exchange Rights except subject to the conditions and in the manner herein provided, and that all powers and trusts hereunder shall be exercised and all proceedings at law shall be instituted, had and maintained by the Trustee, except only as herein provided, and in any event for the equal benefit of all Beneficiaries.

     7.8 RELIANCE UPON DECLARATIONS. The Trustee shall not be considered to be in contravention of any of its rights, powers, duties and authorities hereunder if, when required, it acts and relies in good faith upon statutory declarations, certificates, opinions or reports furnished pursuant to the provisions hereof or required by the Trustee to be furnished to it in the exercise of its rights, powers, duties and authorities hereunder if such statutory declarations, certificates, opinions or reports comply with the provisions of section 7.9, if applicable, and with any other applicable provisions of this trust agreement.

     7.9 EVIDENCE AND AUTHORITY TO TRUSTEE. Bowater, Bowater Holdings and/or Bowater Canada shall furnish to the Trustee evidence of compliance with the conditions provided for in this trust agreement relating to any action or step required or permitted to be taken by Bowater, Bowater Holdings and/or Bowater Canada or the Trustee under this trust agreement or as a result of any obligation imposed under this trust agreement, including, without limitation, in respect of the Voting Rights or the Exchange Right or the Automatic Exchange Rights and the taking of any other action to be taken by the Trustee at the request of or on the application of Bowater, Bowater Holdings and/or Bowater Canada promptly if and when:

          (a) such evidence is required by any other section of this trust agreement to be furnished to the Trustee in accordance with the terms of this section 7.9; or

          (b) the Trustee, in the exercise of its rights, powers, duties and authorities under this trust agreement, gives Bowater, Bowater Holdings and/or Bowater Canada written notice requiring it to furnish such evidence in relation to any particular action or obligation specified in such notice.

     Such evidence shall consist of an Officer's Certificate of Bowater, Bowater Holdings and/or Bowater Canada or a statutory declaration or a certificate made by persons entitled to sign an Officer's Certificate stating that any such condition has been complied with in accordance with the terms of this trust agreement.

     Whenever such evidence relates to a matter other than the Voting Rights or the Exchange Right or the Automatic Exchange Rights or the taking of any other action to be taken by the Trustee at the request or on the application of Bowater, Bowater Holdings and/or Bowater Canada, and except as otherwise specifically provided herein, such evidence may consist of a report or opinion of any solicitor, attorney, auditor, accountant, appraiser, valuer, engineer or other expert or any other person whose qualifications give authority to a statement made by him, provided that if such report or opinion is furnished by a director, officer or employee of Bowater, Bowater Holdings and/or Bowater Canada it shall be in the form of an Officer's Certificate or a statutory declaration.

     Each statutory declaration, certificate, opinion or report furnished to the Trustee as evidence of compliance with a condition provided for in this trust agreement shall include a statement by the person giving the evidence:

          (a) declaring that he has read and understands the provisions of this trust agreement relating to the condition in question;

          (b) describing the nature and scope of the examination or investigation upon which he based the statutory declaration, certificate, statement or opinion; and

          (c) declaring that he has made such examination or investigation as he believes is necessary to enable him to make the statements or give the opinions contained or expressed therein.

     7.10 EXPERTS, ADVISERS AND AGENTS.  The Trustee may:

          (a) in relation to these presents act and rely on the opinion or advice of or information obtained from any solicitor, attorney, auditor, accountant, appraiser, valuer, engineer or other expert, whether retained by the Trustee or by Bowater, Bowater Holdings and/or Bowater Canada or otherwise, and may employ such assistants as may be necessary to the proper discharge of its powers and duties and determination of its rights hereunder and may pay proper and reasonable compensation for all such legal and other advice or assistance as aforesaid; and

          (b) employ such agents and other assistants as it may reasonably require for the proper discharge of its powers and duties hereunder, and may pay reasonable remuneration for all services performed for it (and shall be entitled to receive reasonable remuneration for all services performed by it) in the discharge of the trusts hereof and compensation for all disbursements, costs and expenses made or incurred by it in the discharge of its duties hereunder and in the management of the Trust.

     7.11 INVESTMENT OF MONEYS HELD BY TRUSTEE. Unless otherwise provided in this trust agreement, any moneys held by or on behalf of the Trustee which under the terms of this trust agreement may or ought to be invested or which may be on deposit with the Trustee or which may be in the hands of the Trustee may be invested and reinvested in the name or under the control of the Trustee in securities in which, under the laws of the Province of Ontario and the Province of Quebec, trustees are authorized to invest trust moneys, provided that such securities are stated to mature within two years after their purchase by the Trustee, and the Trustee shall so invest such moneys on the written direction of Bowater Canada. Pending the investment of any moneys as hereinbefore provided, such moneys may be deposited in the name of the Trustee in any chartered bank in Canada or, with the consent of Bowater Canada, in the deposit department of the Trustee or any other loan or trust company authorized to accept deposits under the laws of Canada or any province thereof at the rate of interest then current on similar deposits.

     7.12 TRUSTEE NOT REQUIRED TO GIVE SECURITY. The Trustee shall not be required to give any bond or security in respect of the execution of the trusts, rights, duties, powers and authorities of this trust agreement or otherwise in respect of the premises.

     7.13 TRUSTEE NOT BOUND TO ACT ON REQUEST. Except as in this trust agreement otherwise specifically provided, the Trustee shall not be bound to act in accordance with any direction or request of Bowater, Bowater Holdings and/or Bowater Canada or of the directors thereof until a duly authenticated copy of the instrument or resolution containing such direction or request shall have been delivered to the Trustee, and the Trustee shall be empowered to act upon any such copy purporting to be authenticated and believed by the Trustee to be genuine.

     7.14 AUTHORITY TO CARRY ON BUSINESS. The Trustee represents to Bowater, Bowater Holdings and Bowater Canada that at the date of execution and delivery by it of this trust agreement it is authorized to carry on the business of a trust company in the Provinces of Ontario and Quebec but if, notwithstanding the provisions of this section 7.14, it ceases to be so authorized to carry on business, the validity and enforceability of this trust agreement and the Voting Rights, the Exchange Right and the Automatic Exchange Rights shall not be affected in any manner whatsoever by reason only of such event but the Trustee shall, within 90 days after ceasing to be authorized to carry on the business of a trust company in the Province of Ontario or the Province of Quebec, either become so authorized or resign in the manner and with the effect specified in
Article 10.

     7.15 CONFLICTING CLAIMS. If conflicting claims or demands are made or asserted with respect to any interest of any Beneficiary in any Exchangeable Shares, including any disagreement between the heirs, representatives, successors or assigns succeeding to all or any part of the interest of any Beneficiary in any Exchangeable Shares resulting in conflicting claims or demands being made in connection with such interest, then the Trustee shall be entitled, at its sole discretion, to refuse to recognize or to comply with any such claims or demands. In so refusing, the Trustee may elect not to exercise any Voting Rights, Exchange Rights or Automatic Exchange Rights subject to such conflicting claims or demands and, in so doing, the Trustee shall not be or become liable to any person on account of such election or its failure or refusal to comply with any such conflicting claims or demands. The Trustee shall be entitled to continue to refrain from acting and to refuse to act until:

          (a) the rights of all adverse claimants with respect to the Voting Rights, Exchange Rights or Automatic Exchange Rights subject to such conflicting claims or demands have been adjudicated by a final judgment of a court of competent jurisdiction; or

          (b) all differences with respect to the Voting Rights, Exchange Rights or Automatic Exchange Rights subject to such conflicting claims or demands have been conclusively settled by a valid written agreement binding on all such adverse claimants, and the Trustee shall have been furnished with an executed copy of such agreement certified to be in full force and effect.

     If the Trustee elects to recognize any claim or comply with any demand made by any such adverse claimant, it may in its discretion require such claimant to furnish such surety bond or other security satisfactory to the Trustee as it shall deem appropriate to fully indemnify it as between all conflicting claims or demands.

     7.16 ACCEPTANCE OF TRUST. The Trustee hereby accepts the Trust created and provided for by and in this trust agreement and agrees to perform the same upon the terms and conditions herein set forth and to hold all rights, privileges and benefits conferred hereby and by law in trust for the various persons who shall from time to time be Beneficiaries, subject to all the terms and conditions herein set forth.

                                   ARTICLE 8

                                  COMPENSATION

     8.1 FEES AND EXPENSES OF THE TRUSTEE. Bowater, Bowater Holdings and Bowater Canada jointly and severally agree to pay the Trustee reasonable compensation for all of the services rendered by it under this trust agreement and will reimburse the Trustee for all reasonable expenses (including taxes other than taxes based on the net income of the Trustee) and disbursements, including the cost and expense of any suit or litigation of any character and any proceedings before any governmental agency reasonably incurred by the Trustee in connection with its duties under this trust agreement; provided that Bowater, Bowater Holdings and Bowater Canada shall have no obligation to reimburse the Trustee for any expenses or disbursements paid, incurred or suffered by the Trustee in any suit or litigation in which the Trustee is determined to have acted in bad faith or with negligence, recklessness or wilful misconduct.

                                   ARTICLE 9

                  INDEMNIFICATION AND LIMITATION OF LIABILITY

     9.1 INDEMNIFICATION OF THE TRUSTEE. Bowater, Bowater Holdings and Bowater Canada jointly and severally agree to indemnify and hold harmless the Trustee and each of its directors, officers and agents appointed and acting in accordance with this trust agreement (collectively, the "Indemnified Parties") against all claims, losses, damages, reasonable costs, penalties, fines and reasonable expenses (including reasonable expenses of the Trustee's legal counsel) which, without fraud, negligence, recklessness, wilful misconduct or bad faith on the part of such Indemnified Party, may be paid, incurred or suffered by the Indemnified Party by reason of or as a result of the Trustee's acceptance or administration of the Trust, its compliance with its duties set forth in this trust agreement, or any written or oral instruction delivered to the Trustee by Bowater, Bowater Holdings or Bowater Canada pursuant hereto.

     In no case shall Bowater, Bowater Holdings or Bowater Canada be liable under this indemnity for any claim against any of the Indemnified Parties unless Bowater, Bowater Holdings and Bowater Canada shall be notified by the Trustee of the written assertion of a claim or of any action commenced against the Indemnified Parties, promptly after any of the Indemnified Parties shall have received any such written assertion of a claim or shall have been served with a summons or other first legal process giving information as to the nature and basis of the claim. Subject to (ii) below, Bowater, Bowater Holdings and Bowater Canada shall be entitled to participate at their own expense in the defence and, if Bowater, Bowater Holdings and Bowater Canada so elect at any time after receipt of such notice, any of them may assume the defence of any suit brought to enforce any such claim. The Trustee shall have the right to employ separate counsel in any such suit and participate in the defence thereof but the fees and expenses of such counsel shall be at the expense of the Trustee unless: (i) the employment of such counsel has been authorized by Bowater, Bowater Holdings or Bowater Canada; or (ii) the named parties to any such suit include both the Trustee and Bowater, Bowater Holdings or Bowater Canada and the Trustee shall have been advised by counsel acceptable to Bowater, Bowater Holdings or Bowater Canada that there may be one or more legal defences available to the Trustee that are different from or in addition to those available to Bowater, Bowater Holdings or Bowater Canada and that, in the judgment of such counsel, would present a conflict of interest were a joint representation to be undertaken (in which case Bowater, Bowater Holdings and Bowater Canada shall not have the right to assume the defence of such suit on behalf of the Trustee but shall be liable to pay the reasonable fees and expenses of counsel for the Trustee).

     9.2 LIMITATION OF LIABILITY. The Trustee shall not be held liable for any loss which may occur by reason of depreciation of the value of any part of the Trust Estate or any loss incurred on any investment of funds pursuant to this trust agreement, except to the extent that such loss is attributable to the fraud, negligence, recklessness, wilful misconduct or bad faith on the part of the Trustee.

                                   ARTICLE 10

                               CHANGE OF TRUSTEE

     10.1 RESIGNATION. The Trustee, or any trustee hereafter appointed, may at any time resign by giving written notice of such resignation to Bowater, Bowater Holdings and Bowater Canada specifying the date on which it desires to resign, provided that such notice shall not be given less than one month before such desired resignation date unless Bowater, Bowater Holdings and Bowater Canada otherwise agree and provided further that such resignation shall not take effect until the date of the appointment of a successor trustee and the acceptance of such appointment by the successor trustee. Upon receiving such notice of resignation, Bowater, Bowater Holdings and Bowater Canada shall promptly appoint a successor trustee by written instrument in duplicate, one copy of which shall be delivered to the resigning trustee and one copy to the successor trustee.

     10.2 REMOVAL. The Trustee, or any trustee hereafter appointed, may (provided a successor trustee is appointed) be removed at any time on 30 days' prior notice by written instrument executed by Bowater, Bowater Holdings and Bowater Canada, in duplicate, one copy of which shall be delivered to the trustee so removed and one copy to the successor trustee.

     10.3 SUCCESSOR TRUSTEE. Any successor trustee appointed as provided under this trust agreement shall execute, acknowledge and deliver to Bowater, Bowater Holdings and Bowater Canada and to its predecessor trustee an instrument accepting such appointment. Thereupon the resignation or removal of the predecessor trustee shall become effective and such successor trustee, without any further act, deed or conveyance, shall become vested with all the rights, powers, duties and obligations of its predecessor under this trust agreement, with the like effect as if originally named as trustee in this trust agreement. However, on the written request of Bowater, Bowater Holdings and Bowater Canada or of the successor trustee, the trustee ceasing to act shall, upon payment of any amounts then due it pursuant to the provisions of this trust agreement, execute and deliver an instrument transferring to such successor trustee all the rights and powers of the trustee so ceasing to act. Upon the request of any such successor trustee, Bowater, Bowater Holdings, Bowater Canada and such predecessor trustee shall execute any and all instruments in writing for more fully and certainly vesting in and confirming to such successor trustee all such rights and powers.

     10.4 NOTICE OF SUCCESSOR TRUSTEE. Upon acceptance of appointment by a successor trustee as provided herein, Bowater, Bowater Holdings and Bowater Canada shall cause to be mailed notice of the succession of such trustee hereunder to each Beneficiary specified in a List. If Bowater, Bowater Holdings or Bowater Canada shall fail to cause such notice to be mailed within 10 days after acceptance of appointment by the successor trustee, the successor trustee shall cause such notice to be mailed at the expense of Bowater, Bowater Holdings and Bowater Canada.

                                   ARTICLE 11

                               BOWATER SUCCESSORS

     11.1 CERTAIN REQUIREMENTS IN RESPECT OF COMBINATION, ETC. Bowater shall not enter into any transaction (whether by way of reconstruction, reorganization, consolidation, merger, transfer, sale, lease or otherwise) whereby all or substantially all of its undertaking, property and assets would become the property of any other person or, in the case of a merger, of the continuing corporation resulting therefrom unless:

          (a) such other person or continuing corporation is a corporation (herein called the "Bowater Successor") incorporated under the laws of any state of the United States or the laws of Canada or any province thereof;

          (b) Bowater Successor, by operation of law, becomes, without more, bound by the terms and provisions of this trust agreement or, if not so bound, executes, prior to or contemporaneously with the consummation of such transaction a trust agreement supplemental hereto and such other instruments (if any) as are satisfactory to the Trustee, acting reasonably, and in the opinion of legal counsel to the Trustee are reasonably necessary or advisable to evidence the assumption by the Bowater Successor of liability for all moneys payable and property deliverable hereunder and the covenant of such Bowater Successor to pay and deliver or cause to be delivered the same and its agreement to observe and perform all the covenants and obligations of Bowater under this trust agreement; and

          (c) such transaction shall, to the satisfaction of the Trustee, acting reasonably, and in the opinion of legal counsel to the Trustee, be upon such terms and substantially to preserve and not to impair in any material respect any of the rights, duties, powers and authorities of the Trustee or of the Beneficiaries hereunder.

     11.2 VESTING OF POWERS IN SUCCESSOR.  Whenever the conditions of section
11.1 have been duly observed and performed, the Trustee and, if required by section 11.1, Bowater Successor, Bowater Holdings and Bowater Canada shall execute and deliver the supplemental trust agreement provided for in Article 12 and thereupon Bowater Successor shall possess and from time to time may exercise each and every right and power of Bowater under this trust agreement in the name of Bowater or otherwise and any act or proceeding by any provision of this trust agreement required to be done or performed by the Board of Directors of Bowater or any officers of Bowater may be done and performed with like force and effect by the directors or officers of such Bowater Successor.

     11.3 WHOLLY-OWNED SUBSIDIARIES. Nothing herein shall be construed as preventing the amalgamation or merger of any wholly-owned direct or indirect subsidiary of Bowater with or into Bowater or the winding-up, liquidation or dissolution of any wholly-owned subsidiary of Bowater provided that all of the assets of such subsidiary are transferred to Bowater or another wholly-owned direct or indirect subsidiary of Bowater and any such transactions are expressly permitted by this Article 11.

                                   ARTICLE 12

                  AMENDMENTS AND SUPPLEMENTAL TRUST AGREEMENTS

     12.1 AMENDMENTS, MODIFICATIONS, ETC. This trust agreement may not be amended or modified except by an agreement in writing executed by Bowater, Bowater Holdings, Bowater Canada and the Trustee and approved by the Beneficiaries in accordance with Section 10.2 of the Share Provisions.

     12.2 MINISTERIAL AMENDMENTS. Notwithstanding the provisions of section 12.1, the parties to this trust agreement may in writing, at any time and from time to time, without the approval of the Beneficiaries, amend or modify this trust agreement for the purposes of:

          (a) adding to the covenants of any or all parties hereto for the protection of the Beneficiaries hereunder provided that the board of directors of each of Bowater Canada, Bowater Holdings and Bowater shall be of the good faith opinion that such additions will not be prejudicial to the rights or interests of the Beneficiaries;

          (b) making such amendments or modifications not inconsistent with this trust agreement as may be necessary or desirable with respect to matters or questions which, in the good faith opinion of the board of directors of each of Bowater, Bowater Holdings and Bowater Canada and in the opinion of the Trustee, having in mind the best interests of the Beneficiaries, it may be expedient to make, provided that such boards of directors and the Trustee shall be of the opinion that such amendments and modifications will not be prejudicial to the interests of the Beneficiaries; or

          (c) making such changes or corrections which, on the advice of counsel to Bowater, Bowater Holdings, Bowater Canada and the Trustee, are required for the purpose of curing or correcting any ambiguity or defect or inconsistent provision or clerical omission or mistake or manifest error, provided that the Trustee and the board of directors of each of Bowater, Bowater Holdings and Bowater Canada shall be of the opinion that such changes or corrections will not be prejudicial to the rights and interests of the Beneficiaries.

     12.3 MEETING TO CONSIDER AMENDMENTS. Bowater Canada, at the request of Bowater, shall call a meeting or meetings of the Beneficiaries for the purpose of considering any proposed amendment or modification requiring approval pursuant hereto. Any such meeting or meetings shall be called and held in accordance with the by-laws of Bowater Canada, the Share Provisions and all applicable laws.

     12.4 CHANGES IN CAPITAL OF BOWATER AND BOWATER CANADA. At all times after the occurrence of any event contemplated pursuant to section 2.7 or 2.8 of the Support Agreement or otherwise, as a result of which either Bowater Common Shares or the Exchangeable Shares or both are in any way changed, this trust agreement shall forthwith be amended and modified as necessary in order that it shall apply with full force and effect, mutatis mutandis, to all new securities into which Bowater Common Shares or the Exchangeable Shares or both are so changed and the parties hereto shall execute and deliver a supplemental trust agreement giving effect to and evidencing such necessary amendments and modifications.

     12.5 EXECUTION OF SUPPLEMENTAL TRUST AGREEMENTS. No amendment to or modification or waiver of any of the provisions of this trust agreement otherwise permitted hereunder shall be effective unless made in writing and signed by all of the parties hereto. From time to time Bowater Canada (when authorized by a resolution of its board of directors), Bowater (when authorized by a resolution of its board of directors), Bowater Holdings (when authorized by a resolution of its board of directors) and the Trustee may, subject to the provisions of these presents, and they shall, when so directed by these presents, execute and deliver by their proper officers, trust agreements or other instruments supplemental hereto, which thereafter shall form part hereof, for any one or more of the following purposes:

          (a) evidencing the succession of Bowater Successors to Bowater and the covenants of and obligations assumed by each such Bowater Successor in accordance with the provisions of Article 11 and the successors or any successor trustee in accordance with the provisions of Article 10;

          (b) making any additions to, deletions from or alterations of the provisions of this trust agreement or the Voting Rights, the Exchange Right or the Automatic Exchange Rights which, in the opinion of the Trustee, will not be prejudicial to the interests of the Beneficiaries or are, in the opinion of counsel to the Trustee, necessary or advisable in order to incorporate, reflect or comply with any legislation the provisions of which apply to Bowater, Bowater Holdings, Bowater Canada, the Trustee or this trust agreement; and

          (c) for any other purposes not inconsistent with the provisions of this trust agreement, including without limitation, to make or evidence any amendment or modification to this agreement as contemplated hereby, provided that, in the opinion of the Trustee, the rights of the Trustee and Beneficiaries will not be prejudiced thereby.

                                   ARTICLE 13

                                  TERMINATION

     13.1 TERM. The Trust created by this trust agreement shall continue until the earliest to occur of the following events:

          (a) no outstanding Exchangeable Shares are held by a Beneficiary;

          (b) each of Bowater, Bowater Holdings and Bowater Canada elects in writing to terminate the Trust and such termination is approved by the Beneficiaries in accordance with Section 10.2 of the Share Provisions; and

          (c) 21 years after the death of the last survivor of the descendants of His Majesty King George VI of Canada and the United Kingdom of Great Britain and Northern Ireland living on the date of the creation of the Trust.

     13.2 SURVIVAL OF AGREEMENT. This trust agreement shall survive any termination of the Trust and shall continue until there are no Exchangeable Shares outstanding held by a Beneficiary; provided, however, that the provisions of Articles 8 and 9 shall survive any such termination of this trust agreement.

                                   ARTICLE 14

                                    GENERAL

     14.1 SEVERABILITY. If any provision of this trust agreement is held to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remainder of this trust agreement shall not in any way be affected or impaired thereby and the agreement shall be carried out as nearly as possible in accordance with its original terms and conditions.

     14.2 ENUREMENT. This trust agreement shall be binding upon and enure to the benefit of the parties hereto and their respective successors and permitted assigns and to the benefit of the Beneficiaries.

     14.3 NOTICES TO PARTIES. All notices and other communications between the parties hereunder shall be in writing and shall be deemed to have been given if delivered personally or by confirmed telecopy to the parties at the following addresses (or at such other address for such party as shall be specified in like notice):

        (a) if to Bowater Canada:

              Bowater Canada Inc.
              55 East Camperdown Way
              P.O. Box 1028
              Greenville, South Carolina 29602

              Attention: Secretary
              Fax: (864) 282-9573

        with a copy to:

              Fraser & Beatty
              1 First Canadian Place
              Suite 4100, P.O. Box 100
              100 King Street West
              Toronto, ON M5X 1B2

              Attention: Jamie Plant
              Fax: (416) 863-4592

        (b) if to Bowater Holdings:

              Bowater Canadian Holdings Incorporated
              55 East Camperdown Way
              P.O. Box 1028
              Greenville, South Carolina 29602

              Attention: Secretary
              Fax: (864) 282-9573

        with a copy to:

              Fraser & Beatty
              1 First Canadian Place
              Suite 4100, P.O. Box 100
              100 King Street West
              Toronto, ON M5X 1B2

              Attention: Jamie Plant
              Fax: (416) 863-4592

        (c) if to Bowater:

              Bowater Incorporated
              55 East Camperdown Way
              P.O. Box 1028
              Greenville, South Carolina 29602

              Attention: Secretary
              Fax: (864) 282-9573

        with a copy to:

              Fraser & Beatty
              1 First Canadian Place
              Suite 4100, P.O. Box 100
              100 King Street West
              Toronto, ON M5X 1B2

              Attention: Jamie Plant
              Fax: (416) 863-4592

        (d) if to the Trustee:

              Montreal Trust Company of Canada
              6th Floor
              1800 McGill College Avenue
              Montreal, Quebec
              H3A 3K9

     Any notice or other communication given personally shall be deemed to have been given and received upon delivery thereof and if given by telecopy shall be deemed to have been given and received on the date of receipt thereof unless such day is not a Business Day in which case it shall be deemed to have been given and received upon the immediately following Business Day.

     14.4 NOTICE OF BENEFICIARIES. Any and all notices to be given and any documents to be sent to any Beneficiaries may be given or sent to the address of such Beneficiary shown on the register of holders of Exchangeable Shares in any manner permitted by the by-laws of Bowater Canada from time to time in force in respect of notices to shareholders and shall be deemed to be received (if given or sent in such manner) at the time specified in such by-laws, the provisions of which by-laws shall apply mutatis mutandis to notices or documents as aforesaid sent to such Beneficiaries.

     14.5 COUNTERPARTS. This trust agreement may be executed in counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

     14.6 JURISDICTION. This trust agreement shall be construed and enforced in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein.

     14.7 ATTORNMENT. Each of the Trustee, Bowater and Bowater Holdings agrees that any action or proceeding arising out of or relating to this trust agreement may be instituted in the courts of Ontario, waives any objection which it may have now or hereafter to the venue of any such action or proceeding, irrevocably submits to the jurisdiction of the said courts in any such action or proceeding, agrees to be bound by any final judgment of the said courts and not to seek, and hereby waives, any review of the merits of any such judgment by the courts of any other jurisdiction and hereby appoints Bowater Canada at its registered office in the Province of Ontario as attorney for service of process.

     IN WITNESS WHEREOF, the parties hereto have caused this trust agreement to be duly executed as of the date first above written.

                                          BOWATER CANADA

                                          By:
                                            ------------------------------------
                                            Name:
                                            Title:

                                          BOWATER CANADIAN
                                          HOLDINGS INCORPORATED

                                          By:
                                            ------------------------------------
                                            Name:
                                            Title:

                                          BOWATER INCORPORATED

                                          By:
                                            ------------------------------------
                                            Name:
                                            Title:

                                          MONTREAL TRUST COMPANY OF
                                          CANADA

                                          By:
                                            ------------------------------------
                                            Name:
                                            Title:
                                                                            C.S.
                                            ------------------------------------
                                            Name:
                                            Title:

                                                                         ANNEX G

                               SUPPORT AGREEMENT

      MEMORANDUM OF AGREEMENT made as of the [  ] day of [       ], 1998.

B E T W E E N:

              BOWATER INCORPORATED,
              a corporation subsisting under the laws
              of the State of Delaware,

              (hereinafter referred to as "Bowater"),

                                                              OF THE FIRST PART,

                                           - and -

              BOWATER CANADIAN HOLDINGS INCORPORATED,
              a corporation subsisting under the laws
              of the Province of Nova Scotia,

              (hereinafter referred to as "Bowater Holdings"),

                                                             OF THE SECOND PART,

                                           - and -

              BOWATER CANADA INC.,
              a corporation subsisting under the laws
              of Canada,

              (hereinafter referred to as "Bowater Canada"),

                                                              OF THE THIRD PART.

     WHEREAS pursuant to an amended and restated arrangement agreement (the "Arrangement Agreement") dated as of March 9, 1998 between Bowater and Avenor Inc. ("Avenor"), Bowater Canada is to issue exchangeable shares (the "Exchangeable Shares") to certain holders of common shares of Avenor pursuant to the plan of arrangement (the "Arrangement") contemplated by the Arrangement Agreement;

     AND WHEREAS it is a condition precedent to the filing of the articles of Arrangement (the "Articles of Arrangement") to give effect to the Arrangement that a support agreement substantially in the form of this agreement will have been entered into between the parties hereto.

     NOW THEREFORE in consideration of the respective covenants and agreements provided in this agreement and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the parties hereto hereby covenant and agree as follows:

                                   ARTICLE 1

                         DEFINITIONS AND INTERPRETATION

     1.1 DEFINED TERMS. Each term denoted herein by initial capital letters and not otherwise defined herein shall have the meaning ascribed thereto in the rights, privileges, restrictions and conditions (collectively, the "Share Provisions") attaching to the Exchangeable Shares as set out in the Articles of Arrangement, unless the context requires otherwise.

     1.2 INTERPRETATION NOT AFFECTED BY HEADINGS. The division of this agreement into articles, sections and paragraphs and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this agreement.

     1.3 NUMBER, GENDER. Words importing the singular number only shall include the plural and vice versa. Words importing the use of any gender shall include all genders.

     1.4 DATE FOR ANY ACTION. If any date on which any action is required to be taken under this agreement is not a Business Day, such action shall be required to be taken on the next succeeding Business Day. For the purposes of this agreement, a "Business Day" means a day other than a Saturday, a Sunday or a statutory holiday in Toronto, Ontario, Montreal, Quebec or New York, New York.

                                   ARTICLE 2

           COVENANTS OF BOWATER, BOWATER HOLDINGS AND BOWATER CANADA

     2.1 FUNDING OF BOWATER CANADA. So long as any Exchangeable Shares not owned by Bowater or its affiliates are outstanding, Bowater will:

          (a) not declare or pay any dividend on Bowater Common Shares unless
     (i) Bowater Canada shall immediately thereafter declare or pay, as the case may be, an equivalent dividend (as provided for in the Share Provisions) on the Exchangeable Shares and (ii) Bowater Canada shall have sufficient money or other assets or authorized but unissued securities available to enable the due declaration and the due and punctual payment, in accordance with applicable law, of any such dividend on the Exchangeable Shares;

          (b) advise Bowater Canada sufficiently in advance of the declaration by Bowater of any dividend on Bowater Common Shares and take all such other actions as are reasonably necessary, in cooperation with Bowater Canada, to ensure that the respective declaration date, record date and payment date for a dividend on the Exchangeable Shares shall be the same as the declaration date, record date and payment date for the corresponding dividend on Bowater Common Shares;

          (c) ensure that the record date for any dividend declared on Bowater Common Shares is not less than 10 Business Days after the declaration date of such dividend; and

          (d) take all such actions and do all such things as are reasonably necessary or desirable to enable and permit Bowater Canada, in accordance with applicable law, to pay and otherwise perform its obligations with respect to the satisfaction of the Liquidation Amount, the Retraction Price or the Redemption Price in respect of each issued and outstanding Exchangeable Share upon the liquidation, dissolution or winding-up of Bowater Canada, a Retraction Request by a holder of Exchangeable Shares or a redemption of Exchangeable Shares by Bowater Canada, as the case may be, including without limitation all such actions and all such things as are necessary or desirable to enable and permit Bowater Canada to cause to be delivered Bowater Common Shares to the holders of Exchangeable Shares in accordance with the provisions of Article 5, 6 or 7, as the case may be, of the Share Provisions.

     2.2 DEPOSIT OF FUNDS. Bowater will cause Bowater Canada to deposit a sufficient amount of funds in an account of Bowater Canada as is necessary to enable Bowater Canada to pay dividends when due and to pay or otherwise satisfy its respective obligations under Article 5, 6 or 7 of the Share Provisions or
Article 5 of the Plan of Arrangement, as applicable.

     2.3 RESERVATION OF BOWATER COMMON SHARES. Bowater hereby represents, warrants and covenants in favour of Bowater Canada that it has reserved for issuance and will, at all times while any Exchangeable Shares (other than Exchangeable Shares held by Bowater or its affiliates) are outstanding, keep available, free from pre-emptive and other rights, out of its authorized and unissued capital stock such number of Bowater Common Shares (or other shares or securities into which Bowater Common Shares may be reclassified or changed as contemplated by section 2.7 hereof) (a) as is equal to the sum of (i) the number of Exchangeable Shares issued and outstanding from time to time and (ii) the number of Exchangeable Shares issuable upon the exercise of all rights to acquire Exchangeable Shares outstanding from time to time and (b) as are now and may hereafter be required to enable and permit Bowater to meet its obligations under the Voting and Exchange Trust Agreement and under any other security or commitment pursuant to which Bowater may now or hereafter be required to issue Bowater Common Shares and to enable and permit Bowater Holdings and Bowater Canada to meet their respective obligations hereunder and under the Share Provisions.

     2.4 NOTIFICATION OF CERTAIN EVENTS. In order to assist Bowater to comply with its obligations hereunder and to permit Bowater Holdings to exercise the Liquidation Call Right, the Retraction Call Right and the

Redemption Call Right, Bowater Canada will notify Bowater and Bowater Holdings of each of the following events at the time set forth below:

          (a) in the event of any determination by the Board of Directors of Bowater Canada to institute voluntary liquidation, dissolution or winding-up proceedings with respect to Bowater Canada or to effect any other distribution of the assets of Bowater Canada among its shareholders for the purpose of winding up its affairs, at least 60 days prior to the proposed effective date of such liquidation, dissolution, winding-up or other distribution;

          (b) promptly, upon the earlier of receipt by Bowater Canada of notice of and Bowater Canada otherwise becoming aware of any threatened or instituted claim, suit, petition or other proceedings with respect to the involuntary liquidation, dissolution or winding-up of Bowater Canada or to effect any other distribution of the assets of Bowater Canada among its shareholders for the purpose of winding up its affairs;

          (c) immediately, upon receipt by Bowater Canada of a Retraction
     Request;

          (d) except in the case of an acquisition of Control of Bowater, at least 75 days prior to any Redemption Date determined in accordance with the Share Provisions; and

          (e) as soon as practicable upon the issuance by Bowater Canada of any Exchangeable Shares or rights to acquire Exchangeable Shares (other than the issuance of Exchangeable Shares upon (i) the acquisition of outstanding Avenor common shares pursuant to the Arrangement Agreement and (ii) upon conversion of the 7.50% convertible debentures of Avenor issued February 8,
     1994).

     2.5 DELIVERY OF COMMON SHARES TO BOWATER CANADA. In furtherance of its obligations under sections 2.1(d) hereof, upon notice from Bowater Canada of any event that requires Bowater Canada to cause to be delivered Bowater Common Shares to any holder of Exchangeable Shares, Bowater shall forthwith issue and deliver to Bowater Canada the requisite number of Bowater Common Shares to be received by, and issued to or to the order of, the former holder of the surrendered Exchangeable Shares, as Bowater Canada shall direct. All such Bowater Common Shares shall be duly authorized and validly issued as fully paid and non-assessable and shall be free and clear of any lien, claim or encumbrance. In consideration of the issuance and delivery of each such Bowater Common Share, Bowater Canada shall issue to Bowater, or as Bowater shall direct, common shares of Bowater Canada having equivalent value.

     2.6 QUALIFICATION OF BOWATER COMMON SHARES. If any Bowater Common Shares (or other shares or securities into which Bowater Common Shares may be reclassified or changed as contemplated by section 2.7 hereof) to be issued and delivered hereunder require registration or qualification with or approval of or the filing of any document, including any prospectus or similar document or the taking of any proceeding with or the obtaining of any order, ruling or consent from any governmental or regulatory authority under any Canadian or United States federal, provincial or state law or regulation or pursuant to the rules and regulations of any regulatory authority or the fulfilment of any other United States or Canadian legal requirement before such shares (or such other shares or securities) may be issued by Bowater and delivered by Bowater, Bowater Canada or Bowater Holdings, at the direction of Bowater Canada if applicable, to the holder of Exchangeable Shares or in order that such shares (or such other shares or securities) may be freely traded thereafter (other than any restrictions of general application on transfer by reason of a holder being a "control person" for purposes of Canadian provincial securities law or an "affiliate" of Bowater for purposes of United States federal or state securities law), Bowater will in good faith expeditiously take all such actions and do all such things as are necessary or desirable to cause such Bowater Common Shares (or such other shares or securities) to be and remain duly registered, qualified or approved under United States and/or Canadian law, as the case may be. Bowater will in good faith expeditiously take all such actions and do all such things as are reasonably necessary or desirable to cause all Bowater Common Shares (or such other shares or securities) to be delivered hereunder to be listed, quoted or posted for trading on all stock exchanges and quotation systems on which outstanding Bowater Common Shares (or such other shares or securities) have been listed by Bowater and remain listed and are quoted or posted for trading at such time.

     2.7 ECONOMIC EQUIVALENCE. (a) Bowater will not without prior approval of Bowater Canada and the prior approval of the holders of the Exchangeable Shares given in accordance with Section 10.2 of the Share Provisions:

          (i) issue or distribute Bowater Common Shares (or securities exchangeable for or convertible into or carrying rights to acquire Bowater Common Shares) to the holders of all or substantially all of the then outstanding Bowater Common Shares by way of stock dividend or other distribution, other than an issue of Bowater Common Shares (or securities exchangeable for or convertible into or carrying rights to acquire Bowater Common Shares) to holders of Bowater Common Shares who exercise an option to receive dividends in Bowater Common Shares (or securities exchangeable for or convertible into or carrying rights to acquire Bowater Common Shares) in lieu of receiving cash dividends; or

          (ii) issue or distribute rights, options or warrants to the holders of all or substantially all of the then outstanding Bowater Common Shares entitling them to subscribe for or to purchase Bowater Common Shares (or securities exchangeable for or convertible into or carrying rights to acquire Bowater Common Shares); or

          (iii) issue or distribute to the holders of all or substantially all of the then outstanding Bowater Common Shares (A) shares or securities of Bowater of any class other than Bowater Common Shares (other than shares convertible into or exchangeable for or carrying rights to acquire Bowater Common Shares), (B) rights, options or warrants other than those referred to in section 2.7(a)(ii) above, (C) evidences of indebtedness of Bowater or
     (D) assets of Bowater,

unless the economic equivalent on a per share basis of such rights, options, securities, shares, evidences of indebtedness or other assets is issued or distributed simultaneously to holders of the Exchangeable Shares; provided that, for greater certainty, the above restrictions shall not apply to any securities issued or distributed by Bowater in order to give effect to and to consummate the transactions contemplated by, and in accordance with, the Arrangement Agreement.

     (b) Bowater will not without the prior approval of Bowater Canada and the prior approval of the holders of the Exchangeable Shares given in accordance with Section 10.2 of the Share Provisions:

          (i) subdivide, redivide or change the then outstanding Bowater Common Shares into a greater number of Bowater Common Shares; or

          (ii) reduce, combine, consolidate or change the then outstanding Bowater Common Shares into a lesser number of Bowater Common Shares; or

          (iii) reclassify or otherwise change Bowater Common Shares or effect an amalgamation, merger, reorganization or other transaction affecting Bowater Common Shares,

unless the same or an economically equivalent change shall simultaneously be made to, or in the rights of the holders of, the Exchangeable Shares.

     (c) Bowater will ensure that the record date for any event referred to in section 2.7(a) or 2.7(b) above, or (if no record date is applicable for such event) the effective date for any such event, is not less than 10 days after the date on which such event is declared or announced by Bowater (with contemporaneous notification thereof by Bowater to Bowater Canada and Bowater Holdings).

     (d) The Board of Directors of Bowater Canada shall determine, in good faith and in its sole discretion (with the assistance of such reputable and qualified independent financial advisors and/or other experts as the Board of Directors of Bowater Canada may require), economic equivalence for the purposes of any event referred to in section 2.7(a) or 2.7(b) above and each such determination shall be conclusive and binding on Bowater. In making each such determination, the following factors shall, without excluding other factors determined by the Board of Directors of Bowater Canada to be relevant, be considered by the Board of Directors of Bowater Canada:

          (i) in the case of any stock dividend or other distribution payable in Bowater Common Shares, the number of such shares issued in proportion to the number of Bowater Common Shares previously outstanding;

          (ii) in the case of the issuance or distribution of any rights, options or warrants to subscribe for or purchase Bowater Common Shares (or securities exchangeable for or convertible into or carrying rights to acquire Bowater Common Shares), the relationship between the exercise price of each such right, option or warrant and the current market value (as determined by the Board of Directors of Bowater Canada in the manner above contemplated) of a Bowater Common Share;

          (iii) in the case of the issuance or distribution of any other form of property (including without limitation any shares or securities of Bowater of any class other than Bowater Common Shares, any rights, options or warrants other than those referred to in section 2.7(d)(ii) above, any evidences of indebtedness of Bowater or any assets of Bowater), the relationship between the fair market value (as determined by the Board of Directors of Bowater Canada in the manner above contemplated) of such property to be issued or distributed with respect to each outstanding Bowater Common Share and the current market value (as determined by the Board of Directors of Bowater Canada in the manner above contemplated) of a Bowater Common Share;

          (iv) in the case of any subdivision, redivision or change of the then outstanding Bowater Common Shares into a greater number of Bowater Common Shares or the reduction, combination, consolidation or change of the then outstanding Bowater Common Shares into a lesser number of Bowater Common Shares or any amalgamation, merger, reorganization or other transaction affecting Bowater Common Shares, the effect thereof upon the then outstanding Bowater Common Shares; and

          (v) in all such cases, the general taxation consequences of the relevant event to holders of Exchangeable Shares to the extent that such consequences may differ from the taxation consequences to holders of Bowater Common Shares as a result of differences between taxation laws of Canada and the United States (except for any differing consequences arising as a result of differing marginal taxation rates and without regard to the individual circumstances of holders of Exchangeable Shares).

     For purposes of the foregoing determinations, the current market value of any security listed and traded or quoted on a securities exchange shall be the weighted average of the daily trading prices of such security during a period of not less than 20 consecutive trading days ending not more than five trading days before the date of determination on the principal securities exchange on which such securities are listed and traded or quoted; provided, however, that if in the opinion of the Board of Directors of Bowater Canada the public distribution or trading activity of such securities during such period does not create a market which reflects the fair market value of such securities, then the current market value thereof shall be determined by the Board of Directors of Bowater Canada, in good faith and in its sole discretion (with the assistance of such reputable and qualified independent financial advisors and/or other experts as the Board of Directors of Bowater Canada may require), and provided further that any such determination by the Board of Directors of Bowater Canada shall be conclusive and binding on Bowater.

     (e) Bowater Canada agrees that, to the extent required, upon due notice from Bowater, it will use its best efforts to take or cause to be taken such steps as may be necessary for the purposes of ensuring that appropriate dividends are paid or other distributions are made by Bowater Canada, or subdivisions, redivisions or changes are made to the Exchangeable Shares, in order to implement the required economic equivalent with respect to the Bowater Common Shares and Exchangeable Shares as provided for in this section 2.7.

     2.8 TENDER OFFERS. In the event that a tender offer, share exchange offer, issuer bid, take-over bid or similar transaction with respect to Bowater Common Shares (an "Offer") is proposed by Bowater or is proposed to Bowater or its shareholders and is recommended by the Board of Directors of Bowater, or is otherwise effected or to be effected with the consent or approval of the Board of Directors of Bowater, Bowater will use its reasonable efforts expeditiously and in good faith to take all such actions and do all such things as are necessary or desirable to enable and permit holders of Exchangeable Shares to participate in such Offer to the same extent and on an economically equivalent basis as the holders of Bowater Common Shares, without discrimination. Without limiting the generality of the foregoing, Bowater will use its reasonable efforts expeditiously and in good faith to ensure that holders of Exchangeable Shares may participate in all such Offers without being required to retract Exchangeable Shares as against Bowater Canada (or, if so required, to ensure that any such retraction shall be effective only upon, and shall be conditional upon, the closing of the Offer and only to the extent necessary to tender or deposit to the Offer). Nothing herein shall affect the rights of Bowater Canada to redeem or Bowater Holdings to purchase Exchangeable Shares, as applicable, in the event of an acquisition of Control of Bowater.

     2.9 OWNERSHIP OF OUTSTANDING SHARES. Without the prior approval of Bowater Canada and the prior approval of the holders of the Exchangeable Shares given in accordance with Section 10.2 of the Share Provisions, Bowater covenants and agrees in favour of Bowater Canada that, as long as any outstanding Exchangeable Shares are owned by any person or entity other than Bowater or any of its Affiliates, Bowater will be and remain the direct or indirect beneficial owner of all issued and outstanding voting shares in the capital of Bowater Canada and Bowater Holdings.

     2.10 BOWATER AND AFFILIATES NOT TO VOTE EXCHANGEABLE SHARES. Each of Bowater and Bowater Holdings covenants and agrees that it will appoint and cause to be appointed proxyholders with respect to all Exchangeable Shares held by it and its Affiliates for the sole purpose of attending each meeting of holders of Exchangeable Shares in order to be counted as part of the quorum for each such meeting. Each of Bowater and Bowater Holdings further covenants and agrees that it will not, and will cause its Affiliates not to, exercise any voting rights which may be exercisable by holders of Exchangeable Shares from time to time pursuant to the Share Provisions or pursuant to the provisions of the Canada Business Corporations Act (or any successor or other corporate statute by which Bowater Canada may in the future be governed) with respect to any Exchangeable Shares held by it or by its Affiliates in respect of any matter considered at any meeting of holders of Exchangeable Shares.

     2.11 RULE 10B-18 PURCHASES. For certainty, nothing contained in this Agreement, including without limitation the obligations of Bowater contained in
Section 2.8 hereof, shall limit the ability of Bowater, Bowater Holdings or Bowater Canada to make a "Rule 10b-18 Purchase" of Bowater Common Shares pursuant to Rule 10b-18 of the U.S. Securities Exchange Act of 1934, as amended, or any successor provisions thereof.

                                   ARTICLE 3

                                    GENERAL

     3.1 TERM. This agreement shall come into force and be effective as of the date hereof and shall terminate and be of no further force and effect at such time as no Exchangeable Shares (or securities or rights convertible into or exchangeable for or carrying rights to acquire Exchangeable Shares) are held by any person or entity other than Bowater and any of its Affiliates.

     3.2 CHANGES IN CAPITAL OF BOWATER AND BOWATER CANADA. At all times after the occurrence of any event contemplated pursuant to sections 2.7 and 2.8 hereof or otherwise, as a result of which either Bowater Common Shares or the Exchangeable Shares or both are in any way changed, this agreement shall forthwith be amended and modified as necessary in order that it shall apply with full force and effect, mutatis mutandis, to all new securities into which Bowater Common Shares or the Exchangeable Shares or both are so changed and the parties hereto shall execute and deliver an agreement in writing giving effect to and evidencing such necessary amendments and modifications.

     3.3 SEVERABILITY. If any provision of this agreement is held to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remainder of this agreement shall not in any way be affected or impaired thereby and this agreement shall be carried out as nearly as possible in accordance with its original terms and conditions.

     3.4 AMENDMENTS, MODIFICATIONS. This agreement may not be amended or modified except by an agreement in writing executed by Bowater Canada, Bowater Holdings and Bowater and approved by the holders of the Exchangeable Shares in accordance with Section 10.2 of the Share Provisions.

     3.5 MINISTERIAL AMENDMENTS. Notwithstanding the provisions of section 3.4, the parties to this agreement may in writing, at any time and from time to time, without the approval of the holders of the Exchangeable Shares, amend or modify this agreement for the purposes of:

          (a) adding to the covenants of any or all parties provided that the board of directors of each of Bowater Canada, Bowater Holdings and Bowater shall be of the good faith opinion that such additions will not be prejudicial to the rights or interests of the holders of the Exchangeable Shares;

          (b) making such amendments or modifications not inconsistent with this agreement as may be necessary or desirable with respect to matters or questions which, in the good faith opinion of the board of directors of each of Bowater Canada, Bowater Holdings and Bowater, it may be expedient to make, provided that each such board of directors shall be of the good faith opinion that such amendments or modifications will not be prejudicial to the rights or interests of the holders of the Exchangeable Shares; or

          (c) making such changes or corrections which, on the advice of counsel to Bowater Canada, Bowater Holdings and Bowater, are required for the purpose of curing or correcting any ambiguity or defect or inconsistent provision or clerical omission or mistake or manifest error, provided that the boards of directors of each of Bowater Canada, Bowater Holdings and Bowater shall be of the good faith opinion that such changes or corrections will not be prejudicial to the rights or interests of the holders of the Exchangeable Shares.

     3.6 MEETING TO CONSIDER AMENDMENTS. Bowater Canada, at the request of Bowater or Bowater Holdings, shall call a meeting or meetings of the holders of the Exchangeable Shares for the purpose of considering any proposed amendment or modification requiring approval pursuant to section 3.4 hereof. Any such meeting or meetings shall be called and held in accordance with the by-laws of Bowater Canada, the Share Provisions and all applicable laws.

     3.7 AMENDMENTS ONLY IN WRITING. No amendment to or modification or waiver of any of the provisions of this agreement otherwise permitted hereunder shall be effective unless made in writing and signed by all of the parties hereto.

     3.8 ENUREMENT. This agreement shall be binding upon and enure to the benefit of the parties hereto and their respective successors and assigns.

     3.9 NOTICES TO PARTIES. All notices and other communications between the parties to this agreement shall be in writing and shall be deemed to have been given if delivered personally or by confirmed telecopy to the parties at the following addresses (or at such other address for any such party as shall be specified in like notice):

        (a) if to Bowater Canada:

              Bowater Canada Inc.
              55 East Camperdown Way
              P.O. Box 1028
              Greenville, South Carolina 29602

              Attention: Secretary
              Fax: (864) 282-9573

        with a copy to:

              Fraser & Beatty
              1 First Canadian Place
              Suite 4100, P.O. Box 100
              Toronto, Ontario
              M5X 1B2

              Attention: Jamie Plant
              Fax: (416) 863-4592

        (b) if to Bowater Holdings:

              Bowater Canadian Holdings Incorporated
              55 East Camperdown Way
              P.O. Box 1028
              Greenville, South Carolina 29602

              Attention: Secretary
              Fax: (864) 282-9573

        with a copy to:

              Fraser & Beatty
              1 First Canadian Place
              Suite 4100, P.O. Box 100
              Toronto, Ontario
              M5X 1B2

              Attention: Jamie Plant
              Fax: (416) 863-4592

        (c) if to Bowater:

              Bowater Incorporated
              55 East Camperdown Way
              P.O. Box 1028
              Greenville, South Carolina 29602

              Attention: Secretary
              Fax: (864) 282-9573

        with a copy to:

              Fraser & Beatty
              1 First Canadian Place
              Suite 4100, P.O. Box 100
              Toronto, Ontario
              M5X 1B2

              Attention: Jamie Plant
              Fax: (416) 863-4592

     Any notice or other communication given personally shall be deemed to have been given and received upon delivery thereof and if given by telecopy shall be deemed to have been given and received on the date of confirmed receipt thereof unless such day is not a Business Day in which case it shall be deemed to have been given and received upon the immediately following Business Day.

     3.10 COUNTERPARTS. This agreement may be executed in counterparts, each of which shall be deemed an original, and all of which taken together shall constitute one and the same instrument.

     3.11 JURISDICTION. This agreement shall be construed and enforced in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein.

     3.12 ATTORNMENT. Each of Bowater and Bowater Holdings agrees that any action or proceeding arising out of or relating to this agreement may be instituted in the courts of Ontario, waives any objection which it may have now or hereafter to the venue of any such action or proceeding, irrevocably submits to the jurisdiction of the said courts in any such action or proceeding, agrees to be bound by any judgment of the said courts and not to seek, and hereby waives, any review of the merits of any such judgment by the courts of any other jurisdiction and hereby appoints Bowater Canada at its registered office in the Province of Ontario as attorney for service of process.

     IN WITNESS WHEREOF, the parties hereto have caused this agreement to be duly executed as of the date first above written.

                                          BOWATER INCORPORATED

                                          By:
                                          --------------------------------------
                                          Name:
                                          Title:

                                          BOWATER CANADIAN HOLDINGS
                                          INCORPORATED

                                          By:
                                          --------------------------------------
                                          Name:
                                          Title:

                                          BOWATER CANADA INC.

                                          By:
                                          --------------------------------------
                                          Name:
                                          Title:

                                                                         ANNEX H

                      [LETTERHEAD OF GOLDMAN, SACHS & CO.]

PERSONAL AND CONFIDENTIAL

March 9, 1998

Board of Directors
Bowater Incorporated
55 East Camperdown Way
Greenville, SC 29602-1028

Gentlemen:

     You have requested our opinion as to the fairness from a financial point of view to Bowater Incorporated (the "Company") of the Aggregate Consideration (as defined below) proposed to be paid by the Company for all of the outstanding Common Shares (the "Common Shares") of Avenor Inc. ("Avenor"), pursuant to the Arrangement Agreement including the schedules thereto, dated as of March 9, 1998, between Avenor and the Company (the "Agreement"). Pursuant to the Agreement, the Company proposes to pay C$35.00 per share in cash and stock (the "Stock Consideration") for all the outstanding Common Shares (together, the "Aggregate Consideration"). The Aggregate Consideration is to be paid 40% in Stock Consideration and 60% in cash (or, at the election of the holders of Common Shares, up to 50% in Stock Consideration with the remainder being paid in cash). The Stock Consideration is payable, in accordance with the Exchange Ratio (as defined and set forth in the Agreement), at the election of the holders of Common Shares, either in (i) Common Stock, par value $1.00 per share (the "Company Common Stock"), of the Company or (ii) shares to be issued by Avenor or, at the election of the Company, a wholly owned subsidiary of the Company, which are referred to in the Agreement as Avenor Exchangeable Shares, and, in either such case, are exchangeable for shares of Company Common Stock.

     Goldman, Sachs & Co., as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. We are familiar with the Company having acted as its financial advisor in connection with, and having participated in certain of the negotiations leading to, the Agreement. We are also familiar with Avenor having, from time to time, provided certain investment banking services to Avenor.

     In connection with this opinion, we have reviewed, among other things, the Agreement; Annual Reports to Stockholders and Annual Reports on Form 10-K of the Company for the five years ended December 31, 1996; Annual Reports to Stockholders and Annual Reports on Form 40-F of Avenor for the five years ended December 31, 1996; audited financial statements for the year ended December 31, 1997 for Avenor and the Company; certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company; certain interim reports to stockholders of Avenor; certain other communications from the Company and Avenor to their respective stockholders; certain internal financial analyses and forecasts for Avenor prepared by the management of Avenor; and certain internal financial analyses and forecasts for the Company and Avenor prepared by the management of the Company. We also have held discussions with members of the senior management of the Company and Avenor regarding the strategic rationale for, and the potential benefits of, the transaction contemplated by the Agreement and the past and current business operations, financial condition and future prospects of their respective companies. In addition, we have reviewed the reported price and trading activity for the Company Common Stock and the Common Shares, compared certain financial and stock market information for the Company and Avenor with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the paper and forest products industry specifically and in other industries generally and performed such other studies and analyses as we considered appropriate.

     We have relied upon the accuracy and completeness of all of the financial and other information reviewed by us and have assumed such accuracy and completeness for purposes of rendering this opinion. In that regard, we have assumed, with your consent, that the financial forecasts for the Company and Avenor, including without limitation the projected cost savings and operating synergies expected to result from the transaction contemplated by the Agreement, have been reasonably prepared on a basis reflecting the best currently available judgments of the Company and that such forecasts will be realized in the amounts and the times contemplated thereby. In addition, we have not made an independent evaluation or appraisal of the assets and liabilities of the Company or Avenor or any of their respective subsidiaries and we have not been furnished with any such evaluation or appraisal. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated by the Agreement and such opinion does not constitute a recommendation as to how any holder of Company Common Stock should vote with respect to such transaction.

     Based upon and subject to the foregoing and based upon such other matters as we consider relevant, it is our opinion that as of the date hereof the Aggregate Consideration to be paid by the Company pursuant to the Agreement is fair from a financial point of view to the Company.

Very truly yours,

/s/ GOLDMAN, SACHS & CO.

GOLDMAN, SACHS & CO.

                                                                         ANNEX I

                       [LETTERHEAD OF TD SECURITIES INC.]

March 9, 1998

The Board of Directors
of Bowater Incorporated
55 East Camperdown Way
Greenville, SC 29601
U. S. A.

To the Board of Directors:

     Bowater Incorporated ("Bowater") has entered into an agreement dated as of March 9, 1998 (the "Agreement") with Avenor Inc. ("Avenor") pursuant to which, Avenor will apply to the Ontario Court of Justice for an order approving an arrangement (the "Arrangement") under section 192 of the Canada Business Corporations Act (Canada), pursuant to which Bowater will acquire the outstanding common shares of Avenor ("Avenor Common Shares") for C$35.00 per Avenor Common Share payable, at the election of the holder and subject to proration, in cash, exchangeable shares of Bowater Canada Inc. ("Exchangeable Shares"), shares of common stock of Bowater ("Bowater Common Stock"), or a combination of the foregoing.

     In the proposed Arrangement, holders of Avenor Common shares may elect to receive for each such share:

          i. C$35.00 in cash without interest;

          ii. a number of shares of Bowater Common Stock determined by reference to the Exchange Ratio; or

          iii. a number of Exchangeable Shares determined by reference to the Exchange Ratio.

     The Exchange Ratio will equal $C$35.00 divided by the product of the weighted average trading price (in U.S.$) of shares of Bowater Common stock on the New York Stock Exchange for the 20 trading days ending on the third business day prior to the effective date of the Arrangement (but not more than U.S.$55.6187 or less than U.S.$45.5062) multiplied by the value in Canadian dollars of one U.S. dollar on the last of such trading days. The maximum number of Avenor Common Shares that may be exchanged for cash, on the one hand and shares of Bowater Common stock or Exchangeable Shares, on the other hand, may not exceed 60% and 50% respectively, of the total number of outstanding Avenor Common Shares.

     The Exchangeable Shares will be issued by Avenor (which will become a subsidiary of Bowater) and will be exchangeable, at any time at the option of the holder, on a one-for-one basis for shares of Bowater Common Stock. Pursuant to a Voting and Exchange Trust Agreement, holders of Exchangeable Shares will have the same voting rights, and be entitled to receive the same dividends as they would have after the exchange of their Exchangeable Shares.

     The Board of Directors of Bowater (the "Board") has requested that TD Securities Inc. ("TD Securities") provide the Board with an opinion (the "Fairness Opinion") as to the fairness, from a financial point of view, of the cash consideration and stock consideration (collectively, the "Aggregate Consideration") to be paid by Bowater pursuant to the Arrangement.

     We have not been asked to prepare, and have not prepared, a valuation of Bowater or Avenor or any of their material assets, and the Fairness Opinion should not be construed as such.

TD SECURITIES' ENGAGEMENT

     On January 22, 1998, Bowater and TD Securities entered into a letter agreement (the "Engagement Letter") whereby TD Securities was engaged to provide financial advisory services and to act as non-exclusive agent to Bowater in connection with the proposed acquisition of Avenor. The Fairness Opinion is being provided by TD Securities to Bowater under the Engagement Letter.

     The Engagement Letter provides for TD Securities to receive from Bowater for the various financial advisory services to be provided monthly work fees, and a success fee upon closing of the Arrangement based upon the value of the Avenor Shares and the assumption of Avenor's debt obligations, as well as reimbursement of all out-of-pocket expenses.

TD SECURITIES' CREDENTIALS

     TD Securities, a wholly-owned subsidiary of The Toronto-Dominion Bank, is a Canadian investment banking firm with operations in a broad range of investment banking activities, including corporate and government finance, mergers and acquisition, sales and trading of fixed income instruments and equities, and investment management. In the course of its normal trading activities, TD Securities may, from time to time, effect transactions and hold positions in the securities or options on securities of Bowater and/or Avenor for its own account and for the accounts of its customers. The opinion expressed herein is the opinion of TD Securities and its form and content have been approved by a committee of directors of TD Securities experienced in mergers and acquisitions, and valuation matters.

SCOPE OF REVIEW

     TD Securities was given open access to information and personnel of Bowater and no limitation was put on TD Securities' scope of review with respect to Bowater. TD Securities was given limited access to certain non-public information and personnel of Avenor during a due diligence period from March 7, 1998 to March 8, 1998. In preparing this Fairness Opinion, TD Securities has relied upon, among other things, (i) the terms of the Agreement; (ii) the audited financial statements of Bowater for the four years ended December 31, 1997; (iii) the Annual Reports and Form 10-K of Bowater for the three years ended December 31, 1996 and other public disclosure materials of Bowater; (iv) other financial information obtained from management of Bowater, including internal management forecasts, projections, strategic plans and budgets; (v) discussions with senior management of Bowater with respect to the information referred to above, among other things; (vi) representations obtained from senior management of Bowater as to matters of fact relevant to our engagement; (vii) discussions with the auditors and legal counsel of Bowater; (viii) the audited financial statements of Avenor for the five years ended December 31, 1997; (ix) the Annual Reports, Annual Information Form and Form 40-F for Avenor for the four years ended December 31, 1996; (x) other financial information obtained from management of Avenor including historical internal financial statements and Avenor's 1998 budget prepared by management; (xi) the trust indenture for 7.50% Convertible Unsecured Subordinated Debentures due February 8, 2004 dated February 8, 1994 between the predecessor company to Avenor, Canadian Pacific Forest Products Limited, and Montreal Trust Company as trustee; (xii) discussions with senior management of Avenor during due diligence sessions;
(xiii) discussions with RBC Dominion Securities Inc., Avenor's financial advisor and Davies, Ward & Beck, Avenor's legal counsel; (xiv) certain generally available financial performance data and relevant stock market and other trading information relating to the Bowater Common Stock, the Avenor Common Shares, and the convertible debentures of Avenor and securities of certain other publicly traded companies that we consider to be relevant; (xv) generally available statistics on certain transactions that we consider to be relevant; (xvi) generally available information regarding the forest products industry; (xvii) tax matters related to, or arising from, the Plan of Arrangement; and (xviii) such other information, investigations and analyses as we considered necessary or appropriate in the circumstances.

ASSUMPTIONS AND LIMITATIONS

     We have relied upon, without independent verification, all financial and other information that was obtained by us from public sources and that was provided to us by Bowater, Avenor, their respective advisors, or otherwise. We have assumed that this information was complete and accurate and did not omit to state any material fact or any fact necessary to be stated to make that information not misleading. Senior management of Bowater has represented to us in a certificate delivered today that, among other things, the information provided to us relating to Bowater and its subsidiaries was complete and correct in all material respects and does not contain any untrue statement of a material fact or omit to state any material fact necessary to make any such information not misleading. Our opinion is conditional upon such completeness and accuracy. With respect to the budgets, financial forecasts and projections provided to us and used in our analysis, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of management of Bowater and Avenor as to the matters covered thereby and in rendering our opinion we express no view as to the reasonableness of such budgets, forecasts or projections or the assumptions on which they are based. Senior management of Bowater also has represented that the budgets, forecasts and projections provided to us were prepared using the identified assumptions which are reasonable in the circumstances.

     Our opinion is based on the securities markets, economics and general business and financial conditions prevailing today and the conditions and prospects, financial and otherwise, of Bowater, Avenor and their respective affiliates as they were reflected in the information reviewed by us. Any changes therein may affect our opinion and, although we reserve the right to change or withdraw our opinion in such event, we disclaim any obligation to advise any person of any such change that may come to our attention or update our opinion after today.

     We have assumed that all conditions precedent to the completion of the Arrangement can be satisfied in due course, and that all consents, permissions, exemption or orders of relevant regulatory authorities will be obtained, without adverse condition or qualification. Our conclusions as to the fairness of the Aggregate Consideration to be paid by Bowater pursuant to the Arrangement was based on our review of the Arrangement taken as a whole, rather than on any particular element of the Arrangement, and this Fairness Opinion should be read in its entirety.

     For the purposes of assessing the fairness from a financial point of view of the Aggregate Consideration to be paid by Bowater pursuant to the Arrangement to Bowater, we considered, among other things, (i) multiples of earnings before interest, depreciation, and taxes ("EBITDA"), as compared to information on publicly-traded forest products companies; (ii) multiples of EBITDA and annual unit newsprint capacity, as compared to information on publicly disclosed acquisitions in the forest products sector; (iii) discounted cash flow analyses under a variety of pricing and synergy scenarios, discount rates and terminal value multiples; and (iv) summary merger analyses indicating, among other things, the projected earnings accretion in 1998 and 1999, with and without synergies, to holders of Bowater Common Stock as a result of the transaction.

CONCLUSIONS

     Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Aggregate Consideration to be paid by Bowater pursuant to the Arrangement is fair, from a financial point of view, to Bowater.

Yours very truly,

TD SECURITIES INC.

                                                                         ANNEX J

                                (RBC LETTERHEAD)
June 18, 1998

The Board of Directors
Avenor Inc.
1250 Rene-Levesque Blvd. West
Montreal, Quebec
H3B 4Y3

To the Board:

     RBC Dominion Securities Inc. ("RBC DS") understands that Bowater Incorporated ("Bowater") has entered into an agreement to acquire all of the outstanding common shares (the "Common Shares") of Avenor Inc. ("Avenor" or the "Company") pursuant to a plan of arrangement (the "Arrangement"), as provided in the amended and restated arrangement agreement between Bowater and Avenor, dated as of March 9, 1998 (the "Arrangement Agreement"). The terms of the Arrangement are more fully described in the Joint Management Information Circular and Proxy Statement (the "Joint Proxy Statement") dated June 18, 1998 to be mailed to holders of the Common Shares in connection with the Arrangement.

     The board of directors (the "Board") of the Company has retained RBC DS to act as its financial advisor in connection with evaluating Avenor's stand-alone and strategic transaction alternatives and to provide advice and assistance to the Board in evaluating the Arrangement, including the preparation and delivery to the Board of its opinion as to the fairness of the Arrangement from a financial point of view to the holders of the Common Shares (the "Fairness Opinion"). RBC DS has not prepared a valuation of the Company or any of its securities or assets and the Fairness Opinion should not be construed as such.

ENGAGEMENT

     The Board initially contacted RBC DS regarding a potential advisory assignment on November 28, 1997, and RBC DS was formally engaged by the Board pursuant to an agreement between the Company and RBC DS (the "Engagement Agreement") dated February 13, 1998. The terms of the Engagement Agreement provide that RBC DS is to be paid a fee of approximately C$13 million for its services as financial advisor if the Arrangement is completed. In addition, RBC DS is to be reimbursed for its reasonable out-of-pocket expenses and to be indemnified by the Company in certain circumstances. RBC DS consents to the inclusion of the Fairness Opinion in its entirety and a summary thereof in the Joint Proxy Statement and to the filing thereof, as necessary, by the Company with the securities commissions or similar regulatory authorities in Canada and the United States.

RELATIONSHIP WITH INTERESTED PARTIES

     Neither RBC DS nor any of its affiliates is an insider, associate or affiliate (as those terms are defined in the Securities Act (Ontario)) of Avenor or Bowater or any of their respective associates or affiliates. RBC DS has not provided any financial advisory services or participated in financings involving Avenor or Bowater or any of their respective associates or affiliates within the past two years, except acting as Avenor's financial advisor in the sale of its interest in Pacific Forest Products Limited in 1997 and as acting as one of Avenor's financial advisors in Avenor's intended purchase of Repap Enterprises Inc. in 1997. RBC DS has in the past been engaged to provide financial advisory services to certain companies affiliated, associated or related to Avenor. None of the fees received by RBC DS in respect of such engagements has been material to RBC DS. There are no understandings, agreements or commitments between RBC DS and Avenor or Bowater or any of their respective associates or affiliates with respect to any future business dealings. RBC DS may in the future,

                                                                (RBC LETTERHEAD)
in the ordinary course of its business, perform financial advisory or investment banking services for Avenor or Bowater or any of their respective associates or affiliates.

     RBC DS acts as a trader and dealer, both as principal and agent, in major financial markets and, as such, may have had and may in the future have positions in the securities of Avenor or Bowater or any of their respective associates or affiliates and, from time to time, may have executed or may execute transactions on behalf of such companies or clients for which it received or may receive compensation. As an investment dealer, RBC DS conducts research on securities and may, in the ordinary course of its business, provide research reports and investment advice to its clients on investment matters, including with respect to Avenor or Bowater or the Arrangement.

CREDENTIALS OF RBC DOMINION SECURITIES

     RBC DS is one of Canada's largest investment banking firms, with operations in all facets of corporate and government finance, mergers and acquisitions, equity and fixed income sales and trading and investment research. The Fairness Opinion expressed herein represents the opinion of RBC DS and the form and content herein have been approved for release by a committee of its directors, each of whom is experienced in merger, acquisition, divestiture and fairness opinion matters.

SCOPE OF REVIEW

     In connection with our Fairness Opinion, we have reviewed and relied upon or carried out, among other things, the following:

           1. the Arrangement Agreement;

           2. the Joint Proxy Statement;

           3. the unaudited interim report of the Company for the quarterly period ended March 31, 1998;

           4. audited financial statements of the Company for each of the three years ended December 31, 1995, 1996 and 1997;

           5. annual reports of the Company for each of the two years ended December 31, 1995 and 1996;

           6. first three quarterly reports of the Company for 1996 and 1997;

           7. the Notice of Annual Meeting of Shareholders and Management Proxy Circular of the Company for each of the two years ended December 31, 1995 and 1996;

           8. annual information forms of the Company for each of the two years ended December 31, 1996 and 1997;

           9. internal management budget of the Company for the year ending December 31, 1998;

          10. other internal documents of the Company including historical financial information by mill, terms of long-term debt and credit facilities, and material supply agreements;

          11. projected financial statements for the Company for the years ending December 31, 1998 through December 31, 2000;

          12. discussions with senior management of the Company;

          13. discussions with the Company's outside legal counsel;

          14. site visits to certain of the Company's facilities;

          15. the unaudited interim report of Bowater for the quarterly period ended March 31, 1998;

          16. audited financial statements of Bowater for each of the two years ended December 31, 1996 and 1997;

          17. annual reports of Bowater for each of the two years ended December 31, 1996 and 1997;

          18. first three quarterly reports of Bowater for 1996 and 1997;

                         (RBC DOMINION SECURITIES LOGO)

          19. the Notice of Annual Meeting of Shareholders and Proxy Statement of Bowater for each of the two years ended December 31, 1996 and 1997;

          20. the Form 10-K of Bowater for each of the two years ended December 31, 1996 and 1997;

          21. due diligence with senior management of Bowater;

          22. public information relating to the business, operations, financial performance and stock trading history of the Company, Bowater and other selected public companies considered by us to be relevant;

          23. public information with respect to other transactions of a comparable nature considered by us to be relevant;

          24. representations contained in a certificate dated the date hereof from senior officers of the Company as to the completeness and accuracy of the information upon which the Fairness Opinion is based; and

          25. such other corporate, industry and financial market information, investigations and analyses as RBC DS considered necessary or appropriate in the circumstances.

     RBC DS has not, to the best of its knowledge, been denied access by the Company to any information requested by RBC DS. RBC DS' access to Bowater was limited to a review of publicly available information only and verbal due diligence sessions with certain members of Bowater's senior management team. RBC DS was not, to the best of its knowledge, denied any information or access which was requested at such sessions. RBC DS was not provided with detailed financial information or forecasts by Bowater.

ASSUMPTIONS AND LIMITATIONS

     With the Board's approval and as provided for in the Engagement Agreement, RBC DS has relied upon the completeness, accuracy and fair presentation of all of the financial and other information, data, advice, opinions or representations obtained by it from public sources, senior management of the Company, and their consultants and advisors (collectively, the "Information"). The Fairness Opinion is conditional upon such completeness, accuracy and fair presentation of such Information. Subject to the exercise of professional judgment and except as expressly described herein, we have not attempted to verify independently the completeness, accuracy or fair presentation of any of the Information.

     Senior officers of the Company have represented to RBC DS in a certificate delivered as of the date hereof, among other things, that (i) the Information (as defined above) provided verbally by, or in the presence of, an officer of the Company or in writing by the Company or any of its subsidiaries or their respective agents to RBC DS relating to the Company or any of its subsidiaries or to the Arrangement, for the purpose of preparing the Fairness Opinion was, at the date the Information was provided to RBC DS, and is complete, true and correct in all material respects, and did not, and does not, contain any untrue statement of a material fact in respect of the Company, its subsidiaries or the Arrangement, and did not, and does not, omit to state a material fact in respect of the Company, its subsidiaries or the Arrangement necessary to make the Information not misleading in light of the circumstances under which the Information was made or provided; and that (ii) since the dates on which the Information was provided to RBC DS, except as publicly disclosed by the Company, there has been no material change, financial or otherwise, in the financial condition, assets, liabilities (contingent or otherwise), business, operations or prospects of the Company or any of its subsidiaries and no material change has occurred in the Information or any part thereof which would have, or which would reasonably be expected to have, a material effect on the Fairness Opinion.

     In preparing the Fairness Opinion, RBC DS has made several assumptions, including that all of the conditions required to implement the Arrangement will be met and that the disclosure provided or incorporated by reference in the Joint Proxy Statement with respect to the Company, Bowater and their respective subsidiaries and affiliates and the Arrangement is accurate in all material respects.

                         (RBC DOMINION SECURITIES LOGO)

     The Fairness Opinion is rendered on the basis of securities markets, economic, financial and general business conditions prevailing as at the date hereof and the condition and prospects, financial and otherwise, of the Company, Bowater and their respective subsidiaries and affiliates, as they were reflected in the Information and as they have been represented to RBC DS in discussions with management of the Company and Bowater. In its analyses and in preparing the Fairness Opinion, RBC DS made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of RBC DS or any party involved in the Arrangement.

     The Fairness Opinion has been provided for the use of the Board. The Fairness Opinion is given as of the date hereof and RBC DS disclaims any undertaking or obligation to advise any person of any change in any fact or matter affecting the Fairness Opinion which may come or be brought to RBC DS' attention after the date hereof. Without limiting the foregoing, in the event that there is any material change in any fact or matter affecting the Fairness Opinion after the date hereof, RBC DS reserves the right to change, modify or withdraw the Fairness Opinion.

FAIRNESS CONCLUSION

     Based upon and subject to the foregoing, RBC DS is of the opinion that, as of the date hereof, the Arrangement is fair from a financial point of view to the holders of the Common Shares.

Yours very truly,

/s/ RBC DOMINION SECURITIES, INC.
RBC DOMINION SECURITIES INC.

                         (RBC DOMINION SECURITIES LOGO)

                                                                         ANNEX K

                        CANADA BUSINESS CORPORATIONS ACT
                        R.S.C. 1985, C. C-44, AS AMENDED

PART XV -- FUNDAMENTAL CHANGES

     190. (1) Right to dissent -- Subject to sections 191 and 241, a holder of shares of any class of a corporation may dissent if the corporation is subject to an order under paragraph 192(4)(d) that affects the holder or if the corporation resolves to

          (a) amend its articles under section 173 or 174 to add, change or remove any provisions restricting or constraining the issue, transfer or ownership of shares of that class;

          (b) amend its articles under section 173 to add, change or remove any restriction on the business or businesses that the corporation may carry on;

          (c) amalgamate otherwise than under section 184;

          (d) be continued under section 188; or

          (e) sell, lease or exchange all or substantially all its property under subsection 189(3).

     (2) Further right -- A holder of shares of any class or series of shares entitled to vote under section 176 may dissent if the corporation resolves to amend its articles in a manner described in that section.

     (3) Payment for shares -- In addition to any other right he may have, but subject to subsection (26), a shareholder who complies with this section is entitled, when the action approved by the resolution from which he dissents or an order made under subsection 192(4) becomes effective, to be paid by the corporation the fair value of the shares held by him in respect of which he dissents, determined as of the close of business on the day before the resolution was adopted or the order was made.

     (4) No partial dissent -- A dissenting shareholder may only claim under this section with respect to all the shares of a class held by him on behalf on any one beneficial owner and registered in the name of the dissenting shareholder.

     (5) Objection -- A dissenting shareholder shall send to the corporation, at or before any meeting of shareholders at which a resolution referred to in subsection (1) or (2) is to be voted on, a written objection to the resolution, unless the corporation did not give notice to the shareholder of the purpose of the meeting and of his right to dissent.

     (6) Notice of resolution -- The corporation shall, within ten days after the shareholders adopt the resolution, send to each shareholder who has filed the objection referred to in subsection (5) notice that the resolution has been adopted, but such notice is not required to be sent to any shareholder who voted for the resolution or who has withdrawn his objection.

     (7) Demand for payment -- A dissenting shareholder shall, within twenty days after he receives a notice under subsection (6) or, if he does not receive such notice, within twenty days after he learns that the resolution has been adopted, send to the corporation a written notice containing

          (a) his name and address;

          (b) the number and class of shares in respect of which he dissents;
     and

          (c) a demand for payment of the fair value of such shares.

     (8) Share certificate -- A dissenting shareholder shall, within thirty days after sending a notice under subsection (7), send the certificates representing the shares in respect of which he dissents to the corporation or its transfer agent.

     (9) Forfeiture -- A dissenting shareholder who fails to comply with subsection (8) has no right to make a claim under this section.

     (10) Endorsing certificate -- A corporation or its transfer agent shall endorse on any share certificate received under subsection (8) a notice that the holder is a dissenting shareholder under this section and shall forthwith return the share certificates to the dissenting shareholder.

     (11) Suspension of rights -- On sending a notice under subsection (7), a dissenting shareholder ceases to have any rights as a shareholder other than the right to be paid the fair value of his shares as determined under this section except where

          (a) the dissenting shareholder withdraws his notice before the corporation makes an offer under subsection (12),

          (b) the corporation fails to make an offer in accordance with subsection (12) and the dissenting shareholder withdraws his notice, or

          (c) the directors revoke a resolution to amend the articles under subsection 173(2) or 174(5), terminate an amalgamation agreement under subsection 183(6) or an application for continuance under subsection 188(6), or abandon a sale, lease or exchange under subsection 189(9), in which case his rights as a shareholder are reinstated as of the date he sent the notice referred to in subsection (7).

     (12) Offer to pay -- A corporation shall, not later than seven days after the later of the day on which the action approved by the resolution is effective or the day the corporation received the notice referred to in subsection (7), send to each dissenting shareholder who has sent such notice

          (a) a written offer to pay for his shares in an amount considered by the directors of the corporation to be the fair value thereof, accompanied by a statement showing how the fair value was determined; or

          (b) if subsection (26) applies, a notification that it is unable lawfully to pay dissenting shareholders for their shares.

     (13) Same terms -- Every offer made under subsection (12) for shares of the same class or series shall be on the same terms.

     (14) Payment -- Subject to subsection (26), a corporation shall pay for the shares of a dissenting shareholder within ten days after an offer made under subsection (12) has been accepted, but any such offer lapses if the corporation does not receive an acceptance thereof within thirty days after the offer has been made.

     (15) Corporation may apply to court -- Where a corporation fails to make an offer under subsection (12), or if a dissenting shareholder fails to accept an offer, the corporation may, within fifty days after the action approved by the resolution is effective or within such further period as a court may allow, apply to a court to fix a fair value for the shares of any dissenting shareholder.

     (16) Shareholder application to court -- If a corporation fails to apply to a court under subsection (15), a dissenting shareholder may apply to a court for the same purpose within a further period of twenty days or within such further period as a court may allow.

     (17) Venue -- An application under subsection (15) or (16) shall be made to a court having jurisdiction in the place where the corporation has its registered office or in the province where the dissenting shareholder resides if the corporation carries on business in that province.

     (18) No security for costs -- A dissenting shareholder is not required to give security for costs in an application made under subsection (15) or (16).

     (19) Parties -- On an application to a court under subsection (15) or (16),

          (a) all dissenting shareholders whose shares have not been purchased by the corporation shall be joined as parties and are bound by the decision of the court; and

          (b) the corporation shall notify each affected dissenting shareholder of the date, place and consequences of the application and of his right to appear and be heard in person or by counsel.

     (20) Powers of court -- On an application to a court under subsection (15) or (16), the court may determine whether any other person is a dissenting shareholder who should be joined as a party, and the court shall then fix a fair value for the shares of all dissenting shareholders.

     (21) Appraisers -- A court may in its discretion appoint one or more appraisers to assist the court to fix a fair value for the shares of the dissenting shareholders.

     (22) Final order -- The final order of a court shall be rendered against the corporation in favour of each dissenting shareholder and for the amount of his shares as fixed by the court.

     (23) Interest -- A court may in its discretion allow a reasonable rate of interest on the amount payable to each dissenting shareholder from the date the action approved by the resolution is effective until the date of payment.

     (24) Notice that subsection (26) applies -- If subsection (26) applies, the corporation shall, within ten days after the pronouncement of an order under subsection (22), notify each dissenting shareholder that it is unable lawfully to pay dissenting shareholders for their shares.

     (25) Effect where subsection (26) applies -- If subsection (26) applies, a dissenting shareholder, by written notice delivered to the corporation within thirty days after receiving a notice under subsection (24) may

          (a) withdraw his notice of dissent, in which case the corporation is deemed to consent to the withdrawal and the shareholder is reinstated to his full rights as a shareholder; or

          (b) retain a status as claimant against the corporation, to be paid as soon as the corporation is lawfully able to do so or, in a liquidation, to be ranked subordinate to the rights of creditors of the corporation but in priority to its shareholders.

     (26) Limitation -- A corporation shall not make a payment to a dissenting shareholder under this section if there are reasonable grounds for believing that

          (a) the corporation is or would after the payment be unable to pay its liabilities as they become due; or

          (b) the realizable value of the corporation's assets would thereby be less than the aggregate of its liabilities.

                                                                       APPENDIX

                              BOWATER INCORPORATED

 PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR SPECIAL MEETING TO BE
                               HELD JULY 21, 1998

   The undersigned appoints David G. Maffucci and Wendy C. Shiba, or any one of them, each with full power of substitution, as proxies for the undersigned, to vote as designated below, all of the shares of common stock of Bowater Incorporated held of record by the undersigned on June 8, 1998, at the special meeting of shareholders to be held July 21, 1998, and any adjournment thereof, and in their discretion, to vote upon any other matters that may properly come before the special meeting and any postponement or adjournment thereof.

   Issuance of shares of common stock of Bowater in accordance with the Amended and Restated Arrangement Agreement and the transactions related thereto.

                                             If you have Comments or a Change of
                                             Address, mark here [ ]

                                             -----------------------------------

                                             -----------------------------------

                                             -----------------------------------

                                             -----------------------------------

                                             (If you have written in the above
                                             space, please mark the
                                             corresponding box on the reverse
                                             side of this card.)

    You are encouraged to specify your choices by marking the appropriate boxes, SEE REVERSE SIDE, but you need not mark any boxes if you wish to vote in accordance with the Company's recommendation. The Proxy Committee cannot vote your shares unless you sign and return this card.
                               (See reverse side)

    This proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, the proxy will be voted FOR Proposal 1, and proxyholders will vote, in their discretion, upon such other business as may properly come before the special meeting and any postponement or adjournment thereof.

1.  ISSUANCE OF SHARES

     [ ]  FOR                    [ ]  AGAINST                    [ ]  ABSTAIN

2. At their discretion upon such other matters as may properly come before the special meeting and any postponement or adjournment thereof.

                                             If your address has changed or if
                                             you have comments, mark here  [ ]

                                             Please mark any comments or change
                                             of address on reverse side.

                                             Dated:                       , 1998
                                                ---------------------------
                                               (Please be sure to insert date)

                                             Signed:
                                                --------------------------------

                                             (Signature should conform exactly
                                             to name shown on this proxy.
                                             Executors, administrators,
                                             guardians, trustees, attorneys and
                                             officers signing for corporations
                                             should give full title).

                                                   Vote MUST be indicated

                                                 (x) in Black or Blue ink.  [ ]

Sign, Date and Return the Proxy Card Promptly Using the Enclosed Envelope.